UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Twenty-First Century Fox, Inc.

(Name of Registrant as Specified In Its Charter)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

May 30, 2018

Dear Stockholders of The Walt Disney Company and Twenty-First Century Fox, Inc.:

The Walt Disney Company, which we refer to as Disney, and Twenty-First Century Fox, Inc., which we refer to as 21CF, have entered into an Agreement and Plan of Merger, dated as of December 13, 2017, which we refer to as the combination merger agreement. Pursuant to the terms of the combination merger agreement, following the distribution (as defined below), TWC Merger Enterprises 2 Corp., a Delaware corporation and wholly owned subsidiary of Disney, will be merged with and into 21CF, which we refer to as the initial merger, and 21CF will continue as the surviving corporation in the initial merger and a wholly owned subsidiary of Disney.

Prior to the completion of the initial merger, 21CF and a newly-formed subsidiary of 21CF, which we refer to as New Fox, will enter into a separation agreement, which we refer to as the separation agreement, pursuant to which 21CF will, among other things, engage in an internal restructuring, which we refer to as the separation, whereby it will transfer to New Fox a portfolio of 21CF’s news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network, and certain other assets, and New Fox will assume from 21CF certain liabilities associated with such businesses. 21CF will retain all assets and liabilities not transferred to New Fox, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. Following the separation and prior to the completion of the initial merger, 21CF will distribute all of the issued and outstanding common stock of New Fox to 21CF stockholders (other than holders that are subsidiaries of 21CF) on a pro rata basis, which we refer to as the distribution, in accordance with terms set forth in the Distribution Agreement and Plan of Merger, dated as of May 7, 2018, by and between 21CF and 21CF Distribution Merger Sub, Inc., which we refer to as the distribution merger agreement. Prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment, as described in the following paragraph.

If the transactions are completed, each issued and outstanding share of 21CF class A common stock, par value $0.01 per share, and 21CF class B common stock, par value $0.01 per share (other than shares held by subsidiaries of 21CF, which we refer to as the hook stock shares) will be exchanged automatically for 0.2745 shares of Disney common stock, par value $0.01 per share. The exchange ratio may be subject to an adjustment based on the final estimate of certain tax liabilities arising from the separation and distribution and other transactions contemplated by the combination merger agreement. We refer to such adjustment as the exchange ratio adjustment. The initial exchange ratio in the combination merger agreement of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion for the transaction tax (as defined in the accompanying joint proxy statement/prospectus), and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion. As described in the accompanying joint proxy statement/prospectus under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation”, it is likely that the final estimate of the tax liabilities taken into account will differ materially from the amount estimated for purposes of setting the initial exchange ratio. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. Because of the exchange ratio adjustment, the number of shares of Disney common stock that 21CF stockholders will receive in the initial merger cannot be determined until immediately prior to completion of the initial merger. See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of the accompanying joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

Each hook stock share will be exchanged automatically for a fraction of a share of Disney series B convertible preferred stock, par value $0.01 per share, equal to the exchange ratio (after giving effect to the exchange ratio adjustment) divided by 10,000 or, if the Disney board so elects in its sole discretion, a number of shares of Disney common stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment).

Based on the closing price of Disney common stock of $107.61 on December 13, 2017, the last trading day before public announcement of the combination merger agreement, and assuming that there would be no exchange ratio adjustment, the merger consideration represented an implied value of $29.54 per share of 21CF common stock. Based on the closing price of Disney common stock of $102.20 on May 25, 2018, the latest practicable date before the printing of this joint proxy statement/prospectus and assuming that there would be no exchange ratio adjustment, the merger consideration represented an implied value of $28.05 per share of 21CF common stock. The implied value of the merger consideration will fluctuate with the market price of Disney common stock. 21CF class A common stock and 21CF class B common stock are currently traded on the Nasdaq Global Select Market under the symbol “FOXA” and “FOX,” respectively, and Disney common stock is currently traded on the New York Stock Exchange under the symbol “DIS.” We encourage you to obtain current market quotes for 21CF common stock and Disney common stock before you determine how to vote on the proposals set forth in this joint proxy statement/prospectus.

At the special meeting of Disney stockholders, Disney stockholders will be asked to consider and vote on the following matters:

•	a proposal to approve the issuance of Disney common stock and, if applicable, Disney series B convertible preferred stock, which we refer to collectively as Disney stock, to 21CF stockholders in connection with the initial merger, which we refer to as the share issuance proposal;

•	a proposal to approve amendments to the Restated Certificate of Incorporation of Disney, which we refer to as the Disney charter, to provide, among other things, that shares of Disney common stock held by subsidiaries of Disney will not be entitled to receive dividends that are declared on the Disney common stock (other than certain dividends in shares of Disney common stock or other equity securities), which we refer to as the Disney charter amendment proposal; and

•	a proposal to adjourn the Disney special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, which we refer to as the Disney adjournment proposal.

Approval of the share issuance proposal and the Disney adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Disney common stock present in person or represented by proxy at the Disney special meeting and entitled to vote thereon. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions. Approval of the Disney charter amendment proposal requires the affirmative vote of holders of a majority of the shares of Disney common stock entitled to vote thereon.

At the special meeting of 21CF stockholders, 21CF stockholders will be asked to consider and vote on the following matters:

•	a proposal to adopt the combination merger agreement, which we refer to as the combination merger proposal;

•	a proposal to adopt the distribution merger agreement, which we refer to as the distribution merger proposal;

•	a proposal to approve an amendment to the Restated Certificate of Incorporation of 21CF, which we refer to as the 21CF charter, to provide that the hook stock shares will not receive any shares of New Fox common stock in connection with the distribution, which we refer to as the hook stock charter amendment proposal;

•	a proposal to approve an amendment to the 21CF charter to provide for a subdivision of the issued and outstanding shares of 21CF common stock such that the total number of shares of 21CF common stock issued and outstanding immediately after such subdivision is equal to the stock split multiple (as defined in the accompanying joint proxy statement/prospectus under “The Transactions—Overview of the Transactions—Stock Split and Distribution”) multiplied by the total number of shares of 21CF common stock issued and outstanding immediately prior to such subdivision, which we refer to as the stock split charter amendment proposal, and, together with the hook stock charter amendment proposal, the 21CF charter amendment proposals;

•	a proposal to adjourn the 21CF special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the combination merger proposal, the distribution merger proposal or the 21CF charter amendment proposals, which we refer to as the 21CF adjournment proposal; and

•	a non-binding, advisory proposal to approve the compensation that may become payable to 21CF’s named executive officers in connection with the transactions, which we refer to as the compensation proposal.

Approval of the combination merger proposal and the distribution merger proposal require the affirmative vote of holders of a majority of the outstanding shares of 21CF class A common stock and 21CF class B common stock entitled to vote thereon, voting together as a single class. Approval of the 21CF charter amendment proposals requires the affirmative vote of holders of a majority of the outstanding shares of 21CF class B common stock entitled to vote thereon. Approval of the 21CF adjournment proposal and the compensation proposal require the affirmative vote of a majority of the votes cast thereon by holders of 21CF class B common stock entitled to vote thereon. Holders of 21CF class A common stock are not entitled to vote on the 21CF charter amendment proposals, the 21CF adjournment proposal or the compensation proposal.

The transactions cannot be completed unless Disney stockholders approve the share issuance proposal and 21CF stockholders approve the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals. Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the 21CF special meeting or the Disney special meeting, as applicable, in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy or voting instruction card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the 21CF special meeting or Disney special meeting, as applicable, to ensure that your shares will be represented at the 21CF special meeting or the Disney special meeting, as applicable, if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

After careful consideration, the Disney board of directors unanimously approved the combination merger agreement and the issuance of shares of Disney stock to 21CF stockholders in connection with the initial merger and determined that the combination merger agreement and the transactions contemplated thereby, including the initial merger and the issuance of shares of Disney stock to 21CF stockholders pursuant to the initial merger, and the Disney charter amendment, are advisable and in the best interests of Disney and its stockholders. The Disney board of directors accordingly unanimously recommends that Disney stockholders vote “FOR” each of the share issuance proposal, the Disney charter amendment proposal and the Disney adjournment proposal. In considering the recommendation of the Disney board of directors, you should be aware that directors and executive officers of Disney have certain interests in the transactions that may be different from, or in addition to, the interests of Disney stockholders generally. See the section entitled “Interests of Disney’s Directors and Executive Officers in the Transaction” beginning on page 205 of the accompanying joint proxy statement/prospectus for a more detailed description of these interests.

After careful consideration, the 21CF board of directors, by unanimous vote of those present, approved the combination merger agreement and the distribution merger agreement and determined that the transactions contemplated thereby, including the initial merger, the 21CF charter amendments and the distribution, are advisable, fair to and in the best interests of 21CF and its stockholders. The 21CF board of directors accordingly recommends that 21CF stockholders vote “FOR” each of the combination merger proposal, the distribution merger proposal, the 21CF charter amendment proposals, the 21CF adjournment proposal and the compensation proposal. In considering the recommendation of the 21CF board of directors, you should be aware that directors and executive officers of 21CF have certain interests in the transactions that may be different from, or in addition to, the interests of 21CF stockholders generally. See the sections entitled “Non-Binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” beginning on page 272 of the accompanying joint proxy statement/prospectus and “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of the accompanying joint proxy statement/prospectus for a more detailed description of these interests.

We urge you to read carefully and in its entirety the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 61 of the accompanying joint proxy statement/prospectus.

On behalf of the boards of directors of 21CF and Disney, thank you for your consideration and continued support.

Sincerely,

Rupert Murdoch	Robert A. Iger
Executive Chairman	Chairman and Chief Executive Officer
Twenty-First Century Fox, Inc.	The Walt Disney Company

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE INITIAL MERGER UNDER THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying joint proxy statement/prospectus is dated May 30, 2018 and is first being mailed to 21CF and Disney stockholders on or about June 1, 2018.

THE WALT DISNEY COMPANY

500 SOUTH BUENA VISTA STREET

BURBANK, CALIFORNIA 91521

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders of The Walt Disney Company:

You are cordially invited to attend a special meeting of The Walt Disney Company (“Disney”) stockholders. The special meeting will be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New Amsterdam Theatre, 214 West 42nd Street, New York, NY 10036, to consider and vote on the following matters:

1.	a proposal to approve the issuance of Disney common stock, par value $0.01 per share, and, if applicable, Disney series B convertible preferred stock, par value $0.01 per share, to stockholders of Twenty-First Century Fox, Inc. (“21CF”) contemplated by the Agreement and Plan of Merger, dated as of December 13, 2017, as amended as of May 7, 2018 and as may be amended from time to time, by and among 21CF, a Delaware corporation, Disney, a Delaware corporation, TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Disney, and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Disney, a copy of which is attached as Annex A, and an amendment to which is attached as Annex B, to the accompanying joint proxy statement/prospectus (referred to as the “share issuance proposal”);

2.	a proposal to approve certain amendments to the Restated Certificate of Incorporation of Disney (referred to as the “Disney charter”) as described in the accompanying joint proxy statement/prospectus and the certificate of amendment to the Disney charter, a copy of which is attached as Annex F to the accompanying joint proxy statement/prospectus (referred to as the “Disney charter amendment proposal”); and

3.	a proposal to approve adjournments of the Disney special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Disney special meeting to approve the share issuance proposal (referred to as the “Disney adjournment proposal”).

The record date for the Disney special meeting is May 29, 2018. Only stockholders of record of Disney as of the close of business on May 29, 2018, which we refer to as the Disney record date, are entitled to notice of, and to vote at, the Disney special meeting. The acquisition of 21CF cannot be completed unless the holders of a majority of the shares of Disney common stock present in person or represented by proxy at the Disney special meeting and entitled to vote at the meeting approve the share issuance proposal. Your vote is very important, regardless of the number of shares of Disney common stock that you own.

The Disney board of directors unanimously recommends that you vote “FOR” each of the share issuance proposal, the Disney charter amendment proposal and the Disney adjournment proposal. In considering the recommendation of the Disney board of directors, you should be aware that directors and executive officers of Disney have certain interests in the transactions that may be different from, or in addition to, the interests of Disney stockholders generally. See the section entitled “Interests of Disney’s Directors and Executive Officers in the Transaction” beginning on page 205 of the accompanying joint proxy statement/prospectus for a more detailed description of these interests.

EVEN IF YOU PLAN TO ATTEND THE DISNEY SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE

DISNEY SPECIAL MEETING TO ENSURE THAT YOUR SHARES OF DISNEY COMMON STOCK WILL BE REPRESENTED AT THE DISNEY SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE TO VOTE YOUR SHARES. IF YOU ATTEND THE DISNEY SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Alan N. Braverman
Senior Executive Vice President, General Counsel and Secretary

Burbank, CA

Dated: May 30, 2018

TWENTY-FIRST CENTURY FOX, INC. 1211 Avenue of the Americas New York, New York 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders of Twenty-First Century Fox, Inc.:

You are cordially invited to attend a special meeting of Twenty-First Century Fox, Inc. (“21CF”) stockholders. The special meeting will be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019, to consider and vote on the following matters:

1.	a proposal to adopt the Agreement and Plan of Merger, dated as of December 13, 2017, as amended as of May 7, 2018 and as may be amended from time to time, by and among 21CF, a Delaware corporation, The Walt Disney Company (“Disney”), a Delaware corporation, TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Disney, and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Disney, a copy of which is attached as Annex A, and an amendment to which is attached as Annex B, to the accompanying joint proxy statement/prospectus (referred to as the “combination merger proposal”);

2.	a proposal to adopt the Distribution Agreement and Plan of Merger, dated as of May 7, 2018, as it may be amended from time to time, by and between 21CF, a Delaware corporation, and 21CF Distribution Merger Sub, Inc., a Delaware corporation, a copy of which is attached as Annex C to the accompanying joint proxy statement/prospectus (referred to as the “distribution merger proposal”);

3.	a proposal to approve an amendment to the Restated Certificate of Incorporation of 21CF (referred to as the “21CF charter”) with respect to the hook stock shares as described in the accompanying joint proxy statement/prospectus and the certificate of amendment to the 21CF charter, a copy of which is attached as Annex E to the accompanying joint proxy statement/prospectus (referred to as the “hook stock charter amendment proposal”);

4.	a proposal to approve an amendment to the 21CF charter with respect to the subdivision of the issued and outstanding shares of 21CF as described in the accompanying joint proxy statement/prospectus and the certificate of amendment to the 21CF charter, a copy of which is attached as Annex E to the accompanying joint proxy statement/prospectus (referred to as the “stock split charter amendment proposal” and, together with the hook stock charter amendment proposal, the “21CF charter amendment proposals”);

5.	a proposal to approve adjournments of the 21CF special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the 21CF special meeting to approve the combination merger proposal, the distribution merger proposal or the 21CF charter amendment proposals (referred to as the “21CF adjournment proposal”); and

6.	a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to 21CF’s named executive officers in connection with the transactions and the agreements and understandings pursuant to which such compensation may be paid or become payable (referred to as the “compensation proposal”).

The record date for the 21CF special meeting is May 29, 2018. Only stockholders of record of 21CF as of the close of business on May 29, 2018, which we refer to as the 21CF record date, are entitled to notice of, and to vote at, the 21CF special meeting. Approval of the combination merger proposal and the distribution merger proposal require the affirmative vote of holders of a majority of the outstanding shares of 21CF class A common stock, par value $0.01 per share (referred to as “21CF class A common stock”), and 21CF class B common stock, par value $0.01 per share (referred to as “21CF class B common stock”; holders of 21CF class A common stock and 21CF class B common stock referred to as the “21CF stockholders”), entitled to vote thereon, voting together as a single class. Approval of the 21CF charter amendment proposals requires the affirmative vote of holders of a majority of the outstanding shares of 21CF class B common stock entitled to vote thereon. Approval of the 21CF adjournment proposal and the compensation proposal require the affirmative vote of a majority of the votes cast thereon by holders of 21CF class B common stock entitled to vote thereon. Holders of 21CF class A common stock are not entitled to vote on the 21CF charter amendment proposals, the 21CF adjournment proposal or the compensation proposal. The merger with Disney and the separation of certain 21CF assets into a new, publicly-traded traded company, the stock of which will be distributed to 21CF stockholders on a pro rata basis, cannot be completed unless 21CF stockholders, voting together as a single class, approve the combination merger proposal and the distribution merger proposal and the holders of 21CF class B common stock approve the 21CF charter amendment proposals. Your vote is very important, regardless of the number of shares of 21CF common stock that you own.

The 21CF board of directors recommends, by unanimous vote of those directors present, that 21CF stockholders vote “FOR” each of the combination merger proposal, the distribution merger proposal, the 21CF charter amendment proposals, the 21CF adjournment proposal and the compensation proposal. In considering the recommendation of the 21CF board of directors, you should be aware that directors and executive officers of 21CF have certain interests in the transactions that may be different from, or in addition to, the interests of 21CF stockholders generally. See the sections entitled “Non-Binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” beginning on page 272 of the accompanying joint proxy statement/prospectus and “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of the accompanying joint proxy statement/prospectus for a more detailed description of these interests.

EVEN IF YOU PLAN TO ATTEND THE 21CF SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE 21CF SPECIAL MEETING TO ENSURE THAT YOUR SHARES OF 21CF COMMON STOCK WILL BE REPRESENTED AT THE 21CF SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE TO VOTE YOUR SHARES. IF YOU ATTEND THE 21CF SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Laura A. Cleveland
Vice President and Corporate Secretary

New York, New York

Dated: May 30, 2018

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Twenty-First Century Fox, Inc., which we refer to as 21CF, and The Walt Disney Company, which we refer to as Disney, from other documents that 21CF and Disney have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and that are contained in or incorporated by reference into this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning 21CF, without charge, by written or telephonic request directed to 21CF’s proxy solicitor, Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, Telephone (877) 274-8654

You may also request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Disney, without charge, by written or telephonic request directed to Disney’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, banks and brokers call collect: (212) 750-5833, stockholders call toll free: (877) 717-3923.

In order for you to receive timely delivery of the documents in advance of the special meeting of 21CF stockholders or Disney stockholders, as applicable, you must request the information no later than five business days prior to the date of the applicable special meeting (i.e., by July 2, 2018).

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Disney (File No. 333-224335), constitutes a prospectus of Disney under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock, par value $0.01 per share, of Disney, which we refer to as Disney common stock, to be issued to 21CF stockholders pursuant to the Agreement and Plan of Merger, dated as of December 13, 2017, by and among 21CF, Disney, TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC, as it may be amended from time to time, which we refer to as the combination merger agreement. This document also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of 21CF stockholders and a notice of meeting with respect to the special meeting of Disney stockholders.

Disney has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Disney, TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC, and 21CF has supplied all such information relating to 21CF, New Fox, Inc. and 21CF Distribution Merger Sub, Inc.

Disney and 21CF have not authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, this joint proxy statement/prospectus. Disney and 21CF take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated May 30, 2018, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this

i

joint proxy statement/prospectus to Disney stockholders or 21CF stockholders, nor the issuance by Disney of shares of its common stock pursuant to the combination merger agreement will create any implication to the contrary.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“21CF” means Twenty-First Century Fox, Inc., a Delaware corporation;

•	“21CF adjournment proposal” means the proposal to adjourn the 21CF special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the combination merger proposal, the distribution merger proposal or the 21CF charter amendment proposals;

•	“21CF charter” means the Restated Certificate of Incorporation of 21CF;

•	“21CF charter amendment proposals” means the hook stock charter amendment proposal together with the stock split charter amendment proposal;

•	“21CF common stock” means the 21CF class A common stock and the 21CF class B common stock;

•	“21CF class A common stock” means the class A common stock, par value $0.01 per share, of 21CF;

•	“21CF class B common stock” means the class B common stock, par value $0.01 per share, of 21CF;

•	“combination merger agreement” means the Agreement and Plan of Merger, dated as of December 13, 2017, by among 21CF, Disney, Corporate Sub and LLC Sub, as amended as of May 7, 2018, and as may be amended from time to time, a copy of which is attached as Annex A, and an amendment to which is attached as Annex B, to this joint proxy statement/prospectus;

•	“combination merger proposal” means the proposal that 21CF stockholders adopt the combination merger agreement;

•	“compensation proposal” means the non-binding, advisory proposal to approve the compensation that may become payable to 21CF’s named executive officers in connection with the transactions;

•	“Corporate Sub” means TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Disney;

•	“Disney” means The Walt Disney Company, a Delaware corporation;

•	“Disney adjournment proposal” means the proposal to adjourn the Disney special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal;

•	“Disney charter amendment proposal” means the proposal that Disney stockholders approve amendments to the Disney charter, to provide, among other things, that shares of Disney common stock held by subsidiaries of Disney will not be entitled to receive dividends that are declared on the Disney common stock (other than certain dividends in shares of Disney common stock or other equity securities);

•	“Disney common stock” means the common stock, par value $0.01 per share, of Disney;

•	“Disney series B convertible preferred stock” means the series B convertible preferred stock, par value $0.01 per share, of Disney;

•	“Disney stock” means the Disney common stock and the Disney series B convertible preferred stock;

•	“distribution” means the distribution of all of the issued and outstanding common stock of New Fox to 21CF stockholders (other than holders that are subsidiaries of 21CF) on a pro rata basis pursuant to the distribution merger;

•	“distribution merger” means the merger of Distribution Sub with and into 21CF, with 21CF surviving the merger;

•	“distribution merger agreement” means the Distribution Agreement and Plan of Merger, dated as of May 7, 2018, by and between 21CF and 21CF Distribution Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of 21CF, as it may be amended from time to time, a copy of which is attached as Annex C to this joint proxy statement/prospectus;

•	“distribution merger proposal” means the proposal that 21CF stockholders adopt the distribution merger agreement;

•	“Distribution Sub” means 21CF Distribution Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of 21CF;

•	“hook stock charter amendment proposal” means the proposal that 21CF stockholders approve an amendment to the 21CF charter to provide that the hook stock shares will not receive any shares of New Fox common stock in connection with the distribution;

•	“hook stock shares” means the shares of 21CF common stock held by subsidiaries of 21CF;

•	“initial merger” means the merger of Corporate Sub with and into 21CF, with 21CF surviving the merger and becoming a wholly owned subsidiary of Disney;

•	“LLC Sub” means TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Disney;

•	“Merger Subs” means Corporate Sub together with LLC Sub;

•	“mergers” means the initial merger together with the subsequent merger;

•	“New Fox” means New Fox, Inc., a Delaware corporation that is and, at all times prior to the distribution, will be a wholly owned subsidiary of 21CF;

•	“New Fox business” means (1) 21CF’s “Television” segment (as described in 21CF’s June 30, 2017 Annual Report on Form 10-K), (2) the Fox News Channel, Fox Business Network, Big Ten Network and 21CF’s domestic national sports networks (including FS1, FS2, Fox Soccer 2Go, Fox Soccer Plus, Fox Deportes) and (3) HTS and Fox College Properties, including in each case any reasonable extensions thereof prior to the time of the separation;

•	“New Fox class A common stock” means the class A common stock, par value $0.01 per share, of New Fox;

•	“New Fox class B common stock” means the class B common stock, par value $0.01 per share, of New Fox;

•	“New Fox subsidiaries” means New Fox’s subsidiaries as designated in good faith by 21CF after consulting with Disney prior to the distribution taking into consideration the business conducted by such subsidiaries and the separation principles;

•	“RemainCo” means 21CF after giving effect to the separation and the distribution;

•	“retained business” means 21CF and its subsidiaries and the respective businesses thereof, other than the New Fox business;

•	“retained subsidiaries” means the subsidiaries of 21CF, other than New Fox and the New Fox subsidiaries;

•	“separation” means the internal restructuring whereby 21CF will transfer the New Fox business to New Fox and New Fox will assume from 21CF certain liabilities associated with the New Fox business;

•	“share issuance proposal” means the proposal that Disney stockholders approve the issuance of Disney stock to 21CF stockholders in connection with the initial merger;

•	“stock split charter amendment proposal” means the proposal that 21CF stockholders approve an amendment to the 21CF charter to provide for a subdivision of the issued and outstanding shares of 21CF common stock such that the total number of shares of 21CF common stock issued and outstanding immediately after such subdivision is equal to the stock split multiple (as defined in the section entitled “The Transactions—Overview of the Transactions—Stock Split and Distribution”) multiplied by the total number of shares of 21CF common stock issued and outstanding immediately prior to such subdivision;

•	“subsequent merger” means the merger of 21CF with and into LLC Sub, with LLC Sub surviving the merger and becoming a wholly owned subsidiary of Disney; and

•	“transactions” means the transactions contemplated by the combination merger agreement and the other transaction documents, including the separation, the distribution and the mergers.

v

Annex A	Agreement and Plan of Merger, dated as of December 13, 2017, by and among Twenty-First Century Fox, Inc., The Walt Disney Company, TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC	A-1
Annex B	Amendment No. 1, dated as of May 7, 2018, to the Agreement and Plan of Merger, dated as of December 13, 2017, by and among Twenty-First Century Fox, Inc., The Walt Disney Company, TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC	B-1
Annex C	Distribution Agreement and Plan of Merger, dated as of May 7, 2018, by and between Twenty-First Century Fox, Inc., and 21CF Distribution Merger Sub, Inc.	C-1
Annex D	Voting Agreement, dated as of December 13, 2017, by and among the Murdoch Family Trust, Cruden Financial Services LLC and Disney	D-1
Annex E	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Twenty-First Century Fox, Inc.	E-1
Annex F	Certificate of Amendment to Amended and Restated Certificate of Incorporation of The Walt Disney Company	F-1
Annex G	Opinion of Goldman, Sachs & Co. LLC	G-1
Annex H	Opinion of Guggenheim Securities, LLC	H-1
Annex I	Opinion of J.P. Morgan Securities LLC	I-1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETINGS

The following questions and answers are intended to briefly address some commonly asked questions regarding the transactions, and matters to be addressed at the special meetings. These questions and answers may not address all questions that may be important to Disney stockholders and 21CF stockholders. Please refer to the section entitled “Summary” beginning on page 19 of this joint proxy statement/prospectus and the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents referred to in this joint proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Q:	What are the proposed transactions?

A:	Disney and 21CF have agreed to a merger under the terms of the combination merger agreement that are described in this joint proxy statement/prospectus. If the requisite stockholder approvals are obtained and the other conditions to closing under the combination merger agreement are satisfied or waived, the transactions will be effected as follows:

•	On the date that is as soon as reasonably practicable, and in no event later than the third business day, after the day on which the last of the conditions to the closing of the transactions is satisfied or waived (other than those conditions that by their nature must be satisfied or waived at the closing of the transactions, but subject to the fulfillment or waiver of such conditions), 21CF will cause to become effective certain amendments to the 21CF charter for purposes of ensuring that Disney does not acquire any interest in New Fox as a result of the distribution and the mergers, which amendments will provide:

•	that the hook stock shares will not receive any shares of New Fox common stock in connection with the distribution; and

•	for a subdivision of the issued and outstanding shares of 21CF common stock, which we refer to as the stock split (as described in further detail in the section entitled “The Transactions – Overview of the Transactions – Stock Split and Distribution” beginning on page 89 of this joint proxy statement/prospectus).

•	Immediately following the effectiveness of the 21CF charter amendments, 21CF will complete an internal restructuring, which we refer to as the separation, pursuant to a separation agreement between 21CF and New Fox, which we refer to as the separation agreement, whereby it will transfer to New Fox a portfolio of 21CF’s news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network and certain other assets, and New Fox will assume from 21CF certain liabilities associated with such businesses. 21CF will retain all assets and liabilities not transferred to New Fox, including the Twentieth Century Fox film and television studios and certain cable and international television businesses.

•	On the day the separation is completed, following the separation but prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment described below.

•	On the day the separation is completed, at 8:00 a.m. (New York City time), 21CF will distribute all of the issued and outstanding common stock of New Fox to 21CF stockholders (other than holders that are subsidiaries of 21CF) on a pro rata basis in accordance with terms set forth in the distribution merger agreement. Upon completion of the distribution, New Fox will be a standalone, publicly traded company.

•

At 12:01 a.m. (New York City time) on the date immediately following the distribution, Corporate Sub will merge with and into 21CF in the initial merger, and 21CF will continue as the surviving corporation, which we refer to as the initial surviving corporation, and become a wholly owned subsidiary of Disney. Each share of 21CF common stock issued and outstanding immediately prior to the completion of the initial merger (other than the hook stock shares) will be exchanged for a number of shares of Disney common stock equal to the exchange ratio (as defined below). Following the first effective time, 21CF common stock will be delisted from the Nasdaq Global Select Market, which we refer to as Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

•	Immediately after the effective time of the initial merger, the initial surviving corporation will merge with and into LLC Sub, and LLC Sub will continue as the surviving entity, which we refer to as the final surviving entity.

•	At the open of business on the business day immediately following the date of the distribution, if the final estimate of the transaction tax is lower than $8.5 billion, Disney will make a cash payment to New Fox, which we refer to as the cash payment, which cash payment will be the amount obtained by subtracting the amount of the transaction tax from $8.5 billion, up to a maximum cash payment of $2 billion.

Q:	What will 21CF stockholders receive if the initial merger is completed?

A:	If the initial merger is completed, each share of 21CF common stock issued and outstanding immediately prior to the completion of the initial merger (other than the hook stock shares) will be exchanged for a number of shares of Disney common stock equal to an exchange ratio set forth in the combination merger agreement and defined below, which we refer to as the exchange ratio. Following the separation, upon consummation of the distribution and prior to the completion of the initial merger, 21CF will distribute all of the issued and outstanding common stock of New Fox to the holders of the outstanding shares of 21CF common stock (other than holders of the hook stock shares) on a pro rata basis in accordance with terms set forth in the distribution merger agreement. See the section entitled “The Transactions—Overview of the Transactions—Stock Split and Distribution” beginning on page 89 of this joint proxy statement/prospectus.

Each hook stock share will be exchanged for a fraction of a share of Disney series B convertible preferred stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment) divided by 10,000 or, if the Disney board, at any time prior to the closing of the initial merger, so elects in its sole discretion, a number of shares of Disney common stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment). See the sections entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” and “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 165 and page 184, respectively, of this joint proxy statement/prospectus. The hook stock shares will participate in the subdivision of 21CF common stock but will not participate in the distribution of New Fox common stock.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Disney is holding a special meeting of its stockholders to ask its stockholders to consider and vote on (i) the share issuance proposal, (ii) the Disney charter amendment proposal and (iii) the Disney adjournment proposal.

21CF is holding a special meeting of its stockholders to ask its stockholders to consider and vote on (i) the combination merger proposal, (ii) the distribution merger proposal, (iii) the hook stock charter amendment proposal, (iv) the stock split charter amendment proposal, (v) the 21CF adjournment proposal and (vi) the compensation proposal.

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Disney, constitutes a prospectus of Disney for the shares of Disney common stock to be issued to 21CF stockholders under the combination merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Disney and 21CF. It also constitutes a notice of meeting for the Disney special meeting and a notice of meeting for the 21CF special meeting. This joint proxy statement/

prospectus, including its annexes, contains important information about the transactions and the special meetings. Disney stockholders and 21CF stockholders should read this information carefully and in its entirety. The enclosed voting materials allow Disney stockholders and 21CF stockholders to vote their shares without attending the applicable special meeting in person.

Q:	Does my vote matter?

A:	Yes. The transactions cannot be completed unless Disney stockholders approve the share issuance proposal and 21CF stockholders approve the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals. Approval of the Disney charter amendment proposal is not a condition to completion of the transactions. However, it may be more difficult to satisfy certain conditions to the completion of the transactions if the Disney charter amendment proposal is not approved. For more information, see the section entitled “Information About the Disney Special Meeting—Time, Place and Purpose of the Disney Special Meeting” beginning on page 82 of this joint proxy statement/prospectus.

If holders of shares of Disney common stock are present at the Disney special meeting but do not vote for, or vote to abstain on, the share issuance proposal, this will have the same effect as a vote “AGAINST” the share issuance proposal. If holders of Disney common stock fail to submit a valid proxy or vote in person at the Disney special meeting, or do not provide their bank, brokerage firm or other nominee with instructions, as applicable, this will not have an effect on the vote to approve the share issuance proposal. The board of directors of Disney, which we refer to as the Disney board, recommends that Disney stockholders vote “FOR” the approval of the share issuance proposal. Because the affirmative vote required to approve the Disney charter amendment proposal is based on the total number of outstanding Disney common stock, if you hold shares of Disney common stock and you fail to submit a valid proxy or vote in person at the Disney special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the Disney charter amendment proposal.

If holders of shares of 21CF common stock fail to submit a valid proxy or vote in person at the 21CF special meeting, or vote to abstain, or do not provide their bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the combination merger proposal and the distribution merger proposal. In addition, if holders of shares of 21CF class B common stock fail to submit a valid proxy or vote in person at the 21CF special meeting, or vote to abstain, or do not provide their bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the 21CF charter amendment proposals. Holders of shares of 21CF class A common stock are not entitled to vote on the 21CF charter amendment proposals. The board of directors of 21CF, which we refer to as the 21CF board, recommends that 21CF stockholders vote “FOR” the approval of the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals.

Q:	What is the vote required to approve each proposal at the Disney special meeting?

A:	Approval of the share issuance proposal and the Disney adjournment proposal require the affirmative vote of holders of a majority of the shares of Disney common stock present in person or represented by proxy at the Disney special meeting and entitled to vote at the meeting. If your shares of Disney common stock are present at the Disney special meeting but are not voted on the share issuance proposal or the Disney adjournment proposal, or if you vote to abstain on the share issuance proposal or the Disney adjournment proposal, each will have the effect of a vote “AGAINST” the share issuance proposal and the Disney adjournment proposal, as applicable. If you fail to submit a valid proxy and to attend the Disney special meeting or if your shares of Disney common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Disney common stock, your shares of Disney common stock will not be voted, but this will not have an effect on the vote to approve the share issuance proposal or the Disney adjournment proposal.

Approval of the Disney charter amendment proposal requires the affirmative vote of holders of a majority of the shares of Disney common stock entitled to vote at the meeting. Because the affirmative vote required to approve the Disney charter amendment proposal is based on the total number of outstanding Disney common stock, if you hold shares of Disney common stock and you fail to submit a valid proxy or vote in person at the Disney special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the Disney charter amendment proposal.

If you participate in the Disney Savings and Investment Plan or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of shares of Disney common stock you hold in the plan as of the record date for the Disney special meeting, which we refer to as the Disney record date. You may provide voting instructions to Fidelity Management Trust Company by voting online or by completing and returning a proxy card if you received one. If you hold shares of Disney common stock other than through these plans and you vote electronically, voting instructions you give with respect to your other shares of Disney common stock will be applied to Disney stock credited to your accounts in a savings and investment plan unless you request a separate control number with respect to each account. To receive separate control numbers, please call 1-855-449-0994. The trustee will vote your shares of Disney common stock in accordance with your duly executed instructions received by July 5, 2018. If you do not send instructions, an independent fiduciary has been selected to determine how to vote all shares for which the trustee does not receive valid and timely instructions from participants. You may revoke previously given voting instructions by July 5, 2018, by either revising your instructions online or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

See the section entitled “Information About the Disney Special Meeting—Vote Required” beginning on page 83 of this joint proxy statement/prospectus.

Q:	What is the vote required to approve each proposal at the 21CF special meeting?

A:	Approval of the combination merger proposal and the distribution merger proposal require the affirmative vote of holders of a majority of the outstanding shares of 21CF class A common stock and 21CF class B common stock entitled to vote thereon, voting together as a single class. Because the affirmative votes required to approve the combination merger proposal and the distribution merger proposal are based on the total number of outstanding shares of 21CF class A common stock and 21CF class B common stock, if you fail to submit a valid proxy or vote in person at the 21CF special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the combination merger proposal and the distribution merger proposal.

Approval of the 21CF charter amendment proposals require the affirmative vote of holders of a majority of the outstanding shares of 21CF class B common stock entitled to vote thereon. Because the affirmative vote required to approve the 21CF charter amendment proposals is based on the total number of outstanding 21CF class B common stock, if you hold shares of 21CF class B common stock and you fail to submit a valid proxy or vote in person at the 21CF special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the 21CF charter amendment proposals.

Approval of the 21CF adjournment proposal and the compensation proposal require the affirmative vote of a majority of the votes cast thereon by holders of 21CF class B common stock entitled to vote thereon. If you vote to abstain or if you fail to submit a valid proxy or to vote in person at the 21CF special meeting or if your shares of 21CF class B common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of 21CF class B common stock, your shares of 21CF class B common stock will not be voted, but this will not have an effect on the vote on the 21CF adjournment proposal or the compensation proposal.

See the section entitled “Information About the 21CF Special Meeting—Vote Required” beginning on page 78 of this joint proxy statement/prospectus.

Q:	How does the Disney board recommend that Disney stockholders vote?

A:	The Disney board unanimously recommends that Disney stockholders vote “FOR” the share issuance proposal, “FOR” the Disney charter amendment proposal and “FOR” the Disney adjournment proposal. See the section entitled “The Transactions—Recommendation of the Disney Board; Disney’s Reasons for the Transactions” beginning on page 129 of this joint proxy statement/prospectus.

Q:	How does the 21CF board recommend that 21CF stockholders vote?

A:	The 21CF board unanimously (of those present) recommends that 21CF stockholders vote “FOR” the combination merger proposal, “FOR” the distribution merger proposal, “FOR” the hook stock charter amendment proposal, “FOR” the stock split charter amendment proposal, “FOR” the 21CF adjournment proposal and “FOR” the compensation proposal. See the section entitled “The Transactions—Recommendation of the 21CF Board; 21CF’s Reasons for the Transactions” beginning on page 110 of this joint proxy statement/prospectus.

Q:	Will the hook stock shares affect what I receive in the transactions?

A:	No. The hook stock shares and the issuance of shares of Disney stock in exchange for such hook stock shares will not have any effect on the value of the consideration that will be received by the 21CF public stockholders in the transactions. The hook stock shares comprise 123,687,371 shares of 21CF class A common stock and 356,993,807 shares of 21CF class B common stock. Assuming no exchange ratio adjustment, the hook stock shares would be exchanged for approximately 13,195 shares of Disney series B convertible preferred stock or, if the Disney board, at any time prior to the closing of the initial merger, so elects in its sole discretion, approximately 131,946,983 shares of Disney common stock. Because such shares of Disney stock will be owned by wholly-owned subsidiaries of Disney following the initial merger, such shares of Disney stock will be treated as treasury shares for legal and accounting purposes and will not be entitled to vote. Accordingly, the issuance of such shares to the holders of the hook stock shares in the initial merger will have no dilutive effect on the holdings of Disney’s public stockholders nor will it affect their voting rights.

Q:	What is the exchange ratio?

A:	The exchange ratio is used to determine the number of shares of Disney stock 21CF stockholders will be entitled to receive for each share of 21CF common stock they hold. The exchange ratio is established in accordance with the combination merger agreement. The initial exchange ratio in the combination merger agreement of 0.2745 shares of Disney common stock for each share of 21CF common stock may be subject to an adjustment based on an estimate of certain tax liabilities arising from the separation and distribution and other transactions contemplated by the combination merger agreement. We refer to such adjustment as the exchange ratio adjustment. The exchange ratio will be calculated as follows:

exchange ratio = 0.2745 + [(the equity adjustment amount) ÷ $190,857,018,174].

The equity adjustment amount represents the dollar amount by which the final estimate of the transaction tax at closing differs from the $8.5 billion estimate of the transaction tax that was used to set the initial exchange ratio, net of the cash payment, if any, and is calculated as follows:

equity adjustment amount = ($8.5 billion) - (the amount of the transaction tax) - (the amount of the cash payment, if any).

The calculation of the exchange ratio divides the equity adjustment amount by $190,857,018,174 in order to calculate the portion of the equity adjustment amount to be borne by each share of 21CF common stock. $190,857,018,174 represents $102, the reference price per share of Disney common stock used to calculate the initial exchange ratio, multiplied by 1,871,147,237, the number of fully diluted shares of 21CF common stock as of the close of business on December 13, 2017. The $102 reference price per share of Disney common stock represents the volume-weighted average price of Disney common stock over the 30-trading day period from October 20, 2017 to December 1, 2017.

The transaction tax is an amount that will be estimated by Disney and 21CF to equal the sum of (a) the amount of taxes, subject to certain exceptions, imposed on 21CF and its subsidiaries as a result of the separation and distribution, (b) an amount in respect of divestiture taxes, as described in further detail in the section entitled “The Combination Merger Agreement—Tax Matters—Divestiture Taxes” beginning on page 185 of this joint proxy statement/prospectus and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business from and after December 13, 2017 through the closing of the transactions, but only to the extent such taxes exceed an amount of cash, which will not be less than zero, equal to the New Fox cash amount, as described in further detail in the section entitled “The Combination Merger Agreement—Separation” beginning on page 160 of this joint proxy statement/prospectus. See the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 184 of this joint proxy statement/prospectus for a more detailed discussion of the transaction tax calculation. See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

The cash payment is the cash payment that Disney will make to New Fox if the final estimate of the transaction tax is lower than $8.5 billion, which cash payment will be the amount obtained by subtracting the amount of the transaction tax from $8.5 billion, up to a maximum cash payment of $2 billion.

Q:	What will 21CF stockholders receive if the separation and distribution are completed? What will be the value of New Fox common stock?

A:	Following the separation, upon consummation of the distribution and prior to the completion of the initial merger, 21CF will distribute all of the issued and outstanding shares of common stock of New Fox to the holders of the outstanding shares of 21CF common stock (other than the hook stock shares) on a pro rata basis in accordance with terms set forth in the distribution merger agreement. It is difficult to accurately determine what the value of shares of New Fox common stock may be or predict the prices at which shares of New Fox common stock may trade after consummation of the transactions. In the event that the conditions to the initial merger are not satisfied or waived for any reason, the separation and distribution will not occur.

Q:	Will proxies be resolicited once the distribution has been effected and the final estimate of the transaction tax has been calculated?

A:	No. Neither 21CF nor Disney will resolicit votes from their respective stockholders once the distribution has been effected, the final estimate of the transaction tax has been made and the exchange ratio adjustment (if any) has been calculated.

Q:	Will 21CF or Disney request updated opinions from their respective financial advisors once the distribution has been effected and the final estimate of the transaction tax has been calculated?

A:	No. Neither 21CF nor Disney intend to request updated opinions from their respective financial advisors based on the outcome of the distribution and the final estimate of the transaction tax. As a result, the opinions do not and will not address the fairness, from a financial point of view, of the initial exchange ratio at the time the transactions are completed or at any time other than December 13, 2017. For a description of the opinions received by the 21CF board and the Disney board from their respective financial advisors and a summary of the material financial analyses provided to the 21CF board or the Disney board, as applicable, in connection with such opinions, see “The Transactions – Opinion of 21CF’s Financial Advisor” beginning on page 116 of this joint proxy statement/prospectus and “The Transactions – Opinions of Disney’s Financial Advisors” beginning on page 133 of this joint proxy statement/prospectus, respectively.

Q:	What is the value of the merger consideration?

A:	As described above, the exchange ratio may be subject to the exchange ratio adjustment, which would be based on the final estimate of the transaction tax. The initial exchange ratio in the combination merger agreement of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion up to a maximum cash payment of $2 billion.

As described below under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation”, it is likely that the final estimate of the tax liabilities taken into account will differ materially from the amount estimated for purposes of setting the initial exchange ratio. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. Because of the exchange ratio adjustment, the number of shares of Disney common stock that 21CF stockholders receive in the initial merger, and therefore the value of the merger consideration, cannot be determined until immediately prior to completion of the initial merger. In addition, the exact value of the merger consideration that 21CF stockholders receive will depend on the price per share of Disney common stock at the time of the initial merger, which will not be known at the time of the special meetings and which may be less than the current price at the time of the special meetings. There will be no true-up payment by Disney or New Fox if the actual amount of such tax liabilities paid by Disney is more or less than the final estimate of such tax liabilities reflected in the exchange ratio adjustment and/or cash payment (subject to a limited exception for taxes attributable to certain divestitures, as described below in the section entitled “The Combination Merger Agreement—Other Agreements—Tax Matters Agreement”). See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

Based on the closing price of Disney common stock of $107.61 on December 13, 2017, the last trading day before public announcement of the combination merger agreement, and assuming that there would be no exchange ratio adjustment, the merger consideration represented an implied value of $29.54 per share of 21CF common stock. Based on the closing price of Disney common stock of $102.20 on May 25, 2018, the latest practicable date before the printing of this joint proxy statement/prospectus and assuming no exchange ratio adjustment, the merger consideration represented an implied value of $28.05 per share of 21CF common stock. The implied value of the merger consideration will fluctuate with the market price of Disney common stock. 21CF class A common stock and 21CF class B common stock are currently traded on Nasdaq under the symbol “FOXA” and “FOX,” respectively, and Disney common stock is currently traded on the NYSE under the symbol “DIS.” We encourage you to obtain current market quotes for 21CF common stock and Disney common stock before you determine how to vote on the proposals set forth in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning at page 281 of this joint proxy statement/prospectus.

Q:	What happens to the exchange ratio if the market price of shares of 21CF common stock or Disney common stock changes before the closing of the transactions?

A:	No change will be made to the exchange ratio if the market price of shares of 21CF common stock or Disney common stock change before the closing of the transactions.

Q:	What happens if I am eligible to receive a fraction of a share of Disney common stock as part of the merger consideration?

A:	If the aggregate number of shares of Disney common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Disney common stock, you will receive cash in lieu of that fractional share. If holders of the hook stock shares are entitled to receive as part of the merger consideration fractional shares of Disney stock, such holders will be issued fractional shares. See the section entitled “The Combination Merger Agreement—Fractional Shares” beginning on page 169 of this joint proxy statement/prospectus.

Q:	What happens if I am eligible to receive a fraction of a share of New Fox common stock in connection with the distribution?

A:	21CF stockholders will receive cash in lieu of any fractional shares they otherwise would have been entitled to receive in connection with the distribution. See the section entitled “The Distribution Merger Agreement—Consideration for the Distribution Merger” beginning on page 198 of this joint proxy statement/prospectus.

Q:	What will holders of 21CF equity compensation awards receive in the transactions?

A:	In connection with the transactions, 21CF equity compensation awards will be adjusted and converted in the manner described in the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions—Equity Compensation Awards” beginning on page 200 of this joint proxy statement/prospectus.

Q:	What equity stake will 21CF stockholders hold in Disney immediately following completion of the transactions?

A:	Based on the number of issued and outstanding shares of Disney common stock and 21CF common stock as of May 29, 2018, and assuming no exchange ratio adjustment, holders of shares 21CF common stock as of immediately prior to the closing of the initial merger will hold, in the aggregate, approximately 25% of the issued and outstanding shares of Disney common stock immediately following the closing of the initial merger. The exact number of shares of Disney common stock that will be issued in the initial merger will not be determined until the exchange ratio is established and the number of outstanding shares of 21CF common stock, restricted share units, performance stock units and deferred stock units that will vest at the effective time of the initial merger, which we refer to as the first effective time, is known, which will not be determined until the date of the initial merger is known.

Q:	What is the expected timing and order of each of the material steps of the transactions, including the expected completion of the transactions?

A:	The 21CF special meeting will be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019 and the Disney special meeting will be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New Amsterdam Theatre, 214 West 42nd Street, New York, NY 10036. The transactions will not be effected unless and until each of the closing conditions described under the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus, including the approval of the share issuance proposal by Disney stockholders at the Disney special meeting and the approval of the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals by 21CF stockholders at the 21CF special meeting, has been satisfied or waived.

If such closing conditions are satisfied or waived, the material events that form part of the transactions will be effected as follows:

•

On the date that is as soon as reasonably practicable, and in no event later than the third business day, after the day on which the last of the conditions to the closing of the transactions is satisfied or waived

(other than those conditions that by their nature must be satisfied or waived at the closing of the transactions, but subject to the fulfillment or waiver of such conditions), the following transactions will be effected in the order described below:

•	The 21CF charter amendments, including the stock split charter amendment, will be effected. This will effect the stock split.

•	Immediately following the effectiveness of the 21CF charter amendments, the separation will be completed.

•	Following the separation but prior to the distribution, New Fox will pay the dividend to 21CF.

•	At 8:00 a.m. (New York City time) the distribution will be effected. Both 21CF and New Fox will trade on a national securities exchange as independent companies on the date of the distribution.

•	Following the close of trading on this date, the exchange ratio adjustment, if any, will be calculated.

•	At 12:01 a.m. (New York City time) on the date immediately following the distribution, Corporate Sub will merge with and into 21CF in the initial merger, and 21CF will continue as the surviving corporation, which we refer to as the initial surviving corporation, and become a wholly owned subsidiary of Disney. Each share of 21CF common stock issued and outstanding immediately prior to the completion of the initial merger (other than the hook stock shares) will be exchanged for a number of shares of Disney common stock equal to the exchange ratio. Following the first effective time, 21CF common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

•	Immediately following the effectiveness of the initial merger, the subsequent merger will be effected.

•	At the open of business on the business day immediately following the date of the distribution, Disney will pay to New Fox the cash payment, if any.

Subject to the satisfaction or waiver of the closing conditions as described above, Disney and 21CF expect that the transactions will be completed within 12-18 months after December 13, 2017. However, it is possible that factors outside the control of both companies could result in the transactions being completed at a different time or not at all.

Q:	Why do Disney and 21CF expect that the transactions will be completed within 12-18 months after December 13, 2017?

A:	As described in the sections entitled “The Combination Merger Agreement — Conditions to Completion of the Transactions” and “The Transactions — Regulatory Approvals” beginning on pages 186 and 155, respectively, of this joint proxy statement/prospectus, completion of the transactions is conditioned on, among other things, (i) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) receipt of any consents from the Federal Communications Commission, if required in connection with the completion of the transactions, and (iii) receipt of consents from regulators in more than a dozen non-U.S. jurisdictions. 21CF and Disney filed their notification and report forms under the HSR Act on February 1, 2018 and received a second request on March 5, 2018. Based on our engagement with the various U.S. and non-U.S. regulators to date, we continue to expect that transactions will be completed within 12-18 months after December 13, 2017.

Q:	When will the Disney charter amendment become effective?

A:	If Disney stockholders approve the Disney charter amendment proposal, the amendments to the Disney charter will be effected promptly following the conclusion of the Disney special meeting.

Q:	What are the material United States federal income tax consequences of the transactions to 21CF stockholders?

A:	21CF stockholders are not expected to recognize any income, gain or loss for U.S. federal income tax purposes as a result of the transactions, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of (i) Disney common stock in the initial merger or (ii) New Fox common stock in the distribution. A more detailed discussion of the material United States federal income tax consequences of the transactions can be found in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 247 of this joint proxy statement/prospectus.

The tax consequences of the transactions to any particular 21CF stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the transactions.

Q:	What are the material United States federal income tax consequences of the transactions to Disney stockholders?

A:	Holders of Disney common stock will not recognize any income, gain or loss as a result of the transactions as a result of their ownership of Disney common stock. Holders of Disney common stock that also hold 21CF common stock will be subject to the tax consequences described under “What are the material U.S. federal income tax consequences of the transactions to U.S. holders of 21CF common stock?” with respect to their ownership of 21CF common stock.

Q:	What are the conditions to completion of the transactions?

A:	In addition to the approval of the share issuance proposal by Disney stockholders and the approval of the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals by 21CF stockholders as described above, completion of the transactions is subject to the satisfaction or, to the extent permitted by applicable law, waiver of a number of other conditions, including the receipt of required regulatory approvals, the accuracy of Disney’s and 21CF’s respective representations and warranties under the combination merger agreement (subject to certain materiality exceptions) and Disney’s and 21CF’s performance of their respective obligations under the combination merger agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the transactions, see the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus.

Q:	What happens if the transactions are not completed?

A:	If the share issuance proposal is not approved by Disney stockholders, or any of the combination merger proposal, the distribution merger proposal or the 21CF charter amendment proposals are not approved by 21CF stockholders or the conditions to the initial merger are not satisfied or waived for any other reason, 21CF stockholders will not receive any consideration for their shares of 21CF common stock and the separation and distribution of New Fox will not occur. Instead, 21CF will remain an independent public company, 21CF class A common stock and 21CF class B common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and 21CF will continue to file periodic reports with the SEC. Under specified circumstances, 21CF may be required to pay Disney a termination fee of $1.525 billion, or Disney may be required to pay 21CF a termination fee of $1.525 billion. If the transactions are not consummated under certain circumstances relating to the failure to obtain required regulatory approvals, or there is a final, non-appealable order preventing the transactions, in each case, relating to antitrust or communications laws, Disney may be required to pay 21CF a termination fee of $2.5 billion. See the section entitled “The Combination Merger Agreement—Termination of the Combination Merger Agreement—Termination Fees” beginning on page 190 of this joint proxy statement/prospectus.

Q:	Who can vote at the special meetings?

A:	Disney Stockholders: All holders of record of Disney common stock as of the close of business on May 29, 2018, the Disney record date, are entitled to receive notice of, and to vote at, the Disney special meeting. Each holder of Disney common stock is entitled to cast one vote on each matter properly brought before the Disney special meeting for each share of Disney common stock that such holder owned of record as of the Disney record date.

21CF Stockholders: All holders of record of 21CF common stock as of the close of business on May 29, 2018, the record date for the 21CF special meeting, which we refer to as the 21CF record date, are entitled to receive notice of, and to vote at, the 21CF special meeting. Each holder of 21CF class B common stock is entitled to cast one vote on each matter properly brought before the 21CF special meeting for each share of 21CF class B common stock that such holder owned of record as of the 21CF record date. Each holder of 21CF class A common stock is entitled to cast one vote on the combination merger proposal and one vote on the distribution merger proposal for each share of 21CF class A common stock that such holder owned of record as of the 21CF record date. Holders of 21CF class A common stock are not entitled to vote on the 21CF charter amendment proposals, the 21CF adjournment proposal or the compensation proposal.

Q:	When and where are the special meetings?

A:	Disney Stockholders: The Disney special meeting will be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New Amsterdam Theatre, 214 West 42nd Street, New York, NY 10036. If you plan to attend the meeting, you must be a stockholder on the record date of May 29, 2018 and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners and (if permitted by Disney) up to one guest accompanying each registered or beneficial owner. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.ProxyVote.com/Disney and following the instructions provided (you will need the 16 digit number included on your proxy card or voter instruction form). If you are unable to print your tickets, please contact Broadridge at 1-855-449-0994. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than 11:59 p.m. (Eastern Time) on July 9, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. If you are attending the Disney special meeting in person, you will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the Disney special meeting. Large bags, backpacks, suitcases, briefcases, cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security checkpoint before being granted access to the meeting. For additional information about the Disney special meeting, see the section entitled “Information About the Disney Special Meeting” beginning on page 82 of this joint proxy statement/prospectus.

21CF Stockholders: The 21CF special meeting will be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019. If you plan to attend the meeting, you must be a stockholder on the record date of May 29, 2018 and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.ProxyVote.com and following the instructions provided (you will need the 16 digit number included on your proxy card or voter instruction form). If you are unable to print your tickets, please contact the Corporate Secretary at 1-212-852-7000. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than 11:59 p.m. (Eastern Time) on July 6, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. If you are attending the 21CF special meeting in person, you will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the 21CF special meeting. Large bags, backpacks, suitcases, briefcases, cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security checkpoint before being granted access to the meeting. The security checkpoint will close ten minutes before the meeting begins. If you do not provide an admission ticket and government-issued photo identification or do not comply with the security procedures described above, you will not be admitted to the 21CF special meeting. For additional information about the 21CF special meeting, see the section entitled “Information About the 21CF Special Meeting” beginning on page 76 of this joint proxy statement/prospectus.

Q:	How will 21CF stockholders receive the merger consideration to which they are entitled?

A:	If you hold physical share certificates of 21CF common stock, you will be sent a letter of transmittal promptly after the first effective time describing how you may exchange your shares of 21CF common stock for the merger consideration, and the exchange agent will forward to you the Disney common stock (or applicable evidence of ownership) and cash in lieu of any fractional share of Disney common stock to which you are entitled after receiving the proper documentation from you. If you hold your shares of 21CF common stock in uncertificated book-entry form, you are not required to take any specific actions to exchange your shares of 21CF common stock, and after the completion of the transactions, such shares will be automatically exchanged for the merger consideration. For more information on the documentation you are required to deliver to the exchange agent, see the section entitled “The Combination Merger Agreement—Exchange and Payment Procedures” beginning on page 167 of this joint proxy statement/prospectus.

Q:	Will shares of 21CF common stock continue to receive dividends?

A:	Pursuant to the terms of the combination merger agreement, prior to the closing of the initial merger, 21CF may continue to declare a semiannual dividend of $0.18 per share. 21CF most recently declared a semi-annual dividend on February 6, 2018, in an amount equal to $0.18 per share of 21CF common stock, which was paid on April 18, 2018. All future 21CF dividends will remain subject to approval by the 21CF board.

Q:	Will shares of Disney common stock acquired by former 21CF stockholders pursuant to the initial merger receive a dividend?

A:	After the closing of the initial merger, as a holder of Disney common stock, former 21CF stockholders will receive the same dividends on shares of Disney common stock that all other holders of shares of Disney common stock will receive with any dividend record date that occurs after the first effective time.

Prior to the closing of the initial merger, Disney and 21CF will coordinate regarding the declaration and payment of dividends on 21CF common stock and Disney common stock so that you will not receive dividends on shares of both 21CF common stock and Disney common stock received in the transactions, or fail to receive any dividend on shares of 21CF common stock and Disney common stock received in the initial merger, in each case, in respect of the same portion of any calendar year.

Former 21CF stockholders who hold 21CF share certificates will not be entitled to be paid dividends otherwise payable on the shares of Disney common stock into which their shares of 21CF common stock are exchangeable until they surrender their 21CF share certificates according to the instructions provided to them. Dividends will be accrued for these stockholders and they will receive the accrued dividends when they surrender their 21CF share certificates. Disney most recently paid a semi-annual dividend on January 11, 2018, in an amount equal to $0.84 per share of Disney common stock.

All future Disney dividends will remain subject to approval by the Disney board.

Q:	Why are 21CF stockholders being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the transactions-related executive compensation?

A:	Under SEC rules, 21CF is required to seek a non-binding, advisory vote with respect to the transactions-related executive compensation.

Q:	What will happen if 21CF stockholders do not approve this transactions-related executive compensation?

A:	Approval of the transactions-related executive compensation is not a condition to completion of the transactions. The vote is an advisory vote and will not be binding on 21CF, the initial surviving corporation, the final surviving entity or Disney. If the transactions are completed, the transactions-related executive compensation may be paid to 21CF’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if 21CF stockholders do not approve, by non-binding, advisory vote, the transactions-related executive compensation.

Q:	Why are Disney stockholders being asked to approve the Disney charter amendment proposal? What will happen if Disney stockholders do not approve the Disney charter amendment proposal?

A:	To avoid paying dividends on the Disney common stock that holders of the hook stock shares may receive as consideration in the initial merger, Disney is seeking the approval of Disney stockholders for the Disney charter amendment. Approval of the Disney charter amendment proposal is not a condition to completion of the transactions. If the Disney stockholders do not approve the Disney charter amendment proposal and the conditions to completion of the transactions are satisfied, Disney and 21CF will complete the transactions. Disney intends to issue Disney series B convertible preferred stock in exchange for the hook stock shares as consideration in the initial merger. For additional information, see the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus. If it is determined by the Disney board that the issuance of Disney common stock would be preferable, however, Disney may issue Disney common stock to holders of the hook stock shares in the initial merger. If the Disney board so determines, and if the Disney stockholders do not approve the Disney charter amendment proposal, Disney would be obligated to pay dividends on those shares of Disney common stock after the completion of the transactions. These dividends could be subject to tax in both the United States and Australia, increasing Disney’s effective tax rate and potentially deterring Disney from paying or increasing dividends on its common stock.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares of common stock are registered directly in your name with the transfer agent of Disney or 21CF, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Disney or 21CF, respectively, or to a third party to vote at the applicable special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the applicable special meeting; however, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the applicable special meeting.

Q:	If my shares of Disney common stock or 21CF common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:	No. If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee. Your bank, brokerage firm or other nominee has discretionary authority to vote on “routine” proposals if you have not provided voting instructions. However, your bank, brokerage firm or other nominee is precluded from exercising voting discretion with respect to non-routine matters. All of the proposals to be voted on by Disney and 21CF stockholders are non-routine matters. As a result, if you do not provide voting instructions, your shares will not be voted on any proposal on which your bank, brokerage firm or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

You should therefore provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of Disney common stock or 21CF common stock, as applicable.

Please follow the voting instructions provided by your bank, brokerage firm or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Disney or 21CF or by voting in person at your special meeting unless you first obtain a proxy from your bank, brokerage firm or other nominee.

Q:	How many votes do I have?

A:	Each Disney stockholder is entitled to one vote on each matter properly brought before the Disney special meeting for each share of Disney common stock held of record as of the Disney record date. As of the close of business on the Disney record date, there were 1,486,750,541 outstanding shares of Disney common stock.

Each holder of 21CF class B common stock is entitled to one vote on each matter properly brought before the 21CF special meeting for each share of 21CF class B common stock held of record as of the 21CF record date. As of the close of business on the 21CF record date, there were 798,520,953 outstanding shares of 21CF class B common stock. With respect to the combination merger proposal and distribution merger proposal, each holder of 21CF class A common stock is entitled to one vote for each share of 21CF class A common stock held of record as of the 21CF record date. As of the close of business on the 21CF record date, there were 1,054,032,541 outstanding shares of 21CF class A common stock. Holders of 21CF class A common stock are not entitled to vote on the 21CF charter amendment proposals, the 21CF adjournment proposal or the compensation proposal.

Q:	What constitutes a quorum for the special meetings?

A:	Disney Stockholders: The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by the holders of Disney common stock entitled to vote at the Disney special meeting constitutes a quorum for the purposes of the Disney special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the Disney special meeting. If a quorum does not attend any meeting, a minority of the Disney stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until a quorum is present or represented, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting.

21CF Stockholders: The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by the holders of 21CF common stock entitled to vote at the 21CF special meeting constitutes a quorum for the purposes of the 21CF special meeting. Because a separate vote of the 21CF class B common stock is required to approve the 21CF charter amendment proposals, the 21CF adjournment proposal and the compensation proposal, the presence, in person or represented by proxy, of a majority of the votes entitled to be cast by the holders of 21CF class B common stock entitled to vote at the 21CF special meeting constitutes a quorum with respect to such proposals. No shares of 21CF common stock owned by 21CF subsidiaries are entitled to vote or be counted for quorum purposes. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the 21CF special meeting. If a quorum does not attend any meeting, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the 21CF stockholders who are present in person or by proxy may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

Q:	How do Disney stockholders vote?

A:	Stockholder of Record. If you are a Disney stockholder of record, you may have your shares of Disney common stock voted on the matters to be presented at the Disney special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. (Eastern Time) on July 9, 2018. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the Disney special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Disney special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

If you participate in the Disney Savings and Investment Plan or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of shares of Disney common stock you hold in the plan as of the Disney record date. You may provide voting instructions to Fidelity Management Trust Company by voting online or by completing and returning a proxy card if you received one. If you are a record holder of shares other than through these plans and you vote electronically, voting instructions you give with respect to those shares will be applied to Disney common stock credited to your accounts in a savings and investment plan unless you request a separate control number with respect to each account. To receive separate control numbers, please call 1-855-449-0994. The trustee will vote your shares in accordance with your duly executed instructions received by July 5, 2018. If you do not send instructions, an independent fiduciary has been selected to determine how to vote all shares for which the trustee does not receive valid and timely instructions from participants. You may revoke previously given voting instructions by July 5, 2018, by either revising your instructions online or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Q:	How do 21CF stockholders vote?

A:	Stockholder of Record. If you are a 21CF stockholder of record, you may have your shares of 21CF common stock voted on the matters to be presented at the 21CF special meeting in any of the following ways:

•

by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. on July 9, 2018. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the 21CF special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the 21CF special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	How can I change or revoke my vote?

A:	Disney Stockholders: You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the Disney special meeting and voting in person or by giving written notice of revocation to Disney prior to the time the Disney special meeting begins. Written notice of revocation should be mailed to: The Walt Disney Company, Attention: Secretary, 500 South Buena Vista Street, Burbank, California 91521. If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, broker or other nominee to change those instructions.

21CF Stockholders: You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the 21CF special meeting and voting in person or by giving written notice of revocation to 21CF prior to the time the 21CF special meeting begins. Written notice of revocation should be mailed to: Twenty-First Century Fox, Inc., Attention: Corporate Secretary, 1211 Avenue of the Americas, New York, New York 10036. If you have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, brokerage firm or other nominee to change those instructions.

Q:	If a stockholder gives a proxy, how are the shares of common stock voted?

A:	Disney Stockholders: Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Disney common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Disney common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Disney special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Disney common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the share issuance proposal, “FOR” the Disney charter amendment proposal and “FOR” the Disney adjournment proposal.

21CF Class A Stockholders: Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of 21CF class A common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of 21CF class A common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on the combination merger proposal and the distribution merger proposal.

If you properly sign your proxy card but do not mark the boxes showing how your shares of 21CF class A common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the combination merger proposal and “FOR” the distribution merger proposal.

21CF Class B Stockholders: Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of 21CF class B common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of 21CF class B common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the 21CF special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of 21CF class B common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the combination merger proposal, “FOR” the distribution merger proposal, “FOR” the hook stock charter amendment proposal, “FOR” the stock split charter amendment proposal, “FOR” the 21CF adjournment proposal and “FOR” the compensation proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. In addition, if you are a holder of record of shares of both Disney common stock and 21CF common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	What if I hold shares of common stock in both Disney and 21CF?

A:	If you are a stockholder of both Disney and 21CF, you will receive two separate packages of proxy materials. A vote cast as a Disney stockholder will not count as a vote cast as a 21CF stockholder, and a vote cast as a 21CF stockholder will not count as a vote cast as a Disney stockholder. Therefore, please separately submit a proxy for each of your Disney and 21CF shareholdings.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	Disney Stockholders: The Disney record date is earlier than the date of the Disney special meeting. If you transfer your shares of Disney common stock after the Disney record date but before the Disney special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Disney special meeting.

21CF Stockholders: The 21CF record date is earlier than both the date of the 21CF special meeting and the first effective time. If you transfer your shares of 21CF common stock after the 21CF record date but before the 21CF special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the 21CF special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the first effective time.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Disney Stockholders: Disney has engaged Innisfree M&A Incorporated, which we refer to as Innisfree, to assist in the solicitation of proxies for the Disney special meeting. Disney estimates that it will pay Innisfree a fee of approximately $50,000. Disney has agreed to reimburse Innisfree for certain out-of-pocket fees and expenses and also will indemnify Innisfree against certain losses, claims, damages, liabilities or expenses. Disney also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Disney common stock. Disney’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

21CF Stockholders: 21CF has engaged Okapi Partners LLC, which we refer to as Okapi, to assist in the solicitation of proxies for the 21CF special meeting. 21CF estimates that it will pay Okapi a fee of approximately $25,000. 21CF has agreed to reimburse Okapi for certain out-of-pocket fees and expenses and also will indemnify Okapi against certain losses, claims, damages, liabilities or expenses. 21CF also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of 21CF common stock. 21CF’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What do I need to do now?

A:	Even if you plan to attend the Disney special meeting or the 21CF special meeting in person, after carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Disney special meeting or the 21CF special meeting, as applicable.

Q:	If I hold physical share certificates representing my shares of 21CF common stock, should I send in my share certificates now?

A:	No, please do NOT return your share certificate(s) with your proxy. If the initial merger is completed, and you hold physical share certificates in respect of your shares of 21CF common stock, you will be sent a letter of transmittal promptly after the first effective time describing how you may exchange your shares of 21CF common stock for the merger consideration.

Q:	Where can I find the voting results of the special meetings?

A:	The preliminary voting results will be announced at the special meetings. In addition, within four business days following certification of their respective final voting results, Disney and 21CF intend to file their respective final voting results with the SEC on a Current Report on Form 8-K.

Q:	Am I entitled to exercise appraisal rights?

A:	No. Neither 21CF stockholders nor Disney stockholders are entitled to appraisal rights in connection with the transactions.

Q:	Are there any risks that I should consider in deciding how to vote?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 61 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Disney and 21CF contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	Who can help answer any other questions I have?

A:	Disney stockholders and 21CF stockholders who have questions about the transactions, the other matters to be voted on at the special meetings or how to submit a proxy, or who need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, should contact:

Disney Stockholders:	21CF Stockholders:
Innisfree M&A Incorporated	Okapi Partners LLC
501 Madison Avenue, 20th Floor	1212 Avenue of the Americas, 24th Floor
New York, New York 10022	New York, New York 10036

SUMMARY

The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you as a 21CF stockholder or a Disney stockholder. Accordingly, we encourage you to read carefully this entire joint proxy statement/prospectus, its annexes and the documents referred to in this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Parties to the Transactions (Page 87)

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

Twenty-First Century Fox, Inc., a Delaware corporation, is a diversified global media and entertainment company with operations in four segments: Cable Network Programming, Television, Filmed Entertainment, and Other, Corporate and Eliminations. 21CF’s home page on the Internet is www.21cf.com. The information provided on 21CF’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

21CF’s class A common stock and class B common stock is listed on Nasdaq, under the symbol “FOXA” and “FOX”, respectively.

New Fox, Inc.

c/o Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

New Fox, Inc., a wholly owned subsidiary of 21CF, is a Delaware corporation that was formed under the name of New Fox, Inc. on May 3, 2018 and whose shares will be distributed to 21CF stockholders pursuant to the terms and conditions of the distribution merger agreement. Following the completion of the separation, which is described further beginning on page 160 of this joint proxy statement/prospectus under the heading “The Combination Merger Agreement—Separation”, New Fox will be comprised of a portfolio of 21CF’s news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network, and certain other assets, and New Fox will assume from 21CF certain liabilities associated with such businesses. Upon completion of the distribution, New Fox will be a standalone, publicly traded company. Until the completion of the transactions, New Fox will not conduct any activities other than those incidental to its formation and the matters contemplated by the distribution merger agreement, including in connection with the separation and the distribution. 21CF intends to change the name of New Fox, Inc. prior to the distribution.

21CF Distribution Merger Sub, Inc.

c/o Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

21CF Distribution Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of 21CF, was formed solely for the purpose of facilitating the distribution merger. Distribution Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the combination merger agreement. By operation of the distribution merger, Distribution Sub will be merged with and into 21CF, with 21CF surviving the distribution merger.

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

The Walt Disney Company is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment, and Consumer Products & Interactive Media. Disney’s home page on the Internet is www.thewaltdisneycompany.com. The information provided on Disney’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

Disney’s common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “DIS.”

TWC Merger Enterprises 2 Corp.

c/o The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Disney, was formed solely for the purpose of facilitating the initial merger. Corporate Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the combination merger agreement. By operation of the initial merger, Corporate Sub will be merged with and into 21CF, with 21CF surviving the initial merger as a wholly owned subsidiary of Disney.

TWC Merger Enterprises 1, LLC

c/o The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Disney, was formed solely for the purpose of facilitating the subsequent merger. LLC Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the combination merger agreement. By operation of the subsequent merger, 21CF will be merged with and into LLC Sub, with LLC Sub surviving the subsequent merger as a wholly owned subsidiary of Disney.

The Transactions

The terms and conditions of the transactions are contained in the combination merger agreement, a copy of which is attached as Annex A and Annex B to this joint proxy statement/prospectus and the other transaction agreements. We encourage you to read the combination merger agreement carefully and in its entirety, as it is the principal document that governs the transactions. If the conditions set forth in the combination merger agreement are satisfied or waived, the following transactions will be consummated:

First, on the date that is as soon as reasonably practicable, and in no event later than the third business day, after the day on which the last of the conditions to the closing of the transactions is satisfied or waived (other than those conditions that by their nature must be satisfied or waived at the closing of the transactions, but subject to the fulfillment or waiver of such conditions), 21CF will cause to become effective certain amendments to the 21CF charter for purposes of ensuring that Disney does not acquire any interest in New Fox as a result of the distribution and the mergers, which amendments will provide:

•	that the hook stock shares will not receive any shares of New Fox common stock in connection with the distribution; and

•	for a subdivision of the issued and outstanding shares of 21CF common stock (as described in further detail in the section entitled “The Transactions – Overview of the Transactions – Stock Split and Distribution” beginning on page 89 of this joint proxy statement/prospectus).

Pursuant to the stock split, each issued and outstanding share of 21CF common stock will be subdivided into a number of shares of 21CF common stock equal to the stock split multiple. The stock split multiple is intended to avoid creation of fractional shares and ensure that each 21CF public stockholder will hold the same number of shares of 21CF common stock after the distribution as such stockholder held immediately before the stock split. The stock split multiple is calculated as follows:

stock split multiple = (21CF’s fully diluted market capitalization) ÷ [(21CF’s fully diluted market capitalization) - (New Fox’s fully diluted market capitalization)].

For purposes of this calculation, 21CF’s fully diluted market capitalization will be determined based on the volume weighted average price of 21CF class A common stock and 21CF class B common stock measured over the five trading day period ending on and including the trading day immediately prior to the distribution. New Fox’s fully diluted market capitalization will be determined based on the volume weighted average price of New Fox class A common stock and New Fox class B common stock (based on when-issued trading) measured over the five trading day period ending on and including the trading day immediately prior to the distribution. If shares of New Fox class A common stock and New Fox class B common stock trade (on a when-issued basis) for fewer than five days before the date of the distribution, New Fox’s fully diluted market capitalization will be determined based on the volume-weighted average prices for the entire period during which such shares trade prior to the date of the distribution.

Second, immediately following the effectiveness of the 21CF charter amendments, 21CF will complete an internal restructuring pursuant to the separation agreement, which we refer to as the separation, whereby it will transfer to New Fox certain assets, including, subject to certain exceptions, all assets primarily used in the New Fox business, including 21CF’s news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network, and certain other assets, and New Fox will assume from 21CF certain liabilities. 21CF will retain all assets and liabilities not transferred to New Fox, including the Twentieth Century Fox film and television studios and certain cable and international television businesses.

Third, on the day the separation is completed, following the separation but prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment.

Fourth, on the day the separation is completed, at 8:00 a.m. (New York City time), the distribution will be effected in accordance with terms set forth in the distribution merger agreement. Upon completion of the distribution, New Fox will be a standalone, publicly traded company and each 21CF stockholder (other than holders of the hook stock shares) will own the same number of shares of 21CF common stock owned by such holder immediately prior to the stock split and an ownership interest in New Fox proportionately equal to its existing ownership interest in 21CF.

Fifth, at 12:01 a.m. (New York City time) on the date immediately following the distribution, two mergers will occur in immediate succession. First, Corporate Sub will merge with an into 21CF in the initial merger, with 21CF continuing as the surviving corporation and a wholly owned subsidiary of Disney. Each share of 21CF common stock issued and outstanding immediately prior to the completion of the initial merger (other than the hook stock shares) will be exchanged for a number of shares of Disney common stock equal to the exchange ratio. Following the first effective time, 21CF common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded. Immediately thereafter, 21CF will merge with and into LLC Sub in the subsequent merger, with LLC Sub surviving as a wholly owned subsidiary of Disney.

Lastly, at the open of business on the business day immediately following the date of the distribution, Disney will pay to New Fox the cash payment, if any.

The structure of 21CF currently and immediately following the transactions is illustrated below:

Existing Structure(1)

(1)	This chart is as of the date of this joint prospectus/proxy statement.
(2)	The “covered stockholders” are the Murdoch Family Trust and Cruden Financial Services LLC, the corporate trustee of the Murdoch Family Trust, which are parties to the voting agreement.
(3)	The hook stock shares are held by the following wholly-owned subsidiaries of 21CF (each of which will become a wholly-owned subsidiary of Disney as a result of the transactions): Karlholt US Sub Inc., Carlholt Investment US Sub Inc., TI US Sub Inc., Karlholt Australia Pty Ltd., Telegraph Investment Australia Pty Ltd. and Carlholt Investments Australia Pty Ltd.

Structure Immediately Following the Transactions

(4)	Former 21CF subsidiaries that were holders of hook stock may receive Disney series B convertible preferred stock or Disney common stock, as determined by the Disney board in its sole discretion at any time prior to the closing.

Consideration for the Initial Merger (Page 165)

At the first effective time, each share of 21CF common stock issued and outstanding immediately prior to the first effective time (other than (i) shares owned by Disney that are not held on behalf of third parties, which we refer to as excluded shares, or (ii) the hook stock shares, which will be exchanged for Disney stock as described below) will be exchanged for a number of validly issued, fully paid and non-assessable shares of Disney common stock equal to the exchange ratio, which we refer to as the merger consideration. The exchange ratio will be calculated as follows:

exchange ratio = 0.2745 + [(the equity adjustment amount) ÷ $190,857,018,174].

The equity adjustment amount represents the dollar amount by which the final estimate of the transaction tax at closing differs from the $8.5 billion estimate of the transaction tax that was used to set the initial exchange ratio, net of the cash payment, if any, and is calculated as follows:

equity adjustment amount = ($8.5 billion) - (the amount of the transaction tax) - (the amount of the cash payment, if any).

The calculation of the exchange ratio divides the equity adjustment amount by $190,857,018,174 in order to calculate the portion of the equity adjustment amount to be borne by each share of 21CF common stock. $190,857,018,174 represents $102, the reference price per share of Disney common stock used to calculate the initial exchange ratio, multiplied by 1,871,147,237, the number of fully diluted shares of 21CF common stock as of the close of business on December 13, 2017. The $102 reference price per share of Disney common stock represents the volume-weighted average price of Disney common stock over the 30-trading day period from October 20, 2017 to December 1, 2017.

The transaction tax is an amount that will be estimated by Disney and 21CF to equal the sum of (a) the amount of taxes, subject to certain exceptions, imposed on 21CF and its subsidiaries as a result of the separation and distribution, (b) an amount in respect of divestiture taxes, as described in further detail in the section entitled “The Combination Merger Agreement—Tax Matters—Divestiture Taxes” beginning on page 185 of this joint proxy statement/prospectus and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business from and after December 13, 2017 through the closing of the transactions, but only to the extent such taxes exceed an amount of cash, which will not be less than zero, equal to the New Fox cash amount, as described in further detail in the section entitled “The Combination Merger Agreement—Separation” beginning on page 160 of this joint proxy statement/prospectus. See the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 184 of this joint proxy statement/prospectus for a more detailed discussion of the transaction tax calculation. See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax. As described below under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation,” it is likely that the final estimate of the tax liabilities taken into account will differ materially from $8.5 billion, which was used to set the initial exchange ratio. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. Because of the exchange ratio adjustment, the number of shares of Disney common stock that 21CF stockholders will receive in the initial merger cannot be determined until immediately prior to the completion of the initial merger.

Each hook stock share will be exchanged for a fraction of a share of Disney series B convertible preferred stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment) divided by 10,000 or, if the Disney board, at any time prior to the closing of the initial merger, so elects in its sole discretion, a number of shares of Disney common stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment, if any). The hook stock shares comprise 123,687,371 shares of 21CF class A common stock and 356,993,807 shares of 21CF class B common stock. Assuming no exchange ratio adjustment, the hook stock shares would be exchanged for approximately 13,195 shares of Disney series B convertible preferred stock or, if the Disney board, at any time prior to the closing of the initial merger, so elects in its sole discretion, approximately 131,946,983 shares of Disney common stock. Because such shares of Disney stock will be owned by wholly-owned subsidiaries of Disney following the initial merger, such shares of Disney stock will be treated as treasury shares for legal and accounting purposes and will not be entitled to vote. Accordingly, the issuance of such shares to the holders of the hook stock shares in the initial merger will have no dilutive effect on the holdings of Disney’s public stockholders nor will it affect their voting rights.

Other than in respect of the hook stock shares, if applicable, no fractional shares of Disney common stock will be issued, and 21CF stockholders will receive cash in lieu of any fractional shares of Disney common stock they otherwise would have been entitled to receive in connection with the mergers.

See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

Consideration for the Distribution Merger (Page 198)

Following completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will own the same number of shares of 21CF common stock owned by such holder immediately prior to the stock split and will hold an ownership interest in New Fox proportionately equal to its existing ownership interest in 21CF. Pursuant to the terms of the distribution merger agreement, at the effective time of the distribution merger:

•	as described in the table below, a portion of each share of 21CF class A common stock (other than the hook stock shares) will be exchanged for a fraction of one share of New Fox class A common stock, and the remaining portion of such share of 21CF class A common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding, and

Portion of each share of 21CF class A common stock exchanged for New Fox class A common stock:	Fractional share of New Fox class A common stock to be delivered in exchange for such portion of 21CF class A common stock:	Portion of a share of 21CF class A common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (stock split multiple)]	= 1/3 x [1 ÷ (stock split multiple)]	= 1 – {1 – [1 ÷ (stock split multiple)]}

•	as described in the table below, a portion of each share of 21CF class B common stock (other than the hook stock shares) will be exchanged for a fraction of one share of New Fox class B common stock, and the remaining portion of such share of 21CF class B common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding.

Portion of each share of 21CF class B common stock exchanged for New Fox class B common stock:	Number of fractional shares of New Fox class B common stock to be delivered in exchange for such portion of 21CF class B common stock:	Portion of a share of 21CF class B common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (stock split multiple)]	= 1/3 x [1 ÷ (stock split multiple)]	= 1 – {(1 – [1 ÷ (stock split multiple)]}

For additional information on the stock split and the stock split multiple, see the section entitled “The Transactions – Stock Split and Distribution” beginning on page 89 of this joint proxy statement/prospectus.

21CF stockholders will receive cash in lieu of any fractional shares they otherwise would have been entitled to receive in connection with the distribution. For further information, see the section entitled “The Distribution Merger Agreement – Consideration for the Distribution Merger” beginning on page 198 of this joint proxy statement/prospectus.

Sky Acquisition (Page 94)

If the Sky acquisition is not completed by 21CF prior to the completion of the transactions and another party has not acquired more than 50% of the ordinary shares of Sky prior to that time, Disney will be required to make a mandatory offer for all the outstanding ordinary shares of Sky not already owned by 21CF. Goldman Sachs & Co. LLC, which we refer to as Goldman Sachs, used an implied share price of £10.75 per Sky share in the Sky acquisition, 21CF’s offer price in the Sky acquisition, for purposes of valuing the Sky shares already owned by 21CF in certain financial analyses it performed in connection with the delivery of its fairness opinion, dated December 13, 2017. Guggenheim Securities, LLC, which we refer to as Guggenheim Securities, and J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, each used an assumed acquisition price of £10.75 per Sky share in the Sky acquisition, 21CF’s offer price in the Sky acquisition, for purposes of the separate financial analyses performed by each of them in connection with the delivery of their respective fairness opinions, dated December 13, 2017, which assume the completion of the Sky acquisition. For additional information, see the section entitled “The Transactions—Opinion of 21CF’s Financial Advisor” beginning on page 116 of this joint proxy statement/prospectus and the section entitled “The Transactions – Opinions of Disney’s Financial Advisors” beginning on page 133 of this joint proxy statement/prospectus.

On April 25, 2018, Comcast Corporation, which we refer to as Comcast, announced a pre-conditional cash offer for the fully diluted share capital of Sky at an offer price of £12.50 per Sky share, which we refer to as the Comcast offer, and which will be subject to regulatory pre-conditions as well as additional closing conditions. Completion of the Sky acquisition is not a condition to either party’s obligation to consummate the transactions. For additional information about Disney’s obligation to make a mandatory offer for Sky in certain circumstances and the Comcast offer, see the section entitled “The Transactions—Sky Acquisition” beginning on page 94 of this joint proxy statement/prospectus.

Recommendation of the 21CF Board; 21CF’s Reasons for the Transactions (Page 110)

After careful consideration, the 21CF board, by unanimous vote of those directors present, approved the combination merger agreement, the distribution merger agreement and the 21CF charter amendments and determined that the transactions contemplated thereby, including the initial merger, the distribution and the 21CF charter amendments, are advisable, fair to and in the best interests of 21CF and its stockholders. For the factors considered by the 21CF board in reaching its decision to approve the transactions to recommend the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals to 21CF stockholders, see the section entitled “The Transactions—Recommendation of the 21CF Board; 21CF’s Reasons for the Transactions” beginning on page 110 of this joint proxy statement/prospectus.

Opinion of 21CF’s Financial Advisor (Page 116)

Opinion of Goldman Sachs & Co. LLC

At a meeting of the 21CF board held on December 13, 2017, Goldman Sachs & Co. LLC, which we refer to as Goldman Sachs, delivered to the 21CF board its oral opinion, subsequently confirmed in writing, to the effect that, as of December 13, 2017, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the initial exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF common stock pursuant to the combination merger agreement was fair from a financial point of view to the 21CF stockholders (other than Disney and its affiliates), taken in the aggregate.

The full text of the written opinion of Goldman Sachs, dated December 13, 2017, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex G. The summary of Goldman Sachs’ opinion contained in this joint proxy statement / prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the 21CF board in connection with its consideration of the transactions and the opinion does not constitute a recommendation as to how any 21CF stockholder should vote with respect to the transactions or any other matter.

For more information, see the section entitled “The Transactions—Opinion of 21CF’s Financial Advisor” on page 116 and Annex G of this joint proxy statement/prospectus.

Recommendation of the Disney Board; Disney’s Reasons for the Transactions (Page 129)

After careful consideration, the Disney board unanimously approved the combination merger agreement and the issuance of shares of Disney stock to 21CF stockholders pursuant to the initial merger and determined that the combination merger agreement and the transactions contemplated thereby, including the initial merger and the issuance of shares of Disney stock to 21CF stockholders pursuant to the merger, and the Disney charter amendment, are advisable and in the best interests of Disney and its stockholders. For the factors considered by the Disney board in reaching its decision to approve the combination merger agreement and to recommend the share issuance proposal and the Disney charter amendment proposal, see the section entitled “The Transactions—Recommendation of the Disney Board; Disney’s Reasons for the Transactions” beginning on page 129 of this joint proxy statement/prospectus.

Opinions of Disney’s Financial Advisors (Page 133)

Opinion of Guggenheim Securities, LLC

Disney retained Guggenheim Securities as financial advisor in connection with Disney’s potential merger with 21CF (following the separation and distribution). Guggenheim Securities delivered an opinion to the Disney board to the effect that, as of December 13, 2017, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the initial exchange ratio was fair, from a financial point of view, to Disney. The full text of Guggenheim Securities’ written opinion, which is attached as Annex H to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Disney board (in its capacity as such) for its information and assistance in connection with its evaluation of the initial exchange ratio. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Disney board with respect to the transactions, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to (i) any holder of Disney common stock or 21CF common stock as to how to vote or act in connection with the transactions or otherwise or (ii) any holder of ordinary shares of Sky plc, which we refer to as Sky, as to whether to tender such shares in connection with 21CF’s recommended all-cash offer for the approximate 61% interest in Sky not currently held by 21CF, which we refer to as the Sky acquisition. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the initial exchange ratio to Disney to the extent expressly specified in such opinion and does not address (x) any other term, aspect or implication of the transactions, the combination merger agreement, the voting agreement or any other agreement, transaction document or instrument contemplated by the combination merger agreement (including, without limitation, the separation agreement) to be entered into or amended in connection with the transactions or (y) the fairness, financial or otherwise, of (a) the transactions to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in the opinion), creditors or other constituencies of Disney, 21CF, New Fox or Sky or (b) the amount or nature of any compensation payable to or to be received by any of Disney’s, 21CF’s, New Fox’s or Sky’s directors, officers or employees, or any class of such persons, in connection with the transactions or the Sky acquisition relative to the initial exchange ratio or otherwise.

For a description of the opinion that the Disney board received from Guggenheim Securities, see the section entitled “The Transactions—Opinions of Disney’s Financial Advisors—Guggenheim Securities” beginning on page 133 of this joint proxy statement/prospectus.

Opinion of J.P. Morgan Securities LLC

Disney retained J.P. Morgan as financial advisor in connection with the proposed transactions. At the meeting of the Disney board on December 13, 2017, J.P. Morgan rendered its oral opinion to the Disney board, which was confirmed by delivery of a written opinion, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the initial exchange ratio was fair, from a financial point of view, to Disney. This description of J.P. Morgan’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex I to this joint proxy statement/prospectus and is qualified in its entirety by reference to the full text of such opinion. You are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Disney board (in its capacity as such) in connection with and for the purposes of its evaluation of the transactions and was directed only to the initial exchange ratio and did not address any other aspect of the transactions. J.P. Morgan expressed no opinion as to the fairness of the initial exchange ratio to the holders of any class of securities, creditors or other constituencies of Disney or as to the underlying decision by Disney to engage in the proposed transactions, or with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed transactions, or any class of such persons relative to the initial exchange ratio or with respect to the fairness of any such compensation. The opinion does not constitute a recommendation to any Disney stockholder as to how such stockholder should vote with respect to the transactions or any other matter.

For a description of the opinion that Disney’s board of directors received from J.P. Morgan, see the section entitled “The Transactions—Opinions of Disney’s Financial Advisors—J.P. Morgan” beginning on page 139 of this joint proxy statement/prospectus.

Information About the 21CF Special Meeting (Page 76)

Time, Place and Purpose of the 21CF Special Meeting (Page 76)

The 21CF special meeting will be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019.

The transactions cannot be completed unless 21CF stockholders, voting together as a single class, approve the combination merger proposal and the distribution merger proposal, and the holders of 21CF class B common stock approve the 21CF charter amendment proposals.

Accordingly, at the 21CF special meeting, 21CF stockholders, voting together as a single class, will be asked to consider and vote on (i) the combination merger proposal and (ii) the distribution merger proposal. In addition, at the 21CF special meeting, holders of 21CF class B common stock will be asked to consider and vote on (i) the hook stock charter amendment proposal, (ii) the stock split charter amendment proposal, (iii) the 21CF adjournment proposal and (iv) the compensation proposal.

Record Date and Quorum (Page 76)

You are entitled to receive notice of, and to vote at, the 21CF special meeting if you are a 21CF stockholder of record as of the close of business on May 29, 2018, the 21CF record date. On the 21CF record date, there were 798,520,953 shares of 21CF class B common stock outstanding held by approximately 6,507 holders of record and 1,054,032,541 shares of 21CF class A common stock outstanding held by approximately 29,073 holders of record.

Each holder of shares of 21CF class B common stock held as of the 21CF record date is entitled to one vote per share of 21CF class B common stock on all matters to be presented at the 21CF special meeting. Each holder of shares of 21CF class A common stock held as of the 21CF record date is entitled to one vote per share of 21CF class A common stock on the combination merger proposal and the distribution merger proposal but is not entitled to vote on any other proposal on account of its shares of 21CF class A common stock.

The presence, in person or represented by proxy, of a majority in voting power of all outstanding shares of 21CF common stock entitled to vote at the 21CF special meeting shall constitute a quorum for purposes of the combination merger proposal and the distribution merger proposal. The presence, in person or represented by proxy, of a majority in voting power of all outstanding shares of 21CF class B common stock entitled to vote at the 21CF special meeting shall constitute a quorum for purposes of the hook stock charter amendment proposal, the stock split charter amendment proposal, the 21CF adjournment proposal and the compensation proposal. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the 21CF special meeting.

Additionally, the 21CF bylaws and the General Corporation Law of the State of Delaware, which we refer to as the DGCL, provide that if a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Vote Required (Page 78)

Approval of the combination merger proposal and the distribution merger proposal require the affirmative vote of the holders of a majority of the outstanding shares of 21CF class A common stock and 21CF class B common stock, voting together as a single class. For adoption of the distribution merger proposal and the combination merger proposal, you may vote “FOR”, “AGAINST,” or “ABSTAIN.” Votes to abstain will not be counted as votes cast in favor of the adoption of the combination merger proposal or the distribution merger proposal, but will count for purposes of determining whether a quorum is present. If you fail to submit a valid proxy or to vote in person at the 21CF special meeting or if you vote to abstain in connection with combination merger proposal or distribution merger proposal, it will have the same effect as a vote “AGAINST” the combination merger proposal, or the distribution merger proposal, as applicable.

Approval of the 21CF charter amendment proposals each require the affirmative vote of the holders of a majority of the outstanding shares of 21CF class B common stock entitled to vote thereon. For purposes of the 21CF charter amendment proposals, you may vote “FOR”, “AGAINST,” or “ABSTAIN.” For purposes of the votes on the 21CF charter amendment proposals, if your shares of 21CF class B common stock are present at the 21CF special meeting but are not voted on the 21CF charter amendment proposals, or if you vote to abstain on the 21CF charter amendment proposals, this will have the same effect as a vote “AGAINST” the 21CF charter amendment proposals. Votes to abstain will not be counted as votes cast in favor of the 21CF charter amendment proposals, but will count for purposes of determining whether a quorum is present. If you fail to submit a valid proxy or to vote in person at the 21CF special meeting or if you vote to abstain in connection with the 21CF charter amendment proposals, it will have the same effect as a vote “AGAINST” the 21CF charter amendment proposals.

Approval of the 21CF adjournment proposal requires the affirmative vote of a majority of votes cast thereon by the holders of shares of 21CF class B common stock entitled to vote thereon. For purposes of the 21CF adjournment proposal, if your shares of 21CF class B common stock are present at the 21CF special meeting but are not voted on the 21CF adjournment proposal, or if you fail to submit a proxy or to vote in person at the 21CF special meeting, as applicable, the shares of 21CF class B common stock held by your or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the vote to adjourn the 21CF special meeting.

Approval of the compensation proposal requires the affirmative vote of a majority of votes cast thereon by holders of shares of 21CF class B common stock entitled to vote thereon. For purposes of the compensation proposal, if your shares of 21CF class B common stock are present at the 21CF special meeting but are not voted on the compensation proposal, or if you have given a proxy and abstained on the compensation proposal, or if you fail to submit a proxy or to vote in person at the 21CF special meeting, as applicable, the shares of 21CF class B common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the compensation proposal. Approval of this proposal is not a condition to completion of the transactions, and the vote with respect to this proposal is advisory only and will not be binding on 21CF, the initial surviving corporation, the final surviving entity or Disney. If the transactions are completed, the transactions-related executive compensation may be paid to 21CF’s named executive officers to the extent payable in accordance with the terms of the compensation arrangements even if 21CF stockholders fail to approve, by non-binding, advisory vote, the transactions-related executive compensation.

As of the 21CF record date, the Murdoch Family Trust and the directors and executive officers of 21CF beneficially owned and were entitled to vote, in the aggregate, 12,188,683 shares of 21CF class A common stock, representing approximately 1% of the outstanding shares of 21CF class A common stock as of the close of business on the 21CF record date (of which 57,000, or less than 1%, were beneficially owned by the Murdoch Family Trust), and 310,913,109 shares of 21CF class B common stock, representing approximately 38.9% of the outstanding shares of 21CF class B common stock as of the close of business on the 21CF record date (of which 306,623,480, or approximately 38.4%, were beneficially owned by the Murdoch Family Trust). As of May 29, 2018, the directors and executive officers of Disney beneficially owned approximately 1,949 shares of 21CF class A common stock, representing less than 1% of the shares of 21CF class A common stock then outstanding and entitled to vote, and beneficially owned approximately 85 shares of 21CF class B common stock, representing less than 1% of the shares of 21CF class B common stock then outstanding and entitled to vote.

Proxies and Revocations (Page 79)

Stockholder of Record. If you are a 21CF stockholder of record, you may have your shares of 21CF common stock voted on matters presented at the 21CF special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. (Eastern Time) on July 9, 2018. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the 21CF special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your 21CF common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the 21CF special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the 21CF special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of 21CF common stock should be voted on a matter, the shares of 21CF common stock represented by your properly signed proxy card will be voted “FOR” each of the proposals upon which you are entitled to vote.

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the 21CF special meeting and voting in person, or by giving written notice of revocation to 21CF prior to the time the 21CF special meeting begins. Written notice of revocation should be mailed to: 21st Century Fox, Attention: Corporate Secretary, 1211 Avenue of the

Americas, New York, New York 10036. If you have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, brokerage firm or other nominee to change those instructions.

Information About the Disney Special Meeting (Page 82)

Time, Place and Purpose of the Disney Special Meeting (Page 82)

The Disney special meeting will be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New Amsterdam Theatre, 214 West 42nd Street, New York, NY 10036.

At the Disney special meeting, Disney stockholders will be asked to consider and vote on (i) the share issuance proposal, (ii) the Disney charter amendment proposal and (iii) the Disney adjournment proposal.

Record Date and Quorum (Page 82)

You are entitled to receive notice of, and to vote at, the Disney special meeting if you are a stockholder of record of shares of Disney common stock as of the close of business on May 29, 2018, the Disney record date. On the Disney record date, there were 1,486,750,541 shares of Disney common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the Disney special meeting for each share of Disney common stock that you owned on the Disney record date.

The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by holders of Disney common stock entitled to vote at the Disney special meeting constitutes a quorum for the purposes of the Disney special meeting. Abstentions are counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Disney special meeting.

Additionally, the Disney bylaws provide that if a quorum does not attend any meeting, a minority of the Disney stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until a quorum is present or represented, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting.

Vote Required (Page 83)

Approval of the share issuance proposal and the Disney adjournment proposal require the affirmative vote of holders of a majority of the shares of Disney common stock present in person or represented by proxy at the Disney special meeting and entitled to vote at the meeting. If your shares of Disney common stock are present at the Disney special meeting but are not voted on the share issuance proposal or the Disney adjournment proposal, or if you vote to abstain on the share issuance proposal or the Disney adjournment proposal, each will have the effect of a vote “AGAINST” the share issuance proposal and the Disney adjournment proposal, as applicable. If you fail to submit a valid proxy or to attend the Disney special meeting or if your shares of Disney common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Disney common stock, your shares of Disney common stock will not be voted, but this will not have an effect on the vote to approve the share issuance proposal or the Disney adjournment proposal.

Approval of the Disney charter amendment proposal requires the affirmative vote of holders of a majority of the shares of Disney common stock entitled to vote at the meeting. Because the affirmative vote required to approve the Disney charter amendment proposal is based on the total number of shares of outstanding Disney common stock, if you hold shares of Disney common stock and you fail to submit a valid proxy or vote in person at the Disney special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the Disney charter amendment proposal.

If you participate in the Disney Savings and Investment Plan or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of shares of Disney common stock you hold in the plan as of the Disney record date. You may provide voting instructions to Fidelity Management Trust Company by voting online or by completing and returning a proxy card if you received one. If you are a record holder of shares of Disney common stock other than through these plans and you vote electronically, voting instructions you give with respect to those shares of Disney common stock will be applied to Disney stock credited to your accounts in a savings and investment plan unless you request a separate control number with respect to each account. To receive separate control numbers, please call 1-855-449-0994. The trustee will vote your shares of Disney common stock in accordance with your duly executed instructions received by July 5, 2018. If you do not send instructions, an independent fiduciary has been selected to determine how to vote all shares for which the trustee does not receive valid and timely instructions from participants. You may revoke previously given voting instructions by July 5, 2018, by either revising your instructions online or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

As of the Disney record date, the directors and executive officers of Disney beneficially owned and were entitled to vote, in the aggregate, 1,729,516 shares of Disney common stock, representing less than 1% of the outstanding shares of Disney common stock as of the close of business on the Disney record date. The directors and executive officers of Disney have informed Disney that they currently intend to vote all such shares of Disney common stock “FOR” the share issuance proposal, “FOR” the Disney charter amendment proposal and “FOR” the Disney adjournment proposal. As of May 29, 2018, the directors and executive officers of 21CF beneficially owned approximately 18,259 shares of Disney common stock, representing less than 1% of the shares of Disney common stock then outstanding and entitled to vote.

Proxies and Revocations (Page 84)

Stockholder of Record. If you are a Disney stockholder of record, you may have your shares of Disney common stock voted on matters presented at the Disney special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. (Eastern Time) on July 9, 2018. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the Disney special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Disney common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Disney special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Disney common stock should be voted on a matter, the shares of Disney common stock represented by your properly signed proxy will be voted “FOR” the share issuance proposal, “FOR” the Disney charter amendment proposal and “FOR” the Disney adjournment proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the Disney special meeting and voting in person or by giving written notice of revocation to Disney prior to the time the Disney special meeting begins. Written notice of revocation should be mailed to: The Walt Disney Company, Attention: Secretary, 500 South Buena Vista Street, Burbank, California 91521. If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, broker or other nominee to change those instructions.

Interests of 21CF’s Directors and Executive Officers in the Transactions (Page 200)

The directors and executive officers of 21CF have certain interests in the transactions that may be different from or in addition to those of the 21CF stockholders generally. The 21CF board was aware of these interests and considered them, among other things, in evaluating the combination merger agreement and the transactions and in recommending that the 21CF stockholders approve the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals. See the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus for a more detailed description of these interests. These interests may include the following, among others:

•	the accelerated vesting, cancellation and payment of consideration in respect of outstanding equity and equity-based awards;

•	the grant of certain retention equity awards;

•	the payment of a prorated cash annual incentive bonus for the year in which the closing occurs;

•	the entitlement of the executive officers to receive severance benefits under their respective employment agreements;

•	the establishment of a 21CF severance plan; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

Interests of Disney’s Directors and Executive Officers in the Transaction (Page 205)

The directors and executive officers of Disney have certain interests in the transactions that may be different from or in addition to those of Disney stockholders generally. In connection with the execution of the combination merger agreement, Disney extended the term of the employment agreement with Disney’s Chairman and Chief Executive Officer and revised certain terms of his employment agreement relating to compensation, including, in connection with such extension, certain increases in compensation and grants of equity awards, the vesting of which is contingent in part on the closing of the transactions. The Disney board was aware of these interests and considered them, among other things, in evaluating the combination merger agreement and the transactions and in recommending that the Disney stockholders approve the share issuance proposal and the Disney charter amendment proposal. See the section entitled “Interests of Disney’s Directors and Executive Officers in the Transaction” beginning on page 205 of this joint proxy statement/prospectus for a more detailed description of these interests.

Regulatory Approvals (Page 155)

Completion of the transactions is conditioned on (i) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act; (ii) receipt of any consents from the Federal Communications Commission, which we refer to as the FCC, if required in connection with the completion of the transactions, which we refer to as the FCC consent, and (iii) receipt of consents from foreign regulators in the European Union, Australia, Brazil, Canada, China, India, Israel, Japan, Mexico, the Russian Federation, South Africa, South Korea, Taiwan, Turkey and the United Kingdom, if required, which we refer to as the foreign regulator consents, and clauses (i) through (iii) collectively as the required governmental consents. It is also a condition to Disney’s obligation to consummate the transactions that no governmental consents required under applicable law in connection with the completion of the transactions will have imposed on Disney or its subsidiaries (including 21CF and the retained subsidiaries after giving effect to the transactions) any restrictions (as defined below), other than permitted restrictions (as defined below).

21CF and Disney have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the transactions prior to the termination date. In furtherance of the foregoing, Disney and 21CF have agreed to:

•	prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings; and

•	obtain prior to the termination date all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions.

Disney and its subsidiaries (including, for purposes of this sentence, 21CF and the retained subsidiaries, after giving effect to the transactions) are not required to agree to or accept any of the following, which we refer to as the restrictions:

•	any prohibition of or limitation on its or their ownership of any portion of their respective businesses or assets, including after giving effect to the transactions;

•	any requirement to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the transactions;

•	any limitation on its or their ability to acquire or hold or exercise full rights of ownership of any capital stock of 21CF or its subsidiaries, including after giving effect to the transactions; or

•	any other limitation on its or their ability to, or the manner in which they, operate, conduct or exercise decision-making over their respective businesses, assets or operations, including after giving effect to the transactions.

Notwithstanding the foregoing, Disney has committed, if and to the extent necessary to obtain the required governmental consents prior to the termination date, to agree to restrictions of the type contemplated by the first three bullets in the preceding paragraph which solely involve (A) the businesses or assets comprising the retained business other than the specified assets which generated, in the aggregate, no more than $500 million of 21CF EBITDA and/or (B) 21CF’s regional sports networks, which we refer to as the specified assets. If any such restrictions are agreed to or accepted with respect to the specified assets in obtaining the required governmental consents, clause (A) of the foregoing sentence will be reduced by the lesser of (1) the aggregate amount of 21CF EBITDA attributable to such specified assets and (2) $250 million of 21CF EBITDA. For a more complete description of 21CF EBITDA, see the section entitled “The Transactions—Regulatory Approvals” beginning on page 155 of this joint proxy statement/prospectus.

In addition, notwithstanding the fourth bullet point in the third paragraph of this section, Disney has committed, if and to the extent necessary to obtain the required governmental consents prior to the termination date, to agree to restrictions of the type contemplated by the fourth bullet above which are applied solely against and solely involve and impact the operations, businesses and assets of the retained business and the non-U.S. operations, businesses and assets of Disney and its subsidiaries which restrictions would not, individually or in the aggregate, including when taken together with the net incremental financial impact of restrictions imposed with respect to any proposed or actual acquisition of additional shares in Sky by 21CF, and any agreement or offer related to the foregoing, including the Sky acquisition (other than any such restrictions contemplated by the Undertakings in Lieu given by 21CF pursuant to para. 3 of Schedule 2 of Enterprise Act (Protection of Legitimate Interests) Order 2003 provided to the Secretary of State, as published on June 29, 2017, together with any impact or consequence of such restrictions), have or reasonably be expected to have an impact, which we refer to as a regulatory adverse impact, on the financial condition, properties, assets, business or results of operations of the retained business and the non-U.S. operations, businesses and assets of Disney and its subsidiaries, taken as a whole, that is both significant and adverse, measured on a scale relative to the size of the retained business. In making this determination, Disney may, in its sole discretion, take into account any reduction in revenue synergies and/or cost synergies anticipated from the transactions that results from the applicable restrictions. The size of the retained business will be measured (i) if the Sky acquisition is consummated, after giving effect to such completion, (ii) to the extent that any revenue synergies are taken into account by Disney for purposes of determining whether a regulatory adverse impact has occurred, after the inclusion of all revenue synergies anticipated from the mergers and (iii) to the extent that any cost synergies are taken into account by Disney for purposes of determining whether a regulatory adverse impact has occurred, after the inclusion of all cost synergies anticipated from the mergers. For a more complete summary of the factors taken into account by Disney for purposes of determining whether a regulatory adverse impact has occurred, see the section entitled “The Transactions—Regulatory Approvals” beginning on page 155 of this joint proxy statement/prospectus.

We refer to the restrictions described in the foregoing two paragraphs to which Disney has committed to agree as the permitted restrictions.

If the transactions are not consummated under certain circumstances relating to the failure to obtain regulatory approvals, or there is a final, non-appealable order preventing the transactions, in each case relating to antitrust or communications laws, Disney may be required to pay 21CF a termination fee of $2.5 billion. See the section entitled “The Combination Merger Agreement—Termination of the Combination Merger Agreement—Termination Fees” beginning on page 190 of this joint proxy statement/prospectus.

21CF and Disney filed their notification and report forms under the HSR Act on February 1, 2018. A second request was received on March 5, 2018.

No Appraisal Rights (Page 264)

Neither 21CF stockholders nor Disney stockholders are entitled to appraisal rights under Delaware law in connection with the transactions.

Conditions to Completion of the Transactions (Page 186)

Each party’s obligation to complete the mergers, and, except with regard to the matters described in the first bullet below, 21CF’s obligation to effect the 21CF charter amendments, the stock split, the separation and the distribution, is subject to the satisfaction or waiver, to the extent applicable, at or prior to the closing of the transactions of the following conditions:

•	the 21CF charter amendments must have become effective, the stock split must have occurred and the separation and distribution must have been consummated;

•	the adoption of the combination merger agreement and the distribution merger agreement by the holders of shares of 21CF common stock constituting at least a majority of the outstanding shares of 21CF class A common stock and 21CF class B common stock entitled to vote thereon, voting together as a single class, and the approval of the 21CF charter amendments by the holders of shares of 21CF common stock constituting at least a majority of the outstanding shares of 21CF class B common stock entitled to vote thereon, which we refer to collectively as the 21CF stockholder approval;

•	the approval of the issuance of Disney stock by the holders of shares of Disney common stock constituting at least a majority of the outstanding shares of Disney common stock present in person or represented by proxy at the Disney special meeting and entitled to vote thereon, which we refer to as the Disney stockholder approval;

•	the shares of Disney common stock to be issued in the initial merger must have been approved for listing on the NYSE upon official notice of issuance and the shares of New Fox common stock to be issued in the distribution must have been approved for listing on Nasdaq upon official notice of issuance;

•	the expiration or termination of any applicable waiting period under the HSR Act and the receipt of any FCC consents (if required) and the foreign regulator consents;

•	no domestic, foreign or transnational governmental entity of a competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the completion of the transactions;

•	the registration statement on Form S-4 filed by Disney in respect of the shares of Disney common stock to be issued in the initial merger, of which this joint proxy statement/prospectus forms a part, and the registration statement filed by 21CF in respect of the shares of New Fox common stock to be issued in the distribution must have become effective under the Securities Act and the Exchange Act, as applicable, and must not be the subject of any stop order or any proceedings initiated or threatened for that purpose by the SEC;

•	21CF must have obtained an opinion from a nationally recognized valuation or accounting firm or investment bank, as to the adequacy of surplus under Delaware law to effect the dividend, and as to the solvency of New Fox and 21CF after giving effect to the dividend, the stock split and the distribution; and

•	the separation agreement, the tax matters agreement and the commercial agreements must have been entered into in accordance with the terms of the combination merger agreement.

The obligations of Disney and the Merger Subs to effect the transactions also are subject to the satisfaction or waiver by Disney, at or prior to the closing of the transactions, of the following conditions:

•	the accuracy of the representations and warranties of 21CF in the manner described in the combination merger agreement;

•	the performance, in all material respects, by 21CF of its obligations under the combination merger agreement at or prior to the closing of the transactions;

•	no governmental consents will have imposed any restriction other than permitted restrictions; and

•

receipt by Disney of the hook stock legal comfort, which includes the receipt of (i) a written opinion of Greenwoods & Herbert Smith Freehills Pty Limited, or an Australian senior barrister of Disney’s choice, to the effect that the 21CF charter amendments, the stock split and the distribution (or any alternative transactions) should not result in any hook stock tax under Australian tax law, (ii) a class ruling issued by the Australian Taxation Office to the effect that holders of all shares of 21CF will be eligible to choose roll-over relief in respect of the initial merger pursuant to Subdivision 124-M of Australian income tax law and (iii) a written opinion of Cravath to the effect that the stock split, the distribution and the mergers will result in no recognition of gain or loss in respect of the hook stock shares for U.S. federal income tax purposes (clauses (i) through (iii) collectively, the “hook stock legal comfort”), with certain situations satisfying the condition (see the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus).

21CF’s obligation to effect the transactions is also subject to the satisfaction or waiver by 21CF at or prior to the closing of the transactions of the following additional conditions:

•	the accuracy of the representations and warranties of Disney to the extent required under the combination merger agreement;

•	the performance, in all material respects, by each of Disney and the Merger Subs of its obligations under the combination merger agreement at or prior to the closing of the transactions; and

•	receipt of a tax opinion from Skadden that the distribution and the mergers will qualify for the intended tax treatment (as described in the section entitled “The Combination Merger Agreement—Tax Matters—Intended Tax Treatment”), unless Skadden cannot deliver such opinion because of a failure of certain stockholders of 21CF to deliver representations to Skadden at closing.

For a more complete summary of the conditions that must be satisfied or waived prior to the closing of the transactions, see the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus.

No Solicitation or Negotiation of Acquisition Proposals (Page 176)

The combination merger agreement provides that neither 21CF nor Disney, nor any of their respective subsidiaries nor any of their respective officers, directors and employees will, and each of 21CF and Disney will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage or otherwise participate in any discussions or negotiations relating to any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	provide any information or data to any person in connection with any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The combination merger agreement provides that an acquisition proposal with respect to 21CF means (i) any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving 21CF or any of its subsidiaries which is structured to result in such person or group of persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of 21CF’s consolidated total assets (including equity securities of its subsidiaries) (using the consolidated total assets of the retained business as the denominator for the purpose of calculating such percentage) or 20% or more of any class of 21CF’s equity interests and (ii) any acquisition by any person or group of persons (or their stockholders) resulting in, or proposal or offer, which if consummated would result in, any person or group of persons (or their stockholders) obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of 21CF or 20% or more of 21CF’s consolidated total assets (including equity securities of its subsidiaries) (using the consolidated total assets of the retained business as the denominator for the purpose of calculating such percentage), in each case other than the transactions.

The combination merger agreement also provides that an acquisition proposal with respect to Disney means (i) any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Disney or any of its subsidiaries which is structured to result in such person or group of persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of Disney’s consolidated total assets (including equity securities of its subsidiaries) or any class of Disney’s equity interests and which is expressly conditioned on the transactions not being consummated, and (ii) any acquisition by any person or group of persons (or their stockholders) resulting in, or proposal or offer, which if consummated would result in, any person or group of persons (or their stockholders) obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of Disney or 20% or more of Disney’s consolidated total assets (including equity securities of its subsidiaries), in each case other than the transactions, and which is expressly conditioned on the transactions not being consummated.

Fiduciary Exception (Page 178)

Prior to the time, but not after, the 21CF stockholder approval or the Disney stockholder approval, as applicable, is obtained, each of 21CF and Disney may do any of the following in response to an unsolicited, bona fide written acquisition proposal made after the date of the combination merger agreement:

•	contact the person who made such acquisition proposal and its representatives solely to clarify the terms and conditions thereof;

•	if the 21CF board or the Disney board, as applicable, has determined in good faith after consultation with outside legal counsel that (A) based on the information available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, the unsolicited acquisition proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to result in a superior proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:

•

provide access to information regarding it or any of its subsidiaries in response to a request to the person who made such acquisition proposal and such person’s representatives, provided that such information has previously been, or is substantially concurrently, made available to the other party and that, prior to furnishing any such non-public information, it receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between 21CF and Disney, which we refer to as the 21CF-Disney confidentiality agreement (it being understood that such confidentiality agreement need not contain a standstill or similar obligations to the extent that the party receiving such acquisition proposal releases the other party, concurrently with the entry by the party receiving such acquisition proposal or its subsidiaries into such confidentiality agreement, from any standstill or similar obligations in the 21CF-Disney confidentiality agreement), provided, further, that if the person making such acquisition proposal is a competitor of the party receiving such acquisition proposal and its subsidiaries, such party will not provide information that in the good faith determination of such party constitutes commercially sensitive non-public information to such person in connection with such permitted actions other than in accordance with a clean room or other similar procedures designed to limit any potential adverse effect on the party from sharing such information;

•	engage or participate in any discussions or negotiations with any such person and its representatives regarding such acquisition proposal; and

•	refer any inquiring person to this provision.

The combination merger agreement provides that a superior proposal with respect to either 21CF or Disney means an unsolicited, bona fide acquisition proposal with respect to such party made after the date of the combination merger agreement that would result in a person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, 60% or more of such party’s consolidated total assets or more than 50% of the total voting power of the equity securities of such party or the successor person of such party, that such party’s board has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person or group of persons making the proposal, and, if consummated, would result in a transaction more favorable to such party’s stockholders from a financial point of view than the transactions (after taking into account any revisions to the terms of the transactions and the time likely to be required to consummate such acquisition proposal).

No Change in Recommendation or Alternative Acquisition Agreement (Page 179)

Subject to certain exceptions described in the section entitled “The Combination Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement—Fiduciary Exception” beginning on page 179 of this joint proxy statement/prospectus, each of the 21CF board and the Disney board, and each committee of the respective boards, may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the other party, its recommendation to its stockholders that they vote in favor of (1) in the case of 21CF, the adoption of the combination merger agreement, the distribution merger agreement and the 21CF charter amendments, which we refer to as the 21CF recommendation, or (2) in the case of Disney, the approval of the stock issuance, which we refer to as the Disney recommendation (in each case, it being understood that if any acquisition proposal structured as a tender or exchange offer is commenced, the applicable party’s board failing to recommend against acceptance of such tender or exchange offer by such party’s stockholders within 10 business days after commencement thereof pursuant to Rule 14d-2 of the Exchange Act will be considered a modification adverse to the other party);

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, an alternative acquisition agreement relating to any acquisition proposal; or

•	cause or permit 21CF or Disney or any of their respective subsidiaries, as applicable, to enter into an alternative acquisition agreement.

Fiduciary Exception (Page 179)

However, at any time before the 21CF stockholder approval or the Disney stockholder approval, as applicable, is obtained, the 21CF board or the Disney board may:

•	make a change in recommendation in connection with an acquisition proposal if:

•	the acquisition proposal did not result from or in connection with a material breach of the combination merger agreement and such acquisition proposal is not withdrawn; and

•	the applicable party’s board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that (A) such acquisition proposal constitutes a superior proposal and (B) the failure to take such action would be inconsistent with the respective directors’ fiduciary duties under applicable law;

•	make a change in recommendation other than in connection with an acquisition proposal if the applicable party’s board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the respective directors’ fiduciary duties under applicable law; and/or

•	terminate the combination merger agreement and concurrently cause such party to enter into an alternative acquisition agreement providing for a superior proposal that did not result from or in connection with a material breach of the combination merger agreement, which termination we refer to as a 21CF superior proposal termination event or a Disney superior proposal termination event, as applicable.

The 21CF board and the Disney board may not make a change in recommendation and/or effect a 21CF superior proposal termination event or a Disney superior proposal termination event, as applicable, until after at least five business days following the other party’s receipt of written notice from such party advising that such party’s board intends to take such action and the basis for doing so (which notice will include a copy of any such superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the development or change in connection with which such party’s board has given such notice). After providing such notice and prior to effecting a change in recommendation and/or 21CF superior proposal termination event or Disney superior proposal termination event:

•	such party must, during such five business day period, negotiate in good faith with the other party and its representatives, to the extent the other party wishes to negotiate, with respect to any revisions to the terms of the transactions contemplated by the combination merger agreement proposed by the other party; and

•	in determining whether it may still under the terms of the combination merger agreement make a change in recommendation and/or effect a 21CF superior proposal termination event or a Disney superior proposal termination event, such party’s board must take into account any changes to the terms of the combination merger agreement proposed by the other party and any other information provided by the other party in response to such notice during such five business day period.

Any amendment to the financial terms or conditions or other material terms of any acquisition proposal will be deemed to be a new acquisition proposal except that the five business day notice period for such new acquisition proposal will be three business days. Subject to its right to change its recommendation described above, the 21CF board and the Disney board have agreed to recommend to their respective stockholders that, in the case of 21CF, they adopt the combination merger agreement and the distribution merger agreement and approve the 21CF charter amendments and, in the case of Disney, they approve the stock issuance, and to include such recommendations in this joint proxy statement/prospectus. 21CF and Disney have also each agreed to use its reasonable best efforts to obtain and solicit such adoption or approval.

Termination of the Combination Merger Agreement (Page 189)

The combination merger agreement may be terminated and the transactions may be abandoned at any time prior to the first effective time:

•	by mutual written consent of Disney and 21CF, by action of their respective boards of directors;

•	by either Disney or 21CF if:

•	provided that the party terminating the combination merger agreement has not breached in any material respect its obligations under the combination merger agreement in any manner that has proximately contributed to the failure of the mergers to be consummated, the initial merger has not been consummated by 11:59 p.m. (New York City time) on December 13, 2018, which we refer to as the termination date, which termination date may be extended for two six-month periods by either 21CF or Disney, if on such termination date (as it may be extended) any required governmental consents have not been obtained and all other conditions have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the transactions, provided such conditions were then capable of being satisfied if the closing of the transactions had taken place). In addition to the two six-month extensions described in the prior sentence, if a governmental entity of a competent jurisdiction (other than the jurisdictions from which the required governmental consents are required) issues an order that is not final and non-appealable and all other conditions have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the transactions, provided such conditions were then capable of being satisfied if the closing of the transactions had taken place), the termination date (as may have been previously extended) may be further extended until the earliest of (i) six months after the applicable termination date, (ii) two business days following such earlier date on which the subsequent merger is required to occur and (iii) the date such order becomes final and non-appealable;

•	21CF stockholders do not adopt the combination merger agreement at a meeting duly convened therefor or at any adjournment or postponement thereof at which a stockholder vote is taken on the adoption of the combination merger agreement, which we refer to as a 21CF stockholder approval termination event;

•	the Disney stockholder approval of the share issuance is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a stockholder vote is taken on the approval of the issuance of Disney stock to 21CF stockholders, which we refer to as a Disney stockholder approval termination event; or

•	provided that the party terminating the combination merger agreement has not breached in any material respect its obligations under the combination merger agreement in any manner that has proximately contributed to the failure of the mergers to be consummated, any law or order permanently restrains, enjoins or otherwise prohibits completion of the mergers, and such law or order has become final and non-appealable, which we refer to as a final law or order termination event;

•	by 21CF if:

•	the Disney board effects a change in recommendation, which we refer to as a Disney adverse recommendation change termination event, provided that the Disney stockholder approval of the share issuance has not been obtained;

•	Disney or the Merger Subs breach any of their representations, warranties, covenants or agreements in the combination merger agreement, or any of their representations or warranties shall have become untrue after the date of the combination merger agreement, such that the related conditions to the obligation of 21CF to close the transactions would not be satisfied and such breach is not curable or, if curable, is not cured following written notice to Disney from 21CF of such breach by the earlier of the 30th day following such written notice and the termination date (as it may be extended), provided that 21CF is not then in breach of any of its representations, warranties, covenants or agreements under the combination merger agreement in a manner such that the conditions of Disney regarding the accuracy of 21CF’s representations and warranties and performance of 21CF’s obligations would not be satisfied (unless capable of being cured within 30 days), which we collectively refer to as a Disney breach termination event; or

•	before the 21CF stockholder approval is obtained, 21CF effects a 21CF superior proposal termination event, after having complied with the procedures described under the section entitled “The Combination Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 179 of this joint proxy statement/prospectus, provided that prior to or concurrently with such termination 21CF pays Disney a termination fee equal to $1.525 billion, which we refer to as the termination fee;

•	by Disney if:

•	the 21CF board effects a change in recommendation, which we refer to as a 21CF adverse recommendation change termination event, provided that the 21CF stockholder approval has not been obtained;

•	21CF breaches any of its representations, warranties, covenants or agreements in the combination merger agreement, or any of its representations or warranties shall have become untrue after the date of the combination merger agreement, such that the related conditions to the obligation of Disney and the Merger Subs to close the transactions would not be satisfied and such breach is not curable or, if curable, is not cured following written notice to 21CF from Disney of such breach by the earlier of the 30th day following such written notice and the termination date (as it may be extended), provided that Disney is not then in breach of any of its representations, warranties, covenants or agreements under the combination merger agreement in a manner such that the conditions of 21CF regarding the accuracy of Disney’s representations and warranties and performance of Disney’s obligations would not be satisfied (unless capable of being cured within 30 days), which we collectively refer to as a 21CF breach termination event; or

•	before the Disney stockholder approval is obtained, Disney effects a Disney superior proposal termination event, after having complied with the procedures described under the section entitled “The Combination Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 179 of this joint proxy statement/prospectus, provided that prior to or concurrently with such termination Disney pays 21CF the termination fee.

Termination Fees (Page 190)

21CF will pay Disney the termination fee if:

•	Disney terminates the combination merger agreement pursuant to a 21CF adverse recommendation change termination event;

•	21CF or Disney terminates the combination merger agreement pursuant to a 21CF stockholder approval termination event at a time when Disney had the right to terminate pursuant to a 21CF adverse recommendation change termination event;

•	21CF terminates the combination merger agreement pursuant to a 21CF superior proposal termination event; or

•	a 21CF tail termination fee event occurs.

A 21CF tail termination fee event occurs if:

•	Disney or 21CF terminates the combination merger agreement pursuant to an outside date termination event at a time when the conditions to closing relating to governmental consents, laws and orders and governmental approval have been satisfied, and between the date of the combination merger agreement and such termination, any person publicly made an acquisition proposal to 21CF or any of its subsidiaries;

•	Disney or 21CF terminates the combination merger agreement pursuant to a 21CF stockholder approval termination event and between the date of the combination merger agreement and such termination, any person publicly made an acquisition proposal to 21CF or any of its subsidiaries; or

•	Disney terminates the combination merger agreement pursuant to a 21CF breach termination event in respect of any covenant of 21CF, and between the date of the combination merger agreement and such termination, any person made an acquisition proposal to 21CF or any of its subsidiaries publicly or privately to the 21CF board; and

•	in each of the above three circumstances, within 12 months after the date of such termination, 21CF consummates or enters into an agreement contemplating an acquisition proposal.

In defining “acquisition proposal” for purposes of the 21CF tail termination fee event, all references to “20% or more” in the definition of acquisition proposal with respect to 21CF (found on page 177 of this joint proxy statement/prospectus) are replaced with references to “more than 50%” and references to “(using the consolidated total assets of the retained business as the denominator for purposes of calculating such percentage)” are deleted.

Disney will pay 21CF the termination fee if:

•	21CF terminates the combination merger agreement pursuant to a Disney adverse recommendation change termination event;

•	21CF or Disney terminates the combination merger agreement pursuant to a Disney stockholder approval termination event at a time when 21CF had the right to terminate pursuant to a Disney adverse recommendation change termination event;

•	Disney terminates the combination merger agreement pursuant to a Disney superior proposal termination event; or

•	a Disney tail termination fee event occurs.

A Disney tail termination fee event occurs if:

•	Disney or 21CF terminates the combination merger agreement pursuant to an outside date termination event at a time when the conditions to closing relating to governmental consents, laws and orders and governmental approval have been satisfied, and between the date of the combination merger agreement and such termination, any person publicly made an acquisition proposal to Disney or any of its subsidiaries;

•	Disney or 21CF terminates the combination merger agreement pursuant to a Disney stockholder approval termination event, and between the date of the combination merger agreement and such termination, any person publicly made an acquisition proposal to Disney or any of its subsidiaries; or

•	21CF terminates the combination merger agreement pursuant to a Disney breach termination event in respect of any covenant of Disney or a Merger Sub, and between the date of the combination merger agreement and such termination, any person made an acquisition proposal to Disney or any of its subsidiaries publicly or privately to the Disney board; and

•	in each of the above three circumstances, within 12 months after the date of such termination, Disney consummates or enters into an agreement contemplating an acquisition proposal.

In defining “acquisition proposal” for purposes of the Disney tail termination fee event, all references to “20% or more” in the definition of acquisition proposal with respect to Disney (found on page 177 of this joint proxy statement/prospectus) are replaced with references to “more than 50%” and the requirement that a proposal be expressly conditioned on the transactions not being consummated in order to constitute an acquisition proposal is deleted.

Disney will pay 21CF an amount equal to $2.5 billion, which we refer to as the regulatory termination fee, if:

•	Disney or 21CF terminates the combination merger agreement pursuant to a final law or order termination event as a result of any applicable antitrust law, communications law or foreign regulatory law or an order imposed by a governmental entity with jurisdiction over enforcement of any applicable antitrust law, communications law or foreign regulatory law with respect to such laws; or

•	Disney or 21CF terminates the combination merger agreement pursuant to an outside date termination event at a time when one or more of the conditions to closing relating to governmental consents or governmental approvals or laws and orders (to the extent such failure of conditions relating to laws and orders relates to certain applicable antitrust laws, communications laws or foreign regulatory laws) have not been satisfied; and

•	in each of the above two circumstances, both of the following requirements are satisfied:

•	all other conditions to the obligation of Disney to effect the transactions have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the transactions, provided such conditions were then capable of being satisfied if the closing of the transactions had taken place); and

•	21CF is not in breach in any material respect of its obligations under the combination merger agreement in any manner that would have proximately contributed to the events giving rise to the right of Disney or 21CF to terminate the combination merger agreement.

Under no circumstances will 21CF or Disney be required to pay a termination fee more than once. In addition, under no circumstances will Disney be required to pay both the termination fee and the regulatory termination fee. If Disney is required to pay the termination fee to 21CF at a time when Disney is in breach of its obligation to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions such that 21CF would have the right to terminate the combination merger agreement pursuant to a Disney breach termination event, Disney must pay 21CF the regulatory termination fee instead of the termination fee (or, if Disney has already paid the termination fee, an amount equal to the regulatory termination fee minus the termination fee).

The Voting Agreement (Page 196)

Concurrently with the execution and delivery of the combination merger agreement, on December 13, 2017, the Murdoch Family Trust and Cruden Financial Services LLC, the corporate trustee of the Murdoch Family Trust, which collectively we refer to as the covered stockholders, entered into a voting agreement, dated as of

December 13, 2017, by and among Disney and the covered stockholders, which we refer to as the voting agreement, with Disney. Shares of 21CF common stock beneficially owned by the covered stockholders subject to the voting agreement, which we refer to as the voting agreement shares, comprised 57,000 shares of 21CF class A common stock, constituting less than 1% of the total issued and outstanding shares of 21CF class A common stock as of December 11, 2017, and 306,623,480 shares of 21CF class B common stock, constituting approximately 38.40% of the total issued and outstanding shares of 21CF class B common stock as of December 11, 2017.

Pursuant to the terms of the voting agreement, the covered stockholders agreed, among other things, to vote the voting agreement shares in favor of adoption of the combination merger agreement and the distribution merger agreement and approval of the 21CF charter amendments. Additionally, the covered stockholders have agreed, among other things, not to sell or transfer the voting agreement shares, subject to certain exceptions, or solicit any acquisition proposal with respect to 21CF. The voting agreement will terminate upon the earliest of (i) the termination of the combination merger agreement, (ii) the first effective time and (iii) such date and time as the combination merger agreement shall have been amended in a manner that reduces the amount of merger consideration or is material and adverse to any of the covered stockholders without the covered stockholder’s prior written consent. For more information regarding the voting agreement, see “The Voting Agreement” beginning on page 196 of this joint proxy statement/prospectus. The voting agreement is also attached to this joint proxy statement/prospectus as Annex D.

Accounting Treatment (Page 158)

Disney prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The transactions will be accounted for using the acquisition method of accounting. Disney will be treated as the acquiror for accounting purposes.

Material United States Federal Income Tax Consequences (Page 247)

21CF stockholders are not expected to recognize any income, gain or loss for U.S. federal income tax purposes as a result of the stock split, the distribution or the mergers, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of (i) Disney common stock in the initial merger or (ii) New Fox common stock in the distribution. For more detailed information regarding the material United States federal income tax consequences of the stock split, the distribution or the mergers, see the section entitled “Material United States Federal Income Tax Consequences” beginning on page 247 of this joint proxy statement/prospectus.

Comparison of Stockholders’ Rights (Page 250)

The rights of 21CF stockholders are governed by the 21CF charter, and bylaws as amended through December 13, 2017, which we refer to as the 21CF bylaws, and by the DGCL. The rights of Disney stockholders are governed by the Disney charter and the Disney bylaws and by the DGCL. The rights of 21CF stockholders under the Disney charter and the Disney bylaws will differ in some respects from their rights under the 21CF charter and the 21CF bylaws. For more detailed information regarding a comparison of your rights as a stockholder of 21CF and Disney, see the section entitled “Comparison of Stockholders’ Rights” beginning on page 250 of this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF 21CF

The following table presents selected historical consolidated financial data for 21CF, as of and for the fiscal years ended June 30, 2017, 2016, 2015, 2014 and 2013, as of March 31, 2018 and for the nine months ended March 31, 2018 and March 31, 2017. The statement of operations data for each of the three years in the period ended June 30, 2017 and the balance sheet data as of June 30, 2017 and 2016 have been obtained from 21CF’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2017, which is incorporated by reference into this joint proxy statement/prospectus. The statements of operations data for the years ended June 30, 2014 and 2013 and the balance sheet data as of June 30, 2015, 2014 and 2013 have been derived from 21CF’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference. The financial data as of March 31, 2018 and for the nine months ended March 31, 2018 and March 31, 2017 have been obtained from 21CF’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in 21CF’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and 21CF’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

	For the nine months ended March 31,(1) (unaudited)		For the fiscal years ended June 30,
	2018	2017	2017(2)	2016(2)	2015(2)	2014(3)	2013(4)
	(in millions, except per share data)
STATEMENT OF OPERATIONS DATA
Revenues	$22,459	$21,752	$28,500	$27,326	$28,987	$31,867	$27,675
Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	3,551	2,495	2,996	2,763	8,373	3,785	6,820
Net income attributable to Twenty-First Century Fox, Inc. stockholders	3,544	2,476	2,952	2,755	8,306	4,514	7,097
Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share—basic	1.92	1.35	1.62	1.42	3.94	1.67	2.91
Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share—diluted	1.91	1.34	1.61	1.42	3.93	1.67	2.91
Net income attributable to Twenty-First Century Fox, Inc. stockholders per share—basic	1.91	1.33	1.59	1.42	3.91	1.99	3.03
Net income attributable to Twenty-First Century Fox, Inc. stockholders per share—diluted	1.91	1.33	1.59	1.42	3.90	1.99	3.03
Cash dividend per share	0.360	0.360	0.360	0.300	0.275	0.250	0.170

	As of March 31, (unaudited)	As of June 30,
	2018	2017	2016	2015	2014	2013
	(in millions, except per share data)
BALANCE SHEET DATA
Cash and cash equivalents	$7,372	$6,163	$4,424	$8,428	$5,415	$6,659
Total assets(5)	53,978	50,724	48,193	49,868	54,628	50,785
Borrowings(5)	19,997	19,913	19,553	18,868	18,893	16,299
Twenty-First Century Fox, Inc. stockholders’ equity	18,971	15,722	13,661	17,220	17,418	16,998
Book value per share	$10.24	$8.49	$7.31	$8.45	$7.89	$7.34

(1)	See Notes 1, 2 and 11 to the unaudited consolidated financial statements of 21CF contained in its Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2018, filed May 10, 2018 for information with respect to U.S. tax reform, accounting changes, significant acquisitions, disposals, restructuring charges and other transactions during the nine months ended March 31, 2018 and 2017.
(2)	See Notes 2, 3, 4, 5, 6, 7 and 22 to the audited consolidated financial statements of 21CF contained in its Annual Report on Form 10-K, for the fiscal year ended June 30, 2017, filed August 14, 2017, for information with respect to significant acquisitions, disposals, discontinued operations, accounting changes, impairment charges, restructuring charges and other transactions during fiscal 2017, 2016 and 2015.
(3)	In fiscal 2014, 21CF acquired an additional 31% interest in the Yankees Entertainment and Sports Network, which we refer to as the YES Network, increasing 21CF’s ownership interest to an 80% controlling interest, for approximately $680 million, net of cash acquired. As a result of this transaction, 21CF consolidated the balance sheet and operating results of the YES Network, including $1.7 billion in debt. Also in fiscal 2014, a subsidiary of News Corp (as defined below), prior to the News Corp. separation (as defined below), had filed for tax reimbursement in a foreign jurisdiction. During fiscal 2014, the foreign jurisdiction notified News Corp that it had accepted its claims and would reimburse the taxes plus interest to News Corp. As of June 30, 2014, the net amount that 21CF received, pursuant to the tax sharing and indemnification agreement with News Corp, was approximately $720 million, which was included in income from discontinued operations, net of tax. Also during fiscal 2014, through separate transactions, 21CF sold its 47% interest in CMC-News Asia Holdings Limited, its 50% interest in STATS LLC, its 50% interest in STAR CJ Network India Pvt. Ltd. and its 12% interest in Phoenix Satellite Television Holdings Ltd. for approximately $465 million. 21CF recorded a gain on these transactions.
(4)	In fiscal 2013, 21CF acquired additional shares of Sky Deutschland AG, which we refer to as Sky Deutschland, increasing 21CF’s ownership interest to approximately 55%. As a result of this transaction, the carrying amount of 21CF’s previously held equity interest in Sky Deutschland was revalued to fair value as of the acquisition date, resulting in a gain of approximately $2.1 billion. Also during fiscal 2013, 21CF sold its 49% investment in NDS Group Limited to Cisco Systems Inc. for approximately $1.9 billion. 21CF recorded a gain of approximately $1.4 billion on this transaction. Additionally, 21CF completed the separation of its business into two independent publicly traded companies, which we refer to as the News Corp. separation, by distributing to its stockholders all of the outstanding shares of the new News Corporation, which we refer to as News Corp. Effective June 28, 2013, the News Corp. separation qualified for discontinued operations treatment in accordance with ASC 205-20, “Discontinued Operations.” 21CF distributed approximately $2.4 billion to News Corp.
(5)	On July 1, 2016, 21CF adopted Accounting Standards Update (“ASU”) 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”) on a retrospective basis. The adoption of ASU 2015-03 resulted in a $172 million, $171 million, $165 million and $159 million decrease in Other non-current assets and Non-current Borrowings in the Consolidated Balance Sheets as of June 30, 2016, 2015, 2014 and 2013, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DISNEY

The following table presents selected historical consolidated financial data for Disney as of and for the fiscal years ended September 30, 2017, October 1, 2016, October 3, 2015, September 27, 2014 and September 28, 2013, as of March 31, 2018 and April 1, 2017 and for the six months ended March 31, 2018 and April 1, 2017, respectively. The statements of income and cash flows data for each of the three fiscal years in the period ended September 30, 2017 and the balance sheet data as of September 30, 2017 and October 1, 2016 have been obtained from Disney’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2017, which are incorporated by reference into this joint proxy statement/prospectus. The statements of income and cash flows data for the years ended September 27, 2014 and September 28, 2013 and the balance sheet data as of October 3, 2015, September 27, 2014 and September 28, 2013 have been derived from Disney’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference. The statement of income and cash flows data for the six months ended March 31, 2018 and April 1, 2017 and the balance sheet data as of March 31, 2018, have been derived from Disney’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus. The balance sheet data as of April 1, 2017 has been derived from Disney’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017, which has not been incorporated into this document by reference.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Disney’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and Disney’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

	Six Months Ended		Years Ended
	March 31, 2018	April 1, 2017	September 30, 2017(1)	October 1, 2016(2)	October 3, 2015(3)	September 27, 2014(4)	September 28, 2013(5)
	(Dollar amounts in millions, except per share data)
Statements of Income
Revenues	$29,899	$28,120	$55,137	$55,632	$52,465	$48,813	$45,041
Net income	7,588	5,027	9,366	9,790	8,852	8,004	6,636
Net income attributable to Disney	7,360	4,867	8,980	9,391	8,382	7,501	6,136
Per common share
Basic earnings per share attributable to Disney	4.88	3.07	5.73	5.76	4.95	4.31	3.42
Diluted earnings per share attributable to Disney	4.86	3.05	5.69	5.73	4.90	4.26	3.38
Dividends declared per common share(6)	0.84	0.78	1.56	1.42	1.81	0.86	0.75
Balance Sheets
Total assets	97,943	91,807	95,789	92,033	88,182	84,141	81,197
Long-term obligations	26,615	23,169	26,710	24,189	19,142	18,573	17,293
Disney shareholders’ equity	45,151	43,784	41,315	43,265	44,525	44,958	45,429
Statements of Cash Flows(7)
Cash provided (used) by:
Operating activities	6,763	4,673	12,343	13,136	11,385	10,148	9,495
Investing activities	(3,805)	(2,390)	(4,111)	(5,758)	(4,245)	(3,345)	(4,676)
Financing activities	(2,882)	(3,049)	(8,959)	(7,220)	(5,801)	(6,981)	(4,458)

(1)	The fiscal 2017 results include a benefit from the adoption of a new accounting pronouncement related to the tax impact of employee share-based awards ($0.08 per diluted share). In addition, results include a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech LLC ($0.10 per diluted share), an adverse impact due to a charge, net of committed insurance recoveries, incurred in connection with the settlement of litigation ($0.07 per dilutive share) and restructuring and impairment charges ($0.04 per diluted share), which collectively resulted in a net adverse impact of $0.01 per diluted share.
(2)	The fiscal 2016 results include Disney’s share of a net gain recognized by A+E Television Networks LLC in connection with an acquisition of an interest in Vice Group Holding, Inc. ($0.13 per diluted share), restructuring and impairment charges ($0.07 per diluted share) and a charge in connection with the discontinuation of our Infinity console game business ($0.05 per diluted share). These items collectively resulted in a net benefit of $0.01 per diluted share.
(3)	The fiscal 2015 results include the write-off of a deferred tax asset as a result of a Disneyland Paris recapitalization completed during calendar 2015, which included an equity rights offering and a conversion of Disney loans to Disneyland Paris into equity ($0.23 per diluted share) and restructuring and impairment charges ($0.02 per diluted share), which collectively resulted in a net adverse impact of $0.25 per diluted share.
(4)	The fiscal 2014 results include a loss resulting from the foreign currency translation of net monetary assets denominated in Venezuelan currency ($0.05 per diluted share), restructuring and impairment charges ($0.05 per diluted share), a gain on the sale of property ($0.03 per diluted share) and a portion of a settlement of an affiliate contract dispute ($0.01 per diluted share). These items collectively resulted in a net adverse impact of $0.06 per diluted share.
(5)	During fiscal 2013, Disney completed a $4.1 billion cash and stock acquisition of Lucasfilm Ltd. LLC. In addition, results for the year include a charge related to the Celador litigation ($0.11 per diluted share), restructuring and impairment charges ($0.07 per diluted share), a charge related to an equity redemption by Hulu LLC ($0.02 per diluted share), favorable tax adjustments related to an increase in the amount of prior-year foreign earnings considered to be indefinitely reinvested outside of the United States and favorable tax adjustments related to pre-tax earnings of prior years ($0.12 per diluted share) and gains in connection with the sale of our equity interest in ESPN STAR Sports and certain businesses ($0.08 per diluted share). These items collectively resulted in a net adverse impact of $0.01 per diluted share.
(6)	In fiscal 2015, Disney began paying dividends on a semiannual basis. Accordingly, fiscal 2015 includes dividend payments related to fiscal 2014 and the first half of fiscal 2015.
(7)	Cash flow information for prior years has been restated to reflect the adoption of new accounting standards during fiscal 2017. Operating activities reflected a $77 million decrease, a $476 million increase, a $368 million increase and a $43 million increase, and financing activities reflected decreases of $229 million, $287 million, $271 million and $244 million in fiscal 2016, 2015, 2014 and 2013, respectively. Operating activities reflected a $185 million increase for the three months ended December 31, 2016.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF DISNEY

The selected unaudited pro forma condensed combined financial data presented below are based on the historical consolidated financial statements of Disney and the unaudited pro forma condensed combined financial statements of RemainCo. The selected unaudited pro forma condensed combined financial data present (1) the combination of the historical financial statements of Disney and the pro forma financial statements of RemainCo (including its existing 39% interest in Sky) and (2) the combination of the historical financial statements of Disney and the pro forma financial statements of RemainCo giving effect to the completion of the Sky acquisition at 21CF’s offer price of £10.75 per share. These selected unaudited pro forma condensed combined financial statements give effect to (1) the completion of the transactions and (2) the completion of the transactions and the Sky acquisition at the current offer price of £10.75 per share, as if they had been completed on October 2, 2016, for statement of income purposes, and on March 31, 2018 for balance sheet purposes.

The selected unaudited pro forma condensed combined financial data, which are preliminary in nature, have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data of Disney” beginning on page 200 of this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of Disney would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2018

(in millions)

	Disney	RemainCo	Pro Forma Adjustments (Sky at 39%)	Combined (Sky at 39%)	RemainCo Consolidation of Sky	Pro Forma Adjustments (Sky at 100%)	Combined (Sky at 100%)
Total assets	$97,943	$47,340	$62,001	$207,284	$37,369	$(1,032)	$243,621
Long-term obligations	26,615	22,151	5,862	54,628	24,096	(10)	78,714

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended September 30, 2017

(in millions, except per share data)

	Disney	RemainCo	Pro Forma Adjustments (Sky at 39%)	Combined (Sky at 39%)	RemainCo Consolidation of Sky	Pro Forma Adjustments (Sky at 100%)	Combined (Sky at 100%)
Revenues	$55,137	$19,307	$945	$75,389	$15,907	$(379)	$90,917
Net income	9,366	1,600	(2,244)	8,722	18	147	8,887
Net income attributable to registrant	8,980	1,363	(1,710)	8,633	23	147	8,803
Basic earnings per share	5.73	0.74	—	4.15	—	—	4.23
Diluted earnings per share	5.69	0.73	—	4.13	—	—	4.21
Weighted average number of common and common equivalent shares outstanding:
Basic	1,568	1,854	513	2,081			2,081
Diluted	1,578	1,856	513	2,091			2,091

Unaudited Pro Forma Condensed Combined Statement of Income for the Six-Month Period Ended

March 31, 2018

(in millions, except per share data)

	Disney	RemainCo	Pro Forma Adjustments (Sky at 39%)	Combined (Sky at 39%)	RemainCo Consolidation of Sky	Pro Forma Adjustments (Sky at 100%)	Combined (Sky at 100%)
Revenues	$29,899	$10,017	$471	$40,387	$8,576	$(191)	$48,772
Net income	7,588	1,486	(1,506)	7,568	18	76	7,662
Net income attributable to registrant	7,360	1,359	(1,064)	7,655	19	76	7,750
Basic earnings per share	4.88	0.73	—	3.79	—	—	3.84
Diluted earnings per share	4.86	0.73	—	3.77	—	—	3.82
Weighted average number of common and common equivalent shares outstanding:
Basic	1,507	1,852	513	2,020			2,020
Diluted	1,515	1,854	513	2,028			2,028

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF

REMAINCO

The selected unaudited pro forma condensed combined financial data presented below are based on the historical consolidated financial statements of 21CF and unaudited pro forma condensed combined financial statements of RemainCo. The selected unaudited pro forma condensed combined financial statements present the estimated effects of (i) the separation and distribution of New Fox and the related net cash dividend from New Fox to 21CF, as if they had been completed on July 1, 2014, for statement of operations purposes, and on March 31, 2018 for balance sheet purposes, and (ii) the Sky acquisition, as if it had been completed on July 1, 2016, for statement of operations purposes, and on March 31, 2018 for balance sheet purposes.

The selected unaudited pro forma condensed combined financial data, which are preliminary in nature, have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data of RemainCo” beginning on page 220 of this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of RemainCo would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended December 31, 2017

(in millions, except per share data)

	21CF Historical	New Fox	Pro Forma Adjustments	RemainCo without Sky (Subtotal)	Consolidation of Sky	RemainCo with Sky
Revenues	$15,039	$(5,326)	$304	$10,017	$8,576	$18,593
Income (loss) from continuing operations attributable to 21CF stockholders	2,675	(1,325)	9	1,359	19	1,378
Income from continuing operations attributable to 21CF stockholders per share—Basic and Diluted	$1.44			$0.73		$0.74

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended June 30, 2017

(in millions, except per share data)

	21CF Historical	New Fox	Pro Forma Adjustments	RemainCo without Sky (Subtotal)	Consolidation of Sky	RemainCo with Sky
Revenues	$28,500	$(9,977)	$784	$19,307	$15,907	$35,214
Income (loss) from continuing operations attributable to 21CF stockholders	2,996	(1,595)	(38)	1,363	23	1,386
Income from continuing operations attributable to 21CF stockholders per share—Basic	$1.62			$0.74		$0.75
Income from continuing operations attributable to 21CF stockholders per share—Diluted	$1.61			$0.73		$0.75

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended June 30, 2016

(in millions, except per share data)

	21CF Historical	New Fox	Pro Forma Adjustments	RemainCo
Revenues	$27,326	$(8,948)	$733	$19,111
Income (loss) from continuing operations attributable to 21CF stockholders	2,763	(1,284)	(8)	1,471
Income from continuing operations attributable to 21CF stockholders per share—Basic and Diluted	$1.42			$0.76

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended June 30, 2015

(in millions, except per share data)

	21CF Historical	New Fox	Pro Forma Adjustments	RemainCo
Revenues	$28,987	$(8,227)	$696	$21,456
Income (loss) from continuing operations attributable to 21CF stockholders	8,373	(1,046)	(27)	7,300
Income from continuing operations attributable to 21CF stockholders per share—Basic	$3.94			$3.43
Income from continuing operations attributable to 21CF stockholders per share—Diluted	$3.93			$3.43

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(in millions)

	21CF Historical	New Fox	Pro Forma Adjustments	RemainCo without Sky (Subtotal)	Consolidation of Sky	RemainCo with Sky
Total assets	$53,978	$(13,484)	$6,846	$47,340	$37,369	$84,709
Borrowings	19,997	—	—	19,997	23,745	43,742

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF NEW

FOX

The selected unaudited pro forma condensed combined financial data presented below are based on the unaudited pro forma condensed combined financial statements of New Fox. The selected unaudited pro forma condensed combined financial statements present the estimated effects of (i) New Fox on an unaudited historical carve-out basis following the separation and distribution and (ii) the New Fox financing and the net cash dividend from New Fox to 21CF, as if it had been completed on July 1, 2016, for statement of operations purposes, and on March 31, 2018 for balance sheet purposes.

The selected unaudited pro forma condensed combined financial data, which are preliminary in nature, have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data of New Fox” beginning on page 236 of this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of New Fox would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended March 31, 2018

(in millions)

	New Fox	Carve-out Adjustments	New Fox Carve- out (Subtotal)	New Fox Financing and Pro Forma Adjustments	New Fox Pro Forma
Revenues	$7,801	$—	$7,801	$—	$7,801
Net income (loss) attributable to New Fox stockholders	1,837	(156)	1,681	(139)	1,542

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended June 30, 2017

(in millions)

	New Fox	Carve-out Adjustments	New Fox Carve- out (Subtotal)	New Fox Financing and Pro Forma Adjustments	New Fox Pro Forma
Revenues	$9,977	$—	$9,977	$—	$9,977
Net income (loss) attributable to New Fox stockholders	1,595	(174)	1,421	(233)	1,188

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(in millions)

	New Fox	Carve-out Adjustments	New Fox Carve- out (Subtotal)	New Fox Financing and Pro Forma Adjustments	New Fox Pro Forma
Total assets	$13,484	$(2,901)	$10,583	$5,286	$15,869
Non-current borrowings	—	—	—	6,452	6,452

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following selected unaudited pro forma per share information for the year ended September 30, 2017 and the six-months ended March 31, 2018 reflects the transactions as if they had occurred on October 1, 2016 or October 1, 2017, as applicable. The book value per share amounts in the table below reflect the transactions as if they had occurred on March 31, 2018 or September 30, 2017, as applicable. The information in the table is based on, and should be read together with, and the information is qualified in its entirety by (i) the historical financial information that Disney and 21CF have presented in their respective filings with the SEC and (ii) the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Data” and the notes thereto included elsewhere in this joint proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus and “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 206 of this joint proxy statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the transactions had been completed as of the dates indicated or will be realized upon the completion of the transactions.

	Historical Disney	Unaudited Pro Forma Combined		Equivalent Basis Unaudited Pro Forma Combined(1)
Basic earnings per share attributable to Disney
Six Months Ended March 31, 2018	$4.88	$3.84		$1.05
Year Ended September 30, 2017	5.73	4.23		1.16
Diluted earnings per share attributable to Disney
Six Months Ended March 31, 2018	4.86	3.82		1.05
Year Ended September 30, 2017	5.69	4.21		1.16
Dividends declared per Disney common share
Six Months Ended March 31, 2018	0.84	0.84	(2)	0.23
Year Ended September 30, 2017	1.56	1.56	(2)	0.43
Book value per Disney common share(3)
At March 31, 2018	30.18	52.63		14.45
At September 30, 2017	27.23	N/A		N/A

(1)

The per share amounts are calculated by multiplying the unaudited pro forma combined per share amounts by the initial exchange ratio of 0.2745 shares of Disney common stock for each share of 21CF common stock. The initial exchange ratio in the combination merger agreement of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion. Because of this adjustment mechanism, the number of shares of Disney common stock that 21CF stockholders will receive in the initial merger cannot be determined until immediately prior to completion of the initial merger. As described below under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation,” it is likely that final estimate of the tax liabilities taken into account will differ materially from $8.5 billion, which was used to set the initial exchange ratio. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. For further information regarding this adjustment see the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus and the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus.
(2)	Amounts are the same as historical cash dividends per share since Disney is not expected to change its dividend policy as a result of the transactions.
(3)	The amounts are calculated by dividing (1) total assets less total liabilities, redeemable noncontrolling interest and noncontrolling interest, by (2) total common shares outstanding at each respective date using Disney’s historical outstanding shares for the “Historical Disney” column and using Disney’s historical outstanding shares plus the issuance of 513 million shares of Disney common stock to the 21CF stockholders for the “Unaudited Pro Forma Combined” column.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Comparative Per Share Market Price Information

Disney common stock trades on the NYSE under the symbol “DIS”, 21CF class A common stock trades on Nasdaq under the symbol “FOXA” and 21CF class B common stock trades on Nasdaq under the symbol “FOX.” The following table presents the closing prices of Disney common stock and 21CF common stock on November 3, 2017, the last trading day prior to the publication of press reports regarding a potential transaction, December 13, 2017, the last trading day before the public announcement of the combination merger agreement, and May 25, 2018, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated equivalent per share value of the merger consideration for each share of 21CF common stock on the relevant date.

Date	FOXA Closing Price	FOX Closing Price	Disney Closing Price	Exchange Ratio(1)	Estimated Equivalent Per Share Value
November 3, 2017	$24.97	$24.43	$98.64	0.2745	$27.08
December 13, 2017	32.75	32.34	107.61	0.2745	29.54
May 25, 2018	39.02	38.52	102.20	0.2745	28.05

(1)	The exact value of the merger consideration that 21CF stockholders receive may be subject to the exchange ratio adjustment, which would be based on the final estimate of the transaction tax. The initial exchange ratio in the combination merger agreement of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion. As described below under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation”, it is likely that the final estimate of the tax liabilities taken into account will differ materially from $8.5 billion, which was used to set the initial exchange ratio. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. Because of the exchange ratio adjustment, the number of shares of Disney common stock that 21CF stockholders will receive in the initial merger cannot be determined until immediately prior to completion of the initial merger. For further information regarding this adjustment see the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus and the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Disney stockholders in determining whether to approve the share issuance proposal and the Disney charter amendment proposal or 21CF stockholders in determining whether to approve the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals. Disney stockholders and 21CF stockholders are urged to obtain current market quotations for Disney common stock, 21CF class A common stock and 21CF class B common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the share issuance proposal and the Disney charter amendment proposals or to approve the distribution merger proposal, the distribution merger proposal and the 21CF charter amendment proposals, respectively. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following tables present, for the periods indicated, the high and low sales prices per share for 21CF and Disney common stock and the cash dividends declared per share of 21CF and Disney common stock. This information should be read together with the consolidated financial statements and related notes of 21CF and Disney that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 206 of this joint proxy statement/prospectus.

	Disney common stock
	High	Low	Cash Dividends Declared
Fiscal Year 2015
First quarter	$95.31	$78.54	$0.66
Second quarter	108.94	90.06	—
Third quarter	115.28	104.25	0.71
Fourth quarter	122.08	90.00	—
Fiscal Year 2016
First quarter	120.65	102.61	0.71
Second quarter	103.43	86.25	—
Third quarter	106.75	94.00	0.78
Fourth quarter	100.80	91.19	—
Fiscal Year 2017
First quarter	106.26	90.32	0.78
Second quarter	113.71	105.21	—
Third quarter	116.10	103.17	0.84
Fourth quarter	110.83	96.20	—
Fiscal Year 2018
First quarter	112.67	96.80	0.84
Second quarter	113.19	98.15	—
Third quarter (Through May 25, 2018)	105.49	97.68	—

	21CF class A common stock
	High	Low	Cash Dividends Declared
Fiscal Year 2015
First quarter	$36.30	$31.30	$0.125
Second quarter	39.01	31.77	—
Third quarter	37.85	32.80	0.15
Fourth quarter	34.65	32.26	—
Fiscal Year 2016
First quarter	34.49	25.19	0.15
Second quarter	31.28	27.07	—
Third quarter	28.23	24.14	0.15
Fourth quarter	31.06	26.37	—
Fiscal Year 2017
First quarter	28.12	23.57	0.18
Second quarter	28.64	24.35	—
Third quarter	32.44	28.72	0.18
Fourth quarter	32.15	26.74	—
Fiscal Year 2018
First quarter	29.63	25.79	0.18
Second quarter	35.24	24.97	—
Third quarter	38.81	34.56	0.18
Fourth quarter (Through May 25, 2018)	39.02	35.69	—

	21CF class B common stock
	High	Low	Cash Dividends Declared
Fiscal Year 2015
First quarter	$35.28	$31.03	$0.125
Second quarter	37.50	30.71	—
Third quarter	36.52	31.78	0.15
Fourth quarter	34.43	31.88	—
Fiscal Year 2016
First quarter	33.52	25.41	0.15
Second quarter	31.50	27.23	—
Third quarter	28.21	24.21	0.15
Fourth quarter	30.93	26.26	—
Fiscal Year 2017
First quarter	28.62	24.12	0.18
Second quarter	28.48	24.68	—
Third quarter	31.82	28.00	0.18
Fourth quarter	31.57	26.53	—
Fiscal Year 2018
First quarter	29.22	25.38	0.18
Second quarter	34.72	24.43	—
Third quarter	38.40	34.09	0.18
Fourth quarter (Through May 25, 2018)	38.52	35.33	—

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth, and the documents to which 21CF and Disney refer you, in this registration statement, of which this joint proxy statement/prospectus forms a part, including financial estimates and statements as to the expected timing, completion and effects of the transactions between Disney and 21CF constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the transactions, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of the management of 21CF and Disney and are subject to significant risks and uncertainties outside of our control.

Statements included in or incorporated by reference into this registration statement, of which this joint proxy statement/prospectus forms a part, that are not historical facts, including statements about the beliefs and expectations of the managements of 21CF and Disney, are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act. In this context, forward-looking statements often address expected future business and financial performance and financial condition. Words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While 21CF and Disney believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of Disney and 21CF. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from the current expectations of 21CF and Disney depending on a number of factors affecting their businesses and risks associated with the successful execution of the transactions and the integration and performance of their businesses following the transactions. These factors include, but are not limited to, risks and uncertainties detailed in Disney’s periodic public filings with the SEC, including those discussed under the sections entitled “Risk Factors” in Disney’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and Disney’s Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2017 and in 21CF’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and 21CF’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017, December 31, 2017 and March 31, 2018, factors contained or incorporated by reference into such documents and in subsequent filings by Disney and 21CF with the SEC, and the following factors:

•	the completion of the proposed transactions may not occur on the anticipated terms and timing or at all;

•	the required regulatory approvals may not be obtained, or in order to obtain such regulatory approvals, conditions may be imposed that adversely affect the anticipated benefits from the proposed transactions or cause the parties to abandon the proposed transactions;

•	the risk that a condition to closing of the transactions may not be satisfied (including, but not limited to, the receipt of legal opinions and rulings with respect to the treatment of the transactions under U.S. and Australian tax laws and a legal opinion on the tax-free treatment of the transactions to 21CF’s stockholders);

•	the risk that the anticipated tax treatment of the transactions is not obtained;

•	an increase or decrease in the anticipated transaction taxes (including due to any changes to tax legislation and its impact on tax rates (and the timing of the effectiveness of any such changes)) to be paid in connection with the separation prior to the closing of the transactions could cause an adjustment to the exchange ratio;

•	failure to realize the benefits expected from the transactions;

•	potential litigation relating to the proposed transactions that could be instituted against 21CF, Disney or their respective directors;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transactions;

•	risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transactions;

•	negative effects of the announcement or the completion of the transactions on the market price of Disney common stock;

•	negative effects of the announcement or the completion of the transactions on 21CF’s and Disney’s operating results and businesses generally;

•	risks relating to the value of the shares of Disney common stock to be issued in the transactions and uncertainty as to the long-term value of Disney common stock;

•	the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of Disney’s operations after the completion of the transactions and on the other conditions to the completion of the merger;

•	the risks and costs associated with, and the ability of Disney to, integrate the businesses successfully and to achieve anticipated synergies;

•	the risk that disruptions from the proposed transactions will harm 21CF’s or Disney’s business, including current plans and operations;

•	the ability of 21CF or Disney to retain and hire key personnel;

•	adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S., Australian or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the proposed transactions or cause the terms of the proposed transactions to be modified; and

•	management’s response to any of the aforementioned factors.

Consequently, all of the forward-looking statements 21CF or Disney make in this document are qualified by the information contained in or incorporated by reference into this joint proxy statement/prospectus, including, but not limited to (i) the information contained under this heading and (ii) the information discussed under the sections entitled “Risk Factors” in Disney’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and Disney’s Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2017 and in 21CF’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and 21CF’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017, December 31, 2017 and March 31, 2018. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Except as otherwise required by law, neither Disney nor 21CF is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59 of this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding how to vote.

RISK FACTORS RELATING TO THE TRANSACTIONS

21CF stockholders cannot be certain of the number or value of the shares of Disney common stock to be delivered upon consummation of the transactions.

The stock consideration in the transactions may be subject to the exchange ratio adjustment, which would be based on the final estimate of the transaction tax. Upon consummation of the initial merger, each issued and outstanding share of 21CF common stock would in the absence of any such adjustment be exchanged automatically for and thereafter represent only 0.2745 shares of Disney common stock, together with cash in lieu of fractional shares of Disney common stock, without interest, upon the terms and conditions of the combination merger agreement. The market value of Disney common stock will fluctuate during the period between the date on which the combination merger agreement was executed and the date on which 21CF stockholders will receive the merger consideration in the form of Disney common stock, as well as thereafter. Neither Disney nor 21CF is permitted to terminate the combination merger agreement solely because of changes in the market prices of either company’s common stock.

The initial exchange ratio in the combination merger agreement of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion.

Following the execution of the combination merger agreement, on December 22, 2017, the United States enacted new tax legislation that, among other things, reduced the maximum corporate income tax rate from 35% to 21%. Holding all other things equal, this change in tax rates would result in a significantly lower spin tax, and by extension a lower transaction tax, than the one estimated when the initial exchange ratio was set.

The final estimate of the transaction tax at closing is subject to a number of uncertainties, including that such estimate will be based on: (i) tax rates in effect on the closing date; (ii) a model to be developed by 21CF and Disney in good faith that will include reasonable estimates and assumptions with respect to matters such as the liabilities of the New Fox business and 21CF’s basis in the assets of the New Fox business on the date of the distribution; (iii) the volume weighted average trading price of New Fox stock on the date of the distribution; and (iv) the tax effect of certain divestitures and the operations of the New Fox business, none of which can be known at this time. Accordingly, at the time of the 21CF special meeting, 21CF stockholders will not know, or be able to determine, the number or value of the shares of Disney common stock that will be issued and delivered to 21CF stockholders upon the consummation of the transactions.

Substantial uncertainty exists regarding the final estimate of the transaction tax. 21CF does not currently have the information necessary to determine the final estimate of the transaction tax, and it will not have such information at the time of the 21CF special meeting. Neither 21CF nor Disney will resolicit votes from their respective stockholders once the distribution has been effected, the final estimate of the transaction tax has been made and the exchange ratio adjustment (if any) has been calculated. If there is a downward adjustment to the exchange ratio, 21CF’s stockholders would lose the potential for value appreciation in the portion of the merger consideration that is eliminated thereby.

See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment to changes in the amount of the transaction tax.

The market price of Disney common stock after the consummation of the transactions will continue to fluctuate, and may be affected by factors different from those affecting shares of 21CF common stock currently.

Upon the consummation of the initial merger, holders of 21CF common stock will become holders of shares of Disney common stock. The market price of Disney common stock may fluctuate significantly following consummation of the transactions and holders of 21CF common stock could lose the value of their investment in Disney common stock. The issuance of shares of Disney common stock in the initial merger could on its own have the effect of depressing the market price for Disney common stock. In addition, many 21CF stockholders may decide not to hold the shares of Disney common stock they receive as a result of the initial merger. Other 21CF stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Disney common stock they receive as a result of the initial merger. Such sales of Disney common stock may take place shortly following consummation of the transactions and could have the effect of depressing the market price for Disney common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Disney common stock, regardless of Disney’s actual operating performance.

The businesses of Disney differ from those of 21CF in important respects, and, accordingly, the results of operations of Disney after the transactions, as well as the market price of Disney common stock, may be affected by factors different from those currently affecting the results of operations of 21CF. Following the consummation of the transactions, 21CF will be part of a larger company with other lines of business, so decisions affecting 21CF may be made based on considerations relating to the larger combined business as a whole rather than the 21CF business individually. For further information on the businesses of Disney and 21CF and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

The transactions may cause disruption in 21CF’s and Disney’s respective businesses.

The combination merger agreement generally requires 21CF to operate its business in the ordinary course pending consummation of the initial merger and restricts 21CF, without Disney’s consent, from taking certain specified actions until the transactions are consummated or the combination merger agreement is terminated, including making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends in excess of certain thresholds, and repurchasing or issuing securities outside of existing equity award programs. These restrictions may affect 21CF’s ability to execute its business strategies and attain its financial and other goals and may impact its financial condition, results of operations and cash flows.

In connection with the transactions, current and prospective employees of 21CF and Disney may experience uncertainty about their future roles with 21CF, Disney or New Fox following the consummation of the transactions, which may materially adversely affect the ability of 21CF to attract, retain and motivate key personnel while the transactions are pending. Despite 21CF’s retention planning and programs that each of 21CF and Disney has and will implement, key employees may depart because of issues relating to the uncertainty and difficulty of integration with Disney and the separation and establishment of New Fox, or a desire not to remain with 21CF, Disney or New Fox following the consummation of the transactions. Accordingly, no assurance can be given that 21CF or Disney will be able to attract and retain key employees to the same extent that each has been able to in the past.

In addition, certain key employees of 21CF are entitled to receive severance payments and benefits on covered terminations of employment, including, in certain cases, as a result of certain changes in such key employees’ duties, responsibilities, status, title, authority, reporting relationship, compensation, benefits, perquisites or primary office location. Such circumstances could occur in connection with the transactions, including as a result of changes in roles and responsibilities. See the sections entitled “21CF Proposal No. 6—Non-binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” beginning on page 272 of this joint proxy statement/prospectus and “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus for a further discussion of potential severance payments and benefits.

The transactions further could cause disruptions to the businesses or business relationships of 21CF and Disney (including the business to be conducted by, and business relationships of, New Fox after the consummation of the transactions), which could have an adverse impact on the businesses, financial condition, results of operations or prospects of the companies, including an adverse effect on Disney’s ability to realize the anticipated benefits of the transactions. In addition, the risk, and adverse effect, of such disruptions could be exacerbated by a delay in the consummation of the transactions or a termination of the combination merger agreement. Parties with which 21CF or Disney has business relationships may experience uncertainty as to the future of such relationships and may delay or defer certain business decisions, seek alternative relationships with third parties or seek to alter their present business relationships with 21CF or Disney. Parties with whom 21CF or Disney otherwise may have sought to establish business relationships may seek alternative relationships with third parties.

The pursuit of the transactions and the preparation for both the integration with Disney and the establishment of New Fox may place a significant burden on 21CF and Disney management and internal resources. The diversion of 21CF and Disney management’s attention away from day-to-day business concerns could adversely affect 21CF’s and Disney’s financial results.

21CF and Disney have each incurred and expect to continue to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the transactions. 21CF and Disney may also incur unanticipated costs in the integration of the businesses of 21CF and Disney. The substantial majority of these costs will be non-recurring expenses relating to the transactions, including costs relating to the separation, and many of these costs are payable regardless of whether the transactions are consummated. 21CF or Disney also could be subject to litigation related to the transactions, which could result in significant costs and expenses. Even if the transactions are not consummated, these risks may materialize and may adversely affect 21CF’s and Disney’s businesses, financial condition, financial results and stock prices.

Failure to complete the transactions in a timely manner or at all could negatively impact the market price of the common stock of 21CF or Disney, as well as the future business and its financial condition, results of operations and cash flows of 21CF or Disney.

21CF and Disney currently anticipate the transactions will be consummated within 12-18 months after December 13, 2017, but cannot be certain when or if the conditions for the transactions will be satisfied or (if permissible under applicable law) waived. The transactions cannot be consummated until the conditions to closing are satisfied or (if permissible under applicable law) waived, including:

•	the adoption of the combination merger agreement, the adoption of the distribution merger agreement and the approval of the hook stock charter amendment and the stock split charter amendment by the requisite vote of the 21CF stockholders and the approval of the stock issuance by the requisite vote of Disney stockholders,

•	receipt of certain required governmental approvals and consents,

•	receipt by 21CF of a surplus and solvency opinion with respect to the separation and the cash dividend in connection with the transactions,

•	effectiveness of registration statements with respect to the distribution and the issuance of Disney common stock in connection with the transactions,

•	authorization of Disney and New Fox shares for listing on the NYSE and Nasdaq, as applicable,

•	the consummation of the separation and distribution,

•	receipt of a tax ruling from the Australian Taxation Office, which we refer to as the ATO,

•	receipt of certain tax opinions by each of 21CF and Disney with respect to the treatment of the transactions under U.S. and Australian tax laws, including a legal opinion on the tax-free treatment of the transactions to 21CF’s stockholders for U.S. federal income tax purposes, and

•	the accuracy of the representations and warranties made by 21CF or Disney, as applicable, in the combination merger agreement.

The obligation of Disney to consummate the transactions is also subject to, among other conditions, the absence of regulatory authorities requiring Disney to take certain actions. See the section entitled “The Transactions—Regulatory Approvals” beginning on page 155 of this joint proxy statement/prospectus for additional information concerning Disney’s and 21CF’s respective obligations to obtain regulatory approval of the transactions. For a more complete summary of the conditions that must be satisfied or waived prior to consummation of the transactions, see the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus.

The satisfaction of the required conditions could delay the consummation of the transactions for a significant period of time or prevent the transactions from occurring. Any delay in consummating the transactions could cause Disney not to realize some or all of the benefits that Disney expects to achieve if the transactions are successfully consummated within its expected timeframe. Further, there can be no assurance that the conditions to the consummation of the transactions will be satisfied or waived or that the transactions will be consummated.

In the event that the transactions are not consummated for any reason, (1) the holders of 21CF common stock will not receive any consideration for their shares of 21CF common stock in connection with the transactions, (2) the separation and distribution of New Fox will not occur and the holders of 21CF common stock will not receive shares of common stock of New Fox, which we refer to as New Fox common stock.

Additionally, if the transactions are not consummated in a timely manner or at all, the ongoing businesses of 21CF and Disney may be adversely affected as follows:

•	21CF and Disney may experience negative reactions from the financial markets, including negative impacts on their respective stock price;

•	21CF and Disney may experience negative reactions from their respective employees, customers, suppliers or other third parties;

•	The focus of 21CF and Disney management would have been diverted from pursuing other opportunities that could have been beneficial to 21CF or Disney; and

•	21CF’s and Disney’s respective costs of pursuing the transactions may be higher than anticipated and, in any event, would be borne entirely by 21CF or Disney, as applicable.

If the transactions are not completed, there can be no assurance that these risks will not materialize and will not materially adversely affect 21CF’s or Disney’s respective stock price, business, financial conditions, results of operations or cash flows. Disney may be required, under certain circumstances, to pay 21CF a termination fee equal to $1.525 billion, or in connection with a termination under certain specified circumstances in connection with the failure to obtain regulatory approvals, $2.5 billion. In addition, 21CF may be required, under certain circumstances, to pay Disney a termination fee equal to $1.525 billion.

21CF or Disney may waive one or more of the conditions to the closing of the transactions, or in certain circumstances, one or more of the conditions to the closing of the transactions may be deemed satisfied, without re-soliciting stockholder approval.

21CF or Disney may determine to waive one or more of the conditions, in whole or in part, (or, as discussed in the next two paragraphs, in certain circumstances, one or more of the conditions may be deemed satisfied) to its obligation to effect the transactions. Each of 21CF and Disney currently expect to evaluate the materiality of any waiver and its effect on 21CF stockholders or Disney stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the closing of the transactions or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by 21CF or Disney, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

However, there are certain circumstances in which specific conditions to the closing of the transactions may be deemed satisfied. In particular, the condition for 21CF to receive the Skadden tax opinion may be deemed satisfied if Skadden cannot deliver such opinion because of a failure of certain stockholders of 21CF to deliver representations to Skadden at closing. In addition, the condition for Disney to receive the hook stock legal comfort may be deemed satisfied in certain circumstances described in further detail under “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus.

IN ANY INSTANCE DESCRIBED ABOVE WHERE SUCH CERTAIN CONDITIONS WILL BE DEEMED SATISFIED, NEITHER 21CF NOR DISNEY WILL AMEND THIS JOINT PROXY STATEMENT/PROSPECTUS OR RE-SOLICIT PROXIES OR STOCKHOLDER APPROVAL.

In order to consummate the transactions, Disney and 21CF must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions, consummation of the transactions may be jeopardized or the anticipated benefits of the transactions could be reduced.

Although Disney and 21CF have agreed to use reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the governmental approvals or expirations or earlier termination of applicable waiting periods, as the case may be, there can be no assurance that the applicable waiting periods will expire or be terminated or that the applicable approvals will be obtained. As a condition to approving the transactions, governmental authorities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of the combined company’s business after consummation of the transactions, including those which Disney may not be required to accept pursuant to the terms of the combination merger agreement. Disney has agreed to accept certain restrictions on certain of its and 21CF’s assets if and to the extent necessary to obtain the governmental regulatory approvals required to consummate the transactions, as described in the section entitled “The Transactions— Regulatory Approvals” beginning on page 155 of this joint proxy statement/prospectus. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying or preventing consummation of the transactions or imposing additional material costs on or materially limiting the revenues of the combined company following the transactions, or otherwise adversely affecting, including to a material extent, the combined company’s businesses and results of operations after consummation of the transactions. If 21CF and Disney are required to divest assets or businesses, there can be no assurance that they will be able to negotiate such divestitures expeditiously or on favorable terms or that the governmental authorities will approve the terms of such divestitures. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the abandonment of the transactions. See the sections entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” and “The Transactions—Regulatory Approvals” beginning on pages 186 and 155, respectively, of this joint proxy statement/prospectus.

21CF’s directors and executive officers have interests in the transactions that may be different from your interests as a stockholder of 21CF.

In considering the recommendations of the 21CF board to approve the combination merger proposal, the distribution merger proposal, the hook stock charter amendment proposal, the stock split charter amendment proposal, the 21CF adjournment proposal and the compensation proposal, 21CF stockholders should be aware that directors and executive officers of 21CF have certain interests in the transactions that may be different from, or in addition to, the interests of 21CF stockholders, generally. These interests include the treatment in the transactions of 21CF equity compensation awards, the employment agreements, retention awards, severance and certain other rights held by 21CF’s directors and executive officers, and the indemnification of former 21CF directors and executive officers by Disney. See the sections entitled “21CF Proposal No. 6—Non-Binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” beginning on page 272 of this joint proxy statement/prospectus and “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus for a more detailed description of these interests. The 21CF board was aware of these interests and considered them, among other things, in evaluating and approving the combination merger agreement and the transactions and in recommending that the 21CF stockholders adopt the combination merger agreement, adopt the distribution merger agreement and approve the 21CF charter amendments.

Disney’s directors and executive officers have interests in the transactions that may be different from your interests as a stockholder of Disney.

In considering the recommendations of the Disney board to approve the share issuance proposal, the Disney charter amendment proposal and the Disney adjournment proposal, Disney stockholders should be aware that directors and executive officers of Disney have certain interests in the transactions that may be different from or in addition to the interests of Disney stockholders generally. These interests include the extension of the period during which Robert A. Iger, Disney’s Chairman and Chief Executive Officer, would remain employed with Disney and continue to serve as Chairman and Chief Executive Officer if the mergers are completed. See the section entitled “Interests of Disney’s Directors and Executive Officers in the Transactions” beginning on page 205 of this joint proxy statement/prospectus for a more detailed description of these interests. The Disney board was aware of these interests and considered them, among other things, in evaluating the combination merger agreement and the transactions and in recommending that the Disney stockholders approve the share issuance proposal and the Disney charter amendment proposal.

The combination merger agreement contains provisions that could discourage a potential competing acquiror of 21CF or Disney.

The combination merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of 21CF’s and Disney’s ability to solicit, initiate, or knowingly encourage or facilitate competing third-party proposals for the acquisition of 21CF or Disney stock or assets. In addition, before the 21CF board or the Disney board withdraws, qualifies or modifies its recommendation of the transactions or terminates the combination merger agreement to enter into a superior proposal, the other party generally has an opportunity to offer to modify the terms of the transactions. In certain circumstances, upon termination of the combination merger agreement, one party will be required to pay the other a termination fee of $1.525 billion.

These provisions could discourage a potential third-party that might have an interest in making a competing proposal, even if such third-party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the transactions, or might otherwise result in a potential third-party proposing to pay a lower price to 21CF or Disney stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the combination merger agreement is terminated and 21CF or Disney decides to seek another business combination, it may not be able to negotiate or consummate transactions with another party on terms comparable to, or better than, the terms of the combination merger agreement. In certain circumstances, 21CF or Disney would be required to pay to the other a termination fee of $1.525 billion if such a business combination is agreed to or consummated within 12 months after such termination.

If either the distribution or the mergers do not qualify as tax-free transactions to 21CF stockholders for U.S. federal income tax purposes, 21CF stockholders may be required to pay substantial U.S. federal income taxes.

21CF’s obligation to complete the transactions is conditioned on its receipt of an opinion of Skadden, which we refer to as the Skadden tax opinion, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the distribution will qualify for non-recognition of income, gain or loss to 21CF stockholders as a transaction described in Section 355(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and (ii) the mergers, taken together, will qualify for non-recognition of income, gain or loss to 21CF stockholders as a reorganization described in Section 368(a) of the Code. The Skadden tax opinion will not address any U.S. state, local or foreign tax consequences and will be based on, among other things, law in effect on the closing of the distribution and mergers and on certain representations made by representatives of 21CF and Disney and by certain significant stockholders of 21CF. Any change in applicable law, which may be retroactive, or the failure of any such representations to be true, correct and complete in all material respects, could adversely affect the conclusions reached in the Skadden tax opinion. Moreover, the Skadden tax opinion will not be binding on the Internal Revenue Service, which we refer to as the IRS, or the courts, and the IRS or a court may not agree with the conclusions reached in the Skadden tax opinion. As described in the section entitled “The Transactions—Recommendation of the 21CF Board; 21CF’s Reasons for the Transactions” beginning on page 110 of this joint proxy statement/prospectus, the distribution will be fully taxable to 21CF at the corporate level.

If either the distribution or the mergers were determined not to qualify for non-recognition of income, gain or loss to 21CF stockholders under the Code, U.S. holders (as defined below in the section entitled “Material United States Federal Income Tax Consequences”) of 21CF common stock may be required to pay substantial U.S. federal income taxes. If the IRS were to be successful in contesting the qualification of the distribution as a transaction described in Section 355(a) of the Code, each U.S. holder who receives New Fox common stock in the distribution would be treated either (i) as recognizing taxable gain or loss equal to the difference between the fair market value of the New Fox common stock received (including fractional shares deemed received, as described under the section entitled “Material United States Federal Income Tax Consequences”) by the stockholder in the distribution and its tax basis in the shares of 21CF common stock exchanged therefor or (ii) as receiving a taxable distribution in an amount equal to the fair market value of the New Fox common stock received (including fractional shares deemed received, as described under the section entitled “Material United States Federal Income Tax Consequences”) by the U.S. holder. For a more detailed discussion of the consequences to U.S. holders in the event that the IRS successfully contests the qualification of the distribution as a transaction described in Section 355(a) of the Code, see the section entitled “Material United States Federal Income Tax Consequences” beginning on page 247 of this joint proxy statement/prospectus. If the IRS were to be successful in contesting the qualification of the mergers as a reorganization described in Section 368(a) of the Code, each U.S. holder would be considered to have made a taxable disposition of their shares of 21CF common stock to Disney, and such stockholders would generally recognize taxable gain or loss on their receipt of Disney common stock in the initial merger.

Unless the hook stock shares are eliminated, the transactions are conditioned on receipt of a class ruling from the ATO, which may not be obtained.

Disney’s obligation to consummate the transactions is conditioned on the receipt of a class ruling from the ATO regarding the ability of holders of 21CF common stock (including the hook stock shares) to elect roll-over relief in respect of the initial merger pursuant to Subdivision 124-M of Australian income tax law. 21CF and Disney have agreed in the combination merger agreement to use their reasonable best efforts to obtain such class ruling, which we refer to as the ATO tax ruling, including by amending the terms of the combination merger agreement if necessary to facilitate any structural modifications to the transactions that would permit Disney’s receipt of the ATO tax ruling, but there can be no assurances that the ATO will issue it. This condition, however, will be deemed satisfied if the hook stock shares are eliminated prior to the completion of the initial merger, as described below under the section entitled “The Combination Merger Agreement—Tax Matters—Hook Stock.”

Unless the hook stock shares are eliminated, the transactions are also conditioned on the receipt of Australian and U.S. tax opinions in respect of the hook stock shares, which, if not obtained, could result in significant indemnification obligations by New Fox.

In addition to receipt of the ATO tax ruling, Disney’s obligation to complete the transactions if the hook stock shares are not eliminated is conditioned on its receipt of written opinions from its Australian and U.S. tax advisors to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, (i) the 21CF charter amendments, the stock split and the distribution (or any alternative transactions) should not result in any hook stock tax under Australian tax law, which we refer to as the Australian tax opinion, and (ii) the stock split, the distribution and the mergers will result in no recognition of gain or loss in respect of the hook stock shares for U.S. federal income tax purposes, which we refer to as the U.S. tax opinion and must be rendered by Cravath. If Disney’s Australian tax advisor (who must be Greenwoods & Herbert Smith Freehills Pty Limited, or an Australian senior barrister of Disney’s choice) is unable to deliver the Australian tax opinion for whatever reason, then, in certain circumstances and subject to certain limitations, the condition to receive the Australian tax opinion will be deemed satisfied and New Fox will be obligated to indemnify Disney in the event that taxes are actually imposed on holders of the hook stock shares as a result of the transactions. For additional information in respect of New Fox’s indemnification obligations, see “The Combination Merger Agreement—Other Agreements—Tax Matters Agreement” beginning on page 193 of this joint proxy statement/prospectus.

The shares of Disney common stock to be received by 21CF stockholders as a result of the transactions will have rights different from the shares of 21CF common stock.

Upon consummation of the transactions, 21CF stockholders will no longer be stockholders of 21CF, but will instead become Disney stockholders, and their rights as stockholders will be governed by the terms of the Disney charter and the Disney bylaws. The terms of the Disney charter and the Disney bylaws are in some respects different from the terms of the 21CF charter and the 21CF bylaws, which currently govern the rights of 21CF stockholders. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 250 of this joint proxy statement/prospectus for a discussion of the difference in rights associated with Disney common stock.

The unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus are presented for illustrative purposes only and the actual financial condition and results of operations of Disney and New Fox following the transactions may each differ materially.

The unaudited pro forma condensed combined financial data of Disney, RemainCo and New Fox contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the applicable company’s financial condition or results of operations following the transactions for several reasons. The actual financial condition and results of operations of Disney and New Fox following the transactions may not be consistent with, or evident from, the unaudited pro forma condensed combined financial data presented herein. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the applicable company’s financial condition or results of operations following the transactions. Any potential decline in the applicable company’s financial condition or results of operations may cause significant variations in the stock price of the applicable company.

In addition, the unaudited pro forma condensed combined financial data of Disney reflect adjustments, which are based upon preliminary estimates, to record the 21CF identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of 21CF as of the date of the completion of the transactions. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. Furthermore, the unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus assume that no divestitures or other operating restrictions will be required in order to obtain the regulatory approvals required to complete the transactions. Significant divestitures or other restrictions may be required to obtain the necessary regulatory approvals, and consequently, Disney may be less able to realize the anticipated benefits of the transactions, and the business and results of operations of the combined company after the transactions may be adversely affected.

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Data of Disney” beginning on page 206 and the section entitled “Unaudited Pro Forma Condensed Combined Financial Data of New Fox” beginning on page 236 of this joint proxy statement/prospectus.

Upon consummation of the transactions, New Fox will be a new publicly traded company with no operating history and New Fox may be unable to successfully operate as a stand-alone, publicly traded company.

Prior to the transactions, the New Fox businesses existed as a component of 21CF. Following consummation of the transactions, New Fox will own and operate the New Fox businesses under a new publicly-traded company. New Fox will be a new public company that will have no operating history as an independent public company and there will be many costs and expenses associated with New Fox running its business similar to how 21CF operated prior to the transactions. Because the New Fox business has not been operated as a stand-alone company, there can be no assurance that New Fox will be able to implement the changes necessary to successfully operate independently or that New Fox will not incur additional costs operating independently that would have a negative effect on New Fox’s business, results of operations or financial condition. In addition, prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment.

New Fox may be unable to achieve some or all of the expected benefits that it expects to achieve in connection with the transactions.

By separating from 21CF there is a risk that New Fox may be more susceptible to market fluctuations and other adverse events than New Fox would have otherwise been while it were still part of 21CF. As part of 21CF, New Fox enjoyed certain benefits from 21CF’s operating diversity and access to capital for investments, which benefits will no longer be available to 21CF after New Fox separates.

As an independent, publicly-traded company, it is expected that New Fox will benefit from, among other things, sharpened focus on the financial and operational resources of the New Fox businesses, allowing management of New Fox to design and implement a capital structure, corporate strategies and policies that are based primarily on the business characteristics and strategic opportunities of the New Fox businesses. It is anticipated that this will allow New Fox to respond more effectively to industry dynamics and to create effective incentives for management and employees that are more closely tied to New Fox’s business performance. However, New Fox may not be able to achieve some or all of the benefits expected to be achieved as a new company or such benefits may be delayed or may not occur at all.

There is no existing market for New Fox common stock, and a trading market that will provide holders of New Fox common stock with adequate liquidity may not develop. In addition, once New Fox common stock begins trading, the market prices of New Fox common stock may fluctuate significantly.

There is currently no public market for shares of New Fox common stock. There can be no assurance that an active trading market for New Fox common stock will develop as a result of consummation of the transactions or in the future. The lack of an active trading market may make it more difficult for holders of New Fox common stock to sell shares of New Fox common stock and could lead to depressed or volatile share prices.

It is impossible to predict the prices at which New Fox common stock may trade after consummation of the transactions. The market price of New Fox common stock may fluctuate significantly, depending upon many factors, some of which may be beyond control, including: (1) a shift in investor base; (2) quarterly or annual earnings, or those of other companies in our industry; (3) actual or anticipated fluctuations in operating results; (4) success or failure of business strategy; (5) ability to obtain financing as needed; (6) changes in accounting standards, policies, guidance, interpretations or principles; (7) changes in laws and regulations affecting the New Fox businesses; (8) announcements by New Fox or competitors of significant new business developments or customers; (9) announcements by New Fox or competitors of significant acquisitions or dispositions; (10) the failure of securities analysts to cover New Fox common stock after the distribution; (11) changes in earnings estimates by securities analysts or New Fox’s ability to meet our earnings guidance; (12) the operating and stock price performance of other comparable companies; (13) results from material litigation or governmental investigations; (14) changes in capital gains taxes and taxes on dividends affecting stockholders; and (15) overall market fluctuations and general economic conditions.

Furthermore, New Fox’s business profile and market capitalization may not fit the investment objectives of many 21CF stockholders and, as a result, these stockholders may sell shares of New Fox common stock after consummation of the transactions.

The fairness opinions obtained by the 21CF board and the Disney board from their respective financial advisors do not and will not reflect changes in circumstances between signing the combination merger agreement and completion of the transactions and such opinions will not be updated after the exchange ratio adjustment (if any) is calculated.

On December 13, 2017, each of Guggenheim Securities and J.P. Morgan delivered separate opinions to the Disney board that, as of December 13, 2017, and based upon and subject to the qualifications, limitations and assumptions set forth in their respective opinions, the initial exchange ratio was fair, from a financial point of view, to Disney. In addition, on December 13, 2017, Goldman Sachs delivered an opinion to the 21CF board to the effect that, as of December 13, 2017, and based upon and subject to the factors and assumptions set forth in its written opinion, the initial exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF common stock pursuant to the combination merger agreement was fair from a financial point of view to the 21CF stockholders (other than Disney and its affiliates), taken in the aggregate.

Neither the 21CF board nor the Disney board have obtained updated opinions as of the date of this document from their respective financial advisors and the opinions received prior to the signing of the combination merger agreement speak only as of the date of issuance. No opinion is expected to be updated at any future date, including once the distribution has been effected, the final estimate of the transaction tax has been made and the exchange ratio adjustment (if any) has been calculated. Consequently, the projections and assumptions provided by 21CF and Disney to their respective financial advisors for their use in performing their respective financial analyses and their respective opinions do not take into account events occurring or information that has or will become available after December 13, 2017, including, among other things, the outcome of the distribution, the final estimate of the transaction tax, any changes to the operations and prospects of 21CF or Disney, regulatory or legal changes, general market and economic conditions, the Comcast offer and Sky’s subsequent withdrawal of its previously announced recommendation that unaffiliated Sky shareholders vote in favor of the Sky acquisition and other factors that may be beyond the control of 21CF and Disney. Such subsequent events or information may have altered the value of 21CF or Disney or the prices of shares of 21CF common stock or Disney common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the transactions are completed. In particular, the projections and assumptions provided by 21CF and Disney to their respective financial advisors for their use in performing their respective financial analyses and their respective opinions did not reflect the impact of new tax legislation enacted by the United States, on December 22, 2017, following execution of the combination merger agreement, that, among other things, reduced the maximum corporate income tax rate from 35% to 21%. Although the financial analysis performed by Goldman Sachs with respect to RemainCo did not involve calculation of the transaction tax, the unlevered free cash flow estimates for RemainCo used by Goldman Sachs with approval of 21CF in the illustrative discounted cash flow analyses for RemainCo performed by Goldman Sachs in connection with the delivery of its fairness opinion, dated December 13, 2017, to the 21CF board, were derived, at the direction of 21CF, from the 21CF forecasts reflecting a tax rate for RemainCo of 33%. The unlevered free cash flow estimates for pro forma Disney used by Goldman Sachs with approval of 21CF in the illustrative discounted cash flow analyses with respect to pro forma Disney performed by Goldman Sachs in connection with the delivery of its fairness opinion, dated December 13, 2017, to the 21CF board, were derived, at the direction of 21CF, from the Disney pro forma forecasts reflecting a tax rate for pro forma Disney of 34%. Holding all other things equal, a reduction to the tax rate would have resulted in an increase to the unlevered free cash flow estimates for RemainCo and pro forma Disney and, as such, higher ranges of implied present values for both a share of RemainCo and for the 0.2745 shares of Disney to be paid for each share of 21CF common stock in the transactions than those reflected in Goldman Sachs’ discounted cash flow analyses for RemainCo and pro forma Disney, respectively.

Neither the Disney board nor the 21CF board has requested, or intends to request, the delivery of an additional opinion taking into account the impact of this tax legislation or other changes in circumstances between signing the combination merger agreement and the completion of the transactions. The opinions of Goldman Sachs, Guggenheim Securities and J.P. Morgan are attached as Annex G, H and I, respectively, to this joint proxy statement/prospectus. For a description of the opinions that 21CF and Disney received from their respective financial advisors, see the sections entitled “The Transactions—Opinion of 21CF’s Financial Advisor” beginning on page 116 of this joint proxy statement/prospectus and “The Transactions—Opinions of Disney’s Financial Advisors” beginning on page 133 and 139 of this joint proxy statement/prospectus, respectively. As a result, the 21CF board and the Disney board have not had, and will not have, the benefit of fairness opinions that consider developments occurring after December 13, 2017.

21CF stockholders will not be entitled to exercise appraisal rights in the transactions.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders, in connection with certain mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the merger. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the transaction agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c).

Because 21CF common stock is listed on the Nasdaq, a national securities exchange, and is expected to continue to be so listed on the record date, and because in the initial merger, holders of 21CF common stock will receive shares of Disney common stock, which is listed on the NYSE, a national securities exchange, and is expected to be listed after the transactions and the transactions otherwise satisfy the foregoing requirements, holders of 21CF common stock will not be entitled to dissenters’ rights or appraisals rights in the transactions with respect to their shares of 21CF common stock.

21CF’s and Disney’s respective bylaws have been amended to designate the Court of Chancery of the State of Delaware (or in some cases, other state or federal courts in Delaware) as the sole and exclusive forum for certain disputes between each of 21CF and Disney and their respective stockholders, which could limit 21CF stockholders’ or Disney stockholders’ ability to choose the judicial forum for certain proceedings relating to 21CF or Disney, as applicable.

21CF’s and Disney’s respective bylaws provide that, unless 21CF or Disney, as applicable, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action brought on behalf of 21CF or Disney, as applicable;

•	any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of 21CF or Disney, as applicable, to 21CF or Disney, as applicable, or their respective stockholders;

•	any action asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, the DGCL;

•	any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

•	any action asserting a claim governed by the internal affairs doctrine.

This forum selection bylaw may limit 21CF stockholders’ or Disney stockholders’ ability to bring a claim in a judicial forum that it finds favorable or cost-efficient for disputes with 21CF or Disney, as applicable, or any of their respective directors, officers or other employees, which may discourage lawsuits with respect to such claims.

21CF and Disney may not achieve the intended benefits of having a forum selection bylaw if it is found to be unenforceable.

The 21CF bylaws and the Disney bylaws include a forum selection bylaw as described above. However, the enforceability of similar forum selection bylaws in other companies’ bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection bylaw contained in the 21CF bylaws or the Disney bylaws to be inapplicable or unenforceable in such action. In September 2014, the Delaware Court of Chancery upheld the statutory and contractual validity of exclusive forum-selection bylaw provisions, and in 2015, the Delaware legislature adopted Section 115 of the DGCL which specifically permits Delaware corporations to adopt forum-selection charter or bylaw provisions that select Delaware as an exclusive forum to address internal corporate claims. However, the Delaware Court of Chancery emphasized that such provisions may not be enforceable under circumstances where they are found to operate in an unreasonable or unlawful manner or in a manner inconsistent with directors’ fiduciary duties. Also, it is uncertain whether non-Delaware courts consistently will enforce such exclusive forum-selection bylaw provisions though multiple non-Delaware courts have enforced similar provisions in the by-laws of Delaware corporations. If a court were to find the forum selection bylaw contained in the 21CF bylaws or the Disney bylaws to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, 21CF or Disney, as applicable, may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect 21CF’s or Disney’s respective business, financial condition and results of operations.

RISK FACTORS RELATING TO DISNEY FOLLOWING THE TRANSACTIONS

The transactions may not be accretive, and may be dilutive, to Disney’s earnings per share, which may negatively affect the market price of Disney common stock.

Disney currently expects that the transactions will be accretive to its earnings per share, excluding the impact of purchase accounting, for the second fiscal year after closing. This expectation, however, is based on preliminary estimates that may materially change. In addition, Disney could fail to realize all of the benefits anticipated in the transactions or experience delays or inefficiencies in realizing such benefits. Such factors could, combined with the issuance of shares of Disney stock as consideration in the initial merger, which may be subject to the exchange ratio adjustment, which would be based on the final estimate of the transaction tax (for a more complete description, see the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus), result in the transactions being dilutive to Disney’s earnings per share, which could negatively affect the market price of Disney’s common stock.

Although we expect that the transactions will result in synergies and other benefits to Disney, we may not realize those benefits because of difficulties related to integration, the achievement of synergies, and other challenges.

Disney and 21CF have operated and, until the consummation of the transactions, will continue to operate, independently, and there can be no assurances that our businesses can be combined in a manner that allows for the achievement of substantial benefits. If Disney is not able to successfully integrate 21CF’s businesses, the anticipated benefits and cost savings of the transactions may not be realized fully or may take longer than expected to be realized. Further, it is possible that there could be loss of key Disney or 21CF employees, loss of customers, disruption of either company’s or both companies’ ongoing businesses or unexpected issues, higher than expected costs and an overall post-completion process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in combining the operations of Disney and 21CF in order to realize the anticipated benefits of the transactions so the combined company performs as the parties hope:

•	combining the corporate functions of the two companies;

•	combining the businesses of Disney and 21CF in a manner that permits us to achieve the synergies anticipated to result from the transactions, the failure of which would result in the anticipated benefits of the transactions not being realized in the time frame currently anticipated or at all;

•	maintaining existing relations and goodwill with governmental entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers);

•	determining whether and how to address possible differences in corporate cultures and management philosophies;

•	integrating the administrative and information technology infrastructure of the two companies;

•	developing products and technology that allow value to be unlocked in the future; and

•	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times the attention of certain members of management and resources may be focused on consummation of the transactions and integration planning of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt Disney’s ongoing business and the business of the combined company.

Consummation of the transactions will increase Disney’s exposure to the risks of operating internationally.

Disney is a diversified entertainment company that offers entertainment, travel and consumer products worldwide. Although many of Disney’s businesses increasingly depend on acceptance of Disney’s offerings and products by consumers outside of the U.S., the combination with 21CF will increase the importance of international operations to Disney’s future operations, growth and prospects. The risks of operating internationally that Disney faces may therefore be exacerbated upon completion of the transactions.

Disney’s consolidated indebtedness will increase substantially following completion of the transactions. This increased level of indebtedness could adversely affect Disney, including by decreasing its business flexibility.

Disney’s consolidated indebtedness as of March 31, 2018 was approximately $25 billion. Upon completion of the transactions, Disney will assume an estimated fair value of approximately $17.1 billion of additional outstanding net debt of 21CF if the Sky acquisition is not completed or an estimated fair value of $44.5 billion of additional outstanding net debt of 21CF if the Sky acquisition is completed. The increased indebtedness could have the effect of, among other things, reducing Disney’s flexibility to respond to changing business and economic conditions. In addition, the amount of cash required to pay interest on Disney’s increased indebtedness levels will increase following completion of the transactions, and thus the demands on Disney’s cash resources will be greater than prior to the transactions. The increased levels of indebtedness following completion of the transactions could also reduce funds available for capital expenditures, share repurchases and dividends, and other activities and may create competitive disadvantages for Disney relative to other companies with lower debt levels. Disney’s funds on hand will be further constrained by the issuance of shares of Disney common stock in the acquisition, because of dividend payments on Disney common stock, which, as of the date of this filing, were $0.84 per share of Disney common stock on a semi-annual basis.

Disney cannot assure you that it will be able to continue paying dividends at the current rate.

Disney plans to continue its current dividend practices following the transaction. However, based on the number of issued and outstanding shares of 21CF common stock as of May 29, 2018, and assuming no exchange ratio adjustment, Disney would issue approximately 513 million shares of Disney common stock in connection with the initial merger. For a description of the exchange ratio adjustment, please see the section of this joint proxy statement/prospectus entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165. Continuing Disney’s current dividend practices following the transaction will require additional cash to pay such dividends, which it may not have. For this and other reasons generally affecting the ability to pay dividends, you should be aware that Disney stockholders may not receive the same dividends following the transaction.

Stockholders also should be aware that they have no contractual or other legal right to dividends that have not been declared.

After the transactions, former 21CF stockholders and current Disney stockholders will have a reduced ownership and voting interest and will exercise less influence over management of the combined company.

Based on the number of shares of 21CF common stock outstanding as of May 29, 2018, the number of shares of Disney common stock outstanding as of May 29, 2018 and assuming no exchange ratio adjustment, it is expected that, immediately after completion of the transactions, former 21CF stockholders will own approximately 25% of the outstanding shares of Disney common stock. For a description of the exchange ratio adjustment, please see the section of this joint proxy statement/prospectus entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165. As a result of the issuance of Disney common stock to 21CF stockholders, current Disney stockholders as a group will own approximately 75% of the shares of Disney common stock outstanding after the completion of the transactions. Consequently, current Disney stockholders and former 21CF stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Disney and 21CF, respectively. Because of the exchange ratio adjustment, the exact split in ownership of shares of Disney common stock between current Disney stockholders and former 21CF stockholders, and, as a result, the dilutive impact of the transactions, is not currently known and will not be known at the time of either the 21CF special meeting or the Disney special meeting. Neither 21CF nor Disney will resolicit votes from their respective stockholders once the distribution has been effected, the final estimate of the transaction tax has been made and the exchange ratio adjustment (if any) has been calculated.

If the hook stock shares are not eliminated prior to the completion of the initial merger, they could subject Disney to increased taxes and the possibility of additional taxes may increase the cost and complexity of future transactions.

As described below under “The Combination Merger Agreement—Tax Matters—Hook Stock,” 21CF will cooperate with Disney and use its reasonable best efforts to consider potential transactions to eliminate all or a portion of the hook stock shares. In connection with these efforts, 21CF has requested a ruling from the IRS and, if a decision is made to proceed with a transaction to eliminate all or a portion of the hook stock shares, would request Australian private rulings that would facilitate transactions to eliminate the hook stock shares (all such rulings we refer to collectively as the elimination rulings). There can be no assurances that a decision will be made to proceed with a transaction to eliminate all or a portion of the hook stock shares, and if such a decision is made, there can be no assurances as to when any Australian private rulings would be requested and whether or when any such rulings would be obtained. 21CF will also request the ATO tax ruling, which if obtained may allow Disney to issue Disney series B convertible preferred stock in the initial merger to holders of the hook stock shares. There can be no assurances that any or all such rulings will be obtained.

If the elimination rulings are not obtained, then 21CF may not be able to eliminate the hook stock shares in part or in full. Any hook stock shares that have not been eliminated at the time of the initial merger will be exchanged in the initial merger for Disney shares (which, as described below, may be shares of either Disney common stock or Disney series B convertible preferred stock). Following the initial merger, former holders of the hook stock shares may hold their Disney shares with a tax basis substantially below the shares’ fair market value. If these holders were to dispose of these shares, be treated for tax purposes as disposing of these shares, or otherwise be required to recognize this built-in gain under U.S. or Australian tax law, they or Disney could be liable for a substantial amount of tax. This built-in gain, and the corresponding potential tax liability, would increase proportionately to any appreciation in the value of the Disney shares held by holders of the hook stock shares. The possibility of incurring this tax liability may increase the cost and complexity of future transactions.

If the parties do not obtain the elimination rulings and eliminate all of the hook stock shares, to facilitate obtaining the ATO tax ruling, the Disney board may determine to issue Disney common stock instead of Disney series B convertible preferred stock to holders of the hook stock shares. If the Disney board so determines, and if the Disney stockholders do not approve the Disney charter amendment proposal, Disney would be obligated to pay dividends on those shares of Disney common stock after the completion of the transactions. These dividends could be subject to tax in both the United States and Australia, increasing Disney’s effective tax rate and potentially deterring Disney from paying or increasing dividends on its common stock.

The U.K. Takeover Panel has ruled that, unless the Sky acquisition has completed or a third party has acquired more than 50% of the ordinary shares in Sky, in each case, prior to the completion of the transactions, Disney will be obliged to make a mandatory offer for all the ordinary shares in Sky not already owned by 21CF in cash and at a price of £10.75 for each ordinary share of Sky.

21CF currently has an approximately 39% interest in Sky. On April 12, 2018, the U.K. Takeover Panel ruled that, unless the Sky acquisition has completed or a third party has acquired more than 50% of the ordinary shares in Sky, in each case prior to the completion of the transactions, Disney will be obliged to make a mandatory offer for all the ordinary shares in Sky not already owned by 21CF in accordance with Note 8 of Rule 9.1 of the U.K. Takeover Code within 28 days of completion of the transactions. The U.K. Takeover Panel further ruled that any such offer would be required to be made in cash and at a price of £10.75 for each ordinary share in Sky.

Because Disney assumed the price per Sky share to acquire the remaining 61% of Sky would be at 21CF’s offer price of £10.75 per share when it evaluated the transactions, the making of a mandatory offer for Sky at that price will not materially impact Disney’s financial position. Completion of the Sky acquisition is not a condition to either party’s obligation to consummate the transactions.

OTHER RISKS

Additional Risks Relating to Disney and 21CF.

Disney and 21CF are, and following completion of the transactions Disney will continue to be, subject to the risks described in (i) Part II, Item 1A, “Risk Factors” in Disney’s Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2017, filed on February 6, 2018, (ii) Part I, Item 1A, “Risk Factors” in Disney’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed on November 22, 2017, (iii) Part II, Item 1A, “Risk Factors” in 21CF’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2017, filed on November 9, 2017, the quarterly period ended December 31, 2017, filed on February 8, 2018 and the quarterly period ended March 31, 2018, filed on May 10, 2018 and (iv) Part I, Item 1A, “Risk Factors” in 21CF’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed on August 14, 2017. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

INFORMATION ABOUT THE 21CF SPECIAL MEETING

Time, Place and Purpose of the 21CF Special Meeting

This joint proxy statement/prospectus is being furnished to 21CF stockholders as part of the solicitation of proxies by the 21CF board, for use at the 21CF special meeting to be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019 or at any postponement or adjournment thereof.

At the 21CF special meeting, 21CF stockholders, voting together as a single class, will be asked to consider and vote on (i) the combination merger proposal and (ii) the distribution merger proposal.

At the 21CF special meeting, holders of outstanding shares of 21CF class B common stock, will be asked to consider and vote on (i) the hook stock charter amendment proposal, (ii) the stock split charter amendment proposal, (iii) the 21CF adjournment proposal, and (iv) the compensation proposal.

21CF stockholders must adopt the combination merger agreement and the distribution merger agreement and approve the 21CF charter amendments in order for the transactions to occur. If 21CF stockholders fail to adopt the combination merger agreement or the distribution merger agreement or fail to approve either of the 21CF charter amendments, none of the transactions will occur. A copy of the combination merger agreement is attached as Annex A and Annex B to this joint proxy statement/prospectus. A copy of the distribution merger agreement is attached as Annex C to this joint proxy statement/prospectus. A copy of the 21CF charter amendments is attached as Annex E. You are encouraged to read the combination merger agreement, the distribution merger agreement and the 21CF charter amendments carefully and in their entirety.

Record Date and Quorum

21CF has set the close of business on May 29, 2018 as the record date for the 21CF special meeting, and only 21CF stockholders of record on the record date are entitled to vote at the 21CF special meeting. You are entitled to receive notice of, and to vote at, the 21CF special meeting if you are a 21CF stockholder of record as of the close of business on the record date. On the record date, there were 798,520,953 shares of 21CF class B common stock outstanding held by approximately 6,507 holders of record and 1,054,032,541 shares of 21CF class A common stock outstanding held by approximately 29,073 holders of record.

Each holder of shares of 21CF class B common stock held as of the record date is entitled to one vote per share of 21CF class B common stock on all matters to be presented at the 21CF special meeting. Each holder of shares of 21CF class A common stock held as of the record date is entitled to one vote per share of 21CF class A common stock on the combination merger proposal and the distribution merger proposal but is not entitled to vote on any other proposal on account of its shares of 21CF class A common stock.

The presence, in person or represented by proxy, of a majority in voting power of all outstanding shares of 21CF common stock entitled to vote at the 21CF special meeting shall constitute a quorum for purposes of the combination merger proposal and the distribution merger proposal. The presence, in person or represented by proxy, of a majority in voting power of all outstanding shares of 21CF class B common stock entitled to vote at the 21CF special meeting shall constitute a quorum for purposes of the 21CF charter amendment proposals, the 21CF adjournment proposal and the compensation proposal. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the 21CF special meeting.

Additionally, the 21CF bylaws, and the DGCL, provide that if a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Attendance

As described below, if your shares of 21CF common stock are registered directly in your name with 21CF’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to such shares of 21CF common stock and you have the right to attend the 21CF special meeting and vote in person, subject to compliance with the procedures described below. If your shares of 21CF common stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the 21CF special meeting and vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record giving you the right to attend and vote the shares of 21CF common stock.

If you plan to attend the meeting, you must be a stockholder on the record date of May 29, 2018 and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.ProxyVote.com and following the instructions provided (you will need the 16 digit number included on your proxy card or voter instruction form). If you are unable to print your tickets, please contact the Corporate Secretary at 1-212-852-7000. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than 11:59 p.m. (Eastern Time) on July 6, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. If you are attending the 21CF special meeting in person, you will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the 21CF special meeting. Large bags, backpacks, suitcases, briefcases, cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Seating at the 21CF special meeting will begin at 9:00 a.m. (Eastern Time). Prior to entering the 21CF special meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. The security procedures may require additional time, so please plan accordingly. 21CF suggests arriving at least 45 minutes early to the 21CF special meeting. If you do not provide an admission ticket and government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the 21CF special meeting. Registration will close ten minutes prior to the meeting. 21CF reserves the right to remove persons from the 21CF special meeting who disrupt the 21CF special meeting or who do not comply with the rules and procedures for the conduct of the 21CF special meeting.

If you require any special accommodations at the 21CF special meeting due to a disability, please contact the Corporate Secretary at (212) 852-7000 or send an email to SpecialMeeting@21cf.com and identify your specific need no later than July 5, 2018.

Vote Required

The combination merger proposal and distribution merger proposal require the affirmative vote of the holders of a majority of the outstanding shares of 21CF class A common stock and 21CF class B common stock, voting together as a single class. For adoption of the combination merger agreement and the combination distribution merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Votes to abstain will not be counted as votes cast in favor of the adoption of the combination merger agreement or the distribution merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a valid proxy or to vote in person at the 21CF special meeting or if you vote to abstain in connection with the combination merger proposal or the distribution merger proposal, it will have the same effect as a vote “AGAINST” adoption of the combination merger agreement or the distribution merger agreement, as applicable.

If your shares of 21CF common stock are registered directly in your name with 21CF’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of 21CF common stock, the stockholder of record. If you are a stockholder of record, this joint proxy statement/prospectus and the enclosed proxy card have been sent directly to you by 21CF.

If your shares of 21CF common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of 21CF common stock held in “street name.” In that case, this joint proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of 21CF common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of Nasdaq, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the adoption of the combination merger agreement, the adoption of the distribution merger agreement, approval of the 21CF charter amendments, adjournment of the 21CF special meeting and approval, by non-binding, advisory vote, of the transactions-related executive compensation. As a result, absent specific instructions from the beneficial owner of such shares of 21CF common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of 21CF common stock on non-routine matters.

The 21CF charter amendment proposals require the affirmative vote of the holders of a majority of the outstanding shares of 21CF class B common stock entitled to vote thereon. For purposes of the 21CF charter amendment proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of the votes on the 21CF charter amendment proposals, if your shares of 21CF class B common stock are present at the 21CF special meeting but are not voted on the proposals, or if you vote to abstain on the proposals, this will have the effect of a vote “AGAINST” the 21CF charter amendment proposals. Votes to abstain will not be counted as votes cast in favor of the 21CF charter amendment proposals, but will count for the purpose of determining whether a quorum is present. If you fail to submit a valid proxy or to vote in person at the 21CF special meeting or if you vote to abstain, it will have the same effect as a vote “AGAINST” the 21CF charter amendment proposals.

The 21CF adjournment proposal requires affirmative vote of a majority of votes cast thereon by the holders of shares of 21CF class B common stock entitled to vote thereon. For purposes of the 21CF adjournment proposal, if your shares of 21CF class B common stock are present at the 21CF special meeting but are not voted on the 21CF adjournment proposal, or if you have given a proxy and abstained on the 21CF adjournment proposal, or if you fail to submit a proxy or to vote in person at the 21CF special meeting, as applicable, the shares of 21CF class B common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the vote to adjourn the 21CF special meeting.

The compensation proposal requires the affirmative vote of a majority of votes cast thereon by the holders of shares of 21CF class B common stock entitled to vote thereon. For purposes of the compensation proposal, if your shares of 21CF class B common stock are present at the 21CF special meeting but are not voted on the compensation proposal, or if you have given a proxy and abstained on the compensation proposal, or if you fail to submit a proxy or to vote in person at the 21CF special meeting, as applicable, the shares of 21CF class B common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the transactions-related executive compensation.

Proxies and Revocations

If you are a stockholder of record, you may have your shares of 21CF common stock voted on matters presented at the 21CF special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. (Eastern Time) on July 9, 2018. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the 21CF special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your 21CF common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the 21CF special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the 21CF special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Corporate Secretary of 21CF by the time the 21CF special meeting begins. Please do not send in your share certificates with your proxy card. When the initial merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your share certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of 21CF common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your shares of 21CF common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the 21CF special meeting to which you are entitled to vote.

If you properly sign your proxy card but do not mark the boxes showing how your shares of 21CF common stock should be voted on a matter, the shares of 21CF common stock represented by your properly signed proxy will be voted “FOR” each of the proposals upon which you are entitled to vote.

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the 21CF special meeting and voting in person, or by giving written notice of revocation to 21CF prior to the time the 21CF special meeting begins. Written notice of revocation should be mailed to: 21st Century Fox, Attention: Corporate Secretary, 1211 Avenue of the Americas, New York, New York 10036. If you have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, brokerage firm or other nominee to change those instructions.

If you have any questions or need assistance voting your shares, please contact Okapi Partners LLC, 21CF’s proxy solicitor, 1212 Avenue of the Americas, 24th floor, New York, New York 10036 or by email at 21CFinfo@okapipartners.com. Banks and brokers call collect: (212) 297-0720; stockholders and all others call toll free: (877) 274-8654.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF 21CF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE 21CF SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. 21CF STOCKHOLDERS WHO ATTEND THE 21CF SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Adjournments and Postponements

Although it is not currently expected, the 21CF special meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the 21CF special meeting to adopt the combination merger agreement or the distribution merger agreement, to approve the 21CF charter amendments or if a quorum necessary to approve any such matters is not present at the 21CF special meeting. However, the combination merger agreement provides that 21CF may not adjourn the 21CF special meeting for more than an aggregate of 15 days for the purpose of soliciting additional proxies or obtaining a quorum. Any adjournment of the 21CF special meeting for the purpose of soliciting additional proxies will allow 21CF stockholders who have already sent in their proxies to revoke them at any time prior to their use at the 21CF special meeting was adjourned.

21CF may also postpone or adjourn the 21CF special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that 21CF has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by 21CF stockholders prior to the 21CF special meeting.

An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of 21CF class B common stock present in person or represented by proxy and entitled to vote thereon.

Solicitation of Proxies; Payment of Solicitation Expenses

21CF has engaged Okapi to assist in the solicitation of proxies for the 21CF special meeting. 21CF estimates that it will pay Okapi a fee of approximately $25,000. 21CF has agreed to reimburse Okapi for certain out-of-pocket fees and expenses and also will indemnify Okapi against certain losses, claims, damages, liabilities or expenses. 21CF also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of 21CF common stock. 21CF’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

No Appraisal Rights

Under the DGCL as well as the governing documents of 21CF, 21CF stockholders are not entitled to appraisal or dissenters’ rights in connection with the transactions.

Questions and Additional Information

If you have additional questions about the transactions, need assistance in submitting your proxy or voting your shares of 21CF common stock or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please contact Okapi Partners LLC, 21CF’s proxy solicitor, 1212 Avenue of the Americas, 24th floor, New York, New York 10036 or by email at 21CFinfo@okapipartners.com. Banks and brokers call collect: (212) 297-0720; stockholders and all others call toll free: (877) 274-8654.

INFORMATION ABOUT THE DISNEY SPECIAL MEETING

Time, Place and Purpose of the Disney Special Meeting

This joint proxy statement/prospectus is being furnished to Disney stockholders as part of the solicitation of proxies by the Disney board for use at the special meeting to be held on July 10, 2018, at 10:00 a.m. (Eastern Time), at the New Amsterdam Theatre, 214 West 42nd Street, New York, NY 10036, or at any postponement or adjournment thereof.

At the Disney special meeting, Disney stockholders will be asked to consider and vote on (i) the share issuance proposal, (ii) the Disney charter amendment proposal and (iii) the Disney adjournment proposal.

Disney stockholders must approve the share issuance proposal in order for the transactions to occur. If Disney stockholders fail to approve the share issuance proposal, the transactions will not occur.

Approval of the Disney charter amendment proposal is not a condition to completion of the transactions. If the Disney stockholders do not approve the Disney charter amendment proposal and the conditions to completion of the transactions are satisfied, Disney and 21CF will complete the transactions. Disney intends to issue Disney series B convertible preferred stock in exchange for the hook stock shares as consideration in the initial merger. For additional information, see the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus. If it is determined by the Disney board that the issuance of Disney common stock would be preferable, however, Disney may issue Disney common stock to holders of the hook stock shares in the initial merger. If the Disney board so determines, and if the Disney stockholders do not approve the Disney charter amendment proposal, Disney would be obligated to pay dividends on those shares of Disney common stock after the completion of the transactions. These dividends could be subject to tax in both the United States and Australia, increasing Disney’s effective tax rate and potentially deterring Disney from paying or increasing dividends on its common stock. To avoid paying dividends on the Disney common stock that holders of the hook stock shares may receive as consideration in the initial merger, Disney is seeking the approval of Disney stockholders for the Disney charter amendment.

Record Date and Quorum

Disney has set the close of business on May 29, 2018 as the record date for the Disney special meeting, which we refer to as the Disney record date, and only holders of record of Disney common stock on the Disney record date are entitled to vote at the Disney special meeting. You are entitled to receive notice of, and to vote at, the Disney special meeting if you are a stockholder of record of shares of Disney common stock as of the close of business on the Disney record date. On the Disney record date, there were 1,486,750,541 shares of Disney common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the Disney special meeting for each share of Disney common stock that you owned on the Disney record date.

The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by holders of Disney common stock entitled to vote at the Disney special meeting constitutes a quorum for the purposes of the Disney special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the Disney special meeting.

If a quorum shall fail to attend any meeting, a minority of the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until a quorum is present or represented, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting.

Attendance

Only Disney stockholders of record as of the close of business on the Disney record date, their duly authorized proxy holders, beneficial owners with proof of ownership and guests of Disney may attend the Disney special meeting. If you plan to attend the meeting, you must be a stockholder on the record date of May 29, 2018 and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners and (if permitted by Disney) up to one guest accompanying each registered or beneficial owner. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.ProxyVote.com/Disney and following the instructions provided (you will need the 16 digit number included on your proxy card or voter instruction form). If you are unable to print your tickets, please contact Broadridge at 1-855-449-0994. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. (Eastern Time) on July 9, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. If you are the representative of a corporate or institutional stockholder, you must present proof that you are the representative of such stockholder. Any person attending the Disney special meeting in person will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the Disney special meeting. Large bags, backpacks, suitcases, briefcases, cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. In addition, other measures may be employed to enhance the security of persons attending the Disney special meeting. You will be required to enter through a security checkpoint before being granted access to the meeting. These procedures may require additional time, so please plan your arrival time accordingly. To avoid disruption, admission may be limited once the Disney special meeting begins.

Vote Required

Approval of the share issuance proposal and the Disney adjournment proposal require the affirmative vote of the holders of a majority of the shares of Disney common stock present in person or represented by proxy at the Disney special meeting and entitled to vote at the Disney special meeting. For purposes of the share issuance proposal and the Disney adjournment proposal, if your shares of Disney common stock are present at the Disney special meeting but are not voted on such proposal, or if you vote to abstain on such proposal, this will have the effect of a vote “AGAINST” the share issuance proposal and the Disney adjournment proposal, as applicable. If you fail to submit a proxy or to attend the Disney special meeting or if your shares of Disney common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Disney common stock, your shares of Disney common stock will not be voted, but this will not have an effect on the vote on the share issuance proposal or the Disney adjournment proposal.

Approval of the Disney charter amendment proposal requires the affirmative vote of holders of a majority of the shares of Disney common stock entitled to vote at the meeting. Because the affirmative vote required to approve the Disney charter amendment proposal is based on the total number of shares of outstanding Disney common stock, if you hold shares of Disney common stock and you fail to submit a valid proxy or vote in person at the Disney special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the Disney charter amendment proposal.

If your shares of Disney common stock are registered directly in your name with the transfer agent of Disney, Broadridge Financial Solutions, Inc., you are considered, with respect to those shares of Disney common stock, the stockholder of record. If you are a stockholder of record, this joint proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Disney.

If your shares of Disney common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Disney common stock held in “street name.” In that case, this joint proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Disney common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Disney common stock by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the approval of the share issuance proposal, Disney charter amendment proposal and the Disney adjournment proposal. As a result, absent specific instructions from the beneficial owner of such shares of Disney common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Disney common stock on non-routine matters.

If you participate in the Disney Savings and Investment Plan or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of shares of Disney common stock you hold in the plan as of the Disney record date. You may provide voting instructions to Fidelity Management Trust Company by voting online or by completing and returning a proxy card if you received one. If you are a record holder of shares other than through these plans and you vote electronically, voting instructions you give with respect to those shares will be applied to Disney stock credited to your accounts in a savings and investment plan unless you request a separate control number with respect to each account. To receive separate control numbers, please call 1-855-449-0994. The trustee will vote your shares in accordance with your duly executed instructions received by July 5, 2018. If you do not send instructions, an independent fiduciary has been selected to determine how to vote all shares for which the trustee does not receive valid and timely instructions from participants. You may revoke previously given voting instructions by July 5, 2018, by either revising your instructions online or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

As of the Disney record date, the directors and executive officers of Disney beneficially owned, in the aggregate, 1,729,516 shares of Disney common stock, representing less than 1% of the outstanding shares of Disney common stock as of the close of business on the Disney record date. The directors and executive officers of Disney have informed Disney that they currently intend to vote all such shares of Disney common stock entitled to vote “FOR” the share issuance proposal, “FOR” the Disney charter amendment proposal and “FOR” the Disney adjournment proposal. As of May 29, 2018, the directors and executive officers of 21CF beneficially owned approximately 18,259 shares of Disney common stock, representing less than 1% of the shares of Disney common stock then outstanding and entitled to vote.

Proxies and Revocations

If you are a stockholder of record, you may have your shares of Disney common stock voted on matters presented at the Disney special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. (Eastern Time) on July 9, 2018. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the Disney special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Disney common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Disney special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Disney special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be received by the time the Disney special meeting begins.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Disney common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Disney common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Disney special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Disney common stock should be voted on a matter, the shares of Disney common stock represented by your properly signed proxy will be voted “FOR” the share issuance proposal, “FOR” the Disney charter amendment proposal and “FOR” the Disney adjournment proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the Disney special meeting and voting in person or by giving written notice of revocation to Disney prior to the time the Disney special meeting begins. Written notice of revocation should be mailed to: The Walt Disney Company, Attention: Secretary, 500 South Buena Vista Street, Burbank, California 91521. If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, broker or other nominee to change those instructions.

If you have any questions or need assistance voting your shares, please contact Innisfree, Disney’s proxy solicitor, at 501 Madison Avenue, 20th floor, New York, New York 10022. Banks and brokers call collect: (212) 750-5833; stockholders call toll free: (877) 717-3923.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF DISNEY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE DISNEY SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. DISNEY STOCKHOLDERS WHO ATTEND THE DISNEY SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Adjournments and Postponements

Although it is not currently expected, the Disney special meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Disney special meeting to approve the share issuance proposal or if a quorum is not present at the Disney special meeting. However, the combination merger agreement provides that Disney may not adjourn the special meeting for more than an aggregate of 15 days for the purpose of soliciting additional proxies or obtaining a quorum. Any adjournment of the Disney special meeting for the purpose of soliciting additional proxies will allow Disney stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Disney special meeting as adjourned.

Disney may also postpone or adjourn the special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Disney has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Disney prior to the Disney special meeting.

An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of Disney common stock present in person or represented by proxy and entitled to vote thereon.

Anticipated Date of Completion of the Transactions

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus, including the approval of the share issuance proposal by Disney stockholders at the Disney special meeting, Disney and 21CF currently expect that the transactions will be completed within 12-18 months after December 13, 2017. However, it is possible that factors outside the control of both companies could result in the transactions being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

Disney has engaged Innisfree to assist in the solicitation of proxies for the Disney special meeting. Disney estimates that it will pay Innisfree a fee of approximately $50,000. Disney has agreed to reimburse Innisfree for certain out-of-pocket fees and expenses and also will indemnify Innisfree against certain losses, claims, damages, liabilities or expenses. Disney also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Disney common stock. Disney’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have additional questions about the transactions, need assistance in submitting your proxy or voting your shares of Disney common stock or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please contact Innisfree, Disney’s proxy solicitor, at 501 Madison Avenue, 20th floor, New York, New York 10022. Banks and brokers call collect: (212) 750-5833; stockholders call toll free: (877) 717-3923.

THE PARTIES TO THE TRANSACTIONS

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

Twenty-First Century Fox, Inc., a Delaware corporation, is one of the world’s leading portfolios of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21CF is home to a global portfolio of cable and broadcasting networks and properties, including Fox, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, Fox Sports, Fox Sports Network, National Geographic Channels, Star India, 28 local television stations in the U.S. and more than 350 international channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50 per cent ownership interest in Endemol Shine Group. 21CF also holds approximately 39.1 per cent of the issued shares of Sky, Europe’s leading entertainment company, which serves nearly 23 million households across five countries. For more information about 21CF, please visit www.21CF.com.The information provided on 21CF’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

21CF’s class A common stock and class B common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “FOXA” and “FOX,” respectively.

For more information about 21CF, please visit the Internet website of 21CF at www.21cf.com. The Internet website address of 21CF is provided as an inactive textual reference only. The information contained on 21CF’s Internet website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about 21CF is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

New Fox, Inc.

c/o Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

New Fox, Inc., a wholly owned subsidiary of 21CF, is a Delaware corporation that was formed under the name of New Fox, Inc. on May 3, 2018 and whose shares will be distributed to 21CF stockholders pursuant to the terms and conditions of the distribution merger agreement. Following the completion of the separation, which is described further beginning on page 160 of this joint proxy statement/prospectus under the heading “The Combination Merger Agreement—Separation,” New Fox will be comprised of a portfolio of 21CF’s news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network, and certain other assets, and New Fox will assume from 21CF certain liabilities associated with such businesses. Upon completion of the distribution, New Fox will be a stand-alone, publicly traded company. Until the completion of the transactions, New Fox will not conduct any activities other than those incidental to its formation and the matters contemplated by the distribution merger agreement, including in connection with the separation and the distribution. 21CF intends to change the name of New Fox, Inc. prior to the distribution.

21CF Distribution Merger Sub, Inc.

c/o Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

21CF Distribution Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of 21CF, was formed solely for the purpose of facilitating the distribution merger. Distribution Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the combination merger agreement. By operation of the distribution merger, Distribution Sub will be merged with and into 21CF, with 21CF surviving the distribution merger.

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

The Walt Disney Company is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment, and Consumer Products & Interactive Media. Disney’s home page on the Internet is www.thewaltdisneycompany.com. The information provided on Disney’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

Disney’s common stock is listed on the NYSE under the symbol “DIS.”

For more information about Disney, please visit Disney’s Internet website at www.thewaltdisneycompany.com. Disney’s Internet website address is provided as an inactive textual reference only. The information contained on Disney’s Internet website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Disney is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

TWC Merger Enterprises 2 Corp.

c/o The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Disney, was formed solely for the purpose of facilitating the initial merger. Corporate Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the combination merger agreement. By operation of the initial merger, Corporate Sub will be merged with and into 21CF, with 21CF surviving the initial merger as a wholly owned subsidiary of Disney.

TWC Merger Enterprises 1, LLC

c/o The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Disney, was formed solely for the purpose of facilitating the subsequent merger. LLC Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the combination merger agreement. By operation of the subsequent merger, 21CF will be merged with and into LLC Sub, with LLC Sub surviving the subsequent merger as a wholly owned subsidiary of Disney.

THE TRANSACTIONS

This section describes the transactions. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the combination merger agreement, a copy of which is attached as Annex A and Annex B, the distribution merger agreement, a copy of which is attached as Annex C, and the voting agreement, a copy of which is attached as Annex D, each of which is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the transactions that is important to you. You are encouraged to read the transaction agreements carefully and in their entirety. This section is not intended to provide you any factual information about 21CF or Disney. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings 21CF and Disney make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Overview of the Transactions

Separation

Pursuant to the terms of the combination merger agreement, prior to the distribution, 21CF will enter into a separation agreement pursuant to which 21CF will, among other things, transfer to New Fox the New Fox business and New Fox will assume from 21CF certain liabilities associated with the New Fox business. As part of the transfers, an amount of cash, which shall not be less than zero, equal to the New Fox cash amount, as described in further detail in the section entitled “The Combination Merger Agreement—Separation” beginning on page 160 of this joint proxy statement/prospectus, minus certain taxes attributable to New Fox’s operations, will be transferred to New Fox. Following the separation, New Fox and its subsidiaries will own all of the New Fox business, while 21CF (other than New Fox and the New Fox subsidiaries) will own all of the retained business, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. See the section entitled “The Combination Merger Agreement—Separation” beginning on page 160 of this joint proxy statement/prospectus for a full list of the assets and liabilities to be transferred.

Incurrence of New Fox Indebtedness and Payment of Dividend

Immediately prior to the distribution, 21CF is required to cause New Fox to pay to 21CF a dividend in the amount of $8.5 billion, which we refer to as the dividend, in immediately available funds. Pursuant to the terms of the combination merger agreement, 21CF is required to cause New Fox to arrange and, concurrently with and subject to the closing of the transactions, incur indebtedness in a principal amount sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment.

Stock Split and Distribution

Pursuant to the terms of the combination merger agreement, prior to the distribution, 21CF will cause to become effective certain amendments to the 21CF charter for purposes of ensuring that Disney (through the hook stock shareholders) does not acquire any interest in New Fox as a result of the distribution and the mergers. The 21CF charter amendments provide that the hook stock shares will not receive any shares of New Fox common stock in the distribution and effect a subdivision of the issued and outstanding shares of 21CF common stock such that the total number of shares of 21CF common stock issued and outstanding immediately after such subdivision is equal to the stock split multiple (as defined below) multiplied by the total number of shares of 21CF common stock issued and outstanding immediately prior to such subdivision, which we refer to as the stock split. The stock split multiple is intended to avoid creation of fractional shares and ensure that each 21CF public stockholder will hold the same number of shares of 21CF common stock after the distribution as such stockholder held immediately before the stock split. The stock split multiple is calculated as follows:

stock split multiple = (21CF’s fully diluted market capitalization) ÷ [(21CF’s fully diluted market capitalization) - (New Fox’s fully diluted market capitalization)].

For purposes of this calculation, 21CF’s fully diluted market capitalization will be determined based on the volume weighted average price of 21CF class A common stock and 21CF class B common stock measured over the five trading day period ending on and including the trading day immediately prior to the distribution. New Fox’s fully diluted market capitalization will be determined based on the volume weighted average price of New Fox class A common stock and New Fox class B common stock (based on when-issued trading) measured over the five trading day period ending on and including the trading day immediately prior to the distribution. If shares of New Fox class A common stock and New Fox class B common stock trade (on a when-issued basis) for fewer than five days before the date of the distribution, New Fox’s fully diluted market capitalization will be determined based on the volume-weighted average prices for the entire period during which such shares trade prior to the date of the distribution.

Following completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will own the same number of shares of 21CF common stock owned by such holder immediately prior to the stock split and will hold an ownership interest in New Fox proportionately equal to its existing ownership interest in 21CF. Immediately following the effectiveness of the stock split, in accordance with the terms of the distribution merger agreement, Distribution Sub will be merged with and into 21CF in the distribution merger. 21CF will survive the distribution merger. At the effective time of the distribution merger:

•	as described in the table below, a portion of each share of 21CF class A common stock (other than the hook stock shares) will be exchanged for a fraction of one share of New Fox class A common stock, and the remaining portion of such share of 21CF class A common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding, and

Portion of each share of 21CF class A common stock exchanged for New Fox class A common stock:	Fractional share of New Fox class A common stock to be delivered in exchange for such portion of 21CF class A common stock:	Portion of a share of 21CF class A common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (stock split multiple)]	= 1/3 x [1 ÷ (stock split multiple)]	= 1 – {1 – [1 ÷ (stock split multiple)]}

•	as described in the table below, a portion of each share of 21CF class B common stock (other than the hook stock shares) will be exchanged for a fraction of one share of New Fox class B common stock, and the remaining portion of such share of 21CF class B common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding.

Portion of each share of 21CF class B common stock exchanged for New Fox class B common stock:	Number of fractional shares of New Fox class B common stock to be delivered in exchange for such portion of 21CF class B common stock:	Portion of a share of 21CF class B common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (stock split multiple)]	= 1/3 x [1 ÷ (stock split multiple)]	= 1 – {(1 – [1 ÷ (stock split multiple)]}

Accordingly, following the completion of the stock split and distribution, each 21CF stockholder (other than holders of the hook stock shares) will own the same number of shares of 21CF common stock owned by such holder immediately prior to the stock split. 21CF stockholders will receive cash in lieu of any fractional shares they otherwise would have been entitled to receive in connection with the distribution. For further information, see the section entitled “The Distribution Merger Agreement—Consideration for the Distribution Merger” beginning on page 198 of this joint proxy statement/prospectus.

Transaction Tax Calculation

As described below under “—The Mergers; Effects of the Mergers”, the exchange ratio used to determine the number of shares of Disney common stock 21CF stockholders will be entitled to receive for each share of 21CF common stock they hold will be calculated as follows:

exchange ratio = 0.2745 + [(the equity adjustment amount) ÷ $190,857,018,174].

The equity adjustment amount represents the dollar amount by which the final estimate of the transaction tax at closing differs from the $8.5 billion estimate of the transaction tax that was used to set the initial exchange ratio, net of the cash payment, if any, and is calculated as follows:

equity adjustment amount = ($8.5 billion) - (the amount of the transaction tax) - (the amount of the cash payment, if any).

The calculation of the exchange ratio divides the equity adjustment amount by $190,857,018,174 in order to calculate the portion of the equity adjustment amount to be borne by each share of 21CF common stock. $190,857,018,174 represents $102, the reference price per share of Disney common stock used to calculate the initial exchange ratio, multiplied by 1,871,147,237, the number of fully diluted shares of 21CF common stock as of the close of business on December 13, 2017. The $102 reference price per share of Disney common stock represents the volume-weighted average price of Disney common stock over the 30-trading day period from October 20, 2017 to December 1, 2017.

The transaction tax is an amount that will be estimated by Disney and 21CF to equal the sum of (a) the amount of taxes (other than any hook stock taxes or taxes as a result of any hook stock elimination) imposed on 21CF and its subsidiaries as a result of the separation and distribution, which we refer to as spin taxes, (b) an amount in respect of divestiture taxes, as described in further detail below under “The Combination Merger Agreement—Tax Matters—Divestiture Taxes” and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business from and after December 13, 2017 through the closing of the transactions, but only to the extent such taxes exceed the New Fox cash amount.

The elements of the transaction tax will be determined by a model, which may include certain simplifying assumptions and will be developed by Disney and 21CF and their respective representatives, working together in good faith between the date of the combination merger agreement and the closing date, which model we refer to as the tax model. For purposes of determining the transaction tax, the amount of spin taxes shall be calculated based on the enterprise value of New Fox, which is the sum of the equity value of New Fox (based on the volume weighted average trading price of New Fox stock on the date of the distribution) and the amount of gross liabilities of New Fox determined pursuant to the tax model, and assuming that no required divestitures are made and that the cash payment (if made) increases the tax asset basis of New Fox dollar-for-dollar.

See the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 184 of this joint proxy statement/prospectus for a more detailed discussion of the transaction tax calculation. See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

The Mergers; Effects of the Mergers

Following the completion of the distribution, the combination merger agreement provides for two mergers, which will occur in immediate succession. First, at 12:01 a.m. on the date immediately following the date of the distribution, Corporate Sub will merge with and into 21CF. 21CF will survive the initial merger as a wholly owned subsidiary of Disney. We refer to the effective time of the initial merger as the first effective time.

Immediately following the first effective time, the initial surviving corporation will merge with and into LLC Sub. LLC Sub will survive the subsequent merger as a wholly owned subsidiary of Disney, which we refer to as the final surviving entity. We refer to the effective time of the subsequent merger as the second effective time. We refer to the initial merger and the subsequent merger collectively as the mergers.

At the first effective time, each share of 21CF common stock issued and outstanding immediately prior to the first effective time (other than (i) excluded shares, or (ii) hook stock shares, which will be exchanged for Disney stock as described below) will be exchanged for the merger consideration. The merger consideration will consist of a number of validly issued, fully paid and non-assessable shares of Disney common stock equal to the exchange ratio. The exchange ratio will be calculated as follows:

exchange ratio = 0.2745 + [(the equity adjustment amount) ÷ $190,857,018,174].

The equity adjustment amount represents the dollar amount by which the final estimate of the transaction tax at closing differs from the $8.5 billion estimate of the transaction tax that was used to set the initial exchange ratio, net of the cash payment, if any, and is calculated as follows:

equity adjustment amount = ($8.5 billion) - (the amount of the transaction tax) - (the amount of the cash payment, if any).

The calculation of the exchange ratio divides the equity adjustment amount by $190,857,018,174 in order to calculate the portion of the equity adjustment amount to be borne by each share of 21CF common stock. $190,857,018,174 represents $102, the reference price per share of Disney common stock used to calculate the initial exchange ratio, multiplied by 1,871,147,237, the number of fully diluted shares of 21CF common stock as of the close of business on December 13, 2017. The $102 reference price per share of Disney common stock represents the volume-weighted average price of Disney common stock over the 30-trading day period from October 20, 2017 to December 1, 2017.

The transaction tax is an amount that will be estimated by Disney and 21CF to equal the sum of (a) spin taxes, (b) an amount in respect of divestiture taxes, as described in further detail in the section entitled “The Combination Merger Agreement—Tax Matters—Divestiture Taxes” beginning on page 185 of this joint proxy statement/prospectus and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business from and after December 13, 2017 through the closing of the transactions, but only to the extent such taxes exceed an amount of cash, which will not be less than zero, equal to the New Fox cash amount, as described in further detail in the section entitled “The Combination Merger Agreement—Separation” beginning on page 160 of this joint proxy statement/prospectus. See the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 184 of this joint proxy statement/prospectus for a more detailed discussion of the transaction tax calculation.

As described below under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation”, it is likely that the final estimate of tax liabilities taken into account will differ materially from $8.5 billion, which was used to set the initial exchange ratio. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. Because of the exchange ratio adjustment, the number of shares of Disney common stock that 21CF stockholders will receive in the initial merger cannot be determined until immediately prior to completion of the initial merger. See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

Based on the closing price of Disney common stock of $107.61 on December 13, 2017, the last trading day before public announcement of the combination merger agreement and assuming no exchange ratio adjustment, the merger consideration represented an implied value of $29.54 per share of 21CF common stock. Based on the closing price of Disney common stock of $102.20 on May 25, 2018, the latest practicable date before the printing of this joint proxy statement/prospectus and assuming that there would be no exchange ratio adjustment, the merger consideration represented an implied value of $28.05 per share of 21CF common stock. The implied value of the merger consideration will fluctuate with the market price of Disney common stock. 21CF class A common stock and 21CF class B common stock are currently traded on the Nasdaq Global Select Market under the symbol “FOXA” and “FOX,” respectively, and Disney common stock is currently traded on the New York Stock Exchange under the symbol “DIS.”

Each hook stock share will be exchanged automatically for a fraction of a share of Disney series B convertible preferred stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment) divided by 10,000 or, if the Disney board so elects in its sole discretion, a number of shares of Disney common stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment). The hook stock shares comprise 123,687,371 shares of 21CF class A common stock and 356,993,807 shares of 21CF class B common stock. Assuming no exchange ratio adjustment, the hook stock shares would be exchanged for approximately 13,195 shares of Disney series B convertible preferred stock or, if the Disney board, at any time prior to the closing of the initial merger, so elects in its sole discretion, approximately 131,946,983 shares of Disney common stock. Because such shares of Disney stock will be owned by wholly-owned subsidiaries of Disney following the initial merger, such shares of Disney stock will be treated as treasury shares for legal and accounting purposes and will not be entitled to vote. Accordingly, the issuance of such shares to the holders of the hook stock shares in the initial merger will have no dilutive effect on the holdings of Disney’s public stockholders nor will it affect their voting rights.

Sensitivity Analysis

The following table illustrates the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the final estimate of the transaction tax. However, it is possible that the final estimate of the transaction tax could be outside of the ranges illustrated below. No assurances can be made regarding future events, and the final estimate of the transaction tax may differ materially from the sensitivity analysis based on differences in each of the elements of the calculation of the transaction tax. The final estimate of the transaction tax at closing is subject to a number of uncertainties, including that such estimate will be based on: (i) tax rates in effect on the closing date; (ii) a model to be developed by 21CF and Disney in good faith that will include reasonable estimates and assumptions with respect to matters such as the liabilities of the New Fox business on the date of the distribution; (iii) the volume weighted average trading price of New Fox stock on the date of the distribution; and (iv) the tax effect of certain divestitures and the operations of the New Fox business, none of which can be known at this time. Accordingly, at the time of the 21CF special meeting and the Disney special meeting, 21CF stockholders and Disney stockholders will not know, or be able to determine, the number or value of the shares of Disney common stock that will be issued and delivered to 21CF stockholders upon the consummation of the transactions. This information is illustrative only and should not be relied upon as being necessarily indicative of actual future results.

21CF expects that the amount of spin taxes will have the most significant effect on the final estimate of the transaction tax and, therefore, any adjustment to the exchange ratio and the cash payment payable to New Fox. 21CF also expects that the volume weighted average trading price of New Fox stock on the date of the distribution, which cannot be known at this time or at any time prior to the close of trading on the date of the distribution, will have the most significant effect on the amount of spin taxes.

For purposes of the below table, 21CF and Disney have assumed that, consistent with the RemainCo Pro Forma Financial Statements and the Disney Pro Forma Financial Statements, no divestitures will be required in connection with the consummation of the transactions. Regulatory review of the transactions is ongoing. At this time, no governmental authority has indicated that any divestitures will be required in order for the transactions to be consummated. Therefore, $0 of divestiture tax is included in the illustrative sensitivity analysis set forth below. For further information, see the sections entitled “The Transactions—Regulatory Approvals” beginning on page 155 of this joint proxy statement/prospectus and “Risk Factors—Risks Relating to the Transactions—In order to consummate the transactions, Disney and 21CF must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions, consummation of the transactions may be jeopardized or the anticipated benefits of the transactions could be reduced.” beginning on page 65 of this joint proxy statement/prospectus.

For purposes of the below table, 21CF and Disney have assumed that, consistent with the RemainCo Pro Forma Financial Statements and the Disney Pro Forma Financial Statements, the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business from and after December 13, 2017 through the closing of the transactions will not exceed the New Fox cash amount. In order for operational taxes to have an effect on the cash payment payable to New Fox and, potentially, the adjustment to the exchange ratio, the amount of such taxes must exceed the amount of cash generated from the operations of the New Fox business during the applicable period, plus $600 million. 21CF does not expect this to occur. Therefore, $0 of operational tax is included in the illustrative sensitivity analysis set forth below.

These assumptions could prove incorrect, circumstances could change or intervening events could affect the final estimate of the transaction tax, including factors outside 21CF’s or Disney’s control. 21CF and Disney do not intend to update the sensitivity analysis set forth below. See “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 184 of this joint proxy statement/prospectus for further detail on the calculation of the transaction tax.

(Dollar values expressed in billions of dollars)
Spin taxes	$4.5	$6.5	$8.5	$10.5	$12.5
Divestiture taxes	$0	$0	$0	$0	$0
Operational taxes	$0	$0	$0	$0	$0

Transaction tax	$4.5	$6.5	$8.5	$10.5	$12.5
Exchange ratio	0.2850	0.2745	0.2745	0.2640	0.2535
Cash payment to New Fox	$2.0	$2.0	$0	$0	$0

Substantial uncertainty exists regarding the final estimate of the transaction tax. 21CF does not currently have the information necessary to determine the final estimate of the transaction tax, and it will not have such information at the time of the 21CF special meeting or the Disney special meeting. If there is a downward adjustment to the exchange ratio, 21CF’s stockholders would lose the potential for value appreciation in the portion of the merger consideration that is eliminated thereby. If there is an upward adjustment to the exchange ratio, Disney stockholders’ aggregate ownership and voting interest in the combined company would be proportionately reduced.

Sky Acquisition

21CF currently has an approximately 39% interest in Sky. On April 12, 2018, the U.K. Takeover Panel ruled that, unless the Sky acquisition has completed or another party has acquired more than 50% of the ordinary shares in Sky, in each case prior to the completion of the transactions, Disney will be required to make a mandatory offer for all the ordinary shares of Sky not already owned by 21CF in accordance with Note 8 of Rule 9.1 of the U.K. Takeover Code within 28 days of completion of the transactions. The U.K. Takeover Panel further ruled that any such offer would be required to be made in cash and at a price of £10.75 for each ordinary share of Sky.

Because Disney assumed the price per Sky share to acquire the remaining 61% of Sky would be at 21CF’s offer price of £10.75 per share when it evaluated the transactions, the making of a mandatory offer for Sky at that price will not materially impact Disney’s financial position. Goldman Sachs used an implied share price of £10.75 per Sky share in the Sky acquisition, 21CF’s offer price in the Sky acquisition, for purposes of valuing the Sky shares already owned by 21CF in certain financial analyses it performed in connection with the delivery of its fairness opinion, dated December 13, 2017. Guggenheim Securities and J.P. Morgan each used an assumed acquisition price of £10.75 per Sky share in the Sky acquisition, 21CF’s offer price in the Sky acquisition, for purposes of the separate financial analyses performed by each of them in connection with the delivery of their respective fairness opinions, dated December 13, 2017, which assume the completion of the Sky acquisition. For additional information, see the section entitled “The Transactions—Opinion of 21CF’s Financial Advisor”

beginning on page 116 of this joint proxy statement/prospectus and the section entitled “The Transactions—Opinions of Disney’s Financial Advisors” beginning on page 133 of this joint proxy statement/prospectus.

On April 25, 2018, Comcast announced the Comcast offer, which will be subject to regulatory pre-conditions as well as additional closing conditions. Following announcement of the Comcast offer, on April 25, 2018, the independent committee of the Sky Board of Directors, which we refer to as the Sky independent committee, withdrew its previously announced recommendation that unaffiliated Sky shareholders vote in favor of the Sky acquisition and 21CF received from Sky a written notice of termination of the cooperation agreement entered into on December 15, 2016 between 21CF and Sky, which we refer to as the Sky cooperation agreement, pursuant to which 21CF and Sky had agreed to certain matters in relation to the Sky acquisition. Certain provisions relating to 21CF’s conduct of the Sky acquisition survive the termination of the Sky cooperation agreement.

Notwithstanding the termination of the Sky cooperation agreement, Sky has stated that the Sky independent committee intends to cooperate fully with both 21CF and Comcast to secure the relevant approvals to satisfy the pre-conditions for both offers. 21CF remains committed to the Sky acquisition and is currently considering its options. Completion of the Sky acquisition is not a condition to either party’s obligation to consummate the transactions.

Background of the Transaction

Each of the 21CF board and the Disney board and their respective senior management regularly review and discuss their company’s performance, business strategy and competitive position in the industries in which it operates. In addition, such boards and senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions and other strategic transactions, as part of ongoing efforts to strengthen their respective overall business and enhance stockholder value.

As part of its ongoing evaluations, the 21CF board has considered and executed a number of strategic transactions, including, among others, the disposition of Sky Italia and Sky Deutschland to Sky (formerly known as BSkyB) in 2014, the formation of a joint venture that created the Endemol Shine Group in 2014, the expansion of an existing relationship with National Geographic Society in 2015 and the Sky acquisition announced in 2016. Similarly, the Disney board has considered and executed a number of strategic transactions, including, among others, Disney’s acquisitions of Pixar in 2006, Marvel Entertainment in 2010 and Lucasfilm in 2013 and Disney’s acquisition of a majority stake in BAMTech in 2017. In addition, in the course of each of 21CF and Disney conducting their own strategic reviews and planning, representatives of 21CF and Disney have, from time to time, discussed with various companies in the media industry potential business combination transactions that might expand their respective businesses, improve their respective consumer offerings and enhance stockholder value.

On August 9, 2017, K. Rupert Murdoch, Executive Chairman of 21CF, and Robert A. Iger, Chairman and Chief Executive Officer of Disney, met in Los Angeles, California. At this meeting, as they had from time to time in the past, Mr. Rupert Murdoch and Mr. Iger discussed the current status of the industry, including market trends and challenges, and perspectives on the media landscape and operating environment. In the course of reflecting on the growing challenges of the rapidly evolving media industry, Mr. Iger and Mr. Rupert Murdoch considered possible responses, including the possibility of a strategic transaction involving Disney and 21CF.

On August 14, 2017, Lachlan Murdoch, Executive Chairman of 21CF, and James Murdoch, Chief Executive Officer of 21CF, met with the Chairman and Chief Executive Officer of a third-party industry participant, which we refer to as Party A, in New York City. At that meeting, Party A indicated a possible interest in pursuing a strategic acquisition of 21CF, and that any potential transaction between the parties would be structured as an all-stock transaction without any meaningful premium to 21CF stockholders.

On August 29, 2017, Mr. Iger called Mr. Rupert Murdoch to follow up on their discussion of the possibility of a strategic transaction between the parties, and they agreed to explore the merits and feasibility of pursuing a potential business combination.

In early September, 21CF informed Party A that it was not interested in engaging in discussions regarding a strategic transaction with Party A unless Party A could provide compelling value to 21CF stockholders in excess of 21CF’s then current market valuation.

From September 12, 2017 to September 25, 2017, John Nallen, Senior Executive Vice President and Chief Financial Officer of 21CF, and Kevin Mayer, Senior Executive Vice President and Chief Strategy Officer of Disney, engaged in preliminary discussions regarding a potential strategic transaction, including, among other things, the mix of 21CF businesses that would be acquired, related regulatory considerations and the tax implications of various transaction structures. During this period and continuing thereafter, 21CF senior management developed an analysis of the company (which would become New Fox) that would be comprised of the businesses that would not be retained by the company to be acquired by Disney (which would become RemainCo).

On September 29, 2017, at a regularly scheduled meeting of the Disney board, Mr. Iger reported on these discussions and Mr. Mayer addressed the potential benefits of such a transaction. The Disney board supported further exploration of the merits of a transaction, including the exchange of confidential information.

On October 2, 2017, a representative of Disney sent a draft mutual confidentiality agreement, which we refer to as the 21CF-Disney Confidentiality Agreement, to a representative of 21CF, which was negotiated over the ensuing days by representatives of 21CF, Disney and Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, legal counsel for 21CF. On October 4, 2017, 21CF and Disney executed the 21CF-Disney Confidentiality Agreement, effective as of October 1, 2017.

On October 3, 2017, representatives of 21CF and Disney management, including Mr. Nallen and Mr. Mayer, engaged in further discussions. The representatives discussed, among other things, possible transaction structures that would enable the parties to allocate certain 21CF businesses likely to be subject to higher regulatory scrutiny, or that Disney would be unable to acquire, to a newly formed spin-off company, and related tax and capital structure considerations. In addition, the parties identified certain opportunities to achieve cost synergies in connection with a possible business combination between the two companies. At the end of the meeting, Mr. Mayer agreed to provide Mr. Nallen with a list of information Disney required to further progress discussions.

On October 9, 2017, Skadden and Cravath Swaine & Moore LLP, which we refer to as Cravath, legal counsel for Disney, engaged in additional discussions regarding possible transaction structures.

On October 12, 2017, representatives of 21CF, Disney, Skadden and Cravath continued discussions regarding the tax implications of various possible transaction structures.

Also on October 12, 2017, representatives of Goldman Sachs, Guggenheim Securities and J.P. Morgan held preliminary discussions regarding a potential strategic transaction. The parties discussed, among other things, potential transaction structures and division of businesses between 21CF and New Fox.

On October 17, 2017, representatives of 21CF management, including Messrs. Rupert Murdoch, Lachlan Murdoch, James Murdoch, Nallen and Gerson Zweifach, Senior Executive Vice President and Group General Counsel and Chief Compliance Officer, met with representatives of Disney management, including Mr. Iger, Mr. Mayer, Alan N. Braverman, Senior Executive Vice President, General Counsel and Secretary, and Christine M. McCarthy, Senior Executive Vice President and Chief Financial Officer, and the parties’ respective financial advisors in New York City to continue discussions regarding a potential strategic transaction. Representatives of 21CF management provided an overview of the businesses and assets that would remain in 21CF at the time of a merger between 21CF and a subsidiary of Disney, which we refer to as the RemainCo assets. The identification of the businesses and assets that would be allocated to New Fox, which we refer to as the New Fox assets, reflected the prior discussions between senior management of 21CF and Disney and both parties’ continued

analysis of regulatory considerations. A corresponding set of forecasted financial information for RemainCo was provided to representatives of Disney management. In addition, 21CF management provided a high-level, illustrative overview of the strategic merits of a combination, including, but not limited to, potential financial and growth prospects to be realized and opportunities to achieve cost synergies. They also reviewed certain key tax considerations and the procedures for a potential due diligence process.

On October 23, 2017, representatives of 21CF, Disney, Skadden and Cravath engaged in further discussions regarding, among other things, the structure of the proposed separation of New Fox from 21CF, the anticipated allocation of 21CF businesses between New Fox and RemainCo and the distribution of shares of New Fox common stock to 21CF stockholders. The parties identified key tax considerations relating to such a transaction. In addition, representatives of 21CF and Disney management discussed financial due diligence with respect to RemainCo. Representatives of 21CF management provided revised forecasted financial information to Disney management reflecting the anticipated allocation of businesses between the parties.

Also on October 23, 2017, Mr. Mayer and a representative of Goldman Sachs met in New York City to discuss their respective preliminary views on valuation metrics for a potential transaction as well as related tax and structuring considerations.

On October 24, 2017, representatives of management from 21CF and Disney shared additional preliminary views regarding the estimated cost synergies that could be achieved in connection with a potential strategic transaction as well as valuation metrics. Representatives of Disney highlighted the attractiveness of Disney common stock as an acquisition currency, including various historical and financial trading metrics as well as the industrial logic of a combination and the potential for growth opportunities, including through accelerated innovation around direct-to-consumer offerings. The parties also agreed to initiate a mutual due diligence process.

Also on October 24, 2017, representatives of Goldman Sachs, Guggenheim Securities and J.P. Morgan held additional discussions regarding a potential strategic transaction. The parties discussed, among other things, preliminary views on asset valuation metrics, potential cost synergies and possible market reactions to a potential business combination between 21CF and Disney.

On October 25, 2017, Mr. Iger met with Mr. Rupert Murdoch and discussed a number of matters relating to a potential transaction, including the strategic merits of a potential combination, the businesses that would be allocated to RemainCo and regulatory considerations relating to a transaction. Mr. Rupert Murdoch raised the issue of management of Disney following a transaction, noting the importance of Mr. Iger’s continued leadership of Disney as a critical element of a successful integration of 21CF into Disney and realizing the potential benefits of a business combination. Thereafter, representatives of Disney, including Mr. Iger, Mr. Mayer, Mr. Braverman and Ms. McCarthy, presented an overview of Disney’s business to representatives of 21CF management, including Messrs. Rupert Murdoch, Lachlan Murdoch, James Murdoch, Nallen and Zweifach. Representatives of Guggenheim Securities and J.P. Morgan also attended the meeting. The presentation highlighted long-term growth prospects across Disney’s business platforms in light of the historical financial performance of such businesses, Disney’s successful integration of prior media acquisitions, its innovation in direct-to-consumer offerings and the complementary nature of the RemainCo businesses with Disney’s businesses. Mr. Nallen separately discussed with Mr. Mayer certain financial aspects of a potential strategic transaction, including 21CF’s preliminary perspectives on the treatment of tax liabilities that would be incurred as a result of the distribution of New Fox common stock, the allocation of 21CF’s indebtedness to RemainCo, revised views on valuation metrics and 21CF’s outstanding offer to acquire the shares of Sky plc that it did not already own.

On October 26, 2017, representatives of 21CF, Disney, Skadden, Cravath and other tax advisors to 21CF and Disney held additional discussions regarding, among other things, the structure for a potential strategic transaction and related tax considerations.

On October 27, 2017, Disney and 21CF held discussions via conference call to communicate the parties’ respective positions on valuation. Disney provided a preliminary indication of interest for an acquisition of

RemainCo based on an enterprise value of $60 billion, payable approximately 40% in cash and 60% in shares of Disney common stock. 21CF estimated, based on various assumptions, that Disney’s indication of interest at an enterprise value of $60 billion reflected an offer price of $23 per share. After consideration, Messrs. Murdoch and other representatives of 21CF determined that Disney’s indication of interest was inadequate from a value perspective and that discussions with Disney regarding a potential strategic transaction should cease and, on October 28, 2017, Mr. Rupert Murdoch called Mr. Iger to convey this decision.

On October 30, 2017, pursuant to the terms of the 21CF-Disney Confidentiality Agreement, 21CF sent Disney a letter requiring Disney to either redeliver or destroy all confidential information as promptly as reasonably practicable, and in any event within ten business days.

On November 1, 2017, and November 6, 2017, Mr. Mayer and a representative of Goldman Sachs discussed Disney’s preliminary indication of interest that 21CF had determined to be inadequate and explored the gap in valuation expectations.

On November 6, 2017, CNBC reported that 21CF had been holding talks to sell most of 21CF’s assets to Disney, including, entertainment networks such as FX and National Geographic, 21CF’s movie studios and television production and international assets such as Star and Sky.

Also on November 6, 2017, the 21CF board met via conference call, and Mr. Rupert Murdoch reported to the other members of the 21CF board on the discussions 21CF management had held with Party A as well as with Disney, including that 21CF had learned that there was a significant gap in the parties’ respective conceptual models of valuation. Mr. Murdoch added that 21CF management would provide further detail regarding the exploratory discussions with Disney at the regularly scheduled November 15 21CF board meeting. In accordance with the perspective conveyed by 21CF management, the 21CF board agreed that a business combination represented a potentially promising means through which to achieve increased scale and provide value to 21CF stockholders, and the 21CF board endorsed management’s continued engagement with third parties, which could include Disney, regarding potential strategic transactions.

Also on November 6, 2017, 21CF received an unsolicited indication of interest from a third-party industry participant, which we refer to as Party B, with respect to the assets described in the CNBC report. The Chairman and Chief Executive Officer of Party B initiated preliminary discussions with Mr. Rupert Murdoch regarding the possibility of exploring a potential strategic transaction between the parties.

On November 7, 2017, Mr. Mayer informed Mr. Nallen that Disney was considering improving its prior indication of interest and suggested that the parties re-engage on a possible business combination between the parties. The parties agreed to resume discussions, including with respect to, among other things, transaction value, the allocation of businesses between New Fox and RemainCo and relevant tax considerations.

On November 9, 2017, a representative of 21CF sent a draft mutual confidentiality agreement, which we refer to as the Party B Confidentiality Agreement, to a representative of Party B, which was negotiated over the ensuing days by representatives of 21CF, Party B, Skadden and Party B’s legal counsel.

On November 10, 2017, representatives of management from 21CF and Party B engaged in preliminary discussions regarding a potential strategic transaction. Representatives of 21CF management identified the anticipated allocation of 21CF businesses and assets in connection with a potential business combination between the parties based on an initial analysis of regulatory considerations. In addition, the representatives discussed, among other things, preliminary perspectives on the cost synergies to be achieved in connection with a business combination between the parties. Representatives of 21CF management provided forecasted financial information to representatives of Party B management reflecting the anticipated allocation of businesses between the parties.

Also on November 10, 2017, representatives of Goldman Sachs held preliminary discussions with representatives of Party B’s financial advisors regarding certain relevant financial metrics.

On November 11, 2017, representatives of Goldman Sachs, Guggenheim Securities and J.P. Morgan held additional discussions regarding relevant financial analyses in connection with a potential strategic transaction between 21CF and Disney. The parties discussed, among other things, certain capital structure considerations and preliminary views on particular asset valuations.

In early November, a representative of 21CF spoke with an advisor to Party A who confirmed that Party A remained willing to consider a possible business combination of assets of 21CF and Party A but only if it was structured as an all-stock transaction with no meaningful premium to 21CF stockholders.

On November 14, 2017, representatives of 21CF and Party B held discussions via conference call regarding a potential strategic transaction between the parties. Party B provided 21CF a non-binding proposal for Party B to acquire RemainCo at a price of $34.41 per share payable in stock of Party B, subject to further discussions on the allocation of regulatory risk.

Also on November 14, 2017, Mr. Mayer and a representative of Goldman Sachs met in Los Angeles to further discuss the respective views of Disney and 21CF with respect to transaction value.

On November 15, 2017, 21CF held its regularly scheduled annual stockholders meeting. Later that day, the 21CF board held a regularly scheduled meeting. During the meeting, representatives of Skadden discussed with the 21CF directors their fiduciary duties and other legal matters. 21CF management presented to the 21CF board an assessment of 21CF’s current market position, including an analysis of 21CF’s share price and an overview of its current market valuation. As part of the presentation, 21CF management discussed 21CF’s future prospects as a stand-alone enterprise, the impact of the consummation of the Sky acquisition on such prospects and illustrative future stock prices for 21CF. 21CF management also addressed recent third-party interest in 21CF using an illustrative financial analysis of potential strategic transactions. At the meeting, 21CF management provided an update to the 21CF board as to the current status of discussions with Disney, Party A and Party B. 21CF management recommended that 21CF discontinue discussions with Party A, due to its continued position that any acquisition price would not include any meaningful premium over 21CF’s trading price. 21CF management discussed with the 21CF board the strategic rationales of combinations with Disney and Party B, including perspectives as to the business mix of each company, as well as unresolved issues and considerations from 21CF management’s discussions with each party. 21CF management also reviewed the regulatory considerations in respect of a strategic transaction with either Disney or Party B that would be taken into account in allocating certain 21CF businesses into a separate company that would be distributed to 21CF stockholders. 21CF management, with input from Skadden and Cleary Gottlieb Steen & Hamilton LLP, which we refer to as Cleary, regulatory counsel to 21CF, also reviewed regulatory considerations with respect to Party B, including prior strategic transactions pursued by Party B and the response of regulatory authorities to such transactions as well as previous submissions by 21CF in certain prior and current regulatory proceedings. Among the issues discussed by the 21CF board were the more difficult set of regulatory issues raised by a potential strategic transaction with Party B, as compared to Disney. The 21CF board authorized management to further engage with Disney and Party B in order to enable Disney and Party B to refine their initial proposals and come forward with more definitive proposals, including, but not limited to, the allocation of regulatory risk between the parties.

Also on November 15, 2017, Mr. Nallen, a representative of Goldman Sachs and representatives of Disney, including Mr. Mayer, met in Los Angeles to discuss various financial terms with respect to a potential transaction, including valuation metrics for a transaction.

On November 16, 2017, representatives of Party B management, including the Chief Financial Officer of Party B, 21CF management, including Mr. Nallen, and the parties’ respective financial advisors held additional discussions regarding a potential strategic transaction.

Also on November 16, 2017, representatives of 21CF management and Party B management met to discuss, among other things, possible growth and cost synergy opportunities that could be achieved through a potential business combination between 21CF and Party B.

Also on November 16, 2017, representatives of 21CF, Party B, Skadden and Party B’s legal counsel held discussions via conference call regarding the regulatory approval process and the expected timeline of a potential strategic transaction between 21CF and Party B.

On November 17, 2017, representatives of 21CF, Party B, Skadden and Party B’s legal counsel held additional discussions via conference call regarding the regulatory considerations of various transaction alternatives. Party B indicated that a proposal regarding the allocation of regulatory risk between the parties was being discussed by its senior management. Party B stated that it would return to 21CF with a more definitive proposal on the allocation of regulatory risk between the parties.

On November 18, 2017, representatives of Party B provided to representatives of Goldman Sachs additional details regarding its proposal on the allocation of regulatory risk between the parties. Party B indicated its willingness to accept certain possible regulatory divestitures and behavioral remedies in connection with a potential strategic transaction, subject to certain limitations and with value implications for the potential strategic transaction. In addition, Party B stated that it would not agree to a reverse termination fee payable in the event that the parties were unable to obtain regulatory approval to consummate a potential strategic transaction.

On November 19, 2017, Messrs. Rupert Murdoch, Nallen, Iger and Mayer met in Los Angeles to evaluate the current status of discussions regarding a potential strategic transaction between 21CF and Disney. The conversations centered around a Disney proposal to acquire RemainCo at a price of $28 per share payable in shares of Disney common stock, implying an enterprise value of $66 billion, subject to the resolution of a number of outstanding regulatory and other considerations. At this meeting, representatives of 21CF and Disney also discussed the allocation of assets between New Fox and RemainCo.

On November 20, 2017, discussions were held between the Chairman and Chief Executive Officer and other representatives of Party B and senior executives of 21CF regarding the financial terms of a potential strategic transaction between 21CF and Party B. Representatives of Goldman Sachs also attended this meeting. At this meeting, Party B reiterated its November 14, 2017 non-binding proposal to acquire RemainCo for $34.41 of stock of Party B. The representatives of Party B noted that this price was based on an 11.0x multiple applied to RemainCo’s projected calendar year 2018 EBITDA (undefined for these purposes) plus 50% of total synergies. Party B’s proposal contemplated that 21CF would not be permitted to repurchase shares or issue dividends to its stockholders between signing of definitive transaction documents and the closing of a transaction. This proposal also contemplated that, if regulators objected to Party B’s acquisition of certain of the RemainCo assets, those assets, and the corresponding tax burden, would be re-allocated to New Fox, rather than divested; this would result in a commensurate reduction in the merger consideration payable to 21CF stockholders in the proposed transaction and a corresponding increase in the tax burden on New Fox. The merger consideration would be adjusted downward such that, after giving effect to any regulatory remedies, which would reduce the size of RemainCo, Party B would pay a price based on the same specified multiple applied to the smaller RemainCo’s projected calendar year 2018 EBITDA thereby depriving 21CF stockholders of an acquisition premium from Party B with respect to the assets re-allocated to New Fox. In addition, Party B proposed that New Fox also bear the first $2 billion of the net cost of structural regulatory remedies, with the parties each bearing 50% of such costs above $2 billion. Party B also reiterated that it would not agree to a reverse termination fee payable in the event that the parties were unable to obtain regulatory approval to consummate a potential strategic transaction.

Also on November 20, 2017, representatives of 21CF, including Mr. Rupert Murdoch and Mr. Nallen, discussed with representatives of Disney, including Mr. Iger and Mr. Mayer, the allocation of assets between New Fox and RemainCo, including that the 20th Century Fox studio lot, 21CF’s investment in Roku and certain other assets would be allocated to New Fox as part of reaching an agreement on Disney’s previously proposed price of $28 per share.

On November 21, 2017, the parties executed the Party B Confidentiality Agreement.

Also on November 21, 2017, 21CF contacted Centerview Partners LLC, which we refer to as Centerview, to discuss engaging Centerview to act as a financial advisor in connection with a potential transaction. 21CF determined to engage Centerview as an additional financial advisor in order to receive supplementary financial analysis, with a particular focus on New Fox, due to the size and scope of a potential transaction, and not because of any concerns about Goldman Sachs’ ability to act as financial advisor to 21CF.

On November 22, 2017, 21CF provided access to a virtual data room containing due diligence information to representatives of Cravath and Covington & Burling LLP, which we refer to as Covington, regulatory counsel to Disney. This data room was updated regularly throughout the evaluation of a potential strategic transaction with Disney in response to due diligence requests and was later made available to select representatives of Disney.

On November 24, 2017, Cravath sent a merger agreement term sheet to Skadden, outlining Disney’s proposal on the transaction structure, the separation, treatment of equity awards, restrictions on soliciting and responding to competing proposals, termination rights and fees, representations and warranties, allocation of tax liabilities, key closing conditions and restructuring cooperation. The term sheet indicated that Disney’s proposed transaction price would reflect an $8.3 billion tax cost of the distribution, which would be funded by a cash dividend from New Fox to 21CF prior to the distribution. The term sheet proposed that the merger consideration would be adjusted if the estimate of such tax liabilities at closing were more or less than the initial $8.3 billion estimate, subject to a $5 billion cap in each direction, and required amounts in excess of $5 billion to be satisfied through a cash payment between 21CF and New Fox at closing in addition to a post-closing “true-up” payment once the tax returns were finalized. In addition, the term sheet indicated Disney’s proposal on other transaction agreements, including a voting agreement.

On November 25, 2017, representatives of Goldman Sachs and Party B’s financial advisors held additional discussions regarding the possible financial implications of Party B’s then-current proposal on the allocation of regulatory risk between the parties in connection with a potential strategic transaction. Representatives of Goldman Sachs observed that Party B’s regulatory proposal regarding divestitures as well as the allocation of possible tax costs could result in a meaningful diminution of the merger consideration, and corresponding acquisition premium, to be received by 21CF stockholders.

Also on November 25, 2017, Messrs. Braverman and Zweifach participated in a conference call with Covington and Cleary to discuss the regulatory implications from a competition standpoint in jurisdictions around the world of a potential acquisition by Disney of RemainCo.

On November 27, 2017, representatives of 21CF, Disney, Skadden and Cravath held discussions via conference call regarding the merger agreement term sheet.

On November 27, 2017, Skadden sent draft separation principles to Cravath, outlining 21CF’s proposal on the principles that would govern the separation of the New Fox assets from the RemainCo assets.

On November 28, 2017, the 21CF board met via conference call. 21CF management provided an update on the current status of discussions with Disney and Party B regarding a potential strategic transaction. 21CF management provided revised financial analyses of the Disney and Party B proposals. These included an assessment of the strategic rationale and potential cost synergies underlying a potential transaction with each of Disney and Party B as compared to the merits of 21CF remaining a stand-alone company. 21CF management then reviewed with the 21CF board the potential financial implications presented by the regulatory proposals of each of Disney and Party B, expressing concern over the meaningful diminution in value of Party B’s proposal in the event that certain divestitures were required. Representatives of Goldman Sachs and Centerview then discussed the potential trading and financial profile of the company to be spun-off to 21CF stockholders after giving effect to the regulatory proposals, and potential required divestitures, contemplated by each of Disney and

Party B. In addition, representatives of Goldman Sachs discussed with the 21CF board illustrative financial implications of the potential strategic transactions as proposed by each of Disney and Party B, including illustrative future trading ranges for each of Disney and Party B on a pro forma basis, giving effect to the potential strategic transactions. Goldman Sachs noted that the probability of Disney stock trading toward the higher ends of the range on a pro forma basis could be viewed as higher than such a likelihood for Party B. 21CF management, the 21CF board, Skadden and Cleary discussed the key regulatory considerations, including the likelihood of receiving required approvals, the possibility of required divestitures and the allocation of risk, in connection with each of the Disney and Party B proposals. Among the issues discussed was the fact that Party B’s proposal for the allocation of regulatory risk appeared to incentivize Party B to agree to divestitures which would, in turn, narrow the scope of a potential transaction and reduce the value to be realized by 21CF stockholders. The 21CF board and 21CF management also discussed the current uncertainty in the regulatory climate, given the U.S. Department of Justice’s, which we refer to as the DOJ, pending suit to block AT&T Inc.’s proposed acquisition of Time Warner Inc., which we refer to as the AT&T / Time Warner transaction. In comparing the relative closing certainty provided by Disney and Party B, the 21CF board considered that a transaction with Party B would represent an additional substantial vertical integration for Party B, which would tend to compound the regulatory risks presented by the DOJ’s unanticipated opposition to the proposed vertical integration of the AT&T / Time Warner transaction. 21CF management, Skadden and Cleary advised the 21CF board that a transaction with Party B would receive significant regulatory scrutiny due to previous submissions by 21CF in certain prior and current regulatory proceedings, including, but not limited to, in connection with the competitive concerns raised by a vertical integration proposed prior, and unrelated to, any discussions between 21CF and potential counterparties described in this joint proxy statement/prospectus. A consideration of these factors, discussion with regulatory counsel and an evaluation of the financial impact of Party B’s regulatory proposal and possible required divestitures led 21CF management to the preliminary conclusion that a strategic transaction with Party B carried a qualitatively higher level of regulatory risk, including the possibility of an outright prohibition, than such a transaction with Disney. The 21CF board discussed with 21CF’s management and financial advisors the profile of the company to be spun-off to 21CF stockholders, which would become New Fox. The 21CF board considered that New Fox, with its more focused portfolio of sports, news and entertainment assets, would have the scale, focus, resources and flexibility to optimize growth opportunities and create value for 21CF stockholders. The 21CF board also reflected on the challenges that could impact New Fox and potentially limit its growth and performance. The 21CF board also discussed the likelihood of interest from other potential counterparties, the likelihood that any of them could provide a transaction proposal superior to that of Disney or Party B and how best to determine whether such a superior transaction could be obtained. In addition, the 21CF board discussed how best to maintain flexibility under a definitive transaction agreement to consider competing proposals following the execution of any such agreement. Management recommended to the 21CF board that 21CF prioritize negotiating a transaction with Disney due to (i) similar economics between Disney’s and Party B’s proposals, taking into account potential divestitures likely to be required and the resulting financial impact on the value of Party B’s proposal, (ii) the likelihood that a transaction with Disney would provide superior closing certainty as a result of the lower regulatory risk faced by Disney compared to Party B, which could be further enhanced though the anticipated negotiation of a regulatory efforts covenant and related commitments with Disney and (iii) Disney being a better strategic fit, with greater cost synergies and more opportunities for innovation, and the relative attractiveness of the resulting equity currency in a combined Disney-21CF. The 21CF board authorized 21CF management to continue discussions with both Disney and Party B.

Also on November 28, 2017, the Disney board met at Disney’s New York offices in New York City, with representatives of Disney management, Cravath, Guggenheim Securities and J.P. Morgan. Disney management provided an update on the status of the negotiations for a strategic transaction with 21CF, reviewed the benefits of engaging in a transaction, summarized the structure and terms of the transaction that were under consideration, reviewed certain valuation metrics applicable to the proposed transaction, addressed the potential impact of the proposed transaction on Disney’s financial position, reviewed potential risks of a transaction, and addressed regulatory considerations regarding the proposed transaction. Among other topics, Disney management and the Disney board discussed the obligations to which Disney would be required to agree in order to achieve regulatory approval of the transaction and the potential for a reverse termination fee payable by Disney. The representative of Cravath then discussed certain potential terms of the proposed transaction, including as to the allocation of regulatory risk. After discussing the strategic rationale for the proposed transaction with 21CF and the risks associated with the proposed transaction, the Disney board informed Disney management that it was supportive of proceeding with further negotiation of the transaction within the parameters discussed with a view of making a final decision within the following two to three weeks. The non-management members of the Disney board then discussed the possibility of extending Mr. Iger’s employment agreement if the proposed transaction was completed.

Also on November 28, 2017 and on November 29, 2017, representatives of Goldman Sachs, Guggenheim Securities and J.P. Morgan held additional discussions regarding a potential strategic transaction between 21CF and Disney. The parties discussed, among other things, the appropriate Disney stock price to be used in calculating the potential initial exchange ratio.

Also on November 29, 2017, representatives of Party B and legal counsel to Party B delivered a presentation to representatives of 21CF regarding a potential strategic transaction. The parties discussed the allocation of businesses between RemainCo and New Fox as well as potential purchase price adjustments based on audited financial statements to be prepared after signing of definitive transaction agreements. The parties discussed potential approaches to address the regulatory risks of a potential strategic transaction between 21CF and Party B. 21CF indicated that it viewed regulatory risks as a key area where a transaction with Party B was less attractive than other strategic alternatives available to 21CF. 21CF indicated that it would require a reverse termination fee payable by Party B in the event that the parties were unable to obtain regulatory approval to consummate the transaction. Party B reiterated the types of regulatory remedies to which it would agree, if required by regulators, and continued to refuse to agree to any regulatory reverse termination fee. The parties agreed to continue discussions, with Party B stating that it would return to 21CF with a revised proposal.

Also on November 29, 2017, Mr. Nallen discussed the regulatory considerations of a potential strategic transaction with Mr. Mayer. Mr. Mayer indicated that Disney was working on a proposal regarding the allocation of regulatory risk between the parties. Mr. Nallen and Mr. Mayer also discussed the allocation of estimated tax costs associated with a potential strategic transaction.

On November 30, 2017, Mr. Nallen met with an executive officer of Party B to discuss the allocation of regulatory risk in a potential strategic transaction between the parties. Mr. Nallen emphasized that 21CF remained open to a solution between the parties on regulatory matters. Party B stated that it was open to a transaction in which 21CF was provided significant protection on the regulatory risks associated with certain identified assets likely to be subject to higher regulatory scrutiny.

Also on November 30, 2017, Mr. Nallen met with representatives of Disney to discuss the timeline for agreeing to a potential strategic transaction, the treatment of 21CF employees generally in a transaction and revised views of estimated cost synergies. Following negotiations on a possible transaction value and cost synergies, Disney indicated that it would return to 21CF with more definitive transaction documentation the following day.

Also on November 30, 2017, Cravath discussed with Skadden Disney’s proposal with respect to allocation of regulatory risk, including detail regarding Disney’s regulatory commitments in the areas of potential divestitures and behavioral restrictions. The proposal, which Cravath also provided to Skadden in writing, included a revised allocation of certain tax costs associated with divestitures and proposed a reverse termination fee of $750 million payable by Disney in the event that the parties were unable to obtain regulatory approval to consummate a transaction.

Also on November 30, 2017, representatives of 21CF management, including Mr. Nallen, representatives of Disney management, including Mr. Mayer, and representatives of Guggenheim Securities and J.P. Morgan met in New York to conduct reverse due diligence on Disney in connection with a potential strategic transaction between the parties. Representatives of Disney discussed, among other things, various perspectives on Disney’s potential future performance, including various publicly available forecasts. Representatives of Goldman Sachs attended this meeting.

Also on November 30, 2017, senior management of 21CF and Disney engaged in further discussions regarding a potential strategic transaction. Disney proposed that certain assets, including 21CF’s interest in the Big Ten Network, Home Team Sports and Fox Sports College Properties, which had been allocated to RemainCo in its previous proposal, be allocated to New Fox as part of reaching an agreement on the Disney stock price to be used in setting the exchange ratio to deliver Disney’s previously proposed price of $28 per share to 21CF stockholders.

Also on November 30, 2017, representatives of Goldman Sachs, Guggenheim Securities and J.P. Morgan held additional discussions regarding a potential strategic transaction between 21CF and Disney, including with respect to the appropriate Disney stock price to be used in calculating the potential initial exchange ratio.

On November 30, 2017 and December 1, 2017, Skadden discussed with Cravath 21CF’s proposals on tax matters, including, to address certain tax inefficiencies, that if the final estimate of the tax costs associated with the transaction would be above $8.5 billion or below $6.5 billion, the exchange ratio would be increased or decreased, as applicable, to reflect such difference (unrestricted by any cap), and that New Fox not have any post-closing “true-up” obligations with respect to any final determinations of the transaction taxes to be estimated post-closing.

Also on December 1, 2017, Cravath sent to Skadden a draft of the combination merger agreement. The draft combination merger agreement reflected Disney’s November 30 proposal on regulatory and tax matters, and included, among other things, revised proposals relating to 21CF’s ability to solicit and respond to competing offers, closing conditions, treatment of equity awards, interim operations, financing and employee benefits. Also on December 1, 2017, Cravath sent to Skadden a revised draft of the separation principles as well as a draft of the voting agreement.

Also on December 1, 2017, 21CF received a revised regulatory proposal from Party B. With respect to assets that regulators would require to be divested in order to consummate a transaction, the proposal provided 21CF with the option to either treat such assets as New Fox assets or, subject to the receipt of a specified value, divest them to third parties. In the event 21CF elected to divest the assets, the proposal provided for a mechanism to adjust downward the merger consideration payable to 21CF stockholders based on the EBITDA (undefined for these purposes) or other agreed value associated with the divested assets, regardless of the actual amount of the divestiture proceeds. In addition, 21CF stockholders and Party B would each be required to bear 50% of certain tax costs of divestitures. 21CF management remained concerned that Party B’s proposal created a potential financial incentive for Party B to accept divestitures, which would reduce the corresponding purchase price and diminish the acquisition premium to 21CF stockholders. Party B also reiterated that it would not consider a reverse termination fee payable in the event that the parties were unable to procure the regulatory approvals necessary to consummate a potential strategic transaction. Representatives of Goldman Sachs continued discussion with representatives of Party B’s financial advisors regarding the financial implications of Party B’s revised regulatory proposal.

Between December 1, 2017 and December 3, 2017, Mr. Nallen and Mr. Mayer engaged in further discussions regarding a potential strategic transaction. Disney proposed an exchange ratio of 0.2745 shares of Disney common stock for each share of 21CF common stock, subject to the above-mentioned adjustment based on a final estimate of the transaction tax at closing, provided that the first $2 billion of any positive adjustment would be made by cash payment to New Fox rather than through an increase to the exchange ratio. In addition, the parties discussed asset allocation arrangements, the separation principles and regulatory considerations regarding the proposed transaction, including the efforts standard and commitments in the areas of potential divestitures and behavioral restrictions to which Disney would agree to secure regulatory approvals and the reverse termination fee payable by Disney in the event that the parties were unable to procure the regulatory approvals necessary to consummate a potential strategic transaction.

On December 3, 2017, representatives of 21CF, Party B, Skadden, legal counsel to Party B and Cleary held discussions on regulatory matters, including the allocation of proceeds and costs arising from potential divestitures and the efforts standard to which Party B would agree in order to obtain regulatory approval for a transaction. Party B proposed that 21CF would have a unilateral termination right if the AT&T / Time Warner transaction was enjoined by the U.S. District Court for Washington D.C. Party B also proposed that, in order to obtain regulatory approvals, it would agree to accept any behavioral remedies on the RemainCo assets (but not any Party B assets) agreed to by AT&T Inc., as the acquiror, if the AT&T / Time Warner transaction litigation settled. Beyond this proposal, Party B did not improve upon its previous regulatory proposal. In addition, Party B maintained the position that it would not agree to a reverse termination fee payable in the event that the parties were unable to procure the regulatory approvals necessary to consummate a potential strategic transaction. After 21CF requested additional information from Party B on the regulatory efforts to which it would agree, Party B indicated that it would respond the following day with additional details. The parties also discussed the allocation of potential tax costs to be realized in connection with the spin-off of New Fox and 21CF cash flows during the period between signing and closing.

Also on December 4, 2017, Mr. Rupert Murdoch, Mr. Nallen, the Chairman and Chief Executive Officer of Party B and the Senior Executive Vice President and Chief Financial Officer of Party B met in New York City to assess the current status of a potential strategic transaction between the parties. Party B noted openness to further negotiation on its regulatory proposal but reiterated that it would not agree to a reverse termination fee payable in the event that the parties were unable to procure the regulatory approvals necessary to consummate a potential strategic transaction. At the end of the meeting, Party B stated that its willingness to continue discussions concerning a potential strategic transaction was conditioned on 21CF agreeing to negotiate exclusively with Party B.

Also on December 4, 2017, representatives of Disney, 21CF, Skadden and Cravath held discussions via conference call regarding due diligence. In addition, Skadden sent revised drafts of the separation principles and combination merger agreement to Cravath.

Also on December 4, 2017, Party B sent a draft of a merger agreement and a separation agreement to Skadden, reflecting Party B’s then-current positions and, in part, the discussions between the parties that had taken place the previous day.

From December 4 through December 6, 2017, 21CF management and Disney management maintained ongoing negotiations via a number of conference calls.

On December 6, 2017, representatives of 21CF, Party B, Skadden and Party B’s legal counsel discussed Party B’s proposal via conference call. With respect to regulatory matters, Party B reiterated its position that 21CF would have a termination right if the AT&T / Time Warner transaction was enjoined and that it would accept behavioral remedies imposed on AT&T Inc. on RemainCo’s cable assets. However, Party B continued to be unwilling to agree to submit to certain regulatory remedies and reiterated that it was unwilling to agree to a reverse termination fee in the event that the parties were unable to secure the regulatory approvals necessary to consummate the proposed transaction. Representatives of Goldman Sachs continued discussions with Party B’s financial advisors regarding Party B’s revised proposal.

Also on December 6, 2017, the 21CF board held a meeting via conference call. Representatives of Skadden again discussed with the 21CF directors their fiduciary duties and other legal matters. 21CF management then presented to the 21CF board an assessment of 21CF’s current market valuation, stand-alone prospects and the strategic rationale for entering into a potential strategic transaction. After providing an update on the status of discussions with Disney and Party B, 21CF management summarized the key terms of their respective proposals, including discussions of merger consideration and of regulatory efforts and remedies. The 21CF board discussed in detail the conclusion, arrived at after discussions with 21CF management and regulatory counsel, that a potential strategic transaction with Party B carried a significant risk of exposure to a range of negative outcomes for 21CF and its stockholders, from a significant reduction in the merger consideration to an inability to consummate the transaction. Key considerations driving this conclusion included the difficult set of regulatory issues in a potential strategic transaction with Party B given (1) the DOJ’s unanticipated opposition to the proposed vertical integration of the AT&T / Time Warner transaction, (2) Party B’s asset mix, (3) 21CF’s own prior regulatory submissions and (4) Party B’s proposed contractual allocation of regulatory risk, including, but not limited to, the fact that Party B remained unwilling to offer a reverse termination fee despite repeated requests by 21CF and its representatives. In addition, 21CF management noted that, under Party B’s proposal, divestitures would result in a reduction of the overall return to 21CF stockholders through a reduction of the purchase price paid by Party B and an increase in the additional tax costs for New Fox. The fact that Party B’s proposed allocation of regulatory risk and purchase price adjustment created a possible financial incentive for Party B to favor divestitures proposed by regulators (which would result in reduced merger consideration payable to 21CF stockholders) stood in contrast to Disney’s regulatory proposal, which provided incentive for Disney to acquire all of the assets proposed to be included in a Disney transaction, subject to the potential sharing of a portion of the tax costs of potential divestitures. More specifically, Disney had proposed that it would bear the first $1 billion in tax cost associated with such divestitures, split the next $4 billion in tax cost equally with 21CF and then bear any tax cost exceeding $5 billion. The 21CF board also observed that the elements of Disney’s approach to regulatory risk, including Disney’s offer to assume the risk of certain required divestitures and to pay 21CF a substantial termination fee in the event that the parties were unable to procure the regulatory approvals necessary to consummate a potential strategic transaction, compared to Party B’s approach to regulatory risk, including Party B’s position that New Fox share the risk of required divestitures and continued refusal to offer any termination fee in the event that the parties were unable to procure the regulatory approvals necessary to consummate a potential strategic transaction, appeared to reflect each of Disney and Party B’s view of the regulatory risks, and reinforced the 21CF board’s view, based on advice of counsel, that a strategic transaction with Party B carried a more significant risk of exposure to a range of negative outcomes for 21CF and its stockholders. 21CF management then summarized the economic impact of various potential divestiture scenarios on the values offered by the respective proposals, noting that Party B’s proposed allocation of regulatory risk was viewed as an incentive for Party B to accept divestitures, narrow the scope of the potential strategic transaction, reduce its purchase price and create additional tax costs for New Fox. 21CF management provided an overview of the key terms of each of the Disney and Party B proposals, including, among other things, a comparative economic analysis of Disney’s $28.00 per share proposal against Party B’s $34.41 per share proposal (adjusted to $34.36 for these purposes due to use of an updated share count figure from 21CF management). Representatives of Goldman Sachs and Centerview then discussed with the 21CF board the potential financial profiles of the surviving entities from potential strategic transactions with each of Party B and Disney. In addition, representatives of Goldman Sachs discussed with the 21CF board illustrative financial implications of the potential strategic transactions as proposed by each of Disney and Party B, including illustrative future trading ranges for each of Disney and Party B on a pro forma basis, giving effect to the potential strategic transactions. Goldman Sachs noted that the probability of Disney stock trading toward the higher ends of the range on a pro forma basis could be viewed as higher than such a likelihood for Party B. Goldman Sachs also noted the higher likelihood for revenue synergies in a Disney transaction over and above the cost synergies assumed in the Goldman Sachs valuation analyses. At the end of the meeting, the 21CF board directed management to cease discussions with Party B and focus on finalizing negotiations with Disney.

On December 7, Mr. Rupert Murdoch informed the Chairman and Chief Executive Officer of Party B that 21CF would not enter into an exclusivity arrangement with Party B at this time and that 21CF would suspend discussions with Party B while it pursued other opportunities.

On December 7, 2017, Cravath sent to Skadden revised drafts of the combination merger agreement and separation principles reflecting their continued discussions.

On December 7, 2017, the Compensation Committee of the Disney board, which we refer to as the Disney Compensation Committee, met via conference call to discuss the status of the negotiations with Mr. Iger with respect to the proposed extension of Mr. Iger’s employment agreement and reviewed certain terms and conditions that had been proposed to Mr. Iger by representatives of the Disney Compensation Committee.

On December 8, 2017, the non-management members of the Disney board met via conference call to receive an update from the Disney Compensation Committee regarding the status of the proposed extension of Mr. Iger’s employment agreement. A representative of the Disney Compensation Committee reviewed the current status of discussions with Mr. Iger. The non-management members of the Disney board discussed, among other things, the economic terms of such extension and the potential benefits to Disney in light of the proposed transaction with 21CF.

From December 8 through 10, 2017, representatives of Disney, 21CF, Skadden, and Cravath met in-person at Cravath’s New York offices to further negotiate the terms of the transaction documents, with particular focus on the ability of the 21CF board to change its recommendation or terminate the transactions consistent with its fiduciary duties, the required efforts of Disney to obtain regulatory approval for the transactions and the tax aspects of the proposed transaction. The parties, with input from their respective financial advisors, continued to finalize key financial terms, including, among other things, the exchange ratio and the allocation of certain tax costs. As part of these discussions, the representatives negotiated the amounts of the termination fee and reverse termination fee and the circumstances under which they would be payable. Disney had previously proposed a termination fee of up to approximately $2.5 billion and the parties ultimately agreed to a termination fee of $1.525 billion. In addition, Disney proposed a reverse termination fee of $750 million and the parties ultimately agreed to a reverse termination fee of $2.5 billion. Each of these figures was negotiated in tandem with the applicable non-solicitation and regulatory efforts covenants. Disney, improving upon its prior proposal, agreed to bear the first $1.5 billion in tax cost associated with divestitures, split the next $3.5 billion in tax cost with 21CF equally and then bear any tax cost exceeding $5 billion. The parties continued to exchange drafts of the combination merger agreement and separation principles reflecting these negotiations. 21CF and Disney reconfirmed the timing of their respective board meetings, scheduled for December 13, 2017, and that all terms, including the merger consideration, remained subject to review and approval by their respective boards of directors.

On December 10, 2017, 21CF and Disney operational teams continued to discuss the separation principles and the commercial principles for agreements that would govern the commercial relationship between 21CF and New Fox after the consummation of a transaction. Skadden sent revised drafts of the separation principles, an initial draft of disclosure schedules and a revised combination merger agreement to Cravath.

On December 11, 2017, the Compensation Committee of the 21CF board approved certain compensation items that were included in the combination merger agreement, including items regarding the treatment of equity awards, the terms of retention incentives for senior executives and other employees and the key terms of a severance plan, which would apply to 21CF employees as of the closing of the transactions.

From December 11 through December 13, 2017, representatives of Skadden and Cravath continued to exchange drafts of the combination merger agreement, commercial principles and separation principles. The parties exchanged due diligence requests on key business and legal matters and negotiated open terms. In addition, the necessary documentation for the financing contemplated by the draft transaction documents was finalized.

On December 12, 2017, Mr. Iger met with Mr. Rupert Murdoch in London. Mr. Iger and Mr. Rupert Murdoch discussed the current status of discussions between 21CF and Disney in advance of their respective companies’ boards of directors’ consideration of the proposed transaction.

On December 13, 2017, the 21CF board met at 21CF’s headquarters in New York City, with representatives of 21CF management, Skadden, Goldman Sachs and Centerview present. Representatives of Skadden again discussed with the 21CF directors their fiduciary duties, as well as other legal matters in connection with the 21CF board’s consideration of a potential strategic transaction with Disney, including the proposed terms of the combination merger agreement. 21CF management then provided the 21CF board with a summary comparison of the transactions proposed by each of Disney and Party B, focusing on, among other things, the value provided to stockholders, the level of regulatory issues posed and the proposed risk allocation arrangements. The 21CF board also discussed, with input from 21CF’s financial advisors, other counterparties for a potential transaction, including Party B, and the likelihood that any of them could consummate a transaction superior to the transaction then being contemplated with Disney. The 21CF board considered, among other things, the terms of the draft combination merger agreement that addressed 21CF’s ability to consider third-party proposals following the execution and announcement of the combination merger agreement and to terminate the combination merger agreement to accept a superior proposal, including the termination fee payable by 21CF and the circumstances in which it would be required to be paid.

Representatives of Goldman Sachs presented to the 21CF board Goldman Sachs’ financial analysis summarized below under “The Transactions—Opinion of 21CF’s Financial Advisor” beginning on page 116 of this joint proxy statement/prospectus and delivered the oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion dated December 13, 2017 to the 21CF board to the effect that, as of December 13, 2017 and based on and subject to the factors and assumptions set forth in the written opinion, the exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF common stock pursuant to the combination merger agreement was fair from a financial point of view to 21CF stockholders (other than Disney and its affiliates), taken in the aggregate. Representatives of Centerview also reviewed and discussed their financial analyses with the 21CF board, with a focus on the illustrative value of New Fox to 21CF stockholders after giving effect to the potential strategic transaction with Disney.

After discussion, the 21CF board (i) unanimously (of those present) determined that the initial merger and the charter amendments were fair to, and in the best interests of, 21CF and its stockholders, (ii) approved the initial merger, the charter amendments and the other transactions contemplated by the combination merger agreement and the related transaction documents, other than the distribution merger agreement and the declaration of the dividend, (iii) adopted and declared advisable the combination merger agreement and the charter amendments and (iv) subject to the terms of the combination merger agreement described in the section entitled “The Combination Merger Agreement—No Solicitation or Negotiation of Acquisition Proposals” beginning on page 176 of this joint proxy statement/prospectus, resolved to recommend the adoption of the combination merger agreement and the approval of the charter amendments to 21CF stockholders. In addition, at Disney’s request in connection with the execution of the combination merger agreement and in order to conform to the forum selection bylaw adopted by Disney substantially concurrently, the 21CF board amended and restated the 21CF bylaws. This amendment amended 21CF’s forum selection clause. The clause designates the Court of Chancery of the State of Delaware (or in some cases, other state or federal courts in Delaware) as the sole and exclusive forum for certain proceedings relating to 21CF.

Also on December 13, 2017, the Disney board met via conference call, with representatives of Disney management, Cravath, Guggenheim Securities and J.P. Morgan present. Disney management again reviewed the proposed transaction with 21CF and provided the Disney board with updates on, among other things, certain financial metrics relating to the businesses to be acquired and the expected financial impact of the transaction. Representatives of Cravath and Disney management reviewed the proposed terms of the combination merger agreement and certain related considerations, including, among other things, considerations relating to the hook stock shares, the commitment Disney would make to obtain regulatory approval of the transaction and the reverse termination fee that Disney would be required to pay in certain circumstances if regulatory approval was not obtained. Representatives of Disney management and Cravath reviewed with the Disney directors their fiduciary duties and described a proposed amendment to the Disney bylaws that designated the Court of Chancery of the State of Delaware (or in some cases, other state or federal courts in Delaware) as the sole and exclusive forum for certain proceedings relating to Disney.

Representatives of Guggenheim Securities and J.P. Morgan then reviewed with the Disney board Guggenheim Securities’ and J.P. Morgan’s joint financial analyses of the initial exchange ratio (see the section entitled “The Transactions—Opinion of Disney’s Financial Advisors” beginning on page 133 of this joint proxy statement/prospectus) and rendered their respective oral opinions, subsequently confirmed by delivery of their respective written opinions dated as of December 13, 2017, to the Disney board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the initial exchange ratio was fair, from a financial point of view, to Disney. Representatives of Disney management then addressed the impact of the announcement of the transaction on Disney’s debt rating, noting that Moody’s and Fitch had each indicated to Disney that they would not change their ratings in light of the information they had received regarding the transaction.

The Disney board then discussed the importance of securing Mr. Iger’s continued service as Chairman and Chief Executive Officer to manage the acquisition and integration of 21CF into Disney. The board meeting was recessed to permit a meeting of the non-management members of the Disney board to discuss certain terms and conditions of the proposed extension of Mr. Iger’s employment agreement. After the discussion, the members of the Disney board present approved the extension of Mr. Iger’s employment with Disney as Chairman and Chief Executive Officer if the proposed transaction with 21CF is completed.

The Disney board meeting then resumed and the Disney board (i) unanimously approved the combination merger agreement and the issuance of shares of Disney common stock to 21CF stockholders in connection with the initial merger, (ii) determined that the combination merger agreement and the transactions contemplated thereby, including the initial merger and the issuance of shares of Disney common stock to 21CF stockholders pursuant to the initial merger, are advisable and in the best interest of Disney and its stockholders and (iii) directed that the issuance of shares of Disney common stock be submitted to Disney stockholders for approval and recommended that Disney stockholders vote their shares of Disney common stock in favor of the approval of the issuance of shares of Disney common stock at the Disney special meeting. In addition, the Disney board unanimously approved the amendment to the Disney bylaws.

Following the board meetings, 21CF and Disney executed the combination merger agreement. Concurrently with the execution of the combination merger agreement, Disney entered into the voting agreement with the Murdoch Family Trust and Cruden Financial Services LLC, which collectively we refer to as the covered stockholders, who agreed to vote, or cause the holder of record to vote, their shares of 21CF common stock in favor of adoption of the combination merger agreement and the transactions contemplated thereby. In addition, pursuant to the terms of the voting agreement, the covered stockholders agreed not to take certain actions in opposition to adoption of the combination merger agreement or the other transactions contemplated thereby.

On the morning of December 14, 2017, prior to the opening of trading on Nasdaq, 21CF and Disney issued a joint press release announcing the transactions and the execution of the combination merger agreement. In addition, 21CF released a press release announcing that it intended to spin off a portfolio of its news, sports and broadcast businesses to 21CF stockholders in the form of New Fox, a new growth company centered on live news and sports brands, anchored by the strength of the 21CF network.

On February 28, 2018, at a regularly scheduled meeting of the 21CF board, the 21CF board unanimously (1) determined that the distribution is fair to, and in the best interests of, 21CF and its stockholders, (2) declared advisable, approved and authorized in all respects the form, terms and provisions of the distribution merger agreement and (3) subject to the terms of the combination merger agreement described in the section entitled “The Combination Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 179 of this joint proxy statement/prospectus, resolved to recommend the adoption of the distribution merger agreement to the 21CF stockholders.

On March 8, 2018, at a regularly scheduled meeting of the Disney board, the Disney board approved an amendment to the combination merger agreement pursuant to which, among other things, each hook stock share will be exchanged for a number of shares of Disney preferred stock equal to the exchange ratio multiplied by 1/10,000 and authorized a new series of preferred stock, the series B convertible preferred stock, to carry out such conversion. The Disney board then approved, and recommended that Disney stockholders vote in favor of, the issuance of Disney series B convertible preferred stock in respect of the hook stock shares and approved, and recommended that Disney stockholders vote in favor of, the Disney charter amendment proposal.

On April 27, 2018, at a regularly scheduled meeting of the 21CF board, the 21CF board approved such amendment to the combination merger agreement.

Recommendation of the 21CF Board; 21CF’s Reasons for the Transactions

At its meeting on December 13, 2017, the 21CF board unanimously (of those present) (1) determined that the initial merger and the 21CF charter amendments are fair to, and in the best interests of, 21CF and its stockholders, (2) approved the initial merger, the 21CF charter amendments and the other transactions contemplated by the combination merger agreement and the related transaction documents, other than the distribution merger agreement and the declaration of the dividend, (3) adopted and declared advisable the combination merger agreement and the 21CF charter amendments and (4) subject to the terms of the combination merger agreement described in the section entitled “The Combination Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” in this joint proxy statement/prospectus, resolved to recommend the adoption of the combination merger agreement and the approval of the 21CF charter amendments to the 21CF stockholders. At this meeting, the 21CF board also directed that the combination merger agreement be submitted to the 21CF stockholders for their adoption and that the 21CF charter amendments be submitted to the holders of shares of 21CF class B common stock for their approval. At its meeting on February 28, 2018, the 21CF board unanimously (1) determined that the distribution is fair to, and in the best interests of, 21CF and its stockholders, (2) declared advisable, approved and authorized in all respects the form, terms and provisions of the distribution merger agreement and (3) subject to the terms of the combination merger agreement described in the section entitled “The Combination Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 179 of this joint proxy statement/prospectus, resolved to recommend the adoption of the distribution merger agreement to the 21CF stockholders.

In evaluating the combination merger agreement and the transactions contemplated thereby, the 21CF board consulted with and received the advice of 21CF’s senior management and its legal and financial advisors. In reaching its determinations, the 21CF board considered a number of factors, including, but not limited to, the following factors, which the 21CF board viewed as generally supporting its decision to declare advisable, approve and authorize entry into the combination merger agreement and its recommendation that 21CF stockholders entitled to vote thereon vote “FOR” each of the combination merger proposal, the distribution merger proposal, the hook stock charter amendment proposal, the stock split charter amendment proposal, the 21CF adjournment proposal and the compensation proposal.

•	the fact that 21CF conducted a thorough and diligent transaction process, including through discussions with Disney, Party A and Party B, and engaged in significant negotiations with Disney and Party B;

•	the fact that at the conclusion of the transaction process, Disney’s proposal was more favorable than the other acquisition proposals presented to 21CF for the following reasons, among others:

•	Party A’s proposal contemplated an acquisition at the market value of 21CF common stock and did not include any meaningful premium;

•	a strategic transaction with Party B would be subject to a greater degree of regulatory uncertainty, including the possibility of an outright prohibition, as compared to a strategic transaction with Disney;

•	Party B’s proposal did not sufficiently limit that regulatory uncertainty, because, among other things: (1) 21CF believed that a strategic transaction with Party B, given its asset mix, raised a significantly more difficult set of regulatory issues than a transaction with Disney, (2) the DOJ’s unanticipated opposition to the proposed vertical integration of the AT&T / Time Warner transaction and previous submissions by 21CF in certain prior and current regulatory proceedings, including, but not limited to, in connection with competitive concerns raised by a prior vertical integration and (3) Party B was unwilling to agree to an acceptable contractual allocation of regulatory risk, including, but not limited to, the fact that Party B was unwilling to offer a reverse termination fee despite repeated requests by 21CF and its representatives;

•	Party B’s proposed allocation of regulatory risk and purchase price adjustment created a possible financial incentive for Party B to favor divestitures proposed by regulators (which would result in reduced merger consideration payable to 21CF stockholders) stood in contrast to Disney’s regulatory proposal, which provided incentive for Disney to acquire all of the assets proposed to be included in a Disney transaction, subject to the potential sharing of a portion of the tax costs of potential divestitures, and Disney’s offer of a significant reverse termination fee;

•	with respect to required divestitures, Disney’s proposal contemplated 50/50 economic sharing only with respect to a limited portion of the tax cost of such divestitures; by contrast, Party B’s proposal contemplated, in addition to 50/50 sharing of all of the tax cost of required divestitures, a reduction in the exchange ratio based on the EBITDA (undefined for these purposes) or other agreed value associated with the divested assets, regardless of the actual amount of the divestiture proceeds. As a result, Party B was incentivized to divest assets, which, in turn, would have reduced the merger consideration payable to 21CF stockholders. In addition to reducing the merger consideration payable to 21CF stockholders, if these assets were allocated to New Fox, an option under Party B’s proposal, the transaction tax that would be borne by 21CF stockholders would have increased. In the 21CF board’s view, Party B’s proposed structure could impose potentially prohibitive costs on 21CF and its stockholders;

•	the fact that Disney agreed to accept potential structural and behavioral remedies in order to obtain regulatory approval, including:

•	divestitures of (1) specified assets and (2) other RemainCo assets up to $500 million of EBITDA (for a more complete description of EBITDA, see the section entitled “The Transactions—Regulatory Approvals” beginning on page 155 of this joint proxy statement/prospectus), subject to reduction to $250 million of EBITDA to account for divestitures of specified assets; and

•	behavioral remedies on the RemainCo assets and the non-U.S. assets of Disney, unless such behavioral remedies would result in a significant and adverse impact on the affected businesses, taken as a whole, measured on a scale relative to the size of RemainCo.

•	the fact that if the transactions fail to obtain required regulatory approvals, Disney would pay to 21CF a reverse termination fee of $2.5 billion, incentivizing Disney to obtain the regulatory approvals necessary to consummate the transactions, in contrast to Party B who did not offer any reverse termination fee;

•	the 21CF board’s belief that, while the closing of the initial merger is subject to various regulatory approvals, such approvals were not likely to prevent the closing of the initial merger;

•	the 21CF board’s view that Disney common stock was a more valuable form of consideration than the common stock of Party B, in light of the historical trading multiples of the common stock of Disney and of Party B and the fact that both parties proposed a fixed, rather than floating, exchange ratio and the length of time expected between signing of the combination merger agreement and the closing;

•	the 21CF board’s view that the overall potential long-term stockholder value creation proposition to 21CF stockholders of a potential strategic transaction with Disney would be greater than those of a potential strategic transaction with Party B given, among other things, the complementary nature of the RemainCo businesses with Disney’s businesses and the relative attractiveness of Disney’s equity currency and the resulting equity of the combined company;

•	New Fox would have a strong financial profile and an investment-grade balance sheet, supported by peer-leading growth and differentiated free cash flow generation, as well as strong affiliate agreements and the scale to effectively compete as the industry evolves;

•	the initial merger would be tax-free to 21CF stockholders, though the distribution would be fully taxable to 21CF at the corporate level and the obligation to pay that tax would be borne directly or indirectly by 21CF stockholders through the exchange ratio adjustment;

•	New Fox would benefit from a step-up in the tax basis of its assets;

•	the Murdoch Family Trust entered into a voting agreement with Disney, as well as the fact that certain voting obligations under the voting agreement would no longer be in effect upon a change in the 21CF board’s recommendation that 21CF stockholders vote in favor for the adoption of the combination merger agreement;

•	the financial analyses presented to the 21CF board by Goldman Sachs and the oral opinion, subsequently confirmed in writing, of Goldman Sachs delivered to the 21CF board to the effect that, as of December 13, 2017 and based on and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF common stock pursuant to the combination merger agreement was fair from a financial point of view to the 21CF stockholders (other than Disney and its affiliates), taken in the aggregate. For more information, see “The Transactions—Opinion of 21CF’s Financial Advisor”;

•	the financial analyses of Centerview, with a focus on the illustrative value of New Fox to 21CF stockholders after giving effect to the transactions;

•	the 21CF board view that third parties would be unlikely to be deterred from making a superior proposal by the provisions of the combination merger agreement, including because the 21CF board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the 21CF board considered that:

•	the 21CF board may change its recommendation to stockholders to vote in favor of the transactions if the board determines in good faith, after consultation with outside counsel and a financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties, subject to a $1.525 billion termination fee if Disney subsequently decides to terminate the combination merger agreement;

•	the 21CF board may terminate the combination merger agreement and cause 21CF to enter into an alternative acquisition agreement providing for a superior proposal, subject to a $1.525 billion termination fee;

•	the anticipated length of time prior to the 21CF requisite vote should allow sufficient time for a third party to make a superior proposal if it desired to do so; and

•	while the combination merger agreement contains a termination fee of $1.525 billion that 21CF would be required to pay to Disney if (1) 21CF enters into an agreement providing for a superior proposal, (2) Disney terminates the combination merger agreement after the 21CF board has changed its recommendation and the stockholders’ approval has not been obtained or (3) under specified circumstances, if 21CF enters into a competing proposal within twelve months of the termination of the combination merger agreement, the 21CF board believed that this fee is reasonable in light of the circumstances and overall terms of the combination merger agreement, consistent with fees in comparable transactions and not preclusive of other offers.

•	neither Disney’s board nor 21CF’s board may take into account a failure to consummate the Sky acquisition in its determination to change its recommendation, and any failure to consummate the Sky acquisition will not be deemed to be a material adverse effect on 21CF.

The 21CF board also considered that the transactions will likely provide a number of significant strategic advantages and opportunities, including the 21CF board’s belief that the following are true, each of which it also viewed as supporting its decision to approve the combination merger agreement and the transactions:

•	21CF stockholders would benefit through ownership of two of the world’s most dynamic media companies:

•	New Fox, a leader in live news and sports with unique reach, the deep resonance of the “Fox” brand, and unparalleled content; and

•	Disney, with its enlarged scope of combined storytelling, consumer interactions, consolidated Hulu ownership and international direct-to-consumer business at Sky and Star India that will yield a global, consumer-driven company.

•	the transactions would unlock the full value of 21CF’s widely recognized and appealing brands and enhance 21CF’s businesses’ ability to accelerate their growth and expand their ability to participate in the rapidly evolving global media and entertainment landscape;

•	the mergers would allow 21CF stockholders to participate in the long-term growth of Disney, a leading global entertainment company with compelling storytelling, global reach and scale and an unsurpassed range of consumer relationships, extensive brands and breakthrough over-the-top media capabilities;

•	New Fox would have the scale, focus, resources and flexibility to pursue even more growth opportunities and better serve its customers, advertisers and distribution partners;

•	New Fox’s more focused portfolio of sports, news and entertainment assets would enable optimization of growth opportunities and increase collaboration across divisions; and

•	the mergers would create greater value-generating opportunities to monetize intellectual property and content rights at Disney’s theme parks and through other consumer products distribution channels.

The 21CF board weighed these advantages and opportunities against a number of risks and potential negative factors concerning the transactions, including:

•	the difficulties of combining the businesses and workforces of 21CF and Disney based on, among other things, differences in the cultures of the two companies;

•	the challenges of developing and executing successful strategies and business plans for an enlarged Disney and a standalone New Fox, including the risk of not capturing all the anticipated cost savings, synergies and operational efficiencies and the risk that other anticipated benefits of the transactions might not be realized;

•	the restrictions in the combination merger agreement on the conduct of 21CF’s business during the period between execution of the combination merger agreement and consummation of the initial merger;

•	the significant costs involved in connection with completing the transactions, and the substantial time and effort of management required to complete the transactions, which may disrupt 21CF’s business operations;

•

the amount of time it could take from the date of its deliberations and the 21CF stockholder meeting to complete the transactions, including the fact that completion of the transactions depends on factors outside of 21CF’s or Disney’s control, and the risk that the pendency of the transactions for an extended period of time following the announcement of the execution of the combination merger agreement could have an adverse impact on 21CF and/or Disney, including by, among other things, delaying or preventing 21CF and/or Disney from undertaking certain business opportunities that 21CF and/or Disney would otherwise undertake absent the pending completion of the transactions and diverting 21CF and/or Disney management’s attention from day-to-day business concerns, as more fully described in the section entitled “Risk Factors—Risk Factors Relating to the Transactions; The transactions may cause disruption in 21CF’s and Disney’s respective businesses” beginning on page 62 of this joint proxy statement/prospectus;

•	despite the retention efforts of 21CF prior to the consummation of the initial merger, 21CF and New Fox may lose key personnel;

•	the distribution would be fully taxable to 21CF at the corporate level and the obligation to pay that tax would be borne by 21CF stockholders through the exchange ratio adjustment, though the receipt of New Fox common stock in the distribution and the receipt of Disney stock in the initial merger would each be tax-free to stockholders;

•	Party B’s proposal contemplated an initial exchange ratio indicating greater economic value for 21CF stockholders, though, as described above, (1) Party B’s proposal also contemplated material negative changes in the value of the merger consideration if regulators were to require divestitures in order to approve a transaction, (2) Party B’s proposal did not sufficiently limit regulatory uncertainty associated with a potential strategic transaction with 21CF and (3) the 21CF board believed, based on the advice it received from Goldman Sachs that the probability of Disney’s stock trading toward the higher ends of the range on a pro forma basis could be viewed as higher than such a likelihood for Party B;

•	the implied value of the merger consideration would fluctuate, potentially negatively, with the market price of Disney common stock following the execution of the combination merger agreement;

•	regulatory agencies may object to and challenge the transactions or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of Disney or New Fox or that permit Disney to terminate the combination merger agreement, subject to its obligation to pay to 21CF a reverse termination fee of $2.5 billion;

•	changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the transactions;

•	21CF stockholders or Disney stockholders, as applicable, may fail to approve the proposals at the 21CF special meeting or the Disney special meeting;

•	even if the proposals are approved by the 21CF stockholders and the Disney stockholders, there can be no assurance that all other conditions to the parties’ obligations to complete the transactions would be satisfied;

•	under specified circumstances, 21CF may be required to pay a $1.525 billion termination fee in the event the combination merger agreement is terminated and the effect this could have on 21CF, including the possibility that the existence of the termination fee obligation could discourage other potential parties from making a competing proposal, although the 21CF board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

•	the provisions of the combination merger agreement that require 21CF to give Disney the opportunity to propose revisions to the terms of the transactions contemplated by the combination merger agreement prior to 21CF being permitted to terminate the combination merger agreement to accept a superior proposal;

•	the combination merger agreement does not preclude Disney from responding to and negotiating certain unsolicited alternative transaction proposals for Disney from third parties made prior to the time Disney stockholders adopt the combination merger agreement, in each case subject to rights of 21CF that are reciprocal to the rights of Disney with respect to competing and superior proposals for 21CF and/or its assets;

•	the combination merger agreement provides for parallel rights of Disney’s board to change its recommendation or terminate the merger agreement, subject to a $1.525 billion termination fee;

•	the $2.5 billion reverse termination fee payable to 21CF if the parties are unable to obtain regulatory approvals is not available in all instances when the combination merger agreement is terminated and may be 21CF’s only recourse when it is available;

•	21CF’s hook stock shares may not be eliminated prior to closing, in which case Disney’s obligation to complete the transactions may be subject to receipt of certain legal comfort with respect to the tax treatment of the hook stock shares in the transactions;

•	the potential implications stemming from new tax legislation that was proposed at the time of the 21CF board’s determinations;

•	the fact that, because of the exchange ratio adjustment, which would be based on the final estimate of the transaction tax, as more fully described in the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers”, the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” and the section entitled “The Transactions—Sensitivity Analysis” beginning on pages 165, 184 and 93, respectively, of this joint proxy statement/prospectus, the number of shares of Disney common stock that 21CF stockholders receive in the initial merger, and therefore the value of the merger consideration, cannot be determined until immediately prior to completion of the initial merger;

•	the fact that the opinion of Goldman Sachs rendered to the 21CF board, attached to this joint proxy statement/prospectus as Annex G, expresses no opinion as to the exchange ratio adjustment, the prices at which shares of Disney common stock or the shares of New Fox common stock will trade at any time, or as to the impact of the transactions on the solvency or viability of 21CF;

•	the fact that the opinion of Goldman Sachs, attached to this joint proxy statement/prospectus as Annex G, speaks only as of the date of its issuance and does not take into account events occurring or information that has become available after such date, including the amount of the exchange ratio adjustment, if any, any changes in the operations and prospects of 21CF and Disney, general market and economic conditions and other factors which may be beyond the control of 21CF and Disney and on which the fairness opinion was based, any of which may be material;

•	the challenges and difficulties, foreseen and unforeseen, relating to the separation of New Fox from 21CF, including uncertainties with respect to the trading value, and long-term growth prospects, of New Fox; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 61 of this joint proxy statement/prospectus and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59 of this joint proxy statement/prospectus.

The foregoing discussion of the factors considered by the 21CF board is not intended to be exhaustive, but rather includes the principal factors considered by the 21CF board. In view of the wide variety of factors considered in connection with its evaluation of the transactions, and the complexity of these matters, the 21CF board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to declare advisable, approve and authorize entry into the combination merger agreement and to make its recommendations to 21CF stockholders. In addition, individual members of the 21CF board may have given differing weights to different factors. The 21CF board was aware that certain 21CF directors and officers had interests that were different from, or in addition to, those of 21CF stockholders generally, which are described in the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus, and considered them, among other things, in evaluating the combination merger agreement and the transactions and in recommending that the 21CF stockholders adopt the combination merger agreement. The 21CF board conducted an overall review of the factors described above, including thorough discussions with 21CF’s management and outside legal and financial advisors.

In considering the recommendations of the 21CF board to approve the combination merger proposal, the distribution merger proposal, the hook stock charter amendment proposal, the stock split charter amendment proposal, the 21CF adjournment proposal and the compensation proposal, 21CF stockholders should be aware that 21CF’s directors may have interests in the transactions that are different from, or in addition to, those of 21CF stockholders generally. For additional information, see the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus.

The explanations and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59 of this joint proxy statement/prospectus.

ACCORDINGLY, THE 21CF BOARD RECOMMENDS THAT THE 21CF STOCKHOLDERS VOTE “FOR” THE COMBINATION MERGER PROPOSAL, “FOR’ THE DISTRIBUTION MERGER PROPOSAL, “FOR” THE HOOK STOCK CHARTER AMENDMENT PROPOSAL, “FOR” THE STOCK SPLIT CHARTER AMENDMENT PROPOSAL, “FOR” THE 21CF ADJOURNMENT PROPOSAL AND “FOR” THE COMPENSATION PROPOSAL.

Opinion of 21CF’s Financial Advisor

Opinion of Goldman Sachs & Co. LLC

At a meeting of the 21CF board held on December 13, 2017, Goldman Sachs delivered to the 21CF board its oral opinion, subsequently confirmed in writing, to the effect that, as of December 13, 2017, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF common stock pursuant to the combination merger agreement was fair from a financial point of view to the 21CF stockholders (other than Disney and its affiliates), taken in the aggregate. The exchange ratio is subject to adjustment pursuant to Section 2.02 of the combination merger agreement, as to which Goldman Sachs expressed no opinion.

The full text of the written opinion of Goldman Sachs, dated December 13, 2017, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement / prospectus as Annex G. The summary of Goldman Sachs’ opinion contained in this joint proxy statement / prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the 21CF board in connection with its consideration of the transactions and the opinion does not constitute a recommendation as to how any 21CF stockholder should vote with respect to the transactions or any other matter.

In connection with delivering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the combination merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of 21CF for the five fiscal years ended June 30, 2017 and of Disney for the five fiscal years ended September 30, 2017;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of 21CF and Disney;

•	certain other communications from 21CF and Disney to their respective stockholders;

•	certain publicly available research analyst reports for 21CF and Disney;

•

the 21CF forecasts, which are summarized below under “The Transactions—Certain 21CF Forecasts,” and which include certain internal financial analyses and forecasts for RemainCo and certain financial analyses and forecasts for Sky (which were derived from publicly available third-party research dated September 2016 and Sky filings, were not provided by Sky, have not been disclosed with the cooperation or agreement of Sky, are not consensus forecasts and, other than certain extrapolations (as described below), do not reflect independent determinations by 21CF management) and Hulu, LLC, entities in which 21CF holds equity investments provided by the management of 21CF, as approved for Goldman

Sachs’ use by 21CF, and certain operating synergies projected by the management of 21CF to result from the transactions, as approved for Goldman Sachs’ use by 21CF, which we refer to as the “Synergies”; and

•	the Disney pro forma forecasts, which are summarized below under “The Transactions—Certain Disney Forecasts,” and which include certain financial analyses and forecasts for Disney pro forma for the transactions, which we refer to as pro forma Disney, as approved for Goldman Sachs’ use by 21CF.

Goldman Sachs also held discussions with members of the senior managements of 21CF and Disney regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition and future prospects of 21CF and Disney; reviewed the reported price and trading activity for 21CF common stock and Disney common stock; compared certain financial and stock market information for 21CF and Disney with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the media and entertainment industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the consent of the 21CF board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the 21CF board that the 21CF forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of 21CF. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of 21CF, New Fox or Disney or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions would be obtained without any adverse effect on 21CF or Disney or on the expected benefits of the transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the separation agreement and distribution merger agreement would reflect the terms and conditions thereof set forth in the separation principles and the combination merger agreement, without any amendments or modifications or any other terms or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs assumed that the transactions would be consummated on the terms set forth in the combination merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of 21CF to engage in the transactions, or the relative merits of the transactions as compared to any strategic alternatives that may be available to 21CF, including a potential transaction proposed by a third party that may have resulted in greater value per share than that implied by the exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF common stock, which proposed transaction 21CF advised Goldman Sachs, 21CF determined not to pursue as a result of, among other things, certain issues relating to the certainty of the consummation of that transaction and of the value to be received by the 21CF stockholders in connection with that transaction; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the 21CF stockholders (other than Disney and its affiliates), taken in the aggregate, as of the date of the opinion, of the exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF stock pursuant to the combination merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the combination merger agreement or the transactions or any term or aspect of any other agreement or instrument contemplated by the combination merger agreement or entered into or amended in connection with the transactions, including the separation agreement, distribution merger agreement and the commercial agreements and the transactions contemplated thereby, the allocation of the shares of Disney common stock to be issued pursuant to the combination merger agreement among the 21CF stockholders, or the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of 21CF; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of 21CF, or class of such persons, in connection with the transactions, whether relative to the exchange ratio pursuant to the combination merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Disney common stock or the shares of any class of common stock of New Fox will trade at any time or as to the impact of the transactions on the solvency or viability of 21CF, New Fox or Disney or the ability of 21CF, New Fox or Disney to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date of the opinion. The projections and assumptions with respect to RemainCo and pro forma Disney provided by 21CF to Goldman Sachs for its use in performing its financial analyses in connection with the delivery of its opinion to the 21CF board on December 13, 2017 did not incorporate any of the then proposed changes to U.S. tax laws regarding corporate tax rates. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the 21CF board in connection with its consideration of the transactions and such opinion does not constitute a recommendation as to how any 21CF stockholders should vote with respect to the transactions or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the 21CF board in connection with delivering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 11, 2017 and is not necessarily indicative of current or future market conditions.

Implied Value and Multiple Analysis

Goldman Sachs calculated an implied value of $29.32 for the exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF common stock by multiplying the closing price of $106.83 per share of Disney common stock on December 11, 2017, by 0.2745. Goldman Sachs then multiplied (i) the implied value of $29.32 for the exchange ratio of 0.2745 shares of Disney common stock by (ii) the total number of fully diluted shares of 21CF outstanding as of September 30, 2017, calculated using information provided by 21CF’s management, added the net debt and minority interests to the product of (i) and (ii) above, and subtracted the value of the unconsolidated assets (including the 30% interest in Hulu, LLC but excluding the 39% interest in Sky), of RemainCo, in each case as of September 30, 2017, based on information provided by 21CF’s management, and subtracted the value of 21CF’s 39% interest in Sky implied by a share price of £10.75 (offer price of the Sky acquisition) converted to USD using a 1.32 USD per GBP exchange ratio per 21CF’s management, to derive an implied enterprise value for the core consolidated assets of RemainCo.

Using the foregoing, Goldman Sachs calculated the implied enterprise value for the core consolidated assets of RemainCo as a multiple of estimated calendar year 2018 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for RemainCo (excluding the interests in Hulu, LLC, Sky and other unconsolidated assets), which we refer to as the Core EV / 2018E EBITDA Multiple, using estimated 2018 EBITDA excluding Synergies and estimated 2018 EBITDA including Synergies, as reflected in the 21CF forecasts.

The resulting calculations were as follows:

Implied Core EV / 2018E EBITDA Multiples
2018E EBITDA Excluding Synergies	12.5x
2018E EBITDA Including Synergies	8.7x

Illustrative Discounted Cash Flow Analysis.

Using the 21CF forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on RemainCo and on pro forma Disney to derive a range of illustrative present values per share of RemainCo and per share of pro forma Disney as of September 30, 2017.

RemainCo. Using a mid-year convention and discount rates ranging from 7.5% to 8.5%, reflecting estimates of RemainCo’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of the unlevered free cash flow to be generated by RemainCo for the period from October 1, 2017 to June 30, 2022, derived from the 21CF forecasts (which reflected a tax rate for RemainCo of approximately 33%) and (ii) a range of illustrative terminal values for RemainCo as of June 30, 2022, calculated by applying perpetuity growth rates ranging from 2.0% to 2.5% to the estimate of the terminal year unlevered free cash flow of RemainCo, derived from the 21CF forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 8.3x to 10.9x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the 21CF forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for RemainCo by adding the ranges of present values it derived as described above. To calculate estimates of unlevered free cash flow, Goldman Sachs used levered free cash flow, as provided by 21CF, added back interest expense and subtracted stock-based compensation expenses, dividends received and investments, as set forth in the 21CF forecasts and approved for Goldman Sachs’ use by 21CF. Goldman Sachs also used a tax rate as approved for Goldman Sachs’ use by 21CF. Goldman Sachs then subtracted from the range of illustrative enterprise values net debt and minority interests and added the value of the unconsolidated assets (including the 30% interest in Hulu, LLC, but excluding the 39% interest in Sky), of RemainCo, in each case as of September 30, 2017, and added the market value of 21CF’s 39% interest in Sky as of December 11, 2017 converted to USD using a 1.32 USD per GBP exchange ratio per 21CF’s management, to derive a range of illustrative equity values for RemainCo. Goldman Sachs divided the range of illustrative equity values by the total number of fully diluted shares of 21CF outstanding as of September 30, 2017, calculated using information provided by 21CF’s management, to derive a range of implied present values per share of RemainCo of $25.36 to $33.36.

Pro Forma Disney. Using a mid-year convention and discount rates ranging from 7.75% to 8.75%, reflecting estimates of pro forma Disney’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2018, which Goldman Sachs assumed, at the direction of 21CF management, to be the date of the closing of the proposed transaction (i) estimates of the unlevered free cash flow to be generated by pro forma Disney for the period from October 1, 2018 to September 30, 2023, derived from the Disney pro forma forecasts (which reflected a tax rate for pro forma Disney of 34%) and (ii) a range of illustrative terminal values for pro forma Disney as of September 30, 2023, calculated by applying perpetuity growth rates ranging from 2.25% to 2.75% to the estimate of the terminal year unlevered free cash flow of pro forma Disney, derived from the Disney pro forma forecasts (which analysis implied exit terminal year EBITDA multiples of 8.7x to 11.3x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Disney pro forma forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for pro forma Disney as of September 30, 2018, by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values the estimated net debt and minority interests and added the value of the unconsolidated assets (including the 60% interest in Hulu, LLC but excluding the 39% interest in Sky), of pro forma Disney as of September 30, 2018 and added the value of 21CF’s 39% interest in Sky implied by a share price of £10.75 (offer price of the Sky acquisition) converted to USD using a 1.32 USD per GBP exchange ratio per 21CF’s management, to derive a range of illustrative equity values for pro forma Disney as of September 30, 2018. Goldman Sachs then divided the range of illustrative equity values by the total number of fully diluted shares of pro forma Disney expected to be outstanding as of September 30, 2018, using information approved for Goldman Sachs’ use by 21CF management, to derive a range of implied values per share of pro forma Disney as of September 30, 2018. Goldman Sachs then discounted the resulting range of implied values per share of pro forma Disney described above to present value as of September 30, 2017, using a discount rate of 9.75%, reflecting an estimate of pro forma Disney’s cost of equity, to derive a range of implied present values per share of pro forma Disney. Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs multiplied the range of implied present values per share of pro forma Disney by the exchange ratio of 0.2745 to derive a range of implied present values of $29.54 to $39.06 for the 0.2745 shares of Disney to be paid for each share of 21CF common stock in the transactions.

Illustrative Present Value of Future Stock Price Analysis.

RemainCo. Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of RemainCo as of September 30, 2017 based on theoretical future prices calculated by Goldman Sachs for the shares of RemainCo common stock. Using the 21CF forecasts, Goldman Sachs first derived a range of theoretical enterprise values for the core consolidated assets of RemainCo as of the end of 21CF’s fiscal year ending June 30 of each of 2019 through 2021 (excluding the interests in Hulu, LLC and Sky), by applying illustrative one year forward enterprise value to EBITDA multiples ranging from 9.0x to 11.0x to an estimate of EBITDA for RemainCo (excluding the interests in Hulu, LLC and Sky) for the following fiscal year, as reflected in the 21CF forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical average EBITDA multiples for 21CF common stock during the 5-year period ended December 11, 2017, current and historical trading data and the current EBITDA multiples for 21CF. Goldman Sachs then calculated a range of theoretical equity values of RemainCo (excluding the interests in Hulu, LLC and Sky) as of the end of 21CF’s fiscal year ending June 30 of each of 2019 through 2021, by subtracting an estimate of RemainCo’s net debt and minority interests and added an estimate of the value of the unconsolidated assets (excluding the interests in Hulu, LLC and Sky) as of the end of each such fiscal year, as reflected in the 21CF forecasts. Goldman Sachs then calculated a range of theoretical prices per share of RemainCo (excluding the interests in Hulu, LLC and Sky) as of the end of 21CF’s fiscal year ending June 30 of each of 2019 through 2021, by dividing the range of theoretical future equity values it derived as described above by the total number of fully diluted shares of RemainCo estimated to be outstanding as of the end of each such fiscal year, as reflected in the 21CF forecasts. Using an illustrative discount rate of 9.75%, reflecting an estimate of RemainCo’s cost of equity, Goldman Sachs discounted to present value as of September 30, 2017 the range of theoretical future prices per share it derived for RemainCo (excluding the interests in Hulu, LLC and Sky) as described above to yield a range of illustrative present values per share of RemainCo (excluding the interests in Hulu, LLC and Sky). Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs separately derived ranges of illustrative present values per share of RemainCo of 21CF’s 30% interest in Hulu, LLC and its 39% interest in Sky based on ranges of theoretical equity values it derived for Hulu, LLC and Sky. Goldman Sachs derived ranges of theoretical equity values for Hulu, LLC by applying illustrative one year forward enterprise value to revenue multiples ranging from 2.0x to 3.0x, derived by Goldman Sachs utilizing its professional judgment and experience, to estimates of revenue for Hulu, LLC for future years as reflected in the 21CF forecasts and discounting the result to September 30, 2017, by applying illustrative discount rates ranging from 12.5% to 15.0%, reflecting estimates of Hulu, LLC’s cost of equity. Goldman Sachs derived such range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs derived ranges of theoretical equity values for Sky by applying illustrative one year forward enterprise value to EBITDA multiples ranging from 8.5x to 10.5x, derived by Goldman Sachs utilizing its professional judgment and experience, to estimates of EBITDA for Sky for future years as reflected in the 21CF forecasts and discounting the result to September 30, 2017, by applying an illustrative discount rate of 7.75%, reflecting an estimate of Sky’s cost of equity. Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs added the range it derived of illustrative present values per share of RemainCo (excluding the interests in Hulu, LLC and Sky) and the ranges it derived of illustrative present values per share of RemainCo of 21CF’s 30% interest in Hulu, LLC and its 39% interest in Sky as of September 30, 2017. This yielded a range of illustrative present values per share of RemainCo of $22.54 to $34.43.

Pro Forma Disney. Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values of 0.2745 shares of pro forma Disney as of September 30, 2017 based on theoretical future prices calculated by Goldman Sachs for the shares of pro forma Disney multiplied by the exchange ratio of 0.2745. Using the Disney pro forma forecasts, Goldman Sachs first derived a range of theoretical enterprise values of pro forma Disney (excluding the interests in Hulu, LLC and Sky) as of the end of Disney’s fiscal year ending September 30 of each of 2019 through 2021, by applying illustrative one year forward enterprise value to EBITDA multiples ranging from 9.5x to 11.5x to an estimate of pro forma Disney’s EBITDA (excluding the interests in Hulu, LLC and Sky) for the following fiscal year, as reflected in the Disney pro forma forecasts (which reflected 21CF’s management’s assumption that pro forma Disney would repurchase $20 billion of shares of pro forma Disney in fiscal year 2019 at the average price of the share prices at the end of fiscal years 2018 and 2019 implied by the illustrative multiple range of 9.5x to 11.5x). These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical average EBITDA multiples for Disney common stock during the 5-year period ended December 11, 2017, current and historical trading data and the current EBITDA multiples for Disney. Goldman Sachs then calculated a range of theoretical equity values of pro forma Disney (excluding the interests in Hulu, LLC and Sky) as of the end of Disney’s fiscal year ending September 30 of each of 2019 through 2021, by subtracting an estimate of pro forma Disney’s net debt and minority interests and added an estimate of the value of the unconsolidated assets (excluding the interests in Sky and Hulu, LLC) as of the end of each such fiscal year, as reflected in the Disney pro forma forecasts. Goldman Sachs then calculated a range of theoretical prices per share of pro forma Disney (excluding the interests in Hulu, LLC and Sky) as of the end of Disney’s fiscal year ending September 30 of each of 2019 through 2021, by dividing the range of theoretical future equity values it derived as described above by the total number of fully diluted shares of pro forma Disney estimated to be outstanding as of the end of each such fiscal year, as reflected in the Disney pro forma forecasts. Goldman Sachs multiplied this range of theoretical future prices per share of pro forma Disney (excluding the interests in Hulu, LLC and Sky) by the exchange ratio of 0.2745 to derive a range of theoretical future prices for 0.2745 shares of pro forma Disney (excluding the interests in Hulu, LLC and Sky). Using an illustrative discount rate of 9.75%, reflecting an estimate of pro forma Disney’s cost of equity, Goldman Sachs discounted to present value as of September 30, 2017, the range of theoretical future prices for 0.2745 shares of pro forma Disney (excluding the interests in Hulu, LLC and Sky) to yield a range of illustrative present values for 0.2745 shares of pro forma Disney (excluding the interests in Hulu, LLC and Sky). Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs separately derived ranges of illustrative present values for 0.2745 shares of pro forma Disney of the 60% interest in Hulu LLC and the 39% interest in Sky using the same methodologies as described above.

Goldman Sachs added the range it derived of illustrative present values for 0.2745 shares of pro forma Disney (excluding the interests in Hulu LLC and Sky) and the ranges it derived of illustrative present values for 0.2745 shares of pro forma Disney of the 60% interest in Hulu LLC and the 39% interest in Sky. This yielded a range of illustrative present values of $29.49 to $37.94 for the 0.2745 shares of Disney to be paid for each share of 21CF common stock in the transactions.

Selected Precedent Transactions Analysis.

Goldman Sachs analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since January 2006 involving target companies in the media and entertainment industry:

Announcement Date	Target	Acquirer	Enterprise Value / Forward EBITDA
July 2017	Scripps Networks Interactive, Inc.	Discovery Communications, Inc.	10.0x
December 2016	Sky	Twenty-First Century Fox, Inc.	11.2x
October 2016	Time Warner Inc.	AT&T Inc.	12.2x
June 2016	Starz Inc.	Lions Gate Entertainment Corp.	9.8x
April 2016	DreamWorks Animations SKG, Inc.	Comcast Corporation	33.6x
July 2014	Time Warner Inc.	Twenty-First Century Fox, Inc.	11.6x
February 2013	NBCUniversal Media, LLC (49%)	Comcast Corporation	8.9x
December 2012	Yankees Entertainment and Sports (YES) Network	News Corporation	12.0x
December 2009	NBCUniversal, Inc. (Now Known As: NBCUniversal Media, LLC) (51%)	Comcast Corporation	12.3x
August 2009	Marvel Entertainment, Inc.	The Walt Disney Company	19.6x
January 2006	Pixar Animation Studios	The Walt Disney Company	31.2x

While none of the selected transactions or companies that participated in the selected transactions are directly comparable to RemainCo or the proposed transactions, the selected transactions are all of the transactions since January 2006 that, in Goldman Sachs’ professional judgment, involved target companies with operations that, for the purposes of analysis, may be considered similar to certain of RemainCo’s results, market size and service profile.

Using publically available information, for each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the estimated EBITDA as of the announcement date for the target company’s next four quarter period, which we refer to as NTM EBITDA (other than Time Warner, Inc., Yankees Entertainment and Sports (YES) Network, NBCUniversal, Inc. and Pixar Animation Studios, for which NTM EBITDA was calculated as fiscal year 2017 estimated EBITDA, fiscal year 2013 estimated EBITDA, fiscal year 2010 EBITDA and fiscal year 2006 EBITDA, respectively). The results of these calculations are set forth below.

Enterprise Value / Forward EBITDA
High	33.6x
Low	8.9x
Median	12.0x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of NTM EBITDA multiples of 10.0x to 12.2x to RemainCo’s estimated EBITDA for calendar year 2018, as reflected in the 21CF forecasts, to derive a range of implied enterprise values for RemainCo. Goldman Sachs subtracted from the range of implied enterprise values the net debt and minority interests and added the value of the unconsolidated assets (including the 30% interest in Hulu, LLC but excluding the 39% interest in Sky), of RemainCo, in each case as of September 30, 2017, added the value of 21CF’s 39% interest in Sky implied by a share price of £10.75 (offer price of the Sky acquisition) converted to USD using a 1.32 USD per GBP exchange ratio per 21CF’s management, and divided the result by the total number of fully diluted shares of 21CF outstanding as of September 30, 2017, calculated using information provided by 21CF management, to derive a reference range of implied values per share of RemainCo of $23.43 to $28.98.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to 21CF or the transactions.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the 21CF board as to the fairness from a financial point of view to the 21CF stockholders (other than Disney and its affiliates), taken in the aggregate, as of the date of the opinion, of the exchange ratio of 0.2745 shares of Disney common stock to be paid for each share of 21CF pursuant to the combination merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of 21CF, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between 21CF and Disney and was approved by the 21CF board. Goldman Sachs provided advice to 21CF during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to 21CF or the 21CF board or that any specific exchange ratio constituted the only appropriate exchange ratio for the transactions.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the 21CF board in making its determination to approve the transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the 21CF board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G to this joint proxy statement / prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of 21CF, Disney, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions. Goldman Sachs has acted as financial advisor to 21CF in connection with, and has participated in certain of the negotiations leading to, the transactions. Goldman Sachs expects to receive fees for its services in connection with the transactions, the principal portion of which is contingent upon consummation of the transactions, and 21CF has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. At the request of 21CF, an affiliate of Goldman Sachs has entered into financing commitments to provide New Fox with a Senior Unsecured 364 Day Bridge Facility (aggregate principal amount of $9 billion) in connection with the consummation of the transactions, subject to the terms of such commitments. An affiliate of Goldman Sachs may also act as a lead underwriter, initial purchaser, placement agent, arranger and bookrunner in connection with New Fox’s possible incurrence of permanent debt financing. The actual amount of aggregate fees received and to be received by Goldman Sachs and its affiliates in connection with this debt financing will depend upon, among other things, the timing of reductions of the bridge loan commitments, New Fox’s credit rating and the issuance costs for such debt financing. 21CF estimates that Goldman Sachs and its affiliates will in the aggregate receive approximately $47 million in fees in connection with the bridge loan facility and permanent debt financing. This estimate is based on various assumptions, including that New Fox will incur permanent debt financing. Goldman Sachs has provided certain financial advisory and/or underwriting services to 21CF and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with the private placement of 21CF’s 3.375% Senior Notes due 2026 (aggregate principal amount of $450 million) and 4.750% Senior Notes due 2046 (aggregate principal amount of $400 million) in November 2016; as financial advisor to 21CF in the Sky acquisition; as joint bookrunner in connection with bridge financing for the Sky acquisition (aggregate principle amount of £12.2 billion) and pursuant to an engagement letter may act as a joint bookrunning manager and, as applicable, a joint lead bookrunner, a joint lead arranger, a joint lead underwriter, initial purchaser and/or placement agent, in each case, in connection with permanent financing for the Sky acquisition and the refinancing of certain of 21CF’s existing notes. During the two-year period ended December 13, 2017, Goldman Sachs has recognized compensation for financial advisor and/or underwriting services provided by its Investment Banking Division to 21CF and/or its affiliates of approximately $10 million. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Disney and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as dealer in connection with Disney’s commercial paper program since 2011; as joint bookrunner in connection with the public offering of Disney’s 0.875% Notes due 2019 (aggregate principal amount of $1.0 billion), 1.850% Notes due 2026 (aggregate principal amount of $1.0 billion) and 3.000% Notes due 2046 (aggregate principal amount of $500 million) in July 2016; and as joint bookrunner in connection with the public offering of Disney’s Floating Rate Notes due 2020 (aggregate principal amount of $500 million), 1.800% Notes due 2020 (aggregate principal amount of $750 million) and 2.950% Notes due 2027 (aggregate principal amount of $750 million) in June 2017. During the two-year period ended December 13, 2017, Goldman Sachs has recognized compensation for financial advisor and/or underwriting services provided by its Investment Banking Division to Disney and/or its affiliates of approximately $4 million. Goldman Sachs may also in the future provide financial advisory and/

or underwriting services to 21CF, Disney and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The 21CF board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions. Pursuant to an engagement letter dated December 13, 2017 21CF engaged Goldman Sachs to act as its financial advisor in connection with the transactions. The engagement letter between 21CF and Goldman Sachs provides for a transaction fee of $58 million, $5 million of which has been paid to Goldman Sachs upon announcement of the proposed transaction and the remainder of which is contingent upon consummation of the transactions. In addition, 21CF agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

The 21CF board has not requested, and does not intend to request, that Goldman Sachs deliver an additional opinion taking into account the impact of this tax legislation or other changes in circumstances between the signing of the combination merger agreement and the completion of the transactions and has not updated, and does not intend to update, any of the projections or assumptions with respect to RemainCo or pro forma Disney that were provided by 21CF to Goldman Sachs for its use in performing its financial analyses in connection with the delivery of its opinion to the 21CF board on December 13, 2017. These changes in circumstances may include changes to the operations and prospects of 21CF or Disney, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of 21CF and Disney. Since the date of Goldman Sachs’ opinion, 21CF has publicly disclosed all material changes in its operations and performance that are required to be disclosed in such reports.

Certain 21CF Forecasts

21CF does not, as a matter of course, publicly disclose long-term projections due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with its review of strategic alternatives, 21CF’s management compiled five years of forecasted financial information of RemainCo, and, separately, forecasted financial information with respect to Sky, which we refer to collectively as the 21CF forecasts. The forecasted financial information with respect to Sky contained in the 21CF forecasts was derived from publicly available third-party research dated September 2016 and Sky filings, was not provided by Sky, has not been disclosed with the cooperation or agreement of Sky and is not a consensus forecast. Other than certain extrapolations in the 21CF forecasts provided to 21CF’s financial advisor and revisions to EBITDA in the 21CF forecasts provided to Disney (each as described below), the forecasted financial information with respect to Sky does not reflect independent determinations by 21CF management. The 21CF forecasts set forth below under the heading “21CF Forecasts Provided to 21CF’s Financial Advisor” were provided to Goldman Sachs for purposes of its financial analysis and fairness opinion provided to the 21CF board in connection with its consideration of the transactions. In addition, the 21CF forecasts set forth below under the heading “21CF Forecasts Provided to Disney” were provided to Disney in connection with its due diligence review of a potential transaction. Other forecasted financial information of RemainCo, based on earlier allocations of businesses between RemainCo and New Fox than was ultimately agreed between 21CF and Disney to be effected through the separation, was also provided to Disney and Party B in connection with their due diligence review of a potential transaction at the times when such allocations were contemplated in the negotiations between 21CF and Disney or Party B, as applicable.

The 21CF forecasts were not prepared with a view to public disclosure and the summary thereof is included in this joint proxy statement/prospectus only because such information was made available as described above. The 21CF forecasts were not prepared with a view to compliance with GAAP (and the 21CF forecasts do not included footnote disclosures as may be required by GAAP), the published guidelines of the SEC, regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither 21CF’s nor

Disney’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, examined, compiled, or applied agreed upon procedures with respect to the 21CF forecasts, nor have they expressed any opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in 21CF’s Annual Report on Form 10-K for the year ended June 30, 2017 and the PricewaterhouseCoopers LLP report included in Disney’s Annual Report on Form 10-K for the year ended September 30, 2017, which are incorporated by reference into this joint proxy statement/prospectus, relate to 21CF’s and Disney’s historical financial information, respectively. They do not extend to the 21CF forecasts and should not be read to do so. The 21CF forecasts were prepared by 21CF solely for use by Goldman Sachs and potential counterparties to a strategic transaction and are subjective in many respects.

Although the 21CF forecasts are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events that 21CF’s management believed were reasonable at the time the 21CF forecasts were prepared, taking into account the relevant information available to 21CF management at the time. The 21CF forecasts were prepared by 21CF management in connection with 21CF’s annual operating plan process and reflect a detailed forecast based on numerous estimates and assumptions primarily driven by 21CF’s viewership, advertising subscriber and affiliate projections and other market insights into expected revenues, as well as anticipated expenditure on content investment, rights costs and operating expenses. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the 21CF forecasts not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, general industry trends and matters specific to 21CF’s business, including the factors listed under “Risk Factors” beginning on page 61 of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond 21CF’s control. As the 21CF forecasts are forward-looking statements, see also the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In addition, the 21CF forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the transactions. As a result, there can be no assurance that the 21CF forecasts will be realized, and actual results may be materially better or worse than those contained in the 21CF forecasts. In addition, the 21CF forecasts cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the 21CF forecasts in this joint proxy statement/prospectus should not be relied on as predictive of actual future events nor construed as financial guidance. The inclusion of this information should not be regarded as an indication that the 21CF or Disney board, 21CF, Disney, or Goldman Sachs, or any other recipient of this information considered, or now considers, that actual future results will necessarily reflect the 21CF forecasts. The 21CF forecasts are not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of the adoption of the combination merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the adoption of the combination merger agreement. In addition, the 21CF forecasts, including the forecasted financial information with respect to Sky contained therein, should not be construed as profit forecasts for the purposes of Rule 28 of the City Code on Takeovers and Mergers.

The 21CF forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding 21CF contained in 21CF’s public filings with the SEC.

Except to the extent required by applicable federal securities laws, 21CF does not intend, and expressly disclaims any responsibility, to update or otherwise revise the 21CF forecasts to reflect circumstances existing after the date the 21CF forecasts were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the 21CF forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the 21CF forecasts, 21CF and Disney stockholders are cautioned not to unduly rely on the 21CF forecasts included in this joint proxy statement/

prospectus. 21CF has not made any representation to Disney or any other person in the combination merger agreement concerning the 21CF forecasts. The 21CF forecasts, including the forecasted financial information with respect to Sky contained therein, are not intended to be used by Sky shareholders in connection with their evaluation of any Sky acquisition, and Sky shareholders should not rely on them in connection with their evaluation of any Sky acquisition.

21CF Forecasts Provided to 21CF’s Financial Advisor

The following table presents a summary of the 21CF forecasts for RemainCo prepared by 21CF and provided to Goldman Sachs, for purposes of its financial analysis and fairness opinion, and the 21CF board in connection with its consideration of the transactions. These forecasts do not reflect forecasted financial information with respect to Sky.

	Fiscal Year Ended, June 30
($ millions)	2016A	2017A	2018F	2019E	2020E	2021E	2022E
Revenue	$18,412	$18,554	$20,421	$23,085	$23,919	$26,444	$29,354
EBITDA	$4,134	$4,160	$4,487	$4,876	$5,626	$6,306	$6,992

	Fiscal Year Ended, June 30
($ millions)	2018F		2019E	2020E	2021E	2022E
Levered Free Cash Flow(1)	$(6,664	)(2)	$2,011	$3,039	$2,891	$3,621
Net adjustment from levered free cash flow to unlevered free cash flow(3)	$7,288	(4)	$(132)	$43	$212	$150

(1)	Levered free cash flow is calculated as EBITDA less cash taxes, less cash interest expense, less capital expenditures, less increases in net working capital, plus stock-based compensation expenses, plus dividends received.
(2)	Assumes payment of the dividend in the amount of $8.5 billion.
(3)	Net adjustments include: (a) adding back interest expense, (b) subtracting stock-based compensation expenses, dividends received and investments and (c) adjusting for taxes.
(4)	Net adjustments for 2018F adjust for all of the first quarter of fiscal year 2018, such that unlevered free cash flow reflects only the second through fourth quarters of fiscal year 2018.

The following table presents a summary of the forecasted financial information with respect to Sky provided to Goldman Sachs by 21CF. As stated above, the forecasted financial information with respect to Sky was derived from publicly available third-party research dated September 2016 and Sky filings, was not provided by Sky, has not been disclosed with the cooperation or agreement of Sky and is not a consensus forecast. Other than certain extrapolations (as described below), the following forecasted financial information with respect to Sky does not reflect independent determinations by 21CF management.

	Fiscal Year Ended, June 30
(£ millions)	2018E	2019E	2020E	2021E	2022E(2)
Revenue	£13,835	£14,645	£15,459	£16,307	£16,796
EBITDA (adjusted)(1)	£2,386	£2,657	£2,579	£3,008	£3,098

(1)	Consistent with historical Sky practice, adjusted results exclude items that may distort comparability in order to provide a measure of underlying performance.
(2)	Revenue and EBITDA (adjusted) for fiscal year 2022 were extrapolated from publicly available third-party research with respect to fiscal year 2021 by 21CF management based on an assumed 3% growth rate.

21CF Forecasts Provided to Disney

The following 21CF forecasts, which were provided to Disney by 21CF management, reflect the allocation of certain businesses to RemainCo which were ultimately allocated, pursuant to the separation principles, to New

Fox. Therefore, they should not be viewed as indicative of forecasted financial information with respect to solely the businesses ultimately allocated to RemainCo. The following 21CF forecasts for RemainCo and Sky, as provided to Disney by 21CF management, which we refer to as the 21CF forecasts provided to Disney, include a line item giving effect to the completion of a Sky acquisition. As stated above, the forecasted financial information with respect to Sky contained in the 21CF forecasts was derived from publicly available third-party research dated September 2016 and Sky filings, was not provided by Sky, has not been disclosed with the cooperation or agreement of Sky and is not a consensus forecast. Other than certain revisions to EBITDA (as described below), the following forecasted financial information with respect to Sky does not reflect independent determinations by 21CF management.

	Fiscal Year Ended, June 30
($ millions)	2016A	2017A	2018F	2019E	2020E	’17-’20 CAGR
Revenue
Cable	$11,613	$12,270	$13,881	$15,644	$16,815	11%
Film	8,505	8,235	8,541	9,632	9,348	4%
Sky	15,794	17,049	18,262	19,331	20,406	6%
Corporate/Elims	(1,913)	(2,114)	(1,986)	(2,034)	(2,034)	n	/a
Total Revenue	$33,999	$35,440	$38,698	$42,573	$44,535	8%

EBITDA
Cable	$3,573	$3,642	$4,070	$4,208	$4,996	11%
Film	1,085	1,051	1,003	1,281	1,270	7%
Sky (adjusted)(1)	2,875	2,823	3,150	3,532 (2)	3,454 (3)	7%
Corporate/Elims	(377)	(373)	(427)	(425)	(439)	n	/a
Total EBITDA	$7,156	$7,144	$7,795	$8,595	$9,281	9%

(1)	Consistent with historical Sky practice, adjusted results exclude items that may distort comparability in order to provide a measure of underlying performance.
(2)	EBITDA (adjusted) has been revised from publicly available third-party research by 21CF management to reflect $25 million of potential synergies in fiscal year 2019.
(3)	EBITDA (adjusted) has been revised from publicly available third-party research by 21CF management to reflect $50 million of potential synergies in fiscal year 2020.

Disney Forecasts for RemainCo and Sky

In connection with Disney’s evaluation of the transactions, Disney management prepared non-public financial forecasts as to the potential future performance of RemainCo and Sky, which we refer to as the Disney forecasts for RemainCo and the Disney forecasts for Sky, respectively, based upon, among other things, a review of the 21CF forecasts provided to Disney, discussions with 21CF management regarding its businesses and future prospects and Disney’s views on the retained business and future prospects and certain industry trends. The Disney forecasts for RemainCo and the Disney forecasts for Sky reflect the allocation of assets that was ultimately agreed between Disney and 21CF, as set forth in the separation principles. In connection with the transactions, the Disney board of directors and Disney’s management authorized Disney’s financial advisors to use and rely on the Disney forecasts for RemainCo and the Disney forecasts for Sky in connection with their financial analyses and respective opinions as described in the section entitled “—Opinions of Disney’s Financial Advisors” beginning on page 133 of this joint proxy statement/prospectus. The Disney forecasts for Sky were not provided by Sky, have not been disclosed with the cooperation or agreement of Sky and are not a consensus forecast. The Disney forecasts for Sky are not intended to be used by Sky shareholders in connection with their evaluation of any Sky acquisition, and Sky shareholders should not rely on them in connection with their evaluation of any Sky acquisition. In addition, the Disney forecasts for Sky should not be construed as profit forecasts for the purposes of Rule 28 of the City Code on Takeovers and Mergers.

The following table presents a summary of the Disney forecasts for RemainCo:

	Fiscal Year Ended, June 30
($ millions)	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$20,117	$22,590	$22,462	$22,488	$22,335	$22,923	$23,229	$24,384	$26,140	$25,407	$26,238
EBITDA	4,506	4,847	5,138	5,348	4,709	5,150	5,195	5,244	5,548	5,530	5,719
Unlevered Free Cash Flow(1)	1,646	1,269	3,248	3,243	2,931	2,694	2,915	2,339	2,102	3,832	2,830

(1)	Unlevered free cash flow is calculated as EBITDA less cash taxes, less capital expenditures and less changes in net working capital.

The following table presents a summary of the Disney forecasts for Sky:

	Fiscal Year Ended, June 30
(£ millions)	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	£13,526	£14,070	£14,563	£14,895	£15,155	£15,369	£15,590	£15,783	£15,974	£16,147	£16,304
EBITDA	2,388	2,611	2,412	2,813	2,941	2,894	3,050	3,139	2,959	3,077	3,125
Unlevered Free Cash Flow(1)	1,076	1,208	982	1,437	1,552	1,482	1,643	1,700	1,495	1,640	1,662

(1)	Unlevered free cash flow is calculated as EBITDA less cash taxes, less capital expenditures and less changes in net working capital.

Recommendation of the Disney Board; Disney’s Reasons for the Transactions

The Disney board unanimously approved the combination merger agreement, the issuance of shares of Disney stock to 21CF stockholders in connection with the initial merger and the Disney charter amendment and determined that the combination merger agreement and the transactions contemplated thereby, including the initial merger and the issuance of shares of Disney stock to 21CF stockholders pursuant to the initial merger, and the Disney charter amendment, are advisable and in the best interests of Disney and its stockholders. In doing so, the Disney board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Disney and 21CF and certain anticipated effects of the transactions on the combined company.

In making its determination, the Disney board considered a number of factors, including the following (not necessarily in order of relative importance):

•	the Disney board’s belief that the transactions would enhance Disney’s position as a premier, global entertainment company and its ability to offer innovative direct-to-consumer offerings;

•	the Disney board’s view that the addition of 21CF’s premier film and television studios and respective libraries will significantly enhance Disney’s content output capability and intellectual property portfolio;

•	the Disney board’s belief that the transactions will complement and enhance Disney’s ability to provide consumers around the world with more appealing content and entertainment options;

•	the Disney board’s view that the transactions will accelerate Disney’s direct-to-consumer strategy, including through the expansion of Disney’s recently announced Disney and ESPN-branded offerings with the addition of 21CF’s entertainment content and capabilities in the Americas, Europe and Asia, and as a result of Disney’s acquisition of a controlling stake in Hulu;

•	the Disney board’s belief that the transactions will expand Disney’s international reach and enhance its position as a truly global entertainment company with authentic local production and consumer services across high-growth regions;

•	the Disney board’s belief that the transactions will provide Disney with a richer array of local, national and global sporting events that ESPN can make available to fans around the world and grow its brand outside the United States;

•	the Disney board’s belief that the transactions will enable Disney to accelerate its use of innovative technologies, including its BAMTECH platform, to create more ways for its storytellers to entertain and connect directly with audiences while providing more choices for how they consume content;

•	the Disney board’s assessment of the complementary businesses of Disney and 21CF and the potential strategic and financial benefits, including synergies, to be realized from the combination of the two companies;

•	the Disney board’s expectation that the transactions will yield approximately $2 billion in cost savings from efficiencies realized through the combination of the businesses by 2021, and to be accretive to earnings before the impact of purchase accounting for the second fiscal year after the closing of the transactions;

•	the Disney board’s understanding of the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Disney and 21CF;

•	the Disney board’s expectation that, upon completion of the transactions, current Disney stockholders will continue to own approximately 75% of the outstanding shares of Disney common stock;

•	that the Murdoch Family Trust and Cruden Financial Services LLC, the corporate trustee of the Murdoch Family Trust, which collectively we refer to as the covered stockholders, who collectively beneficially owned less than 1% of the total issued and outstanding shares of 21CF class A common stock and 38.40% of the total issued and outstanding shares of 21CF class B common stock as of December 11, 2017, among other things, will vote in favor of the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals, pursuant to the terms and conditions of the voting agreement, as more fully described in the section entitled “The Voting Agreement” beginning on page 196 of this joint proxy statement/prospectus;

•	the historical and then-current trading prices and volumes of each of the shares of Disney common stock and the 21CF common stock;

•	the separate opinions, dated as of December 13, 2017, of each of Guggenheim Securities and J.P. Morgan to the Disney board as to the fairness, from a financial point of view and as of the date of the opinions, of the initial exchange ratio to Disney, which opinions were based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “The Transactions—Opinions of Disney’s Financial Advisors” beginning on page 133 of this joint proxy statement/prospectus;

•	the fact that the exchange ratio may be subject to the exchange ratio adjustment, which would be based on the final estimate of the transaction tax, as more fully described in the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers”, the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” and the section entitled “The Transactions—Sensitivity Analysis” beginning on pages 165, 184 and 93, respectively, of this joint proxy statement/prospectus;

•	the result of Disney’s due diligence investigation of 21CF and the reputation, business practices and experience of 21CF and its management;

•	that Mr. Iger agreed to extend to December 31, 2021 the period during which Mr. Iger would remain employed with Disney and serve as Chairman and CEO if the mergers are completed, which the Disney board determined would be critical to Disney’s ability to effectively drive long-term value from the acquisition; and

•	other terms of the combination merger agreement, including, among other things:

•	21CF’s obligation to pay Disney a termination fee of $1.525 billion if the combination merger agreement is terminated under certain circumstances; and

•	the fact that Disney’s obligation to complete the transactions is conditioned on its receipt of legal comfort regarding the treatment of the transactions under Australian and U.S. tax laws, as more fully described in the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus;

The Disney board also considered a number of uncertainties and risks in its deliberations concerning the transactions, including the following (not necessarily in order of relative importance):

•	the fact that because the exchange ratio is subject to tax-related adjustments, Disney cannot be certain of the market value of the merger consideration until completion of the combination merger;

•	the fact that the exchange ratio will not change as a result of fluctuations in the market value of Disney common stock, which could result in Disney delivering greater value to 21CF stockholders should the value of the shares of Disney common stock increase following execution of the combination merger agreement;

•	the fact that the separate opinions of each of Guggenheim Securities and J.P. Morgan to the Disney board as to the fairness, from a financial point of view, of the initial exchange ratio to Disney speak only as of the date of issuance and do not take into account events occurring or information that has become available after such date, including the amount of the exchange ratio adjustment, if any, any changes in the operations and prospects of 21CF and Disney, general market and economic conditions and other factors which may be beyond the control of 21CF and Disney and on which the fairness opinions were based, any of which may be material;

•	the ownership dilution to current Disney stockholders as a result of the issuance of shares of Disney common stock to the holders of 21CF common stock pursuant to the initial merger;

•	the potential length and uncertainty of the regulatory approval process and, consequently, the amount of time from the date of its deliberations and the Disney stockholder meeting during which Disney will be subject to the operating restrictions in the combination merger agreement, which could impact Disney’s operations or performance, including by, among other things, delaying or preventing Disney from undertaking certain business opportunities that Disney would otherwise undertake absent the pending completion of the transactions and diverting Disney management’s attention from day-to-day business concerns, as more fully described in the section entitled “Risk Factors—Risk Factors Relating to the Transactions; The transactions may cause disruption in 21CF’s and Disney’s respective businesses” beginning on page 62 of this joint proxy statement/prospectus;

•	Disney’s commitments to take certain actions and agree to certain conditions in order to obtain required regulatory approvals;

•	the risk that the required regulatory approvals for the completion of the transactions may not be obtained and the transactions may not be consummated;

•	the risk that governmental entities may impose conditions on the combined company that may adversely affect the ability of the combined company to realize the expected benefits of the transactions, including requirements to divest businesses or assets or agree to restrictions on the operation of the combined company;

•	the fact that 21CF’s obligation to complete the transactions is conditioned on its receipt of the Skadden tax opinion;

•	the fact that the exchange ratio adjustment will take into account an estimated amount of taxes relating to the transactions, which could be more or less than the actual amount of such taxes;

•	the fact that any hook stock shares that have not been eliminated at the time of the initial merger will be exchanged in the initial merger for Disney shares and thus become hook stock of Disney, which may subject Disney to increased taxes and increased cost and complexity of future transactions;

•	the risk that the expected synergies may not be realized or may not be captured to the extent and within the time expected;

•	the provisions of the combination merger agreement that restrict Disney’s ability to solicit or participate in discussions or negotiations regarding acquisition proposals, subject to certain exceptions, and that require Disney to give 21CF the opportunity to propose revisions to the terms of the transactions contemplated by the combination merger agreement prior to Disney being able to terminate the combination merger agreement to accept a superior proposal;

•	the fact that in certain circumstances, including if Disney terminates the combination merger agreement to accept a superior proposal or if 21CF terminates the combination merger agreement as a result of the Disney board changing its recommendation in favor of the issuance of Disney stock, Disney would be required to pay 21CF a termination fee of $1.525 billion, as more fully described in the section entitled “The Combination Merger Agreement—Termination of the Combination Merger Agreement—Termination Fees” beginning on page 190 of this joint proxy statement/prospectus;

•	the fact that in certain circumstances, including if the combination merger agreement is terminated because of the failure to obtain required regulatory approvals, Disney would be required to pay 21CF a termination fee of $2.5 billion, as more fully described in the section entitled “The Combination Merger Agreement—Termination of the Combination Merger Agreement—Termination Fees” beginning on page 190 of this joint proxy statement/prospectus;

•	the combination merger agreement’s provisions permitting 21CF, subject to certain terms and conditions, to terminate the combination merger agreement to enter into a superior proposal, as more fully described in the section entitled “The Combination Merger Agreement—Termination of the Combination Merger Agreement” beginning on page 189 of this joint proxy statement/prospectus;

•	the significant costs incurred by Disney in connection with entering into the combination merger agreement and the substantial time and effort of Disney’s management required to complete the transactions, which may disrupt Disney’s business operations;

•	the risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Disney and 21CF, including the potential for unforeseen difficulties in integrating operations and systems and difficulties integrating employees;

•	the risk that Disney and 21CF may be unable to retain key employees;

•	the challenges and difficulties, foreseen and unforeseen, relating to the separation of New Fox from 21CF, including the risk that 21CF may be unable to obtain third party consents required to effect the separation;

•	the potential effect on Disney’s business and relations with customers, distributors and other stakeholders as a result of the announcement of the transactions and the uncertainty regarding whether or not the transactions will be completed;

•	the risk that 21CF may not be able to maintain or renew certain material contracts and relationships on favorable terms or at all;

•	the fact that Disney will have higher leverage following the transactions due to its assumption of 21CF’s indebtedness, which could have adverse consequences to Disney’s business and financial position or its ability to pursue acquisition opportunities following the transaction;

•	the fact that, despite the efforts of Disney and 21CF, and even if the transactions are approved by Disney and 21CF stockholders, the transactions may not be completed or may be delayed; and

•	various other risks associated with the transactions and the business of Disney, 21CF and the combined company described in the section entitled “Risk Factors” beginning on page 61 of this joint proxy statement/prospectus.

The Disney board determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the Disney board expects to achieve as a result of the transaction. The Disney board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of the information and factors that the Disney board considered is not intended to be exhaustive, but is meant to include the material factors relating to the transactions that the Disney board considered. In view of the complexity and wide variety of factors that the Disney board considered, the Disney board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the Disney board may have given different weights to different factors.

The foregoing description of Disney’s consideration of the factors relating to the transactions is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59 of this joint proxy statement/prospectus.

ACCORDINGLY, THE DISNEY BOARD UNANIMOUSLY RECOMMENDS THAT DISNEY STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL, “FOR” THE DISNEY CHARTER AMENDMENT PROPOSAL AND “FOR” THE DISNEY ADJOURNMENT PROPOSAL, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE SHARE ISSUANCE.

Opinion of Disney’s Financial Advisors

Guggenheim Securities and J.P. Morgan prepared joint financial analyses in connection with the transactions and delivered a joint presentation to the Disney board setting forth these analyses. Below is a description of each of Guggenheim Securities’ and J.P. Morgan’s opinions and a description of the material joint financial analyses as jointly presented by Guggenheim Securities and J.P. Morgan to the Disney board in connection with rendering their respective opinions.

Opinion of Guggenheim Securities

Overview

Disney retained Guggenheim Securities as its financial advisor in connection with Disney’s potential merger with 21CF (following the separation and distribution). In selecting Guggenheim Securities as its financial advisor, Disney considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the global media content and global media distribution sectors. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the December 13, 2017 meeting of the Disney board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Disney board to the effect that, as of December 13, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the initial exchange ratio was fair, from a financial point of view, to Disney.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex H to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to the Disney board (in its capacity as such) for its information and assistance in connection with its evaluation of the initial exchange ratio;

•	did not constitute a recommendation to the Disney board with respect to the transactions;

•	does not constitute advice or a recommendation to (i) any holder of Disney common stock or 21CF common stock as to how to vote or act in connection with the transactions or otherwise or (ii) any holder of ordinary shares of Sky as to whether to tender such shares in connection with the Sky acquisition;

•	did not address (i) Disney’s underlying business or financial decision to pursue the transactions, (ii) the relative merits of the transactions as compared to any alternative business or financial strategies that might exist for Disney, (iii) any potential share repurchase that Disney may consider effecting in connection with the transactions, (iv) the effects of any other transaction in which Disney might engage, (v) the separation, the distribution, New Fox or the New Fox businesses or (vi) the Sky acquisition;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the initial exchange ratio to Disney to the extent expressly specified in such opinion;

•	expressed no view or opinion as to (i) any other term, aspect or implication of (a) the transactions (including, without limitation, the form or structure of the transactions, including the separation, the payment of the dividend, the distribution and the mergers) or the combination merger agreement or (b) any voting agreement or any other agreement, transaction document or instrument contemplated by the combination merger agreement (including, without limitation, the separation agreement) to be entered into or amended in connection with the transactions or (ii) the fairness, financial or otherwise, of the transactions to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in the opinion), creditors or other constituencies of Disney, 21CF, New Fox or Sky; and

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Disney’s, 21CF’s, New Fox’s or Sky’s directors, officers or employees, or any class of such persons, in connection with the transactions or the Sky acquisition relative to the initial exchange ratio or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed the combination merger agreement;

•	reviewed certain publicly available business and financial information regarding each of Disney, 21CF, the businesses and assets that will comprise RemainCo and Sky;

•	reviewed the Rule 2.7 announcement dated December 15, 2016 (issued pursuant to The Takeover Code as promulgated by The Panel on Takeovers and Mergers of the United Kingdom) and certain related publicly available documents regarding the Sky acquisition;

•	reviewed (i) certain non-public business and financial information regarding Disney’s businesses and prospects, as prepared and provided to Guggenheim Securities by Disney management, including the information summarized below under “The Transactions—Certain Disney Forecasts—Disney Internal Estimates”, (ii) selected Wall Street equity research financial forecasts regarding Disney as furnished to Guggenheim Securities by Disney management, which are summarized below under “The Transactions—Certain Disney Forecasts—Disney Street Estimates”, and certain adjustments thereto and illustrative extrapolations thereof for the fiscal years ending September 30, 2018 through September 30, 2022, based on guidance from, and as reviewed and approved for Guggenheim Securities’ use by, Disney management, which are summarized below under “The Transactions—Certain Disney Forecasts—Disney Street Forecasts” and (iii) certain non-public business and financial information for each of RemainCo and Sky for the fiscal years ending June 30, 2018 through June 30, 2028, including the information summarized above under “The Transactions—Certain 21CF Forecasts—Disney Forecasts for RemainCo and Sky”, as prepared and provided to Guggenheim Securities by Disney management;

•	reviewed certain estimated revenue enhancements, cost savings and other combination benefits and estimated costs to achieve the same, which we refer to collectively as the synergy estimates or synergies, expected to result from the mergers, all as prepared and provided to Guggenheim Securities by Disney management;

•	reviewed certain business and financial information regarding 21CF’s, RemainCo’s and Sky’s respective businesses and prospects, all as prepared and provided by 21CF’s senior management and including certain financial projections for RemainCo and Sky for the fiscal years ending June 30, 2018 through June 30, 2020, which are summarized above under “The Transactions—Certain 21CF Forecasts—21CF Forecasts Provided to Disney” and which, together with the Disney internal estimates, the Disney street estimates, the Disney street forecast, the Disney forecasts for RemainCo and the Disney forecasts for Sky, we refer to collectively as the financial projections;

•	discussed with Disney management their strategic and financial rationale for the transactions as well as their views of Disney’s, RemainCo’s and Sky’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the global media content and global media distribution sectors;

•	participated in certain discussions between Disney management, 21CF’s senior management and Goldman Sachs regarding 21CF’s, RemainCo’s and Sky’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the global media content and global media distribution sectors;

•	reviewed the historical prices, trading multiples and trading activity of Disney common stock, 21CF common stock and Sky ordinary shares;

•	compared the financial performance of Disney, 21CF, RemainCo and Sky and the trading multiples and trading activity of Disney common stock, 21CF common stock and Sky ordinary shares with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Disney, 21CF, RemainCo and Sky;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the mergers;

•	performed discounted cash flow analyses based on the Disney street forecasts, the Disney forecasts for RemainCo, the Disney forecasts for Sky and the synergy estimates;

•	reviewed the pro forma financial results, financial condition and capitalization of Disney giving effect to the transactions, all as prepared and provided to Guggenheim Securities by Disney management; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the financial projections, the synergy estimates, any other estimates and any other forward-looking information) furnished by or discussed with Disney or 21CF or obtained from public sources, data suppliers and other third parties.

•	Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the financial projections, the synergy estimates, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the financial projections, the synergy estimates, such other estimates and such other forward-looking information or the assumptions upon which they were based and (iii) relied upon the assurances of Disney management and 21CF’s senior management (as the case may be) that they were unaware of any facts or circumstances that would have made such information (including, without limitation, the financial projections, the synergy estimates, such other estimates and such other forward-looking information) incomplete, inaccurate or misleading.

•	At the direction of the Disney board and Disney management, Guggenheim Securities based its forward-looking analyses regarding Disney on the Disney street forecasts. Guggenheim Securities expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the selection of the specific Wall Street equity research analyst reports from which the Disney street forecasts were derived. Guggenheim Securities was advised by Disney management, and Guggenheim Securities assumed, that the Disney street forecasts represented a reasonable basis upon which to evaluate the business and financial prospects of Disney.

•	With respect to (i) the Disney forecasts for RemainCo, the Disney forecasts for Sky, the synergy estimates, any other estimates and any other forward-looking information furnished by or discussed with Disney, Guggenheim Securities was advised by Disney management, and Guggenheim Securities assumed, that the Disney forecasts for RemainCo, the Disney forecasts for Sky, the synergy estimates, such other estimates and such other forward-looking information utilized in Guggenheim Securities’ analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Disney management as to the expected future performance of RemainCo and Sky and the expected amounts and realization of the synergies (and Guggenheim Securities assumed that such synergies will be realized in the amounts and at the times projected), (ii) the 21CF forecasts provided to Disney, which are summarized above under “The Transactions—Certain 21CF Forecasts—21CF Forecasts Provided to Disney”, any other estimates and any other forward-looking information furnished by or discussed with 21CF, Guggenheim Securities’ was advised by 21CF’s senior management, and Guggenheim Securities assumed, that the 21CF forecasts provided to Disney, such other estimates and such other forward-looking information utilized in Guggenheim Securities’ analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of 21CF’s senior management as to the expected future performance of RemainCo and Sky and (iii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

•	Finally, Guggenheim Securities assumed that the Disney street forecasts, the Disney forecasts for RemainCo, the Disney forecasts for Sky, the synergy estimates, such other estimates and such other forward-looking information had been reviewed by the Disney board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•	Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Disney, 21CF, RemainCo, New Fox, Sky or any other entity or the solvency or fair value of Disney, 21CF, RemainCo, New Fox, Sky or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•	Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Disney management and Disney’s other professional advisors with respect to such matters. Disney management and 21CF’s senior management advised Guggenheim Securities that the financial projections, the synergy estimates, any other estimates and any other forward-looking information reflected the then-current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended, which we refer to as the Code; at the direction of the Disney board and senior management, Guggenheim Securities did not consider the impacts of any potential or proposed reform thereof in connection with its opinion. Guggenheim Securities assumed that, for US federal income tax purposes, (i) the distribution will qualify as a transaction under Section 355(a) of the Code and (ii) the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences to Disney, 21CF, Corporate Sub, LLC Sub, RemainCo, New Fox or their respective security holders of the dividend, the separation, the distribution, the mergers or any other transaction related to or effected in connection with the transactions.

•	Guggenheim Securities further assumed that:

•	In all respects meaningful to its analyses, (i) the separation agreement will be consistent with the separation principles attached as Exhibit I to the combination merger agreement, (ii) Disney, 21CF, Corporate Sub and LLC Sub will comply with all terms and provisions of the combination merger agreement and (iii) the representations and warranties of Disney, 21CF, Corporate Sub and LLC Sub contained in the combination merger agreement were true and correct and all conditions to the obligations of each party to the combination merger agreement to consummate the transactions would be satisfied without any waiver, amendment or modification thereof.

•	The exchange ratio adjustment pursuant to the combination merger agreement and the provisions of the combination merger agreement providing for a cash payment in respect of transaction taxes, which together Guggenheim Securities understood will cause the economic burden of the transaction taxes to 21CF of the distribution to be borne by New Fox, would not in any meaningful way affect Guggenheim Securities’ analysis of the initial exchange ratio.

•	The transactions will be consummated in a timely manner in accordance with the terms of the combination merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Disney, 21CF, RemainCo, New Fox, Sky or the transactions (including their contemplated benefits to Disney) in any way meaningful to Guggenheim Securities’ analyses and opinion.

•

The aggregate amount of indebtedness and the aggregate amount of cash and cash equivalents of RemainCo upon consummation of the transactions will not differ in any way meaningful to Guggenheim Securities’ analyses or opinion from those amounts reflected on the 21CF’s balance sheet as of September 30, 2017, other than as a result of (i) transaction-related adjustments pursuant to the combination merger agreement, in accordance with the separation principles attached as Exhibit I to the combination merger agreement and/or in connection with the Sky acquisition and (ii) changes based on ordinary-course operating results.

•	Guggenheim Securities did not express any view or opinion as to the price or range of prices at which Disney common stock, 21CF common stock or Sky ordinary shares or any other securities of, or any financial instruments of or relating to, Disney, 21CF, New Fox or Sky may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the transactions.

Other Considerations

Except as described in the summary above, Disney did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the mergers were determined through negotiations between Disney and 21CF and were approved by the Disney board. The decision to enter into the combination merger agreement was solely that of the Disney board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Disney board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Disney board with respect to the fairness, from a financial point of view, of the initial exchange ratio to Disney.

Pursuant to the terms of Guggenheim Securities’ engagement, Disney has agreed to pay Guggenheim Securities a cash transaction fee of $25 million upon consummation of the transactions. In connection with Guggenheim Securities’ engagement, Disney has previously paid Guggenheim Securities a cash milestone fee of $8 million that became payable upon public announcement of the transactions, which will be credited against the foregoing cash transaction fee. In addition, Disney has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

In addition to its engagement by Disney in connection with the mergers, Guggenheim Securities has served during the past two years as a financial advisor to Disney in connection with various strategic and financial initiatives, none of which resulted in any fees to Guggenheim Securities. Guggenheim Securities has not been engaged during the past two years by 21CF, Sky or News Corporation (which is controlled by the same family which controls 21CF) to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Disney, 21CF, New Fox, Sky, News Corporation and their respective affiliates with certain financial advisory and investment banking services unrelated to the transactions in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Disney, 21CF, New Fox, Sky, News Corporation, other participants in the transactions and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Disney, 21CF, New Fox, Sky, News Corporation, other participants in the transactions and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and their respective directors, officers, employees, consultants and agents may have investments in Disney, 21CF, New Fox, Sky, News Corporation, other participants in the transactions and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Disney, 21CF, New Fox, Sky, News Corporation, other participants in the transactions and their respective affiliates and the transactions that differ from the views of Guggenheim Securities’ investment banking personnel.

Disney has not requested, and does not intend to request, that Guggenheim Securities deliver an additional opinion taking into account the impact of any changes in circumstances between signing the combination merger agreement and the completion of the transactions and has not updated, and does not intend to update, the internal estimates or any guidance that Disney provided to Guggenheim Securities in connection with the preparation of the Disney street forecasts. These changes in circumstances may include changes to the operations and prospects of 21CF or Disney, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of 21CF and Disney. Since the date of Guggenheim Securities’ opinion, Disney has publicly disclosed all material changes in its operations and performance that are required to be disclosed in reports filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Opinion of J.P. Morgan Securities

Overview

Pursuant to an engagement letter dated December 13, 2017, Disney retained J.P. Morgan as financial advisor in connection with the proposed transactions.

At the meeting of the Disney board on December 13, 2017, J.P. Morgan rendered its oral opinion to the Disney board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the initial exchange ratio was fair, from a financial point of view, to Disney. J.P. Morgan has confirmed its December 13, 2017 oral opinion by delivering its written opinion to the Disney board, dated December 13, 2017, that, as of such date, the initial exchange ratio was fair, from a financial point of view, to Disney. The full text of the written opinion of J.P. Morgan dated December 13, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex I to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Disney’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Disney board (in its capacity as such) in connection with and for the purposes of its evaluation of the transactions and was directed only to the initial exchange ratio and did not address any other aspect of the transactions. J.P. Morgan expressed no opinion as to the fairness of the initial exchange ratio to the holders of any class of securities, creditors or other constituencies of Disney or as to the underlying decision by Disney to engage in the proposed transactions, or with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed transactions, or any class of such persons relative to the initial exchange ratio or with respect to the fairness of any such compensation. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any Disney stockholder as to how such stockholder should vote with respect to the initial merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the combination merger agreement;

•	reviewed certain publicly available business and financial information concerning Disney, 21CF and the businesses and assets that will comprise RemainCo and Sky;

•	reviewed the Rule 2.7 announcement dated December 15, 2016 (issued pursuant to The Takeover Code as promulgated by The Panel on Takeovers and Mergers of the United Kingdom) and certain related publicly available documents regarding the Sky acquisition;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of 21CF, Disney and Sky with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of 21CF common stock, Disney common stock, Sky ordinary shares and certain publicly traded securities of such other companies;

•	at Disney’s direction, reviewed and relied upon certain financial analyses and forecasts furnished to J.P. Morgan by Disney management relating to the business and financial prospects of Disney which were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by Disney management and with their guidance, extrapolated such forecast for certain fiscal years. We refer to such forecasts, and extrapolations thereof, which were reviewed and approved by Disney management as reasonable for J.P. Morgan’s use in its opinion and analysis, as the Disney street forecasts. At Disney’s direction, J.P. Morgan also reviewed and relied upon the Disney forecasts for RemainCo, the Disney forecasts for Sky, as well as the estimated amount and timing of the revenue enhancements, cost savings and related expenses and other synergies expected to result from the transactions;

•	reviewed certain internal financial analyses and the 21CF forecasts provided to Disney, and provided to J.P. Morgan by Disney management relating to the business and financial prospects of RemainCo; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of 21CF management and Disney management with respect to certain aspects of the transactions, and the past and current business operations of 21CF, RemainCo, Sky and Disney, the financial condition and future prospects and operations of 21CF, RemainCo, Sky and Disney, the effects of the initial merger on the financial condition and future prospects of Disney, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by 21CF and Disney or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of 21CF, RemainCo, New Fox, Sky or Disney under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of 21CF, RemainCo, Sky and Disney to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. Without limiting the foregoing, J.P. Morgan’s analysis relating to the future results of operations and financial condition of Disney for purposes of its opinion was made on the basis of the Disney street forecasts. J.P. Morgan was advised by Disney, and assumed with Disney’s consent, that such forecast was a reasonable basis upon which to evaluate the expected future results of operations and financial condition of Disney. J.P. Morgan assumed that the mergers, taken together, will qualify as a tax free reorganization for United States federal income tax purposes, and that the transactions will be consummated as described in the combination merger agreement. J.P. Morgan also assumed that the exchange ratio adjustment and the provisions of the combination merger agreement providing for a cash payment in respect of transaction taxes, which together J.P. Morgan understands will cause the economic burden of the transaction taxes to 21CF of the distribution to be borne entirely by New Fox, will not in any material respect affect J.P. Morgan’s analysis of the initial exchange ratio. J.P. Morgan also assumed that the representations and warranties made by Disney, Corporate Sub, LLC Sub and 21CF in the combination merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Disney with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any adverse effect on 21CF, RemainCo, Sky or Disney or on the contemplated benefits of the transactions.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Disney of the initial exchange ratio, and J.P. Morgan has expressed no opinion as to the fairness of the initial exchange ratio to the holders of any class of securities, creditors or other constituencies of Disney or the underlying decision by Disney to engage in the transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transactions, or any class of such persons relative to the initial exchange ratio in the proposed transactions or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which 21CF common stock, Disney common stock or Sky ordinary shares will trade at any future time. The terms of the combination merger agreement, including the initial exchange ratio, were determined through arm’s-length negotiations between Disney and 21CF, and the decision to enter into the combination merger agreement was solely that of the Disney board and the 21CF board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Disney board in its evaluation of the transactions and should not be viewed as determinative of the views of the Disney board or management with respect to the initial merger or the initial exchange ratio.

Other Considerations

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Disney with respect to the transactions on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with 21CF, RemainCo, Sky and Disney and the industries in which they operate.

For services rendered in connection with the transactions, Disney has agreed to pay J.P. Morgan a fee of $25 million, $17 million of which is payable only upon the closing of the transactions. In addition, Disney has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Disney, 21CF and Sky for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on Disney’s credit facilities in May 2017, acting as joint lead arranger on Disney’s credit facility in March 2017 and active bookrunner on Disney’s offering of debt securities in March 2017, acting as active bookrunner on the offering of debt securities of a subsidiary of 21CF in November 2016, joint lead arranger and joint bookrunner on 21CF’s bridge credit facilities in December 2016, and M&A financial advisor to 21CF on the Sky acquisition announced in December 2016. In addition, J.P. Morgan was a party, in a principal capacity, to 21CF’s foreign currency option contract entered into in connection with the Sky acquisition, on which J.P. Morgan has earned revenues. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates also had commercial or investment banking relationships with Sky , which in December 2016 reached an agreement with 21CF on the terms of the Sky acquisition, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as mandated lead arranger and bookrunner on Sky’s credit facilities in April 2016. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Disney and 21CF, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Disney, 21CF and Sky. During the two-year period preceding the date of J.P. Morgan’s opinion, the aggregate fees received by J.P. Morgan from Disney was approximately $7 million, from 21CF was approximately $4 million and from Sky was less than $500,000. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Disney, 21CF or Sky for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Disney has not requested, and does not intend to request, that J.P. Morgan deliver an additional opinion taking into account any changes in circumstances between signing the combination merger agreement and the completion of the transactions and has not updated, and does not intend to update, any of the internal estimates or any guidance that Disney provided to J.P. Morgan in connection with the preparation of the Disney street forecasts. These changes in circumstances may include changes to the operations and prospects of 21CF or Disney, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of 21CF and Disney. Since the date of J.P. Morgan’s opinion, Disney has publicly disclosed all material changes in its operations and performance that are required to be disclosed in reports filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Summary of Joint Financial Analyses Conducted by Disney’s Financial Advisors

Overview of Joint Financial Analyses

This “Summary of Joint Financial Analyses Conducted by Disney’s Financial Advisors” presents a summary of the financial analyses conducted by Guggenheim Securities and J.P. Morgan (which analyses were jointly conducted unless otherwise noted) and presented to the Disney board in connection with Guggenheim Securities’ and J.P. Morgan’s rendering of their respective opinions. The following summary, however, does not purport to be a complete description of the financial analyses conducted by Guggenheim Securities and J.P. Morgan, nor does the order of analyses described represent relative importance or weight given to those analyses by Guggenheim Securities or J.P. Morgan.

In accordance with customary investment banking practice, Guggenheim Securities and J.P. Morgan employed generally accepted valuation methodologies in rendering their respective opinions to the Disney board on December 13, 2017 and in the presentation delivered to the Disney board on such date in connection with the rendering of such opinions. Some of the joint financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such joint financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone without considering the full narrative description of the joint financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the joint financial analyses conducted by Guggenheim Securities and J.P. Morgan.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the joint financial analyses set forth below, without considering such analyses as a whole, would in the view of Guggenheim Securities and J.P. Morgan create an incomplete and misleading picture of the processes underlying the joint financial analyses considered in connection with the rendering of Guggenheim Securities’ and J.P. Morgan’s respective opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Guggenheim Securities or J.P. Morgan with respect to the actual value of Disney, RemainCo or Sky.

In arriving at their respective opinions, Guggenheim Securities and J.P. Morgan:

•	based their joint financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Disney, 21CF, RemainCo, Sky, Guggenheim Securities and J.P. Morgan;

•	did not attribute any particular weight to any analyses or factors considered and did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support their respective opinions; and

•	ultimately arrived at their respective opinions based on the results of all of their joint financial analyses assessed as a whole and believe that the totality of the factors and analyses considered and the various joint financial analyses conducted by Guggenheim Securities and J.P. Morgan in connection with their respective opinions operated collectively to support their determination as to the fairness, from a financial point of view and as of the date of such opinions, of the initial exchange ratio.

With respect to the joint financial analyses conducted by Guggenheim Securities and J.P. Morgan in connection with rendering their respective opinions:

•	Such joint financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses as they are subject to numerous factors or events beyond the control of the parties and their advisors.

•	None of the selected precedent transactions used in the selected precedent transactions analyses described below is identical or directly comparable to the transactions, and none of the selected publicly traded companies used in the selected public trading multiple analyses described below is identical or directly comparable to Disney, RemainCo or Sky; however, such transactions and companies were selected by Guggenheim Securities and J.P. Morgan, among other reasons, because they involved target companies or represented publicly traded companies which may be considered broadly similar, for purposes of the joint financial analyses conducted by Guggenheim Securities and J.P. Morgan, to Disney, RemainCo or Sky based on Guggenheim Securities’ and J.P. Morgan’s judgment.

•	In any event, selected precedent transactions analyses and selected public trading multiple analyses are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected precedent transactions to which the transactions were compared and the selected publicly traded companies to which Disney, RemainCo and Sky were compared.

•	Such financial analyses do not purport to be appraisals or to otherwise reflect the prices at which any securities may trade or at which businesses actually could be acquired or sold at the present time or at any time in the future.

Relative Valuation Analysis and Implied Initial Exchange Ratios

In assessing the initial exchange ratio, Guggenheim Securities and J.P. Morgan derived implied valuation ranges for Disney common stock and RemainCo common stock using certain of the financial methodologies described elsewhere herein, including discounted cash flow analyses and selected public trading multiple analyses. The table below summarizes the implied initial exchange ratios derived using such financial methodologies, which Guggenheim Securities and J.P. Morgan compared to the initial exchange ratio. With respect to any given range of implied initial exchange ratios, the high implied initial exchange ratio assumes the highest RemainCo per share equity value and lowest Disney per share equity value, while the low implied initial exchange ratio assumes the lowest RemainCo per share equity value and highest Disney per share equity value.

Relative Valuation Analyses and Implied Initial Exchange Ratios

Initial Exchange Ratio	0.2745x

	Assumes Sky Acquisition Does Not Close				Assumes Sky Acquisition Closes(1)
	Low		High		Low		High
Discounted Cash Flow Analyses:
Stand-Alone	0.1263	x	0.2275	x	0.1317	x	0.2654	x
Stand-Alone + Cost Synergies	0.1957		0.3436		0.2011		0.3815
Stand-Alone + Cost and Revenue Synergies	0.2544		0.4479		0.2811		0.5213

Selected Public Trading Multiple Analyses:
Stand-Alone	0.1266	x	0.1799	x	0.1157	x	0.1774	x
Stand-Alone + Cost Synergies(2)	0.2009		0.2776		0.1900		0.2751
Stand-Alone + Cost and Revenue Synergies(2)	0.2511		0.3470		0.2402		0.3419

(1)	Assumes Sky acquisition is completed by 21CF at an offer price of £10.75 per share of Sky.
(2)	For reference purposes only.

RemainCo Valuation

Summary of RemainCo Valuation. In evaluating RemainCo in connection with rendering their respective opinions, Guggenheim Securities and J.P. Morgan conducted various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses, selected precedent transactions analyses and selected public trading multiple analyses:

Recap of RemainCo Valuation(1)

Implied Value of Merger Consideration per RemainCo Share	$29.49	(2)

	Assumes Sky Acquisition Does Not Close		Assumes Sky Acquisition Closes
	Low	High	Low	High
Discounted Cash Flow Analyses:
Stand-Alone	$17.75	$24.00	$18.50	$28.00
Stand-Alone + Cost Synergies	27.50	36.25	28.25	40.25
Stand-Alone + Cost and Revenue Synergies	35.75	47.25	39.50	55.00

Selected Precedent M&A Transactions Analyses(3)	$23.25	$26.25	$27.25	$31.75

Selected Public Trading Multiple Analyses:
Stand-Alone	$14.50	$17.50	$13.25	$17.25
Stand-Alone + Cost Synergies(4)	23.00	27.00	21.75	26.75
Stand-Alone + Cost and Revenue Synergies(4)	28.75	33.75	27.50	33.25

(1)	Other than implied merger price per RemainCo share, rounded to nearest $0.25.
(2)	Based on the closing price of Disney common stock of $107.43 on December 12, 2017.
(3)	Guggenheim Securities analysis. J.P. Morgan for reference purposes only.
(4)	For reference purposes only. Includes capitalized value of synergies.

RemainCo Discounted Cash Flow Analyses. Guggenheim Securities and J.P. Morgan conducted stand-alone discounted cash flow analyses of RemainCo (excluding Sky) and Sky for the purpose of determining the fully diluted equity value per share of RemainCo. Guggenheim Securities and J.P. Morgan calculated the unlevered free cash flows (after deduction of stock-based compensation) that RemainCo (excluding Sky) and Sky are expected to generate from fiscal year 2018 (excluding the unlevered free cash flows from one quarter of fiscal year 2018) through fiscal year 2028 based on Disney forecasts for RemainCo, the Disney forecasts for Sky and the synergy estimates prepared by Disney management. Guggenheim Securities and J.P. Morgan also calculated a range of terminal values for RemainCo (excluding Sky) and Sky at the end of this period by applying perpetual growth rates ranging from (i) 0.75% – 1.25% with respect to RemainCo (excluding Sky) and the synergies and (ii) 0.00% – 0.50% with respect to Sky. The unlevered free cash flows included in the Disney forecasts for RemainCo and the Disney forecasts for Sky and the range of terminal values were then discounted to present value by Guggenheim Securities and J.P. Morgan by using discount rates ranging from (i) 6.75% – 7.75% with respect to RemainCo (excluding Sky) and the synergies and (ii) 5.50% – 6.50% with respect to Sky, which range of discount rates was based upon an analysis of RemainCo’s (excluding Sky) and Sky’s weighted average cost of capital. Such discounted cash flow analyses for purposes of evaluating RemainCo and the synergies resulted in per share reference ranges as follows:

Discounted Cash Flow Analyses—RemainCo and the Synergies(1)

	Assumes Sky Acquisition Does Not Close		Assumes Sky Acquisition Closes
	Low	High	Low	High
Stand-Alone	$17.75	$24.00	$18.50	$28.00
Stand-Alone + Cost Synergies	27.50	36.25	28.25	40.25
Stand-Alone + Cost and Revenue Synergies	35.75	47.25	39.50	55.00

(1)	Rounded to nearest $0.25.

RemainCo Selected Precedent Transactions Analyses. Using publicly available information, Guggenheim Securities and J.P. Morgan examined selected transactions with respect to businesses in the global media content and global media distribution sectors which Guggenheim Securities and J.P. Morgan judged to be analogous to RemainCo (excluding Sky) or Sky or aspects thereof. Guggenheim Securities considered such selected transactions analyses to be a component of its fairness analysis, whereas J.P. Morgan utilized such analyses for reference purposes only and not as a component of its fairness analysis.

Guggenheim Securities and J.P. Morgan grouped such selected precedent transactions into two categories: (i) selected diversified media, cable networks and studios transactions that are relevant for assessing RemainCo (excluding Sky) and (ii) selected European distribution transactions that are relevant for assessing Sky. For each such precedent transaction, Guggenheim Securities and J.P. Morgan calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples (based on Wall Street or other such equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information). The two tables below list each such precedent transaction and the transaction-implied next twelve months (which we refer to herein as “NTM”) EBITDA multiple to the extent available:

Selected Precedent Transactions—RemainCo (ex. Sky)

Date Announced	Acquiror	Target Company	Adjusted Enterprise Value / NTM EBITDA

Diversified Media
10/22/16	AT&T Inc.	Time Warner Inc. (“Time Warner”)	12.0	x
02/12/13	Comcast Corporation	NBCUniversal Media, LLC	9.2
12/03/09	Comcast Corporation	NBCUniversal Media, LLC	11.8

Cable Networks
07/31/17	Discovery Communications Inc.	Scripps Networks Interactive, Inc.	10.4	x
06/30/16	Lions Gate Entertainment Corp.	Starz	10.0
03/16/15	Scripps Networks Interactive, Inc.	TVN S.A.	11.2
11/20/12	News Corporation	YES Network	11.9
11/05/09	Scripps Networks Interactive, Inc.	Travel Channel	11.8

Studios
04/28/16	Comcast Corporation	DreamWorks Animation SKG, Inc.	25.3	x
10/30/12	The Walt Disney Company	Lucasfilm Ltd. LLC	9.1
08/31/09	The Walt Disney Company	Marvel Entertainment Inc.	15.7

Selected Precedent Transactions—Sky

Date Announced	Acquiror	Target Company	Adjusted Enterprise Value / NTM EBITDA
12/15/16	21CF	Sky	11.9	x
07/25/14	Sky	Sky Italia	9.3
07/25/14	Sky	Sky Deutschland	NM
01/27/14	Liberty Global plc	Ziggo N.V.	11.2
06/24/13	Vodafone Group plc	Kabel Deutschland Holding AG	11.1
02/05/13	Liberty Global plc	Virgin Media Inc.	8.9
03/21/11	Liberty Global plc	Kabel BW Holdings GmbH	NA
06/15/10	News Corporation	British Sky Broadcasting Group plc	9.9
11/13/09	Liberty Global plc	Unitymedia GmbH	7.4

In performing the selected precedent transactions analyses:

•	Based on the above analysis and other factors that they considered appropriate, Guggenheim Securities and J.P. Morgan selected CY2018E EBITDA multiple reference ranges for purposes of evaluating RemainCo on a change-of-control basis as follows: (i) 11.5x – 12.5x assuming that the Sky acquisition does not close (21CF’s 39% minority stake in Sky was valued based on a public trading multiple analysis as described in more detail below) and (ii) 11.3x – 12.3x assuming the Sky acquisition closes.

•	Such analyses of the selected precedent transactions for purposes of evaluating RemainCo on a change-of-control basis resulted in per share reference ranges as follows: (i) $23.25 – $26.25 assuming that the Sky acquisition does not close and (ii) $27.25 – $31.75 assuming that the Sky acquisition closes (in each case, with such reference ranges being rounded to the nearest $0.25).

RemainCo Selected Public Trading Multiple Analyses. Using publicly available information, Guggenheim Securities and J.P. Morgan compared selected financial data for RemainCo (excluding Sky) and Sky with similar data for selected publicly traded companies engaged in businesses which Guggenheim Securities and J.P. Morgan judged to be analogous to RemainCo (excluding Sky) or Sky or aspects thereof. Guggenheim Securities and J.P. Morgan grouped such publicly traded companies into two categories: (i) selected diversified media, cable networks, studios and other companies that are relevant for assessing RemainCo (excluding Sky) and (ii) selected European distribution companies that are relevant for assessing Sky. Guggenheim Securities and J.P. Morgan calculated, among other things, certain implied trading multiples (based on Wall Street or other such equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information). Additionally, Guggenheim Securities reviewed and analyzed certain marked-to-market implied trading multiples for each of Time Warner’s, 21CF’s and Disney’s respective cable networks segments and studios segments based on sum-of-the-parts analyses prepared by selected Wall Street equity research analysts. The two tables below list each such publicly traded company or business segment and its implied CY2018E EBITDA multiple:

Selected Public Trading Multiple Analysis—RemainCo (ex. Sky)

Diversified Media	Adjusted Enterprise Value / CY2018E EBITDA
Disney	10.7	x
Time Warner—Adjusted Unaffected(1)	8.9
21CF—Affected(2)(3)	9.4
21CF—Unaffected(3)	7.3
CBS Corporation	9.1

Cable Networks
Disney—Cable Networks Segment(1)(5)	9.2	x
Time Warner—Cable Networks Segment(1)(5)	7.5
21CF—Cable Networks Segment(1)(5)	7.4
Discovery Communications Inc.(4)	7.5
Viacom Inc.	7.1
AMC Networks Inc.	7.4
MSG Networks Inc.	8.1

Studios
Disney—Studios Segment(1)(5)	12.2	x
21CF—Studios Segment(1)(5)	7.3
Time Warner—Studios Segment(1)(5)	9.6
Lions Gate Entertainment Corp.	16.3

Other
Comcast Corporation(6)	8.2	x

(1)	Guggenheim Securities analysis; not relevant for J.P. Morgan.
(2)	For reference purposes only.
(3)	Not pro forma for the Sky acquisition.
(4)	Pro forma for the then-pending acquisition of Scripps Networks Interactive, Inc.
(5)	Sum-of-the-parts analyses prepared by selected Wall Street equity research analysts.
(6)	J.P. Morgan analysis; not relevant for Guggenheim Securities.

Selected Publicly Trading Multiples Analysis—Sky

	Adjusted Enterprise Value / CY2018E EBITDA
Liberty Global plc	7.6	x
Sky—Affected(1)	10.2
Sky—Unaffected	8.5
Telenet Group Holding	8.9
TalkTalk Telecom Group Plc	7.9

(1)	For reference purposes only.

In performing the selected public trading multiple analyses with respect to RemainCo (excluding Sky) and Sky:

•	Based on the above analysis and other factors that they considered appropriate, Guggenheim Securities and J.P. Morgan selected CY2018E EBITDA multiple reference ranges of (i) 8.00x – 9.00x for purposes of evaluating RemainCo (excluding Sky) on a stand-alone public market trading basis (same multiple range used for purposes of evaluating RemainCo with cost and with cost and revenue synergies) and (ii) 8.25 – 9.00x for purposes of evaluating Sky on a stand-alone public market trading basis.

•	Such selected public trading multiple analyses for purposes of evaluating RemainCo on a public market trading basis resulted in per share reference ranges as follows:

Selected Public Trading Multiple Analyses—RemainCo(1)

	Assumes Sky Acquisition Does Not Close		Assumes Sky Acquisition Closes
	Low	High	Low	High
Stand-Alone	$14.50	$17.50	$13.25	$17.25
Stand-Alone + Cost Synergies(2)	23.00	27.00	21.75	26.75
Stand-Alone + Cost and Revenue Synergies(2)	28.75	33.75	27.50	33.25

(1)	Rounded to nearest $0.25.
(2)	For reference purposes only.

Disney Stand-Alone Valuation

Recap of Disney Stand-Alone Valuation. In evaluating Disney in connection with rendering their respective opinions, Guggenheim Securities and J.P. Morgan conducted various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and selected public trading multiple analyses. For reference purposes only and not as a component of their respective fairness analyses, Guggenheim Securities and J.P. Morgan also reviewed the historical trading prices of Disney common stock for the 52-week period ending on December 12, 2017 and certain publicly available Wall Street equity research analyst share price targets for Disney common stock.

Recap of Disney Stand-Alone Valuation

Disney Common Stock Price as of 12/12/17	$107.43

	Reference Range for Disney on a Stand-Alone Basis
Financial Analyses	Low	High
Discounted Cash Flow Analyses(1)	$105.50	$140.50
Selected Public Trading Multiple Analyses(1)	97.25	114.50

For Reference Purposes Only
52-Week High/Low Stock Price	96.93	115.84
Wall Street Equity Research Price Targets (25th to 75th Percentile)(1)	104.50	122.50

(1)	Rounded to nearest $0.25.

Disney Discounted Cash Flow Analysis. Guggenheim Securities and J.P. Morgan conducted stand-alone discounted cash flow analyses for the purpose of determining the fully diluted equity value per share of Disney common stock. Guggenheim Securities and J.P. Morgan calculated the unlevered free cash flows (after deduction of stock-based compensation) that Disney is expected to generate from fiscal year 2018 through fiscal year 2022 based on the Disney street forecasts. Guggenheim Securities and J.P. Morgan also calculated a range of terminal values for Disney at the end of this period by applying perpetual growth rates ranging from 1.25% – 1.75%. The unlevered free cash flows and the range of terminal values were then discounted to present value by Guggenheim Securities and J.P. Morgan by using discount rates ranging from 6.50% – 7.50%, which range of discount rates was derived based upon an analysis of Disney’s weighted average cost of capital. Such discounted cash flow analysis for purposes of evaluating Disney on a stand-alone basis resulted in a reference range of $105.50 – $140.50 per share (with such reference range being rounded to the nearest $0.25).

Disney Selected Public Trading Multiple Analyses. Using publicly available information, Guggenheim Securities and J.P. Morgan compared selected financial data for Disney with similar data for selected publicly traded companies engaged in businesses which Guggenheim Securities and J.P. Morgan judged to be analogous to Disney or aspects thereof. Guggenheim Securities and J.P. Morgan calculated, among other things, certain implied trading multiples (based on Wall Street or other such equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information). In connection with such public trading multiple analyses, Guggenheim Securities and J.P. Morgan (i) utilized the same selected publicly traded global media companies as presented in the table entitled “Selected Public Trading Multiple Analysis—RemainCo (ex. Sky)” in the section entitled “—RemainCo Selected Public Trading Multiple Analyses” beginning on page 148 of this joint proxy statement/prospectus and (ii) additionally reviewed and analyzed selected publicly traded companies in the parks and resorts sector (Six Flags Entertainment Corporation, Merlin Entertainments and Cedar Fair, L.P.) and the consumer products sector (Hasbro, Inc. and Mattel, Inc.) that Guggenheim Securities and J.P. Morgan deemed relevant for purposes of this analysis. Additionally, Guggenheim Securities reviewed and analyzed certain marked-to-market implied trading multiples for Disney’s theme parks segment and Disney’s consumer/interactive segment based on sum-of-the-parts analyses prepared by selected Wall Street equity research analysts.

In performing the selected public trading multiple analyses with respect to Disney:

•	Based on the above analysis and other factors that they considered appropriate, Guggenheim Securities and J.P. Morgan selected a CY2018E EBITDA multiple reference range of 9.5x – 11.0x for purposes of evaluating Disney on a stand-alone public market trading basis.

•	Such selected public trading multiple analyses for purposes of evaluating the Disney on a stand-alone public market trading basis resulted in a reference range of $97.25 – $114.50 per share (with such reference range being rounded to the nearest $0.25).

Potential Value Creation Analysis—DCF-Based Approach

Guggenheim Securities and J.P. Morgan conducted an illustrative value creation analysis comparing Disney’s status quo discounted cash flow valuation relative to the illustrative value of Disney’s pro forma ownership in the combined entity, determined based on (i) the Disney street forecasts and the Disney forecasts for RemainCo and the Disney forecasts for Sky, (ii) the synergy estimates as provided by Disney management (with cost synergies and with both cost and revenue synergies) and (iii) the initial exchange ratio:

Potential Value Creation Analysis—DCF-Based Approach(1)

Pro Forma Impact on Disney’s Status Quo DCF Value	Assumes Sky Acquisition Does Not Close	Assumes Sky Acquisition Closes
Including Only Cost Synergies	(1%)	0%
Including Both Cost and Revenue Synergies	6	10

(1)	Based on mid-point of DCF analyses.

Potential Value Creation Analysis—Market-Based Approach

Guggenheim Securities and, for reference purposes only and not as a component of its fairness analysis, J.P. Morgan analyzed the illustrative pro forma valuation impact of the initial merger on Disney’s status quo stock price based on (i) the Disney street forecasts and the Disney forecasts for RemainCo and the Disney forecasts for Sky, (ii) the synergy estimates prepared by Disney management (with cost synergies and with cost and revenue synergies) and (iii) the initial exchange ratio. In calculating the hypothetical implied accretion/(dilution) to Disney’s status quo stock price, Guggenheim Securities and, for reference purposes only and not as a component of its fairness analysis, J.P. Morgan (i) based their calculations on Disney’s closing common stock price of $107.43 on December 12, 2017, (ii) applied CY2018E EBITDA multiple reference ranges of 8.00x – 9.00x for purposes of evaluating RemainCo (excluding Sky) on a hypothetical stand-alone public market trading basis and 8.25x – 9.00x for purposes of evaluating Sky on a stand-alone public market trading basis and (iii) capitalized run-rate synergies at a 8.00x – 9.00x EBITDA multiple reference range:

Potential Value Creation Analysis—Market-Based Approach(1)

Pro Forma Impact on Disney’s Status Quo Stock Price	Assumes Sky Acquisition Does Not Close	Assumes Sky Acquisition Closes
Including Only Cost Synergies	(2%)	(3%)
Including Both Cost and Revenue Synergies	4	3

(1)	Based on mid-point of indicated EBITDA multiple reference ranges.

Certain Disney Forecasts

As part of the due diligence investigation of Disney undertaken by 21CF and its advisors, 21CF requested from Disney non-public forecasts and projections as to Disney’s potential future performance prepared or adopted by Disney’s management. Disney informed 21CF that it does not, as a matter of course, publicly disclose forecasts or projections as to its potential future performance. However, during 21CF’s due diligence investigation of Disney, Disney management provided 21CF with certain non-public, internal estimates of revenue and total segment operating income for the fiscal year ending September 30, 2018, which we refer to as the Disney internal estimates. The internal estimates were prepared by Disney management in connection with Disney’s annual operating plan process and reflect a detailed forecast based on numerous estimates and assumptions primarily driven by Disney’s subscriber, advertising and attendance projections and other market insights into expected revenues, as well as anticipated spending on production, sports rights and operating expenses. Instead of providing 21CF with additional internal forecasts or projections as to Disney’s potential future performance, Disney management identified to, and discussed with, 21CF management specified portions of various publicly available forecasts of potential future performance concerning Disney and the compound annual growth rates implied by these forecasts when compared to Disney’s historical financial information for fiscal year 2017. We refer to the specifically identified portions of the foregoing forecasts and the compound annual growth rates implied thereby collectively in this joint proxy statement/prospectus as the Disney street estimates. The forecasts comprising the Disney street estimates were not internally prepared, nor reviewed in advance or adopted by Disney management, but rather were prepared, for purposes unrelated to the management of Disney’s business or the transactions, by independent equity research analysts not affiliated with Disney.

Disney Internal Estimates

The following table presents a summary of the Disney internal estimates:

Disney Internal Estimates
(in millions) 2018 E
Revenue	$58,400
Total Segment Operating Income	15,300

Disney Street Estimates

The following table presents a summary of the forecasts comprising the Disney street estimates:

	Long-Range Estimate Fiscal Year	Disney Street Estimate	Implied Compound Annual Growth Rate
	(in millions)
Total Segment Operating Income	2020E	$18,766	8.3%
Total Segment Operating Income	2021E	20,183	8.1%
Corporate & Unallocated Shared Expenses	2020E	(659)	4.2%
Total Depreciation	2020E	(3,258)	5.4%
Capital Expenditures	2020E	(4,820)	10.0%

Disney Street Forecasts

In connection with Disney’s evaluation of the transactions, Disney also provided the Disney internal estimates and the Disney street estimates to Disney’s financial advisors, and Disney’s financial advisors, at the direction of and based upon guidance from Disney management, extrapolated such estimates for the fiscal years ending September 30, 2018 through September 30, 2022. We refer to the foregoing extrapolations as the Disney street forecasts. In connection with the transactions, Disney management reviewed the Disney street forecasts and approved the use of the Disney street forecasts by Disney’s financial advisors as a reasonable basis upon which to evaluate the business and prospects of Disney for purposes of their financial analyses of Disney and respective opinions as described in the section entitled “—Opinions of Disney’s Financial Advisors” beginning on page 133 of this joint proxy statement/prospectus.

The following table presents a summary of the Disney street forecasts (which, in the case of 2018E revenue and 2018E total segment operating income, reflect the Disney internal estimates):

	Fiscal Year Ended, September 30
($ millions)	2018E	2019E	2020E	2021E	2022E
Revenue	$58,400	$62,564	$65,396	$67,935	$70,313
Total Segment Operating Income	15,300	17,329	18,768	20,176	n/a
EBITDA(1)	17,283	19,369	20,893	22,441	23,555
Unlevered Free Cash Flow(2)	7,226	8,404	9,593	10,654	11,557

(1)	For fiscal years 2018 through 2021, EBITDA was calculated as total segment operating income, plus depreciation and amortization, less corporate expenses, less equity in the income of investees. For fiscal year 2022, EBITDA was calculated by applying an assumed margin to 2022E revenue.
(2)	Unlevered free cash flow is calculated as EBITDA less cash taxes, less capital expenditures and less increases in net working capital.

21CF Disney Forecasts

At the instruction of 21CF management, Goldman Sachs compiled for 21CF management illustrative standalone forecasted financial information for Disney reflecting the Disney street estimates as extrapolated, at the direction of and based upon guidance from 21CF management for the fiscal years ending September 30, 2017 through September 30, 2023 and as adjusted by 21CF management, which we refer to as the 21CF Disney forecasts. Such adjustments by 21CF management reflected additional information from Wall Street analyst reports, including reports used by Disney in compiling the Disney street estimates. 21CF management reviewed the 21CF Disney forecasts and approved and directed Goldman Sachs’ use of the 21CF Disney forecasts for purposes of preparing the Disney pro forma forecasts (as defined below). The following table presents a summary of the 21CF Disney forecasts.

	Fiscal Year Ended, September 30
($ millions)	2017A	2018E	2019E	2020E	2021E	2022E	2023E	’17-’21 CAGR	’21-’23 CAGR
Revenue	$55,137	$58,445	$61,952	$65,669	$69,609	$73,786	$78,213	6.0%	6.0%
Fully Burdened EBITDA(1)	16,655	18,618	19,870	20,811	21,378	22,757	24,251	6.4%	6.5%
Levered Free Cash Flow(2)	N/A	8,975	9,942	10,690	11,171	12,238	13,402	N/A	9.5%

(1)	Fully Burdened EBITDA was calculated as total segment operating income, plus depreciation and amortization, less corporate expenses, less equity in the income of investees.
(2)	Levered free cash flow is calculated as EBITDA less cash taxes, less cash interest expense, less capital expenditures, less increases in net working capital, less net increase in film and television production and programming costs, plus stock-based compensation expenses, plus cash received from equity in the income of investees, plus other cash flow items.

Disney Pro Forma Forecasts

At the instruction of 21CF management, Goldman Sachs compiled certain financial analyses and forecasts for pro forma Disney reflecting the 21CF Disney forecasts and the 21CF forecasts in each case, as extrapolated, at the direction of and based upon guidance from 21CF management for the fiscal years ending September 30, 2019 through September 30, 2023 and as adjusted by 21CF management, which we refer to as the Disney pro forma forecasts. Such adjustments by 21CF management reflected additional information from Wall Street analyst reports, including reports used by Disney in compiling the Disney street estimates. 21CF management reviewed the Disney pro forma forecasts and approved and directed Goldman Sachs’ use of the 21CF Disney forecasts for purposes of its financial analyses. The following table presents a summary of the Disney pro forma forecasts.

	Fiscal Year Ended, September 30
($ millions)	2019E	2020E	2021E	2022E	2023E	’19-’22 CAGR	’21-’23 CAGR
Revenue	$85,245	$90,219	$96,781	$103,914	$111,351	6.8%	7.3%
EBITDA	25,934	28,606	29,855	31,928	34,120	7.2%	6.9%
Levered Free Cash Flow(1)	12,163	14,591	15,235	17,030	18,809	11.9%	11.1%

(1)	Levered free cash flow is calculated as EBITDA less cash taxes, less cash interest expense, less capital expenditures, less increases in net working capital, less net increase in film and television production and programming costs, plus stock-based compensation expenses, plus dividends received, plus cash received from equity in the income of investees, plus other cash flow items.

The inclusion of information about the Disney internal estimates, the Disney street estimates, the Disney street forecasts, the 21CF Disney forecasts and the Disney pro forma forecasts, which we refer to collectively as the Disney prospective financial information, in this joint proxy statement/prospectus should not be regarded as an indication that any of Disney, 21CF or any other recipient of this information considered, or now considers, it to be predictive of actual future results or material information, and, in fact, both Disney and 21CF view the Disney prospective financial information as non-material because of the inherent risks and uncertainties associated with such forecasts. The information about the Disney prospective financial information included in this joint proxy statement/prospectus is presented solely to give Disney stockholders and 21CF stockholders access to the information that was made available to Disney, 21CF and their respective financial advisors.

The Disney prospective financial information is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Disney prospective financial information reflects numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Disney’s business, including the factors listed under “Risk Factors” beginning on page 61 of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond Disney’s control. Moreover, the Disney street estimates and the Disney street forecasts were not internally prepared nor reviewed in advance or adopted by Disney management. The forecasts comprising the Disney street estimates were prepared by independent equity research analysts not affiliated with Disney, for purposes unrelated to the management of Disney’s business or the transactions. Disney cannot provide any assurance that the assumptions underlying the Disney forecasts will be realized. Many of the assumptions reflected in the Disney prospective financial information are subject to change and the Disney prospective financial information do not reflect revised prospects for Disney’s business, changes in general business or economic conditions or any other transaction or event that has occurred since they were prepared or that may occur and that was not anticipated at the time such financial information was prepared. Disney has not updated, nor does Disney intend to update or otherwise revise, the Disney prospective financial information. There can be no assurance that the results reflected in the Disney prospective financial information will be realized or that actual results will not materially vary from the Disney prospective financial information. In addition, the Disney prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the Disney prospective financial information in this joint proxy statement/prospectus should not be relied on as predictive of actual future events nor construed as financial guidance.

You are urged to review 21CF’s and Disney’s most recent SEC filings for a description of risk factors with respect to 21CF’s and Disney’s business. You should read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 59 of this joint proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the Disney prospective financial information and “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

The Disney prospective financial information was not prepared with a view toward complying with GAAP (and the Disney prospective financial information does not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither 21CF’s nor Disney’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, examined, compiled, or applied agreed upon procedures with respect to the Disney prospective financial information, nor have they expressed any opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP and Ernst & Young LLP reports incorporated by reference into this joint proxy statement/prospectus relate to Disney’s and 21CF’s historical financial information, respectively. They do not extend to the prospective financial information and should not be read to do so.

For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Disney prospective financial information. Disney has not made any representation to 21CF or any other person in the combination merger agreement concerning the Disney prospective financial information.

The Disney internal estimates, the Disney street estimates, the Disney street forecasts and the 21CF Disney forecasts set forth above do not give effect to the transactions and also do not take into account the effect of any failure of the transactions to be consummated.

Closing

Unless the parties otherwise mutually agree, the closing of the transactions will occur on the date that is as soon as reasonably practicable, and in no event later than the third business day, after the day on which the last of the conditions to the closing of the transactions is satisfied or waived (other than those conditions that by their nature must be satisfied or waived at the closing of the transactions, but subject to the fulfillment or waiver of such conditions). Subject to the satisfaction or waiver of the conditions to the closing of the transactions described in the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus, including the adoption of the combination merger agreement by 21CF stockholders at the 21CF special meeting and the approval of the share issuance by Disney stockholders at the Disney special meeting, it is anticipated that the transactions will be completed within 12-18 months after December 13, 2017. It is possible that factors outside the control of both companies could result in the transactions being completed at a different time, or not at all.

Regulatory Approvals

Completion of the transactions is conditioned on (i) the expiration of the applicable waiting period under the HSR Act, (ii) receipt of any consents from the FCC, if required in connection with the completion of the transactions and (iii) receipt of the foreign regulator consents.

It is also a condition to Disney’s obligation to consummate the transactions that no governmental consents required under applicable law in connection with the completion of the transactions will have imposed on Disney or its subsidiaries (including 21CF and the retained subsidiaries after giving effect to the transactions) any restriction, other than permitted restrictions.

Under the HSR Act, certain transactions, including the initial merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ issues a Request for Additional Information and

Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

21CF and Disney filed their notification and report forms under the HSR Act on February 1, 2018. A second request was received on March 5, 2018.

21CF and Disney have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the transactions prior to the termination date. In furtherance of the foregoing, Disney and 21CF have agreed to:

•	prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings; and

•	obtain prior to the termination date all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions.

Disney and its subsidiaries (including, for purposes of this sentence, 21CF and the retained subsidiaries, after giving effect to the transactions) are not required to agree to or accept any of the following, which we refer to as the restrictions:

•	any prohibition of or limitation on its or their ownership of any portion of their respective businesses or assets, including after giving effect to the transactions;

•	any requirement to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the transactions;

•	any limitation on its or their ability to acquire or hold or exercise full rights of ownership of any capital stock of 21CF or its subsidiaries, including after giving effect to the transactions; or

•	any other limitation on its or their ability to, or the manner in which they, operate, conduct or exercise decision-making over their respective businesses, assets or operations, including after giving effect to the transactions.

Notwithstanding the foregoing, Disney has committed, if and to the extent necessary to obtain the required governmental consents prior to the termination date, to agree to restrictions of the type contemplated by the first three bullets in the preceding paragraph which solely involve (A) the businesses or assets comprising the retained business other than the specified assets which generated, in the aggregate, no more than $500 million of 21CF EBITDA and/or (B) the specified assets. If any such restrictions are agreed to or accepted with respect to the specified assets in obtaining the required governmental consents, clause (A) of the foregoing sentence will be reduced by the lesser of (1) the aggregate amount of 21CF EBITDA attributable to such specified assets and (2) $250 million of 21CF EBITDA.

In addition, notwithstanding the fourth bullet point in the sixth paragraph of this section, Disney has committed, if and to the extent necessary to obtain the required governmental consents prior to the termination date, to agree to restrictions of the type contemplated by the fourth bullet above which are applied solely against and solely involve and impact the operations, businesses and assets of the retained business and the non-U.S. operations, businesses and assets of Disney and its subsidiaries, which restrictions would not, individually or in the aggregate, including when taken together with the net incremental financial impact of restrictions imposed with respect to any Sky acquisition (other than any such restrictions contemplated by the Undertakings in Lieu given by 21CF pursuant to para. 3 of Schedule 2 of Enterprise Act (Protection of Legitimate Interests) Order 2003 provided to the Secretary of State, as published on June 29, 2017, together with any impact or consequence of such restrictions), have or reasonably be expected to have an impact, which we refer to as a regulatory adverse impact, on the financial condition, properties, assets, business or results of operations of the retained business and the non-U.S. operations, businesses and assets of Disney and its subsidiaries, taken as a whole, that is both significant and adverse, measured on a scale relative to the size of the retained business. In making this determination, Disney may, in its sole discretion, take into account any reduction in revenue synergies and/or cost synergies anticipated from the transactions that results from the applicable restrictions. The size of the retained business will be measured (i) if the Sky acquisition is consummated, after giving effect to such completion, (ii) to the extent that any revenue synergies are taken into account by Disney for purposes of determining whether a regulatory adverse impact has occurred, after the inclusion of all revenue synergies anticipated from the mergers and (iii) to the extent that any cost synergies are taken into account by Disney for purposes of determining whether a regulatory adverse impact has occurred, after the inclusion of all cost synergies anticipated from the mergers. In addition, 21CF and Disney have agreed that restrictions of the type described in the fourth bullet point above that prohibit Disney or any of its subsidiaries (other than 21CF or any of the retained subsidiaries) from licensing their content on an exclusive basis to any over-the-top streaming video on demand services owned or operated by Disney or any of its subsidiaries in any market, other than a market that is de minimis, will be deemed to be a regulatory adverse impact.

We refer to the restrictions described in the foregoing two paragraphs to which Disney has committed to agree as the permitted restrictions.

21CF EBITDA generally means 21CF’s fiscal year ended June 30, 2017 revenues less operating expenses and selling, general and administrative expenses, as set forth in 21CF’s Annual Report on Form 10-K for such fiscal year, including all allocations consistent with past 21CF operating and accounting practices, but excluding allocations of any items contained in the line item titled “Other, Corporate and Eliminations” as set forth in 21CF’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017. The definition of 21CF EBITDA does not include amortization of cable distribution investments; depreciation and amortization; impairment and restructuring charges; equity (losses) earnings of affiliates; interest expense, net; interest income; other, net; income tax expense; loss from discontinued operations, net of tax; and net income attributable to noncontrolling interests, in each case, as set forth in 21CF’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017. Disney and 21CF agreed in the disclosure schedules delivered by 21CF to Disney in connection with the combination merger agreement on the amount of 21CF EBITDA attributable to certain businesses and assets of the retained business.

Subject to applicable laws relating to the exchange of information, Disney and 21CF will have the right to review in advance, and, to the extent practicable, each will consult the other on, all of the information relating to Disney or 21CF, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transactions. To the extent permitted by applicable law, each party must provide the other with copies of all material written correspondence between it (or its advisors) and any governmental entity relating to the transactions and, to the extent reasonably practicable, all telephone calls and meetings with a governmental entity regarding the transactions must include representatives of Disney and 21CF.

In addition, Disney and 21CF will coordinate with respect to antitrust laws and communications laws and with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any governmental entity required to consummate the transactions prior to the termination date. In addition, the parties will jointly develop, and each of the parties will consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the combination merger agreement in connection with proceedings under or relating to any antitrust law prior to their submission. To the extent permitted by applicable law, each of Disney and 21CF has agreed to:

•	notify the other, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its subsidiaries intends to make with any governmental entity relating to regulatory approvals required to complete the transactions;

•	prior to submitting any such filing or making any such communication or inquiry, provide the other party and its counsel a reasonable opportunity to review, and consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry;

•	promptly following the submission of such filing or making such communication or inquiry, provide the other party a copy of any such filing or, if in written form, communication or inquiry; and

•	consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any governmental entity relating to the transactions, provided that such materials may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

In exercising the foregoing rights, 21CF and Disney each must act reasonably and as promptly as reasonably practicable.

Notwithstanding the foregoing, in the event of any dispute between the parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any clearances under applicable antitrust laws or communications laws with respect to the transactions, the parties have agreed to escalate such dispute to the general counsels of 21CF and Disney for resolution. If such dispute is not resolved pursuant to the preceding sentence, Disney will have the right, in its sole discretion, to make the final determination with respect to such matter.

Accounting Treatment

Disney prepares its financial statements in accordance with GAAP. The transaction will be accounted for using the acquisition method of accounting. Disney will be treated as the acquiror for accounting purposes.

NYSE Market Listing

The shares of Disney common stock to be issued in the initial merger will be listed for trading on the NYSE.

Delisting and Deregistration of 21CF Common Stock

If the initial merger is completed, 21CF common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and 21CF will no longer be required to file periodic reports with the SEC in respect of the 21CF common stock.

Prior to the closing of the transactions, 21CF has agreed to cooperate with Disney to take all actions reasonably necessary, proper or advisable on its part under applicable laws and rules and regulations of Nasdaq to enable such delisting and deregistration.

THE COMBINATION MERGER AGREEMENT

This section describes the material terms of the combination merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the combination merger agreement, a copy of which is attached as Annex A and Annex B and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the combination merger agreement that is important to you. You are encouraged to read the combination merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about 21CF or Disney. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings 21CF and Disney make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Explanatory Note Regarding Representations, Warranties and Covenants in the Combination Merger Agreement

The combination merger agreement is included to provide you with information regarding its terms. Factual disclosures about 21CF and Disney contained in this joint proxy statement/prospectus or in the public reports of 21CF and Disney filed with the SEC may supplement, update or modify the factual disclosures about 21CF and Disney contained in the combination merger agreement. The representations, warranties and covenants made in the combination merger agreement by 21CF, Disney, Corporate Sub and LLC Sub, which we refer to together as the Merger Subs, were qualified and subject to important limitations agreed to by 21CF, Disney and the Merger Subs in connection with negotiating the terms of the combination merger agreement. In particular, in your review of the representations and warranties contained in the combination merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the combination merger agreement may have the right not to consummate the transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the combination merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedules that 21CF and Disney each delivered in connection with the combination merger agreement, which disclosures were not reflected in the combination merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the combination merger agreement.

Overview

First, on the date that is as soon as reasonably practicable, and in no event later than the third business day, after the day on which the last of the conditions to the closing of the transactions is satisfied or waived (other than those conditions that by their nature must be satisfied or waived at the closing of the transactions, but subject to the fulfillment or waiver of such conditions), 21CF will cause to become effective certain amendments to the 21CF charter for purposes of ensuring that Disney does not acquire any interest in New Fox as a result of the distribution and the mergers, which amendments will provide:

•	that the hook stock shares will not receive any shares of New Fox common stock in connection with the distribution; and

•	for a subdivision of the issued and outstanding shares of 21CF common stock (as described in further detail in the section entitled “The Transactions – Overview of the Transactions – Stock Split and Distribution” beginning on page 89 of this joint proxy statement/prospectus).

Pursuant to the stock split, each issued and outstanding share of 21CF common stock will be subdivided into a number of shares of 21CF common stock equal to the stock split multiple. The stock split multiple is intended to avoid creation of fractional shares and ensure that each 21CF public stockholder will hold the same number of shares of 21CF common stock after the distribution as such stockholder held immediately before the stock split.

Second, immediately following the effectiveness of the 21CF charter amendments, 21CF will complete an internal restructuring pursuant to the separation agreement, which we refer to as the separation, whereby it will transfer to New Fox certain assets, including, subject to certain exceptions, all assets primarily used in the New Fox business, including 21CF’s news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network, and certain other assets, and New Fox will assume from 21CF certain liabilities. 21CF will retain all assets and liabilities not transferred to New Fox, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. For further details on the assets and liabilities to be transferred to New Fox, see below under “—Separation” beginning on page 160 of this joint proxy statement/prospectus.

Third, on the day the separation is completed, following the separation but prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment.

Fourth, on the day the separation is completed, at 8:00 a.m. (New York City time), the distribution will be effected in accordance with terms set forth in the distribution merger agreement. Upon completion of the distribution, New Fox will be a standalone, publicly traded company and each 21CF stockholder (other than holders of the hook stock shares) will own the same number of shares of 21CF common stock owned by such holder immediately prior to the stock split and an ownership interest in New Fox proportionately equal to its existing ownership interest in 21CF.

Fifth, at 12:01 a.m. (New York City time) on the date immediately following the distribution, two mergers will occur in immediate succession. First, Corporate Sub will merge with an into 21CF in the initial merger, with 21CF continuing as the surviving corporation and a wholly owned subsidiary of Disney. Each share of 21CF common stock issued and outstanding immediately prior to the completion of the initial merger (other than the hook stock shares) will be exchanged for a number of shares of Disney common stock equal to the exchange ratio. Following the first effective time, 21CF common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded. Immediately thereafter, 21CF will merge with and into LLC Sub in the subsequent merger, with LLC Sub surviving as a wholly owned subsidiary of Disney.

Lastly, at the open of business on the business day immediately following the date of the distribution, Disney will pay to New Fox the cash payment, if any.

Separation

Pursuant to the terms of the combination merger agreement, in the separation, 21CF will transfer to New Fox the following assets, which we refer to as the New Fox assets, but in each case other than the excluded assets described in the next paragraph:

•	all assets primarily relating to the New Fox business;

•	all assets to the extent related to any liabilities allocated to New Fox (including counterclaims, insurance claims and control rights);

•	the following real properties: (1) the owned facilities of Fox Television Stations, located in New York, New York, (2) the leased and owned offices of FSN, Inc. at various locations for studio sports broadcasting, (3) the leased and owned facilities, including TV towers, of Fox Television Stations at various locations, (4) the owned Fox Studios Lot, in Los Angeles, California, (5) the leased parking lot in Los Angeles, California related to the Fox Studios Lot, (6) the owned FSMG production facility in Charlotte, North Carolina, (7) the owned Fox Deportes facility at 1440 S. Sepulveda Blvd, Los Angeles, California, (8) the leased offices of Big Ten Network in Chicago, Illinois, (9) the leased facility at 444 N. Michigan Avenue, Chicago, Illinois, and (10) the leased facility at 201 W. Big Beaver Rd, Detroit, Michigan;

•	certain subsidiaries of 21CF;

•	all equity interests in Roku, Evergent, Sutro Tower, Inc., TVTower (KDFW), Teletower Partnership, ShareRocket, SDVI and Open AP;

•	the commercial agreements between Draft Kings, on the one hand, and 21CF or any of its subsidiaries, on the other hand;

•	the consumer facing video streaming services and associated monitoring performed by 21CF’s Network Engineering & Operations group for the FoxNow platform and applications;

•	the production resources related to Big Ten Network and the U.S. domestic assets of Fox Sports other than 21CF’s regional sports networks;

•	all assets allocated to each Individual Supplemental Executive Retirement Arrangement under the trust established pursuant to the News Corporation Grantor Trust Agreement;

•	all consumer data and user profiles related to 21CF’s consumer facing brands (including but not limited to Fox Now, Fox Profile, FoxSports.com and FSGo) that are primarily related to the New Fox business;

•	FoxSports.com, FSGo, Fox Now, Fox Profile;

•	an amount of cash, which shall not be less than zero, equal to (i) $600 million plus (ii) all net cash generated from and after January 1, 2018 (with, for purposes of this calculation, all intercompany balances of the 21CF and its subsidiaries being deemed to be zero on such date) through the closing by the New Fox business and New Fox assets (with the calculation of net cash taking into account an allocation to New Fox of (1) 30% of any cash dividends to 21CF’s stockholders declared from and after the date of the combination merger agreement until the distribution, (2) an allocated amount of shared overhead and corporate costs consistent with 21CF’s historical approach to such allocations and (3) 30% of unallocated shared overhead and corporate costs for the period from the date of the combination merger agreement until the distribution) minus (iii) the certain taxes attributable to New Fox’s operations. We refer to clauses (i) and (ii) collectively as the New Fox cash amount;

•	the Fox name and related trademarks;

•	all patents, patent applications, trade secrets and software primarily related to (x) a business unit or sub-unit allocated to New Fox or (y) the New Fox business;

•	all copyrights primarily related to (or embodied in), and applications for copyrights primarily related to (or that would be embodied in), the intellectual property allocated to New Fox pursuant to the foregoing paragraphs; and

•	certain other assets;

Notwithstanding anything to the contrary above, the following assets, which we refer to as excluded assets, will be retained by 21CF:

•

the following real properties: (1) the leased U.S. headquarters of 21CF located in New York, New York, (2) the leased office and production facilities of Blue Sky Studios in Greenwich, Connecticut, (3) the leased office space at Fox Plaza, located adjacent to the Fox Studios Lot, in Los Angeles, California, (4) the leased sports broadcasting and production facility of FNG Latin America in Mexico City, Mexico, (5) the owned broadcasting and transmission facility of FNG Latin America in Buenos Aires, Argentina, (6) the owned production facility of FNG Latin America in Buenos Aires, Argentina, (7) the leased facility in Los Angeles, California (Playa Vista), (8) the owned sports broadcasting and production facility of FNG Latin America in Rio de Janeiro, Brazil, (9) the owned production facility, film stages, warehouses and office of FNG Latin America in Bogota, Colombia, (10) the leased premises in Hong Kong and other Asian cities used by FNG Asia and Middle East for its television broadcasting and programming operations, (11) the leased office and theater space of

TCFF and FNG Europe and Africa in London, England, (12) the leased Fox Studios Australia Lot in Sydney, Australia, (13) the leased and owned premises in Mumbai, India used by STAR India for its corporate office and programming operations, (14) the leased office facility of NatGeo in Washington, DC and (15) the Fox Angeles Building, a leased property located adjacent to Fox Studios in Los Angeles, California;

•	equity interests (and agreements related thereto) in National Geographic Partners, Eredivisie, YES, Fox Arizona, Fox St. Louis, Fox Cincinnati, Fox San Diego, Fox Sportstime Ohio, Fox Sports West, Elite Sports/Baby TV, Pulsa, Fox Telecolombia, Jackal, Sky, Hulu, Tata Sky, NGCI Canada, Endemol-Shine, Vice, Fubo, Skimm, Drive Tribe, Moby Group, DraftKings, Telecine, Western Mobile TV, Boom! Studios, ZAPR Media Labs, Indian Super League, Nat Geo Canada, Media Pro, Mountain Mobile TV (FSN), Syndistro, Lone Star Mobile TV (FSN), Vice Films, BD+ Technologies, Sagacito, Nat Geo Japan, Secure Content Storage Assoc., IDG China Media, ODG, United Masters/Translation, Heron International, Atom Tickets, Gamefly, Boston Ventures Limited Partners, Thought Equity (T3 Media), WITHIN, Dreamscape, PlayFab, Baobab, Ascend, Coalition for Innovative Media Meas., Anten, Rotana, Ezuza, FX Canada, FXX Canada, DNA TV and BrandDeli;

•	all consumer data and user profiles related to 21CF’s consumer facing brands (including, but not limited to, FXNOW and Nat Geo TV) that are primarily related to the retained business; and

•	certain other assets.

21CF will transfer to New Fox, and New Fox will assume, the following liabilities, which we refer to as New Fox liabilities, at the time of the separation, whether accrued or contingent, and whether arising prior to, at or after the separation:

•	all liabilities primarily relating to the New Fox business and/or the New Fox assets;

•	all liabilities arising out of indemnification obligations relating to the matters described under the caption “U.K. Newspaper Matters Indemnity” in Item 8 (Financial Statements and Supplementary Data—Contingencies) of 21CF’s June 30, 2017, Annual Report on Form 10-K, including all obligations under Section 4.06 of the Separation and Distribution Agreement, dated as of June 28, 2013, which we refer to as the News Corp separation agreement, among News Corporation, New News Corporation and News Corp Holdings UK & Ireland;

•	all liabilities and obligations under the News Corp separation agreement to the extent related to the New Fox business and/or the New Fox assets;

•	all liabilities with respect to each Individual Supplemental Executive Retirement Arrangement;

•	all environmental liabilities, if any, of 21CF or its subsidiaries arising out of the acquisition of Chris-Craft Industries, Inc. described under the caption “Relationship with Fox—Acquisition of Chris-Craft Industries, Inc. and Related Transaction” in 21CF’s January 28, 2005, Registration Statement on Form S-4 or otherwise relating to any of the Montrose entities or their respective current or former affiliates, predecessors, successors, properties or operations, including any such liability relating to the Diamond Alkali Superfund Site or the Passaic River;

•	all indebtedness incurred by New Fox prior to the separation (including all fees, costs and expenses (including legal fees and costs) associated with such indebtedness (or the raising or incurrence thereof))incurred or payable by 21CF or any of its subsidiaries;

•	all costs, fees and expenses (including legal fees and costs) incurred in connection with the formation and listing of New Fox that are incurred or payable by 21CF or any of its subsidiaries; and

•

all liabilities (including under 21CF’s employee benefit plans) arising out of or relating to the services or conduct of (i) (A) 21CF employees whose employment is primarily related to the New Fox business and (B) certain employees identified by 21CF prior to the separation who have historically been employed in providing services shared by 21CF and New Fox (referred to as the “shared services employees” and together with the employees described in clause (A), the “New Fox employees”), (ii) current contractors of 21CF whose services are primarily related to the New Fox business, and (iii) former employees and contractors of 21CF who were, at the time of their termination of service, rendering services primarily related to the New Fox business other than (x) former employees who, based on the service they provided at the time of their termination of service, would have constituted shared services employees if employed at the time of the separation and (y) former contractors that primarily provided services shared by 21CF and the New Fox business (the persons described in clauses (i), (ii) and (iii) referred to as, collectively, the “New Fox service providers”). In the case of pension and post-retirement benefits, subject to certain exceptions, (a) the pension and post-retirement liabilities (calculated on a per participant basis) relating to (1) the New Fox service providers shall be allocated to New Fox and (2) all other current and former employees and contractors of 21CF (other than the New Fox service providers) shall be allocated to 21CF and (b) the pension and post-retirement assets (in the case of funded plans) shall be allocated proportionately between 21CF and New Fox, in each case subject to the provisions of Section 414(l) of the Code, and Section 4044 of ERISA and other applicable law.

Notwithstanding the first, sixth or seventh bullet points above, 21CF will retain the following liabilities:

•	all liabilities related to any discontinued and divested businesses or operations of 21CF (unless such liabilities are specifically identified as New Fox liabilities);

•	all liabilities and obligations under the News Corp Separation Agreement (unless such liabilities are specifically identified as New Fox liabilities);

•	all obligations and liabilities relating to 21CF’s offer to acquire Sky;

•	all obligations and liabilities relating to 21CF’s securities filings, maintenance of books and records, corporate compliance and other corporate-level actions and oversight; and

•	all indemnification obligations to current and former 21CF directors and officers.

Notwithstanding anything to the contrary above, New Fox generally will not assume any liability for taxes imposed on 21CF and its subsidiaries, even if attributable to the operations of the New Fox business and/or the New Fox assets for tax periods ending on or before the date of the distribution, subject to certain exceptions set forth in the Tax Matters Agreement, which are described in further detail under the section entitled “The Combination Merger Agreement – Other Agreements – Tax Matters Agreement.”

Incurrence of New Fox Indebtedness and Payment of Dividend

Immediately prior to the distribution, 21CF is required to cause New Fox to pay to 21CF the dividend in immediately available funds. Pursuant to the terms of the combination merger agreement, 21CF is required to cause New Fox to arrange and, concurrently with and subject to the closing of the transactions, incur indebtedness in a principal amount sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment.

Stock Split and Distribution

Pursuant to the terms of the combination merger agreement, prior to the distribution, 21CF will cause to become effective certain amendments to the 21CF charter for purposes of ensuring that Disney does not acquire any interest in New Fox as a result of the distribution and the mergers. The 21CF charter amendments provide that the hook stock shares will not receive any shares of New Fox common stock in the distribution and effect the stock split such that the total number of shares of 21CF common stock issued and outstanding immediately after the stock split is equal to the stock split multiple (as defined below) multiplied by the total number of shares of

21CF common stock issued and outstanding immediately prior to the stock split. The stock split multiple is intended to avoid creation of fractional shares and ensure that each 21CF public stockholder will hold the same number of shares of 21CF common stock after the distribution as such stockholder held immediately before the stock split. The stock split multiple is calculated as follows:

stock split multiple = (21CF’s fully diluted market capitalization) ÷ [(21CF’s fully diluted market capitalization) - (New Fox’s fully diluted market capitalization)].

For purposes of this calculation, 21CF’s fully diluted market capitalization will be determined based on the volume weighted average price of 21CF class A common stock and 21CF class B common stock measured over the five trading day period ending on and including the trading day immediately prior to the distribution. New Fox’s fully diluted market capitalization will be determined based on the volume weighted average price of New Fox class A common stock and New Fox class B common stock (based on when-issued trading) measured over the five trading day period ending on and including the trading day immediately prior to the distribution. If shares of New Fox class A common stock and New Fox class B common stock trade (on a when-issued basis) for fewer than five days before the date of the distribution, New Fox’s fully diluted market capitalization will be determined based on the volume-weighted average prices for the entire period during which such shares trade prior to the date of the distribution.

Following completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will own the same number of shares of 21CF common stock owned by such holder immediately prior to the stock split and will hold an ownership interest in New Fox proportionately equal to its existing ownership interest in 21CF. Immediately following the effectiveness of the stock split, in accordance with the terms of the distribution merger agreement, Distribution Sub will be merged with and into 21CF in the distribution merger. 21CF will survive the distribution merger. At the effective time of the distribution merger:

•	as described in the table below, a portion of each share of 21CF class A common stock (other than the hook stock shares) will be exchanged for a fraction of one share of New Fox class A common stock, and the remaining portion of such share of 21CF class A common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding, and

Portion of each share of 21CF class A common stock exchanged for New Fox class A common stock:	Fractional share of New Fox class A common stock to be delivered in exchange for such portion of 21CF class A common stock:	Portion of a share of 21CF class A common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (stock split multiple)]	= 1/3 x [1 ÷ (stock split multiple)]	= 1 – {1 – [1 ÷ (stock split multiple)]}

•	as described in the table below, a portion of each share of 21CF class B common stock (other than the hook stock shares) will be exchanged for a fraction of one share of New Fox class B common stock, and the remaining portion of such share of 21CF class B common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding.

Portion of each share of 21CF class B common stock exchanged for New Fox class B common stock:	Number of fractional shares of New Fox class B common stock to be delivered in exchange for such portion of 21CF class B common stock:	Portion of a share of 21CF class B common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (stock split multiple)]	= 1/3 x [1 ÷ (stock split multiple)]	= 1 – {(1 – [1 ÷ (stock split multiple)]}

21CF stockholders will receive cash in lieu of any fractional shares they otherwise would have been entitled to receive in connection with the distribution. For further information, see the section entitled “The Distribution

Merger Agreement—Consideration for the Distribution Merger” beginning on page 198 of this joint proxy statement/prospectus.

The Mergers; Effects of the Mergers

Following the completion of the distribution, the combination merger agreement provides for two mergers, which will occur in immediate succession. First, at 12:01 a.m. on the date immediately following the date of the distribution, Corporate Sub will merge with and into 21CF. 21CF will survive the initial merger as a wholly owned subsidiary of Disney. We refer to the effective time of the initial merger as the first effective time.

Immediately following the first effective time, the initial surviving corporation will merge with and into LLC Sub. LLC Sub will survive the subsequent merger as a wholly owned subsidiary of Disney, which we refer to as the final surviving entity. We refer to the effective time of the subsequent merger as the second effective time. We refer to the initial merger and the subsequent merger collectively as the mergers.

At the first effective time, each share of 21CF common stock issued and outstanding immediately prior to the first effective time (other than (i) excluded shares, or (ii) hook stock shares, which will be exchanged for Disney stock as described below) will be exchanged for the merger consideration. The merger consideration will consist of a number of validly issued, fully paid and non-assessable shares of Disney common stock equal to the exchange ratio. The exchange ratio will be calculated as follows:

exchange ratio = 0.2745 + [(the equity adjustment amount) ÷ $190,857,018,174].

The equity adjustment amount represents the dollar amount by which the final estimate of the transaction tax at closing differs from the $8.5 billion estimate of the transaction tax that was used to set the initial exchange ratio, net of the cash payment, if any, and is calculated as follows:

equity adjustment amount = ($8.5 billion) - (the amount of the transaction tax) - (the amount of the cash payment, if any).

The calculation of the exchange ratio divides the equity adjustment amount by $190,857,018,174 in order to calculate the portion of the equity adjustment amount to be borne by each share of 21CF common stock. $190,857,018,174 represents $102, the reference price per share of Disney common stock used to calculate the initial exchange ratio, multiplied by 1,871,147,237, the number of fully diluted shares of 21CF common stock as of the close of business on December 13, 2017. The $102 reference price per share of Disney common stock represents the volume-weighted average price of Disney common stock over the 30-trading day period from October 20, 2017 to December 1, 2017.

The transaction tax is an amount that will be estimated by Disney and 21CF to equal the sum of (a) spin taxes, (b) an amount in respect of divestiture taxes, as described in further detail in the section entitled “The Combination Merger Agreement—Tax Matters—Divestiture Taxes” beginning on page 185 of this joint proxy statement/prospectus and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business from and after December 13, 2017 through the closing of the transactions, but only to the extent such taxes exceed an amount of cash, which will not be less than zero, equal to the New Fox cash amount, as described in further detail in the section entitled “The Combination Merger Agreement—Separation” beginning on page 160 of this joint proxy statement/prospectus. See the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 184 of this joint proxy statement/prospectus for a more detailed discussion of the transaction tax calculation.

As described below under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation”, it is likely that the final estimate of tax liabilities taken into account will differ materially from $8.5 billion, which was used to set the initial exchange ratio. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. Because of the exchange ratio adjustment, the number of shares of Disney common stock that 21CF stockholders will receive in the initial merger cannot be determined until immediately prior to completion of the initial merger. See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

Each hook stock share will be exchanged automatically for a fraction of a share of Disney series B convertible preferred stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment) divided by 10,000 or, if the Disney board so elects in its sole discretion, a number of shares of Disney common stock equal to the exchange ratio (after giving effect to the exchange ratio adjustment). The hook stock shares comprise 123,687,371 shares of 21CF class A common stock and 356,993,807 shares of 21CF class B common stock. Assuming no exchange ratio adjustment, the hook stock shares would be exchanged for approximately 13,195 shares of Disney series B convertible preferred stock or, if the Disney board, at any time prior to the closing of the initial merger, so elects in its sole discretion, approximately 131,946,983 shares of Disney common stock. Because such shares of Disney stock will be owned by wholly-owned subsidiaries of Disney following the initial merger, such shares of Disney stock will be treated as treasury shares for legal and accounting purposes and will not be entitled to vote. Accordingly, the issuance of such shares to the holders of the hook stock shares in the initial merger will have no dilutive effect on the holdings of Disney’s public stockholders nor will it affect their voting rights.

Organizational Documents; Officers

The Certificate of Incorporation; the Bylaws

At the first effective time, the certificate of incorporation of the initial surviving corporation will be amended and restated so as to read in its entirety as the certificate of incorporation of Corporate Sub in effect immediately prior to the first effective time, except that references to the incorporator will be removed, until thereafter amended as provided therein or by applicable law.

Also at the first effective time, the bylaws of the initial surviving corporation will be amended and restated so as to read in their entirety as the bylaws of Corporate Sub in effect immediately prior to the first effective time, until thereafter amended as provided therein or by applicable law.

Directors

The directors of Corporate Sub immediately prior to the first effective time will, from and after the first effective time, be the directors of the initial surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the initial surviving corporation’s certificate of incorporation and bylaws.

Officers

The officers of Corporate Sub immediately prior to the first effective time will, from and after the first effective time, be the officers of the initial surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the initial surviving corporation’s certificate of incorporation and bylaws.

Treatment of 21CF Equity Compensation Awards in the Transactions

Treatment of Equity Awards in Connection with the Separation

Shortly prior to the time of the distribution, all outstanding 21CF equity awards will be converted and adjusted in accordance with the separation principles. The separation principles provide that (i) 21CF equity awards scheduled to vest in 2019, as well as 21CF equity awards held by non-employee directors or former employees of 21CF, will be accelerated and paid out in shares of 21CF class A common stock, and will be treated in the same way as other holders of outstanding shares of 21CF class A common stock at the first effective time and (ii) 21CF equity awards scheduled to vest in 2020 and subsequent years, other than the Retention RSU grant (as further described below in the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus) (A) will convert into equity awards of New Fox for employees who are employed by New Fox and (B) will remain equity awards of 21CF for employees who are not employed by New Fox, and, in each case, will be adjusted to account for the distribution and be subject only to service based vesting conditions and no longer subject to achievement of applicable performance goals. Fifty percent of the awards outstanding under the Retention RSU grant will be paid out in shares of 21CF class A common stock, and will be treated in the same way as other holders of outstanding shares of 21CF class A common stock at the first effective time, and the remaining 50% of the Retention RSU grant will be converted into both 21CF restricted stock units and New Fox restricted stock units.

Treatment of 21CF Performance Stock Units

Following the distribution-related adjustment and at the first effective time, each outstanding 21CF performance stock unit award, which we refer to as 21CF PSU Awards, that is referenced in (ii)(B) of the preceding paragraph, will be converted into an award of Disney restricted stock units subject to generally the same terms and conditions as were applicable to such 21CF PSU awards immediately prior to the first effective time (except that such Disney restricted stock units will be subject only to service based vesting conditions and no longer subject to achievement of applicable performance goals), with respect to a number of shares of Disney common stock (rounded up to the nearest whole share) determined by multiplying (A) the number of shares of 21CF class A common stock subject to each 21CF PSU award based on the target level of performance by (B) the exchange ratio. Each such Disney restricted stock unit will vest at the same time as the vesting date of the applicable 21CF PSU award based on continued service with Disney following the initial merger.

Treatment of 21CF Retention Restricted Stock Units

Following the distribution-related adjustment and at the first effective time, each outstanding award under the Retention RSU grant that remains an award of 21CF restricted stock units will be converted into Disney restricted stock units subject to generally the same terms and conditions as were applicable to such Retention RSU grant award immediately prior to the first effective time, with respect to a number of shares of Disney common stock (rounded up to the nearest whole share) determined by multiplying (A) the number of shares of 21CF class A common stock subject to each Retention RSU grant award that remains an award of 21CF restricted stock units by (B) the exchange ratio. Each such Disney restricted stock unit will vest based on continued service with Disney for employees who are employed by Disney following the initial merger and on continued service with New Fox for employees who are employed by New Fox following the initial merger.

Exchange and Payment Procedures

At the first effective time, Disney will deposit with the exchange agent a number of shares of Disney stock comprising the aggregate merger consideration to which 21CF stockholders (other than holders of excluded shares) will become entitled. After the first effective time, on the appropriate payment date, if applicable, Disney will deposit with the exchange agent the amount of any dividends or other distributions payable on shares of Disney common stock issued pursuant to the initial merger with a record and payment date after the first effective time and prior to the surrender of such shares and cash in lieu of fractional shares payable.

Promptly (and in any event within four business days or at such other time as may be agreed by 21CF, Disney and the exchange agent) after the first effective time, Disney will cause the exchange agent to mail a letter of transmittal to each holder of record of a certificate representing shares of 21CF common stock (other than excluded shares) exchanged pursuant to the combination merger agreement. The letter of transmittal will advise the holder of the effectiveness of the initial merger and the conversion of the holder’s 21CF common stock into the merger consideration and specify that risk of loss and title to the shares of 21CF common stock will pass only upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent and will provide instructions for use in effecting the surrender of share certificates in exchange for payment of the merger consideration. Prior to causing the exchange agent to mail the letter of transmittal, Disney will give 21CF a reasonable opportunity to review and comment on such letter of transmittal and will consider in good faith all reasonable additions, deletions or changes suggested by 21CF.

Upon the delivery of a certificate (or affidavit of loss) to the exchange agent, the holder of such certificate will be credited in the stock ledger and other appropriate books and records of Disney the number of shares of Disney stock for which such holder’s shares of 21CF common stock were exchanged and sent any cash in lieu of fractional shares and any dividends or other distributions in respect of the Disney common stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on any cash.

Holders of shares of 21CF common stock that are not registered in 21CF’s transfer record will not be entitled to receive the merger consideration unless and until the certificate formerly representing such shares is presented to the exchange agent, along with documents evidencing such transfer and the payment of applicable stock transfer taxes.

If any shares of Disney stock are to be credited to a name not matching that of its certificate, the holder requesting such credit must pay any required stock transfer or other taxes, or must establish to Disney or the exchange agent that such taxes have been paid or are not applicable.

For holders of uncertificated shares of 21CF common stock, promptly after the first effective time, Disney will cause the exchange agent to (i) mail to each holder of uncertificated shares of 21CF common stock (other than excluded shares) materials advising such holder of the effectiveness of the initial merger and the conversion of its shares into the merger consideration, (ii) credit in the stock ledger and other appropriate books and records of Disney to each holder of uncertificated shares the number of shares of Disney stock for which such holder’s shares of 21CF common stock were exchanged and (iii) mail a check for cash in lieu of fractional shares in respect of such uncertificated shares and any dividends and other distributions in respect of the Disney stock to be credited or paid (after giving effect to any required tax withholdings).

Distributions with Respect to Unexchanged Shares; Voting

All shares of Disney stock issued pursuant to the initial merger will be issued and outstanding as of the first effective time. Whenever a divided or other distribution is declared by Disney in respect of Disney common stock and the record date of such dividend or distribution is after the first effective time, that declaration will include dividends or other distributions in respect of all shares of Disney common stock issued in the initial merger (except for any Disney common stock issued with respect to the hook stock shares, if the Disney board elects to issue Disney common stock instead of Disney series B convertible preferred stock and Disney stockholders approve the Disney charter amendment). Until holders of certificates previously representing shares of 21CF common stock have surrendered their share certificates to the exchange agent, those holders will not receive dividends or distributions on the shares of Disney common stock into which those shares have been exchanged with a record date after the first effective time. Subject to applicable law, when holders surrender their share certificates, they will be credited, without interest, (i) the amount of dividends or other distributions with a record date after the first effective time theretofore payable with respect to such shares of Disney common stock and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Disney common stock with a record date after the first effective time with a payment date subsequent to such surrender.

Registered holders of unsurrendered certificates representing shares of 21CF common stock (other than in respect of the hook stock shares) will be entitled to vote after the first effective time at any meeting of Disney stockholders with a record date at or after the first effective time the number of shares of Disney common stock that are entitled to vote and represented by such certificates, regardless of whether such holders have exchanged their certificates.

No Transfers Following the First Effective Time

After the first effective time, the stock transfer books of 21CF will be closed and there will be no further registration of transfers of the shares of 21CF common stock that were outstanding immediately prior to the first effective time.

Fractional Shares

Other than in respect of the hook stock shares, if applicable, no fractional shares of Disney common stock will be issued, and any holder of shares of 21CF common stock who would have been entitled to receive a fractional share of Disney common stock but for this provision will instead be entitled to receive a cash payment in lieu thereof. The value of such cash payment will be calculated by the exchange agent and will represent the holder’s proportionate interest in a share of Disney common stock based on the average of the volume weighted averages of the trading price of Disney common stock on the NYSE on each of the 15 consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the initial merger. If holders of the hook stock shares are entitled to receive as part of the merger consideration fractional shares of Disney stock, such holders will be issued fractional shares.

Termination of Exchange Fund

Any certificates representing shares of Disney stock and any funds that had been made available to the exchange agent for the payment of the merger consideration (including dividends and other distributions paid by Disney after the first effective time) which have not been disbursed to holders of shares of 21CF common stock for 180 days after the first effective time will be delivered to Disney. Thereafter, former holders of shares of 21CF common stock (other than excluded shares) will be entitled to look only to Disney for the payment of any merger consideration (or dividends or distributions with respect thereto, as contemplated by the combination merger agreement), without any interest thereon. None of the initial surviving corporation, final surviving entity, Disney, the exchange agent or any other person will be liable to any former holder of shares of 21CF common stock for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar law. To the fullest extent permitted by law, immediately prior to the date any merger consideration would escheat to or become the property of a governmental entity, such merger consideration will become the property of the final surviving entity.

Lost, Stolen or Destroyed Share Certificates

If a certificate representing shares of 21CF common stock has been lost, stolen, mutilated or destroyed, then, before a 21CF stockholder will be entitled to receive the merger consideration (or dividends or distribution with respect thereto), the holder will need to deliver an affidavit of that fact and, if required by Disney, a bond (in such amount as is customary and on such terms as may be required by Disney) as indemnity against any claim that may be made against Disney, the exchange agent or the final surviving entity on account of the alleged loss, theft, mutilation or destruction of such share certificate.

Withholding Rights

Disney, each of the Merger Subs and the exchange agent will each be entitled to deduct and withhold any required taxes from any amount otherwise payable pursuant to the combination merger agreement and pay over such withheld amount to the appropriate governmental entity. Any amount so withheld and paid over to or deposited with the applicable governmental entity will be treated for all purposes of the combination merger agreement as having been paid to the person in respect of whom the deduction and withholding was made.

Adjustments to Prevent Dilution

In the event that, prior to the first effective time, either 21CF or Disney changes the number of shares of 21CF common stock or Disney stock, as the case may be, issued and outstanding, or if 21CF changes the number of securities convertible or exchangeable into or exercisable for any shares of 21CF common stock, as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration. No such adjustment will be made as a result of the distribution, the stock split or the other transactions contemplated by the combination merger agreement.

Representations and Warranties

The combination merger agreement contains customary and, in certain cases, substantially reciprocal representations and warranties by 21CF and Disney that are subject, in some cases, to specified exceptions and qualifications contained in the combination merger agreement or in the disclosure schedules delivered by 21CF and Disney to each other in connection with the combination merger agreement.

These representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business;

•	capital structure;

•	the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate 21CF, Disney or any of their respective subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of 21CF, Disney or any of their respective subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from 21CF, Disney or any of their respective subsidiaries, any equity securities of 21CF, Disney or any of their respective subsidiaries, and no securities or obligations of 21CF, Disney or any of their respective subsidiaries evidencing such rights are authorized, issued or outstanding;

•	the absence of outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of 21CF or Disney on any matter;

•	corporate authority and approval relating to the execution, delivery and performance of the combination merger agreement and the other transaction documents;

•	governmental filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods, or authorizations necessary to complete the transactions;

•	the absence of a breach or violation of, or a default under, governing documents;

•	the absence of a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a lien on any of the assets of Disney, 21CF or any of their respective subsidiaries pursuant to any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, which we refer to in this section collectively as contracts, binding on Disney, 21CF or any of their respective subsidiaries or under any law or order of or license granted by a governmental entity to which Disney, 21CF or any of their respective subsidiaries is subject;

•	the absence of any change in the rights or obligations under contracts to which Disney, 21CF or any of their respective subsidiaries is a party;

•	filings with the SEC;

•	compliance with listing and corporate governance rules and regulations;

•	compliance with disclosure controls and procedures required under the Exchange Act;

•	consolidated financial statements;

•	since June 30, 2017 with respect to 21CF and September 30, 2017 with respect to Disney, the absence of a “material adverse effect” and the conduct by 21CF and Disney of their respective businesses in the ordinary course consistent with past practice in all material respects and the absence of certain other changes or events;

•	the absence of civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the knowledge of Disney or 21CF, threatened against Disney, 21CF or any of their respective subsidiaries;

•	the absence of certain undisclosed liabilities;

•	the absence of certain judgments, orders, writs, injunctions, decrees, awards, stipulations or settlements to which either Disney, 21CF or any of their respective subsidiaries is a party;

•	compliance with applicable laws;

•	takeover statutes;

•	tax matters, including representations that neither Disney nor 21CF has taken any action or knows of any fact that could reasonably be expected to prevent (i) Disney from receiving the hook stock legal comfort (described in further detail under “Tax Matters—Hook Stock”) or (ii) the distribution or the mergers from qualifying for the intended tax treatment (defined and described in further detail under “Tax Matters—Intended Tax Treatment”); and

•	broker’s and finder’s fees.

The combination merger agreement also contains additional representations and warranties by 21CF relating to the following:

•	21CF’s ownership interest in each of its subsidiaries and the ownership interest of 21CF and its subsidiaries in the capital stock or equity interests of certain other persons;

•	the receipt by the 21CF board of the opinion of 21CF’s financial advisor;

•	employee benefits;

•	labor matters;

•	material contracts;

•	environmental matters;

•	intellectual property matters;

•	content distribution;

•	insurance policies; and

•	title to, and sufficiency of, assets.

The combination merger agreement also contains additional representations and warranties by Disney relating to required contributions to the Disney pension plans.

Some of the representations and warranties contained in the combination merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on either 21CF or Disney).

A material adverse effect means, with respect to either 21CF or Disney, (A) an effect that would prevent, materially delay or materially impair the ability of such party and its subsidiaries to consummate the transactions or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the retained business, taken as a whole, or Disney and its subsidiaries, taken as a whole, as applicable, but excluding any such effect resulting from or arising in connection with the following, which we refer to as the material adverse effect exceptions:

•	changes in, or events generally affecting, the financial, securities or capital markets, although a material adverse effect will exist to the extent such effect has a materially disproportionate adverse effect on the retained business, taken as a whole, or Disney and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries, the retained business or Disney and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	general economic or political conditions in the United States or any foreign jurisdiction in which the retained business or Disney or any of its subsidiaries, as applicable, operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, although a material adverse effect will exist to the extent such effect has a materially disproportionate adverse effect on the retained business, taken as a whole, or Disney and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries the retained business or Disney and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	changes in, or events generally affecting, the industries in which the retained business or Disney or any of its subsidiaries, as applicable, operate, although a material adverse effect will exist to the extent such effect has a materially disproportionate adverse effect on the retained business, taken as a whole, or Disney and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries the retained business or Disney and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), although a material adverse effect will exist to the extent such effect has a materially disproportionate adverse effect on the retained business, taken as a whole, or Disney and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries the retained business or Disney and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any failure by the retained business or Disney or any of its subsidiaries, as applicable, to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, although this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure (if not falling within any of the other material adverse effect exceptions) has resulted in, or contributed to, a material adverse effect;

•	a decline in the price, or change in the trading volumes, of the shares of 21CF common stock on Nasdaq or of Disney common stock on the NYSE, as applicable, although this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline or change (if not falling within any of the other material adverse effect exceptions) has resulted in, or contributed to, a material adverse effect;

•

any changes in law, although a material adverse effect will exist to the extent such effect has a materially disproportionate adverse effect on the retained business, taken as a whole, or Disney and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries the retained business or Disney and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any changes in U.S. GAAP (or authoritative interpretation of U.S. GAAP), although a material adverse effect will exist to the extent such effect has a materially disproportionate adverse effect on the retained business, taken as a whole, or Disney and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries the retained business or Disney and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the transaction documents, including any permitted restrictions;

•	the announcement or pendency (but not the completion) of the transactions, including the associated impacts on the relationships with customers, suppliers, distributors, partners or employees, although this exception will not apply with respect to material adverse effect qualifiers applied to certain specified representations and warranties; or

•	solely for purposes of a material adverse effect with respect to 21CF, any failure of a Sky acquisition to be consummated or any other failure of 21CF to acquire any shares of Sky or any actions taken by 21CF to comply with a remedy imposed by, or reasonably expected to be imposed by, a governmental entity, by order, consent decree, hold separate order, trust or otherwise with respect to a Sky acquisition, which we refer to as a Sky event.

Conduct of Businesses of 21CF and its Subsidiaries Prior to Completion of the Transaction

21CF has agreed that, subject to certain exceptions or unless Disney approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the combination merger agreement and the first effective time, 21CF will use its reasonable best efforts to conduct the retained business in the ordinary course of business consistent with past practice, and 21CF and each of its subsidiaries will, solely to the extent related to the retained business and subject to certain restrictions, use commercially reasonable efforts to preserve the organization of the retained business and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with the retained business (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers) and keep available the services of the present employees and agents of 21CF and its subsidiaries.

21CF also has agreed that, subject to certain exceptions or unless Disney approves in writing (such approval not to be unreasonably withheld, conditioned or delayed, and which determination shall take into account the overview of 21CF, which was provided to Disney prior to the date of the combination merger agreement, which we refer to as the 21CF overview presentation), between the date of the combination merger agreement and the first effective time, 21CF and its subsidiaries will not:

•	except with respect to New Fox and the New Fox subsidiaries, amend its governing documents; split, combine, subdivide or reclassify its outstanding shares of capital stock; declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for normal semiannual cash dividends on the 21CF common stock); enter into any agreement with respect to the voting of its capital stock; or purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate;

•	except as expressly required by any benefit plan as in effect on the date of signing the combination merger agreement: establish, adopt, amend or terminate any material benefit plan or amend any outstanding equity-based awards other than for purposes of replacing, renewing or extending a broadly applicable material benefit plan in the ordinary course of business consistent with past practice without materially increasing costs; grant transaction or retention bonuses to any director, officer, employee or other service provider of 21CF or its subsidiaries; increase compensation or benefits of any director, officer or employee of 21CF or its subsidiaries, except in the ordinary course of business consistent with past practice with respect to certain increases for certain senior employees and any ordinary course increases for other employees of 21CF or its subsidiaries; increase severance or termination payments or benefits payable to any director, officer, employee or other service provider of 21CF or its subsidiaries; take action to accelerate the vesting or payment of compensation or benefits under any benefit plan (including any equity-based awards); change any actuarial or other assumptions used to calculate funding obligations or change the basis to determine contributions with respect to any benefit plan; forgive loans to directors, officers or employees of 21CF or its subsidiaries;

•	incur any indebtedness or issue any warrants or other rights to acquire any indebtedness;

•	with respect to the retained business, other than acquisitions of businesses and other than with respect to film and television production and programming, make or commit to any capital expenditures other than in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or if the portion of which that is not covered by insurance is less than $100 million) or in the ordinary course of business consistent with past practice and in the aggregate not in excess of 120% of the amounts reflected in 21CF’s capital expenditure budget for 2017, 2018 and 2019;

•	with respect to the retained business, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien on or otherwise dispose of any material intellectual property;

•	except with respect to New Fox and the New Fox subsidiaries, issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares;

•	with respect to the retained business, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien on or otherwise dispose of any properties or assets (other than intellectual property, which is subject to the restriction above) with a fair market value in excess of $50 million individually if the transaction is not in the ordinary course or $100 million individually in any event;

•	with respect to the retained business, other than capital expenditures made in accordance with the restriction above and other than with respect to film and television programming or video game production, spend or commit to spend amounts in excess of $25 million if the transaction is not in the ordinary course of business and $50 million in any event or $50 million individually or $200 million in the aggregate in any year, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise, provided that neither 21CF nor any of the retained subsidiaries will make any acquisition that would, or would reasonably be expected to, prevent, materially delay or materially impair the completion of the transactions;

•	other than capital expenditures made in accordance with the above and other than purchases and licenses of film and television and production programming exclusively in respect of the New Fox business, spend or commit to spend on purchases and licensing of film and television production and programming (including sports rights) from third parties or video game production in excess of $350 million if the transaction is not in the ordinary course and $750 million in any event;

•	make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation of GAAP) or by applicable law;

•	except as required by applicable law, make or change any material tax election; make any material change with respect to any method of tax accounting; amend any material or U.S. federal income tax return; or settle or resolve any controversy that relates to a material amount of taxes;

•	enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of the combination merger agreement, or start to conduct a line of business in any geographic area where it is not conducted as of the date of the combination merger agreement, other than reasonable extensions to geographic areas where such business line is conducted as of the date of the combination merger agreement (provided that such entry or expansion would not require the receipt or transfer of any license that is material to the conduct of the retained business issued by the FCC, a non-U.S. governmental entity regulating the provision of broadcasting or audio-video media services or by any other governmental entity to provide and/or own, operate or install broadcasting and/or audio-video media services, excluding, in each case, any RemainCo communications licenses if issued or granted prior to the date of the combination merger agreement and would not reasonably be expected to prevent, materially delay or materially impair the ability of 21CF, Disney or the Merger Subs to complete the transactions on a timely basis);

•	except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a RemainCo communications license or license that would constitute a RemainCo communications license if issued or granted prior to the date of the combination merger agreement or in any foreign country that would require the receipt or transfer of a material license;

•	except with respect to New Fox and any New Fox subsidiary, other than with respect to film and television production and programming (including sports rights) with third parties or video game production, make any loans, advances or capital contributions to, or investments in, any person in excess of $25 million if the transaction is not in the ordinary course and $150 million in any event;

•	other than for certain specified exceptions, amend or modify in any material respect, or terminate (where the determination is unilateral by 21CF or its subsidiary) any material contract (other than amendments or modifications that are substantially consistent with past practice or that are not adverse to 21CF and its subsidiaries in any material respect and terminations upon the expiration of the contract) or waive, release or assign any material rights, claims or benefits under any material contract, enter into any contract that would have been a material contract had it been entered into prior to the date of the combination merger agreement (other than certain types of material contracts, the entry into which is not permitted) unless such contract is on terms substantially consistent with, or on terms more favorable to it (and to Disney and its subsidiaries following the completion of the transactions) than, either a contract it is replacing or a form of such material contract made available to Disney prior to the date of the combination merger agreement or relates exclusively to the New Fox business or enter into certain types of contracts that would have been material contracts had they been entered into prior to the date of the combination merger agreement or renew or extend certain types of material contracts;

•	with respect to the retained business, settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a governmental entity, except such actions are permitted if the amount of the settlement is $25 million or less individually or $75 million or less in the aggregate and such settlement does not involve any injunctive or equitable relief that is not de minimis or impose restrictions on the business activities of 21CF and its retained subsidiaries or Disney and its subsidiaries that is not de minimis, or if the settlement relates to taxes;

•	with respect to the retained business, enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business consistent with best practice;

•	enter into any contract that, after the first effective time, obligates or purports to obligate Disney or any of its subsidiaries (other than 21CF and the retained subsidiaries) to grant licenses to any intellectual property;

•	with respect to the retained business, enter into any affiliation agreement that is not consistent with certain terms agreed between the parties and set out in the disclosure schedule delivered by 21CF to Disney in connection with the execution of the combination merger agreement;

•	enter into any contract that involves 21CF or any retained subsidiary, on the one hand, and any New Fox subsidiary, on the other hand (whether or not involving any other third party) that is not on arm’s-length terms with respect to the retained business, other than contracts that will not survive after the first effective time and contracts for which the underlying economics are contemplated by the 21CF overview presentation; or

•	agree, resolve or commit to do any of the foregoing actions.

21CF agreed that it and its subsidiaries will not, without the prior written consent of Disney, exercise any buy-sell rights with respect to any joint venture or partnership that has a fair market value in excess of $25 million, and 21CF and its subsidiaries will consult in good faith with Disney prior to taking any material action in response to the exercise of any buy-sell rights with respect to any joint venture or partnership with a fair market value in excess of $25 million.

Conduct of Business of Disney Prior to Completion of the Transaction

Disney has agreed that, subject to certain exceptions or unless 21CF approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the combination merger agreement and the first effective time:

•	Disney will not amend its governing documents in any manner that would prohibit or hinder, impede or delay in any material respect the transactions, although it may amend its certificate of incorporation to increase the authorized number of shares of any class or series of capital stock or to create a new series of capital stock;

•	Disney will not declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than normal semiannual cash dividends on its common stock consistent with past practice (including increases consistent with past practice) and dividends and distributions with a record date after the first effective time;

•	Disney will not, and will not permit any of its subsidiaries to, acquire another business or merge or consolidate with any other person or enter into any binding share exchange, business combination or similar transaction with another person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, prevent, materially delay or materially impair the completion of the transactions; and

•	Disney will not agree, resolve or commit to do any of the foregoing.

No Solicitation or Negotiation of Acquisition Proposals

The combination merger agreement provides that neither 21CF nor Disney, nor any of their respective subsidiaries nor any of their respective officers, directors and employees will, and each of 21CF and Disney will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	engage or otherwise participate in any discussions or negotiations relating to any acquisition proposal or to any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	provide any information or data to any person in connection with any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The combination merger agreement provides that an acquisition proposal with respect to 21CF means (i) any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving 21CF or any of its subsidiaries which is structured to result in such person or group of persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of 21CF’s consolidated total assets (including equity securities of its subsidiaries) (using the consolidated total assets of the retained business as the denominator for the purpose of calculating such percentage) or 20% or more of any class of 21CF’s equity interests and (ii) any acquisition by any person or group of persons (or their stockholders) resulting in, or proposal or offer, which if consummated would result in, any person or group of persons (or their stockholders) obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of 21CF or 20% or more of 21CF’s consolidated total assets (including equity securities of its subsidiaries) (using the consolidated total assets of the retained business as the denominator for the purpose of calculating such percentage), in each case other than the transactions.

The combination merger agreement also provides that an acquisition proposal with respect to Disney means (i) any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Disney or any of its subsidiaries which is structured to result in such person or group of persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of Disney’s consolidated total assets (including equity securities of its subsidiaries) or any class of Disney’s equity interests and which is expressly conditioned on the transactions not being consummated, and (ii) any acquisition by any person or group of persons (or their stockholders) resulting in, or proposal or offer, which if consummated would result in, any person or group of persons (or their stockholders) obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of Disney or 20% or more of Disney’s consolidated total assets (including equity securities of its subsidiaries), in each case other than the transactions, and which is expressly conditioned on the transactions not being consummated.

Existing Discussions or Negotiations

The combination merger agreement provides that each of 21CF and Disney will, and will cause its respective subsidiaries to, use its reasonable best efforts to cause its representatives to immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to the date of the combination merger agreement with respect to any acquisition proposal, or proposal that would reasonably be expected to lead to an acquisition proposal. Each of 21CF and Disney also agreed to promptly inform the persons referred to in the preceding sentence of its obligations and to promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an acquisition proposal to return or destroy all confidential information concerning it or any of its subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

Fiduciary Exception

Prior to the time, but not after, the 21CF stockholder approval or the Disney stockholder approval, as applicable, is obtained, each of 21CF and Disney may do any of the following in response to an unsolicited, bona fide written acquisition proposal made after the date of the combination merger agreement:

•	contact the person who made such acquisition proposal and its representatives solely to clarify the terms and conditions thereof;

•	if the 21CF board or the Disney board, as applicable, has determined in good faith after consultation with outside legal counsel that (A) based on the information available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, the unsolicited acquisition proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to result in a superior proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:

•	provide access to information regarding it or any of its subsidiaries in response to a request to the person who made such acquisition proposal and such person’s representatives, provided that such information has previously been, or is substantially concurrently, made available to the other party and that, prior to furnishing any such non-public information, it receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between 21CF and Disney, which we refer to as the 21CF-Disney confidentiality agreement (it being understood that such confidentiality agreement need not contain a standstill or similar obligations to the extent that the party receiving such acquisition proposal releases the other party, concurrently with the entry by the party receiving such acquisition proposal or its subsidiaries into such confidentiality agreement, from any standstill or similar obligations in the 21CF-Disney confidentiality agreement), provided, further, that if the person making such acquisition proposal is a competitor of the party receiving such acquisition proposal and its subsidiaries, such party will not provide information that in the good faith determination of such party constitutes commercially sensitive non-public information to such person in connection with such permitted actions other than in accordance with a clean room or other similar procedures designed to limit any potential adverse effect on the party from sharing such information;

•	engage or participate in any discussions or negotiations with any such person and its representatives regarding such acquisition proposal; and

•	refer any inquiring person to this provision.

The combination merger agreement provides that a superior proposal with respect to either 21CF or Disney means an unsolicited, bona fide acquisition proposal with respect to such party made after the date of the combination merger agreement that would result in a person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of 60% or more of such party’s consolidated total assets or more than 50% of the total voting power of the equity securities of such party or the successor person of such party, that such party’s board has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person or group of persons making the proposal, and, if consummated, would result in a transaction more favorable to such party’s stockholders from a financial point of view than the transactions (after taking into account any revisions to the terms of the transactions and the time likely to be required to consummate such acquisition proposal).

Notice

Each of 21CF and Disney will promptly notify the other if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested in connection with any acquisition proposal from, or any discussions or negotiations with respect to an acquisition proposal are sought to be initiated or continued with, it, its subsidiaries or any of their respective representatives. In any such notice, such party will indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and must continue to keep the other party informed, on a reasonably current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in such party’s intentions as previously notified.

No Change in Recommendation or Alternative Acquisition Agreement

Subject to certain exceptions described below, each of the 21CF board and the Disney board, and each committee of the respective boards, may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the other party (1) in the case of 21CF, the 21CF recommendation, or (2) in the case of Disney, the Disney recommendation (in each case, it being understood that if any acquisition proposal structured as a tender or exchange offer is commenced, the applicable party’s board failing to recommend against acceptance of such tender or exchange offer by such party’s stockholders within 10 business days after commencement thereof pursuant to Rule 14d-2 of the Exchange Act will be considered a modification adverse to the other party);

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, an alternative acquisition agreement relating to any acquisition proposal; or

•	cause or permit 21CF or Disney or any of their respective subsidiaries, as applicable, to enter into an alternative acquisition agreement.

Fiduciary Exception

However, at any time before the 21CF stockholder approval or the Disney stockholder approval, as applicable, is obtained, the 21CF board or the Disney board may:

•	make a change in recommendation in connection with an acquisition proposal if:

•	the acquisition proposal did not result from or in connection with a material breach of the combination merger agreement and such acquisition proposal is not withdrawn; and

•	the applicable party’s board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that (A) such acquisition proposal constitutes a superior proposal and (B) the failure to take such action would be inconsistent with the respective directors’ fiduciary duties under applicable law;

•	make a change in recommendation other than in connection with an acquisition proposal if the applicable party’s board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the respective directors’ fiduciary duties under applicable law; and/or

•	terminate the combination merger agreement and concurrently cause such party to enter into an alternative acquisition agreement providing for a superior proposal that did not result from or in connection with a material breach of the combination merger agreement, which termination we refer to as a 21CF superior proposal termination event or a Disney superior proposal termination event, as applicable.

However, the 21CF board and the Disney board may not make a change in recommendation and/or effect a 21CF superior proposal termination event or a Disney superior proposal termination event, as applicable, until after at least five business days following the other party’s receipt of written notice from such party advising that such party’s board intends to take such action and the basis for doing so (which notice will include a copy of any such superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the development or change in connection with which such party’s board has given such notice). After providing such notice and prior to effecting a change in recommendation and/or 21CF superior proposal termination event or Disney superior proposal termination event:

•	such party must, during such five business day period, negotiate in good faith with the other party and its representatives, to the extent the other party wishes to negotiate, with respect to any revisions to the terms of the transactions contemplated by the combination merger agreement proposed by the other party; and

•	in determining whether it may still under the terms of the combination merger agreement make a change in recommendation and/or effect a 21CF superior proposal termination event or a Disney superior proposal termination event, such party’s board must take into account any changes to the terms of the combination merger agreement proposed by the other party and any other information provided by the other party in response to such notice during such five business day period.

Any amendment to the financial terms or conditions or other material terms of any acquisition proposal will be deemed to be a new acquisition proposal except that the five business day notice period for such new acquisition proposal will be three business days. Subject to its right to change its recommendation described above, the 21CF board and the Disney board have agreed to recommend to their respective stockholders that, in the case of 21CF, they adopt the combination merger agreement and the distribution merger agreement and approve the 21CF charter amendments and, in the case of Disney, they approve the stock issuance, and to include such recommendations in this joint proxy statement/prospectus. 21CF and Disney have also each agreed to use its reasonable best efforts to obtain and solicit such adoption or approval.

Limits on Release of Standstill and Confidentiality

From the date of the combination merger agreement until, in the case of 21CF, the first effective time, and, in the case of Disney, the Disney stockholder approval is obtained, each of 21CF and Disney have agreed not to terminate, amend, modify or waive any provision of any standstill or similar obligation to which such party or any of its subsidiaries is a party and to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. However, 21CF and Disney will be permitted to terminate, amend, modify or waive any provision of any standstill or similar obligation of any person if the 21CF board or the Disney board, as applicable, determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable law, as long as such party promptly advises the other party that it is taking such action and the identity of the party or parties with respect to which it is taking such action. In addition, either party may permit a person to orally request the waiver of a standstill or similar obligation.

Certain Permitted Disclosure

Nothing in the combination merger agreement will prevent 21CF or Disney from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an acquisition proposal, provided that this right will not be deemed to permit 21CF, Disney or their respective boards to effect a change in recommendation except in accordance with the requirements of the combination merger agreement.

Stockholders Meeting

Each of 21CF and Disney is required to use its reasonable best efforts to convene and hold a special meeting of their respective stockholders to consider and vote on, in the case of 21CF, the adoption of the combination merger agreement and the distribution merger agreement and approval of the 21CF charter amendments, and, in the case of Disney, the approval of the stock issuance, not more than 45 days after the registration statement on Form S-4 by Disney in respect of the shares of Disney common stock to be issued in the initial merger, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC. Each of 21CF and Disney may postpone or adjourn its respective meeting if, on a date preceding the date on which such special meeting is scheduled, it reasonably believes that it will not receive proxies representing the 21CF requisite vote or the Disney requisite vote, as applicable, or it will not have enough shares represented to constitute a quorum at such special meeting. Each of 21CF and Disney may postpone or adjourn its respective special meeting one or more times up to an aggregate postponement and/or adjournment of 15 calendar days. In addition, each of 21CF and Disney may postpone or adjourn its respective special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that it has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by their respective stockholders prior to such special meeting.

Each of 21CF and Disney is also required to use its reasonable best efforts to hold the 21CF stockholders meeting and the Disney stockholders meeting at the same time and on the same date as the other party.

Regulatory Approvals

21CF and Disney have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the transactions prior to the termination date. In furtherance of the foregoing, Disney and 21CF have agreed to use their reasonable best efforts to:

•	prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings; and

•	obtain prior to the termination date all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions.

For a more complete discussion of the regulatory approvals required to complete the transactions and the terms of the combination merger agreement related to regulatory approvals, see the section entitled “The Transactions—Regulatory Approvals” beginning on page 155 of this joint proxy statement/prospectus.

Access to Information

Subject to certain exceptions and limitations, and upon reasonable prior notice, 21CF will afford Disney reasonable access to all of its and its subsidiaries’ employees, properties, assets, books, records and contracts, to the extent related to the retained business or the transactions, as may reasonably be requested and Disney will furnish certain information concerning the transactions to 21CF as may be reasonably requested.

Post-Closing Employee Matters

Through December 31 of the calendar year following the calendar year in which the first effective time occurs, a period we refer to as the continuation period, each 21CF employee who continues to remain employed by 21CF or one of its subsidiaries, whom we refer to as a continuing employee, will be provided (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such continuing employee immediately prior to the first effective time, (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable in the aggregate than those opportunities provided to such continuing employee immediately prior to the first effective time and (iii) other compensation and benefits, including retirement benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such continuing employee immediately prior to the first effective time. Also during the continuation period, the continuing employees will be provided severance benefits that are no less favorable than the severance benefits provided by 21CF and its subsidiaries to such employees immediately prior to the first effective time.

Disney will provide that no pre-existing conditions, exclusions or waiting periods will apply to a continuing employee under the benefit plans provided for such employee, except to the extent such condition or exclusion was applicable to such employee prior to the first effective time. With respect to the plan year during which the first effective time occurs, Disney will provide each continuing employee credit for deductibles and out-of-pocket requirements paid prior to the closing date in satisfying any applicable deductible or out-of-pocket requirements under any Disney plan in which such employee is eligible to participate following the closing date. From and after the closing date, Disney will provide credit to continuing employees for their service recognized by 21CF and its subsidiaries as of the first effective time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance benefits to the same extent and for the same purposes as such service was credited under the 21CF plans, except that such service will not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued Disney plan or portion of a Disney plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan.

If the closing occurs prior to 21CF paying annual bonuses in respect of the fiscal year in which the closing occurs, each participant in a 21CF annual cash incentive plan will receive a cash bonus based on achievement of the target level of performance, prorated based on the number of days in the performance period that elapse prior to the closing.

With respect to any 21CF employees who are, or become, subject to a collective bargaining or other agreement with a labor union or like organization, the foregoing will not apply and all compensation and benefits treatment and terms and conditions of employment afforded to such 21CF employees will be provided in accordance with such agreement.

Expenses

Subject to certain exceptions, all fees, costs and expenses incurred by any party to the combination merger agreement or on its behalf in connection with the combination merger agreement and the transactions will be paid by the party incurring such expenses, except expenses incurred in connection with the filing, printing and mailing of the registration statement on Form S-4 filed by Disney in respect of the shares of Disney common stock to be issued in the initial merger, of which this joint proxy statement/prospectus is a part, and the registration statement filed by 21CF in respect of the shares of New Fox common stock to be issued in the distribution will be shared equally by Disney and 21CF.

Indemnification and Insurance

From and after the first effective time, Disney will, to the extent the initial surviving corporation is permitted by applicable law, and will cause the initial surviving corporation to, and from and after the second effective time, the final surviving entity to, indemnify and hold harmless each present and former director and officer of 21CF determined as of the first effective time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the first effective time), arising out of the fact that such indemnified person is or was a director, officer, employee or agent of 21CF or any of its subsidiaries, or is or was serving at the request of 21CF as a director, officer, employee or agent of another person prior to the first effective time.

Prior to the first effective time, 21CF will, and if 21CF is unable to, Disney will cause the initial surviving corporation as of the first effective time, or the final surviving entity as of the second effective time, to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the first effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as 21CF’s existing policies with respect to matters existing or occurring at or prior to the first effective time, subject to certain limitation and premium thresholds.

Dividends

21CF agreed that it will coordinate with Disney regarding the declaration and payment of cash dividends on 21CF common stock so that holders of such shares do not receive regular dividends on shares of 21CF common stock and Disney common stock received in the initial merger, or fail to receive any regular dividend on shares of 21CF common stock and Disney common stock received in the initial merger, in each case, in respect of a portion of any calendar year for which a regular dividend would have otherwise been paid.

Preparation of Further Definitive Agreements

Separation Agreements and Commercial Agreements

21CF and Disney agreed to prepare and finalize a definitive separation agreement and a definitive tax matters agreement promptly following the execution of the combination merger agreement on terms that are as provided in the separation principles, the tax matters agreement principles and the combination merger agreement and, with respect to terms that are not provided in the foregoing, on terms that are customary for agreements of a similar nature.

21CF and its counsel will prepare initial drafts of the definitive commercial agreements to be entered into in connection with the distribution (for additional information regarding the commercial agreements, see the section entitled “Other Agreements” beginning on page 192 of this joint proxy statement/prospectus) promptly following the execution of the combination merger agreement on terms that are as provided in certain term sheets negotiated between 21CF and Disney prior to execution of the combination merger agreement and, with respect to terms that are not provided in such term sheets or the combination merger agreement, on economic terms consistent with the 21CF overview presentation and otherwise on terms that are customary in the industry for arrangements of a similar nature.

Each of 21CF and Disney will use reasonable best efforts and will cooperate in good faith to finalize the terms of these agreements within 150 days of the date of the combination merger agreement. If the terms are not finalized and mutually agreed by such date, the finalization of the terms will be escalated to appropriate senior executive officers of each of 21CF and Disney for resolution. If 21CF and Disney do not finalize the terms of these agreements within 180 days of the date of the combination merger agreement, 21CF and Disney will refer the disputed terms to a binding arbitration panel constituted in accordance with the combination merger agreement. 21CF and Disney are required to, and 21CF is obligated to cause New Fox to, finalize any disputed portion of any agreement referred to arbitration and execute any such agreement as promptly as practicable following the arbitrators’ decision but in no event later than the separation.

Pursuant to a Side Letter, dated May 10, 2018, which we refer to as the side letter, signed by Disney, and acknowledged and agreed by 21CF, 21CF and Disney have agreed to extend the timeline set forth in the combination merger agreement for finalizing the terms of these agreements. Each of 21CF and Disney will use reasonable best efforts and cooperate in good faith to finalize the terms of these agreements on or by 11:59 p.m. on September 30, 2018, which we refer to as the target completion date. If the terms are not finalized and mutually agreed by such date, the finalization of the terms will be escalated to appropriate senior executive officers of each of 21CF and Disney for resolution. If 21CF and Disney do not finalize the terms of these agreements within 30 days of the target completion date, 21CF and Disney will, within 60 days of the target completion date, refer the disputed terms to a binding arbitration panel constituted in accordance with the terms of the side letter and combination merger agreement.

Tax Matters

Hook Stock

21CF will cooperate with Disney and use its reasonable best efforts to minimize the amount of any tax arising from or with respect to the hook stock shares, as a result of or in connection with the transactions, which we refer to as a hook stock tax, and to consider potential transactions to eliminate all or a portion of the hook stock shares, which transactions we refer to as the hook stock elimination. Such cooperation and reasonable best efforts include providing Disney with reasonable access to personnel and information related to the hook stock shares, evaluating proposals and alternative structures to accomplish the hook stock elimination, requesting approvals or rulings from governmental entities and cooperating with Disney in such approvals or rulings or tax opinions that Disney may seek in connection with the hook stock elimination.

21CF will take any action reasonably requested in writing by Disney to effect the hook stock elimination, in which case Disney will indemnify 21CF, New Fox and their respective subsidiaries for any taxes incurred by them as a result of such action.

The parties will use reasonable best efforts to cause Disney to receive the hook stock legal comfort (described under “Conditions to Completion of the Transaction, Separation and Distribution”) and to obtain private rulings from the ATO, confirming that the transactions (or any alternative transactions) will not trigger any hook stock tax under Australian tax law. Such reasonable best efforts include delivering letters of representation and other documents reasonably requested in connection with the hook stock legal comfort and such Australian private rulings and refraining from taking any action that could reasonably be expected to prevent Disney from receiving such comfort or rulings. Any party that discovers any fact that could reasonably be expected to prevent Disney from receiving the hook stock legal comfort will notify and consult the other party, in which case the parties will cooperate and use their reasonable best efforts to effect the transactions using an alternative structure that would permit Disney’s receipt of the hook stock legal comfort or result in the hook stock elimination.

Transaction Tax Calculation

As described above under “The Combination Merger Agreement—The Mergers; Effects of the Mergers”, the exchange ratio used to determine the number of shares of Disney common stock 21CF stockholders will be entitled to receive for each share of 21CF common stock they hold will be calculated as follows:

exchange ratio = 0.2745 + [(the equity adjustment amount) ÷ $190,857,018,174].

The equity adjustment amount represents the dollar amount by which the final estimate of the transaction tax at closing differs from the $8.5 billion estimate of the transaction tax that was used to set the initial exchange ratio, net of the cash payment, if any, and is calculated as follows:

equity adjustment amount = ($8.5 billion) - (the amount of the transaction tax) - (the amount of the cash payment, if any).

The calculation of the exchange ratio divides the equity adjustment amount by $190,857,018,174 in order to calculate the portion of the equity adjustment amount to be borne by each share of 21CF common stock. $190,857,018,174 represents $102, the reference price per share of Disney common stock used to calculate the initial exchange ratio, multiplied by 1,871,147,237, the number of fully diluted shares of 21CF common stock as of the close of business on December 13, 2017. The $102 reference price per share of Disney common stock represents the volume-weighted average price of Disney common stock over the 30-trading day period from October 20, 2017 to December 1, 2017.

The transaction tax is an amount that will be estimated by Disney and 21CF to equal the sum of (a) the amount of taxes (other than any hook stock taxes or taxes as a result of any hook stock elimination) imposed on

21CF and its subsidiaries as a result of the separation and distribution, (b) an amount in respect of divestiture taxes, as described in further detail below under “—Divestiture Taxes” and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business from and after December 13, 2017 through the closing of the transactions, but only to the extent such taxes exceed the New Fox cash amount.

The elements of the transaction tax will be determined by a model, which may include certain simplifying assumptions and will be developed by Disney and 21CF and their respective representatives, working together in good faith between the date of the combination merger agreement and the closing date, which model we refer to as the tax model. For purposes of determining the transaction tax, the amount of spin taxes shall be calculated based on the enterprise value of New Fox, which is the sum of the equity value of New Fox (based on the volume weighted average trading price of New Fox stock on the date of the distribution) and the amount of gross liabilities of New Fox determined pursuant to the tax model, and assuming that no required divestitures are made and that the cash payment (if made) increases the tax asset basis of New Fox dollar-for-dollar.

The initial exchange ratio of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion of spin taxes and an assumption that the two other elements of the transaction tax (in respect of divestiture taxes and taxes as a result of the operations of the New Fox business, respectively) will equal zero. The estimate of $8.5 billion of spin taxes was based on a number of assumptions, including the continued applicability of the U.S. federal income tax rate under the law then in effect. Following the execution of the combination merger agreement, however, on December 22, 2017, the United States enacted new tax legislation that, among other things, reduced the maximum corporate income tax rate from 35% to 21%. Holding all other things equal, this change in tax rates would result in a significantly lower spin tax, and by extension a lower transaction tax, than the one estimated when the initial exchange ratio was set.

As a result of both the change in applicable U.S. federal income tax rates and the possibility of future changes arising from uncertain future events, it is likely that the final estimate of the transaction tax will differ materially from the $8.5 billion used for purposes of setting the initial exchange ratio, although the net impact of all of these factors cannot be estimated at the time of this joint proxy statement/prospectus. If the amount of the transaction tax, as estimated at the closing date, is greater than $8.5 billion or less than $6.5 billion, however, the exchange ratio will change, and the number of shares of Disney common stock issued for each share of 21CF common stock will decrease or increase, respectively.

Divestiture Taxes

The amount of the transaction tax may be increased as a result of taxes imposed on 21CF, Disney or any of their respective subsidiaries as a result of any required divestitures (which we refer to as divestiture taxes). Three amounts in respect of required divestitures are relevant to the determination of the transaction tax:

•	an amount in respect of taxes imposed on 21CF and its subsidiaries as a result of any required divestitures that occur on or before the closing date, equal to an estimate determined under the tax model developed by Disney and 21CF in good faith as described above under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation”;

•	if any required divestitures will occur after the closing date that (a) are not subject to binding contracts that include a fixed price and (b) will occur after the closing date pursuant to consent decrees issued by governmental entities, which divestitures we refer to as post-closing consent decree divestitures, an optional amount in respect of taxes imposed on Disney and its subsidiaries as a result of such divestitures, determined by 21CF prior to the closing date; and

•	an amount in respect of taxes imposed on Disney and its subsidiaries (including 21CF) as a result of any required divestitures that are expected to occur after the closing date and are not described in the second bullet point above, equal to the amount of any gain recognized on such divestitures multiplied by the tax rate described below.

We refer to the amounts described under the first and third bullet points above collectively as the estimated divestiture taxes.

If the sum of the amounts in respect of required divestitures described in the three bullet points above exceeds $1.5 billion, then the transaction tax will be increased by 50% of the amount above $1.5 billion, up to a maximum increase of $1.75 billion.

An amount described under the second bullet point above may be included in the calculation of the transaction tax at the option of 21CF by way of a “prepayment”, and the amount of such prepayment will be determined at the discretion of 21CF. If the actual amount of taxes described under the second bullet point above differs from the amount so determined and elected to be prepaid by 21CF (if any), there may be a cash true-up payment made between New Fox and Disney in respect of such taxes pursuant to the tax matters agreement. See “The Combination Merger Agreement—Other Agreements—Tax Matters Agreement”, below, for more details on this true-up payment.

The tax rate used in calculating the amount described in the third bullet point will be calculated using a combined state and federal tax rate based on the federal corporate income tax rate estimated at the time of closing to be in effect at the time of such divestiture. (Assuming that, at the time of closing, the federal corporate income tax rate is expected to be the 21% rate currently in effect, this combined rate would be 24.95%.)

Intended Tax Treatment

The parties intend that (i) the distribution qualify as a transaction under Section 355(a) of the Code, and (ii) the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder. We refer to clauses (i) and (ii) collectively as the intended tax treatment. The parties will use reasonable best efforts to obtain the Skadden tax opinion and to cause the distribution and the mergers to qualify for the intended tax treatment, including by providing certificates of representations and by not taking any action that could reasonably be expected to prevent such qualification. Any party that discovers any fact that could reasonably be expected to prevent the distribution or the mergers from qualifying for the intended tax treatment will notify and consult the other party, in which case the parties will cooperate and use their reasonable best efforts to effect the transactions using an alternative structure that would be tax-free to the same extent as would have been the case had the distribution and the mergers qualified for the intended tax treatment.

Sky Acquisition

Disney has agreed that, prior to the first effective time, it will not acquire any interest in shares in Sky, make an offer for the shares in Sky or other than in respect of the transactions contemplated by the combination merger agreement, take any action that would, or would reasonably be expected to, require Disney or any of its subsidiaries to make an offer for Sky pursuant to the requirements of the U.K. Takeover Code, in each case without 21CF’s prior written consent.

Conditions to Completion of the Transactions

The respective obligations of each of 21CF, Disney and the Merger Subs to complete the mergers, and, except with respect to the matters described in the first bullet below, 21CF’s obligation to effect the 21CF charter amendments, the stock split, the separation and the distribution, are subject to the satisfaction or waiver, at or prior to the closing of the transactions of certain conditions, including:

•	the 21CF charter amendments must have become effective, the stock split must have occurred and the separation and distribution must have been consummated;

•	the 21CF stockholder approval of the combination merger agreement, the distribution merger agreement and the 21CF charter amendments must have been obtained;

•	the Disney stockholder approval of the stock issuance must have been obtained;

•	the shares of Disney common stock to be issued in the initial merger must have been approved for listing on the NYSE upon official notice of issuance and the shares of New Fox common stock to be issued in the distribution must have been approved for listing on Nasdaq upon official notice of issuance;

•	any applicable waiting period under the HSR Act must have expired or been terminated, if required in connection with the completion of the transactions, any FCC consents must have been obtained and the foreign regulator consents must have been obtained, the foregoing which we refer to collectively as the required governmental consents;

•	no domestic, foreign or transnational governmental entity of a competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the completion of the transactions;

•	the registration statement on Form S-4 filed by Disney in respect of the shares of Disney common stock to be issued in the initial merger, of which this joint proxy statement/prospectus forms a part, and the registration statement filed by 21CF in respect of the shares of New Fox common stock to be issued in the distribution must have become effective under the Securities Act and the Exchange Act, as applicable, and must not be the subject of any stop order or any proceedings initiated or threatened for that purpose by the SEC;

•	21CF must have obtained an opinion from a nationally recognized valuation or accounting firm or investment bank, as to the adequacy of surplus under Delaware law to effect the dividend, and as to the solvency of New Fox and 21CF after giving effect to the dividend, the stock split and the distribution; and

•	the separation agreement, the tax matters agreement and the commercial agreements must have been entered into in accordance with the terms of the combination merger agreement.

The obligations of Disney and the Merger Subs to effect the transactions also are subject to the satisfaction or waiver by Disney at or prior to the closing of the transactions of certain conditions, including the following:

•	certain of the representations and warranties of 21CF with respect to its capital structure must, both on the date of the combination merger agreement and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), be true and correct, except for any failures to be so true and correct that are de minimis;

•	the representation and warranty of 21CF that there has been no material adverse effect with respect to 21CF since June 30, 2017 must, both on the date of the combination merger agreement and at the closing of the transactions, be true and correct in all respects;

•	certain representations and warranties of 21CF with respect to corporate authority and approval of the transactions and financial advisor opinions and takeover statues must, both on the date of the combination merger agreement and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), be true and correct in all material respects;

•

generally, the other representations and warranties of 21CF in the combination merger agreement (without giving effect to any references to any material adverse effect or other qualifications based upon the concept of materiality or similar phrases contained therein) must be true and correct, both on the date of the combination merger agreement and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect with respect to 21CF;

•	21CF must have performed in all material respects its obligations under the combination merger agreement at or prior to the closing of the transactions;

•	no governmental consents will have imposed any restriction other than permitted restrictions; and

•	Disney must have received the hook stock legal comfort, provided that this condition will be deemed satisfied in the following situations: (1) if 21CF undertakes a hook stock elimination pursuant to Disney’s written request, (2) if Disney has received the ATO tax ruling and the U.S. tax opinion but not the Australian tax opinion and the estimated amount of any anticipated hook stock tax is less than or equal to $750 million and (3) if Disney has received the ATO tax ruling and the U.S. tax opinion but not the Australian tax opinion, the estimated amount of any anticipated hook stock tax is more than $750 million and, subject to the indemnity obligations in the tax matters agreement, either (x) Disney waives this condition or (y) 21CF agrees to indemnify Disney for any hook stock tax in excess of $750 million.

21CF’s obligation to effect the transactions is also subject to the satisfaction or waiver by 21CF at or prior to the closing of the transactions of the following additional conditions:

•	certain of the representations and warranties of Disney with respect to its capital structure must, both on the date of the combination merger agreement and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), be true and correct, except for any failures to be so true and correct that are de minimis;

•	the representation and warranty of Disney that there has been no material adverse effect with respect to Disney since September 30, 2017 must, both on the date of the combination merger agreement and at the closing of the transactions, be true and correct in all respects;

•	certain representations and warranties of Disney with respect to corporate authority and approval of the transactions must, both on the date of the combination merger agreement and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), be true and correct in all material respects;

•	the other representations and warranties of Disney and the Merger Subs in the combination merger agreement (without giving effect to any references to any material adverse effect or other qualifications based on the concept of materiality or similar phrases contained therein) must be true and correct, both on the date of the combination merger agreement and at the closing of the transactions (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be so true and correct as of such date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably be expected to have a material adverse effect with respect to Disney;

•	each of Disney and the Merger Subs must have performed in all material respects its respective obligations under the combination merger agreement at or prior to the closing of the transactions; and

•	21CF must have received the Skadden tax opinion, provided that this condition will be deemed satisfied if Skadden cannot deliver such opinion because of a failure of certain stockholders of 21CF to deliver representations to Skadden at closing.

Termination of the Combination Merger Agreement

Termination

The combination merger agreement may be terminated and the transactions may be abandoned at any time prior to the first effective time:

•	by mutual written consent of Disney and 21CF, by action of their respective boards of directors;

•	by either Disney or 21CF if:

•	provided that the party terminating the combination merger agreement has not breached in any material respect its obligations under the combination merger agreement in any manner that has proximately contributed to the failure of the mergers to be consummated, the initial merger has not been consummated by the termination date, which termination date may be extended for two six-month periods by either 21CF or Disney, if on such termination date (as it may be extended) any required governmental consents have not been obtained and all other conditions have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the transactions, provided such conditions were then capable of being satisfied if the closing of the transactions had taken place). In addition to the two six-month extensions described in the prior sentence, if a governmental entity of a competent jurisdiction (other than the jurisdictions from which the required governmental consents are required) issues an order that is not final and non-appealable and all other conditions have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the transactions, provided such conditions were then capable of being satisfied if the closing of the transactions had taken place), the termination date (as may have been previously extended) may be further extended until the earliest of (i) six months after the applicable termination date, (ii) two business days following such earlier date on which the subsequent merger is required to occur and (iii) the date such order becomes final and non-appealable;

•	21CF stockholders do not adopt the combination merger agreement at a meeting duly convened therefor or at any adjournment or postponement thereof at which a stockholder vote is taken on the adoption of the combination merger agreement, which we refer to as a 21CF stockholder approval termination event;

•	the Disney stockholder approval of the share issuance is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a stockholder vote is taken on the approval of the issuance of Disney stock to 21CF stockholders, which we refer to as a Disney stockholder approval termination event; or

•	provided that the party terminating the combination merger agreement has not breached in any material respect its obligations under the combination merger agreement in any manner that has proximately contributed to the failure of the mergers to be consummated, any law or order permanently restrains, enjoins or otherwise prohibits completion of the mergers, and such law or order has become final and non-appealable, which we refer to as a final law or order termination event;

•	by 21CF if:

•	the Disney board effects a Disney adverse recommendation change termination event, provided that the Disney stockholder approval of the share issuance has not been obtained;

•

Disney or the Merger Subs breach any of their representations, warranties, covenants or agreements in the combination merger agreement, or any of their representations or warranties shall have become untrue after the date of the combination merger agreement, such that the related conditions to the obligation of 21CF to close the transactions would not be satisfied and such breach is not curable or, if curable, is not cured following written notice to Disney from 21CF of such breach by the earlier of the 30th day following such written notice and the termination date (as it may be extended), provided that 21CF is not then in breach of any of its representations, warranties, covenants or agreements under the combination merger agreement in a manner such that the conditions of Disney regarding the accuracy of 21CF’s representations and warranties and performance of 21CF’s obligations would not be satisfied (unless capable of being cured within 30 days), which we collectively refer to as a Disney breach termination event; or

•	before the 21CF stockholder approval is obtained, 21CF effects a 21CF superior proposal termination event, provided that prior to or concurrently with such termination 21CF pays Disney the termination fee;

•	by Disney if:

•	the 21CF board effects a 21CF adverse recommendation change termination event, provided that the 21CF stockholder approval has not been obtained;

•	21CF breaches any of its representations, warranties, covenants or agreements in the combination merger agreement, or any of its representations or warranties shall have become untrue after the date of the combination merger agreement, such that the related conditions to the obligation of Disney and the Merger Subs to close the transactions would not be satisfied and such breach is not curable or, if curable, is not cured following written notice to 21CF from Disney of such breach by the earlier of the 30th day following such written notice and the termination date (as it may be extended), provided that Disney is not then in breach of any of its representations, warranties, covenants or agreements under the combination merger agreement in a manner such that the conditions of 21CF regarding the accuracy of Disney’s representations and warranties and performance of Disney’s obligations would not be satisfied (unless capable of being cured within 30 days), which we collectively refer to as a 21CF breach termination event; or

•	before the Disney stockholder approval is obtained, Disney effects a Disney superior proposal termination event, provided that prior to or concurrently with such termination Disney pays 21CF the termination fee.

Termination Fees

21CF will pay Disney a termination fee of $1.525 billion, if:

•	Disney terminates the combination merger agreement pursuant to a 21CF adverse recommendation change termination event;

•	21CF or Disney terminates the combination merger agreement pursuant to a 21CF stockholder approval termination event at a time when Disney had the right to terminate pursuant to a 21CF adverse recommendation change termination event;

•	21CF terminates the combination merger agreement pursuant to a 21CF superior proposal termination event; or

•	a 21CF tail termination fee event occurs.

A 21CF tail termination fee event occurs if:

•	Disney or 21CF terminates the combination merger agreement pursuant to an outside date termination event at a time when the conditions to closing relating to governmental consents, laws and orders and governmental approval have been satisfied, and between the date of the combination merger agreement and such termination, any person publicly made an acquisition proposal to 21CF or any of its subsidiaries;

•	Disney or 21CF terminates the combination merger agreement pursuant to a 21CF stockholder approval termination event and between the date of the combination merger agreement and such termination, any person publicly made an acquisition proposal to 21CF or any of its subsidiaries; or

•	Disney terminates the combination merger agreement pursuant to a 21CF breach termination event, and between the date of the combination merger agreement and such termination, any person made an acquisition proposal to 21CF or any of its subsidiaries publicly or privately to the 21CF board; and

•	in each of the above three circumstances, within 12 months after the date of such termination, 21CF consummates or enters into an agreement contemplating an acquisition proposal.

In defining “acquisition proposal” for purposes of the 21CF tail termination fee event, all references to “20% or more” in the definition of acquisition proposal with respect to 21CF (found on page 177 of this joint proxy statement/prospectus) are replaced with references to “more than 50%” and references to “(using the consolidated total assets of the retained business as the denominator for purposes of calculating such percentage)” are deleted.

Disney will pay 21CF a termination fee of $1.525 billion, if:

•	21CF terminates the combination merger agreement pursuant to a Disney adverse recommendation change termination event;

•	21CF or Disney terminates the combination merger agreement pursuant to a Disney stockholder approval termination event at a time when 21CF had the right to terminate pursuant to a Disney adverse recommendation change termination event;

•	Disney terminates the combination merger agreement pursuant to a Disney superior proposal termination event; or

•	a Disney tail termination fee event occurs.

A Disney tail termination fee event occurs if:

•	Disney or 21CF terminates the combination merger agreement pursuant to an outside date termination event at a time when the conditions to closing relating to governmental consents, laws and orders and governmental approval have been satisfied, and between the date of the combination merger agreement and such termination, any person publicly made an acquisition proposal to Disney or any of its subsidiaries;

•	Disney or 21CF terminates the combination merger agreement pursuant to a Disney stockholder approval termination event, and between the date of the combination merger agreement and such termination, any person publicly made an acquisition proposal to Disney or any of its subsidiaries; or

•	21CF terminates the combination merger agreement pursuant to a Disney breach termination event, and between the date of the combination merger agreement and such termination, any person made an acquisition proposal to Disney or any of its subsidiaries publicly or privately to the Disney board; and

•	in each of the above three circumstances, within 12 months after the date of such termination, Disney consummates or enters into an agreement contemplating an acquisition proposal.

In defining “acquisition proposal” for purposes of the Disney tail termination fee event, all references to “20% or more” in the definition of acquisition proposal with respect to Disney (found on page 177 of this joint proxy statement/prospectus) are replaced with references to “more than 50%” and the requirement that a proposal be expressly conditioned on the transactions not being consummated in order to constitute an acquisition proposal is deleted.

Disney will pay 21CF the regulatory termination fee, if:

•	Disney or 21CF terminates the combination merger agreement pursuant to a final law or order termination event as a result of any applicable antitrust law, communications law or foreign regulatory law or an order imposed by a governmental entity with jurisdiction over enforcement of any applicable antitrust law, communications law or foreign regulatory law with respect to such laws; or

•	Disney or 21CF terminates the combination merger agreement pursuant to an outside date termination event at a time when one or more of the conditions to closing relating to governmental consents or governmental approvals or laws and orders (to the extent such failure of conditions relating to laws and orders relates to certain applicable antitrust laws, communications laws or foreign regulatory laws) have not been satisfied; and

•	In each of the above two circumstances, both of the following requirements are satisfied:

•	all other conditions to the obligation of Disney to effect the transactions have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the transactions, provided such conditions were then capable of being satisfied if the closing of the transactions had taken place); and

•	21CF is not in breach in any material respect of its obligations under the combination merger agreement in any manner that would have proximately contributed to the events giving rise to the right of Disney or 21CF to terminate the combination merger agreement.

Under no circumstances will 21CF or Disney be required to pay a termination fee more than once. In addition, under no circumstances will Disney be required to pay both the termination fee and the regulatory termination fee. If Disney is required to pay the termination fee to 21CF at a time when Disney is in breach of its obligation to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions such that 21CF would have the right to terminate the combination merger agreement pursuant to a Disney breach termination event, Disney must pay 21CF the regulatory termination fee instead of the termination fee (or, if Disney has already paid the termination fee, an amount equal to the regulatory termination fee minus the termination fee).

Amendment and Modification

The combination merger agreement may only be amended, modified or supplemented by a writing signed on behalf of each of Disney and 21CF at any time prior to the first effective time.

Remedies

Each of 21CF and Disney will be entitled to an injunction or injunctions to prevent breaches of the combination merger agreement and to enforce specifically the terms and provisions of the combination merger agreement (and each party waived any requirement for the security or posting of any bond in connection with such remedy). This right is in addition to any other remedy to which the parties are entitled at law or in equity, including monetary damages. Each of 21CF and Disney further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that 21CF or Disney, as applicable, otherwise has an adequate remedy at law.

To the extent any party to the combination merger agreement brings any proceeding to enforce specifically the performance of the terms and provisions of the combination merger agreement when expressly available to such party pursuant to the terms of the combination merger agreement, the termination date will automatically be extended for (i) the amount of time during which such proceeding is pending, plus 20 business days, or (ii) such other time period established by the court presiding over such proceeding.

Other Agreements

The combination merger agreement contemplates that certain additional agreements will be entered into in connection with the closing of the transactions, including a separation agreement that will effect the separation, a tax matters agreement, certain commercial agreements and certain other transitional agreements.

Separation Agreement

The combination merger agreement provides that 21CF and New Fox will enter into the separation agreement in order to effect the separation and address certain related matters. Among other provisions, the separation agreement will contain provisions that are customary for a transaction of a similar nature as the separation, including covenants relating to:

•	continued access for New Fox to RemainCo insurance policies;

•	contracts of 21CF or its subsidiaries that relate in any material respect to both the New Fox business and the retained business, which we refer to as shared contracts, including covenants to cooperate in good faith to divide, partially assign, modify or replicate the rights and obligations under any shared contract so that each of New Fox and RemainCo, as applicable, is the beneficiary of the rights and responsible for the obligations under such shared contract that relate to its business;

•	the survival of, and indemnification by New Fox in respect of, 21CF’s guarantees in place prior to closing for contracts relating to the New Fox business or the New Fox assets;

•	the posting and maintenance by New Fox of a rolling, 12-month letter of credit for the benefit of RemainCo with respect to the payment of annual rights fees and other payments due pursuant to contracts guaranteed by 21CF and obligations payable by New Fox under material contracts that would have been assigned to New Fox but for the inability to obtain a required consent, approval or amendment; and

•	the use of commercially reasonable efforts to obtain any third party consents required in connection with the transactions and allocation of assets in the event that 21CF is unable to obtain any license, consent, approval or amendment required to allocate assets (other than shared contracts) to New Fox or 21CF.

Tax Matters Agreement

The combination merger agreement provides that Disney, 21CF and New Fox will enter into a tax matters agreement to address the parties’ respective rights, responsibilities and obligations with respect to certain tax matters.

In general, under the tax matters agreement:

•	Subject to certain exceptions described below, Disney and RemainCo are responsible for and must indemnify New Fox against any taxes required to be reported on a consolidated or separate tax return of RemainCo and/or any of its subsidiaries other than New Fox and its subsidiaries, including any taxes resulting from the separation and distribution; and

•	New Fox is responsible for and must indemnify RemainCo against any taxes required to be reported on a separate tax return of New Fox or any of its subsidiaries and in certain circumstances other taxes described in the bullet points below.

As described above under “Tax Matters—Hook Stock”, Disney’s obligation to consummate the transactions is conditioned on its receipt of the hook stock legal comfort, which includes, in addition to the ATO tax ruling, its receipt of both the U.S. tax opinion and the Australian tax opinion to the effect that certain aspects of the transactions should not result in any hook stock tax under U.S. or Australian tax law, respectively. If Disney receives the hook stock legal comfort, or the hook stock legal comfort condition is deemed satisfied because 21CF undertakes a hook stock elimination pursuant to Disney’s written request, Disney will be responsible for any hook stock taxes. 21CF and Disney expect that the hook stock legal comfort condition should be satisfied and as a result estimate that Disney will not incur any hook stock taxes as a result of the transactions.

If the hook stock is not eliminated before closing and Disney does not receive the Australian tax opinion but the hook stock legal comfort condition is nevertheless deemed satisfied because Disney has received the other components of the hook stock legal comfort and:

•	the estimated amount of any anticipated hook stock tax is less than or equal to $750 million, then New Fox must indemnify Disney for 66.67% of the first $750 million of any hook stock taxes that are actually imposed on Disney and its subsidiaries (including RemainCo) and 100% of any hook stock taxes in excess of $750 million;

•	the estimated amount of any anticipated hook stock tax is more than $750 million and Disney elects to proceed with closing, then New Fox must indemnify Disney for 66.67% of the first $750 million of any hook stock taxes that are actually imposed on Disney and its subsidiaries (including RemainCo) and 100% of any hook stock taxes in excess of $750 million will be borne by Disney; or

•	the estimated amount of any anticipated hook stock tax is more than $750 million and 21CF elects to proceed with closing, then New Fox must indemnify Disney for 66.67% of the first $750 million of any hook stock taxes that are actually imposed on Disney and its subsidiaries (including RemainCo) and 100% of any hook stock taxes in excess of $750 million.

IN ANY INSTANCE DESCRIBED ABOVE WHERE THE HOOK STOCK LEGAL COMFORT CONDITION WILL BE DEEMED SATISFIED, NEITHER 21CF NOR DISNEY WILL AMEND THIS JOINT PROXY STATEMENT/PROSPECTUS OR RE-SOLICIT PROXIES OR STOCKHOLDER APPROVAL.

New Fox is responsible for certain taxes resulting from post-closing consent decree divestitures. As described above in the section entitled “The Combination Merger Agreement—Tax Matters—The Transaction Tax Calculation”, 21CF can elect to “prepay” an amount, determined at its discretion, in respect of such taxes by designating such elected amount to be reflected in the transaction tax calculation, unless (i) the sum of such taxes and the estimated divestiture taxes included in the transaction tax calculation is less than or equal to $1.5 billion or (ii) the estimated divestiture taxes included in the transaction tax calculation reaches the cap of $1.75 billion. The tax matters agreement provides for a true-up payment from New Fox to Disney or Disney to New Fox in the event such prepayment reflected in the transaction tax calculation is more or less, respectively, than the amount of such divestiture taxes that are the responsibility of New Fox.

RemainCo will make an election under Section 336(e) of the Code that will generally provide New Fox with a tax basis in its assets equal to their fair market value as of the date of the distribution, which is expected to result in future reductions in New Fox’s tax liability that would not be realized by New Fox if such election were not made.

Intellectual Property License Agreements

Upon completion of the separation, New Fox will own all “Fox” brands and related trademarks. Pursuant to the terms of the combination merger agreement, New Fox will enter into the following agreements to license the use of certain intellectual property by RemainCo:

•	a global, exclusive, perpetual royalty-free license to certain trademarks which will be owned by New Fox after completion of the separation, including “Twentieth Century Fox” and “Twentieth Century Fox Television”, certain derivatives thereof and certain other trademarks primarily relating to 21CF’s film business as conducted as of the date of the separation;

•	an 18-month non-exclusive, royalty-free license within the United States to permit RemainCo regional sports networks to continue to use the “Fox” trademark in a manner consistent with current usage; and

•	a five-year non-exclusive, royalty-free license outside of the United States for the use of the “Fox” trademark by RemainCo international channels and networks in a manner consistent with current usage.

In addition, the combination merger agreement provides that New Fox and RemainCo will enter into certain patent cross-licenses, trade secret cross-licenses and software cross-licenses, including a global, perpetual, royalty-free license for New Fox to use any intellectual property created by 21CF prior to the separation relating to the digital platform and technology group in connection with New Fox products and services.

Studio Lot Lease and Management Agreement

Upon completion of the separation, New Fox will own the Fox studio lot in Los Angeles, California and New Fox will be responsible for management of the studio, including performing all elements of servicing and managing the facility and managing and providing studio operation services including production operations and post-production services. New Fox will lease office space on the studio lot to RemainCo for an initial term of seven years, subject to two five-year renewal options for RemainCo.

Transition Services Agreement

Under the terms of the combination merger agreement, it is contemplated that 21CF will identify, in consultation with Disney, certain transition services (including technology services) to be provided to New Fox by RemainCo, and to RemainCo by New Fox, in each case for services currently provided to the New Fox business or the retained business by the other. These services will be provided pursuant to a transition services agreement at cost for a period not exceeding two years, and on arm’s-length terms for a reasonable period thereafter if necessary.

Commercial Agreements

Prior to or concurrently with the separation, 21CF and New Fox shall enter into commercial agreements relating to certain content sharing, co-production and marketing arrangements, which subject to certain exceptions agreed between Disney and 21CF, will be on economic terms previously discussed between the parties, and will otherwise contain terms that are customary in the industry for arrangements of a similar nature.

THE VOTING AGREEMENT

This section describes the material terms of the voting agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex D and is incorporated by reference into the joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. You are encouraged to read the voting agreement carefully and in its entirety. This section is not intended to provide you with any factual information about 21CF or Disney. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings 21CF and Disney make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Concurrently with the execution and delivery of the combination merger agreement, on December 13, 2017, the Murdoch Family Trust and Cruden Financial Services LLC, the corporate trustee of the Murdoch Family Trust, which collectively we refer to as the covered stockholders, entered into a voting agreement with Disney. The voting agreement shares comprised 57,000 shares of 21CF class A common stock, constituting less than 1% of the total issued and outstanding shares of 21CF class A common stock as of December 11, 2017, and 306,623,480 shares of 21CF class B common stock, constituting approximately 38.40% of the total issued and outstanding shares of 21CF class B common stock as of December 11, 2017.

Agreement to Vote and Irrevocable Proxy

The covered stockholders have (i) agreed to vote the voting agreement shares and (ii) granted to Disney an irrevocable proxy and irrevocably appointed Disney and any individuals designated in writing by Disney, as their proxies and attorneys-in-fact, to vote the voting agreement shares at every meeting of 21CF stockholders (and any adjournment or postponement thereof) as follows:

•	in favor of adoption of the combination merger agreement and the distribution merger agreement and approval of the 21CF charter amendments;

•	in favor of any proposal to adjourn or postpone a meeting of 21CF stockholders to a later date if there are not sufficient votes to approve the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals;

•	against the approval of any proposal made in opposition to adoption of the combination merger agreement, the initial merger, or the other transactions contemplated by the combination merger agreement or in competition or inconsistent with the initial merger, including any acquisition proposal with respect to 21CF; and

•	against any action, proposal or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of 21CF under the combination merger agreement or that would reasonably be expected to prevent or materially delay or adversely affect the completion of the transactions contemplated by the combination merger agreement.

The covered stockholders remain free to vote the voting agreement shares in any manner they deem appropriate with respect to any matter not covered by the foregoing.

The foregoing voting obligations will terminate upon the occurrence of a change in recommendation by the 21CF board, except that the covered stockholders will continue to be required to vote in favor of the 21CF charter amendment proposals until the termination of the voting agreement.

Transfer Restrictions

In addition, the covered stockholders have agreed to certain restrictions on the transfer of the voting agreement shares. For a period beginning on December 13, 2017 and until the earlier of (x) the termination of the voting agreement or (y) the approval of the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals, the covered stockholders may not (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of the voting agreement shares or (ii) enter into an agreement, arrangement or commitment providing for the sale, pledge, encumbrance, exchange, assignment, transfer, tender or other disposition of, or grant of an option with respect to, the voting agreement shares.

The foregoing requirements will not prohibit the covered stockholders from transferring the voting agreement shares to the following permitted transferees if such transferee executes the voting agreement and agrees to be bound by its terms: (i) a lineal descent of either of K. Rupert Murdoch’s parents; (ii) any person by will or the laws of intestacy; (iii) the Murdoch Family Trust or any trust, the beneficiaries of which only include the covered stockholders; (iv) any partnership or limited liability company, all partners or members of which include only the covered stockholders; (v) if the covered stockholder is an entity, any of its partners, members or stockholders in connection with a pro rata distribution of such covered stockholder’s voting agreement shares; or (vi) if the covered stockholder is a trust, any beneficiaries of such trust.

Non-Solicitation

In addition, from and after December 13, 2017, each of the covered stockholders has agreed to not (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal with respect to 21CF; (ii) engage or otherwise participate in any discussions or negotiations relating to any acquisition proposal with respect to 21CF or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal with respect to 21CF; (iii) provide any information or data to any person in connection with any an acquisition proposal with respect to 21CF or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal with respect to 21CF; or (iv) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal with respect to 21CF. Each covered stockholder must, and each covered stockholder must cause their controlled affiliates and use reasonable best efforts to cause their representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted with respect to any acquisition proposal with respect to 21CF, or proposal that would reasonably be expected to lead to an acquisition proposal with respect to 21CF.

Termination

The voting agreement will terminate upon the earliest of (i) the termination of the combination merger agreement, (ii) the first effective time and (iii) such date and time as the combination merger agreement shall have been amended in a manner that reduces the amount of merger consideration or is material and adverse to any of the covered stockholders without the covered stockholder’s prior written consent.

THE DISTRIBUTION MERGER AGREEMENT

This section describes the material terms of the distribution merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the distribution merger agreement, a copy of which is attached as Annex C and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the distribution merger agreement that is important to you. You are encouraged to read the distribution merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about 21CF or Disney. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings 21CF and Disney make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Effect of the Distribution Merger; Distribution

The distribution merger agreement provides that at 8:00 a.m. (New York City time) on the closing date or at such other time as may be agreed upon by the parties to the combination merger agreement in writing and set forth in the certificate of merger with respect to the distribution merger in accordance with the DGCL, Distribution Sub will be merged with and into 21CF, with 21CF surviving the distribution merger. We refer to the effective time of the distribution merger as the distribution effective time.

Consideration for the Distribution Merger

Following completion of the distribution, each 21CF stockholder (other than holders of the hook stock shares) will own the same number of shares of 21CF common stock owned by such holder immediately prior to the stock split and will hold an ownership interest in New Fox proportionately equal to its existing ownership interest in 21CF. Immediately following the effectiveness of the stock split, in accordance with the terms of the distribution merger agreement, Distribution Sub will be merged with and into 21CF in the distribution merger. 21CF will survive the distribution merger. At the effective time of the distribution merger:

•	as described in the table below, a portion of each share of 21CF class A common stock (other than the hook stock shares) will be exchanged for a fraction of one share of New Fox class A common stock, and the remaining portion of such share of 21CF class A common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding, and

Portion of each share of 21CF class A common stock exchanged for New Fox class A common stock:	Fractional share of New Fox class A common stock to be delivered in exchange for such portion of 21CF class A common stock:	Portion of a share of 21CF class A common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (stock split multiple)]	= 1/3 x [1 ÷ (stock split multiple)]	= 1 – {1 – [1 ÷ (stock split multiple)]}

•	as described in the table below, a portion of each share of 21CF class B common stock (other than the hook stock shares) will be exchanged for a fraction of one share of New Fox class B common stock, and the remaining portion of such share of 21CF class B common stock not so exchanged will be unaffected by the distribution and will remain issued and outstanding.

Portion of each share of 21CF class B common stock exchanged for New Fox class B common stock:	Number of fractional shares of New Fox class B common stock to be delivered in exchange for such portion of 21CF class B common stock:	Portion of a share of 21CF class B common stock that remains outstanding following the distribution:

= 1 – [1 ÷ (stock split multiple)]	= 1/3 x [1 ÷ (stock split multiple)]	= 1 – {(1 – [1 ÷ (stock split multiple)]}

No 21CF stockholder will receive fractional shares as a result of the distribution. Fractional shares that 21CF stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market at then-prevailing trading prices by an exchange agent to be selected by 21CF prior to the distribution effective time. The exchange agent will distribute the cash proceeds (net of commissions, transfer taxes, other out-of-pocket transaction costs and expenses) of the sales ratably to each holder who otherwise would have been entitled to receive a fractional share in the distribution. No person will guarantee any minimum sale price in connection with the sale of fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Organizational Documents; Officers

The Certificate of Incorporation; the Bylaws

At the distribution effective time, the 21CF charter in effect immediately prior to the distribution effective time will continue to be the certificate of incorporation of 21CF as the surviving company in the distribution merger until thereafter amended as provided therein or by applicable law.

Also at the distribution effective time, the 21CF bylaws in effect immediately prior to the distribution effective time will continue to be the bylaws of 21CF as the surviving company in the distribution merger until thereafter amended as provided therein or by applicable law.

Directors

The directors of 21CF immediately prior to the distribution effective time will, from and after the distribution effective time, continue to be the directors of 21CF as the surviving company in the distribution merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with 21CF’s certificate of incorporation and bylaws.

Officers

The officers of 21CF immediately prior to the distribution effective time will, from and after the distribution effective time, continue to be the officers of 21CF as the surviving company of the distribution merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with 21CF’s certificate of incorporation and bylaws.

Conditions to Completion of the Transactions

The respective obligations of each of 21CF and Distribution Sub to complete the distribution merger are subject to the prior or substantially concurrent satisfaction or waiver of the same conditions that are set out in the combination merger agreement (other than the condition relating to the completion of the distribution) (for a list of such conditions, see the section entitled “The Combination Merger Agreement—Conditions to Completion of the Transactions” beginning on page 186 of this joint proxy statement/prospectus).

Termination of the Distribution Merger Agreement

The distribution merger agreement may be terminated and the distribution merger may be abandoned at any time prior to the distribution effective time by mutual written consent of Disney and 21CF, by action of their respective boards.

Amendments; Waivers

The distribution merger agreement may only be amended, modified or supplemented by a writing signed on behalf of each of Disney, 21CF and Distribution Sub. The provisions of the distribution merger agreement may only be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective and Disney.

INTERESTS OF 21CF’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTIONS

In considering the recommendations of the 21CF board to approve the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals, 21CF stockholders should be aware that 21CF’s directors and executive officers may have interests in the transactions that may be different from, or in addition to, those of 21CF stockholders generally. The 21CF board was aware of these interests and considered them, among other things, in evaluating and approving the combination merger agreement and the transactions and in recommending that the 21CF stockholders adopt the combination merger agreement and the distribution merger agreement and approve the 21CF charter amendments.

Equity Compensation Awards

The grants of equity compensation awards and the treatment of such awards in connection with the transactions, as described below, apply with respect to each executive officer of 21CF who served as an executive officer of 21CF at any time on or following July 1, 2016.

Retention RSU Grants

On February 20, 2018, 21CF made a special grant of restricted stock units, which we refer to as the Retention RSU grants, to its named executive officers (and certain other senior executives). The Retention RSU grants will vest 50% shortly prior to the first effective time and 50% on the 15-month anniversary of the first effective time, subject to each executive officer’s continued employment through the applicable vesting date. The Retention RSU grants will be subject to accelerated vesting upon a termination of employment by the employer for any reason other than a termination for “cause” (as defined in the 21CF 2013 Long-Term Incentive Plan) following the first effective time. Individuals who received Retention RSU grants are not eligible to receive a 21CF PSU award with respect to the fiscal 2019-2021 performance period.

The following table shows the number and value of Retention RSU grants and assumes a stock price with respect to 21CF class A common stock of $34.88, which is equal to the five-day average closing price of a share of 21CF class A common stock following the announcement of the transactions, which we refer to as the five-day average value.

Name	Shares Underlying Retention RSU Grant (#)	Value of Retention RSU Grant ($)
K. Rupert Murdoch	360,873	12,587,250
Lachlan K. Murdoch	569,800	19,874,624
James R. Murdoch	569,800	19,874,624
John P. Nallen	253,244	8,833,151
Gerson Zweifach	189,933	6,624,863

Treatment of Equity Awards in Connection with the Transactions

Each 21CF equity award, including the Retention RSU grants, regardless of whether held by a non-employee director or employee, will be treated in connection with the transactions as described in the section entitled “The Combination Merger Agreement—Treatment of 21CF Equity Compensation Awards in the Transactions” beginning on page 166 of this joint proxy statement/prospectus.

Treatment of Equity Compensation Awards Following the Transactions

Following the first effective time, each 21CF equity award that remains unvested, including each such award held by an executive officer, will generally be treated as described in the section entitled “21CF Proposal No. 6—Non-Binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” beginning on page 272 of this joint proxy statement/prospectus.

Amendment of Certain Outstanding 21CF Equity Awards

On February 20, 2018, the Compensation Committee of the 21CF board, which we refer to as the compensation committee, approved an amendment to the outstanding 21CF PSU awards for the fiscal 2018-2020 performance period granted to all participants in the 21CF PSU award program, including 21CF’s executive officers, to provide for double-trigger vesting upon a termination by the applicable employer other than for “cause” (as defined in the 21CF 2013 Long-Term Incentive Plan) or by the employee for “good reason” (as defined below) within two years following a change in control of 21CF (which includes the initial merger). For purposes of such amendment, “good reason” means: (1) “good reason” as such term or a similar term is defined in any employment agreement that is in effect and applicable to the executive officer or (2) the occurrence of any of the following without the executive officer’s written consent: (A) a material diminution of the executive officer’s authority, duties, or responsibilities; (B) a decrease in the executive officer’s base salary or target incentive compensation opportunity; or (C) the relocation by more than 50 miles of the executive officer’s primary place of employment.

The compensation committee also determined that, upon vesting, the outstanding 21CF PSU awards for the fiscal 2016-2018 performance period granted to all participants in the 21CF PSU award program, including 21CF’s executive officers, will pay out based on the target level of performance, in accordance with the original vesting schedule.

Quantification of Equity Compensation Awards

See the section entitled “21CF Proposal No. 6—Non-Binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” beginning on page 272 of this joint proxy statement/prospectus for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K. The aggregate value of the equity awards expected to be held by 21CF’s directors who are not named executive officers at the first effective time (assuming the first effective time is December 13, 2018) is $7,753,754, assuming that each director who currently receives quarterly grants of equity awards will continue to receive such grants with an aggregate annual grant date fair value equal to $195,000 in accordance with the 21CF director compensation program, and that such grant date value will also be the value of such awards at the first effective time.

For more information on equity holdings of 21CF’s directors and executive officers, see the section entitled “Security Ownership of 21st Century Fox” contained in the Definitive Proxy Statement for 21CF’s 2017 Annual Meeting filed with the SEC on September 28, 2017. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus for information on how to obtain a copy of this document.

Annual Incentives

Pursuant to the combination merger agreement, in the event that the first effective time occurs prior to 21CF paying annual incentives in respect of the fiscal year in which the closing of the transactions occurs, each participant in a 21CF annual cash incentive plan, including each 21CF executive officer, will receive a cash bonus based on the achievement of the target level of performance, prorated based on the number of days in the applicable performance period that have elapsed as of the first effective time, to be paid as soon as practicable after the first effective time.

Severance Plan

In connection with entering into the transactions, the compensation committee approved the adoption of a severance plan, which we refer to as the 21CF severance plan, in which eligible employees, including the executive officers, will participate. The 21CF severance plan will become effective as of the first effective time and remain in effect in respect of a termination of employment that occurs within one year following the first effective time. Under the 21CF severance plan, in the event of a termination of employment (1) by the employer (i.e., Disney or New Fox, as the case may be) for any reason other than a termination for “cause” (as defined in the 21CF 2013 Long-Term

Incentive Plan) or (2) due to death or disability, each executive officer will be eligible to receive the following payments from such executive officer’s employer to the extent such payments are greater than the payments provided under his or her employment agreement: (a) two times the sum of his or her base salary and average annual bonus paid in the previous two years, (b) a prorated target bonus for the year of termination, (c) reimbursement of COBRA premiums for one and a half years and (d) seven months of outplacement assistance.

For a quantification of the amounts that would be payable to each 21CF executive officer who served as an executive officer of 21CF at any time on or following July 1, 2016, upon a covered termination that occurs after the first effective time, see the section entitled “21CF Proposal No. 6—Non-Binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” beginning on page 272 of this joint proxy statement/prospectus.

On May 16, 2018, 21CF announced that K. Rupert Murdoch, Lachlan K. Murdoch and John Nallen would commence employment with New Fox immediately following the first effective time. It is not anticipated that the cessation of the executive officers’ employment from 21CF or the commencement of the executive officers’ employment with New Fox will entitle them to severance payments.

Employment Agreements

Each executive officer is party to an offer letter, letter agreement or employment agreement with 21CF, as applicable, that provides for certain severance payments and benefits on a covered termination, regardless of whether the first effective time has occurred. These severance payments and benefits are not enhanced as a result of the transactions. The payments and benefits that the named executive officers may receive on a covered termination, including the potential value of such payments and benefits, are described below and further quantified in the section entitled “21CF Proposal No. 6—Non-Binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” beginning on page 272 of this joint proxy statement/prospectus, and do not reflect compensation actions that may occur before the first effective time.

K. Rupert Murdoch Letter Agreement

21CF entered into a letter agreement with Mr. K. Rupert Murdoch, dated August 2, 2010, which provides that in the event of a termination due to Mr. K. Rupert Murdoch’s retirement, he will be entitled to receive a pro-rata portion of his annual bonus for the fiscal year of termination as if no termination had occurred, calculated based solely on the compensation committee’s assessment of financial and operational performance as compared to the annual budget established in connection with the annual bonus.

The letter agreement also provides that in the event of a termination due to Mr. K. Rupert Murdoch’s retirement occurring within the second or third fiscal years of the applicable performance period, Mr. K. Rupert Murdoch will be entitled to receive the full value of any 21CF PSU award, which will be calculated at the end of the performance period as if no termination had occurred (with such award being payable when the award would have been paid had no termination occurred).

Lachlan K. Murdoch and James R. Murdoch Employment Agreements

21CF entered into an employment agreement with each of Messrs. Lachlan K. Murdoch and James R. Murdoch, each effective July 1, 2015. These agreements currently expire on June 30, 2019 and may be renewed or extended. Each of their employment agreements provide for the following severance payments and benefits upon a termination by 21CF without “cause” (as defined in the applicable employment agreement) or a resignation for “good reason” (as defined in the applicable employment agreement):

•	if the executive’s employment is terminated on or prior to June 30, 2018, a lump sum cash severance payment equal to $22 million, payable 6 months following termination of employment;

•	if the executive’s employment is terminated on or after July 1, 2018 and prior to June 30, 2019, a lump sum cash severance payment equal to $11 million, payable 6 months following termination of employment;

•	a pro-rata portion of the annual bonus the executive would have earned for the fiscal year of termination had no termination occurred, payable within 10 days following termination of employment and calculated based solely on the compensation committee’s assessment of 21CF’s financial and operating performance as compared to 21CF’s target financial performance metric established in connection with the annual bonus;

•	the right to receive the full value of any 21CF PSU award, which will be calculated at the end of the applicable performance period as if no termination had occurred (with such award being payable when the award would have been paid had no termination occurred); and

•	36 months of age and service credit for all purposes under all defined benefit plans of 21CF (provided that to the extent any resulting increase in benefits cannot be paid under the terms of any plan, the amount of such increase will be calculated under the terms of each such plan and paid to the executive directly by 21CF in the same form and at the same time that the benefits would otherwise be paid).

Messrs. Lachlan K. Murdoch and James R. Murdoch are subject to non-competition covenants under their employment agreement that limit their post-employment activity for a one-year period after termination in the event that the executive receives the lump sum cash payments described above (provided that in any event the non-competition covenants will not extend past June 30, 2019).

Nallen Employment Agreement

21CF entered into an employment agreement with Mr. John P. Nallen, effective July 1, 2013, which currently expires on June 30, 2018 and may be renewed or extended. The employment agreement provides for the following severance payments and benefits upon a termination by 21CF without “cause” (as defined therein) or a resignation for “good reason” (as defined therein):

•	base salary and benefits (including health and welfare benefits, incentive compensation, profit-sharing and pension benefits and a monthly $1,200 car allowance) continuation through the remaining term of the employment agreement, payable in accordance with 21CF’s normal payroll practices;

•	a minimum bonus to be paid for each remaining year of the term of the employment agreement, including for the year of termination, payable in the same manner as though Mr. Nallen had continued to be employed under the employment agreement (where the minimum bonus is equal to the average of the two immediately preceding annual bonuses paid to Mr. Nallen prior to the date of termination); and

•	the full value of any 21CF PSU award, which will be calculated at the end of the applicable performance period as if no termination had occurred (with such award being payable when the award would have been paid had no termination occurred).

Zweifach Employment Agreement

21CF entered into an employment agreement with Mr. Gerson Zweifach, effective February 1, 2012, which currently expires on June 30, 2020 and may be renewed or extended. The employment agreement provides for the following severance payments and benefits upon a termination by 21CF without “cause” (as defined therein) or a resignation for “good reason” (as defined therein):

•	base salary continuation for the remaining term of the employment agreement (with a minimum of 12 months of base salary continuation), payable in accordance with 21CF’s normal payroll practices; and

•	the full value of any 21CF PSU award, which will be calculated at the end of the applicable performance period as if no termination had occurred (with such award being payable when the award would have been paid had no termination occurred).

Mr. Zweifach is subject to non-competition and non-interference covenants under his employment agreement that limit his post-employment activity for a one-year period after termination, except that the limitation extends until June 30, 2020, if later than such one-year period, in the event of termination by Mr. Zweifach without good reason.

Other Items

The named executive officers are also entitled to receive certain other fully vested compensation arrangements, including lifetime health and welfare benefit continuation for each named executive officer other than Mr. Zweifach and their respective surviving spouses and supplemental retirement benefits for each named executive officer other than Mr. Zweifach. Such amounts are fully vested and would be payable to the named executive officers upon any termination of employment. Mr. Lachlan K. Murdoch also holds 9,415 deferred stock units, which he received for his service as a non-executive director prior to his appointment as an executive officer of 21CF. The deferred stock units vest on the earlier of the first trading day of the quarter five years following the date of grant or upon Mr. Lachlan K. Murdoch’s termination of service from the 21CF board.

280G Mitigation Actions

The employment agreements of Messrs. Lachlan K. Murdoch and James R. Murdoch, Nallen and Zweifach, as well as the 21CF 2013 Long-Term Incentive Plan (in which each named executive officer participates, including Mr. K. Rupert Murdoch), provide for a “best net” approach such that if the payment of any amounts to the executive would subject the executive to the excise tax provisions of Section 280G of the Code, the payments would be reduced to an amount below the threshold at which such penalty tax provisions apply if such a reduction (and the avoidance of such penalty taxes) would be more favorable to the executive on an after-tax basis. While 21CF will be permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code), the compensation committee has not yet approved any specific actions to mitigate the expected impact of Section 280G of the Code on 21CF and any disqualified individuals. Executives are not entitled to receive gross-ups or tax reimbursements from 21CF with respect to any potential excise taxes.

Indemnification; Directors’ and Officers’ Insurance

Under the combination merger agreement, certain indemnification and insurance rights exist in favor of 21CF’s current and former directors and officers. Such indemnification and insurance rights are further described in the section entitled “The Combination Merger Agreement—Indemnification and Insurance” beginning on page 182.

INTERESTS OF DISNEY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTIONS

In considering the recommendation of the Disney board that Disney stockholders vote to approve the share issuance proposal and the Disney charter amendment, Disney stockholders should be aware that certain directors and executive officers of Disney have certain interests in the transactions that may be different from, or in addition to, the interests of Disney stockholders generally. The Disney board was aware of these interests and considered them, among other things, in evaluating the combination merger agreement and the transactions and in recommending that the Disney stockholders approve the share issuance proposal and the Disney charter amendment proposal.

Employment Arrangement with Disney’s Chairman and Chief Executive Officer

In connection with the execution of the combination merger agreement, Disney amended the Amended and Restated Employment Agreement with Robert A. Iger dated as of October 6, 2011, as previously amended, which employment agreement we refer to as the Iger agreement and which amendment we refer to as the Iger amendment, to extend to December 31, 2021 the period during which Mr. Iger would remain employed with Disney and serve as Chairman and Chief Executive Officer if the mergers are completed. The Disney board determined that the extension will be critical to Disney’s ability to effectively drive long-term value from the acquisition. If the mergers are not consummated, the term of the Iger agreement will end at July 2, 2019 (or, if later, 90 days after the combination merger agreement is terminated without the closing having occurred).

In connection with this extension, Mr. Iger’s base salary increased to $3.0 million effective January 1, 2018 and, if the mergers are completed, his salary will increase to $3.5 million, his target annual incentive will increase to $20 million and his annual target long-term incentive award will increase to $25 million (and the potential payout on annual performance share units may increase to 200% of target). In connection with the execution of the Iger amendment, Mr. Iger also received an award of 245,098 restricted stock units that will vest over four years regardless of whether the mergers are completed and 687,898 performance share units that will vest on December 31, 2021 (1) if the mergers are completed and (2) subject to satisfaction of a performance-vesting requirement based on total shareholder return of Disney common stock relative to the total shareholder returns of the S&P 500. The payout on the performance share units will be zero if the low end of the performance range is not achieved and up to 150% of the number of units awarded if the high end of the performance range is achieved. The remaining terms and conditions of the restricted stock units and performance share units will be the same in all material respects as the terms and conditions of time-based restricted stock unit awards granted to Disney executive officers and other Disney performance share unit awards granted to Mr. Iger in respect of fiscal year 2017, respectively. The Iger amendment also extended to five years the consulting period following termination of Mr. Iger’s tenure as Chairman and Chief Executive Officer and provided that the quarterly fee of $500,000 and the provision of security services, as provided in the Iger agreement, will remain in place for the length of the extended consulting period. Except as described herein, the other material terms of the Iger agreement remain unchanged.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF DISNEY

The unaudited pro forma condensed combined financial statements of Disney presented below, which we refer to as the Disney Pro Forma Financial Statements, present (1) Disney combined with RemainCo including its existing 39% interest in Sky (“Combined - Sky at 39%”), and (2) Disney combined with RemainCo giving effect to the completion of the Sky acquisition at the current offer price of £10.75 per share (“Combined - Sky at 100%”). These pro formas are derived from the historical consolidated financial statements of Disney and the RemainCo Pro Forma Financial Statements, which present (1) RemainCo on a pro forma basis after giving effect to the transactions and (2) RemainCo on a pro forma basis after giving effect to the transactions and completion of the Sky acquisition at the current offer price of £10.75 per share (see “Unaudited Pro Forma Condensed Combined Financial Data of RemainCo” on page 220 of this joint proxy statement/prospectus). The Disney Pro Forma Financial Statements give effect to (1) the completion of the transactions and (2) the completion of the transactions and the Sky acquisition at the current offer price of £10.75 per share, as if they had been completed on October 2, 2016, for statement of income purposes, and on March 31, 2018, for balance sheet purposes.

Disney, RemainCo and Sky have different fiscal years. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Regulation S-X. The pro forma statement of income information included in the Disney Pro Forma Financial Statements is based on the following:

•	With respect to Disney, the audited consolidated financial statements of Disney contained in its Annual Report on Form 10-K for the year ended September 30, 2017 and the unaudited consolidated financial statements of Disney for the six months ended March 31, 2018; and

•	With respect to RemainCo and Sky, the RemainCo Pro Forma Financial Statements for the year ended June 30, 2017 and the RemainCo Pro Forma Financial Statements for the six months ended December 31, 2017.

The pro forma balance sheet information included in the Disney Pro Forma Financial Statements is based on the following:

•	With respect to Disney, Disney’s unaudited consolidated historical balance sheet as of March 31, 2018; and

•	With respect to RemainCo and Sky, the RemainCo Pro Forma Financial Statements as of March 31, 2018.

Disney has made certain adjustments to the historical book values of the assets and liabilities of RemainCo to reflect preliminary estimates of their fair values, with the excess of the purchase price over the adjusted historical net assets of RemainCo recorded as goodwill. Disney has not completed the detailed valuations necessary to arrive at the final estimates of the fair value of RemainCo assets to be acquired and liabilities to be assumed in order to complete the related allocations of purchase price, nor has 21CF completed its detailed valuations of Sky assets and liabilities. Disney is also unable to determine the adjustments necessary, if any, to conform RemainCo and, if applicable, Sky to Disney’s accounting policies. Until the mergers and, if applicable, the Sky acquisition are completed, Disney, RemainCo, and Sky are limited in their ability to share information with each other. Upon completion of the mergers and, if applicable, the Sky acquisition, Disney will complete the valuations and any increases or decreases in the fair value adjustments could be materially different than amounts presented in the Disney Pro Forma Financial Statements. Additionally, the value of the merger consideration will be determined based on the price of Disney common stock at the time of the completion of the mergers and therefore is subject to change. The merger consideration may also be subject to change based on the exchange ratio adjustment, which will be based on whether the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. As described under the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation”

beginning on page 184 of this joint proxy statement/prospectus, it is likely that the final estimate of the tax liabilities taken into account will differ materially from the amount estimated for purposes of setting the initial exchange ratio.

See the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus for additional detail on the calculation of the exchange ratio and the section entitled “Risk Factors—Risk Factors Relating to the Transactions” beginning on page 61 of this joint proxy statement/prospectus for risk factors related to the calculation of the transaction tax and its potential effect on the exchange ratio adjustment. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. Because of the exchange ratio adjustment, the number of shares of Disney common stock that 21CF stockholders will receive in the initial merger cannot be determined until immediately prior to completion of the initial merger. Accordingly, there can be no assurance that the final value of merger consideration will not result in a material change to the Disney Pro Forma Financial Statements. See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

The Disney Pro Forma Financial Statements have been prepared to reflect adjustments to Disney’s historical consolidated financial information that are (i) directly attributable to the acquisition of RemainCo and, if applicable, the Sky acquisition, (ii) factually supportable and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on Disney’s results.

The Disney Pro Forma Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of Disney would have been had the acquisition of RemainCo and, if applicable, the completion of the Sky acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The Disney Pro Forma Financial Statements do not include integration costs expected to result from the acquisition of RemainCo or, if applicable, the completion of the Sky acquisition or the realization of any cost synergies or revenue synergies expected to result from the acquisition of RemainCo or any cost synergies or revenue synergies related to the completion of the Sky acquisition. The Disney Pro Forma Financial Statements also do not reflect any divestitures or other actions that may be required by regulatory or governmental authorities in connection with obtaining approvals and clearances for the transactions or the Sky acquisition. The effects of the foregoing items could, individually or in the aggregate, materially impact the Disney Pro Forma Financial Statements.

The Disney Pro Forma Financial Statements and accompanying notes should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Disney and 21CF, which are incorporated by reference into this joint proxy statement/prospectus, and the RemainCo Pro Forma Financial Statements appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data of RemainCo” beginning on page 220 of this joint proxy statement/prospectus and the separate IFRS historical financial statements denominated in Pounds Sterling of Sky for the year ended June 30, 2017 and six months ended December 31, 2017, available at https://corporate.sky.com/investors/latest-results, which are not incorporated by reference into this joint proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

THE WALT DISNEY COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2018

(In Millions)

	Disney	RemainCo	Pro Forma Adjustments (Sky at 39%)		Combined (Sky at 39%)	RemainCo Consolidation of Sky	Pro Forma Adjustments (Sky at 100%)		Combined (Sky at 100%)
ASSETS
Current assets
Cash and cash equivalents	$4,179	$13,272	331	c2	$17,782	$(3,710)	$—		$14,072
Receivables	9,678	5,347	345	c2	14,646	1,404	(126)	d	15,924
			(724)	d
Inventories	1,301	54	—		1,355	101			1,456
Television costs and advances	1,114	2,461	854	c2	4,042	3,368	(56)	d	7,354
			(387)	d
Other current assets	536	670	85	c2	1,291	491	—		1,782

Total current assets	16,808	21,804	504		39,116	1,654	(182)		40,588
Film and television costs	8,074	7,897	(4,445)	b2	21,772	—	—		21,772
			8,780	b3
			1,538	c2
			(72)	d
Investments	3,148	4,050	(4,050)	b2	12,005	(3,226)	(4,000)	b5	4,779
			12,304	b5
			(2,277)	c
			(1,170)	c
Parks, resorts and other property	29,200	706	149	c2	30,055	3,564	—		33,619
Intangible assets, net	6,962	3,305	(3,305)	b2	31,989	20,467	—		52,456
			23,617	b4
			1,410	c1
Goodwill	31,350	7,719	(7,719)	b2	68,474	13,937	4,000	b5	85,571
			29,750	b			(840)	b8
			7,374	c
Other assets	2,401	1,859	89	c2	3,873	973	(10)	d	4,836
			(476)	d

Total assets	$97,943	$47,340	$62,001		$207,284	$37,369	$(1,032)		$243,621

The accompanying notes are an integral part of the Disney Pro Forma Financial Statements.

THE WALT DISNEY COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2018

(continued)

(In Millions)

	Disney	RemainCo	Pro Forma Adjustments (Sky at 39%)		Combined (Sky at 39%)	RemainCo Consolidation of Sky	Pro Forma Adjustments (Sky at 100%)		Combined (Sky at 100%)
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, deferred revenue and other	$13,810	$13,179	$(366)	b6	$27,595	$6,126	$(126)	d	$33,595
			1,721	c2
			(860)	d
			111	e7
Current portion of borrowings	5,918	1,538	33	b7	7,489	605	—		8,094

Total current liabilities	19,728	14,717	639		35,084	6,731	(126)		41,689
Borrowings	18,766	18,459	3,831	b7	41,394	23,140	—		64,534
			338	c2
Deferred income taxes	2,949	546	5,810	b8	9,372	3,489	(840)	b8	12,021
			178	c3
			(88)	d
			(23)	e7
Other long-term liabilities	6,699	3,157	(139)	b6	10,400	956	(10)	d	11,346
			(146)	c
			1,210	c2
			(381)	d
Redeemable noncontrolling interests	1,150	535	(535)	b1	2,834	—	—		2,834
			957	b9
			727	c
Equity	48,651	9,926	53,319	a	108,200	3,053	(56)	d	111,197
			(9,926)	b1
			1,948	b9
			2,423	c
			2,277	c
			(330)	d
			(88)	e7

Total liabilities and equity	$97,943	$47,340	$62,001		$207,284	$37,369	$(1,032)		$243,621

The accompanying notes are an integral part of the Disney Pro Forma Financial Statements.

THE WALT DISNEY COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2017

(In Millions, Except Per Share Data)

	Disney	RemainCo	Pro Forma Adjustments (Sky at 39%)		Combined (Sky at 39%)	RemainCo Consolidation of Sky	Pro Forma Adjustments (Sky at 100%)		Combined (Sky at 100%)
Revenues	$55,137	$19,307	$1,488	e1	$75,389	$15,907	$(379)	e2	$90,917
			(543)	e2
Operating expenses	(30,306)	(12,428)	(1,383)	e1	(44,364)	(11,524)	397	e2	(55,491)
			472	e2
			(719)	e4
Selling, general, administrative and other	(8,176)	(2,763)	(881)	e1	(11,751)	(1,658)	6	e2	(13,403)
			90	e2
			(21)	e6
Depreciation and amortization	(2,782)	(388)	(32)	e1	(5,410)	(1,745)	—		(7,155)
			(2,208)	e5
Restructuring and impairment and other	(20)	(403)	—		(423)	(194)	—		(617)
Interest expense, net	(385)	(1,161)	3	e1	(1,320)	(607)	—		(1,927)
			223	e3
Equity in the income of investees	320	(42)	472	e1	541	(311)	209	e9	439
			(209)	e9

Income before income taxes	13,788	2,122	(3,248)		12,662	(132)	233		12,763
Income taxes	(4,422)	(522)	1,004	f	(3,940)	150	(86)	f	(3,876)

Net Income	9,366	1,600	(2,244)		8,722	18	147		8,887
Less: Net income attributable to noncontrolling interests	(386)	(237)	534	e1	(89)	5	—		(84)

Net income attributable to Disney	$8,980	$1,363	$(1,710)		$8,633	$23	$147		$8,803

Earnings per share:
Diluted	$5.69	$0.73			$4.13				$4.21

Basic	$5.73	$0.74			$4.15				$4.23

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,578	1,856	513	e8	2,091				2,091

Basic	1,568	1,854	513	e8	2,081				2,081

The accompanying notes are an integral part of the Disney Pro Forma Financial Statements.

THE WALT DISNEY COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED MARCH 31, 2018

(In Millions, Except Per Share Data)

	Disney	RemainCo	Pro Forma Adjustments (Sky at 39%)		Combined (Sky at 39%)	RemainCo Consolidation of Sky	Pro Forma Adjustments (Sky at 100%)		Combined (Sky at 100%)
Revenues	$29,899	$10,017	$774	e1	$40,387	$8,576	$(191)	e2	$48,772
			(303)	e2
Operating expenses	(16,270)	(6,795)	(1,032)	e1	(24,188)	(6,246)	194	e2	(30,240)
			269	e2
			(360)	e4
Selling, general, administrative and other	(4,326)	(1,271)	(550)	e1	(6,086)	(881)	3	e2	(6,964)
			30	e2
			(10)	e6
			41	e7
Depreciation and amortization	(1,473)	(203)	(31)	e1	(2,814)	(904)	—		(3,718)
			(1,107)	e5
Restructuring and impairment and Other	66	(229)	—		(163)	(72)	—		(235)
Interest expense, net	(272)	(593)	1	e1	(752)	(336)	—		(1,088)
			112	e3
Equity in the income of investees	49	26	375	e1	352	(168)	98	e9	282
			(98)	e9

Income before income taxes	7,673	952	(1,889)		6,736	(31)	104		6,809
Income taxes	(85)	534	383	f	832	49	(28)	f	853

Net Income	7,588	1,486	(1,506)		7,568	18	76		7,662
Less: Net income attributable to noncontrolling interests	(228)	(127)	442	e1	87	1	—		88

Net income attributable to Disney	$7,360	$1,359	$(1,064)		$7,655	$19	$76		$7,750

Earnings per share:
Diluted	$4.86	$0.73			$3.77				$3.82

Basic	$4.88	$0.73			$3.79				$3.84

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,515	1,854	513	e8	2,028				2,028

Basic	1,507	1,852	513	e8	2,020				2,020

The accompanying notes are an integral part of the Disney Pro Forma Financial Statements.

Note 1. Basis of Presentation

On December 13, 2017, Disney and 21CF entered into the combination merger agreement. Pursuant to the combination merger agreement, following the distribution, Corporate Sub will be merged with and into 21CF, and 21CF will continue as the surviving corporation in the initial merger and a wholly-owned subsidiary of Disney. Prior to the completion of the initial merger, 21CF will engage in the separation whereby it will transfer to New Fox a portfolio of 21CF’s news, sports and broadcast businesses, including Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network and certain other assets, and New Fox will assume from 21CF certain liabilities associated with such businesses. 21CF will retain all of the assets and liabilities not transferred to New Fox, including the Twentieth Century Fox film and television studios and certain cable networks and international TV businesses and a 39% interest in Sky. Following the separation and prior to the completion of the initial merger, 21CF will distribute all of the issued and outstanding shares of New Fox common stock to 21CF stockholders (other than holders that are subsidiaries of 21CF) on a pro rata basis. Prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment.

At the first effective time, each share of 21CF common stock issued and outstanding immediately prior to the first effective time (other than (i) excluded shares, or (ii) the hook stock shares, which will be exchanged for Disney stock as described under “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus) will be exchanged for the merger consideration. The merger consideration will consist of a number of validly issued, fully paid and non-assessable shares of Disney common stock equal to the exchange ratio. See the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy/prospectus for additional detail on the calculation of the exchange ratio.

The transaction tax is an amount that will be estimated by Disney and 21CF to equal the sum of (a) spin taxes, (b) an amount in respect of divestiture taxes, as described in further detail in the section entitled “The Combination Merger Agreement—Tax Matters—Divestiture Taxes” beginning on page 185 of this joint proxy statement/prospectus and (c) the amount of taxes imposed on 21CF and its subsidiaries as a result of the operations of the New Fox business from and after December 13, 2017 through the closing of the transactions, but only to the extent such taxes exceed an amount of cash, which will not be less than zero, equal to the New Fox cash amount, as described in further detail in the section entitled “The Combination Merger Agreement—Separation” beginning on page 160 of this joint proxy statement/prospectus. See the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 184 of this joint proxy statement/prospectus for a more detailed discussion of the transaction tax calculation. See the section entitled “The Transactions—Sensitivity Analysis” for a sensitivity analysis of the exchange ratio and the amount of the cash payment based on changes in the amount of the transaction tax.

Based on the number of shares of 21CF common stock outstanding as of May 22, 2018, the closing price for Disney common stock on May 22, 2018 of $104.07 and assuming that the amount of the transaction tax is $6.5 billion (which would result in a cash payment of $2.0 billion from Disney to New Fox and no exchange ratio adjustment), Disney would be required to issue approximately 513 million shares of Disney common stock, a value of approximately $53.3 billion. The value at which Disney will record the merger consideration will be based upon Disney’s stock price on the closing date. In addition, Disney will assume 21CF’s net debt, which was approximately $13.2 billion and had an estimated fair value of approximately $17.1 billion as of March 31, 2018 (fair value of approximately $23.9 billion of debt less approximately $6.8 billion in cash) if the Sky acquisition is not completed or an estimated fair value of $44.5 billion of net debt (fair value of approximately $47.6 billion of debt less approximately $3.1 billion in cash) if the Sky acquisition is completed. Disney will also have a majority interest in Hulu after completion of the transactions. Accordingly, the Disney Pro Forma Financial Statements reflect the consolidation of Hulu’s financial results.

21CF currently holds approximately 39% of the issued shares of Sky. In December 2016, 21CF issued an announcement disclosing the terms of the Sky acquisition. The Disney Pro Forma Financial Statements give effect to the completion of the Sky acquisition and reflect the consolidation of Sky’s financial results.

On April 25, 2018, Comcast announced the Comcast offer, which will be subject to regulatory pre-conditions as well as additional closing conditions. Following the announcement of the Comcast offer, on April 25, 2018, the Sky independent committee withdrew its previously announced recommendation that unaffiliated Sky shareholders vote in favor of the Sky acquisition and 21CF received from Sky a written notice of termination of the Sky cooperation agreement. As a result of the termination of the Sky cooperation agreement, the break fee will not be payable by 21CF in any circumstance. Certain provisions relating to 21CF’s conduct of the Sky acquisition survive the termination of the Sky cooperation agreement.

Notwithstanding the termination of the Sky cooperation agreement, Sky has stated that the Sky independent committee intends to cooperate fully with both 21CF and Comcast to secure the relevant approvals to satisfy the pre-conditions for both offers. 21CF remains committed to the Sky acquisition and is currently considering its options.

The accompanying unaudited pro forma condensed combined statements of income for the year ended September 30, 2017 and six months ended March 31, 2018, which we refer to as the Disney Pro Forma Statements of Income, and the unaudited pro forma condensed combined balance sheet as of March 31, 2018, which we refer to as the Disney Pro Forma Balance Sheet, present the results of operations and balance sheet data of (1) Disney combined with RemainCo (including its existing 39% interest in Sky), and (2) Disney combined with RemainCo giving effect to the completion of the Sky acquisition at the current offer price of £10.75 per share. The combined company information is based upon the historical financial statements of Disney and the RemainCo Pro Forma Financial Statements, and (1) gives effect to the transactions, the consolidation of Hulu and adjustments described in these footnotes, which is intended to reflect the impact on Disney of the completion of the transactions in the event that the Sky acquisition is not consummated (as presented in the Combined—Sky at 39% column) and (2) also gives effect to the transactions, consolidation of Sky and Hulu and adjustments described in these footnotes, which is intended to reflect the impact on Disney of the completion of the transactions in the event that the Sky acquisition is consummated at the current offer price of £10.75 per share, in each case as if they had been completed on October 2, 2016, for statement of income purposes, and on March 31, 2018, for balance sheet purposes.

Disney has made certain adjustments to the historical book values of the assets and liabilities of RemainCo to reflect preliminary estimates of fair values, with the excess of the purchase price over the adjusted historical net assets of RemainCo recorded as goodwill. Disney has not completed the detailed valuations necessary to arrive at the final estimates of the fair value of RemainCo assets to be acquired and liabilities to be assumed in order to complete the related allocations of purchase price, nor has 21CF completed its detailed valuations of Sky assets and liabilities. Disney has reviewed the publicly available financial statements of 21CF but is unable to determine the adjustments necessary, if any, to conform RemainCo and Sky to Disney accounting policies. Until the mergers and, if applicable, the Sky acquisition are completed, Disney, RemainCo, and Sky are limited in their ability to share information with each other. Upon completion of the mergers and, if applicable, the Sky acquisition, Disney will complete the valuations and any increases or decreases in the fair value adjustments could be materially different than amounts presented in the Disney Pro Forma Financial Statements. Additionally, the value of the merger consideration will be determined based on the price of Disney common stock at the time of the completion of the merger and therefore is subject to change. The merger consideration may also be subject to the exchange ratio adjustment, which will be based on the final estimate of the transaction tax. As described under “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation,” it is likely that the final estimate of the transaction tax will differ materially from the initial estimate used to set the initial exchange ratio. Accordingly, there can be no assurance that the final value of merger consideration will not result in a material change to the Disney Pro Forma Financial Statements.

The accompanying Disney Pro Forma Financial Statements are presented for illustrative purposes only and do not include the realization of any cost savings, revenue synergies or costs for the integration of the companies’ operations. The accompanying Disney Pro Forma Financial Statements have been adjusted to reflect changes to reclassify certain RemainCo financial statement line items to conform to Disney presentation and to report the preliminary impact of consolidating Sky and Hulu.

The Disney Pro Forma Financial Statements have been prepared to reflect adjustments to Disney’s historical consolidated financial information that are (a) directly attributable to the acquisition of RemainCo, (b) factually supportable and (c) with respect to the pro forma statements of income, expected to have a continuing impact on Disney’s results.

The following RemainCo and Sky balance sheet categories have been adjusted or aggregated to conform to Disney’s presentation: (1) RemainCo’s “Inventories, net” has been bifurcated to include DVDs, Blu-rays and other merchandise in “Inventories” and the remainder as “Television costs and advances” and (2) RemainCo’s non-current “Receivables, net” have been reported as non-current “Other Assets.” In addition, Sky’s “Inventories, net” has been bifurcated to include set-top boxes, related equipment and certain other inventory in “Inventories” and the remainder as “Television costs and advances.”

RemainCo’s “Impairment and restructuring charges” and “Other, net” have been aggregated and reported as “Restructuring and impairment and other,” and “Interest expense, net” and “Interest Income” have been aggregated and reported as “Interest expense, net” in the Disney Pro Forma Statements of Income.

Note 2. Pro Forma Adjustments

(a)	The Disney Pro Forma Balance Sheet has been adjusted to record the issuance of 513 million shares of Disney common stock to the 21CF stockholders at a value of approximately $53.3 billion, which is based on the number of shares of 21CF common stock outstanding as of May 22, 2018 and the closing price for Disney common stock on May 22, 2018 of $104.07. This assumes that the amount of the transaction tax is $6.5 billion (which would result in a cash payment of $2.0 billion from Disney to New Fox and no exchange ratio adjustment). The value at which Disney will record the merger consideration will be based upon the price of Disney common stock on the closing date. If the average Disney stock price on the closing date is 10% greater or lower than $104.07, the purchase price would be different by approximately $5 billion, with a corresponding adjustment to goodwill. The exchange ratio adjustment is not affected by the issuance of shares of Disney stock to 21CF subsidiaries that own hook stock shares, as such shares of Disney stock will be owned by wholly-owned subsidiaries of Disney following the initial merger and will therefore be treated as treasury shares for legal and accounting purposes.

The actual number of shares of Disney common stock to be delivered to 21CF stockholders will be based upon the number of shares of 21CF common stock issued and outstanding when the transactions close and the exchange ratio. It is assumed that all Disney common stock issued will be new issuances. However, Disney may issue treasury shares for a portion or all of the required shares of Disney common stock.

The merger consideration may also be subject to change based on the exchange ratio adjustment, which will be based on whether the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. As described under the section entitled “The Combination Merger Agreement—Tax Matters—Transaction Tax Calculation” beginning on page 184 of this joint proxy statement/prospectus, it is likely that the final estimate of the tax liabilities taken into account will differ materially from the amount estimated for purposes of setting the initial exchange ratio. Accordingly, under certain circumstances, there could be a material adjustment to the exchange ratio. Because of the exchange ratio adjustment, the number of shares of Disney common stock that 21CF stockholders will receive in the initial merger cannot be determined until immediately prior to completion of the initial merger. Accordingly, there can be no assurance that the final value of merger consideration will not result in a material change to the Disney Pro Forma Financial Statements. For further information regarding the exchange ratio adjustment see the sections entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus and “Risk Factors—Risk Factors to the Transactions” beginning on page 93 of this joint proxy statement/prospectus. See the section entitled “The Transactions—Sensitivity Analysis” beginning on page 61 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

(b)	The preliminary allocation of the purchase price to RemainCo’s identifiable net assets acquired is as follows (in millions):

	Total
Preliminary value of Disney common stock and restricted stock units expected to be issued	$53,319	(a)
Elimination of historical RemainCo book value:
Redeemable noncontrolling interests	535	(bl)
Equity	9,926	(bl)
Goodwill	(7,719	)(b2)
Intangible assets: finite and indefinite-lived	(3,305	)(b2)
Investments	(4,050	)(b2)
Film and television costs	(4,445	)(b2)
Record estimated fair value of RemainCo:
Film and television costs	8,780	(b3)
Intangible assets: finite and indefinite-lived	23,617	(b4)
30% investment in Hulu	2,277	(b5)
Hulu control premium	1,170	(b5)
39% investment in Sky	7,444	(b5)
Other investments in equity affiliates	1,413	(b5)
Record estimated fair value adjustments of RemainCo:
Deferred revenue, short and long-term	505	(b6)
Short and long-term debt	(3,864	)(b7)
Tax impacts of fair value adjustments	(5,810	)(b8)
Estimated fair value of redeemable noncontrolling interests	(957	)(b9)
Estimated fair value of noncontrolling interests	(1,948	)(b9)

Preliminary fair value of identifiable net assets acquired	23,569

Goodwill	$29,750	(b)

The Disney Pro Forma Financial Statements reflect a preliminary allocation of the purchase price to identifiable assets and liabilities, and unless otherwise noted, historical book values as of March 31, 2018 are assumed to approximate fair values. Significant assets and liabilities where historical book values is assumed to approximate fair values include cash and cash equivalents, accounts receivable, acquired television costs and advances, fixed assets, accounts payable and accrued liabilities. The remaining unallocated purchase price was allocated to goodwill, which is not deductible for tax purposes. The final purchase price allocations, which will be based on third-party valuations, may result in different allocations for the acquired assets and assumed liabilities than the amounts presented in the Disney Pro Forma Financial Statements, and those differences could be material.

(bl)	The Disney Pro Forma Balance Sheet has been adjusted to eliminate the historical stockholders’ equity and redeemable noncontrolling interest accounts of RemainCo.

(b2)

The Disney Pro Forma Balance Sheet has been adjusted to eliminate RemainCo’s historical goodwill, intangibles assets, investments and theatrical film and television production and programming costs. The historical carrying values of acquired television costs and advances are assumed to be at fair value as acquired programming contracts are generally shorter in duration and may include inflationary pricing mechanisms for future years. In addition, the value associated with potential off-market terms may be captured in the estimated fair value of the acquired distribution networks. Therefore, the historical values of the acquired programming rights have not been eliminated. The Disney Pro Forma Statements of Income have been adjusted to eliminate the associated amortization expense recorded in the pro forma RemainCo statements of income (see footnote e).

(b3)	The Disney Pro Forma Balance Sheet has been adjusted to report the estimated fair value of “Film and television costs.” Because the cash flows generated from recently released titles are generally higher in the earlier years following theatrical release, Disney used a sum-of-the-years-digits method to estimate amortization expense, which results in a larger portion of amortization expense in the early years. The estimated asset lives for recently released titles range from 1 to 10 years with a weighted average of 8 years. The estimated fair value was derived on a portfolio basis rather than an individual title basis. For recently released titles, Disney expects to use the film forecast method at the individual title level when the detailed information becomes available. The estimated asset lives for library titles range from 7 to 10 years with a weighted average of 9 years. For library titles, Disney used a straight line amortization method. The historical carrying values of acquired television costs and advances are assumed to be at fair value.

The estimated fair values of these assets are sensitive to input assumptions, which include the magnitude and timing of forecasted cash flows, discount rates, royalty rates, revenue growth rates and useful lives, which we refer to as the Fair Value Assumptions. The following table is presented for illustrative purposes, and provides the estimated annual impact on pro forma net income for a $1 billion change in fair value assigned to recently released titles or film libraries, respectively (in millions, expect per share impact).

	Weighted Average Life in years	Estimated Amortization Expense(1)	Net income impact	Per share impact
Recently Released	8	$222	$176	$0.08
Film Library	9	111	88	0.04

(1)	Amortization of recently released titles reflects the sum-of-the-years-digits method over the lives shown and the first year of amortization is displayed. Expense for each year thereafter will decrease.

(b4)	Disney has preliminarily identified the following intangible assets: distribution networks, trade names, technology and subscriber relationships. Substantially all of these assets are identified as finite-lived intangibles with estimated useful lives that range from 2 to 20 years for which Disney has assumed straight-line amortization. The Disney Pro Forma Balance Sheet has been adjusted to report the estimated fair value of RemainCo intangibles as “Intangible assets, net.” The fair values are sensitive to changes in the Fair Value Assumptions. The weighted average estimated life for finite-lived intangibles is 11 years. For illustrative purposes, the estimated annual impact of a $1 billion change in fair value assigned to these intangible assets on annual amortization expense, pro forma net income and earnings per share would be $91 million, $72 million and $0.03, respectively.

(b5)	The Disney Pro Forma Balance Sheet has been adjusted to report RemainCo’s investments in equity affiliates at estimated fair value. The Pro Forma Adjustments—Sky at 100% column includes an adjustment to eliminate the fair value of the 39% investment in Sky presented in the Combined—Sky at 39% column.

(b6)	The Disney Pro Forma Balance Sheet has been adjusted to report RemainCo’s deferred revenues at estimated fair value, which is based on the estimated cost to perform the remaining services under the contracts plus a normal profit margin.

(b7)	The Disney Pro Forma Balance Sheet has been adjusted by $3.9 billion to reflect the carrying value of RemainCo debt of $20.0 billion at fair value of $23.9 billion. The fair value was primarily determined using third-party pricing sources as of March 31, 2018.

The following table is presented for illustrative purposes and provides the estimated (decrease)/increase on pro forma borrowings and annual interest expense, net income and earnings per share for a 100 bps change in interest rates (in millions, except per share impact):

Change in interest rate	Fair value of debt	Estimated Interest Expense	Net income impact	Per share impact
+100 bps	$(1,995)	$122	$(97)	$(0.05)
-100 bps	2,347	(152)	120	0.06

(b8)	The Disney Pro Forma Balance Sheet has been adjusted to reflect the tax effect of estimated revaluation adjustments to RemainCo’s assets and liabilities. The Pro Forma Adjustments—Sky at 100% column includes an adjustment for deferred income tax impact of the elimination of the 39% investment in Sky fair value.

(b9)	The Disney Pro Forma Balance Sheet has been adjusted to report the estimated fair value of noncontrolling interests in RemainCo subsidiaries. The redemption of certain noncontrolling interests is outside the control of RemainCo, and these interests are reflected as “Redeemable noncontrolling interests.”

(c)	The Disney Pro Forma Balance Sheet reports the preliminary impact of consolidating Hulu at fair value. Disney and 21CF each currently own 30% of Hulu.

The estimated fair value of Disney’s 30% interest in Hulu is $2.3 billion, which is sensitive to the Fair Value Assumptions. The difference between the historical carrying value of Disney’s interest ($146 million negative investment balance) and the estimated fair value is reported in equity ($2.4 billion), which we refer to as the Hulu Gain. Upon the closing of the transactions, the Hulu Gain will be recognized in Disney’s statement of income, although the Disney Pro Forma Statement of Income has not been adjusted to reflect the Hulu Gain as it will not have a continuing impact on Disney’s results. The estimated fair value of RemainCo’s 30% interest is also $2.3 billion. As Disney will now have a combined 60% interest, it is required to record Hulu at its estimated $8.7 billion fair value, which implies a control premium of $1.1 billion. An increase or decrease in the estimated fair value of Hulu would have an impact on the Hulu Gain and goodwill.

The Disney Pro Forma Balance Sheet has been adjusted for the estimated fair value of the 30% noncontrolling interest ($2.3 billion) and 10% redeemable noncontrolling interest ($0.7 billion) in Hulu.

The Disney Pro Forma Financial Statements reflect a preliminary allocation of the purchase price to identifiable assets and liabilities, and unless otherwise noted, historical book values as of March 31, 2018 are assumed to approximate fair values. The remaining unallocated purchase price was allocated to goodwill, which is not deductible for tax purposes. The final purchase price allocations, which will be based on third-party valuations, may result in different allocations for the acquired assets and assumed liabilities than the amounts presented in the Disney Pro Forma Financial Statements, and those differences could be material.

The following schedule shows the impact on the Disney Pro Forma Balance Sheet from consolidating Hulu (in millions):

Estimated fair value of:
Disney’s 60% interest	$5,724	(c)
Hulu equity attributable to noncontrolling interest	2,277	(c)
Hulu equity attributable to redeemable noncontrolling interest	727	(c)

	8,728
Trade name, technology and subscriber list	1,410	(c1)
Other assets and liabilities, net	122	(c2)
Tax impacts of fair value adjustments	(178	)(c3)

Preliminary fair value of identifiable net assets acquired	1,354

Goodwill	$7,374	(c)

(c1)	Disney has preliminarily identified the following intangible assets: trade names, technology and subscriber relationships, which are finite-lived intangible assets with lives that range from 3 to 15 years, with a weighted average of 10 years. The Disney Pro Forma Balance Sheet includes the estimated fair value of Hulu’s intangibles as “Intangible assets, net.” The intangible asset fair values are sensitive to changes in the Fair Value Assumptions. Disney has assumed a straight-line amortization method for these assets in the Disney Pro Forma Financial Statements. For illustrative purposes, the estimated annual impact on pro forma net income for a $500 million change in the fair value assigned to these intangibles asset would be $50 million.

(c2)	Disney has preliminarily recorded certain assets and liabilities, including cash and cash equivalents, receivables, film and television costs, accounts payable, accrued expenses, other long-term liabilities and recently refinanced long-term debt, at Hulu’s historical carrying value, which is assumed to approximate fair value.

(c3)	The Disney Pro Forma Balance Sheet has been adjusted to reflect the tax effect of estimated revaluation adjustments to Hulu’s assets and liabilities.

(d)	The Disney Pro Forma Balance Sheet has been adjusted to eliminate transactions between Disney, RemainCo, Hulu and Sky. The balances include receivables and payables for licensing of film and television content, advertising revenues and affiliate fees from distribution of networks. To the extent that the amount of cumulative profit recognized by the selling entity is different than the expense recognized by the purchasing entity, that difference has been eliminated.

(e)	The Disney Pro Forma Statements of Income have been adjusted to reflect the following:

(e1)	The Disney Pro Forma Statements of Income have been adjusted to consolidate the historical financial results of Hulu, net of adjustments to eliminate transactions between Hulu on one hand and Disney or RemainCo on the other hand. In addition, the Disney Pro Forma Statements of Income have been adjusted to eliminate equity losses of Hulu and to record an allocation of Hulu’s losses to noncontrolling interest holders.

(e2)	The Disney Pro Forma Statements of Income have been adjusted to eliminate transactions between Disney, RemainCo and Sky. Transactions include licensing of film and television content, advertising revenue and affiliate fees from distribution of networks.

(e3)	The Disney Pro Forma Statements of Income have been adjusted to reflect lower interest expense using an effective interest method due to the adjustment of RemainCo long-term debt to preliminary fair value.

(e4)	The Disney Pro Forma Statements of Income have been adjusted to reflect the incremental impact of film and television programming and production cost amortization as a result of adjusting these amounts to preliminary fair value.

(e5)	The Disney Pro Forma Statements of Income have been adjusted to reflect the incremental impact of amortization of finite lived intangibles as a result of adjusting these amounts to preliminary fair value.

(e6)	The Disney Pro Forma Statements of Income have been adjusted to reflect the impact of a multi-year executive compensation arrangement that is contingent on the completion of the mergers. Disney increased selling, general, administrative and other expense by approximately $21 million and $10 million for the twelve months ended September 30, 2017 and six months ended March 31, 2018, respectively.

Disney will issue Disney stock or equity awards in exchange for 21CF equity awards in conjunction with the transaction. We do not expect to recognize a material amount of incremental compensation expense associated with the Disney stock or equity awards exchanged for 21CF equity awards that existed before December 13, 2017.

In February 2018, 21CF made the Retention RSU grant of 5.8 million units to certain senior executives and established a $110 million cash-based retention program for certain employees. Disney will be required to record a portion of the fair value of the Retention RSU grants (which fair value will be determined as of the first effective time) and of the cash-based retention program as compensation expense based upon an estimate of the value provided to RemainCo/Disney. The estimated compensation will be recognized based upon the vesting period of the awards with pre-close vesting recognized as compensation expense at the first effective time and the remainder recognized as compensation expense over the subsequent 15 months for the Retention RSU grant and 10 months for the cash-based retention program. As the Retention RSU grants and cash-based retention program are one-time in nature they have not been included in the Disney Pro Forma Financial Statements.

(e7)	The Disney Pro Forma Statements of Income have been adjusted to eliminate transaction costs incurred in connection with the acquisition totaling $41 million for the six months ended March 31, 2018. For the Disney Pro Forma Balance Sheet, Disney included an estimate of investment banking and merger related legal and accounting fees of approximately $111 million.

(e8)	The weighted average shares have been increased by 513 million to reflect the issuance of 513 million shares of Disney common stock as merger consideration, which number of shares, as described in Note a, is based on the number of shares of 21CF common stock outstanding as of May 22, 2018 and assumes that the amount of the transaction tax is $6.5 billion (which results in a cash payment of $2.0 billion from Disney to New Fox and no change to the exchange ratio pursuant to the exchange ratio adjustment). The dilutive effect of unvested Disney restricted stock units granted in conjunction with the transactions is not significant based on the closing price for Disney common stock on May 22, 2018 of $104.07.

(e9)	The Disney Pro Forma Statements of Income have been adjusted to reflect the incremental amortization of finite lived intangibles as a result of reporting RemainCo’s 39% investment in Sky at fair value. The Pro Forma Adjustments—Sky at 100% column includes an adjustment to eliminate the incremental amortization from the 39% investment in Sky presented in the Combined—Sky at 39% column.

(f)	The Disney Pro Forma Statements of Income have been adjusted to reflect the estimated income tax effect of the aggregate pre-tax pro forma adjustments. The aggregate pre-tax effect of these adjustments is taxed at an estimated rate of 37.0% for the twelve months ended September 30, 2017 and 26.5% for the six months ended March 31, 2018. The six month rate reflects the impact of new federal income tax legislation that was signed into law in December 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF REMAINCO

Overview

The unaudited pro forma condensed combined financial statements presented below, which we refer to as the RemainCo Pro Forma Financial Statements, are presented to illustrate the estimated effects of (i) the separation and distribution of New Fox and the related net cash dividend from New Fox to 21CF and (ii) the pending acquisition by 21CF of the fully diluted share capital of Sky, which 21CF does not already own, each of which is described in more detail in note 1 to the RemainCo Pro Forma Financial Statements.

The RemainCo Pro Forma Financial Statements have been prepared in accordance with SEC Regulation S-X Article 11 and are not intended to be a complete presentation of 21CF’s financial position or results of operations had the transactions occurred as of and for the periods indicated. In addition, the RemainCo Pro Forma Financial Statements are provided for illustrative and informational purposes only, and are not necessarily indicative of 21CF’s future results of operations or financial condition had the transactions been completed on the dates assumed.

The RemainCo Pro Forma Financial Statements are derived by applying pro forma adjustments to the historical consolidated financial statements of 21CF incorporated by reference in this joint proxy statement/prospectus.

The pro forma adjustments related to the transactions include:

•	presenting New Fox as discontinued operations in accordance with ASC 205, as defined in the Basis of Presentation, included in the accompanying notes, as a result of the separation and distribution;

•	in connection with the separation and distribution, a dividend in the amount of $8.5 billion to be paid to 21CF by New Fox net of the estimated payment in the amount of $2 billion to be paid from Disney to New Fox on the day after the closing of the mergers;

•	inclusion of Sky’s historical financial information as a result of the Sky acquisition;

•	conversion of Sky’s historical financial information as presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which we refer to as the IFRS, to U.S. GAAP and translation of such historical financial information from Pounds Sterling to U.S. dollars;

•	impact of preliminary fair value adjustments to the identifiable assets and liabilities of Sky; and

•	estimated impact of the financing for the Sky acquisition, which we refer to as the Sky financing.

The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2017 and for the fiscal years ended June 30, 2017, June 30, 2016 and June 30, 2015 reflect 21CF’s results as if the separation and distribution had occurred on July 1, 2014 and the Sky acquisition and Sky financing had occurred on July 1, 2016. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 gives effect to the transactions as if they had occurred on March 31, 2018.

Pro forma adjustments included in the RemainCo Pro Forma Financial Statements are limited to those that are (i) directly attributable to the transactions, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on RemainCo’s results.

The RemainCo Pro Forma Financial Statements are subject to the assumptions and adjustments described in the accompanying notes, which should be read together with the RemainCo Pro Forma Financial Statements. 21CF’s management believes that these assumptions and adjustments, based upon the information available at this time, are reasonable under the circumstances.

The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the closing of the transactions, including, but not limited to, material non-recurring charges subsequent to the closing.

The RemainCo Pro Forma Financial Statements do not reflect any divestitures or any other actions that may be required by regulatory or governmental authorities in connection with obtaining regulatory approvals and clearances for the Sky acquisition or the combination mergers. The RemainCo Pro Forma Financial Statements do not include integration costs expected to result from the Sky acquisition or any cost synergies or revenue synergies related to the Sky acquisition. The effects of the foregoing items could, individually or in the aggregate, materially impact the RemainCo Pro Forma Financial Statements.

The RemainCo Pro Forma Financial Statements should be read in conjunction with the following information:

•	historical financial statements of 21CF and the related notes included in 21CF’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 as filed with the SEC on August 14, 2017;

•	historical financial statements of 21CF and the related notes included in 21CF’s Quarterly Reports on Form 10-Q for the periods ended December 31, 2017 and March 31, 2018, each as filed with the SEC on February 8, 2018 and May 10, 2018, respectively; and

•	IFRS historical financial statements denominated in Pounds Sterling of Sky for the fiscal year ended June 30, 2017 and six months ended December 31, 2017 which are available at https://corporate.sky.com/investors/latest-results.

Disney and 21CF have different fiscal year ends. Regulation S-X, Rule 11-02(c)(3) allows the combination of financial information for pro forma reporting purposes for companies if their fiscal years end within 93 days of each other. As such, 21CF’s historical results in the RemainCo Pro Forma Financial Statements are derived from 21CF’s unaudited consolidated statement of operations for the six months ended December 31, 2017, audited consolidated statements of operations for the fiscal years ended June 30, 2017, June 30, 2016 and June 30, 2015 and unaudited consolidated balance sheet as of March 31, 2018. Sky and 21CF have the same fiscal year end.

For more information regarding such historical consolidated financial statements and related notes, see “Where You Can Find More Information.”

REMAINCO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2017

(in millions, except per share data)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		RemainCo without Sky (Subtotal)	Sky Historical As Presented3.g	U.S. GAAP Conversion and Purchase Accounting Adjustments		Sky Financing and Other Pro Forma Adjustments		Consolidation of Sky (Subtotal)	RemainCo with Sky
Revenues	$15,039	$(5,326)	$304	3.c	$10,017	$8,825	$(14)	3.h	$(235)	3.l	$8,576	$18,593
Operating expenses	(10,141)	3,640	(294)	3.c	(6,795)	(6,480)	—		234	3.l	(6,246)	(13,041)
Selling, general and administrative	(1,712)	441	—		(1,271)	(850)	(31)	3.h	—		(881)	(2,152)
Depreciation and amortization	(284)	81	—		(203)	(654)	(250)	3.i	—		(904)	(1,107)
Impairment and restructuring charges	(24)	(3)	—		(27)	(62)	—		—		(62)	(89)
Equity earnings (losses) of affiliates	27	(1)	—		26	62	—		(230)	3.m	(168)	(142)
Interest expense, net	(625)	13	—		(612)	(186)	60	3.h, 3.j	(217)	3.n, 3.o	(343)	(955)
Interest income	19	—	—		19	7	—		—		7	26
Other, net	(301)	96	3	3.d	(202)	(29)	—		19	3.o	(10)	(212)

Income (loss) from continuing operations before income tax benefit (expense)	1,998	(1,059)	13		952	633	(235)		(429)		(31)	921
Income tax benefit (expense)	827	(289)	(4)	3.e	534	(46)	46	3.k	49	3.k, 3.m	49	583

Income (loss) from continuing operations	2,825	(1,348)	9		1,486	587	(189)		(380)		18	1,504
Less: (Net income) loss attributable to noncontrolling interests	(150)	23	—		(127)	1	—		—		1	(126)

Income (loss) from continuing operations attributable to 21CF stockholders	$2,675	$(1,325)	$9		$1,359	$588	$(189)		$(380)		$19	$1,378

EARNINGS PER SHARE DATA
Weighted average shares
Basic	1,852				1,852							1,852
Diluted	1,854				1,854							1,854
Income from continuing operations attributable to 21CF stockholders per share:
Basic and Diluted	$1.44				$0.73							$0.74

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

REMAINCO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2017

(in millions, except per share data)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		RemainCo without Sky (Subtotal)	Sky Historical As Presented3.g	U.S. GAAP Conversion and Purchase Accounting Adjustments		Sky Financing and Other Pro Forma Adjustments		Consolidation of Sky (Subtotal)	RemainCo with Sky
Revenues	$28,500	$(9,977)	$784	3.c	$19,307	$16,403	$—		$(496)	3.l	$15,907	$35,214
Operating expenses	(17,775)	6,135	(788)	3.c	(12,428)	(12,009)	(1)	3.h	486	3.l	(11,524)	(23,952)
Selling, general and administrative	(3,617)	854	—		(2,763)	(1,648)	(10)	3.h	—		(1,658)	(4,421)
Depreciation and amortization	(553)	165	—		(388)	(1,209)	(536)	3.i	—		(1,745)	(2,133)
Impairment and restructuring charges	(315)	165	—		(150)	(178)	—		—		(178)	(328)
Equity (losses) earnings of affiliates	(41)	(1)	—		(42)	27	—		(338)	3.m	(311)	(353)
Interest expense, net	(1,219)	24	—		(1,195)	(259)	82	3.h, 3.j	(458)	3.n, 3.o	(635)	(1,830)
Interest income	36	(2)	—		34	28	—		—		28	62
Other, net	(327)	128	(54)	3.d	(253)	(135)	—		119	3.o	(16)	(269)

Income (loss) from continuing operations before income tax (expense) benefit	4,689	(2,509)	(58)		2,122	1,020	(465)		(687)		(132)	1,990
Income tax (expense) benefit	(1,419)	877	20	3.e	(522)	(142)	96	3.k	196	3.k, 3.m	150	(372)

Income (loss) from continuing operations	3,270	(1,632)	(38)		1,600	878	(369)		(491)		18	1,618
Less: (Net income) loss attributable to noncontrolling interests	(274)	37	—		(237)	5	—		—		5	(232)

Income (loss) from continuing operations attributable to 21CF stockholders	$2,996	$(1,595)	$(38)		$1,363	$883	$(369)		$(491)		$23	$1,386

EARNINGS PER SHARE DATA
Weighted average shares
Basic	1,854				1,854							1,854
Diluted	1,856				1,856							1,856
Income from continuing operations attributable to 21CF stockholders per share:
Basic	$1.62				$0.74							$0.75
Diluted	$1.61				$0.73							$0.75

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

REMAINCO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2016

(in millions, except per share data)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		RemainCo
Revenues	$27,326	$(8,948)	$733	3.c	$19,111
Operating expenses	(17,129)	5,577	(733)	3.c	(12,285)
Selling, general and administrative	(3,675)	936	—		(2,739)
Depreciation and amortization	(530)	167	—		(363)
Impairment and restructuring charges	(323)	55	—		(268)
Equity losses of affiliates	(34)	(1)	—		(35)
Interest expense, net	(1,184)	18	—		(1,166)
Interest income	38	(5)	—		33
Other, net	(335)	105	(14)	3.d	(244)

Income (loss) from continuing operations before income tax (expense) benefit	4,154	(2,096)	(14)		2,044
Income tax (expense) benefit	(1,130)	777	6	3.e	(347)

Income (loss) from continuing operations	3,024	(1,319)	(8)		1,697
Less: (Net income) loss attributable to noncontrolling interests	(261)	35	—		(226)

Income (loss) from continuing operations attributable to 21CF stockholders	$2,763	$(1,284)	$(8)		$1,471

EARNINGS PER SHARE DATA
Weighted average shares
Basic	1,943				1,943
Diluted	1,945				1,945
Income from continuing operations attributable to 21CF stockholders per share:
Basic and Diluted	$1.42				$0.76

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

REMAINCO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2015

(in millions, except per share data)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		RemainCo
Revenues	$28,987	$(8,227)	$696	3.c	$21,456
Operating expenses	(18,561)	5,290	(705)	3.c	(13,976)
Selling, general and administrative	(3,784)	897	—		(2,887)
Depreciation and amortization	(736)	160	—		(576)
Impairment and restructuring charges	(502)	38	—		(464)
Equity earnings (losses) of affiliates	904	(2)	—		902
Interest expense, net	(1,198)	9	—		(1,189)
Interest income	39	—	—		39
Other, net	4,698	133	(33)	3.d	4,798

Income (loss) from continuing operations before income tax (expense) benefit	9,847	(1,702)	(42)		8,103
Income tax (expense) benefit	(1,243)	624	15	3.e	(604)

Income (loss) from continuing operations	8,604	(1,078)	(27)		7,499
Less: (Net income) loss attributable to noncontrolling interests	(231)	32	—		(199)

Income (loss) from continuing operations attributable to 21CF stockholders	$8,373	$(1,046)	$(27)		$7,300

EARNINGS PER SHARE DATA
Weighted average shares
Basic	2,127				2,127
Diluted	2,130				2,130
Income from continuing operations attributable to 21CF stockholders per share:
Basic	$3.94				$3.43
Diluted	$3.93				$3.43

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

REMAINCO

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2018

(in millions)

	21CF Historical3.a	New Fox3.b	Pro Forma Adjustments		RemainCo without Sky (Subtotal)	Sky Historical As Presented3.g	U.S. GAAP Conversion and Purchase Accounting Adjustments		Sky Financing and Other Pro Forma Adjustments		Consolidation of Sky (Subtotal)	RemainCo with Sky
ASSETS
Current assets
Cash and cash equivalents	$7,372	$(600)	$6,500	3.f	$13,272	$734	$(16,359)	3.p	$11,915	3.n	$(3,710)	$9,562
Receivables, net	6,905	(1,670)	112	3.c	5,347	1,679	—		(275)	3.l	1,404	6,751
Inventories, net	3,645	(1,354)	224	3.c	2,515	3,434	35	3.h	—		3,469	5,984
Other	739	(69)	—		670	404	96	3.q	(9)	3.l, 3.u	491	1,161

Total current assets	18,661	(3,693)	6,836		21,804	6,251	(16,228)		11,631		1,654	23,458

Non-current assets
Receivables, net	736	—	—		736	45	—		(28)	3.l	17	753
Investments	4,256	(206)	—		4,050	218	(3,444)	3.m	—		(3,226)	824
Inventories, net	8,002	(115)	10	3.c	7,897	—	—		—		—	7,897
Property, plant and equipment, net	1,861	(1,155)	—		706	3,476	88	3.h	—		3,564	4,270
Intangible assets, net	6,174	(2,869)	—		3,305	6,384	14,083	3.r	—		20,467	23,772
Goodwill	12,794	(5,075)	—		7,719	6,915	7,022	3.s	—		13,937	21,656
Other non-current assets	1,494	(371)	—		1,123	956	—		—		956	2,079

Total assets	$53,978	$(13,484)	$6,846		$47,340	$24,245	$1,521		$11,603		$37,369	$84,709

LIABILITIES AND EQUITY
Current liabilities
Borrowings	$1,538	$—	$—		$1,538	$574	$31	3.r	$—		$605	$2,143
Accounts payable, accrued expenses and other current liabilities	7,561	(1,218)	6,836	3.c, 3.f	13,179	6,278	—		(152)	3.l, 3.u	6,126	19,305

Total current liabilities	9,099	(1,218)	6,836		14,717	6,852	31		(152)		6,731	21,448

Non-current liabilities
Borrowings	18,459	—	—		18,459	10,512	713	3.r	11,915	3.n	23,140	41,599
Other liabilities	3,798	(641)	—		3,157	984	—		(28)	3.l	956	4,113
Deferred income taxes	1,638	(1,092)	—		546	339	3,163	3.q, 3.r, 3.t	(13)	3.u	3,489	4,035
Redeemable noncontrolling interests	761	(226)	—		535	—	—		—		—	535
Commitments and contingencies
Total equity	20,223	(10,307)	10	3.c, 3.f	9,926	5,558	(2,386)	3.t	(119)	3.u	3,053	12,979

Total liabilities and equity	$53,978	$(13,484)	$6,846		$47,340	$24,245	$1,521		$11,603		$37,369	$84,709

See accompanying Notes to the Unaudited RemainCo Pro Forma Financial Statements.

Notes to the Unaudited RemainCo Pro Forma Financial Statements

1.	Description of the Transactions

Disney Transaction / Separation and Distribution of New Fox

Pursuant to the terms of the combination merger agreement, following the distribution, Corporate Sub will be merged with and into 21CF, and 21CF will continue as the surviving corporation in the initial merger and a wholly-owned subsidiary of Disney. Prior to the completion of the initial merger, 21CF and New Fox will enter into the separation agreement, pursuant to which 21CF will, among other things, engage in the separation (subject to satisfaction of the same closing conditions as the mergers), whereby it will transfer to New Fox a portfolio of 21CF’s news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, and sports cable networks FS1, FS2, Fox Deportes and Big Ten Network, and certain other assets and liabilities associated with such businesses. 21CF will retain all assets and liabilities not transferred to New Fox, including the Twentieth Century Fox film and television studios and certain cable and international television businesses. Following the separation and prior to the completion of the initial merger, 21CF will distribute all of the issued and outstanding common stock of New Fox to 21CF stockholders (other than holders that are subsidiaries of 21CF) on a pro rata basis. Prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment. As the separation and distribution will be taxable to 21CF at the corporate level, the dividend is intended to fund the taxes resulting from the separation and distribution and certain other transactions contemplated by the combination merger agreement, which we refer to as the transaction tax.

Upon completion of the transaction, each issued and outstanding share of 21CF common stock (other than the hook stock shares) will be exchanged automatically for 0.2745 shares of Disney common stock. The exchange ratio may be subject to an adjustment based on the final estimate of certain tax liabilities arising from the separation and the distribution and other transactions contemplated by the combination merger agreement. The initial exchange ratio in the combination merger agreement of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion. See the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement for additional detail on the calculation of the exchange ratio, and the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

Sky Acquisition

21CF currently holds approximately 39% of the issued shares of Sky. In December 2016, 21CF issued an announcement disclosing the terms of the Sky acquisition, at a price of £10.75 per share, payable in cash, subject to certain payments of dividends.

The Sky acquisition remains subject to certain customary closing conditions, including approval by the UK Secretary of State for Digital, Culture, Media and Sport and the requisite approval of Sky shareholders unaffiliated with 21CF. The Sky acquisition has received unconditional clearance by all competent competition authorities including the European Commission, and has been cleared on public interest and plurality grounds in all of the markets in which Sky operates outside of the UK, including Austria, Germany, Italy and the Republic of Ireland. 21CF anticipates regulatory approval of the transaction by early summer 2018.

On April 25, 2018, Comcast announced the Comcast offer, which will be subject to regulatory pre-conditions as well as additional closing conditions. Following the announcement of the Comcast offer, on April 25, 2018, the Sky independent committee withdrew its previously announced recommendation that unaffiliated Sky shareholders vote in favor of the Sky acquisition and 21CF received from Sky a written notice of termination of the Sky cooperation agreement. As a result of the termination of the Sky cooperation agreement, the break fee will not be payable by 21CF in any circumstance. Certain provisions relating to 21CF’s conduct of the Sky acquisition survive the termination of the Sky cooperation agreement.

Notwithstanding the termination of the Sky cooperation agreement, Sky has stated that the Sky independent committee intends to cooperate fully with both 21CF and Comcast to secure the relevant approvals to satisfy the pre-conditions for both offers. 21CF remains committed to the Sky acquisition and is currently considering its options.

These pro forma financial statements include cash consideration transferred and the corresponding financing for the Sky acquisition based upon a purchase price of £10.75 per share.

The Sky acquisition is expected to deliver a more diversified revenue base and increased geographic spread to 21CF’s earnings and will create an improved balance between subscription, affiliate fees, advertising and content revenues.

21CF expects to issue senior notes in U.S. dollars in an amount approximately equal to £8.5 billion, which, based on the exchange rate as of March 31, 2018 of 1.40, would be approximately $12 billion, in connection with the Sky financing.

2.	Basis of Presentation

Disney Transaction / Separation and Distribution of New Fox

The separation and distribution will qualify as discontinued operations for 21CF, and New Fox is therefore presented in the New Fox column in accordance with the discontinued operations guidance in Accounting Standards Codification, which we refer to as ASC, 205, “Financial Statement Presentation.” In accordance with applicable SEC guidance, the unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2017 and for the fiscal years ended June 30, 2017, June 30, 2016 and June 30, 2015 reflect the separation and distribution as discontinued operations. Upon completion of the separation and distribution, holders of 21CF class A common stock and class B common stock will receive, on a pro rata basis, all of the issued and outstanding common stock of New Fox.

Sky Acquisition

The Sky acquisition will be accounted for under the acquisition method of accounting in accordance with ASC 805, “Business Combinations” where 21CF is the accounting acquirer and Sky will be treated as the accounting acquiree. The assumed accounting for the business combination, including consideration transferred, is based on provisional amounts and the associated purchase accounting is not final. For the purposes of the assumed preliminary purchase accounting, 21CF used certain assumptions based on publicly available information and industry knowledge. The accounting for the business combination could be materially impacted as 21CF obtains additional information. The amounts allocated to intangibles, property, plant and equipment and goodwill, the estimates of useful lives and the related pro forma and future depreciation and amortization expense are subject to change pending the consummation of the Sky acquisition and completion of the final valuation of identifiable assets and liabilities. A change in the purchase accounting, including the valuation of identifiable assets and liabilities and any estimate of useful lives could result in a change in the value allocated to intangible assets and property, plant and equipment that could impact future depreciation and amortization expense and such changes could be material. Further, the Sky acquisition has not received all necessary approvals from governmental authorities. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements in accordance with the rules and regulations of the SEC. Differences between those preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the RemainCo Pro Forma Financial Statements. Please see note 3.r for the assumed preliminary purchase price allocation.

The RemainCo Pro Forma Financial Statements have been compiled in a manner consistent with the accounting policies of 21CF. Upon completion of the Sky acquisition, 21CF will perform a detailed review of Sky’s accounting policies. As a result of that review, 21CF may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined entity. Additionally, certain financial information of Sky as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in 21CF’s historical consolidated financial statements for purposes of preparing the RemainCo Pro Forma Financial Statements.

The fiscal years of 21CF and Sky end on June 30. The historical financial information of Sky was prepared in accordance with IFRS, and is denominated in Pounds Sterling. The RemainCo Pro Forma Financial Statements include adjustments to convert Sky’s historical financial statements from IFRS to U.S. GAAP, which have been determined by 21CF management based on information provided by Sky, and to translate the Pounds Sterling amounts into U.S. dollars.

3.	Pro Forma Adjustments

3.a	Reflects 21CF’s historical financial position as of March 31, 2018 and operating results for the six months ended December 31, 2017 and the fiscal years ended June 30, 2017, June 30, 2016 and June 30, 2015, respectively.

In February 2018, 21CF determined that, upon vesting, the outstanding PSU awards for the fiscal 2016-2018 performance period granted to all participants in the PSU award program will be paid out based on the target number of PSUs awarded in accordance with the original vesting schedule, which constituted a modification of such awards.

In February 2018, 21CF made the Retention RSU grants to certain senior executives. The Retention RSU grants will vest 50% shortly prior to the first effective time and 50% on the 15-month anniversary of the first effective time. See the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus for additional details regarding the Retention RSU grants. In February 2018, 21CF also established a cash-based retention program for certain employees who did not receive a Retention RSU grant. Amounts under the cash-based retention program will be paid 50% at the first effective time and 50% on the 10-month anniversary of the first effective time. Vesting of the Retention RSU grants and payments under the cash-based retention program are subject to the employee’s continued employment through the applicable vesting or payment date or certain covered terminations of employment prior to such date. In the event the combination merger agreement is terminated, the Retention RSU grants will vest and payments under the cash-based retention program will be made on the later of December 13, 2019 and the date of such termination. Compensation expense related to the Retention RSU grants and cash-based retention program of approximately $325 million is to be recognized in 21CF’s historical financial statements over approximately two years.

The PSU modification and grant of equity awards and the cash-based retention program resulted in additional compensation expenses of approximately $85 million for the nine months ended March 31, 2018, of which approximately $60 million was included in selling, general and administrative expenses and the remaining amount was included in other, net in 21CF’s unaudited historical consolidated statements of operations.

The statements of operations in the RemainCo Pro Forma Financial Statements do not include compensation expense related to the Retention RSU grants, the cash-based retention program and the modification of equity awards as the grants and modification occurred subsequent to the periods of the financial statements.

3.b	Represents adjustments to record the separation and distribution of New Fox, as presented on an ASC 205 basis. The financial information presented in accordance with ASC 205 excludes attributions,

allocations and other carve-out adjustments. (See the New Fox Pro Forma Financial Statements for New Fox carve-out information, New Fox pro forma adjustments and related discussion.) Because the financial information presented under ASC 205 excludes attributions, allocations and other carve-out adjustments, 21CF management believes that the financial information presented under ASC 205 may not be representative of future results that New Fox will report as an independent public company. For instance, 21CF management estimates that corporate costs for New Fox could range between $275 million and $350 million on an annual basis. This range is based on subjective estimates and assumptions.

The adjustment to cash to record the separation and distribution of New Fox was reported as $600 million without the additional allocations discussed in note 3.k to the New Fox Pro Forma Financial Statements. The compilation of the underlying information to factually support such allocation is not yet complete. As a result, the allocation process is ongoing, and differences between the financial information included herein and the final cash allocation to New Fox could be material. See the section entitled “The Combination Merger Agreement—The Separation” beginning on page 160 of this joint proxy statement/prospectus for additional details regarding the allocation of cash to New Fox.

21CF generated a net increase in cash and cash equivalents for the three months ended March 31, 2018 in the amount of $1.6 billion, of which, based on the historical performance of the New Fox business, 21CF management believes a material portion to be attributable to the New Fox business. Accordingly, 21CF management expects that the New Fox cash amount will be in excess of the $600 million base amount which will decrease the amount of cash allocated to RemainCo. The allocation process will be finalized at the consummation of the transactions.

3.c	Represents adjustments to record the effect of historical ongoing transactions between New Fox and 21CF which were historically eliminated in consolidation as intercompany transactions.

3.d	In connection with the separation of 21CF from News Corporation in June 2013, 21CF agreed to indemnify News Corporation, on an after-tax basis, for payments made after the separation arising out of civil claims and investigations relating to phone hacking, illegal data access and inappropriate payments to public officials that occurred at subsidiaries of News Corporation, as well as legal and professional fees and expenses paid in connection with the related criminal matters, other than fees, expenses and costs relating to employees who are not (i) directors, officers or certain designated employees or (ii) with respect to civil matters, co-defendants with News Corporation (the “U.K. Newspaper Matters Indemnity”). In accordance with the combination merger agreement, certain costs and liabilities related to the U.K. Newspaper Matters Indemnity will be allocated to New Fox. The liability related to the U.K. Newspaper Matters Indemnity of approximately $60 million as of March 31, 2018 is included in the accounts payable, accrued expenses and other current liabilities line in the New Fox column presented on an ASC 205 basis. In 21CF’s historical financial statements, the associated expense / income was included in (loss) income from discontinued operations, net of tax financial statement line and is included in the other, net financial statement line in the New Fox column as New Fox would not present this as discontinued operations on a go forward basis. The pro forma adjustment eliminates the effect of the above reclassification on the RemainCo Pro Forma Financial Statements.

3.e	In determining the tax rate to apply to 21CF’s pro forma adjustments, 21CF used a combined federal and state applicable tax rate of 30% for the six months ended December 31, 2017, which reflects the decrease in the federal statutory rate from the federal income tax legislation enacted in December 2017, and 37% for all other periods.

3.f

Represents an adjustment to record a net dividend of $6.5 billion paid to 21CF by New Fox and a corresponding current taxes payable of $6.5 billion for the transaction tax arising from the separation and distribution. Although the transaction tax is directly related to the separation and distribution, 21CF has not included a pro forma adjustment related to the transaction tax in the unaudited pro forma condensed combined statement of operations as this event is considered non-recurring in nature.

In accordance with the combination merger agreement, the dividend to be paid by New Fox to 21CF with the intent of funding 21CF’s transaction tax is $8.5 billion. The initial exchange ratio in the combination merger agreement of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion. See the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement for additional detail on the calculation of the exchange ratio, and the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

The final estimate of the transaction tax, the cash payment from Disney to New Fox, if any, and the exchange ratio at closing are subject to a number of uncertainties, including that such estimate will be based on the volume weighted average trading price of New Fox stock on the date of the distribution and other factors that cannot be known at this time and, as a result, a specific estimate of the transaction tax is not factually supportable at this time.

Following the execution of the combination merger agreement, on December 22, 2017, the United States enacted new tax legislation that, among other things, reduced the maximum corporate income tax rate from 35% to 21%. Holding all other things equal, this change in tax rates would result in a significantly lower spin tax, and by extension a lower transaction tax than the one estimated when the initial exchange ratio was set. For purposes of the RemainCo Pro Forma Financial Statements, a transaction tax payable of $6.5 billion is assumed as it is the lowest level of transaction tax that would not result in a change to the exchange ratio. See (i) the section entitled “Risk Factors—Risk Factors Relating to the Transactions” beginning on page 61 of this joint proxy statement/prospectus for discussion of other risk factors related to the calculation of the transaction tax and its potential effect on the exchange ratio adjustment and (ii) the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for a sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax. If the actual transaction taxes are higher or lower than $6.5 billion, RemainCo’s accounts payable, accrued expenses and other current liabilities would increase or decrease, respectively, by the amount of such difference. If the final estimate of transaction taxes is higher than $6.5 billion but lower than $8.5 billion, the net amount of the dividend from New Fox to RemainCo would be increased by such difference as well.

3.g	Sky’s historical financial position as of March 31, 2018 and operating results for the six months ended December 31, 2017 and the fiscal year ended June 30, 2017 were derived from Sky’s historical financial statements as of March 31, 2018, for the six months ended December 31, 2017 and for the fiscal year ended June 30, 2017, respectively. The historical financial statements of Sky were prepared in accordance with IFRS and converted from Pounds Sterling to U.S. dollars using the average exchange rate of £1.00 to $1.31 for the six months ended December 31, 2017, the average exchange rate of £1.00 to $1.27 for the fiscal year ended June 30, 2017 and the spot exchange rate of £1.00 to $1.40 as of March 31, 2018. Additionally, certain balances within Sky’s historical financial information were reclassified to be consistent with 21CF’s presentation.

The following table sets forth the reclassifications that were made to Sky’s historical financial information to conform to 21CF’s presentation of the statement of operations for the six months ended December 31, 2017 (in millions):

	Sky Historical As Reported	Reclassification	Sky Historical As Presented
Operating expenses	$(8,075)	$1,595	$(6,480)
Selling, general and administrative	—	(850)	(850)
Depreciation and amortization	—	(654)	(654)
Impairment and restructuring charges	—	(62)	(62)
Other, net	—	(29)	(29)

The following table sets forth the reclassifications that were made to Sky’s historical financial information to conform to 21CF’s presentation of the statement of operations for the fiscal year ended June 30, 2017 (in millions):

	Sky Historical As Reported	Reclassification	Sky Historical As Presented
Operating expenses	$(15,179)	$3,170	$(12,009)
Selling, general and administrative	—	(1,648)	(1,648)
Depreciation and amortization	—	(1,209)	(1,209)
Impairment and restructuring charges	—	(178)	(178)
Other, net	—	(135)	(135)

The following table sets forth the reclassifications that were made to Sky’s historical financial information to conform to 21CF’s presentation of the balance sheet as of March 31, 2018 (in millions):

	Sky Historical As Reported	Reclassification	Sky Historical As Presented
Current receivables, net	$2,495	$(816)	$1,679
Current inventories, net	2,955	479	3,434
Other current assets	67	337	404
Non-current receivables, net	80	(35)	45
Other non-current assets	921	35	956
Non-current borrowings	10,604	(92)	10,512
Other liabilities	892	92	984

3.h	The historical financial statements of Sky were prepared in accordance with IFRS and have been adjusted for differences between IFRS and U.S. GAAP. These adjustments were not material.

3.i	Represents the estimated increase in amortization of intangible assets resulting from the preliminary purchase price allocation. The following table sets forth the calculation of the purchase accounting adjustment for amortization expense (in millions):

	For the six months ended December 31, 2017	For the fiscal year ended June 30, 2017
Amortization expense as a result of the Sky acquisition	$676	$1,312
Sky’s historical amortization expense	(426)	(776)

Purchase accounting adjustments	$250	$536

3.j	The following table sets forth the calculation of the U.S. GAAP conversion and purchase accounting adjustments for interest expense (in millions):

	For the six months ended December 31, 2017	For the fiscal year ended June 30, 2017
Interest expense as a result of the Sky acquisition	$126	$177
Sky’s historical interest expense	(186)	(259)

Total U.S. GAAP conversion and purchase accounting adjustments	$(60)	$(82)

Interest expense decreased $47 million and $97 million for the six months ended December 31, 2017 and for the fiscal year ended June 30, 2017, respectively, due to Sky’s borrowings being fair valued for the preliminary purchase price allocation.

3.k	In determining the tax rate to apply to 21CF’s pro forma adjustments, 21CF used the applicable statutory rate for the applicable period adjusted based on the jurisdiction in which the adjustment relates. If the adjustment relates to an item that would not be subject to tax in that particular jurisdiction, 21CF did not provide any tax effect. The effective tax rate for the six months ended December 31, 2017 and fiscal year ended June 30, 2017 was 20% and 21%, respectively, for the U.S. GAAP conversion and purchase accounting adjustments which reflects predominantly the U.K. tax rate. The effective tax rate for the six months ended December 31, 2017 and fiscal year ended June 30, 2017 was 11% and 29%, respectively, for the Sky financing and other pro forma adjustments which reflects predominantly the U.S. tax rate as well as the deferred tax impact discussed in note 3.m.

3.l	Represents the impact of eliminating transactions between Sky and the consolidated subsidiaries of 21CF upon the Sky acquisition.

3.m	Represents the impact to equity earnings (losses) of affiliates and investments as a result of the Sky acquisition. Historically 21CF accounted for its investment in Sky under the equity method of accounting. As a result of the Sky acquisition, Sky will become a wholly owned subsidiary of 21CF. Therefore, the historical equity earnings and the investment balance were eliminated. 21CF has also removed from income tax expense the net deferred tax amounts, including an adjustment for the new federal statutory rate, due to the difference between the equity earnings recorded from Sky and the dividends received from Sky during the period.

3.n	Represents 21CF’s expected issuance of $12 billion of senior notes with an assumed weighted average interest rate of 4.0%, net of $85 million unamortized debt issuance costs, which are expected to be used for the financing of the Sky acquisition. This adjustment reflects the increase to cash and cash equivalents and borrowings as of March 31, 2018 and an increase to interest expense, net which includes cash interest expense resulting from the issuance of the senior notes and additional interest expense resulting from the amortization of the debt issuance costs for the six months ended December 31, 2017 and for the fiscal year ended June 30, 2017. Every 12.5 basis points increase (decrease) in interest rates will increase (decrease) interest expense $8 million and $15 million for the six months ended December 31, 2017 and for the fiscal year ended June 30, 2017, respectively.

3.o	Represents the adjustment to remove transaction related costs incurred for the six months ended December 31, 2017 and the fiscal year ended June 30, 2017. These costs are considered to be non-recurring in nature, and as such, have been excluded from the unaudited pro forma condensed combined statements of operations.

Interest expense, net included $23 million and $21 million of transaction related costs for the six months ended December 31, 2017 and for the fiscal year ended June 30, 2017, respectively.

3.p

Represents the adjustment to reflect the estimated cash consideration transferred for the approximately 61% of Sky shares not currently owned by 21CF and the estimated additional shares as a result of the accelerated vesting of equity-based awards. The following table sets forth the calculation of consideration transferred and a reconciliation to the fair value of net assets acquired (in millions, except per share amounts and exchange rate):

Sky shares not owned by 21CF (fully diluted)	1,087
Price per share	£10.75

Consideration transferred	£11,685
Exchange rate (as of March 31, 2018)	1.40

Consideration transferred	$16,359
Fair value of previously held equity interest (1)	7,444

Fair value of net assets acquired	$23,803

(1)	To approximate the fair value of a non-controlling interest in Sky, the fair value of the previously held equity interest was calculated using the price per share for Sky on December 8, 2016, the day before the announcement of the Sky acquisition. The following table sets forth the calculation of the previously held equity interest (in millions, except per share amounts and exchange rate):

Sky shares owned by 21CF	673
Price per share	£7.90

Fair value of previously held equity interest	£5,317
Exchange rate (as of March 31, 2018)	1.40

Fair value of previously held equity interest	$7,444

3.q	Represents the expected tax benefit related to the settlement of the accelerated vesting of equity-based awards.

3.r	Represents the step up to fair value due to the preliminary purchase price allocation (See “Basis of Presentation” under the heading Sky Acquisition for additional information). The following table sets forth the preliminary allocation of the purchase price for the Sky acquisition as of March 31, 2018 to the acquired identifiable assets, assumed liabilities and pro forma goodwill, which are subject to changes pending the completion of the final valuation of assets and liabilities and such changes could be material (in millions):

Current assets	$6,382
Intangible assets(1)	20,467
Other non-current assets	4,783
Current borrowings	(605)
Other current liabilities	(6,278)
Non-current borrowings	(11,225)
Other non-current liabilities	(984)
Deferred income taxes	(2,662)
Noncontrolling interests	(12)
Goodwill(2)	13,937

Fair value of net assets acquired(3)	$23,803

(1)

Intangible assets primarily consist of approximately $11.1 billion related to subscriber relationships, with useful lives from 12 to 15 years, approximately $6.5 billion related to the indefinite-lived Sky trade name, approximately $2.0 billion related to technology-based intangible assets, with useful lives from four to six years, and approximately $0.9 billion of other finite-lived intangible assets, with useful lives from five to 15 years. The estimated fair value of identifiable intangible assets was determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and an increase or decrease in annual amortization expense of approximately $130 million, assuming an overall weighted-average useful life of 11 years and the exchange rate of £1.00 to $1.40.
(2)	The estimated goodwill, which is not tax deductible, reflects a more diversified revenue base and increased geographic spread.
(3)	See Note 3.p for the calculation of consideration transferred and a reconciliation to the fair value of net assets acquired.

3.s	Represents the adjustment to remove Sky’s historical goodwill of $6.9 billion and record goodwill resulting from the Sky acquisition of $13.9 billion.

3.t	Represents the adjustment to eliminate Sky’s historical stockholders’ equity net of the fair value of noncontrolling interests related to the Sky acquisition, a gain on remeasurement of 21CF’s previously held equity interest in Sky and the reclassification of accumulated other comprehensive income which we refer to as the AOCI, net of taxes related to Sky. The following table sets forth a reconciliation of the adjustment to stockholders’ equity (in millions):

Elimination of Sky’s historical stockholders’ equity	$(5,558)
Fair value of noncontrolling interests related to Sky acquisition	12
Gain on remeasurement of 21CF’s previously held equity interest in Sky, net of taxes(1)	2,865
AOCI, net of taxes related to Sky	295

Total U.S. GAAP conversion and purchase accounting adjustments	$(2,386)

(1)	The following table sets forth the calculation of the gain on remeasurement of 21CF’s previously held equity interest (in millions):

Fair value of previously held equity interest	$7,444
Less items related to the Sky investment:
Carryingvalue of the Sky investment	(3,485)
AOCI, net of taxes related to Sky	(295)
Other	41

Gain on remeasurement of 21CF’s previously held equity interest in Sky, before taxes	3,705
Income tax expense	(840)

Gain on remeasurement of 21CF’s previously held equity interest in Sky, net of taxes	$2,865

3.u	The following table sets forth the adjustments to the balance sheet to record the estimated payables for acquisition related transaction costs incurred after March 31, 2018 and the write-off of debt issuance costs related to the bridge credit agreement as a result of 21CF obtaining permanent financing (in millions):

Estimated payables for acquisition related transaction costs incurred after March 31, 2018	$(126)
Write-off of debt issuance costs related to the bridge credit agreement recorded in other current assets	(6)

Adjustment to stockholders’ equity, before taxes	(132)
Income tax benefit	13

Adjustment to stockholders’ equity, net of taxes	$(119)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF NEW FOX

Overview

The unaudited pro forma condensed combined financial statements presented below, which we refer to as the New Fox Pro Forma Financial Statements, are presented to illustrate New Fox on an unaudited historical carve-out basis following the separation and distribution and to show the effects of the New Fox financing and the net cash dividend from New Fox to 21CF, which we refer to collectively as the New Fox transactions, each as further described below. The New Fox column of the New Fox Pro Forma Financial Statements presented herein represents New Fox prepared in accordance with the discontinued operations guidance in ASC 205, as derived from the RemainCo Pro Forma Financial Statements in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data of RemainCo” beginning on page 220 of this joint proxy statement/prospectus, except for the nine months ended March 31, 2018, which have been derived from 21CF’s consolidated financial statements for such period, as New Fox and Disney have different fiscal year ends. 21CF has not yet completed the preparation and audit of historical carve-out financial statements for New Fox. Prior to the separation and distribution, New Fox intends to file with the SEC a registration statement which will include audited carve-out financial statements, unaudited carve-out interim financial statements and unaudited pro forma financial statements of New Fox. There could be differences between the financial information included in the New Fox registration statement and the New Fox Pro Forma Financial Statements included herein, and such differences could be material.

The unaudited pro forma condensed combined financial statements have been prepared in accordance with SEC Regulation S-X Article 11 and are not intended to be a complete presentation of New Fox’s financial position or results of operations had the New Fox transactions occurred as of and for the periods indicated. In addition, the unaudited pro forma condensed combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of New Fox’s future results of operations or financial condition as a stand-alone entity.

The New Fox Pro Forma Financial Statements have been prepared by applying certain carve-out and pro forma adjustments to the New Fox financial information prepared on an ASC 205 discontinued operations basis. The adjustments, which are related to the New Fox transactions, include:

•	carve-out adjustments pursuant to SEC Staff Accounting Bulletin, which we refer to as SAB, Topic 1:B to reflect the allocation of the costs related to certain corporate and support functions that are provided on a centralized basis within 21CF and not recorded at a business unit level;

•	estimated impact of the New Fox financing;

•	the dividend in the amount of $8.5 billion to be paid by New Fox to 21CF net of the estimated payment in the amount of $2 billion to be paid from Disney to New Fox on the day after the closing of the mergers and the use of such proceeds by New Fox to repay a corresponding portion of the initial New Fox financing;

•	the impact of and transactions contemplated by the terms of the combination merger agreement including separation costs, other liabilities and deferred taxes, which will be specifically allocated or attributed to New Fox; and

•	New Fox’s anticipated post-distribution capital structure

The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2018 and for the fiscal year ended June 30, 2017 reflect New Fox’s results as if the New Fox transactions had occurred on July 1, 2016. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 gives effect to the New Fox transactions as if they had occurred on March 31, 2018.

Pro forma adjustments included in the New Fox Pro Forma Financial Statements are limited to those that are (i) directly attributable to the New Fox transactions, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on New Fox’s results.

The New Fox Pro Forma Financial Statements are subject to the assumptions and adjustments described in the accompanying notes, which should be read together with the New Fox Pro Forma Financial Statements. 21CF’s management believes that these assumptions and adjustments, based upon the information available at this time, are reasonable under the circumstances. However, these adjustments are subject to change as the terms of all applicable agreements related to the separation and distribution are finalized.

The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the closing of the New Fox transactions, including, but not limited to, material non-recurring charges subsequent to the closing.

21CF management expects New Fox to experience changes in its cost structure when New Fox becomes an independent, publicly-traded company. For example, 21CF currently provides many corporate functions including, but not limited to, finance, legal, insurance, information technology, compliance and human resources management activities, among others. The New Fox carve-out financial statements include allocations of these expenses from 21CF of $221 million and $259 million for the nine months ended March 31, 2018 and the fiscal year ended June 30, 2017, respectively, within the financial statement line item selling, general and administrative in the statements of operations. 21CF management believes these costs may not be representative of the future costs New Fox will incur as an independent public company. 21CF management estimates that these costs could range between $275 million and $350 million on an annual basis. This range is based on subjective estimates and assumptions.

21CF management estimates that New Fox will incur additional costs during its transition to becoming a stand-alone public company. The accompanying unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet, have not been adjusted for these estimated costs as the costs are not expected to have an ongoing impact on New Fox operating results and these costs are projected amounts based on subjective estimates and assumptions, which are not factually supportable at this time. It is anticipated that substantially all of these costs will be incurred within 18 months of the separation and distribution. The transition-related costs include, but are not limited to, incremental legal, accounting, tax and other professional costs pertaining to establishing New Fox as a stand-alone public company, costs to establish the New Fox leadership team and board of directors and costs to separate corporate information systems, data, real estate and benefit plans. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The starting column of the New Fox Pro Forma Financial Statements presented herein represents New Fox on an ASC 205 discontinued operations basis, as derived from the RemainCo Pro Forma Financial Statements in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data of RemainCo” beginning on page 220 of this joint proxy statement/prospectus, except for the nine months ended March 31, 2018, which have been derived from 21CF’s consolidated financial statements for such period, as New Fox and Disney have different fiscal year ends.

NEW FOX

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2018

(in millions)

	New Fox3.a	Carve-out Adjustments		New Fox Carve-out Subtotal	New Fox Financing		Pro Forma Adjustments		New Fox Pro Forma
Revenues	$7,801	$—		$7,801	$—		$—		$7,801
Operating expenses	(5,096)	—		(5,096)	—		—		(5,096)
Selling, general and administrative	(675)	(221)	3.b	(896)	—		—		(896)
Depreciation and amortization	(126)	—		(126)	—		—		(126)
Interest expense, net	(20)	—		(20)	(209)	3.h	8	3.i	(221)
Other, net	(86)	—		(86)	—		45	3.i	(41)

Income (loss) before income tax benefit (expense)	1,798	(221)		1,577	(209)		53		1,421
Income tax benefit (expense)	71	65	3.c	136	65	3.c	(48)	3.c	153

Net income (loss)	1,869	(156)		1,713	(144)		5		1,574
Less: Net income attributable to noncontrolling interests	(32)	—		(32)	—		—		(32)

Net income (loss) attributable to New Fox stockholders	$1,837	$(156)		$1,681	$(144)		$5		$1,542

See accompanying Notes to the Unaudited New Fox Pro Forma Financial Statements.

NEW FOX

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2017

(in millions)

	New Fox3.a	Carve-out Adjustments		New Fox Carve-out Subtotal	New Fox Financing and Pro Forma Adjustments		New Fox Pro Forma
Revenues	$9,977	$—		$9,977	$—		$9,977
Operating expenses	(6,135)	—		(6,135)	—		(6,135)
Selling, general and administrative	(854)	(259)	3.b	(1,113)	—		(1,113)
Depreciation and amortization	(165)	—		(165)	—		(165)
Impairment and restructuring charges	(165)	—		(165)	—		(165)
Interest expense, net	(24)	—		(24)	(278)	3.h	(302)
Other, net	(125)	—		(125)	—		(125)

Income (loss) before income tax (expense) benefit	2,509	(259)		2,250	(278)		1,972
Income tax (expense) benefit	(877)	85	3.c	(792)	45	3.c	(747)

Net income (loss)	1,632	(174)		1,458	(233)		1,225
Less: Net income attributable to noncontrolling interests	(37)	—		(37)	—		(37)

Net income (loss) attributable to New Fox stockholders	$1,595	$(174)		$1,421	$(233)		$1,188

See accompanying Notes to the Unaudited New Fox Pro Forma Financial Statements.

NEW FOX

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2018

(in millions)

	New Fox3.a	Carve-out Adjustments		New Fox Carve-out Subtotal	New Fox Financing		Pro Forma Adjustments		New Fox Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$600	$(573)	3.d	$27	$6,500	3.h	$(5,927)	3.j, 3.k	$600
Receivables, net	1,670	—		1,670	—		—		1,670
Inventories, net	1,354	—		1,354	—		—		1,354
Other	69	—		69	—		(24)	3.l	45

Total current assets	3,693	(573)		3,120	6,500		(5,951)		3,669

Non-current assets
Investments	206	—		206	—		—		206
Inventories, net	115	—		115	—		—		115
Property, plant and equipment, net	1,155	—		1,155	—		—		1,155
Intangible assets, net	2,869	—		2,869	—		—		2,869
Goodwill	5,075	(2,328)	3.e	2,747	—		—		2,747
Other non-current assets	371	—		371	—		4,737	3.l, 3.m, 3.n	5,108

Total assets	$13,484	$(2,901)		$10,583	$6,500		$(1,214)		$15,869

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$1,218	$—		$1,218	$48	3.h	$—		$1,266

Total current liabilities	1,218	—		1,218	48		—		1,266

Non-current liabilities
Borrowings	—	—		—	6,452	3.h	—		6,452
Other liabilities	641	(252)	3.f	389	—		252	3.n	641
Deferred income taxes	1,092	61	3.f	1,153	—		(1,153)	3.m	—
Redeemable noncontrolling interests	226	—		226	—		—		226
Commitments and contingencies
Total equity	10,307	(2,710)	3.g	7,597	—		(313)	3.o	7,284

Total liabilities and equity	$13,484	$(2,901)		$10,583	$6,500		$(1,214)		$15,869

See accompanying Notes to the Unaudited New Fox Pro Forma Financial Statements.

Notes to the Unaudited New Fox Pro Forma Financial Statements

1.	Description of the Transactions

Disney Transaction / Separation and Distribution of New Fox

Pursuant to the terms of the combination merger agreement, prior to the completion of the initial merger, 21CF and New Fox will enter into the separation agreement, pursuant to which 21CF will, among other things, engage in the separation (subject to satisfaction of the same closing conditions as the mergers). Following the separation and prior to the completion of the initial merger, 21CF will distribute all of the issued and outstanding common stock of New Fox to 21CF stockholders (other than holders that are subsidiaries of 21CF) on a pro rata basis, pursuant to the distribution merger agreement. Prior to the distribution, New Fox will pay to 21CF a dividend in the amount of $8.5 billion. New Fox will incur indebtedness sufficient to fund the dividend, which indebtedness will be reduced after the initial merger by the amount of the cash payment.

To provide New Fox with financing in connection with the distribution, 21st Century Fox America, Inc. which we refer to as 21CFA, a wholly owned subsidiary of 21CF, entered into a commitment letter on behalf of New Fox with the financial institutions party thereto, which we refer to as the bridge commitment letter, which provides for borrowings of up to $9 billion. While 21CF has entered into the bridge commitment letter, New Fox intends to finance the dividend by obtaining permanent financing in the capital markets on a standalone basis. The assumptions used in the preparation of the New Fox Pro Forma Financial Statements are based on a preliminary weighted average interest rate and principal balance and a sensitivity analysis around those two assumptions is included in note 3.h.

As the separation and distribution will be taxable to 21CF at the corporate level, the dividend is intended to fund the taxes resulting from the separation and distribution and certain other transactions contemplated by the combination merger agreement, which we refer to as the transaction tax. The initial exchange ratio in the combination merger agreement was set based on an $8.5 billion estimate of the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion, effectively resulting in a net reduction in the amount of the dividend paid by New Fox. See the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement for additional detail on the calculation of the exchange ratio, and the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

2.	Basis of Presentation

The separation and distribution will qualify as discontinued operations to 21CF and the historical financial statements of New Fox are therefore presented in accordance with the discontinued operations guidance in ASC 205 in the New Fox column. Upon completion of the separation and distribution, holders of 21CF class A common stock and 21CF class B common stock will receive, on a pro rata basis, all of the issued and outstanding common stock of New Fox. Throughout the periods presented in the New Fox Pro Forma Financial Statements, the operations of New Fox were conducted and accounted for as part of 21CF. The financial information presented in accordance with ASC 205 was compiled pursuant to the spinoff transactions contemplated by the combination merger agreement and before corporate attributions, allocations and other carve-out and pro forma adjustments as described further below.

The unaudited pro forma condensed combined financial statements included herein are derived from the RemainCo Pro Forma Financial Statements in the section entitled “Unaudited Pro Forma Condensed Combined

Financial Data of RemainCo” beginning on page 220 of this joint proxy statement/prospectus, except for the nine months ended March 31, 2018, which have been derived from 21CF’s consolidated financial statements for such period, as New Fox and Disney have different fiscal year ends.

21CF management has not presented historical and pro forma earnings per share in the New Fox Pro Forma Financial Statements as New Fox had no existing shares and status as a legal entity as of March 31, 2018.

3.	Carve-out and Pro Forma Adjustments

3.a	Reflects New Fox’s historical financial position as of March 31, 2018 and operating results for the nine months ended March 31, 2018 and for the fiscal year ended June 30, 2017 on an ASC 205 discontinued operations basis.

Carve-out Adjustments

3.b	21CF applied certain carve-out adjustments, as described below, to the New Fox financial information to arrive at New Fox carve-out financial information. Carve-out adjustments include, but are not limited to, corporate allocations for certain support functions that are provided on a centralized basis within 21CF and not recorded at a business unit level, such as certain expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others. 21CF does not allocate these costs to any of its business units. These expenses have been allocated to New Fox on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures. 21CF management believes the assumptions underlying the New Fox carve-out financial information are reasonable based upon current available information. However, amounts recognized by New Fox are not necessarily representative of the amounts that would have been reflected in the financial statements of New Fox had New Fox operated independently of 21CF for the periods presented. Since the New Fox Pro Forma Financial Statements have been prepared based upon preliminary estimates and assumptions, the updated figures to be presented in the New Fox registration statement and those recorded at the date of consummation of the transactions may be different from that presented, and such differences may be material.

In February 2018, 21CF determined that, upon vesting, the outstanding PSU awards for the fiscal 2016-2018 performance period granted to all participants in the PSU award program will be paid out based on the target number of PSUs awarded in accordance with the original vesting schedule, which constituted a modification of such awards.

In February 2018, 21CF made the Retention RSU grants to certain senior executives. The Retention RSU grants will vest 50% shortly prior to the first effective time and 50% on the 15-month anniversary of the first effective time. See the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus for additional details regarding the Retention RSU grants. In February 2018, 21CF also established a cash-based retention program for certain employees who did not receive a Retention RSU grant. Amounts under the cash-based retention program will be paid 50% at the first effective time and 50% on the 10-month anniversary of the first effective time. Vesting of the Retention RSU grants and payments under the cash-based retention program are subject to the employee’s continued employment through the applicable vesting or payment date or certain covered terminations of employment prior to such date. In the event the combination merger agreement is terminated, the Retention RSU grants will vest and payments under the cash-based retention program will be made on the later of December 13, 2019 and the date of such termination. Compensation expense related to the Retention RSU grants and cash-based retention program of approximately $325 million is to be recognized in 21CF’s historical financial statements over approximately two years.

The PSU modification and grant of equity awards and the cash-based retention program resulted in additional compensation expenses of approximately $85 million for the nine months ended March 31, 2018, of which approximately $60 million was included in selling, general and administrative expenses and the remaining amount was included in other, net in 21CF’s unaudited historical consolidated statements of operations. Accordingly, a portion of these compensation expenses have been allocated to the New Fox unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2018.

3.c	The provision for income taxes was determined as if New Fox filed separate, stand-alone income tax returns in each relevant jurisdiction. In determining the tax rate to apply to New Fox’s carve-out adjustments, 21CF used combined federal and state applicable tax rates of 29% and 33% for the nine months ended March 31, 2018 and fiscal year ended June 30, 2017, respectively.

In determining the tax rate to apply to New Fox’s pro forma adjustments, 21CF used combined federal and state applicable tax rates of 31% and 38% for the nine months ended March 31, 2018 and fiscal year ended June 30, 2017, respectively. The nine months ended March 31, 2018 tax rate reflects the decrease in the federal statutory rate from the federal income tax legislation enacted in December 2017. The pro forma adjustments include a reduction of the tax benefit from the domestic manufacturing deduction of approximately $30 million and $60 million for the nine months ended March 31, 2018 and fiscal year ended June 30, 2017, respectively, resulting from a decrease in taxable income.

3.d	Represents adjustments to present New Fox cash and cash equivalents on a legal title basis.

3.e	Represents an adjustment to allocate goodwill related to a reporting unit within 21CF’s cable network programming segment in the New Fox carve-out financial information on a historical acquisition-specific basis. In the New Fox financial information (see note 3.a), the goodwill was allocated to New Fox using the relative fair value method.

3.f	Represents an adjustment to remove the plan liabilities and assets related to certain defined benefit pension plans sponsored by 21CF and the related tax effect. See note 3.n for additional information.

3.g	Represents an adjustment to parent company equity for carve-out adjustments in notes 3.d, 3.e and 3.f.

New Fox Financing

3.h	Represents adjustments to reflect the expected issuance of $6.5 billion of senior notes (see also note 3.j) with an assumed weighted average interest rate of 4.25% pursuant to New Fox’s intention to obtain permanent third-party financing in the capital markets. This permanent third-party financing is intended to replace any commitment for short-term financing pursuant to the bridge commitment letter currently in place. All pro forma adjustments related to the New Fox financing were prepared using an assumed weighted average interest rate of 4.25%, management’s current estimate for debt issuance costs and semi-annual interest payments. These adjustments reflect the increase to cash and cash equivalents, accounts payable, accrued expenses and other current liabilities and borrowings as of March 31, 2018 and an increase to interest expense, net which includes cash interest expense on the permanent financing and additional interest expense resulting from the amortization of the debt issuance costs for the nine months ended March 31, 2018 and for the fiscal year ended June 30, 2017.

The principal balance of the borrowings may change (see note 3.j). A sensitivity analysis for changes in the principal balance and interest rate of the borrowing and its effects on interest expense of New Fox is presented below (in millions, except interest rates):

For the nine months ended March 31, 2018

	Interest Rate
	4.125%	4.250%	4.375%

Principal	Interest Expense Increase / (Decrease)
$ 6,500	$(6)	$—	$6
$ 7,500	$25	$32	$39
$ 8,500	$56	$64	$72

For the fiscal year ended June 30, 2017

	Interest Rate
	4.125%	4.250%	4.375%

Principal	Interest Expense Increase / (Decrease)
$ 6,500	$(8)	$—	$8
$ 7,500	$33	$43	$52
$ 8,500	$75	$85	$96

Pro Forma Adjustments

3.i	Represents the adjustment to remove transaction related costs incurred for the nine months ended March 31, 2018. These costs are considered to be non-recurring in nature, and as such, have been excluded from the unaudited pro forma condensed combined statements of operations.

3.j	Represents an adjustment to record a net dividend of $6.5 billion paid to 21CF by New Fox. In accordance with the combination merger agreement, the dividend to be paid by New Fox to 21CF with the intent of funding 21CF’s transaction tax is $8.5 billion. The initial exchange ratio, in the combination merger agreement, of 0.2745 shares of Disney common stock for each share of 21CF common stock was set based on an estimate of $8.5 billion for the transaction tax, and will be adjusted immediately prior to the consummation of the transactions if the final estimate of the transaction tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the exchange ratio, depending upon whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the tax liabilities is lower than $8.5 billion, Disney will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2 billion. See the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement for additional detail on the calculation of the exchange ratio, and the section entitled “The Transactions—Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for additional information on the sensitivity of the exchange ratio and the amount of the cash payment payable to New Fox to changes in the amount of the transaction tax.

The final estimate of the transaction tax, the cash payment from Disney to New Fox, if any, and the exchange ratio at closing are subject to a number of uncertainties, including that such estimate will be based on the volume weighted average trading price of New Fox stock on the date of the distribution and other factors that cannot be known at this time and, as a result, a specific estimate of the transaction tax is not factually supportable at this time.

Following the execution of the combination merger agreement, on December 22, 2017, the United States enacted new tax legislation that, among other things, reduced the maximum corporate income tax rate from 35% to 21%. Holding all other things equal, this change in tax rates would result in a significantly lower spin tax, and by extension a lower transaction tax than the one estimated when the initial exchange ratio was set. For purposes of the New Fox Pro Forma Financial Statements, a transaction tax of $6.5 billion is assumed as it is the lowest level of transaction tax that would not result in a change to the exchange ratio. See (i) the section entitled “Risk Factors — Risk Factors Relating to the Transactions” beginning on page 61 of this joint proxy statement/prospectus for discussion of other risk factors related to the calculation of the transaction tax and its potential effect on the exchange ratio adjustment and (ii) the section entitled “The Transactions — Sensitivity Analysis” beginning on page 93 of this joint proxy statement/prospectus for a sensitivity of the exchange ratio and the amount of the cash payment payable by Disney to New Fox to changes in the amount of the transaction tax.

3.k	Represents the adjustment of $573 million to reflect the estimated net contribution from 21CF to New Fox such that New Fox’s capital structure includes a total cash balance of at least $600 million. The combination merger agreement provides for cash generated by 21CF after December 31, 2017 through the consummation of the separation and distribution to be allocated between 21CF and New Fox such that New Fox will be allocated all net cash generated by the New Fox business and assets minus certain operational taxes. This net cash will be calculated assuming all intercompany balances are zero as of December 31, 2017 and taking into account an allocation to New Fox for a certain percentage of shared overhead and corporate costs and cash dividends declared for the period from the combination merger agreement until the separation and distribution. See the section entitled “The Combination Merger Agreement – The Separation” beginning on page 160 of this joint proxy statement/prospectus for additional details regarding the allocation of cash to New Fox. For the unaudited pro forma condensed combined balance sheet as of March 31, 2018, cash was reported as $600 million without the additional allocations discussed above. The compilation of the underlying information to factually support such allocation is not yet complete. As a result, the allocation process is ongoing, and differences between the financial information included herein and the final cash allocation to New Fox could be material.

21CF generated a net increase in cash and cash equivalents for the three months ended March 31, 2018 in the amount of $1.6 billion, of which, based on the historical performance of the New Fox business, 21CF management believes a material portion to be attributable to the New Fox business. Accordingly, 21CF management expects that the New Fox cash amount will be in excess of the $600 million base amount. The allocation process will be finalized at the consummation of the transactions.

3.l	Represents an adjustment of $29 million to write-off debt issuance costs related to the bridge commitment letter of which $24 million is recorded in other current assets and $5 million in other non-current assets.

3.m	Includes recognition of a deferred tax asset resulting from the separation and distribution, net of other deferred income tax liabilities.

Upon the separation and distribution, New Fox will have an adjustment to the fair market value tax basis in its intangible assets, including goodwill and will recognize a deferred tax asset of $5.8 billion, representing the increase in the fair value for tax purposes that is estimated to be deductible over the existing tax basis, using a combined federal and state applicable tax rate of 24%.

New Fox is projected to have an annual tax deduction of $1.6 billion over the next 15 years related to the amortization of the additional tax basis in New Fox assets. This amortization will reduce New Fox’s annual cash tax liability by an estimated $340 million per year at the current federal statutory rate.

The transaction tax is based on the updated preliminary estimate as discussed above in note 3.j. Every $500 million increase (decrease) in the transaction tax will increase (decrease) the annual tax deduction by approximately $125 million. See the section entitled “Risk Factors — Risk Factors Relating to the Transactions” beginning on page 61 of this joint proxy statement/prospectus for risk factors related to the calculation of the transaction tax and its potential effect on the exchange ratio adjustment.

3.n	Certain U.S. employees participate in defined benefit pension plans sponsored by 21CF. Generally, the combination merger agreement and the separation principles provide that when New Fox becomes a standalone independent company, New Fox will assume those obligations related to employees of New Fox and certain former employees related to the New Fox business, and will directly provide the benefits to those New Fox employees and former employees. 21CF currently estimates plan liabilities of $920 million and assets of $668 million, measured as of March 31, 2018, will be transferred from 21CF to New Fox, with the obligations associated with such plans resulting in New Fox recognizing net benefit liabilities of $252 million and $61 million of additional deferred tax assets.

3.o	Represents an adjustment to parent company equity to effect the pro forma adjustments in notes 3.j, 3.k, 3.l, 3.m and 3.n. As of the date of the distribution, 21CF’s net investment in New Fox will be distributed to 21CF’s stockholders through the distribution of all the common stock of New Fox on a pro rata basis.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the U.S. federal income tax consequences of the stock split, the distribution and the mergers to U.S. holders, as defined below, of 21CF common stock. The following discussion is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the stock split, the distribution and the mergers will be completed in accordance with the combination merger agreement and as further described in this joint proxy statement/prospectus. Neither 21CF nor Disney intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the stock split, the distribution or the mergers. Consequently, no assurance can be given that the IRS will not challenge the conclusions described in this discussion or that a court would not sustain such a challenge.

This discussion is limited to holders of 21CF common stock that are U.S. holders, as defined below, and hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, nor does it apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, such as: tax-exempt entities; partnerships, S corporations or other pass through entities; persons who are subject to the alternative minimum tax; former citizens or long-term residents of the United States; persons who acquire their shares of 21CF common stock pursuant to the exercise of employee stock options or otherwise as compensation; banks, insurance companies and other financial institutions; regulated investment companies and real estate investment trusts; dealers or brokers in securities, commodities or foreign currencies; traders who elect to apply a mark-to-market method of accounting; persons who have a functional currency other than the U.S. dollar; persons who hold their shares of 21CF common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes; and persons who actually or constructively own more than 5% of either class of 21CF common stock.

This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

For purposes of this discussion, a U.S. holder is a beneficial owner of shares of 21CF common stock (other than the hook stock shares) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares of 21CF common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, any entity treated as a partnership for U.S. federal income tax purposes that holds shares of 21CF common stock, and any partners in such partnerships, should consult their tax advisors regarding the tax consequences of the stock split, the distribution and the mergers.

21CF STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE STOCK SPLIT, THE DISTRIBUTION AND THE MERGERS TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Treatment of the Stock Split

The U.S. federal income tax consequences of the stock split will be as follows: no income, gain or loss will be recognized by a U.S. holder solely as a result of the receipt of an increased number of shares of 21CF common stock as a result of the stock split; the aggregate tax basis in shares of 21CF common stock held by a U.S. holder immediately after the stock split will be the same as the aggregate tax basis of the shares of 21CF common stock held by such U.S. holder immediately before the stock split; and the holding period for the shares of 21CF common stock held by a U.S. holder immediately after the stock split will include the holding period for the shares of 21CF common stock held by such U.S. holder immediately before the stock split.

Treatment of the Distribution

The completion of the transactions is conditioned upon the receipt by 21CF of the Skadden tax opinion, to the effect that (i) the distribution will qualify as a transaction under Section 355(a) of the Code, and (ii) the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Skadden tax opinion will be based on facts, representations and assumptions set forth or referred to in the opinion and in representation letters provided by 21CF, Disney and certain stockholders of 21CF. Any change in applicable law, which may be retroactive, or the failure of any such representations to be true, correct and complete in all material respects, could adversely affect the conclusions reached in the Skadden tax opinion. Moreover, the Skadden tax opinion will not be binding on the IRS or the courts, and the IRS or a court may not agree with the conclusions reached in the Skadden tax opinion. In addition, the condition for 21CF to receive the Skadden tax opinion will be deemed satisfied if Skadden cannot deliver such opinion because of a failure of certain stockholders of 21CF to deliver representations to Skadden at closing. IN SUCH CASE, THE TRANSACTIONS WILL STILL BE COMPLETED WITHOUT AMENDMENT TO THIS JOINT PROXY STATEMENT/PROSPECTUS OR RE-SOLICITATION OF PROXIES OR STOCKHOLDER APPROVAL, and it is possible that the intended tax treatment may not be achieved, in which case the U.S. federal income tax consequences of the distribution will be a taxable transaction to U.S. holders, as described in the last paragraph under this discussion entitled “—Treatment of the Distribution”.

Assuming that, in accordance with the Skadden tax opinion, the distribution qualifies as a transaction described in Section 355(a) of the Code, the U.S. federal income tax consequences of the distribution will be as follows:

•	no income, gain or loss will be recognized by a U.S. holder as a result of the receipt of New Fox common stock in the distribution, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of New Fox common stock, as discussed below;

•	the aggregate tax basis in the shares of New Fox common stock received by a U.S. holder pursuant to the distribution (including fractional shares deemed received as described below) will be equal to such holder’s aggregate tax basis in its 21CF common stock surrendered in exchange for the shares of New Fox common stock;

•	the holding period for the New Fox common stock received by a U.S. holder in the distribution (including fractional shares deemed received as described below) will include the holding period for the 21CF common stock exchanged therefor; and

•

a U.S. holder that receives cash in lieu of a fractional share of New Fox common stock will be treated as having received such fractional share pursuant to the distribution and then as having sold such fractional share on the open market for cash. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and such holder’s adjusted basis allocated to such fractional share.

If the distribution does not qualify as a transaction described in Section 355(a) of the Code, each U.S. holder who receives New Fox common stock in the distribution would be treated either (i) as recognizing taxable gain or loss equal to the difference between the fair market value of the New Fox common stock received (including fractional shares deemed received as described above) by the stockholder in the distribution and its tax basis in the shares of 21CF common stock exchanged therefor or (ii) as receiving a taxable distribution in an amount equal to the fair market value of the New Fox common stock received (including fractional shares deemed received as described above) by the U.S. holder. In the latter case, the full value of New Fox common stock distributed (including fractional shares deemed received as described above) to a U.S. holder would be treated (a) first as a taxable dividend to the extent of such holder’s pro rata share of 21CF’s current and accumulated earnings and profits, (b) then as a non-taxable return of capital to the extent of such holder’s tax basis in its shares of 21CF common stock and (c) finally as capital gain from the sale or exchange of 21CF common stock with respect to any remaining value. In either case, a U.S. holder would have a tax basis in its shares of New Fox common stock (including fractional shares deemed received as described above) following the distribution equal to the fair market value of such stock.

Treatment of the Mergers

As described above, the completion of the transactions is conditioned upon 21CF’s receipt of the Skadden tax opinion to the effect that the mergers will qualify as a “reorganization” described in Section 368(a) of the Code. Assuming that, in accordance with the Skadden tax opinion, the mergers do so qualify, the U.S. federal income tax consequences of the mergers will be as follows:

•	21CF will not recognize gain or loss in the mergers;

•	no gain or loss will be recognized by, or be includible in the income of, a U.S. holder as a result of the receipt of Disney common stock pursuant to the initial merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Disney common stock, as discussed below;

•	the aggregate tax basis in the shares of Disney common stock received by a U.S. holder pursuant to the initial merger (including fractional shares deemed received as described below) will be equal to such holder’s aggregate tax basis in its 21CF common stock surrendered in exchange for the Disney common stock;

•	a U.S. holder’s holding period for the Disney common stock received in the initial merger (including fractional shares deemed received as described below) will include the holding period for the 21CF common stock surrendered in the initial merger; and

•	a U.S. holder that receives cash in lieu of a fractional share of Disney common stock will be treated as having received such fractional share pursuant to the initial merger and then as having sold such fractional share to Disney for cash. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and such holder’s adjusted basis allocated to such fractional share.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the transactions are completed, 21CF stockholders will receive as the merger consideration in the distribution merger shares of New Fox common stock and as merger consideration in the initial merger shares of Disney stock. The following is a summary of certain differences between (i) the current rights of 21CF stockholders under the 21CF charter and the 21CF bylaws, and (ii) the current rights of Disney stockholders under the Disney charter and the Disney bylaws.

The following summary is not a complete statement of the rights of stockholders of Disney and 21CF or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to 21CF’s and Disney’s governing documents, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus.

Between the date of the combination merger agreement and the first effective time, Disney and 21CF have agreed to restrictions on their ability to make certain types of amendments to their organizational documents that would prohibit or hinder, impede or delay in any material respect the transaction or the consummation of the other transactions contemplated by the combination merger agreement.

General

Disney and 21CF are each incorporated under the laws of the State of Delaware and, accordingly, the rights of Disney stockholders and 21CF stockholders are both governed by the laws of the State of Delaware. As a result of the transaction, 21CF stockholders who receive shares of Disney stock will become Disney stockholders. Thus, following the transaction, the rights of 21CF stockholders who become Disney stockholders in the transaction will continue to be governed by the laws of the State of Delaware, and will also then be governed by the Disney charter and the Disney bylaws.

Comparison of Rights of Disney Stockholders and 21CF Stockholders

The following is a comparison of certain rights of 21CF stockholders to the rights of Disney stockholders. These differences arise from the governing documents of the two companies, including the 21CF charter and the 21CF bylaws and the Disney charter and the Disney bylaws. The summary set out below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of each of the 21CF charter, the 21CF bylaws, the Disney charter and the Disney bylaws. See the section entitled “Where You Can Find More Information” beginning on page 281 of this joint proxy statement/prospectus, for information on how to obtain a copy of these documents.

Disney	21CF
Authorized Capital Stock

The authorized capital stock of Disney consists of:

(i) 4,600,000,000 shares of common stock, par value $0.01 per share; and

(ii)  100,000,000 shares of preferred stock, par value $0.01 per share, of which 237,310 have been designated as series A voting preferred stock and 40,000 have been designated as series B convertible preferred stock. No shares of the Disney series A voting preferred stock are outstanding other than shares of Disney series A

21CF is authorized to issue 9,200,000,000 shares, consisting of:

(i) 6,000,000,000 shares of class A common stock, par value $0.01 per share;

(ii)  3,000,000,000 shares of class B common stock, par value $0.01 per share;

(iii)  100,000,000 shares of series common stock, par value $0.01 per share; and

(iv) 100,000,000 shares of preferred stock, par value $0.01 per share.

Disney	21CF
voting preferred stock held by wholly owned subsidiaries of Disney. The Disney board is authorized to issue the preferred stock in one or more classes or series.	The 21CF board is authorized to issue the preferred stock and the series common stock in one or more series.

Voting Rights

The Disney bylaws provide that, unless otherwise provided in the Disney charter, each Disney stockholder represented at a meeting of Disney stockholders will be entitled to cast one vote for each share of Disney capital stock entitled to vote thereat held by such stockholder.

The 21CF charter provides that each stockholder of 21CF class B common stock represented at a meeting of 21CF stockholders will be entitled to cast one vote for each share of 21CF class B common stock held by such stockholder upon all matters on which stockholders have the right to vote. The 21CF charter also provides that the 21CF class A common stock is generally not entitled to vote. However, each stockholder of 21CF class A common stock represented at a meeting of stockholders will be entitled to cast one vote for each share of 21CF class A common stock held by such stockholder, voting together with the holders of 21CF class B common stock as a single class, in the following limited circumstances and not otherwise:

•  on a proposal to dissolve or liquidate 21CF and on any matter to be voted on by the 21CF stockholders following adoption of such proposal;

•  on a proposal to sell, lease or exchange all or substantially all of the property and assets of 21CF;

•  on a proposal to adopt an agreement of merger or consolidation in which 21CF is a constituent and as a result of which the 21CF stockholders prior to the merger or consolidation would own less than 60% of the voting power or capital stock of the surviving or consolidated entity (or its parent); and

•  with respect to any matter to be voted on by the 21CF stockholders during a period during which a dividend in respect of the 21CF class A common stock has been declared and remains unpaid.

Quorum

The Disney bylaws provide that the holders of a majority in voting power of the Disney capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will	The 21CF bylaws provide that, at any meeting of 21CF stockholders, the holders of a majority in voting power of all of the outstanding shares of the 21CF capital stock entitled to vote at the meeting, present in person or represented by proxy, will

Disney	21CF
constitute a quorum at all meetings of the Disney stockholders for the transaction of business.	constitute a quorum for all purposes, unless or to the extent the presence of a larger number may be required by law or by the 21CF charter. Where a separate vote by a class or series or classes or series is required by law or by the 21CF charter, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum with respect to that vote on such matter.

Stockholder Rights Plans

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Disney currently has no stockholder rights plan. The Disney bylaws provide that the adoption of a stockholder rights plan will require the affirmative vote of a majority of the members of the Disney board, including a majority of the independent members of the Disney board. Any stockholder rights plan adopted by the Disney board will expire no later than one year following the date of its adoption or the most recent extension, unless (1) a majority of the Disney board, including a majority of the independent members of the Disney board, determines to extend the term of the plan, in which case the plan will remain in effect until the completion of the next annual stockholders meeting or (2) the Disney board unanimously determines that it is in the best interest of the Disney stockholders to extend the term of the plan without Disney stockholder ratification.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

21CF currently has no stockholder rights plan. While 21CF has no present intention to adopt a stockholder rights plan, the 21CF board retains the right to adopt a new plan at a future date.

Rights of Preferred Stock

The Disney charter provides that shares of Disney preferred stock may be issued from time to time in one more classes or series, each of which class or series shall have such distinctive designation, number of shares, or title as shall be fixed by the Disney board prior to the issuance of any shares thereof. Each such class of series or preferred stock shall consist of such number of shares, and have such voting powers, preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such series of preferred stock as may be adopted from time to time by the Disney board.

The 21CF charter provides that the 21CF board is authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for series of preferred stock and, with respect to such series, to fix the number of shares constituting such series and the designation, voting powers, preferences, rights, qualifications, limitations and restrictions of such series.

The 21CF charter provides that the 21CF board is authorized, by resolution or resolutions, to provide, out of the unissued shares of series common stock, for series of series common stock and, with respect to

Disney	21CF

No shares of Disney series B convertible preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

No dividends will be payable on any share of Disney series B convertible preferred stock, except in the case of dividends payable in shares of Disney series B convertible preferred stock, or securities convertible into, or exercisable or exchangeable for, Disney series B convertible preferred stock or shares or other equity interests of any corporation or other entity which immediately prior to the time of the dividend or distribution is a subsidiary of Disney (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests).

In the event of Disney’s liquidation, dissolution or winding up, the holders of shares of Disney series B convertible preferred stock then outstanding will be entitled to be paid in cash out of Disney’s assets available for distribution to its stockholders an amount per share equal to the conversion rate (as defined below) multiplied by the per share amount of all cash and other property to be distributed in respect of the Disney common stock upon such liquidation, dissolution or winding up (treating all outstanding shares of Disney series B convertible preferred stock as having been converted into Disney common stock for purposes of calculating such per share amount), before any payment will be made or any assets distributed to the holders of any stock ranking junior to the Disney series B convertible preferred stock. If Disney’s assets are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Disney series B convertible preferred stock and any other class or series of preferred stock having liquidation rights on parity with the shares of Disney series B convertible preferred stock, then the holders of all such shares will share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Disney series B convertible preferred stock and all the holders of outstanding shares of such other series of preferred stock are entitled were paid in full.

The Disney series B convertible preferred stock will not be subject to redemption.

No shares of Disney series B convertible preferred stock are entitled to vote or be counted for quorum purposes. No shares of Disney series B convertible preferred stock such series, to fix the number of shares constituting such series and the designation, voting powers, preferences, rights, qualifications, limitations and restrictions of such series.

No shares of 21CF preferred stock or 21CF series common stock were outstanding as of the date of this joint proxy statement/prospectus.

Disney	21CF

are treated as or deemed outstanding for purposes of determining voting requirements.

Each share of Disney series B convertible preferred stock will automatically be converted into a number of fully paid and non-assessable shares of Disney common stock equal to the conversion rate upon transfer to any person who is not Disney or a subsidiary of Disney. The conversion rate initially will be equal to 10,000 shares of Disney common stock per share of Disney series B convertible preferred stock. In the event Disney changes the number of shares of Disney common stock, then the conversion rate will be adjusted by multiplying such conversion rate by a fraction the numerator of which is the number of shares of Disney common stock outstanding immediately after such event and the denominator of which is the number of shares of Disney common stock that were outstanding immediately prior to such event.

The Disney series B convertible preferred stock will rank junior to all other series of Disney preferred stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and will rank senior to the Disney common stock as to the distribution of assets upon liquidation, dissolution or winding up.

Number of Directors

The Disney charter and the Disney bylaws provide that the Disney board will consist of not less than nine nor more than 21 directors, the exact number of directors to be determined from time to time solely by resolution duly adopted by the Disney board.

The Disney board currently consists of 10 directors.

The 21CF charter and the 21CF bylaws provide that the total number of directors constituting the entire 21CF board will be not less than three with the then-authorized number of directors being fixed from time to time by the 21CF board.

There are currently 12 members of the 21CF board.

Election of Directors

The Disney bylaws provide that directors will be elected by a majority of the votes cast at the annual meeting of stockholders, unless the election is contested, in which case directors will be elected by a plurality of votes cast. An election will be contested if, as determined by the Disney board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. If a director in an uncontested election does not receive a majority of the votes cast for his or her	The 21CF bylaws provide that each director will be elected by a majority of the votes cast, provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. An election will be contested if, as determined by the 21CF board, the number of nominees for director exceeds the number of directors to be elected. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as

Disney	21CF

election, the director will, within 10 business days of certification of election results, submit to the Disney board a letter of resignation. The Disney board will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of election results.

The Disney bylaws provide that each director, including a director elected to fill a vacancy, will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

a vote cast either “for” or “against” that director’s election). If a nominee for director who is not an incumbent director (i.e., a director who was elected by the stockholders or appointed by the 21CF board and serves on the 21CF board at the time of an annual meeting for the election of directors) does not receive a majority of votes cast in an uncontested election, the nominee will not be elected. If an incumbent director who is standing for re-election does not receive a majority of votes cast in an uncontested election, such incumbent director will tender his or her resignation within 10 calendar days of the date of the certification of the election results to the 21CF board. The 21CF board will determine whether to accept or reject such resignation within 90 days of the date of the certification of the election results and promptly disclose its decision.

The 21CF bylaws provide that directors will be elected at each annual meeting of stockholders and will hold office for a term of one year or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Cumulative Voting

The Disney charter does not provide for cumulative voting and accordingly, Disney stockholders do not have cumulative voting rights in connection with the election of directors.	The 21CF charter does not provide for cumulative voting and accordingly, 21CF stockholders do not have cumulative voting rights in connection with the election of directors.

Classification of Board of Directors

Disney has one class of directors and the Disney charter does not provide for a classified board of directors. Disney’s directors are elected for a term of one year.	21CF has one class of directors and the 21CF charter does not provide for a classified board of directors. 21CF’s directors are elected for a term of one year.

Removal of Directors

Section 141(k) of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

Neither the Disney charter nor the Disney bylaws provide otherwise.

The 21CF charter provides that directors may be removed at any time by the affirmative vote of at least a majority of the total voting power of the outstanding shares of 21CF capital stock entitled to vote generally in the election of directors, voting together as a single class.

Disney	21CF

Filling Vacancies on the Board of Directors

The Disney charter provides that any newly created directorship resulting from any increase in the authorized number of directors may only be filled by a majority of the Disney board then in office, provided there is a quorum, and any other vacancy on the Disney board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Any director elected to fill a vacancy will hold office until the next annual election of directors or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

The 21CF charter provides that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the 21CF board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the 21CF board.

Stockholder Action by Written Consent

Section 228 of the DGCL provides that, unless the charter provides otherwise, stockholders may act by written consent in lieu of a meeting. The Disney charter does not provide otherwise.	The 21CF charter provides that, unless there are three or fewer stockholders of record, any action required or permitted to be taken by 21CF stockholders must be effected at a duly called annual or special meeting of 21CF stockholders and not by written consent.

Certificate of Incorporation Amendments

The Disney charter provides that Disney reserves the right to repeal, alter, amend or rescind any provision contained in the Disney charter in the manner prescribed by statute. Under Section 242 of the DGCL, an amendment to the Disney charter generally requires approval of the majority of the Disney board and the holders of a majority of the Disney common stock entitled to vote.

The 21CF charter provides that the affirmative vote of the holders of 65% or more of the combined voting power of the then outstanding shares of 21CF capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with certain provisions of the 21CF charter, including those pertaining to regulatory restrictions on transfer and redemption in certain circumstances, election and removal of directors, amendments to the 21CF charter and 21CF bylaws and exculpation of directors for breaches of fiduciary duties.

Subject to the foregoing, the 21CF charter provides that 21CF reserves the right to amend, alter or repeal any provision contained in the 21CF charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders therein are granted subject to this reservation. Under Section 242 of the DGCL, an amendment to the 21CF charter generally requires approval of the majority of the 21CF board and the holders of a majority of the 21CF common stock entitled to vote.

Disney	21CF

Bylaw Amendments

The Disney charter and the Disney bylaws provide that the Disney bylaws may be altered, amended or repealed, in whole or in part, or that new bylaws may be adopted by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by the Disney board.	The 21CF charter and the 21CF bylaws provide that the 21CF board is expressly authorized to adopt, repeal, alter or amend the 21CF bylaws by the vote of a majority of the 21CF board. In addition, the 21CF charter provides that the affirmative vote of holders of 65% or more of the combined voting power of the then outstanding shares of 21CF capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to adopt, amend, alter or repeal any provision of the 21CF bylaws.

Special Meetings of Stockholders

The Disney charter provides that a special meeting of stockholders may be called only by the Disney board, the Chairman of the Disney board, the Chief Executive Officer or solely to the extent required by the Disney bylaws, the Secretary of Disney at the request of stockholders who have continuously held as stockholders of record a net long position in shares of Disney common stock representing in the aggregate at least 25% of the outstanding shares of Disney common stock for at least one year prior to the date such request is delivered to the Secretary.

To be in proper form and valid, the Disney bylaws provide that a request by stockholders for a Special Meeting must satisfy certain procedural requirements including, among others, stating the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting as well as the disclosure of certain information about each stockholder signing the request.

Only the business stated in Disney’s notice of meeting may be acted upon at the special meeting.

The 21CF charter and bylaws provide that a special meeting of stockholders may be called by the 21CF board pursuant to a resolution approved by a majority of the 21CF board or by the Chairman or vice or deputy chairman, or upon the written request of holders of not less than 20% of the outstanding shares of 21CF class B common stock. This request must propose a proper matter for stockholder action under the DGCL at such special meeting and satisfy certain procedural requirements, including timely delivery of such request.

Only such business brought before the meeting pursuant to 21CF’s notice of meeting may be conducted at a special meeting of the stockholders.

Notice of Meetings of Stockholders

The Disney bylaws require that written notice of an annual meeting or special meeting of stockholders, stating the place, date and time of the meeting and, in the case of special meetings, the purpose for which the meeting was called, be given to each Disney stockholder entitled to vote at the meeting. For special meetings, such notice must be delivered not less than 10 nor more than 60 days before the date of the meeting.	The 21CF bylaws provide that written notice stating the place, date and time of the meeting, the means of remote communications, if any, the record date and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given to each 21CF stockholder entitled to notice of the meeting not less than 10 nor more than 60 days prior to the date of the meeting.

Disney	21CF

Delivery and Notice Requirements of Stockholder Nominations and Proposals

The Disney bylaws provide that, to be properly brought before an annual meeting, business must be either:

•  specified in the notice of annual meeting or any supplement to the notice;

•  otherwise brought before the meeting by or at the direction of the Disney board; or

•  otherwise properly brought before the meeting by a Disney stockholder.

To be timely, a Disney stockholder’s notice of business to be conducted at an annual meeting must be delivered to the Secretary of Disney:

•  not less than 90 nor more than 120 days before the first anniversary of the previous year’s annual meeting; or

•  if the date of the annual meeting is more than 30 days before or 70 days after the anniversary date of the previous year’s annual meeting, not less than 120 days before the annual meeting or 10 days after public announcement by Disney of the date of the meeting.

Notwithstanding the above, in the event that the number of directors to be elected at the annual meeting is increased and there is no public announcement by Disney naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for the additional directorships will be considered timely if delivered to the Secretary of Disney no later than 10 days after Disney’s public announcement.

A Disney stockholder’s written notice must set forth:

•  as to any nominee, all information required to be disclosed in solicitations for proxies for election of directors in an election contest or otherwise required by federal securities laws;

•  as to any other proposed business, a brief description of the business, the text of the proposal or business, the reasons for conducting the business and any material interest of the Disney stockholder in the business; and

•  as to the Disney stockholder making the nomination or proposal and as to any Disney

The 21CF bylaws provide that, to be properly brought before an annual meeting, business must be made:

•  pursuant to 21CF’s notice with respect to such meeting or any supplement to such notice;

•  by or at the direction of the 21CF board or any duly authorized committee of the 21CF board; or

•  by any 21CF stockholder of record entitled to vote at the meeting who was a 21CF stockholder of record at the time of the giving of the notice.

To be timely, a 21CF stockholder’s notice of business to be conducted at an annual meeting must be delivered to the Secretary of 21CF:

•  not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; or

•  if the date of the annual meeting is more than 30 days before or 70 days after the anniversary date of the previous year’s annual meeting, not more than 120 days or less than 90 days prior to the date of the current year’s annual meeting or the 10 days after public announcement by 21CF of the date of the meeting.

Notwithstanding the above, in the event that the number of directors to be elected to the 21CF board is increased and there is no public announcement by 21CF naming all of the nominees for director or specifying the size of the increased 21CF board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for the additional directorships will be considered timely if delivered to the Secretary of 21CF not later than 10 days after 21CF’s public announcement.

A 21CF stockholder’s written notice must set forth:

•  as to any nominee, all information required to be disclosed in solicitations for proxies for the election of directors, such person’s written consent to serve as a director if elected and to being named in 21CF’s proxy statement as a nominee, and a completed and signed

Disney	21CF

stockholder on whose behalf the nomination or proposal is made, (i) the name and address of the Disney stockholder, (ii) the class and number of shares of Disney capital stock owned by such Disney stockholder, (iii) a representation that the Disney stockholder is a Disney stockholder and is entitled to vote at the meeting, and (iv) a representation as to whether the Disney stockholder intends to distribute a proxy statement and/or solicit proxies in support of the nomination or proposal.

Disney may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of the nominee to serve as a Disney director.

The Disney bylaws further provide that nominations of persons for election to the Disney board may be made at a special meeting of Disney stockholders:

•  by or at the direction of the Disney board; or

•  if the Disney board has specified in its notice of meeting that directors will be elected at the meeting, by any Disney stockholder who provides notice that complies with the notice procedures described above for annual meetings.

The chairman of the meeting has the power to determine and declare whether the nomination or business proposed to be brought before the meeting was properly made in accordance with the procedures summarized above. If the chairman of the meeting determines the proposed nomination or business was not made in compliance with the bylaws, the nomination or proposed business will be disregarded or the proposed business will not be transacted, as the case may be.

The Disney bylaws also provide that Disney will include in its proxy statement the name of any stockholder nominee for election to the Disney board provided certain procedural requirements are met, including certain notice and information requirements. To be timely, the stockholder’s written notice must be delivered to the Secretary of Disney not less than 120 nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered no less than 120 days prior to such annual meeting or, if later, 10 days questionnaire, representation and agreement as specified in the 21CF bylaws;

•  as to any other proposed business, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and the text of the proposal or business;

•  as to the 21CF stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, (ii) the class and number of shares of 21CF that are owned by such stockholder, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder, (iv) a description of any agreement, arrangement or understanding that has been entered into as of the date of the 21CF stockholder’s notice by, or on behalf of, such stockholder, whether or not such instrument or right will be subject to settlement in underlying shares of capital stock of 21CF, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, with respect to securities of 21CF, (v) a representation that the 21CF stockholder is a 21CF stockholder and is entitled to vote at the meeting, (vi) whether either such stockholder intends to deliver a proxy statement to holders of, in the case of a proposal, at least the percentage of 21CF’s voting shares required to carry the proposal or, in the case of a nomination, a sufficient number of holders of 21CF’s voting shares to elect such nominee, and (vii) any other information relating to such stockholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest.

21CF may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of the nominee to serve as a

Disney	21CF
following the day of public announcement by Disney of the date of such meeting. In addition, such stockholder must expressly elect in writing at the time of providing the notice to have the nominee included in Disney’s proxy statement.

21CF director and such other information that could be material to a reasonable stockholder’s understanding of the proposed nominee’s independence.

The 21CF bylaws further provide that nominations of persons for election to the 21CF board may be made at a special meeting of 21CF stockholders:

•  by or at the direction of the 21CF board or any committee of the 21CF board; or

•  by any 21CF stockholder, if (i) the stockholder’s notice required be delivered to the Secretary of 21CF not less than 90 days prior to such special meeting or 10 days following the day on which public announcement is first made of the date of the special meeting, (ii) the notice procedures described above for annual meetings have been complied with and (iii) such stockholder is a 21CF stockholder at the time of giving such stockholder’s notice and is entitled to vote at the meeting.

The chair of the meeting has the power and duty to determine whether a nomination or any business proposed has been made in accordance with the procedures set forth in the 21CF bylaws and, if any proposed nomination or business is not in compliance with the 21CF bylaws, to declare that such defective proposed business or nomination will not be presented for stockholder action at the meeting and will be disregarded.

Proxies

The Disney bylaws provide that each Disney stockholder represented at a meeting of Disney stockholders will be entitled to vote in person or by proxy.	The 21CF bylaws provide that a stockholder entitled to vote may vote in person or by proxy.

Preemptive Rights

The Disney charter does not grant any preemptive rights.	The 21CF charter does not grant any preemptive rights.

Dividends

The Disney charter states that, subject to any preferences and relative, participating, optional or other special rights of any outstanding series of preferred stock and any qualifications or restrictions on the Disney common stock created thereby, dividends may be declared and paid upon each Disney common stock	The 21CF charter states that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or series common stock, holders of 21CF class A common stock and 21CF class B common stock will be entitled to dividends, if any, as may be declared by

Disney	21CF
upon such terms as the Disney board may determine out of the funds of Disney available therefor.	the 21CF board from time to time in its sole discretion out of assets or funds of 21CF legally available therefor. Any dividends declared by the 21CF board on a share of 21CF common stock are required to be declared in equal amounts with respect to 21CF class A common stock and 21CF class B common stock.

Limitation of Personal Liability of Directors

The Disney charter eliminates a Disney director’s personal liability to Disney or the Disney stockholders for breach of fiduciary duty as a director, to the fullest extent permitted under the DGCL. If the above provision is repealed or modified, the rights of directors will not be adversely affected with respect to any act or omission occurring prior to such repeal or modification.	The 21CF charter provides that a director of 21CF will not be liable to 21CF or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing provision will not adversely affect any right or protection of a director of 21CF in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification of Directors and Officers

The Disney charter and the Disney bylaws provide that Disney will indemnify to the full extent authorized or permitted by law any person made, or threated to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of Disney or by reason of the fact that such director or officer, at the request of Disney, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. No amendment or repeal of the above provision will affect any rights to indemnification with respect to acts or omissions occurring prior to the amendment or repeal.	The 21CF bylaws provide that each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of 21CF or any of its direct or indirect subsidiaries or is or was serving at the request of 21CF as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or in any other capacity, will be indemnified by 21CF to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding; provided, however, that 21CF will indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the 21CF board.

Advancement of Expenses / Insurance

The Disney bylaws provide that Disney may purchase and maintain insurance on behalf of any person who is	The 21CF bylaws provide that 21CF will, to the fullest extent not prohibited by applicable law, pay

Disney	21CF
or was a director, officer, employee or agent of Disney, or is serving at the request of Disney as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Disney would have the power to indemnify such person against such liability under the provisions of law; and Disney may create a trust fund, grant a security interest and/or use other means, as well as enter into contracts providing indemnification to the full extent authorized or permitted by law to ensure the payment of such amounts as may become necessary to effect indemnification of such person.	the reasonable expenses (including reasonable attorneys’ fees) incurred by any person entitled to indemnification pursuant to the 21CF bylaws in defending any proceeding in advance of its final disposition upon delivery to 21CF of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it is ultimately determined by final, non-appealable judicial decision or order that such person is not entitled to be indemnified for such expenses. In addition, the 21CF bylaws provide that 21CF may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of 21CF or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not 21CF would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Certain Share Repurchases

The Disney bylaws prevent Disney from acquiring any of its voting equity securities at a price exceeding the greater of the then-current market price of such securities or the average market price of such securities for the preceding 30 trading days from any person or group who or that is the beneficial owner of more than 2% of Disney’s voting securities, unless the acquisition of such securities is (a) effected pursuant to the same offer and on terms extended to all holders of securities of such class and to all holders of any other class from or into which such securities may be converted, or (b) approved by a vote of a majority of the shares cast, excluding those owned by the beneficial owner whose shares are being acquired by Disney. However, Disney’s bylaws do not restrict Disney from acquiring shares in other circumstances, including: (i) reacquiring shares in the open market or in block trades pursuant to a stock repurchase program approved by the Disney board, in each case in accordance with the requirements of SEC Rule 10b-18 or any successor rule, or (ii) reacquiring shares pursuant to the terms of a stock option plan that has been approved by a vote of a majority of the shares of Disney common stock.	The 21CF bylaws do not restrict 21CF from reacquiring its shares.

Forum Selection

The Disney bylaws provide that, unless Disney consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located

The 21CF bylaws provide that, unless 21CF consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state

Disney	21CF

within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for any derivative action, action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of Disney to Disney or its stockholders, action asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, the DGCL, action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or action asserting a claim governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in Disney common stock is deemed to have received notice of and consented to the foregoing forum selection bylaw, which could limit Disney stockholders’ ability to choose the judicial forum for disputes with Disney. The enforceability of similar forum selection clauses in other companies’ bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection clause contained in the Disney bylaws to be inapplicable or unenforceable in such action.

court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for any derivative action, action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of 21CF to 21CF or its stockholders, action asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, the DGCL, action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or action asserting a claim governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in 21CF common stock is deemed to have received notice of and consented to the foregoing forum selection bylaw, which could limit 21CF stockholders’ ability to choose the judicial forum for disputes with 21CF. The enforceability of similar forum selection clauses in other companies’ bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection clause contained in the 21CF bylaws to be inapplicable or unenforceable in such action.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders in certain extraordinary transactions such as a merger to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than (A) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, (B) cash in lieu of fractional shares or fractional depositary receipts described above or (C) any combination of the foregoing. Therefore, because the shares of 21CF common stock are listed on Nasdaq, and holders of shares of 21CF common stock will receive in the initial merger only shares of Disney common stock, which will be publicly listed on the NYSE, and cash in lieu of fractional shares, holders of shares of 21CF common stock will not be entitled to appraisal rights in the initial merger. In addition, because the shares of 21CF common stock are listed on Nasdaq, and holders of shares of 21CF common stock will receive in the distribution merger only shares of New Fox common stock, which will be publicly listed on a national securities exchange, holders of shares of 21CF common stock will not be entitled to appraisal rights in the distribution merger.

Under the DGCL, the holders of Disney common stock are not entitled to appraisal rights in connection with the transactions.

LEGAL MATTERS

The validity of the shares of Disney common stock offered hereby will be passed upon for Disney by Roger J. Patterson, Associate General Counsel and Assistant Secretary of Disney. Mr. Patterson owns shares of Disney common stock, both directly and as a participant in various stock and employee benefit plans. As of May 24, 2018, Mr. Patterson owned less than 1% of the outstanding shares of Disney common stock.

Certain U.S. federal income tax consequences relating to the distribution and the mergers will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Disney’s Annual Report on Form 10-K for the year ended September 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of 21CF appearing in 21CF’s Annual Report on Form 10-K for the year ended June 30, 2017, and the effectiveness of 21CF’s internal control over financial reporting as of June 30, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

21CF Stockholder Proposals

If you wish to submit a proposal to be presented at 21CF’s 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received in writing by the Corporate Secretary of the Company at the principal executive officers at 21st Century Fox, 1211 Avenue of the Americas, New York, New York 10036 no later than May 31, 2018 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2018 proxy statement and proxy.

In order for proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by 21CF at its principal executive offices not later than August 17, 2018. Additionally, stockholder proposals made outside the process of Rule 14a-8 under the Exchange Act must be received at 21CF’s principal executive offices, in accordance with the requirements of the 21CF bylaws between July 18, 2018 and August 17, 2018; provided, however, that in the event that the 2018 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the 2017 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 120th date prior to the date of the 2018 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th date prior to date of the 2018 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting of Stockholders is made. Stockholders are advised to review the 21CF bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and other nominations.

Disney Stockholder Proposals

To be eligible for inclusion in the proxy statement for the 2019 annual meeting of Disney stockholders, stockholder proposals must be received by Disney’s Corporate Secretary no later than the close of business on September 14, 2018. Proposals should be sent to the Corporate Secretary, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-1030 and follow the procedures required by SEC Rule 14a-8.

Under Disney’s bylaws, written notice of stockholder nominations to the Disney board that are to be included in the Disney proxy statement pursuant to the proxy access provisions in Article II, Section 11 of Disney’s bylaws must be delivered to Disney’s Corporate Secretary not later than 120 nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible stockholder who wishes to have a nomination considered at the 2019 annual meeting of Disney stockholders and included in Disney’s proxy statement must deliver a written notice (containing the information specified in the Disney bylaws regarding the stockholder and the proposed nominee) to Disney’s Corporate Secretary between October 9, 2018 and November 8, 2018. In addition, under Disney’s bylaws, written notice of stockholder nominations to the Disney board or any other business proposed by a stockholder that is not to be included in Disney’s proxy statement must be delivered to Disney’s Corporate Secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2019 annual meeting of Disney stockholders but not included in Disney’s proxy statement must deliver a written notice (containing the information specified in Disney’s bylaws regarding the stockholder and the proposed action) to Disney’s Corporate Secretary between November 8, 2018 and December 8, 2018.

21CF PROPOSAL NO. 1—APPROVAL OF THE COMBINATION MERGER PROPOSAL

Subject to the approval of the holders of a majority of the outstanding shares of 21CF common stock entitled to vote on the combination merger agreement, the 21CF board has declared advisable, approved and authorized in all respects the combination merger agreement in order to enable 21CF to consummate the mergers and effect the other transactions in accordance with the terms of the combination merger agreement. You should read carefully and in its entirety this joint proxy statement/prospectus, including the Annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the combination merger proposal and the transactions contemplated thereby. The text of the combination merger agreement is set forth on Annex A and Annex B to this joint proxy statement/prospectus.

The affirmative vote of the holders of a majority of the outstanding shares of 21CF class A common stock and 21CF class B common stock entitled to vote on such matter, voting together as a single class, is required to approve the combination merger proposal. This means that of the outstanding shares of 21CF class A common stock and 21CF class B common stock entitled to vote on the combination merger agreement, a majority of such shares must be voted “FOR” the combination merger agreement for it to be adopted. The transactions cannot be completed unless 21CF stockholders approve the combination merger proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

THE 21CF BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE COMBINATION MERGER PROPOSAL.

21CF PROPOSAL NO. 2—APPROVAL OF THE DISTRIBUTION MERGER PROPOSAL

Subject to the approval of the holders of a majority of the outstanding shares of 21CF common stock entitled to vote on the distribution merger agreement, the 21CF board has declared advisable, approved and authorized in all respects the distribution merger agreement in order to enable 21CF to consummate the distribution merger and effect the distribution in accordance with the terms of the distribution merger agreement. You should read carefully and in its entirety this joint proxy statement/prospectus, including the Annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the distribution merger proposal and the transactions contemplated thereby. The text of the distribution merger agreement is set forth on Annex C to this joint proxy statement/prospectus.

The affirmative vote of the holders of a majority of the outstanding shares of 21CF class A common stock and 21CF class B common stock entitled to vote on such matter, voting together as a single class, is required to approve the distribution merger proposal. This means that of the outstanding shares of 21CF class A common stock and 21CF class B common stock entitled to vote on the distribution merger agreement, a majority of such shares must be voted “FOR” the distribution merger agreement for it to be adopted. The transactions cannot be completed unless 21CF stockholders approve the distribution merger proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

THE 21CF BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE DISTRIBUTION MERGER PROPOSAL.

21CF PROPOSAL NO. 3—HOOK STOCK CHARTER AMENDMENT PROPOSAL

21CF’s board has adopted and declared advisable an amendment to the 21CF charter, providing that the hook stock shares will not be entitled to receive such consideration as may be payable to holders of 21CF common stock in any merger, consolidation, recapitalization or reclassification if such merger, consolidation, recapitalization or reclassification has the same economic effect as a redemption by 21CF of any shares of 21CF common stock for substantially equivalent value. You should read carefully and in its entirety this joint proxy statement/prospectus, including the Annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the hook stock charter amendment proposal. The text of the proposed amendment, which we refer to as the hook stock charter amendment, is included in Annex E to this joint proxy statement/prospectus.

The affirmative vote of the holders of a majority of the outstanding shares of 21CF class B common stock entitled to vote on the hook stock charter amendment at the 21CF special meeting is required to approve the hook stock charter amendment proposal. This means that of the outstanding shares of 21CF class B common stock entitled to vote on the hook stock charter amendment, a majority of such shares must be voted “FOR” the hook stock charter amendment for it to be adopted. The transactions cannot be completed unless the holders of 21CF class B common stock approve the hook stock charter amendment. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the hook stock charter amendment.

THE 21CF BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE HOOK STOCK CHARTER AMENDMENT PROPOSAL.

21CF PROPOSAL NO. 4—STOCK SPLIT CHARTER AMENDMENT PROPOSAL

21CF’s board has adopted and declared advisable an amendment to the 21CF charter providing for a subdivision of the issued and outstanding shares of 21CF common stock such that each share of 21CF common stock issued and outstanding immediately prior to the subdivision is equal to one times the stock split multiple (as defined in the combination merger agreement). You should read carefully and in its entirety this joint proxy statement/prospectus, including the Annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the stock split charter amendment proposal. The text of the proposed amendment, which we refer to as the stock split charter amendment, is included in Annex E to this joint proxy statement/prospectus.

The affirmative vote of the holders of a majority of the outstanding shares of 21CF class B common stock entitled to vote on the stock split charter amendment at the 21CF special meeting is required to approve the stock split charter amendment proposal. This means that of the outstanding shares of 21CF class B common stock entitled to vote on the stock split charter amendment, a majority of such shares must be voted “FOR” the stock split charter amendment for it to be adopted. The transactions cannot be completed unless the holders of 21CF class B common stock approve the stock split charter amendment. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the stock split charter amendment.

THE 21CF BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE STOCK SPLIT CHARTER AMENDMENT PROPOSAL.

21CF PROPOSAL NO. 6—NON-BINDING, ADVISORY VOTE ON TRANSACTIONS-RELATED COMPENSATION FOR 21CF’S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid or become payable to 21CF’s named executive officers, assuming that their employment is terminated under certain circumstances, in connection with the transactions and the related agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the transactions-related executive compensation. These potential payments consist of:

•	Severance payments and benefits that each named executive officer would be entitled to receive in connection with a covered termination pursuant to the terms of his employment agreement or the 21CF severance plan, whichever provides for greater payments and benefits (as described in more detail in the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus). Payments pursuant to the terms of each named executive officer’s employment agreement are not enhanced by the transactions, and would be payable to a named executive officer in the event of any covered termination, regardless of whether the first effective time has occurred.

•	Payments in connection with 21CF equity-based compensation awards, the treatment of which is described in more detail in the section entitled “The Combination Merger Agreement—Treatment of 21CF Equity Compensation Awards in the Transaction” beginning on page 166 of this joint proxy statement/prospectus.

•	Retention RSU grants, as described in more detail in the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus, that each named executive officer is entitled to receive in connection with grants approved by the compensation committee.

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transactions” beginning on page 200 of this joint proxy statement/prospectus.

For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:

•	the first effective time is December 13, 2018, which is the termination date of the combination merger agreement (absent any extension), and which, solely for purposes of this transactions-related executive compensation disclosure, is the assumed date of the consummation of the initial merger;

•	immediately following the first effective time, the employment of each named executive officer with 21CF is terminated without cause, or each named executive officer resigns for “good reason” (or the equivalent concept) under his or her employment agreement or equity award agreements, to the extent applicable, which termination or resignation we refer to as a covered termination;

•	the value of a share of 21CF class A common stock of $34.88, the five-day average value; and

•	while each named executive officer’s employment agreement (except for Mr. K. Rupert Murdoch’s letter agreement), as well as the 21CF 2013 Long-Term Incentive Plan (in which each named executive officer participates, including Mr. K. Rupert Murdoch), contain a “best-net cutback” provision, as further described in footnote 7 to the Golden Parachute Compensation table below, the amounts shown in the tables below have not been reduced to reflect any potential cutback.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this joint proxy statement/prospectus and before the first effective time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. Moreover, a significant portion of the total amounts in the table below reflects amounts that are payable upon any covered termination without regard to the transactions.

The named executive officers are also entitled to receive certain other fully-vested payments and benefits upon a termination of employment from 21CF, including lifetime health and welfare benefit continuation for each named executive officer other than Mr. Zweifach and their respective surviving spouses and supplemental retirement benefits for each named executive officer other than Mr. Zweifach. As such amounts are fully vested and would be payable to the named executive officers upon any termination of employment they are not quantified in the tables below. Mr. Lachlan K. Murdoch also holds 9,415 deferred stock units, which he received for his service as a non-executive director prior to his appointment as an executive officer of 21CF and which are not quantified in the tables below. The deferred stock units vest on the earlier of the first trading day of the quarter five years following the date of grant or upon Mr. Lachlan K. Murdoch’s termination of service from the 21CF board.

As used in the discussion below, “single-trigger” refers to benefits that arise solely as a result of the closing of the initial merger (regardless of whether a covered termination has occurred) and “double-trigger” refers to benefits that require two conditions, which are the closing of the initial merger, as well as either a covered termination following the first effective time or continued employment through a specified date following the first effective time, as applicable.

The following table shows all transactions-related compensation of the named executive officers.

	Golden Parachute Compensation(1)
Name(2)	Cash ($)(3)	Equity ($)(4)	Pension / Non-Qualified Deferred Compensation ($)(5)	Perquisites / Benefits ($)(6)	Tax Reimbursement ($)(7)	Other ($)	Total ($)
K. Rupert Murdoch	39,946,575	26,725,579	—	15,000	—	—	66,687,154
Executive Chairman
Lachlan K. Murdoch	25,616,438	42,198,347	1,241,000	15,000	—	—	69,070,785
Executive Chairman
James R. Murdoch	25,616,438	42,198,347	2,777,000	15,000	—	—	70,606,785
Chief Executive Officer
John P. Nallen	13,808,219	18,754,801	—	15,000	—	—	32,578,020
Senior Executive Vice President and Chief Financial Officer
Gerson Zweifach	13,582,192	13,454,822	—	74,724	—	—	27,111,738
Senior Executive Vice President and Group General Counsel

(1)	The following table reflects only the portion of the amounts included in the table above that are “single-trigger.”

	Amounts Payable in Connection with the Transactions
Name	Cash ($)(a)	Equity ($)(b)	Total ($)
K. Rupert Murdoch(c)	4,746,575	13,262,265	18,008,840
Lachlan K. Murdoch(c)	3,616,438	20,940,452	24,556,890
James R. Murdoch	3,616,438	20,940,452	24,556,890
John P. Nallen(c)	1,808,219	9,306,856	11,115,075
Gerson Zweifach	1,582,192	6,368,862	7,951,054

(a)	The amounts shown in this column reflect the prorated cash bonus payable for the year in which the first effective time occurs pursuant to the terms of the combination merger agreement. Please refer to footnote 3 below for more information regarding the pro-rated cash bonus amounts.
(b)	The amounts shown in this column reflect (1) the value of 21CF PSU awards that in any case are scheduled to vest in 2019 and (2) the value of 50% of the Retention RSU grants, which will vest shortly prior to the first effective time by their terms. Please refer to footnote 4 below for more information regarding the value of outstanding equity awards.
(c)	It is not anticipated that the cessation of the executive officers’ employment from 21CF or the commencement of the executive officers’ employment with New Fox will entitle them to severance payments.
(2)	In accordance with SEC rules, 21CF’s named executive officers for purposes of this joint proxy statement/prospectus consist of 21CF’s chief executive officer, chief financial officer and each other executive officer who was a named executive officer for purposes of 21CF’s proxy statement for its 2017 Stockholders Meeting (i.e., the three other most highly compensated executive officers, based on 2017 compensation levels, who served in such capacities on June 30, 2017).
(3)	The amounts shown in this column reflect cash severance payments payable by the employer pursuant to the 21CF severance plan which consist of (i) two times the sum of each named executive officers base salary and average annual bonus paid in the previous two years and (ii) a cash bonus based on the achievement of the target level of performance, prorated based on the number of days in the applicable performance period that have elapsed as of the first effective time. Amounts included in respect of prorated bonuses reflect the amount of time the named executive officer will have been employed with 21CF in the fiscal year in which a covered termination occurs, and therefore the amount is based on when the first effective time is assumed to occur. If the first effective time were assumed to occur on the last day of the fiscal year, no value would be included. The cash severance payments, other than the prorated bonus payments, are considered double-trigger payments because they will only be paid in connection with the occurrence of a covered termination. The prorated bonus payments are considered single-trigger payments because they will be paid upon the occurrence of the transactions, without regard to whether a covered termination occurs. The amounts of such single-trigger payments are shown in the Cash column of the table entitled “Amounts Payable in Connection with the Transactions” in footnote 1 above. With respect to the executive officers who are commencing employment with New Fox immediately following the first effective time, it is not anticipated that the cessation of the executive officers’ employment from 21CF or the commencement of the executive officers’ employment with New Fox will entitle them to severance payments.
(4)

The amounts shown in this column reflect (1) the value of 21CF PSU awards scheduled to vest in 2019, which will vest shortly prior to the distribution in accordance with the separation principles, (2) the value of 50% of the Retention RSU grants, which will vest shortly prior to the first effective time by their terms, (3) the value of outstanding 21CF PSU awards scheduled to vest in 2020 or later, which, pursuant to the terms of the applicable award agreement, provide for vesting upon a covered termination following the first effective time and (4) the value of the remaining 50% of the Retention RSU grants, which, pursuant to the terms of the applicable award agreement, provide for vesting upon a covered termination following the first effective time. The amount of each award is quantified in the table below. These amounts do not include the value of 21CF PSU awards for the fiscal 2016-2018 performance period that the compensation committee determined would, upon vesting, pay out based on the target number of 21CF PSU awards awarded, because such 21CF PSU awards are scheduled to vest and be settled prior to the date on which the first effective time is assumed to occur. The value of such awards for each named executive officer, based on the five-day average value, was: $6,037,519 for K. Rupert Murdoch, $9,532,948 for Lachlan K. Murdoch, $9,532,948 for James R. Murdoch, $4,236,839 for John P. Nallen and $2,648,020 for Gerson Zweifach. For more information regarding the terms of equity awards held by the named executive officers, please see the section entitled “Interests of 21CF’s Directors and Executive Officers in the Transaction” beginning on page 200 of this joint proxy statement/prospectus. For purposes of valuing the equity awards 21CF PSU awards are assumed to vest based on the target level of performance in accordance with the terms of the combination merger agreement. The amounts reflected in the Equity column of the table entitled “Amounts Payable in Connection with the Transactions” in footnote 1 above are single-trigger and represent the value of 21CF PSU awards scheduled to vest in 2019 and the value of 50% of the Retention RSU grants that would be payable to the applicable named executive officer upon the occurrence of the first effective time. All other amounts shown with respect to equity awards are double-trigger and represent the value of outstanding 21CF PSU awards scheduled to vest in 2020 or later and the value of the remaining 50% of the Retention RSU grant that would be payable to the applicable named executive officer upon a covered termination within two years following the first effective time pursuant to the terms of the applicable award agreement.

	Equity Awards
	Awards that vest upon the first effective time		Awards that vest upon a covered termination within two years following the first effective time
Name	21CF PSU awards scheduled to vest in 2019 ($)	50% of the Retention RSU grants ($)	21CF PSU awards scheduled to vest in 2020 or later ($)	50% of the Retention RSU grants ($)	Total ($)
K. Rupert Murdoch	6,968,640	6,293,625	7,169,689	6,293,625	26,725,579
Lachlan K. Murdoch	11,003,140	9,937,312	11,320,583	9,937,312	42,198,347
James R. Murdoch	11,003,140	9,937,312	11,320,583	9,937,312	42,198,347
John P. Nallen	4,890,281	4,416,575	5,031,370	4,416,575	18,754,801
Gerson Zweifach	3,056,430	3,312,432	3,773,528	3,312,432	13,454,822

(5)	The amounts shown in this column reflect the value of increased benefits under 21CF’s defined benefit plans resulting from 36 months of additional age and service credit that each of Messrs. Lachlan K. Murdoch and James R. Murdoch would be entitled to receive upon a covered termination pursuant to each of their employment agreements. These increased benefits are double-trigger and would be payable upon any covered termination regardless of whether the first effective time occurs.
(6)	The amounts shown in this column reflect the value of seven months of outplacement assistance to which each named executive officer would become entitled upon a covered termination pursuant to the 21CF severance plan. Mr. Zweifach’s amount also includes the cost of reimbursement for COBRA premiums for 18 months that he would be entitled to receive pursuant to the 21CF severance plan. These amounts are double-trigger and would be payable upon any covered termination regardless of whether the first effective time occurs.
(7)	No named executive officer is entitled to a gross-up or other make-whole payment in connection with any 280G excise tax, on the payments and benefits that he may receive in connection with the transactions, including the payments and benefits reflected above. Instead, each named executive officer’s employment agreement (except for Mr. K. Rupert Murdoch’s letter agreement), as well as the 21CF 2013 Long-Term Incentive Plan (in which each named executive officer participates, including Mr. K. Rupert Murdoch), contain a “best-net cutback” provision such that if the payment of any of the amounts above would subject the executive to the excise tax provisions of Section 280G of the Code, the payments would be reduced to an amount below the threshold at which such penalty tax provisions apply if such a reduction (and the avoidance of such penalty taxes) would be more favorable to the executive on an after-tax basis. The amounts shown in the tables above have not been reduced to reflect any potential cutback of compensation.

Vote Required and Board of Directors Recommendation

The Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, require that 21CF seek a non-binding, advisory vote from 21CF stockholders to approve the transactions-related executive compensation, as disclosed above. The approval, by non-binding, advisory vote, of the transactions-related executive compensation requires the affirmative vote of a majority of votes cast thereon. Votes to abstain are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved. Accordingly, 21CF is asking 21CF stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to 21CF’s named executive officers in connection with the transactions and the related agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Transactions-Related Compensation for 21CF’s Named Executive Officers” are hereby APPROVED.”

Approval of this proposal is not a condition to completion of the transactions, and the vote with respect to this proposal is advisory only and will not be binding on 21CF, the initial surviving company, the final surviving entity or Disney. If the transactions are completed, the transactions-related executive compensation may be paid to 21CF’s named executive officers to the extent payable in accordance with the terms of the compensation arrangements even if 21CF stockholders fail to approve, by non-binding, advisory vote, the transactions-related executive compensation.

THE 21CF BOARD RECOMMENDS THAT 21CF STOCKHOLDERS APPROVE, BY NON-BINDING, ADVISORY VOTE, THE COMPENSATION PROPOSAL DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY VOTING “FOR” THE ABOVE PROPOSAL.

DISNEY PROPOSAL NO. 1—APPROVAL OF ISSUANCE OF DISNEY STOCK

As discussed throughout this joint proxy statement/prospectus, Disney is asking its stockholders to approve the issuance of Disney stock to 21CF stockholders in connection with the initial merger. You should read carefully and in its entirety this joint proxy statement/prospectus, including the Annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the share issuance proposal.

The affirmative vote of holders of a majority of the shares of Disney common stock present in person or represented by proxy at the Disney special meeting and entitled to vote is required to approve the share issuance proposal. This means that of the outstanding shares of Disney common stock present in person or represented by proxy at the Disney special meeting and entitled to vote on the share issuance, a majority of such shares must be voted “FOR” the share issuance for it to be adopted. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions. The transactions cannot be completed unless Disney stockholders approve the share issuance proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

THE DISNEY BOARD RECOMMENDS THAT DISNEY STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

DISNEY PROPOSAL NO. 2—APPROVAL OF THE DISNEY CHARTER AMENDMENT PROPOSAL

As discussed throughout this joint proxy statement/prospectus, Disney is asking its stockholders to approve amendments to the Disney charter to provide that shares of Disney common stock held by subsidiaries of Disney (i) will not be entitled to receive dividends that are declared on the Disney common stock (other than certain dividends in shares of Disney common stock or other equity securities), (ii) will not be entitled to vote or be counted for quorum purposes and (iii) will not be treated as or deemed outstanding for purposes of determining voting requirements, for purposes of any applicable securities or regulatory laws, rules or regulations or for any other purposes (provided that such shares of Disney common stock held by subsidiaries of Disney will be entitled to certain rights in the event of dissolution, liquidation or winding up or any merger, consolidation, recapitalization or reclassification). You should read carefully and in its entirety this joint proxy statement/prospectus, including the Annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the Disney charter amendment proposal.

The affirmative vote of holders of a majority of the shares of Disney common stock entitled to vote is required to approve the Disney charter amendment proposal. This means that of the outstanding shares of Disney common stock entitled to vote on the Disney charter amendment, a majority of such shares must be voted “FOR” the Disney charter amendment for it to be adopted. Approval of the Disney charter amendment proposal is not a condition to completion of the transactions. If the Disney stockholders do not approve the Disney charter amendment proposal and the conditions to completion of the transactions are satisfied, Disney and 21CF will complete the transactions. Disney intends to issue Disney series B convertible preferred stock in exchange for the hook stock shares as consideration in the initial merger. For additional information, see the section entitled “The Combination Merger Agreement—The Mergers; Effects of the Mergers” beginning on page 165 of this joint proxy statement/prospectus. If it is determined by the Disney board that the issuance of Disney common stock would be preferable, however, Disney may issue Disney common stock to holders of the hook stock shares in the initial merger. If the Disney board so determines, and if the Disney stockholders do not approve the Disney charter amendment proposal, Disney would be obligated to pay dividends on those shares of Disney common stock after the completion of the transactions. These dividends could be subject to tax in both the United States and Australia, increasing Disney’s effective tax rate and potentially deterring Disney from paying or increasing dividends on its common stock. To avoid paying dividends on the Disney common stock that holders of the hook stock shares may receive as consideration in the initial merger, Disney is seeking the approval of Disney stockholders for the Disney charter amendment. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

THE DISNEY BOARD RECOMMENDS THAT DISNEY STOCKHOLDERS VOTE “FOR” THE DISNEY CHARTER AMENDMENT PROPOSAL.

21CF PROPOSAL NO. 5 AND DISNEY PROPOSAL NO. 3—ADJOURNMENT OF THE SPECIAL MEETINGS TO SOLICIT ADDITIONAL PROXIES

21CF and Disney are asking their respective stockholders to authorize the holder of any proxy solicited by such company’s board to vote in favor of one or more adjournments of its special meeting, respectively, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of its special meeting to approve, in the case of 21CF, the combination merger proposal, the distribution merger proposal or the 21CF charter amendment proposals, or in the case of Disney, the share issuance proposal, or if a quorum is not present at its special meeting. In accordance with the combination merger agreement, if these proposals are approved, either special meeting could be successively adjourned to any date that is not more than an aggregate of 15 days from such special meeting.

Neither 21CF nor Disney intend to call a vote on adjournments of its special meeting to solicit additional proxies if, in the case of 21CF, the combination merger proposal, the distribution merger proposal and the 21CF charter amendment proposals are approved at its special meeting, or in the case of Disney, the share issuance proposal is approved at its special meeting.

The affirmative vote of a majority of the votes cast thereon by holders of 21CF class B common stock entitled to vote thereon, whether or not a quorum is present, is required to approve the 21CF adjournment proposal. The affirmative vote of holders of a majority of the shares of Disney common stock present in person or represented by proxy at the Disney special meeting, whether or not a quorum is present, is required to approve the Disney adjournment proposal.

THE 21CF BOARD RECOMMENDS THAT 21CF STOCKHOLDERS VOTE “FOR” THE 21CF ADJOURNMENT PROPOSAL.

THE DISNEY BOARD RECOMMENDS THAT DISNEY STOCKHOLDERS VOTE “FOR” THE DISNEY ADJOURNMENT PROPOSAL.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

21CF and banks and brokerage firms that hold shares of 21CF stockholders have delivered only one joint proxy statement/prospectus to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. 21CF will deliver promptly, upon written or oral request, a separate copy of the joint proxy statement/prospectus to any stockholder at a shared address to which a single copy of the documents was delivered. A 21CF stockholder who wishes to receive a separate copy of the joint proxy statement/prospectus, now or in the future, may obtain one, without charge, by addressing a request to 21CF’s proxy solicitation agent, Okapi at 1212 Avenue of the Americas, 24th Floor, New York, New York 10036 or 21CF’s Corporate Secretary at 21st Century Fox, 1211 Avenue of the Americas, New York, New York 10036. You may also obtain a copy of the joint proxy statement/prospectus from the investor relations page on 21CF’s website (http://investor.21cf.com/sec.cfm?view=all) by clicking on “Proxy.” 21CF stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or notices and wish to receive a single copy of such materials in the future should submit their request by contacting 21CF in the same manner. If you are the beneficial owner, but not the record holder, of shares of 21CF common stock and wish to receive only one copy of the proxy materials and annual reports or notices in the future, you will need to contact your bank, broker or other nominee to request that only a single copy of each document be mailed to all 21CF stockholders at the shared address in the future.

Disney and banks and brokerage firms that hold shares of Disney stockholders have delivered only one joint proxy statement/prospectus to multiple stockholders who share an address unless one or more of Disney stockholders has provided contrary instructions. Disney will deliver promptly, upon written or oral request, a separate copy of the joint proxy statement/prospectus to a Disney stockholder at a shared address to which a single copy of the documents was delivered. A Disney stockholder who wishes to receive a separate copy of the joint proxy statement/prospectus, now or in the future, may obtain one, without charge, by sending a written request to The Walt Disney Company, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling Broadridge at 1-866-540-7095. You may also obtain a copy of the joint proxy statement/prospectus from Disney’s website (https://thewaltdisneycompany.com/investor-relations/). Disney stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or notices and wish to receive a single copy of such materials in the future should submit their request by contacting Disney in the same manner. If you are the beneficial owner, but not the record holder, of Disney shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your bank, broker or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION

21CF and Disney file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents 21CF and Disney file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of 21CF and Disney also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents 21CF files with the SEC by going to 21CF’s Internet website at http://investor.21cf.com/sec.cfm. You may obtain free copies of the documents Disney files with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by going to Disney’s Internet website at https://thewaltdisneycompany.com/investor-relations/. The Internet website addresses of 21CF and Disney are provided as inactive textual references only. The information provided on the Internet websites of 21CF and Disney, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows 21CF and Disney to “incorporate by reference” into this joint proxy statement/prospectus documents 21CF and Disney file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by Disney to register the shares of Disney common stock that will be issued in the initial merger, of which this joint proxy statement/prospectus forms a part. This means that 21CF and Disney can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that 21CF and Disney file with the SEC will update and supersede that information. 21CF and Disney incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting.

21CF:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (filed with the SEC on August 14, 2017);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017 (filed with the SEC on November 9, 2017), December 31, 2017 (filed with the SEC on February 8, 2018) and March 31, 2018 (filed with the SEC on May 10, 2018);

•	Current Reports on Form 8-K filed with the SEC on July 20, 2017, September 12, 2017, September 14, 2017, November 15, 2017, November 30, 2017, December 14, 2017, December 15, 2017, January 23, 2018, February 22, 2018, April 3, 2018, April 26, 2018 and April 27, 2018;

•	Restated Certificate of Incorporation of 21CF, filed as Exhibit 3.1 to the Annual Report on Form 10-K of 21CF for the fiscal year ended June 30, 2013 filed with the SEC on August 19, 2013;

•	By-laws of 21CF, as amended through December 13, 2017, filed as Exhibit 3.1 to the Current Report on Form 8-K of 21CF dated and filed with the SEC on December 15, 2017; and

•	Definitive Proxy Statement for 21CF’s 2017 Annual Meeting filed with the SEC on September 28, 2017.

Any person may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning 21CF, without charge, by written or telephonic request directed to 21CF, Attention: Corporate Secretary, 1211 Avenue of the Americas, New York, New York 10036, Telephone (800) 579-1639; or from the SEC through the SEC website at the address provided above.

Disney:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (filed with the SEC on November 22, 2017);

•	Quarterly Reports on Form 10-Q for the quarterly period ended December 30, 2017 (filed with the SEC on February 6, 2018) and March 31, 2018 (filed with the SEC on May 8, 2018);

•	Current Reports on Form 8-K filed with the SEC on December 7, 2017, December 14, 2017 and March 9, 2018;

•	Definitive Proxy Statement for Disney’s 2018 Annual Meeting filed with the SEC on January 12, 2018;

•	Restated Certificate of Incorporation of Disney, as amended through March 8, 2018, filed as Exhibit 3.1 to this Registration Statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

•	Bylaws of Disney, as amended through December 13, 2017, filed as Exhibit 3.1 to the Current Report on Form 8-K of Disney dated and filed with the SEC on December 14, 2017; and

•	The description of Disney’s common stock contained in Disney’s registration statement on Form 8-A, dated and filed with the SEC on November 17, 1999, including any subsequent amendment or report filed for the purpose of updating such description.

Any person may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Disney, without charge, by written request directed to Disney Shareholder Services, 500 S. Buena Vista St., Burbank, CA 91521-0113. You may also obtain a copy from Disney’s website (https://thewaltdisneycompany.com/investor-relations/); or from the SEC through the SEC website at the address provided above.

Notwithstanding the foregoing, information furnished by 21CF or Disney on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.

THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. NEITHER 21CF NOR DISNEY HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN THE INFORMATION THAT IS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED MAY 30, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE INCORPORATED DOCUMENT. THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Exhibit

Annex A

AGREEMENT AND PLAN OF MERGER

among

TWENTY-FIRST CENTURY FOX, INC.

THE WALT DISNEY COMPANY

TWC MERGER ENTERPRISES 2 CORP.

and

TWC MERGER ENTERPRISES 1, LLC

Dated as of December 13, 2017

ANNEX A    INDEX OF DEFINED TERMS

EXHIBIT I    SEPARATION PRINCIPLES

EXHIBIT II   TAX MATTERS AGREEMENT PRINCIPLES

EXHIBIT III  COMMERCIAL TERM SHEETS

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of December 13, 2017, among Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”), The Walt Disney Company, a Delaware corporation (“Parent”), TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Corporate Sub”), and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger LLC”, and together with Corporate Sub, the “Merger Subs”). Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of this Agreement set forth next to such terms on Annex A hereto.

RECITALS

WHEREAS, on or prior to the Closing Date, the Company will consummate the Separation in accordance with the principles set forth on Exhibit I hereto (such principles, the “Separation Principles”) and subject to such other terms and conditions as will be agreed between the Company and Parent pursuant to this Agreement and set forth in a Separation and Distribution Agreement by and between the Company and SpinCo (the “Separation Agreement”), and following the Separation and prior to the First Effective Time, the Company will consummate the Distribution;

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the Separation Principles and the transactions contemplated thereby, including the Separation and the Distribution;

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved and declared the advisability of amendments to the Company Charter providing (i) that the holders of Hook Stock will not receive any shares of SpinCo Common Stock in connection with the Distribution (such amendment or any substantially consistent amendment as mutually agreed by the parties hereto, the “Hook Stock Charter Amendment”) and (ii) for a subdivision of the issued and outstanding Shares (including, for the avoidance of doubt, the Hook Stock), such that the total number of Shares issued and outstanding (including, for the avoidance of doubt, the Hook Stock) immediately after such subdivision is equal to the Stock Split Multiple multiplied by the total number of Shares issued and outstanding immediately prior to such subdivision (including, for the avoidance of doubt, the Hook Stock) (such subdivision, the “Stock Split”, and such amendment or any substantially consistent amendment effecting the Stock Split as mutually agreed by the parties hereto, the “Stock Split Charter Amendment”, and together with the Hook Stock Charter Amendment, the “Charter Amendments”), subject, in each case, to the approval of holders of a majority of the outstanding Class B Shares entitled to vote on such matter at a meeting duly called and held for such purpose (such stockholder approvals, the “Charter Amendment Stockholder Approvals”);

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the merger of Corporate Sub with and into the Company with the Company as the surviving corporation in the merger (the “Initial Surviving Company”, and such merger, the “Initial Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), and approved and declared advisable this Agreement, and has resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, immediately subsequent to the Initial Merger, the Initial Surviving Company in the Initial Merger will merge with and into Merger LLC with Merger LLC as the surviving company in the merger (the “Final Surviving Entity”, and such merger, the “Subsequent Merger”), in accordance with Section 1.01, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that (i) the Distribution qualify as a transaction under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Initial Merger and the Subsequent Merger, taken together, qualify as a “reorganization” within the meaning of

Section 368(a) of the Code and the regulations promulgated thereunder (clauses (i) and (ii), the “Intended Tax Treatment”), (iii) Parent, the Company and SpinCo make, in connection with the Distribution and pursuant to the Tax Matters Agreement, an election under Section 336(e) of the Code with respect to SpinCo and certain Subsidiaries of SpinCo, (iv) Parent and the Company each be a party to the reorganization within the meaning of Section 368(b) of the Code and (v) this Agreement constitutes a “plan of reorganization” within the meaning of the Code;

WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby (which includes the Initial Merger and the Subsequent Merger (collectively, the “Mergers”)) and the issuance of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) pursuant to the Initial Merger upon the terms and subject to the conditions set forth in this Agreement and (ii) resolved to recommend to its stockholders the approval of the issuance of Parent Common Stock in the Initial Merger pursuant to this Agreement;

WHEREAS, the Board of Directors of Corporate Sub, by resolutions duly adopted, has approved the Initial Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement and has resolved to recommend to its stockholder the adoption of this Agreement;

WHEREAS, the sole member of Merger LLC will approve the Subsequent Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and the Merger Subs to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Mergers, in each case upon the terms and subject to the conditions set forth therein; and

WHEREAS, the Company, Parent, Corporate Sub and Merger LLC desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Mergers

Section 1.01.         The Mergers. (a) Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the First Effective Time, Corporate Sub shall be merged with and into the Company and the separate corporate existence of Corporate Sub shall thereupon cease. The Company shall be the surviving company in the Initial Merger as a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Initial Merger, except as set forth in Article II. The Initial Merger shall have the effects specified in the DGCL.

(b)         Immediately following the Initial Merger, upon the terms and subject to the conditions set forth in this Agreement, the DGCL and the LLC Act, at the Second Effective Time, the Initial Surviving Company shall be merged with and into Merger LLC and the separate corporate existence of the Initial Surviving Company shall thereupon cease. Merger LLC shall be the surviving company in the Subsequent Merger as a wholly owned Subsidiary of Parent, and the separate limited liability company existence of Merger LLC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsequent Merger, except as set forth in Article II. The Subsequent Merger shall have the effects specified in the DGCL and the LLC Act.

Section 1.02.         Closing. The closing of the Distribution and the Mergers (the “Closing”) shall occur by electronic exchange of documents at 8:00 a.m. (New York City time) on the date that is as soon as reasonably practicable, and in no event later than the third business day, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.03.         Effective Time. Concurrently with the Closing, the Company and Parent will cause a certificate of merger with respect to the Initial Merger (the “First Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Initial Merger shall become effective at 12:01 a.m. (New York City time) on the date immediately following the Closing Date or at such other time as may be agreed upon by the parties hereto in writing and set forth in the First Certificate of Merger in accordance with the DGCL (the “First Effective Time”). Subject to the provisions of this Agreement, Merger LLC shall file a certificate of merger with respect to the Subsequent Merger satisfying the applicable requirements of Delaware Law (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware to cause the Subsequent Merger to become effective immediately after the First Effective Time. The Subsequent Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware immediately after the First Effective Time or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Second Certificate of Merger in accordance with the DGCL and the LLC Act (the “Second Effective Time”).

Section 1.04.         The Certificate of Incorporation and Certificate of Formation. (a) At the First Effective Time, the certificate of incorporation of the Initial Surviving Company shall be amended and restated so as to read in its entirety as the certificate of incorporation of Corporate Sub in effect immediately prior to the First Effective Time, except that references to the incorporator shall be removed (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law (and subject to Section 5.12).

(b)         At the Second Effective Time, (i) the certificate of formation of Merger LLC as in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation of the Final Surviving Entity, until thereafter amended as provided by applicable Law (and subject to Section 5.12).

Section 1.05.         The Bylaws and the Limited Liability Company Agreement. (a) At the First Effective Time, the bylaws of the Initial Surviving Company shall be amended and restated so as to read in their entirety as the bylaws of Corporate Sub in effect immediately prior to the First Effective Time, except that references to the name of Corporate Sub shall be replaced by the name of the Initial Surviving Company (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (and subject to Section 5.12).

(b)         At the Second Effective Time, the limited liability company operating agreement of Merger LLC as in effect immediately prior to the Second Effective Time shall continue to be the limited liability company operating agreement of the Final Surviving Entity, until thereafter amended as provided by applicable Law (the “LLC Operating Agreement”) (except that the limited liability company operating agreement of Merger LLC shall be amended in connection with the Subsequent Merger so that reference to the name of Merger LLC shall be replaced by the name of the Company (subject to any required modifications to reflect its status as a limited liability company)), until thereafter amended as provided therein or by applicable Law (and subject to Section 5.12).

Section 1.06.         Directors of Initial Surviving Company. The directors of Corporate Sub immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors of the Initial Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

Section 1.07.         Officers of the Initial Surviving Company. The officers of Corporate Sub immediately prior to the First Effective Time shall, from and after the First Effective Time, be the officers of the Initial

Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

Section 1.08.         Officers of the Final Surviving Entity. The officers of the Initial Surviving Company immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the LLC Operating Agreement and the LLC Act.

ARTICLE II

Pre-Merger Steps; Effect of the Merger; Exchange

Section 2.01.         Pre-Merger Steps.

(a)         Charter Amendments. Subject to obtaining the Charter Amendments Stockholder Approval, the Company shall file with the Secretary of State of the State of Delaware a duly executed and acknowledged certificate setting forth the Charter Amendments and certifying that the Charter Amendment Stockholder Approvals have been received in accordance with Section 242 of the DGCL to cause the Charter Amendments to be effective prior to the Distribution.

(b)         Stock Split. Immediately prior to the Distribution, the Company shall effect the Stock Split.

(c)         Distribution.

(i)         On the Closing Date, upon the terms and subject to the conditions set forth in an agreement and plan of merger to be entered into by and between the Company and the Distribution Merger Sub (the “Distribution Merger Agreement”) and the DGCL, Distribution Merger Sub shall be merged with and into the Company and the separate corporate existence of Distribution Merger Sub shall thereupon cease (the “Distribution”). The Distribution Merger Agreement shall contain only such terms as are necessary to effect the Distribution and such other terms as may be mutually agreed with Parent. The Company shall be the surviving corporation in the Distribution.

(ii)         The Distribution Merger Agreement shall provide, among other things, that (i) each share of Class A Common Stock then issued and outstanding (other than the Hook Stock) shall be exchanged, in accordance with Section 251(b)(5) of the DGCL, for (x) a fraction of a share of SpinCo Class A Common Stock equal to one multiplied by the inverse of the Stock Split Multiple, and (y) a fraction of a share of Class A Common Stock equal to one multiplied by the inverse of the Stock Split Multiple and (ii) each share of Class B Common Stock then issued and outstanding (other than the Hook Stock) shall be exchanged for (x) a fraction of a share of SpinCo Class B Common Stock equal to one multiplied by the inverse of the Stock Split Multiple, and (y) a fraction of a share of Class B Common Stock equal to one multiplied by the inverse of the Stock Split Multiple.

(d)         Pre-Distribution Dividend. Immediately prior to the Distribution, the Company shall cause SpinCo to pay to the Company a dividend in the amount of $8,500,000,000 in immediately available funds (the “Dividend”).

(e)        Transaction Tax. The amount of the Transaction Tax shall be calculated on the Closing Date as promptly as practicable following the determination of the SpinCo Equity Value.

(f)        Cash Payment. At the open of business on the business day immediately following the Closing Date, Parent shall pay, or cause to be paid, to SpinCo in immediately available funds the amount obtained by subtracting the amount of the Transaction Tax from the amount of the Dividend (the “Cash Payment”); provided that the Cash Payment shall in no event (a) exceed $2,000,000,000 or (b) be less than $0.

Section 2.02.        Effect on Capital Stock of Initial Merger. (a) At the First Effective Time, by virtue of the Initial Merger and without any action on the part of the holder of any capital stock of the Company, Parent, Corporate Sub or Merger LLC:

(i)        Merger Consideration. Each share of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”, and each a “Class A Share”) and each share of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”, and each a “Class B Share”, and together with the Class A Shares, the “Shares”) issued and outstanding (including, for the avoidance of doubt, the Hook Stock) immediately prior to the First Effective Time (other than Shares held in treasury by the Company or owned by Parent, in each case not (A) held on behalf of third parties or (B) constituting Hook Stock (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be exchanged, in accordance with Section 251(b)(5) of the DGCL, for a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”), which Shares Parent shall cause to be delivered in accordance with its obligations set forth in Section 2.03. At the First Effective Time, all the Shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (1) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (2) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the Merger Consideration and, in each case, the right, if any, to receive pursuant to Section 2.03(e) cash in lieu of fractional shares into which such Shares have been exchanged pursuant to this Section 2.02 and any distribution or dividend pursuant to Section 2.03(c).

As used in this Agreement, the term “Base Exchange Ratio” means 0.2745.

As used in this Agreement, the term “Exchange Ratio” means an amount equal to the Base Exchange Ratio plus the quotient (which may be positive or negative, and shall be rounded to four decimal places) obtained by dividing (x) the Equity Adjustment Amount by (y) $190,857,018,174.

As used in this Agreement, the term “Equity Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the amount of the Dividend minus (b) the amount of the Transaction Tax minus (c) the amount of the Cash Payment.

(ii)        Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Initial Merger and without any action on the part of the Company, Parent, the Merger Subs or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)        Corporate Sub. Each share of common stock, par value $0.01 per share, of Corporate Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Initial Surviving Company.

(b)        Subsequent Merger. At the Second Effective Time, each share of common stock, par value $0.01 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or payable in respect thereof, and each limited liability company interest of Merger LLC shall be unaffected by the Subsequent Merger and shall remain outstanding as a limited liability company interest of the Final Surviving Entity.

(c)        Hook Stock Charter Amendment. Prior to the date of the filing of the initial S-4 Registration Statement, Parent and the Company shall amend this Agreement (including by making appropriate amendments to the provisions of Article I and Article II) to provide for the exchange of the Hook Stock, at the First Effective Time, by virtue of the Initial Merger and without any action on the part of the holder of any capital stock of the Company, Parent, Corporate Sub or Merger LLC, for a separate class of common equivalent Parent Preferred Stock.

Section 2.03.        Exchange of Certificates. (a) Exchange Agent. At the First Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent with the Company’s prior written approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares (other than Excluded Shares), an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form comprising the amount required to be delivered pursuant to Section 2.01 in respect of Shares (other than Excluded Shares). In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the First Effective Time, (i) any dividends or other distributions payable pursuant to Section 2.03(c) with respect to the Parent Common Stock issued pursuant to the Initial Merger with respect to Shares with a record and payment date after the First Effective Time and prior to the surrender of such Shares and (ii) cash in lieu of any fractional shares payable pursuant to Section 2.03(e). All shares of Parent Common Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.03(a), shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 2.03(c) and any cash in lieu of any fractional shares payable pursuant to Section 2.03(e), Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 2.03(a) shall be promptly returned to Parent.

(b)        Exchange Procedures. Promptly after the First Effective Time (and in any event within four business days thereafter or at such other time as may be agreed by the Company, Parent and the Exchange Agent), Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (other than Excluded Shares) a letter of transmittal (together with any other materials delivered therewith, the “Letter of Transmittal”) in customary form advising such holder of the effectiveness of the Initial Merger and the conversion of its Shares into the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.03(g)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.03(g)). Prior to causing the Exchange Agent to mail the Letter of Transmittal, Parent shall give the Company a reasonable opportunity to review and comment on such Letter of Transmittal and shall consider in good faith all reasonable additions, deletions or changes suggested by the Company. Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)) to the Exchange Agent in accordance with the terms of such Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article II in uncertificated form (or evidence of shares in book-entry form), and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 2.03(h)) equal to (A) any cash in lieu of fractional shares pursuant to Section 2.03(e) plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.03(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock in uncertificated form, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. If any shares (or evidence of shares in book-entry form) of Parent Common Stock are to be issued to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any stock transfer or other Taxes required by reason of the issuance of shares (or evidence of shares in book-entry form) of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Taxes have been paid or are not applicable.

(c)        Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Initial Merger shall be deemed issued and outstanding as of the First Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Initial Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Initial Merger shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)) is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)), there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the First Effective Time, but with a payment date subsequent to surrender.

(ii)        Registered holders of unsurrendered Certificates shall be entitled to vote after the First Effective Time at any meeting of Parent stockholders with a record date at or after the First Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d)        Transfers. From and after the First Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the First Effective Time.

(e)        Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued, and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 2.03(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Average Parent Stock Price.

(f)        Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the First Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of cash and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.03(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.03(g)), without any interest thereon. Notwithstanding the foregoing, none of the Initial Surviving Company, Merger LLC, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Final Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(g)        Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Final Surviving Entity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the shares of Parent Common Stock and the cash and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.03(h)) had such lost, stolen or destroyed Certificate been surrendered.

(h)        Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, each of the Merger Subs and the Exchange Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld and paid over to or deposited with the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(i)        Uncertificated Shares. Promptly after the First Effective Time, Parent shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Initial Merger and the conversion of its Shares into the Merger Consideration, (ii) issue to each holder of Uncertificated Shares that number of whole shares of Parent Common Stock that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to this Article II in uncertificated form (or evidence of shares in book-entry form), and (iii) mail a check for cash pursuant to Section 2.03(e) in lieu of fractional shares in respect of each such Uncertificated Share and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.03(h)), without interest thereon.

Section 2.04.        Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock, in each case issued and outstanding prior to the First Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration; provided that no such adjustment shall be made pursuant to this Section 2.04 as a result of the Distribution, the Stock Split or the other transactions contemplated by Separation Principles or this Agreement.

Section 2.05.        Company Stock Based Plans.

(a)        Adjustment of Company Equity Awards in Connection with the Separation. Prior to the actions described in this Section 2.05, the Company Equity Awards shall be adjusted in a manner consistent with Section 4 of the Separation Principles unless otherwise agreed by the parties (including in connection with the parties’ obligations under Section 5.22 of this Agreement, which may also affect the terms of this Section 2.05).

(b)        Company Performance Stock Units. Each outstanding Company Performance Stock Unit, whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of Parent restricted stock units subject to the same terms and conditions as were applicable to such Company Performance Stock Unit immediately prior to the First Effective Time (except as provided in Section 2.05(d) of this Agreement and except that such Parent restricted stock units shall (i) be subject only to service based vesting conditions and no longer subject to achievement of applicable performance goals and (ii) provide for settlement in either Parent Common Stock or cash), with respect to a number of underlying shares of Parent Common Stock, rounded up to the nearest whole share, determined by multiplying (A) the number of Shares of Class A Common Stock subject to each Company Performance Stock Unit based on the target level of performance by (B) the Exchange Ratio, vesting at the same time as the vesting date of the applicable Company Performance Stock Unit.

(c)        Company Restricted Stock Units. Each outstanding Company Restricted Stock Unit that is outstanding immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of Parent restricted stock units subject to the same terms and conditions as were applicable to such Company Restricted Stock Units immediately prior to the First Effective Time (except as provided in Section 2.05(d) of this Agreement and except that such Parent restricted stock units shall provide for settlement in either Parent Common Stock or cash), with respect to a number of underlying shares of Parent Common Stock, rounded up to the nearest whole share, determined by multiplying (A) the number of Class A Shares subject to each Company Restricted Stock Unit by (B) the Exchange Ratio, vesting based on continued service with the applicable employer.

(d)        Amendment of Certain Company Performance Stock Units and Company Restricted Stock Units. Each Company Performance Stock Unit and each Company Restricted Stock Unit that is outstanding immediately prior to the execution of this Agreement and immediately prior to the First Effective Time shall be amended, prior to the First Effective Time, to provide for “double trigger” vesting within two years following the Closing as provided in Section 5.01 of the Company Disclosure Letter.

(e)        Company and Parent Actions.

(i)        At the First Effective Time, Parent shall assume the 2013 Company Stock Plan and, as soon as practicable after the First Effective Time, Parent shall, if registration of the shares of Parent Common Stock issuable pursuant to awards granted under this Section 2.05 is required under the Securities Act of 1933 (the “Securities Act”), file with the SEC a registration statement on Form S-3 or Form S-8, if required, as the case may be (or any successor form), or another appropriate form with respect to such Parent Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing.

(ii)        At or prior to the First Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Company’s Board of Directors, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.05. Parent shall take all actions as are reasonably necessary to assume the 2013 Company Stock Plan and for the conversion and assumption of the Company Performance Stock Units and Company Restricted Stock Units pursuant to this Section 2.05. Without limiting the foregoing, the Company shall take all necessary action to ensure that the Initial Surviving Company will not be bound at the First Effective Time by any options, stock appreciation rights, units or other rights, awards or arrangements under any stock incentive plan of the Company that would entitle any Person after the First Effective Time to beneficially own any Shares or to receive any payments in respect thereof, and any such stock incentive plan shall be deemed to be amended to be in conformity with this Section 2.05.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports filed on or after July 1, 2016 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 3.01.        Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws as amended to and as in effect on the date of this Agreement.

Section 3.02.        Capital Structure. (a) The authorized capital stock of the Company consists of (i) 6,000,000,000 Class A Shares, (ii) 3,000,000,000 Class B Shares, (iii) 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (iv) 100,000,000 shares of Series Common Stock, par value $0.01 per share (the “Series Common Stock”). As of the close of business on December 11, 2017 (such date and time, the “Measurement Date”), 1,054,008,837 Class A Shares and 798,520,953 Class B Shares were issued and outstanding (other than the Hook Stock), and no shares of Series Common Stock or shares of Preferred Stock were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the Measurement Date, there were an aggregate of 102,264,683 Class A Shares reserved for, and 18,617,447 Class A Shares (including with respect to cash-settled awards) subject to, issuance pursuant to the Company Stock Plans, which included (A) 43,035 Company Restricted Stock Units, (B) 18,362,889 Company Performance Stock Units (including cash-settled Company Performance Stock Units) (assuming the achievement of performance criteria at target levels) and (C) 211,523 Company Deferred Stock Units (including cash-settled Company Deferred Stock Units). Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares, shares of Preferred Stock, shares of Series Common Stock or other shares of capital stock reserved for, or subject to, issuance.

(b)        (i) From the Measurement Date to the date of this Agreement, the Company has not issued any Shares except pursuant to the settlement of Company Restricted Stock Units, Company Performance Stock Units and Company Deferred Stock Units outstanding as of the Measurement Date, in accordance with their terms and, since the Measurement Date, except as permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Restricted Stock Units, Company Performance Stock Units or Company Deferred Stock Units. (ii) Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). (iii) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements). (iv) Except as set forth in Section 3.02(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. (v) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)        Section 3.02(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) each of the Company’s Significant Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest that has a book value in excess of $10,000,000 (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares. As of the date of this

Agreement, the Company does not own, directly or indirectly, any voting interest in any Person that is reasonably likely to require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the Transactions.

Section 3.03.        Corporate Authority and Approval; Financial Advisor Opinions. The Company has, and SpinCo will have at the time it enters into any Transaction Document to which it is contemplated to be a party, all requisite corporate power and authority and has taken, or with respect to SpinCo will take, all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Documents to which it is or is contemplated to be a party and to consummate the Transactions to which it is or is contemplated to be a party, subject only to (x) adoption of this Agreement and the Distribution Merger Agreement by the holders of a majority of the outstanding Class A Shares and Class B Shares entitled to vote on such matters, voting together as a single class, at a meeting duly called and held for such purpose and (y) adoption of the Charter Amendments by the holders of a majority of the outstanding Class B Shares entitled to vote on such matters at a meeting duly called and held for such purposes (clauses (x) and (y), collectively, the “Company Requisite Vote”) and the approval, execution and delivery of the Distribution Merger Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Upon execution and delivery by each of the Company and SpinCo of each other Transaction Document to which it is or is contemplated to be a party, each other Transaction Document to which it is or is contemplated to be a party will constitute a valid and binding agreement of the Company or SpinCo, as applicable, enforceable against the Company or SpinCo, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the Board of Directors of the Company has (a) (i) unanimously (of those present) determined that the Initial Merger and the Charter Amendments are fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Initial Merger, the Charter Amendments and the other Transactions, other than the terms of the Distribution Merger Agreement and the declaration of the Dividend, (iii) approved and declared advisable this Agreement and the Charter Amendments, and (iv) subject to Section 5.02, resolved to recommend the adoption of this Agreement and the approval of the Charter Amendments to the holders of Shares (such recommendation, together with the recommendation of the Board of Directors of the Company to the holders of Shares to adopt the Distribution Merger Agreement, the “Company Recommendation”), (b) received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders, and (c) directed that this Agreement be submitted to the holders of Shares for their adoption and that the Charter Amendments be submitted to the holders of Class B Shares for their approval. Prior to the time SpinCo enters into any Transaction Document to which it is contemplated to be a party, the Board of Directors of SpinCo will have approved the Transaction Documents and the Transactions to which it is contemplated to be a party.

Section 3.04.        Governmental Filings; No Violations. (a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.03, (ii) required under the HSR Act or any applicable foreign competition laws (the “Foreign Competition Laws”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (iii) required to comply with state securities or “blue-sky” Laws, (iv) as may be required with or to the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), and (v) as may be required with or to foreign and transnational Governmental Entities pursuant to applicable foreign and transnational Laws regarding the provision of broadcasting or audio-visual media services (such Governmental Entities, “Foreign Regulators”, and such laws, “Foreign Regulatory Laws”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) in connection with the execution, delivery and performance by each of the Company and SpinCo of the Transaction Documents to which it is or is contemplated to be a party or the consummation by the Company and SpinCo of the Mergers and the other Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        The execution, delivery and performance by each of the Company and SpinCo of each Transaction Document to which it is a party does not, the execution, delivery and performance by each of the Company and SpinCo of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of the Company and SpinCo of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Company’s Restated Certificate of Incorporation (as amended from time to time, the “Company Charter”) or Amended and Restated By-Laws (as amended from time to time, the “Company Bylaws”) or the comparable governing instruments of SpinCo or any of the Company’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries (other than Affiliation Agreements that are not Key Affiliation Agreements), or, assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 3.04(a) are made or obtained and receipt of the Company Requisite Vote, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05.        Company Reports; Financial Statements. (a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since June 30, 2014 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)        The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(c)        The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in

Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(d)        Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(e)        Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by the Company or any of its Subsidiaries of registration under the Exchange Act.

Section 3.06.        Absence of Certain Changes. Since June 30, 2017, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since June 30, 2017, and through the date of this Agreement, except for the Transactions, (i) the Company and its Subsidiaries have conducted the Retained Business in the ordinary course of such business consistent with past practice in all material respects; (ii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock (except for (x) normal semiannual cash dividends in an amount equal to $0.18 per Share on the Shares, (y) dividends or other distributions by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company, and (z) any repurchases of Shares pursuant to the Company’s share repurchase program); (iii) the Company and its Subsidiaries have not incurred any material Indebtedness other than in the ordinary course of business consistent with past practice; (iv) other than in the ordinary course of business consistent with past practice, the Company and its Subsidiaries have not transferred, leased, licensed, sold, let lapse, abandoned, cancelled, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ property or assets (including capital stock of any of the Company’s Subsidiaries)

with fair market values in excess of $25,000,000 individually or $100,000,000 in the aggregate (other than such actions solely among the Company and any of its Subsidiaries or with respect to assets that would have been allocated to SpinCo, pursuant to the Separation Principles, if owned by the Company immediately prior to the Distribution); (v) other than in the ordinary course of business consistent with past practice with respect to loans, advances, capital contributions and investments not in excess of $50,000,000 individually or $150,000,000 in the aggregate, the Company and its Subsidiaries have not made any loan, advance or capital contribution to, or investment in, any Person (other than the Company or any direct or indirect Subsidiary of the Company); (vi) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise, for consideration in excess of $25,000,000 individually or $100,000,000 in the aggregate (other than such actions solely among the Company and any of its Subsidiaries or with respect to assets that would have been allocated to SpinCo, pursuant to the Separation Principles, if owned by the Company immediately prior to the Distribution); and (vii) the Company and its Subsidiaries have not made any material change with respect to financial accounting policies or procedures, except as required by applicable Law or GAAP.

Section 3.07.        Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of June 30, 2017, and the notes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2017 (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2017; (iii) liabilities or obligations arising out of the Transaction Documents (and which do not arise out of a breach by the Company or SpinCo of any representation or warranty in the Transaction Documents); or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 5.06).

Section 3.08.        Employee Benefits. (a) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, contract, policy, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (“Company Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, stock purchase, employment, retention, severance, termination, change in control, restricted stock, stock option, stock appreciation rights or stock based plans; provided that the term Company Plan shall exclude any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). Each material Company Plan (other than any individual employment agreement with an employee of the Company or any of its Subsidiaries (each, an “Employment Agreement”)) as of the date of this Agreement is listed in Section 3.08(a) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (other than any Employment Agreement) (or, if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to Parent on or prior to, or within 30 days following, the date of this Agreement. The Company shall provide a list to Parent of each material Employment Agreement and make available to Parent true and complete copies (or a summary of the material terms) of each material Employment Agreement within 90 days following the date of this Agreement.

(b)        All Company Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to have a Company Material Adverse Effect.

(c)        Each Company Plan that is subject to ERISA (a “Company ERISA Plan”) and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d)        No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)        Each Multiemployer Plan maintained, sponsored or contributed to by the Company or any Company ERISA Affiliate (a “Company Multiemployer Plan”), as of the date of this Agreement, is listed in Section 3.08(e) of the Company Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been provided or made available to Parent on or prior to the date of this Agreement. With respect to any Company Multiemployer Plan, (i) neither the Company nor any Company ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) a complete withdrawal from all such Multiemployer Plans at the First Effective Time or the Second Effective Time would not reasonably be expected to have a Company Material Adverse Effect.

(f)        All contributions required to be made by the Company or its Subsidiaries under each Company Plan and each Company Multiemployer Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan and Company Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)        Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has failed to satisfy the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA (whether or not waived), and no Company ERISA Affiliate has an outstanding funding waiver. With respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (“PBGC”)) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (iii) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(h)        There is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) Neither the Company nor its Subsidiaries have any obligations for material retiree health or life benefits under any of the Company ERISA Plans or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(j)        Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Mergers or the other transactions contemplated by this Agreement, nor the consummation of the Mergers or the other transactions contemplated hereby will (whether alone or in connection with any other event and other than as allocated to become solely the liability of SpinCo pursuant to the Separation Principles), (i) cause any employees of the Company or any of its Subsidiaries to become eligible for any increase in severance pay (including any increase from zero) upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans or (iv) result in any payment that will be considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(k)        Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 409A or 4999 of the Code.

(l)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries (A) are in compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions and (B) have no liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Plan and (ii) to the Knowledge of the Company, each of the employees of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

Section 3.09.        Labor Matters. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization and (b) there is no pending or, to the Knowledge of the Company, threatened in writing, nor has there been since the Applicable Date, any labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees.

Section 3.10.        Compliance with Laws, Licenses. (a) The Company, each of the Retained Subsidiaries and the Retained Business since the Applicable Date has not been, and is not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule or regulation, including the Export and Sanctions Regulations (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company, the Retained Subsidiaries or the Retained Business is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, after giving effect to the Separation, the Company and the Retained Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct the Retained Business as it is conducted as of the date of this Agreement.

(b)        Section 3.10(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (A) each License that is issued or granted by the FCC to the Company or any of its Subsidiaries that is material to the conduct of the Retained Business as it is conducted as of the date of this Agreement (each, a “RemainCo FCC License”), (B) each License that is issued or granted by a Foreign Regulator to the Company or any of its Subsidiaries that is material to the conduct of the Retained Business as it is conducted as of the date of this Agreement (each, a “RemainCo Foreign License”), and (C) all Licenses (other than the RemainCo FCC Licenses and the RemainCo Foreign Licenses) issued or granted to the Company or any of its Subsidiaries that is material to the conduct of the Retained Business as it is conducted as of the date of this Agreement by any Governmental Entity, authorizing the Company or any of its Subsidiaries to provide broadcasting and/or audio-visual media services, and/or own, operate or install broadcasting and/or audio-visual media networks and facilities, including satellites, or to use radio frequencies, excluding, in each case, any License that is material to the conduct of the Retained Business as conducted as of the date of this Agreement solely because of an existing television programming distribution arrangement between the Retained Business and the SpinCo Business (collectively with the RemainCo FCC Licenses and the RemainCo Foreign Licenses, the “RemainCo Communications Licenses”). Each of the Company and its Subsidiaries is in compliance with the RemainCo Communications Licenses and the rules and regulations of the Governmental Entities issuing such RemainCo Communications Licenses, except for failures to comply that are, individually and in the aggregate, not material to the Retained Business, taken as a whole. There is not pending or, to the Knowledge of the Company, threatened before the FCC or a Foreign Regulator or any other Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation (A) against the Company or any of its Subsidiaries relating to the Retained Business, (B) relating to any of the RemainCo Communications Licenses, including any such proceeding, notice, order, inquiry, action, complaint or investigation reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material RemainCo Communications License or other impairment in any material respect of the operation of the Retained Business as it is conducted as of the date of this Agreement, except (x) proceedings to amend the Communications Laws not directed at the Company or its Subsidiaries or (y) proceedings of general applicability to the broadcasting and/or audio-visual media services industries or (C) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except for restrictions or conditions that appear on the face of the RemainCo Communications Licenses, and except for restrictions or conditions that pertain to the RemainCo FCC Licenses under generally applicable rules of the FCC, to the Knowledge of the Company, no RemainCo Communications License held by the Company or any Subsidiary of the Company is subject to any restriction or condition which would limit the operation of the Retained Business as it is conducted as of the date of this Agreement, except for failures to comply that individually or in the aggregate would not be materially adverse to the Retained Business taken as a whole.

(c)        Except as would not be materially adverse to the Retained Business taken as a whole:

(i)        The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees and agents are in compliance in with and since the Applicable Date have complied with: (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) to the extent applicable to the Company, its Subsidiaries and such officers, directors, employees and agents, and (B) the provisions of applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated. Since the Applicable Date, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any of the FCPA or any Laws described in clause (B).

(ii)        The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(iii)        Neither the Company nor any of its Subsidiaries are subject to any actual, pending civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws

Section 3.11.        Certain Contracts. (a) Section 3.11 of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract to which (1) either the Company or any of the Retained Subsidiaries or, solely for purposes of clause (ix) hereof, any of the Company’s other Subsidiaries, is, or (2) after giving effect to the Separation, either the Company or any of the Retained Subsidiaries will be, a party or otherwise bound (other than Transaction Documents and Contracts that are or, after giving effect to the Separation, will be, solely among the Company and its wholly owned Retained Subsidiaries), which:

(i)        provides that any of them will not compete with any other Person, or which grants “most favored nation” protections with respect to pricing to the counterparty to such Contract, that in each case after the First Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and the Retained Subsidiaries);

(ii)        purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the First Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and the Retained Subsidiaries);

(iii)        (x) requires the Company or any Retained Subsidiary to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $150,000,000 or more (other than any licenses or other Contracts related to short-form video, mobile application, film, television, or game production or distribution, film or television financing or theme parks or virtual reality experience and development entered into in the ordinary course) or (y) requires, after the First Effective Time, Parent or its Affiliates (other than the Company or any Retained Subsidiary) to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $150,000,000 or more or which contains a remaining term of more than five years;

(iv)        is material to the operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $100,000,000, other than (1) partnerships or joint ventures formed by film, television and game production or distribution entities in the ordinary course of business consistent with past practice, (2) film or television financing partnerships or contractual arrangements for film or television financing in the ordinary course of business consistent with past practice or (3) agreements with respect to film, television, or game production or distribution, film or television financing or theme parks or virtual reality experience and development and side letters with commercial terms with retailers entered into in the ordinary course;

(v)        is a Contract for the lease of real property providing for annual payments of $50,000,000 or more;

(vi)        is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vii)        contains a put, call or similar right pursuant to which the Company or any of the Retained Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $100,000,000;

(viii)        could by their terms require the disposition or loss of any assets, properties (including Intellectual Property) or lines of business, or loss of any rights or privileges, of the Retained Business (or, after the First Effective Time, Parent or its Affiliates) as a result of the consummation of the Transactions and would reasonably be expected to provide for annual revenues or expenses of $50,000,000 or more (other than Affiliation Agreements that are not Key Affiliation Agreements); or

(ix)        is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through

(viii) that is allocated to the Retained Business pursuant to the Separation Principles and that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $250,000,000 in any year.

(b)        A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement (other than any immaterial omissions and subject to the redaction of competitively sensitive information). Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each an “Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Material Contract or Additional Contract.

Section 3.12.        Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Shares, this Agreement, the Voting Agreement or the Transactions.

Section 3.13.        Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has since the Applicable Date been in compliance with all applicable Environmental Laws, including possessing and complying with all Licenses under Environmental Laws; (ii) the environmental conditions at, or resulting from operations at, the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater and surface water), and to the Knowledge of the Company, any properties formerly owned, leased or operated, are not contaminated with any Hazardous Substances that has or would reasonably be expected to result in the Company or any Retained Subsidiary incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of, or exposure to, any Hazardous Substance that has or would reasonably be expected to result in the Company or any Subsidiary incurring liability under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries is subject to, or has assumed or retained, any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law.

Section 3.14.        Taxes. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)        The Company and each of its Subsidiaries (A) has timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all respects; (B) has paid all Taxes required to be paid by it; (C) has withheld all Taxes required to be withheld by it and timely paid such Taxes to the appropriate Governmental Entity; and (D) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that remains in effect.

(ii)        All Taxes of the Company and its Subsidiaries that are not yet due and payable have been properly reserved for in the Company’s financial statements.

(iii)        There are no pending or threatened audits, examinations, investigations or other proceedings with respect to any Taxes of the Company or any of its Subsidiaries. There are no claims or assessments (whether or not asserted in writing) by any Governmental Entity with respect to any Taxes of the Company or any of its Subsidiaries that have not been fully paid or finally settled.

(iv)        Neither the Company nor any of its Subsidiaries has been notified by any Governmental Entity in a jurisdiction in which the Company or such Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(v)        Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).

(vi)        None of the assets or properties of the Company or any of its Subsidiaries is subject to any Lien for Taxes, other than any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded in the Company’s financial statements.

(b)        Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify under Section 355(a) of the Code within the past five years, other than pursuant to the Company’s distribution of the stock of New Newscorp Inc. on June 28, 2013.

(c)        Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)(2)).

Section 3.15.        Intellectual Property. (a) All material registered Intellectual Property (“Registered IP”) owned by the Company or any of the Retained Subsidiaries is subsisting in all material respects, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect in the jurisdiction(s) where such Registered IP is issued or registered, is, to the Knowledge of the Company, valid and enforceable.

(b)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and the Retained Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property and Information Technology used in or necessary for the Retained Business (the “Company Retained IP”), and (ii) after giving effect to the Separation and the Distribution (including the services, licenses and other rights to be provided between SpinCo and the Retained Business) but subject to the terms of the Separation Principles and the Commercial Agreements, the Company and the Retained Subsidiaries collectively own, or have a valid and enforceable license or otherwise sufficient rights to use, all Company Retained IP, in each case, free and clear of all Liens, other than licenses of Intellectual Property rights granted in the ordinary course of business consistent with past practice. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain, any material Company Retained IP owned or purported to be owned by the Company or any of its Subsidiaries. No Person, as of the date of this Agreement, has asserted or requested in writing, or to the Knowledge of the Company, threatened in writing to assert or request, a termination or reversion of any rights in any material Company Retained IP, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) stores and maintains in a commercially reasonable condition (A) the Library Pictures constituting Company Retained IP, including for each major theatrical release within the past 10 years an original negative or master, or digital equivalent thereof, and (B) the Library Tangible Assets constituting Company Retained IP, in each case, in accordance with standard industry practices applied by major theatrical, television and video producers and distributors, and (ii) has the right and ability to access and Exploit such Library Pictures and Library Tangible Assets in the ordinary course of business consistent with past practice.

(d)        To the Knowledge of the Company, the Company and the Retained Subsidiaries have not, and none of the current activities, products or services (including any Program and any of the visual, literary, dramatic or musical material contained therein) of the Retained Business has, since the Applicable Date, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party (except as would not reasonably be expected to have a Company Material Adverse Effect), and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date of this Agreement, no third party is infringing, misappropriating or otherwise violating any Company Retained IP owned or licensed by the Company or any of its Subsidiaries. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations (i) alleging that the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) alleging that the Company or any of its Subsidiaries has defamed any Person or (iii) terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any Program, in each case of clauses (i), (ii) and (iii), that would reasonably be expected to have a materially adverse impact on the Retained Business.

(e)        Except as would not reasonably be expected to have a materially adverse impact on the Retained Business, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the Retained Business, and (ii) the confidentiality of the Trade Secrets owned or used by the Company and its Subsidiaries with respect to the Retained Business. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof, there has not been any disclosure or other compromise of any confidential or proprietary information, including Trade Secrets, of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted in any liability to the Company or any of its Subsidiaries or any loss of confidentiality.

(f)        To the Knowledge of the Company, it is the practice of the Company and its Subsidiaries that each employee and consultant of the Company or any of its Subsidiaries who contributes to the production or development of any material Company Retained IP owned or purported to be owned by the Company or any of its Subsidiaries, executes a written agreement with an assignment of inventions and rights provision (such as certificate of authorship or certificate of results and proceeds) or work-made-for-hire provision or otherwise assigns such Intellectual Property rights to the Company or a Retained Subsidiary by operation of law.

(g)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Information Technology used in the Retained Business operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct the Retained Business as currently conducted and (ii) to the Knowledge of the Company, since the Applicable Date through the date of this Agreement, no Person has gained unauthorized access to the Information Technology of the Company or any of its Subsidiaries.

(h)         Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology and procedures in which the Company and its Subsidiaries operate in each applicable jurisdiction in which they do business, (ii) the Company and its Subsidiaries are in compliance with applicable

Laws and Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant with their respective published privacy policies and (iii) to the Knowledge of the Company, as of the date hereof, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in the Company’s or any of its Subsidiaries’ possession. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by the Company or any of its Subsidiaries.

(i)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the software owned by the Company or any of its Subsidiaries is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org) that conditions the distribution of such software, in the manner that such software has been distributed by the Company or any of the Retained Subsidiaries, on (i) the disclosure, licensing or distribution of any source code for any portion of such software, (ii) the granting to licensees of the right to make derivative works or other modifications to such software, (iii) the licensing under terms that allow such software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) redistribution of such software at no license fee. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company or its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and none of the Company or its Subsidiaries has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code owned by the Company or its Subsidiaries for any product or service to any third party who is not or at the applicable time was not an employee or contractor of the Company or any of its Subsidiaries.

Section 3.16.        Distribution. With respect to any Affiliation Agreement with the five largest distributors for the Retained Business (based on revenue received by the Retained Business during the fiscal year ended June 30, 2017) containing a delete, re-tiering, repositioning or similar right, since June 30, 2017, no distributor has notified the Company or any of its Subsidiaries in writing of its intention to delete, negatively re-tier or negatively reposition any programming service which would result in a material deletion, negative re-tiering or negative repositioning of any programming service.

Section 3.17.        Insurance. The insurance policies held by the Company provide adequate coverage for all normal risks incident to the Retained Business and the properties and assets of the Retained Business, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18.        Title to Assets; Sufficiency. (a) As of immediately prior to the First Effective Time, after giving effect to the Separation Agreement, the Tax Matters Agreement and the Commercial Agreements, the Company and the Retained Subsidiaries will have, in all material respects, good, valid and marketable title to, or valid leasehold interests in or valid right to use, all material assets of the Company and its Subsidiaries other than the assets to be allocated to SpinCo pursuant to the Separation Principles, in each case as such assets are currently being used, free and clear of all Liens.

(b)        The assets, properties and rights of the Company and the Retained Subsidiaries (as applicable) as of the First Effective Time, together with the licenses, services and other rights to be made available pursuant to this Agreement and the other Transaction Documents, will be sufficient to permit the Company and the Retained Subsidiaries to operate the Retained Business independent from SpinCo and the SpinCo Subsidiaries immediately following the First Effective Time (i) in compliance with all applicable Laws and Orders and (ii) in a manner consistent with the operation of the Retained Business on the date hereof and immediately prior to the

First Effective Time, in each case, modified to give effect to the Separation Agreement and Commercial Agreements, and in each case, except where the failure to be in such compliance or to act consistently with the operation of the Retained Business would be materially adverse to the Retained Business taken as a whole.

Section 3.19.        Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Company has engaged Goldman, Sachs & Co. and Centerview Partners LLC as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

Section 3.20.        No Other Representations and Warranties. (a) Except for the representations and warranties expressly set forth in this Article III, Section 5.22(c), Section 5.25(b), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or its Subsidiaries is making, and none of them has made, any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to the accuracy or completeness of any other information provided to Parent, the Merger Subs or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions.

(b)        The Company acknowledges and agrees that, except for the representations and warranties of Parent and the Merger Subs expressly set forth in Article IV, Section 5.22(b), Section 5.25(a), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, (i) none of Parent, the Merger Subs or any of their Affiliates is making, and none of them has made, any express or implied representation or warranty with respect to Parent, the Merger Subs or their Subsidiaries or with respect to the accuracy or completeness of any other information provided to the Company or any of its Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions, and none of the Company, its Affiliates or its Representatives is relying on any express or implied representation or warranty of Parent, the Merger Subs or any of their Affiliates except for those expressly set forth in Article IV, Section 5.22(b), Section 5.25(a), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, and (ii) no Person has been authorized by Parent, the Merger Subs or any of their Affiliates to make any representation or warranty relating to Parent, the Merger Subs or any of their Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by the Company.

ARTICLE IV

Representations and Warranties of Parent and Merger Subs

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in Parent Reports filed on or after September 30, 2016 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Parent Reports that are cautionary, predictive or forward looking in nature), Parent and the Merger Subs hereby represent and warrant to the Company as follows:

Section 4.01.        Organization, Good Standing and Qualification. Each of Parent and each of the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificates of incorporation and bylaws of each of Parent and Corporate Sub and the certificate of formation and the limited liability company operating agreement of Merger LLC, in each case as amended to and in effect on the date of this Agreement.

Section 4.02.        Capital Structure. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 4,600,000,000 shares of Parent Common Stock, of which 1,507,281,908 shares of Parent Common Stock were issued and outstanding as of the close of business on December 11, 2017 (the “Parent Measurement Date”), and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), of which no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement, and no other shares of Parent Common Stock or shares of Parent Preferred Stock were issued and outstanding on such date. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the Parent Measurement Date, 66,387,601 shares of Parent Common Stock were reserved for, and 32,595,800 shares of Parent Common Stock were subject to, issuance pursuant to Parent’s compensation and benefit plans (such compensation and benefit plans, the “Parent Stock Plans”), which included (w) 23,712,674 shares of Parent Common Stock in respect of options to purchase Parent Common Stock pursuant to Parent stock Plans (“Parent Options”), (x) restricted stock units subject solely to service based vesting conditions granted under the Parent Stock Plans entitling the holders thereof to receive 8,227,579 shares of Parent Common Stock (the “Parent RSUs”) and (y) restricted stock units subject to both service and performance-based conditions granted under the Parent Stock Plans (assuming the achievement of any performance criteria at target levels) (“Parent PSUs”) and deferred stock units granted under the Parent Stock Plans (the “Parent DSUs”, and together with the Parent Options, the Parent RSUs and the Parent PSUs, the “Parent Common Stock Units”) entitling the holders of Parent PSUs and Parent DSUs to receive an aggregate of 655,547 shares of Parent Common Stock. Except as set forth in this Section 4.02, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any voting or equity securities of Parent or any of its Subsidiaries, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(b)        From the Parent Measurement Date to the execution of this Agreement, Parent has not issued any shares of Parent Common Stock except pursuant to the exercise of Parent Options and the settlement of Parent Common Stock Units outstanding on the Parent Measurement Date in accordance with their terms and, since the Parent Measurement Date to the date of this Agreement, Parent has not issued any Parent Options or Parent Common Stock Units, except to directors, employees and contractors of Parent and its Subsidiaries in the ordinary course of business consistent with past practice.

(c)        The authorized capital stock of Corporate Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Corporate Sub is, and at the First Effective Time will be, owned, directly or indirectly, by Parent, and there are (i) no other shares of capital stock or voting securities of Corporate Sub, (ii) no securities of Corporate Sub convertible into or exchangeable for equity securities or other voting securities of Corporate Sub and (iii) no options or other rights to acquire from Corporate Sub, and no obligations of Corporate Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Corporate Sub. Corporate Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the First Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(d)        The authorized limited liability company interests of Merger LLC will, from and after its organization, be validly issued and outstanding. All of the issued and outstanding limited liability company interests of Merger LLC from and after its organization and at the Second Effective Time will be, owned, directly or indirectly, by Parent, and there are (i) no other limited liability company interests or voting securities of Merger LLC, (ii) no securities of Merger LLC convertible into or exchangeable for limited liability company interests or other voting securities of Merger LLC and (iii) no options or other rights to acquire from Merger LLC, and no obligations of Merger LLC to issue, any limited liability company interests, other voting securities or securities convertible into or exchangeable for limited liability company interests or other voting securities of Merger LLC. Merger LLC has not conducted any business prior to the date of its accession to this Agreement and has no, and prior to the Second Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. No election has been, or will be, made to treat Merger LLC as a corporation for U.S. federal income tax purposes, which election is effective as of (or prior to) the Second Effective Time.

Section 4.03.        Corporate Authority; Approval. Parent and each of the Merger Subs have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Documents to which it is or is contemplated to be a party and to consummate the Transactions to which it is or is contemplated to be a party, subject to obtaining (a) the approval of the issuance of Parent Common Stock comprising the Merger Consideration (the “Stock Issuance”) by the holders of a majority of the shares of Parent Common Stock represented in person or by proxy at a meeting duly called and held for such purpose (the “Parent Requisite Vote”) and (b) the approval contemplated by Section 5.17 of this Agreement in the case of the Merger Subs. This Agreement has been duly executed and delivered by Parent and the Merger Subs and constitutes a valid and binding agreement of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon execution and delivery by Parent and each of the Merger Subs of each other Transaction Document to which it is or is contemplated to be a party, each other Transaction Document to which it is or is contemplated to be a party will constitute a valid and binding agreement of Parent or the applicable Merger Sub, as applicable, enforceable against Parent or the applicable Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Common Stock comprising the Merger Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. As of the date of this Agreement, the Board of Directors of Parent has (x) (i) unanimously determined that the Transactions are fair to, and in the best interests of, Parent and its stockholders, (ii) approved the Mergers and the other Transactions, including the Stock Issuance, (iii) approved and declared advisable this Agreement and (iv) subject to Section 5.03, resolved to recommend the Stock Issuance to the holders of shares of Parent Common Stock (the “Parent Recommendation”), and (v) directed that the Stock Issuance be submitted to the holders of shares of Parent Common Stock for their approval.

Section 4.04.        Governmental Filings; No Violations. (a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.03, (ii) required under the HSR Act or any Foreign Competition Laws, the Exchange Act and the Securities Act, (iii) required to comply with state securities or “blue-sky” Laws, (iv) as may be required with or to the NYSE, (v) as may be required with or to the FCC under the Communications Laws and (vi) as may be required with or to the Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices and/or reports are required to be made by Parent, the Merger Subs or their Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent, the Merger Subs or their Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance by each of Parent and the Merger Subs of the Transaction Documents to which it is or is contemplated to be a party and the consummation by Parent and the Merger Subs of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)        The execution, delivery and performance by each of Parent and the Merger Subs of each Transaction Document to which it is a party does not, the execution, delivery and performance by each of Parent and the Merger Subs of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of Parent and the Merger Subs of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws or, in the case of Merger LLC, the limited liability company operating agreement, of Parent or the Merger Subs, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 4.04(a) are made or obtained and receipt of the Parent Requisite Vote, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05.        Parent Reports; Financial Statements. (a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since September 30, 2014 (the forms, statements, reports and documents filed with or furnished to the SEC since September 30, 2014 and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)        Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c)        Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available prior to the date of this Agreement to the Company (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of Parent to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Parent or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of Parent or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Parent, been received by Parent.

(d)        Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

Section 4.06.        Absence of Certain Changes. Since September 30, 2017, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since September 30, 2017, and through the date of this Agreement, except for the Transactions, (i) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; and (ii) except for normal semiannual cash dividends in an amount equal to $0.84 per share of Parent Common Stock, Parent has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.

Section 4.07.        Litigation and Liabilities. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no obligations or liabilities of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of September 30, 2017 and the notes thereto set forth in Parent’s annual report on Form 10-K for the fiscal year ended September 30, 2017 (the “Parent Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2017; (iii) liabilities or obligations arising out of the Transaction Documents (and which do not arise out of a breach by Parent or the Merger Subs of any representation or warranty in the Transaction Documents); or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent, the Merger Subs nor any of their Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08.        Employee Benefits. All contributions required to be made under each Parent Pension Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Parent Pension Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Pension Plan” means any benefit plan maintained, sponsored or contributed to by Parent or any of its Subsidiaries, which is subject to ERISA, and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

Section 4.09.        Compliance with Laws. The businesses of each of Parent and its Subsidiaries since September 30, 2014 have not been, and are not being, conducted in violation of any applicable Law or Order, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10.        Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent’s restated certificate of incorporation or bylaws is, or at the First Effective Time or Second Effective Time will be, applicable to the Parent Common Stock or the Transactions.

Section 4.11.        Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Parent has engaged J.P. Morgan Securities LLC and Guggenheim Securities, LLC as its financial advisors.

Section 4.12.        No Other Representations and Warranties. (a) Except for the representations and warranties of Parent and the Merger Subs expressly set forth in this Article IV, Section 5.22(b), Section 5.25(a), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, none of Parent, the Merger Subs or any other Person on behalf of Parent or the Merger Subs is making, and none of them has made, any express or implied representation or warranty with respect to Parent, the Merger Subs or their Subsidiaries or with respect to the accuracy or completeness of any other information provided to the Company or any of its Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions.

(b)        Parent and the Merger Subs acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, Section 5.22(c), Section 5.25(b), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, (i) none of the Company or any of its Affiliates is making, and none of them has made, any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to the accuracy or completeness of any other information provided to Parent, the Merger Subs or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions, and none of Parent, the Merger Subs or their respective Affiliates or Representatives is relying on any express or implied representation or warranty of the Company or any of its Affiliates except for those expressly set forth in Article III, Section 5.22(c), Section 5.25(b), Section 8.05(b) or in a certificate delivered pursuant to this Agreement and (ii) no Person has been authorized by the Company or any of its Affiliates to make any representation or warranty relating to the Company or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Parent or the Merger Subs.

ARTICLE V

Covenants

Section 5.01.        Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the First Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by the Transaction Documents (including in connection with the Separation and the Distribution or as contemplated by the Final Step Plan) or (3) otherwise expressly disclosed in Section 5.01(a) of the Company Disclosure Letter), the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct the Retained Business in the ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its Subsidiaries to, solely to the extent related to the Retained Business, subject to compliance with the specific matters set forth below, use commercially reasonable efforts to preserve the Retained Business’ organization intact and maintain the Retained Business’ existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with the Retained Business (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers) and keep available the services of the Company and its Subsidiaries’ present employees and agents.

(b)        Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the First Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and which determination shall take into account the Company Overview Presentation, and except as (1) required by applicable Law, (2) expressly required by the Transaction Documents (including in connection with the Separation and the Distribution) or (3) otherwise expressly disclosed in Section 5.01(b) of the Company Disclosure Letter), the Company shall not and shall not permit any of its Subsidiaries to:

(i)        except with respect to SpinCo and the SpinCo Subsidiaries (other than in the case of clause (A)), (A) amend its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any Subsidiary of the Company that would not prevent, delay or impair the Initial Merger or the other Transactions), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for (1) any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company or (2) normal semiannual cash dividends on the Common Stock as described in Section 5.01(b)(i) of the Company Disclosure Letter), (D) enter into any agreement with respect to the voting of its capital stock, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the forfeiture of, or withholding of Taxes with respect to, Company Restricted Stock Units, Company Deferred Stock Units or Company Performance Stock Units, in each case in accordance with past practice and with the terms of the Company Stock Plans as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii)        merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than transactions of the type contemplated by Section 5.01(b)(vii) or Section 5.01(b)(ix) which are not restricted thereby and other than mergers or consolidations of a Subsidiary of the Company in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of the Company that would not prevent, materially delay or materially impair the Transactions);

(iii)        except as expressly required by any Company Plan as in effect on the date hereof: (A) establish, adopt, amend or terminate any material Company Plan or amend the terms of any outstanding equity-based awards other than any such action taken for purposes of replacing, renewing or extending a broadly applicable material Company Plan in the ordinary course of business consistent with past practice that does not materially increase the cost of such Company Plan or benefits provided under such Company Plan based on the cost on the date hereof, (B) grant or provide any transaction or retention bonuses to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (C) increase the compensation, bonus or pension, welfare or other benefits of any director, officer or employee of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice with respect to (1) employees below the level of Executive Vice President and (2) employees at or above the level of Executive Vice President in respect of increases of less than 7.5% of compensation relative to their compensation, bonus or pension, welfare or other benefits prior to such change, (D) increase the severance or termination payments or benefits payable to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (E) take any action to accelerate the vesting or payment of compensation or benefits under any Company Plan (including any equity-based awards), (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(iv)        incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice in a principal amount not to exceed $400,000,000 in the aggregate at any time outstanding on prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than existing Indebtedness, and with a maturity date no more than 10 years after the date of the Contract evidencing such Indebtedness, (B) except with respect to the Bridge Facility, in replacement of, or to refinance, existing Indebtedness on then prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the Indebtedness being replaced or refinanced, and in each case with a maturity date no more than 10 years after the date of the Contract evidencing such Indebtedness, (C) intercompany Indebtedness among the Company and its wholly owned Subsidiaries, (D) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice, (E) commercial paper issued in the ordinary course of business consistent with past practice in a principal amount not to exceed $250,000,000 in the aggregate at any time outstanding, (F) Indebtedness, the proceeds of which will be used to finance all or any portion of the Dividend (and fees and expenses in connection therewith) or for general corporate purposes; provided that the aggregate principal amount of Indebtedness at any time outstanding under this clause (F) shall not exceed $9,000,000,000; provided, further, that the Separation Agreement shall provide that SpinCo shall assume the obligations of the Company or any of its Subsidiaries with respect to such Indebtedness (and Parent and its Subsidiaries, including, following the Distribution, the Retained Subsidiaries, shall not have any obligations in respect thereof), (G) Indebtedness under the Bridge Facility, refinancings or replacements thereof and of commitments thereunder, and any refinancings or replacements of any such refinancing or replacement Indebtedness; provided that the aggregate principal amount of Indebtedness at any time outstanding under this clause (G) shall not exceed the amount permitted in Section 5.01 of the Company Disclosure Letter; provided, further, that the Company shall consult with Parent prior to incurring Indebtedness under this clause (G), (H) Indebtedness assumed in connection with a Sky Acquisition and refinancings or replacements thereof on then prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the Indebtedness being replaced or refinanced; provided, further, that the Company shall consult with Parent prior to incurring Indebtedness under this clause (H), (I) any amendment, refinancing or renewal of the existing revolving and term loan facilities of the YES Facility and any refinancing thereof, in each case, so long as the aggregate principal amount thereof does not exceed $2,500,000,000, (J) hedging in compliance with the hedging strategy of the Company as of the date of this Agreement in the ordinary course of business consistent with past practice or in connection with a Sky Acquisition and not for speculative purposes; provided that the Company shall consult with Parent prior to entering into hedging activities in connection with Indebtedness of the type described in clauses (G) or (H) above, (K) Indebtedness and replacements and refinancings thereof incurred in connection with the funding of Star India Private Limited and its Subsidiaries; provided that the aggregate principal amount of such Indebtedness, replacements and refinancings does not exceed $400,000,000 outstanding at any time, and (L) purchase money indebtedness and lease financing in the ordinary course of business consistent with past practice;

(v)        with respect to the Retained Business, other than with respect to acquisitions of businesses, which is subject to Section 5.01(b)(ix), and other than with respect to film and television production and programming (including sports rights) with third parties or video game production, which is subject to Section 5.01(b)(x), make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or if the portion of which that is not covered by insurance is less than $100,000,000) or (B) in the ordinary course of business consistent with past practice and in the aggregate not in excess of 120% of the amounts reflected in the Company’s capital expenditure budget for each of 2017, 2018 and 2019 set forth in Section 5.01(b)(v) of the Company Disclosure Letter;

(vi)        with respect to the Retained Business, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any material Intellectual Property; provided that this clause (vi) shall not restrict (A) ordinary course non-exclusive licenses or ordinary course security interests in connection with the production or financing of film and television programming or video game production, letting lapse, abandonment, and cancellations, and Liens that are ordinary course non-exclusive licenses, in each case, of Intellectual Property, (B) the granting of any licenses of Intellectual Property where the aggregate payments under such license do not exceed $125,000,000 annually per license, (C) sales of Intellectual Property with a fair market value less than $35,000,000 individually if the transaction is not in the ordinary course or $75,000,000 individually in any event (other than transactions among the Company and its wholly owned Retained Subsidiaries), (D) licenses, sales, letting lapse, abandonment and cancellations of Intellectual Property that is used or held for use exclusively in the SpinCo Business and (E) Affiliation Agreements;

(vii)        with respect to the Retained Business, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any properties or assets (including capital stock of any of its Retained Subsidiaries but not including any Intellectual Property, which is governed by Section 5.01(b)(vi)), except for (A) sales, leases, licenses or other dispositions of any properties or assets (excluding capital stock of the Retained Subsidiaries) with a fair market value not in excess of $50,000,000 individually if the transaction is not in the ordinary course or $100,000,000 individually in any event or (B) transactions among the Company and the Retained Subsidiaries;

(viii)        except with respect to SpinCo and the SpinCo Subsidiaries, issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Shares issued pursuant to Company Restricted Stock Units, Company Performance Stock Units and Company Deferred Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans, (B) Investment Preferred Stock (as defined in the Bridge Facility) or (C) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company; provided that, for the avoidance of doubt, granting customary profit participation rights or entering into customary film or television financing partnerships or contractual arrangements for film or television financing shall be deemed not to be an issuance, sale or grant of any shares of capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares for purposes of this Section 5.01(b)(viii);

(ix)        with respect to the Retained Business, other than capital expenditures made in accordance with Section 5.01(b)(v) and other than with respect to film and television production and programming or video game production, which is subject to Section 5.01(b)(x), spend or commit to spend in excess of

(A) $25,000,000 if the transaction is not in the ordinary course and $50,000,000 in any event or (B) $50,000,000 individually or $200,000,000 in the aggregate in any year, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Retained Subsidiaries shall enter into any such transaction that would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions;

(x)        other than capital expenditures made in accordance with Section 5.01(b)(v) and other than purchases and licenses of film and television and production programming (including sports rights) exclusively in respect of the SpinCo Business, spend or commit to spend on purchases and licensing of film and television production and programming (including sports rights) from third parties or video game production in excess of $350,000,000 if the transaction is not in the ordinary course and $750,000,000 in any event;

(xi)        make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xii)        except as required by applicable Law, (A) make or change any material Tax election, (B) make any material change with respect to any method of Tax accounting, (C) amend any material or U.S. federal income Tax Return or (D) settle or resolve any controversy that relates to a material amount of Taxes;

(xiii)        (A) (1) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement, or (2) start to conduct a line of business of the Company or any of its Retained Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement, other than starting to conduct a line of business of the Company or any of its Retained Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the date of this Agreement (provided that in the case of each of clauses (1) and (2), such entry or expansion would not require the receipt or transfer of any License that would constitute a RemainCo Communications License if issued or granted prior to the date hereof and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company, Parent and the Merger Subs to complete the Transactions on a timely basis) or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a RemainCo Communications License or License that would constitute a RemainCo Communications License if issued or granted prior to the date hereof or in any foreign country that would require the receipt or transfer of a material License;

(xiv)        except with respect to SpinCo and any SpinCo Subsidiary, other than with respect to film and television production and programming (including sports rights) with third parties or video game production, which is subject to Section 5.01(b)(x), make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $25,000,000 if the transaction is not in the ordinary course and $150,000,000 in any event;

(xv)        (A) amend or modify in any material respect, or terminate (where the determination is unilateral by the Company or its Subsidiary) any Material Contract (other than amendments or modifications that are substantially consistent with past practice or that are not adverse to the Company and its Subsidiaries in any material respect and terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any Material Contract, (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than Material Contracts of the type described in Section 3.11(a)(iii)(y), (vii), (viii) or (ix)) unless it (1) is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than, either a Contract it is replacing or a form of such Material Contract made available to Parent prior to the date hereof or (2) relates exclusively to the SpinCo Business or (C) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or renew or extend any Material Contract, in each case of the type described in Section 3.11(a)(iii)(y), (vii), (viii) or (ix) unless it relates exclusively to the SpinCo Business; provided that in the case of each of (A), (B) or (C) no such agreement shall purport to bind Parent or its Affiliates (other than the Company and the Retained Subsidiaries); provided, further, that, (x) this Section 5.01(b)(xv) shall not prohibit or restrict the Company or any of the Retained Subsidiaries from entering into a Contract to the extent that such Contract implements an act or failure to act that is not otherwise expressly prohibited by any of Section 5.01(b)(i) through (xxi) or (y) for the avoidance of doubt, this Section 5.01(b)(xv) shall not prohibit or restrict any Company Plans;

(xvi)        with respect to the Retained Business, settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $25,000,000 individually or $75,000,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and the Retained Subsidiaries or Parent and its Subsidiaries or (B) relating to Taxes (which shall be governed by Section 5.01(b)(xii));

(xvii)        with respect to the Retained Business, enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business consistent with best practice;

(xviii)        enter into any Contract that, after the First Effective Time, obligates or purports to obligate Parent or any of its Subsidiaries (other than the Company and the Retained Subsidiaries) to grant licenses to any Intellectual Property;

(xix)        with respect to the Retained Business, enter into any Affiliation Agreement inconsistent with Section 5.01(b)(xix) of the Company Disclosure Letter;

(xx)        enter into any Contract that involves the Company or any Retained Subsidiary, on the one hand, and any SpinCo Subsidiary, on the other hand (whether or not involving any other third party) that is not on arms-length terms with respect to the Retained Business, other than (A) Contracts that will not survive after the First Effective Time and (B) Contracts for which the underlying economics are contemplated by the Company Overview Presentation; or

(xxi)        agree, resolve or commit to do any of the foregoing.

(c)        All notices, requests, instructions, communications or other documents to be given in connection with any approval required pursuant to this Section 5.01 shall be in writing to such individuals as the parties shall designate as set forth in Section 5.01(c) of the Company Disclosure Letter. If Parent’s designated individual fails to respond to a request from the Company for approval required pursuant to this Section 5.01 within 10 business days after receipt of the Company’s written request, Parent’s approval of such action shall be deemed granted.

(d)        Parent covenants and agrees, from and after the execution of this Agreement and prior to the First Effective Time (unless the Company shall otherwise approve in writing, which approval will not be unreasonably withheld, conditioned or delayed and except as (i) required by applicable Law, (ii) expressly required by the Transaction Documents or (iii) otherwise expressly disclosed in Section 5.01(d) of the Parent Disclosure Letter): (A) Parent shall not (1) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Transactions; provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent or to create a new series of capital stock of Parent shall in no way be restricted by the foregoing, or (2) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than normal semiannual cash dividends on the Parent Common Stock consistent with past practice (including increases consistent with past practice) and other than dividends or distributions with a record date after the First Effective Time; (B) Parent shall not, and shall not permit any of its Subsidiaries to, acquire another business or merge or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions and (C) Parent shall not agree, resolve or commit to do any of the foregoing.

(e)        Notwithstanding anything to the contrary contained in Section 5.01(a), the Company and its Subsidiaries (i) shall not, without the prior written consent of Parent, exercise any buy-sell rights with respect to any joint venture or partnership that has a fair market value in excess of $25,000,000 and (ii) shall consult in good faith with Parent prior to taking any material action in response to the exercise of any buy/sell rights with respect to any joint venture or partnership with a fair market value in excess of $25,000,000.

Section 5.02.        Company Acquisition Proposals. (a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 5.02, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers, directors and employees shall, and it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors, agents and representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives are hereinafter referred to as its “Representatives”) not to, directly or indirectly:

(i)        initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii)        engage or otherwise participate in any discussions or negotiations relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal; or

(iii)        provide any information or data to any Person in connection with any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal; or

(iv)        otherwise knowingly facilitate any effort or attempt to make a Company Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal. The Company will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 5.02. The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making a Company Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b)        Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.02(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company and its Representatives may, in response to an unsolicited, bona fide written Company Acquisition Proposal made after the date of this Agreement, (i) contact the Person who made such Company Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, and (ii) provide access to information regarding the Company or any of its Subsidiaries in response to a request therefor to the Person who made such Company Acquisition Proposal and such Person’s Representatives; provided that such information has previously been, or is substantially concurrently, made available to Parent and that, prior to furnishing any such non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a

“standstill” or similar obligations to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement); provided, however, that if the Person making such Company Acquisition Proposal is a competitor of the Company and its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.02(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information; (iii) participate in any discussions or negotiations with any such Person and its Representatives regarding such Company Acquisition Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal; and (iv) refer any inquiring Person to this Section 5.02.

(c)        Notice. The Company shall promptly notify Parent if (i) any inquiries, proposals or offers with respect to a Company Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Company Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d)        Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries) (using the consolidated total assets of the Retained Business as the denominator for purposes of calculating such percentage) or 20% or more of any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (or their stockholders) (other than Parent and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their stockholders) (other than Parent and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company or 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries) (using the consolidated total assets of the Retained Business as the denominator for purposes of calculating such percentage), in each case other than the Transactions.

“Company Superior Proposal” means an unsolicited bona fide Company Acquisition Proposal made after the date of this Agreement that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, 60% or more of the Company’s consolidated total assets or more than 50% of the total voting power of the equity securities of the Company or the successor Person of the Company, that the Board of Directors of the Company has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.02(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal).

(e)        No Company Change in Recommendation or Alternative Company Acquisition Agreement. Except as permitted by Section 5.02(f), the Board of Directors of the Company and each committee of the Board of Directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that if any Company Acquisition Proposal structured as a tender or exchange offer is commenced, the Board of Directors of the Company failing to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act shall be considered a modification adverse to Parent); (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.02(b) entered into in compliance with Section 5.02(b)) relating to any Company Acquisition Proposal (an “Alternative Company Acquisition Agreement”); or (iii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Company Acquisition Agreement.

(f)        Fiduciary Exception to Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, (x) the Board of Directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or recommend or otherwise declare advisable any Company Acquisition Proposal made after the date of this Agreement that did not result from or in connection with a material breach of this Agreement, if (A) in the case of such an action taken in connection with a Company Acquisition Proposal, the Company Acquisition Proposal is not withdrawn and the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes a Company Superior Proposal; and (B) in all cases, the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (a “Company Change in Recommendation”, it being understood that (1) a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Company Change in Recommendation, (2) in no event shall a Sky Event be taken into consideration in such determination and (3) any failure by the Board of Directors of the Company to resolve to approve and declare advisable the Distribution and the Distribution Merger Agreement, or resolve to recommend the adoption of the Distribution Merger Agreement to the holders of Shares, in each case, within 90 days after the date of this Agreement, shall be deemed to be a Company Change in Recommendation for all purposes under this Agreement, including Section 7.05) and/or (y) the Company may terminate this Agreement in accordance with Section 7.03(c) and concurrently with such termination cause the Company to enter into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal that did not result from or in connection with a material breach of this Agreement (a “Company Superior Proposal Termination”); provided that no Company Change in Recommendation and/or Company Superior Proposal Termination may be made until after at least five business days following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor (which notice shall include a copy of any such Company Superior Proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Company Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Company Superior Proposal, a reasonably detailed description of the development or change in connection with which the Company’s Board of Directors has given such notice). After providing such notice and prior to effecting such Company Change in Recommendation and/or Company Superior Proposal Termination, (x) the Company shall, during such five business day period, negotiate in good faith with Parent and its Representatives, to the extent Parent wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent, and (y) in determining whether it may still under the terms of this Agreement make a Company Change in Recommendation and/or effect a Company Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five business day period. Any amendment to the financial terms or conditions or other material terms of any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of this Section 5.02(f), including with respect to the notice period referred to in this Section 5.02(f), except that the five business day period shall be three business days for such purposes in any such case.

(g)        Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the First Effective Time, the Company shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify or waive any provision of any “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation.

(h)        Certain Permitted Disclosure. Nothing contained in this Section 5.02 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided that this paragraph (h) shall not be deemed to permit the Company or the Company’s Board of Directors to effect a Company Change in Recommendation except in accordance with Section 5.02(f).

Section 5.03.        Parent Acquisition Proposals. (a) No Solicitation or Negotiation. Parent agrees that, except as expressly permitted by this Section 5.03, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers, directors and employees shall, and it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i)        initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii)         engage or otherwise participate in any discussions or negotiations relating to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal; or

(iii)        provide any information or data to any Person in connection with any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal; or

(iv)        otherwise knowingly facilitate any effort or attempt to make a Parent Acquisition Proposal.

Parent shall, and Parent shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal. Parent will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 5.03. Parent will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making a Parent Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Parent or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b)        Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.03(a), prior to the time, but not after, the Parent Requisite Vote is obtained, Parent and its Representatives may, in response to an unsolicited, bona fide written Parent Acquisition Proposal made after the date of this Agreement, (i) contact the Person who made such Parent Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, and (ii) provide access to information regarding Parent or any of its Subsidiaries in response to a request therefor to the Person who made such Parent Acquisition Proposal and such Person’s Representatives; provided that such information has previously been, or is substantially concurrently, made available to the Company and that, prior to furnishing any such non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that the Company is, concurrently with the entry by Parent or its Subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement); provided, however, that if the Person making such Parent Acquisition Proposal is a competitor of Parent and its Subsidiaries, Parent shall not provide any information that in the good faith determination of Parent constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.03(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on Parent from sharing such information; (iii) participate in any discussions or negotiations with any such Person and its Representatives regarding such Parent Acquisition Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Board of Directors of Parent determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal; and (iv) refer any inquiring Person to the terms of this Section 5.03.

(c)        Notice. Parent shall promptly notify the Company if (i) any inquiries, proposals or offers with respect to a Parent Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Parent Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the Company informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Parent’s intentions as previously notified.

(d)        Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than the Company and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Parent or any of its Subsidiaries which (1) is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of Parent’s consolidated total assets (including equity securities of its Subsidiaries) or any class of Parent’s equity interests and (2) is expressly conditioned on the Transactions not being consummated, and (ii) any acquisition by any Person or group of Persons (or their stockholders) (other than the Company and its Subsidiaries) resulting in, or proposal or offer, which (1) if consummated would result in, any Person or group of Persons (or their stockholders) (other than the Company and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of Parent, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of Parent, in each case other than the Transactions and (2) is expressly conditioned on the Transactions not being consummated.

“Parent Superior Proposal” means an unsolicited bona fide Parent Acquisition Proposal made after the date of this Agreement that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, 60% or more of Parent’s consolidated total assets or more than 50% of the total voting power of the equity securities of Parent or the successor Person of Parent, that the Board of Directors of Parent has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.03(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal).

(e)        No Parent Change in Recommendation or Alternative Parent Acquisition Agreement. Except as permitted by Section 5.03(f), the Board of Directors of Parent and each committee of the Board of Directors of Parent shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Recommendation (it being understood that if any Parent Acquisition Proposal structured as a tender or exchange offer is commenced, the Board of Directors of Parent failing to recommend against acceptance of such tender or exchange offer by Parent’s stockholders within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act shall be considered a modification adverse to the Company); (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.03(b) entered into in compliance with Section 5.03(b)) relating to any Parent Acquisition Proposal (an “Alternative Parent Acquisition Agreement”); or (iii) cause or permit Parent or any of its Subsidiaries to enter into an Alternative Parent Acquisition Agreement.

(f)        Fiduciary Exception to Parent Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Requisite Vote is obtained, (x) the Board of Directors of Parent may withhold, withdraw, qualify or modify the Parent Recommendation or recommend or otherwise declare advisable any Parent Acquisition Proposal made after the date of this Agreement that did not result from or in connection with a material breach of this Agreement, if (A) in the case of such an action taken in connection with a Parent Acquisition Proposal, the Parent Acquisition Proposal is not withdrawn and the Board of Directors of Parent determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal; and (B) in all cases, the Board of Directors of Parent determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (a “Parent Change in Recommendation”, it being understood that (1) a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Parent Change in Recommendation and (2) in no event shall a Sky Event be taken into consideration in such determination) and/or (y) Parent may terminate this Agreement in accordance with Section 7.04(c) and concurrently with such termination cause Parent to enter into an Alternative Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from or in connection with a material breach of this Agreement (a “Parent Superior Proposal Termination”); provided that no Parent Change in Recommendation and/or Parent Superior Proposal Termination may be made until after at least five business days following the Company’s receipt of written notice from the Parent advising that Parent’s Board of Directors intends to take such action and the basis therefor (which notice shall include a copy of any such Parent Superior Proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Parent Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Parent Superior Proposal, a reasonably detailed description of the development or change in connection with which Parent’s Board of Directors has given such notice). After providing such notice and prior to effecting such Parent Change in Recommendation and/or Parent Superior Proposal Termination, (x) Parent shall, during such five business day period, negotiate in good faith with the Company and its Representatives, to the extent the Company wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company, and (y) in determining whether it may still under the terms of this Agreement make a Parent Change in Recommendation and/or effect a Parent Superior Proposal Termination, the Board of Directors of Parent shall take into account any changes to the terms of this Agreement proposed by the Company and any other information provided by the Company in response to such notice during such five business day period. Any amendment to the financial terms or conditions or other material terms of any Parent Acquisition Proposal will be deemed to be a new Parent Acquisition Proposal for purposes of this Section 5.03(f), including with respect to the notice period referred to in this Section 5.03(f), except that the five business day period shall be three business days for such purposes in any such case.

(g)        Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Parent Requisite Vote is obtained, Parent shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which Parent or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be permitted to terminate, amend, modify or waive any provision of any “standstill” or similar obligation of any Person if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable Law; provided that Parent promptly advises the Company that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict Parent from permitting a Person to orally request the waiver of a “standstill” or similar obligation.

(h)        Certain Permitted Disclosure. Nothing contained in this Section 5.03 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided that this paragraph (h) shall not be deemed to permit Parent or Parent’s Board of Directors to effect a Parent Change in Recommendation except in accordance with Section 5.02(f).

Section 5.04.        Information Supplied. (a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a joint proxy statement and prospectus to be sent to the stockholders of the Company relating to the Company Stockholders Meeting and to the stockholders of Parent relating to the Parent Stockholders Meeting (the “Joint Proxy Statement”), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to register under the Securities Act the issuance of shares of Parent Common Stock in connection with the Initial Merger (including the Joint Proxy Statement constituting a part thereof, the “S-4 Registration Statement”) and (ii) the Company shall promptly prepare and file with the SEC a registration statement to register under the Securities Act or the Exchange Act, as applicable, the SpinCo Common Stock to be distributed in the Distribution (the “SpinCo Registration Statement” and, together with the S-4 Registration Statement, the “Registration Statements”). Parent and the Company each shall use its reasonable best efforts to have the Registration Statements declared effective under the Securities Act and the Exchange Act, as applicable, as promptly as practicable after such filing, including by taking the actions set forth on Schedule 5.04 of the Parent Disclosure Letter. Promptly after the S-4 Registration Statement is declared effective under the Securities Act, the Company and Parent shall mail the Joint Proxy Statement to their respective stockholders. The Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements (if any) in connection with the Transactions and pay all expenses incident thereto.

(b)        No filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Parent, no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company or

Parent and no filing of, or amendment or supplement to, the SpinCo Registration Statement will be made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon (other than, in the case of the Joint Proxy Statement and the S-4 Registration Statement, any filing, amendment or supplement in connection with a Company Change in Recommendation or Parent Change in Recommendation). Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Joint Proxy Statement, the S-4 Registration Statement, the SpinCo Registration Statement and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Requisite Vote or the Parent Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the S-4 Registration Statement, the SpinCo Registration Statement or the Joint Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement, the S-4 Registration Statement, the SpinCo Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the S-4 Registration Statement, the SpinCo Registration Statement or the Transactions and (ii) all orders of the SEC relating to the S-4 Registration Statement or the SpinCo Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement, the S-4 Registration Statement or the SpinCo Registration Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC. The Company and Parent will cause the Joint Proxy Statement and the S-4 Registration Statement, and the Company will cause the SpinCo Registration Statement, to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section 5.05.        Stockholders Meetings. (a) The Company will use, in accordance with applicable Law and the Company Charter and Company Bylaws, its reasonable best efforts to convene and hold a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, the Distribution Merger Agreement and the Charter Amendments (the “Company Stockholders Meeting”) not more than 45 days after the date the S-4 Registration Statement is declared effective. Subject to the provisions of Section 5.02, the Company’s Board of Directors shall include the Company Recommendation in the Joint Proxy Statement and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement, the Distribution Merger Agreement and the Charter Amendments and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 5.05(a), the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable

Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting.

(b)        Notwithstanding any Company Change in Recommendation, the Company shall nonetheless submit this Agreement, the Distribution Merger Agreement and the Charter Amendments to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of the Charter Amendments, the Distribution Merger Agreement and this Agreement shall be the only matters (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection therewith and the Transactions) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(c)        Parent will use, in accordance with applicable Law and the certificate of incorporation and bylaws of Parent, its reasonable best efforts to convene and hold a meeting of stockholders to consider and vote upon the approval of the Stock Issuance (the “Parent Stockholders Meeting”) not more than 45 days after the date the S-4 Registration Statement is declared effective. Subject to the provisions of Section 5.03, Parent’s Board of Directors shall include the Parent Recommendation in the Joint Proxy Statement and recommend at the Parent Stockholders Meeting that the stockholders of Parent approve the Stock Issuance and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies representing the Parent Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 5.05(c), Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting.

(d)        Notwithstanding any Parent Change in Recommendation, Parent shall nonetheless submit the approval of the Stock Issuance to its stockholders at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the approval of the Stock Issuance shall be the only matter (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the approval of the Stock Issuance and the transactions contemplated hereby) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

(e)        Each of the Company and Parent shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, at the same time and on the same date as the other party.

Section 5.06.        Filings; Other Actions; Notification. (a) Cooperation. (i) The Company and Parent shall, subject to Sections 5.02 and 5.03, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Orders to consummate and make effective the Mergers and the other Transactions prior to the Termination Date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act or any Foreign Competition Laws with respect to the Transactions) and to obtain prior to the Termination Date all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.06 (but subject to Section 5.06(b) below), each of the parties hereto shall use its reasonable best efforts to resolve prior to the Termination Date such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws or any Communications Laws with respect to the Transactions and effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions (including by defending any lawsuits or other legal proceedings by Governmental Entities, whether judicial or administrative, challenging this Agreement or the Transactions). Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other Transactions. To the extent permitted by applicable Law, each party shall provide the other with copies of all material written correspondence between it (or its advisors) and any Governmental Entity relating to the Mergers and the other Transactions and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the Transactions shall include representatives of Parent and the Company. Parent and the Company shall coordinate with respect to Antitrust Laws and Communications Laws and with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions prior to the Termination Date. In addition, the parties shall jointly develop, and each of the parties shall consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission. In furtherance of the foregoing and to the extent permitted by applicable Law, (A) each party shall notify the other, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 5.06(a), (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, and (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto; provided that materials furnished pursuant to this Section 5.06 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In exercising the foregoing rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, in the event of any dispute between the parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any clearances under applicable Antitrust Laws or Communications Laws with respect to the Transactions, the parties shall escalate such dispute to the general counsels of the Company and Parent for resolution. If such dispute is not resolved pursuant to the preceding sentence, Parent shall have the right, in its sole discretion, to make the final determination with respect to such matter. The parties shall work in good faith, and each of the parties shall consult and reasonably cooperate in all respects with one another, to ensure the continued operation of any facilities or services made available by means of the RemainCo Communications Licenses.

(b)        Notwithstanding anything to the contrary in this Section 5.06(a) or any other provision of this Agreement, in no event shall Parent or its Subsidiaries (including, for purposes of this sentence, the Company and the Retained Subsidiaries, after giving effect to the Transactions) be required to agree to or accept (i) any prohibition of or limitation on its or their ownership of any portion of their respective businesses or assets, including after giving effect to the Transactions, (ii) any requirement to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, (iii) any limitation on its or their ability to acquire or hold or exercise full rights of ownership of any capital stock of the Company or its Subsidiaries, including after giving effect to the Transactions, or (iv) any other limitation on its or their ability to, or the manner in which they, operate, conduct or exercise decision-making over their respective businesses, assets or operations, including after giving effect to the Transactions (any such action or limitation described in clauses (i) through (iv), a “Restriction”), other than Permitted Restrictions, which Permitted Restrictions Parent or its Subsidiaries shall be required to agree to (and if required in any jurisdiction, to offer to agree to) if and to the extent necessary to obtain, prior to the Termination Date, the Required Governmental Consents. For purposes of this Agreement, “Permitted Restrictions” shall mean (x) Restrictions of the type described in clauses (i), (ii) and (iii) of the definition thereof solely involving the business or assets described in Section 5.06(b)(i) of the Company Disclosure Letter (the “Specified Assets”), (y) Restrictions of the type described in clauses (i), (ii) and (iii) of the definition thereof solely involving the businesses or assets comprising the Retained Business, which, in the case of any businesses or assets of the Retained Business other than the Specified Assets, generated, in the aggregate, no more than (A) $500,000,000 of EBITDA less (B) the lesser of (1) the aggregate amount of EBITDA (including, if applicable, $0) attributable to any Specified Assets with respect to which Restrictions of the type described in clause (i), (ii) or (iii) of the definition thereof are being agreed to or accepted in obtaining the Required Governmental Consents and (2) $250,000,000 of EBITDA (any such Restrictions described in clauses (x) and (y), “Required Divestitures”) and (z) Restrictions of the type described in clause (iv) of the definition thereof which are applied solely against and solely involve and impact the operations, businesses and assets of the Retained Business (subject to Section 5.06(b) of the Parent Disclosure Letter) and the non-U.S. operations, businesses and assets of Parent and its Subsidiaries which Restrictions would not, individually or in the aggregate, including when taken together with the net incremental financial impact of Restrictions imposed with respect to a Sky Acquisition (other than any such Restrictions contemplated by the Secretary of State Undertakings, together with any impact or consequence thereof), have or reasonably be expected to have a Regulatory Adverse Impact. For the avoidance of doubt, except as provided in clause (z) of the definition of Permitted Restrictions, Parent is not required to agree to or accept any Restriction that involves, applies to or impacts the operations, businesses or assets of Parent or any of its Affiliates other than Permitted Restrictions with respect to the Retained Business. The Company and its Subsidiaries shall not agree to any such actions without the prior written consent of Parent which, subject to and without limiting Parent’s obligations under this Section 5.06, may be granted or withheld in Parent’s sole discretion. For the purposes of this Section 5.06, “EBITDA” means (x) with respect to any business or asset set forth in Section 5.06(b)(ii) of the Company Disclosure Letter, the amount set forth therein with respect to such business or asset and (y) with respect to any other business or asset, the portion of the Company EBITDA generated by such business or asset. “Company EBITDA” means the Company’s fiscal year ended June 30, 2017 revenues less operating expenses and selling, general and administrative expenses, as set forth in the Company’s Annual Report on Form 10-K for such fiscal year, including all allocations consistent with past Company operating and accounting practices, but excluding allocations of any items contained in the line item titled “Other, Corporate and Eliminations” as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017. For the avoidance of doubt, the definition of Company EBITDA does not include amortization of cable distribution investments; depreciation and amortization; impairment and restructuring charges; equity (losses) earnings of affiliates; interest expense, net; interest income; other, net; income tax expense; loss from discontinued operations, net of tax; and net income attributable to noncontrolling interests, in each case, as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017. For purposes of this Section 5.06, “Regulatory Adverse Impact” means an impact on the financial condition, properties, assets, business or results of operations of the Retained Business and the non-U.S. operations, businesses and assets of Parent and its Subsidiaries, taken as a whole, that is both significant and adverse, measured on a scale relative to the size of the Retained Business, which determination may, in Parent’s sole discretion, take into account any reduction in revenue and/or cost synergies anticipated from the Mergers that results from the applicable Restrictions; provided that “the size of the Retained Business” shall be measured (i) if the Sky Acquisition is consummated, after giving effect to such consummation, (ii) to the extent that any revenue synergies are taken into account by Parent for purposes of determining whether a Regulatory Adverse Impact has occurred, after the inclusion of all revenue synergies anticipated from the Mergers and (iii) to the extent that any cost synergies are taken into account by Parent for purposes of determining whether a Regulatory Adverse Impact has occurred, after the inclusion of all cost synergies anticipated from the Mergers; provided, further, that any Restriction of the type described in clause (iv) of the definition thereof which prohibits Parent or any of its Subsidiaries (other than the Company or any of the Retained Subsidiaries) from licensing their content on an exclusive basis to any over-the-top streaming video on demand services owned or operated by Parent or any of its Subsidiaries in any market, other than a market that is de minimis, shall be deemed to be a Regulatory Adverse Impact.

(c)        Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 Registration Statement, the SpinCo Registration Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers and the other Transactions.

(d)        Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Mergers and the other Transactions, other than immaterial communications.

Section 5.07.        Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford Parent’s Representatives reasonable access, during normal business hours during the period prior to the First Effective Time, to the Company’s and its Subsidiaries’ employees, properties, assets, books, records and contracts to the extent related to the Retained Business or the Transactions and, during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, (I) in the case of Parent, furnish promptly to the Company information concerning the Transactions as may be reasonably requested by Company, and (II) in the case of the Company, furnish promptly to Parent all information concerning the Retained Business or the Transactions as may reasonably be requested by Parent; provided that no investigation pursuant to this Section 5.07 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further, that the foregoing shall require neither the Company nor Parent to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 5.07 to the extent that, in the reasonable good faith judgment of such party, (i) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 5.07(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.07 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information made pursuant to this Section 5.07 shall be directed to (x) in the case of a request to the Company, an executive officer of the Company or such Person as may be designated by any such executive officer or (y) in the case of a request to Parent, an executive officer of Parent or such Person as may be designated by any such executive officer.

(b)        Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 5.07 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 5.07 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(c)        (i) Each of the Company and Parent shall give prompt notice to one another of any change, effect, circumstance or development that would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Mergers (as applicable) and (ii) the Company shall give reasonably prompt notice to Parent upon the receipt of any notice alleging a material breach or default under any Material Contract or Additional Contract; provided that any failure to give notice in accordance with the foregoing shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 6.02(b) or Section 6.03(b) to be satisfied.

Section 5.08.        Stock Exchange Listing, De-listing and De-registration. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Initial Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on Nasdaq to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as possible following the First Effective Time. The Company shall use its reasonable best efforts to cause the shares of SpinCo Common Stock to be distributed in the Distribution to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the First Effective Time.

Section 5.09.        Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Transactions and any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 5.09, (iv) a public announcement of information contained in a public announcement previously consented to hereunder, (v) with respect to any Company Change in Recommendation made in accordance with this Agreement or Parent’s response thereto, (vi) with respect to any Parent Change in Recommendation made in accordance with this Agreement or the Company’s response thereto and (vii) any press release or public statement by the Company solely with respect to SpinCo or the SpinCo Business.

Section 5.10.        Employee Benefits. (a) Parent agrees that each Company Employee who continues to remain employed with the Company or its Subsidiaries (each such employee, a “Continuing Employee”) shall, during the period commencing at the First Effective Time and ending at the end of the calendar year following the year in which the First Effective Time occurs (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the First Effective Time, (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable in the aggregate than the target annual cash bonus opportunities and target long-term incentive compensation opportunities provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the First Effective Time and (iii) other compensation and benefits (including retirement benefits) that are substantially comparable in the aggregate to the compensation and benefits (including retirement benefits) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the First Effective Time. Additionally, Parent agrees that each Continuing Employee shall, during the Continuation Period, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the First Effective Time; provided, however, that the Severance Plan (as defined in Section 5.01 of the Company Disclosure Letter) shall only remain in effect with respect to terminations that occur within the period specified in Section 5.01 of the Company Disclosure Letter.

(b)        Parent shall or shall cause the Initial Surviving Company to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Company Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Company Employee prior to the First Effective Time. With respect to the plan year during which the First Effective Time occurs, Parent shall provide each Company Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Company Employee is eligible to participate following the Closing Date.

(c)        From and after the Closing Date, Parent shall or shall cause the Initial Surviving Company to, provide credit (without duplication) to Company Employees for their service recognized by the Company and its Subsidiaries as of the First Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service for purposes of any frozen or discontinued Parent plan or any frozen or discontinued portion of a Parent plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan.

(d)        In the event that the Closing occurs prior to the Company paying annual incentives in respect of the fiscal year in which the Closing occurs, each participant in a Company Plan that is an annual cash incentive plan shall receive a cash bonus based on the achievement of the target level of performance, which bonus shall be prorated based on the number of days in the applicable performance period that have elapsed as of the Closing. Any such bonus shall be paid, less any required withholding Taxes, as soon as practicable after the Closing Date.

(e)        Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication.

(f)        Notwithstanding the foregoing, with respect to any Company Employee who is, or becomes, subject to a collective bargaining or similar agreement, all compensation and benefits treatment and terms and conditions of employment afforded to such Company Employee shall be provided in accordance with such collective bargaining agreement or other agreement with a labor union or like organization and the terms of this Section 5.10 shall not apply.

(g)        From and after the First Effective Time, Parent and its Subsidiaries (including the Final Surviving Entity and its Subsidiaries) shall honor all Company Plans in accordance with their terms as in effect immediately prior to the First Effective Time, including the Company’s Supplemental Executive Retirement Plan. Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Parent and its Subsidiaries (including the Final Surviving Entity and its Subsidiaries) to provide compensation and benefits to

Continuing Employees in accordance with this Agreement through plans of Parent or its Subsidiaries after the First Effective Time.

(h)        The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 8.08), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Final Surviving Entity or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 5.10, (iv) prevent Parent, the Final Surviving Entity or any of their Affiliates, after the First Effective Time, from terminating the employment of any Company Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 5.11.        Expenses. Except as otherwise provided in Section 5.16 or in the Separation Principles, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Registration Statements and printing and mailing the Joint Proxy Statement and the Registration Statements shall be shared equally by Parent and the Company.

Section 5.12.        Indemnification; Directors’ and Officers’ Insurance. (a) From and after the First Effective Time, Parent shall, to the extent the Initial Surviving Company is permitted to by applicable Law, and shall cause, the Initial Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of the First Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the First Effective Time (including this Agreement and the Transactions)), arising out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the First Effective Time, in each case, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent permitted under Delaware Law, the Company Charter or Company Bylaws or comparable organizational or governing documents of a Company Subsidiary, in effect on the date of this Agreement to indemnify such Person and Parent (to the extent it would be permitted if Parent were the Initial Surviving Company) and the Initial Surviving Company shall also advance expenses of such Persons as incurred to the fullest extent permitted under, and subject to the limitations in, applicable Law, the Company Charter or Company Bylaws or comparable organizational or governing documents of a Company Subsidiary. Parent shall ensure that the organizational documents of the Initial Surviving Company shall, for a period of six years from and after the First Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws. Any right of indemnification of an Indemnified Party pursuant to this Section 5.12 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b)        Prior to the First Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Initial Surviving Company as of the First Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the First Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the First Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Initial Surviving Company for any reason fail to obtain such “tail” insurance policies as of the First Effective Time, the Initial Surviving Company shall, and Parent shall cause the Initial Surviving Company to, continue to maintain in effect for a period of at least six years from and after the First Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Initial Surviving Company shall, and Parent shall cause the Initial Surviving Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Initial Surviving Company be required to expend, for such policies an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the premium for such insurance coverage exceeds such amount, Parent shall, or shall cause the Initial Surviving Company to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)        If Parent, the Initial Surviving Company or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Initial Surviving Company shall assume all of the obligations of Parent or the Initial Surviving Company set forth in this Section 5.12, as applicable. From and after the Second Effective Time, all references in this Section 5.12 to the First Effective Time shall be deemed to refer to the Second Effective Time and all references to the Initial Surviving Company shall be deemed to refer to the Final Surviving Entity, mutatis mutandis.

(d)        The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 5.12 shall be in addition to any rights such individual may have under Delaware Law, any applicable indemnification agreement to which such Person is a party, the Company Charter or the Company Bylaws.

(e)        None of Parent, the Initial Surviving Company or the Final Surviving Entity shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent. Parent shall, and shall cause its Subsidiaries to, cooperate in the defense of any such Proceeding for which indemnification could be sought by an Indemnified Party pursuant to this Agreement, the Company Charter, the Company Bylaws and any comparable organizational or governing documents of any of the Company’s Subsidiaries.

(f)        Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims under such policies.

Section 5.13.        Takeover Statute. If any Takeover Statute is or may become applicable to any of the Transactions, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.14.        Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the First Effective Time. Prior to the First Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 5.15.        Section 16(b). The Board of Directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the First Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities) in connection with the Transactions by each individual who is currently, or who will be immediately prior to the First Effective Time, a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16.        Financing. (a) Upon the written request of Parent, the Company and its Subsidiaries (i) shall execute and deliver, or shall use reasonable best efforts to cause to be executed and delivered, at the Closing, such documents or instruments required for the due assumption of, and succession to, the Company’s and/or its Subsidiaries’ obligations under the Company Indentures to the extent required by the terms of the Company Indentures, (ii) provide all assistance reasonably required by Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any actions reasonably requested by Parent (which shall not require any payment by the Company or its Subsidiaries) that are customary or necessary to facilitate the assumption, succession, satisfaction, discharge and/or defeasance of any of the Company’s and/or its Subsidiaries’ obligations under the Company Indentures pursuant to the applicable section of the applicable Company Indenture; provided that any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing.

(b)        The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to commence, as promptly as reasonably practicable, at Parent’s expense, after the receipt of a written request from Parent to do so, tender or exchange offers, and any related consent solicitations with respect to, any or all of the outstanding notes, debentures or other debt securities of the Company and/or its Subsidiaries outstanding under the Company Indentures on such terms and conditions as specified and reasonably requested by Parent following consultation with the Company and its legal counsel, and in compliance with all applicable terms and conditions of the Company Indentures and applicable Law (the “Debt Offers”); provided that (i) Parent shall have provided the Company with the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and (ii) the closing of the Debt Offers shall be conditioned on the occurrence of the Closing. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to, and to cause their respective Representatives to, provide customary cooperation reasonably requested by Parent in connection with the Debt Offers and any related consent solicitations. Parent shall only request the Company and its Subsidiaries to conduct any Debt Offer in compliance with the applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act, any other Law to the extent applicable in connection with the Debt Offers and the applicable Company Indenture. Parent shall ensure that, at the First Effective Time, the Initial Surviving Company and the Final Surviving Entity shall have all funds necessary to pay any consideration required to be paid in connection with the Debt Offers on the Closing Date. Parent shall cause the Initial Surviving Company to comply with all of its obligations under the Company Indentures.

(c)        In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee or agent to) execute a supplemental indenture or amendment to the applicable Company Indenture, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers) and the applicable Company Indenture; provided that the effectiveness of any such supplemental indenture, amendment or other agreement shall be conditioned on the occurrence of the Closing. Subject to the terms and conditions of the Debt Offer, concurrently with the Closing, Parent shall cause the Initial Surviving Company or the Final Surviving Entity, as applicable, to accept for payment and thereafter promptly pay for, any Indebtedness that has been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Parent.

(d)        Parent shall prepare all necessary and appropriate documentation in connection with any Debt Offers, including the Offer Documents, and the Company shall have a reasonable opportunity to review and comment upon such documents. The parties hereto shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of any Offer Documents or other appropriate documents; provided, however, that in no event shall the Company or its legal counsel be required to deliver an opinion with respect to a Debt Offer following the Closing or otherwise that in the reasonable opinion of the Company or its legal counsel does not comply with applicable Laws. The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offers. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable notes, debentures or other debt securities of the Company and/or its Subsidiaries outstanding under the applicable Company Indenture. Notwithstanding anything to the contrary in this Section 5.16(d), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

(e)        In connection with any Debt Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enter into customary agreements with such parties so selected; provided that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under.

(f)        If requested by Parent in writing, the Company and its Subsidiaries shall use reasonable best efforts to obtain customary payoff letters to be delivered at Closing and take any other actions reasonably requested by Parent that are reasonably necessary for the payoff and termination in full (with customary exceptions for contingent obligations thereunder that are not yet due and payable) of the Bridge Facility (if still effective) and the Revolving Facility (the payoff of such facilities, together, the “Debt Payoff”); provided that (i) any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing, and (ii) at Closing Parent shall pay, or cause to be paid, any outstanding Indebtedness under the Bridge Facility and the Revolving Facility (subject to customary arrangements for any outstanding letters of credit). The Company shall, and shall cause its applicable Subsidiaries to, use their respective reasonable best efforts to, and to cause their respective Representatives to, provide cooperation reasonably requested by Parent in connection with any Debt Payoff.

(g)        From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives (including their auditors) to, use their respective reasonable best efforts to provide such customary cooperation as is reasonably required by Parent in the arrangement of any bank debt financing or any capital markets debt financing (including providing reasonably available financial and other information regarding the Company and its Subsidiaries customarily included in marketing and offering documents and to enable Parent to prepare customary pro forma financial statements) for the purposes of financing any repayment or refinancing of debt contemplated by the Transaction Documents or required in connection with the Transactions (except any financing by SpinCo or the SpinCo Subsidiaries) and any other amounts required to be paid in connection with the consummation of the Transactions (collectively, the “Debt Financing”); provided, however, that no obligation of the Company or any of its Subsidiaries under such Debt Financing shall be effective prior to the Closing.

(h)        Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives (the “Section 5.16 Indemnitees”) from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 5.16 (other than arising from fraud or intentional misrepresentation on the part of the Company or its Subsidiaries and other than Section 5.16(j)), whether or not the Transactions are consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 5.16 (other than Section 5.16(j)), whether or not the Transactions are consummated or this Agreement is terminated.

(i)        The Company agrees that, from and after January 1, 2018 and prior to the First Effective Time, the Company and each of its Subsidiaries shall not file any registration statement (other than (i) registration statements on Form S-8, (ii) prospectus supplements to existing registration statements, (iii) the Registration Statements and (iv) registration statements with respect to Indebtedness incurred in compliance with Section 5.01(b)(iv) (including the Bridge Facility)) or consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act; provided that, a reasonable amount of time prior to the offering of any securities (other than on Form S-8) expected to be issued in a registered transaction or which require registration, the Company will consult with Parent and consider in good faith the suggestions of Parent that are designed to permit such offering to be completed without registration under the Securities Act.

(j)        From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, Parent shall, and Parent shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, use their respective reasonable best efforts to provide such customary cooperation as reasonably required by the Company in the arrangement of any capital markets debt financing (including providing reasonably available financial and other information regarding Parent and its Subsidiaries customarily included in marketing and offering documents and to enable the Company to prepare customary pro forma financial statements and, in respect of such pro forma financial statements, only to the extent reasonably required by the applicable underwriters, initial purchasers or placement agents in such financing) for the purposes of financing any repayment, replacement or refinancing of the Bridge Facility, including commitments thereunder, or other Indebtedness in connection with a Sky Acquisition. The Company shall indemnify and hold harmless Parent and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 5.16(j) (other than arising from fraud or intentional misrepresentation on the part of Parent or its Subsidiaries) whether or not the Transactions are consummated or this Agreement is terminated. The Company shall, promptly upon request by Parent, reimburse Parent for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by Parent or its Subsidiaries in connection with this Section 5.16(j), whether or not the Transactions are consummated or this Agreement is terminated.

(k)        Notwithstanding the foregoing, nothing in this Section 5.16 shall require cooperation by any party to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of such party or its Subsidiaries, (ii) require such party to agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability or give any indemnities prior to the Closing (unless the other party reimburses or is required to reimburse or indemnify such party pursuant to this Agreement or otherwise agrees to do so), (iii) require such party or its Subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of such party, after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable Laws or Orders binding on such party or its Subsidiaries or (iv) require such party to (A) pass resolutions or consents, approve or authorize the execution of, or execute, any document, agreement, certificate or instrument or take any other corporate action with respect to any financing, and, in the case of the Company and its Subsidiaries, that is not contingent on the Closing or that would be effective prior to the First Effective Time or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with any financing. Each of the parties hereto acknowledges and agrees that any access or information contemplated to be provided by the other party or any of its Subsidiaries pursuant to this Section 5.16 shall, to the extent such information constitutes material non-public information of such other party, only be provided to another Person if such other Person affirmatively agrees to maintain the confidentiality of such information and to comply with all federal and state securities Laws applicable to such information.

(l)        The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to cause SpinCo to arrange and obtain Indebtedness in a principal amount sufficient to finance the Dividend; provided that the Company and SpinCo shall not be required to incur such Indebtedness unless the incurrence thereof is concurrent with and subject to the Closing.

(m)        The parties hereto acknowledge and agree that the provisions of this Section 5.16 shall not create any independent conditions to Closing.

Section 5.17.        Approval by Sole Stockholder of Corporate Sub and Sole Member of Merger LLC. Immediately following the execution and delivery of this Agreement by the parties hereto, (a) Parent, as sole stockholder of Corporate Sub, shall adopt this Agreement and approve the Initial Merger, in accordance with Delaware Law, by written consent, and (b) Parent, as sole member of Merger LLC, shall approve and adopt this Agreement and approve the Subsequent Merger, in accordance with Delaware Law, by written consent.

Section 5.18.        Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of cash dividends on Shares so that holders of Shares do not receive regular dividends on both Shares and Parent Common Stock received in the Initial Merger in respect of the same portion of any calendar year or fail to receive a regular dividend on either Shares or Parent Common Stock received in the Initial Merger in respect of a portion of any calendar year for which a regular dividend would have otherwise been paid.

Section 5.19.        Voting of Shares. Parent shall vote, or cause to be voted, any Shares owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such Shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of adoption of this Agreement at the Company Stockholders Meeting. The Company shall vote, or cause to be voted, any shares of Parent Common Stock owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares of Parent Common Stock held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of approval of the Stock Issuance at the Parent Stockholders Meeting.

Section 5.20.        Voting Agreement. The Company shall instruct its transfer agent not to register the transfer of any Covered Shares (as defined in the Voting Agreement) made or attempted to be made in violation of the Voting Agreement.

Section 5.21.        Further Definitive Agreements. (a) Separation Agreements.

(i)        Promptly following execution of this Agreement, the Company and Parent and their respective counsel will prepare a definitive Separation Agreement and Tax Matters Agreement (A) on terms that are as provided in the Separation Principles, the Tax Matters Agreement Principles and this Agreement and (B) with respect to terms that are not provided in the Separation Principles, the Tax Matters Principles

or this Agreement, on terms that are customary for agreements of this nature. The Company agrees to, and shall cause SpinCo to, execute the Separation Agreement and the Tax Matters Agreement on the terms mutually agreed with Parent or on the terms finally decided pursuant to an arbitration proceeding in accordance with this Section 5.21(a).

(ii)        The Company and Parent shall use reasonable best efforts and shall cooperate in good faith to finalize the terms of the Separation Agreement and the Tax Matters Agreement within 150 days of the date hereof.

(iii)        If the terms of the Separation Agreement or the Tax Matters Agreement are not finalized and mutually agreed with Parent within 150 days of the date hereof, the finalization of such terms shall be escalated to appropriate senior executive officers of each of the Company and Parent for resolution.

(iv)        If the terms of the Separation Agreement or the Tax Matters Agreement are not finalized and mutually agreed with Parent within 180 days of the date hereof, the Company and Parent shall, within 210 days of the date hereof, each select one arbitrator to resolve any remaining disputed terms. The two arbitrators so selected shall select a third arbitrator, who will chair the panel. If the two selected arbitrators fail to agree upon the selection of a third arbitrator, the two selected arbitrators will agree to a list of no less than three and no more than five candidates to chair the panel, and JAMS will select an arbitrator from such list to chair the panel. Each such arbitrator must be an attorney with significant experience in negotiating complex commercial transactions or a judge seated on, or retired from, a Federal Court of the United States of America sitting in the State of New York, the commercial division of the New York State Supreme Court or the Court of Chancery for the State of Delaware. Each arbitrator will be neutral and independent of each party. The seat of the arbitration will be New York, New York.

(v)        Within 15 days of the selection of an arbitration panel in accordance with Section 5.21(a)(iv), the Company and Parent will submit to the arbitrators the most recent drafts of the Separation Agreement and/or Tax Matters Agreement reflecting the status of the parties’ negotiations and a list of open issues and written descriptions of each party’s position with respect to each open issue. The arbitrators will also hold a telephone or in-person one-day hearing promptly after submission of such materials. The arbitrators shall within 15 days of the receipt of such material render a decision with respect to each point of disagreement between the parties. Such decision will be binding and nonappealable and sufficiently clear to allow the parties to draft the disputed provisions of the applicable agreement. The parties will, and the Company will cause SpinCo to, finalize any remaining such agreement and execute the Separation Agreement and/or Tax Matters Agreement as promptly as practicable following the arbitrator’s decision but in no event later than the Separation.

(vi)        The selected arbitrators will be bound by the rules of JAMS (to the extent not inconsistent with this Section 5.21(a)) and agree to abide by the provisions of this Section 5.21(a). Each arbitrator will render his or her decision based primarily on the terms set forth in the Separation Principles and this Agreement and secondarily on customary provisions for agreements of this nature.

(b)        Commercial Agreements.

(i)        Promptly following execution of this Agreement, the Company and its counsel will prepare initial drafts of the definitive Commercial Agreements (A) on terms that are as provided in the Commercial Term Sheets and (B) with respect to terms that are not provided in the Commercial Term Sheets or this Agreement, on economic terms consistent with the Company Overview Presentation and otherwise on terms that are customary in the industry for arrangements of a similar nature. The Company agrees to, and shall cause SpinCo to, execute the Commercial Agreements on the terms mutually agreed with Parent or on the terms finally decided pursuant to an arbitration proceeding in accordance with this Section 5.21(b).

(ii)        The Company and Parent shall use reasonable best efforts and shall cooperate in good faith to finalize the terms of the Commercial Agreements within 150 days of the date hereof.

(iii)        If the terms of the Commercial Agreements are not finalized and mutually agreed with Parent within 150 days of the date hereof, the finalization of such terms shall be escalated to appropriate senior executive officers of each of the Company and Parent for resolution.

(iv)        If the terms of any Commercial Agreement are not finalized and mutually agreed with Parent within 180 days of the date of this Agreement, each of the parties shall, within 210 days of the date hereof, select one arbitrator to resolve any remaining disputed terms. The two arbitrators so selected shall select a third arbitrator, who will chair the panel. If the two selected arbitrators fail to agree upon the selection a third arbitrator, the two selected arbitrators will agree to a list of no less than three and no more than five candidates to chair the panel, and JAMS will select an arbitrator from such list to chair the panel. The chair will be neutral and independent of each party. The seat of the arbitration will be Los Angeles, California.

(v)        Within 15 days of the selection of an arbitration panel in accordance with Section 5.21(b)(iv), the parties will submit to the arbitrators their proposed version of each Commercial Agreement in dispute and a written briefing of no more than 20 pages. The arbitrators will also hold a telephonic or in-person one-day hearing promptly after submission of such materials. The arbitration panel shall take into account contractual obligations to third parties, if any. With respect to each such Commercial Agreement, the arbitrators shall within 15 days of the hearing render a decision selecting either the version submitted by Parent or the version submitted by the Company as the final agreement to be executed by the parties thereto. Such decision will be binding and nonappealable. The parties will, and the Company will cause SpinCo to, execute the Commercial Agreements selected by the arbitrators as promptly as practicable following the arbitrator’s decision but in no event later than the Separation.

(vi)        The selected arbitrators will be bound by the rules of JAMS (to the extent not inconsistent with this Section 5.21(b) and agree to abide by the provisions of this Section 5.21. Each arbitrator will render his or her decision based primarily on the terms set forth in the Commercial Term Sheets and secondarily on the basis of what is reasonable and customary in the relevant industries for agreements of the same type as the relevant Commercial Agreement. The arbitrators shall apply the substantive law of the State of California.

(vii)        Any further disputes under a Commercial Agreement that was the subject of such arbitration shall be subject to further arbitration consistent with the principles set forth herein, including, to the extent practicable, with the same arbitration panel.

(c)        Step Plan.

(i)        No later than 60 days after the date hereof, the Company shall deliver to Parent a preliminary step plan that sets forth, in reasonable detail, the restructuring steps proposed to be taken in connection with or in anticipation of the Separation and the intended U.S. federal income tax consequences of such restructuring steps (the “Preliminary Step Plan”). Following the receipt by Parent of the Preliminary Step Plan, and in connection with Parent’s review thereof, the Company and Parent shall (1) cooperate in accordance with Section 5.21(c)(ii) and (2) work together in good faith to develop an amended Preliminary Step Plan, which shall (A) reflect any modifications agreed upon by the parties hereto, (B) be consistent with the Separation Principles and (C) incorporate the resolution of any dispute with respect to the Preliminary Step Plan in accordance with Section 5.21(c)(iii) (such amended Preliminary Step Plan, the “Amended Step Plan”). The Company shall deliver a draft of the Amended Step Plan to Parent no later than 60 days following the delivery of the Preliminary Step Plan. Parent shall promptly, and in no event later than 30 days following its receipt of the Amended Step Plan, notify the Company in writing of any dispute in connection with the Amended Step Plan, which dispute the parties hereto shall promptly resolve in accordance with Section 5.21(c)(iii). In the event that (1) Parent timely delivers such notice, any disputed matter reflected in the Amended Step Plan shall be determined in accordance with Section 5.21(c)(iii) or (2) Parent does not timely deliver such notice, the Amended Step Plan shall be deemed acceptable to Parent (the Amended Step Plan, as finally determined, the “Final Step Plan”). The Company and Parent shall work together in good faith to update the Final Step Plan from time to time to reflect any agreed-upon modifications thereto. The Company shall, and shall cause its Subsidiaries to, effect the Separation in accordance with the Final Step Plan.

(ii)        The Company agrees to (1) furnish Parent, in a timely manner, with any information, documents, work papers and other materials as Parent may reasonably request for purposes of reviewing the restructuring steps, intended Tax treatment and other items in the Preliminary Step Plan, the Amended Step Plan or the Final Step Plan, (2) make its employees, representatives and advisors available during normal business hours to provide explanations of such information, documents, work papers and other materials as may be requested in connection with clause (1) hereof and (3) reasonably cooperate in connection with any such matter.

(iii)        The parties hereto agree to cooperate in good faith to resolve any dispute involving any matter with respect to the Preliminary Step Plan, the Amended Step Plan or the Final Step Plan (a “Step Plan Dispute”). If any Step Plan Dispute relates to the proper application of Tax Law, the Company shall be permitted to resolve such dispute with the delivery of, and in accordance with, an opinion, at a “should” level or higher, from Skadden. If any Step Plan Dispute relates to a non-Tax matter, such dispute shall be decided pursuant to an arbitration proceeding in accordance with Section 5.21(a). The Company shall reflect in the Amended Step Plan or the Final Step Plan, as applicable, the resolution of any dispute in accordance with this Section 5.21(c)(iii) or Section 5.21(a) as applicable.

(d)        Distribution Merger Agreement. Promptly following execution of this Agreement, subject to the approval of the Board of Directors of the Company within 90 days after the date of this Agreement, the Company shall prepare, execute and deliver the Distribution Merger Agreement in a form mutually agreed with Parent.

Section 5.22.        Hook Stock. (a) It is the intention of the parties hereto that none of Parent, the Company or any Subsidiary of Parent or the Company incur any Tax liability, whether current or deferred, arising from or with respect to the Shares owned by Subsidiaries of the Company (the “Hook Stock”) as a result of or in connection with the Transactions (a “Hook Stock Tax”).

(b)        Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact (taking into account the terms contained in the Commercial Term Sheets, this Agreement and the terms of any other agreements or arrangements as described in the Separation Principles) that could reasonably be expected to prevent the condition in Section 6.02(d)(i) from being satisfied. Parent is making the foregoing representation and warranty after consultation with its Tax counsel and with full knowledge of the terms of this Agreement, the Commercial Term Sheets and the Separation Principles.

(c)        Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact (taking into account the terms contained in the Commercial Term Sheets, this Agreement and the terms of any other agreements or arrangements as described in the Separation Principles) that could reasonably be expected to prevent the condition in Section 6.02(d)(i) from being satisfied. The Company is making the foregoing representation and warranty after consultation with its Tax counsel and with full knowledge of the terms of this Agreement, the Commercial Term Sheets and the Separation Principles.

(d)        The Company shall cooperate with Parent and use its reasonable best efforts, in connection with the Separation, to minimize the amount of any Hook Stock Tax and to consider in good faith potential transactions to eliminate all or a portion of the Hook Stock (such potential transactions, the “Hook Stock Elimination”). Such cooperation and reasonable best efforts shall include:

(i)        providing Parent with reasonable access to the Company’s and its Subsidiaries’ employees, Tax advisors, books and records, in each case to the extent relevant to matters relating to the Hook Stock;

(ii)        promptly responding to and evaluating such proposals and alternative structures as Parent and its Tax advisors may from time to time develop for accomplishing the Hook Stock Elimination;

(iii)        requesting such approvals or rulings from Governmental Entities as Parent may reasonably request in connection with the Hook Stock Elimination (except to the extent submitting such request would reasonably be expected to subject the Company or an applicable Subsidiary thereof to legal sanctions); and

(iv)        cooperating with Parent in such approvals or rulings from Governmental Entities or opinions from Tax advisors as Parent may itself seek in connection with the Hook Stock Elimination, including by executing such certificates and letters of representation as Parent or Parent’s Tax counsel may reasonably request (except to the extent the Company in good faith believes it is unable to make truthfully the certifications or representations contained therein).

(e)        The Company shall take any action reasonably requested by Parent in writing to effect the Hook Stock Elimination. The Company shall not effect the Hook Stock Elimination or otherwise transfer, dispose of, redeem, convert, alter the terms of or take any action that would reasonably be expected to cause any taxable event with respect to the Hook Stock without the prior written consent of Parent (which may be granted or withheld at Parent’s sole discretion).

(f)        If the Company undertakes any action pursuant to the written direction or request of Parent in accordance with Section 5.22(e), then Parent shall indemnify, defend and hold harmless each of the Company, SpinCo and their respective Subsidiaries (the “Hook Stock Indemnitees”) for the excess, if any, of (i) the amount of Taxes incurred by such Hook Stock Indemnitee in any taxable period, including as a result of the receipt of any indemnification payment pursuant to this Section 5.22(f), over (ii) the amount of Taxes that would have been incurred by such Hook Stock Indemnitee in such taxable period assuming no such action had been taken (such excess, a “Hook Stock Restructuring Tax”).

(g)        Each of the parties shall use its reasonable best efforts to cause Parent to receive the Hook Stock Legal Comfort and to obtain the Australian Private Rulings. Such reasonable best efforts shall include delivering letters of representation and other certifications and other documents reasonably requested in connection with the Hook Stock Legal Comfort and the Australian Private Rulings and refraining from taking action that could reasonably be expected to prevent Parent from receiving the Hook Stock Legal Comfort or the Australian Private Rulings. If either party discovers, after the date of this Agreement, any fact that could reasonably be expected to prevent Parent from receiving the Hook Stock Legal Comfort (other than the Hook Stock Elimination), then (i) such party shall, as soon as possible, notify and consult the other party and (ii) the parties shall cooperate in good faith and exercise their reasonable best efforts to effect the Transactions using an alternative structure, which the parties acknowledge may require amending the terms of this Agreement, that would permit Parent’s receipt of the Hook Stock Legal Comfort or result in the Hook Stock Elimination. Beginning on the date that is 90 days following the date on which the S-4 Registration Statement becomes effective, and every 90 days thereafter until the earlier of the consummation of the Hook Stock Elimination or the Initial Merger, Parent shall deliver to the Company, and the Company shall deliver to Parent, a certificate, in form and substance reasonably satisfactory to the recipient, stating (i) in the case of the certificate of the Company, that the representation set forth in Section 5.22(c) is true and correct as if made on the date of such certificate and (ii) in the case of the certificate of the Parent, (1) that the representation set forth in Section 5.22(b) is true and correct as if made on the date of such certificate and (2) that it has consulted with Greenwoods & Herbert Smith Freehills Pty Limited (“Greenwoods”) and Cravath, Swaine & Moore LLP (“Cravath”) and each of Greenwoods and Cravath has indicated that it expects the condition set forth in Section 6.02(d)(i) to be satisfied as it relates to the opinion it will deliver.

Section 5.23.        Tax Calculation Principles; Tax Cooperation. (a) Within 60 days of the date hereof, the Company shall deliver to Parent a schedule that sets forth, in reasonable detail, the tax basis of the stock of (i) NWCG Holdings Corporation and (ii) New World Communications Group Incorporated, in each case owned by Fox Television Holdings LLC (such basis, collectively, the “NW Stock Tax Basis”, and such schedule, the “NW Stock Tax Basis Schedule”). Parent shall promptly, but in no event later than 30 days following the receipt of the NW Stock Tax Basis Schedule, notify the Company in writing of any dispute in connection with such NW Stock Tax Basis Schedule. In the event that (i) Parent timely delivers such notice, the amount of the NW Stock Tax Basis shall be determined in accordance with Section 5.23(d) or (ii) Parent does not timely deliver such notice, the NW Stock Tax Basis set forth in NW Stock Tax Basis Schedule shall be deemed finally determined (the NW Stock Tax Basis, as finally determined, the “Final NW Stock Tax Basis”).

(b)        Following the date hereof, the parties hereto shall, and shall cause their respective representatives to, work together in good faith to develop an initial Projected Transaction Tax Model that computes the amount of the Transaction Tax and SpinCo Operational Tax, in each case expected to be incurred (the “Initial Tax Model”). The parties hereto shall, or shall cause their respective representatives to, meet within 30 days from the date hereof to begin such process and continue to work collaboratively to develop the Initial Tax Model expeditiously. The Company shall deliver to Parent a draft of the Initial Tax Model no later than 180 days from the date hereof. The Initial Tax Model shall be computed in accordance with the Company’s past practice with respect to items or Tax positions modeled therein and the Tax treatment set forth in the Preliminary Step Plan, the Amended Step Plan or the Final Step Plan, as applicable. Following the receipt by Parent of the Initial Tax Model, and in connection with Parent’s review thereof, the Company and Parent shall (i) cooperate in accordance with Section 5.23(c) and (ii) work together in good faith to develop an amended Projected Transaction Tax Model, which shall reflect (x) the resolution of any dispute with respect to the Initial Tax Model in accordance with Sections 5.23(b) or 5.23(d), (y) any correction of inaccuracies identified in the Initial Tax Model and (z) updated estimates and projections (such amended Projected Transaction Tax Model, the “Amended Tax Model”). The Company shall deliver a draft of the Amended Tax Model to Parent no later than 60 days following the delivery of the Initial Tax Model. Parent shall promptly, and in no event later than 30 days following its receipt of the Amended Tax Model, notify the Company in writing of any dispute in connection with the Amended Tax Model, which dispute the parties hereto shall promptly resolve in accordance with Section 5.23(d). In the event that (i) Parent timely delivers such notice, any disputed item reflected in the Amended Tax Model shall be determined in accordance with Section 5.23(d) or (ii) Parent does not timely deliver such notice, the Amended Tax Model shall be deemed acceptable to Parent (the Amended Tax Model, as finally determined, the “Closing Tax Model”). The Company and Parent shall work together in good faith to update the Closing Tax Model as appropriate in anticipation of the Closing, and any disputes with respect thereto shall be resolved by the Tax Referee in accordance with Section 5.23(d); provided, however, that all such updates must be made, and all such disputes must be resolved, no later than three business days prior to the Closing Date (the “Tax Model Cutoff Date”). The Closing Tax Model, as updated, shall include final estimates of all the items comprising the Transaction Tax (other than the SpinCo Equity Value and any tax basis attributable to the Cash Payment) no later than the Tax Model Cutoff Date and, except with respect to the SpinCo Equity Value and any tax basis attributable to the Cash Payment, shall be the basis upon which the Transaction Tax is calculated.

(c)        The Company agrees to (i) furnish Parent, in a timely manner, with any information, documents, work papers (including “dynamic” versions), Tax Returns (including XML files) and other materials as Parent may reasonably request for purposes of calculating the Transaction Tax, verifying any item reflected in a Projected Transaction Tax Model or verifying the NW Stock Tax Basis, including providing Parent with any reasonably requested information or explanations of items or Tax positions reflected in the Initial Tax Model, the Amended Tax Model or the Closing Tax Model, (ii) make its employees, representatives and advisors available during normal business hours to provide explanations of documents, work papers, materials and such other information as may be requested in connection with clause (i) above, and (iii) reasonably cooperate in connection with any such matter.

(d)        The parties hereto agree to cooperate and negotiate in good faith to resolve any dispute involving any item reflected in a Projected Transaction Tax Model (a “Tax Dispute”). If any Tax Dispute relates to the proper application of Law, the Company shall be permitted to resolve such dispute with the delivery of, and in accordance with, an opinion, at a “should” level or higher, from Skadden. If the parties hereto are unable to resolve any such Tax Dispute through good faith negotiations or with the delivery of an opinion in accordance with this Section 5.23(d) within 30 days (or such longer period as Parent and the Company shall mutually agree in writing) of the occurrence of such Tax Dispute, Parent and the Company shall promptly submit such Tax Dispute to Deloitte & Touche LLP (the “Tax Referee”). The Tax Referee shall promptly, and in any event within 30 days of the receipt of any Tax Dispute (or sooner as the context may require), make a determination in connection with any such Projected Transaction Tax Model item that is the subject of the Tax Dispute. The parties hereto shall respond promptly to any reasonable request made by the Tax Referee for information, documentation or other relevant materials. The decisions of the Tax Referee shall be final, conclusive and binding. The fees and expenses of the Tax Referee shall be borne equally by Parent and the Company.

(e)        Each of the parties hereto shall use its reasonable best efforts to reduce the amount of any Spin Tax.

(f)        As used in this Agreement, the following terms have the following meanings:

(i)	Transaction Tax.

“Transaction Tax” means the sum of (i) the Spin Tax, (ii) the Closing Date Company Divestiture Tax, (iii) the Unfunded SpinCo Operational Tax and (iv) any Final Company Divestiture Tax Prepayment; provided, however, that the Transaction Tax shall be reduced by any portion of the Transaction Tax (determined without regard to this proviso) that will be imposed on SpinCo or its Subsidiaries on a separate basis following the Closing Date.

(ii)	SpinCo Operational Tax.

“SpinCo Operational Tax” means the excess, if any, of the Aggregate Operational Tax over the Retained Business Operational Tax; provided, however, that the SpinCo Operational Tax shall be reduced by any portion of the SpinCo Operational Tax (determined without regard to this proviso) that will be imposed on SpinCo or its Subsidiaries on a separate basis following the Closing Date.

“Aggregate Operational Tax” means the amount of Taxes that would have been imposed on the Company and its Subsidiaries for all taxable periods or portions thereof beginning on or after the date hereof and ending on the Closing Date assuming that the Transactions had not occurred.

“Retained Business Operational Tax” means the amount of Taxes that would have been imposed on the Company and its Subsidiaries for all taxable periods or portions thereof beginning on or after the date hereof and ending on the Closing Date assuming that (i) the Transactions had not occurred, (ii) all operations of the SpinCo Business had ceased on the beginning of the date hereof and (iii) any non-Tax cost or expense economically borne by SpinCo in accordance with the Separation Principles was not incurred.

“Unfunded SpinCo Operational Tax” has the meaning set forth in the Separation Principles.

(iii) Spin	Tax.

“Spin Tax” means the excess, if any, of (i) the amount of Taxes, based on the SpinCo Enterprise Value, that would have been imposed on the Company and its Subsidiaries for all taxable periods or portions thereof beginning on or after the date hereof and ending on the Closing Date assuming (A) no Required Divestitures had occurred and (B) the Cash Payment (to the extent made) increases SpinCo’s tax asset basis dollar-for-dollar over (ii) the Aggregate Operational Tax; provided, however, that the Spin Tax shall not include any Hook Stock Tax or Hook Stock Restructuring Tax.

(iv) Company	Divestiture Tax.

“Closing Date Company Divestiture Tax” means one-half of the excess, if any, of (i) the amount of Required Pre-Closing Divestiture Tax and Required Post-Closing Divestiture Tax over (ii) $1,500,000,000; provided, however, that the Closing Date Divestiture Tax shall not exceed $1,750,000,000.

“Required Pre-Closing Divestiture Tax” means the excess, if any, of (i) the amount of Taxes imposed on the Company and its Subsidiaries for all taxable periods or portions thereof beginning on or after the date hereof and ending on the Closing Date over (ii) the amount of Taxes that would have been imposed on the Company and its Subsidiaries for all such taxable periods or portions thereof assuming that no Required Divestitures had occurred.

“Required Post-Closing Divestiture Tax” means an amount equal to (a) the gain expected to be recognized by Parent and its Subsidiaries on all Required Divestitures that are expected to occur after Closing other than Post-Closing Consent Decree Divestitures multiplied by (b) the Post-Closing Tax Rate.

“Final Company Divestiture Tax” means one-half of the excess, if any, of (i) the sum of (A) the Required Pre-Closing Divestiture Tax, (B) the Required Post-Closing Divestiture Tax and (C) the Post-Closing Consent Decree Divestiture Tax over (ii) $1,500,000,000; provided, however, that the Final Company Divestiture Tax shall not exceed $1,750,000,000.

“Post-Closing Consent Decree Divestitures” means all Required Divestitures that (a) are not subject to binding contracts that include a fixed price as of the Tax Model Cutoff Date and (b) will occur after the Closing Date pursuant to consent decrees issued by Governmental Entities.

“Post-Closing Consent Decree Divestiture Tax” is an amount equal to (a) the gain recognized by Parent and its Subsidiaries on all Post-Closing Consent Decree Divestitures multiplied by (b) the Post-Closing Tax Rate.

“Post-Closing Tax Rate” means the sum of (i) the Applicable Federal Rate and (ii) the product of (A) one minus the Applicable Federal Rate and (B) the Assumed State Rate.

“Applicable Federal Rate” means the highest marginal U.S. federal income tax rate applicable to corporations in effect, or expected to be in effect, on the date of an applicable Required Divestiture that will, or is expected to, occur after Closing.

“Assumed State Rate” means 5%.

(v) Principles	and Model.

“Tax Calculation Principles” means the principles set forth in this Section 5.23

“Projected Transaction Tax Model” means a dynamic model that the parties hereto will use to calculate the Transaction Tax (and each component thereof) based on the Final NW Stock Tax Basis and reasonable projections, assumptions and estimates, including with respect to (i) the SpinCo Equity Value, (ii) the Closing Date, (iii) the accrual of income, gain, loss, deductions and credits, (iv) the rates at which the Company and its Subsidiaries would be subject to Tax with respect to the income and gain items taken into account in computing the Transaction Tax, (v) any changes to tax asset basis since the date of this Agreement, (vi) in the case of Required Post-Closing Divestiture Taxes, a good faith estimate of the amount and timing of the proceeds to be recognized in the applicable Required Divestitures, (vii) the gross liabilities of SpinCo as calculated for U.S. federal income tax purposes (including, in the case of any unaccrued liabilities, the estimated amount of such liabilities in accordance with Treasury Regulations Section 1.336-3(d)) and (viii) in the case of taxable periods or portions thereof (A) beginning before the date hereof and ending after the date hereof and (B) beginning on or before the Closing Date and ending after the Closing Date, apportioning items of income, gain, deduction, loss or credit based on a hypothetical closing of the books of the Company and its Subsidiaries on the date hereof and on the Closing Date.

(g)        The parties hereto acknowledge and agree that (1) the SpinCo Operational Tax (and each component thereof) and the Transaction Tax (and each component thereof) are each intended to represent a good faith, reasonable estimate of Tax imposed on the Company and its Subsidiaries (and with respect to the Required Post-Closing Divestiture Tax, Parent and its Subsidiaries), as agreed by Parent and the Company in accordance with the Tax Calculation Principles and determined by the Closing Tax Model, (2) the actual amount of any Tax imposed on the Company, Parent and each of their respective Subsidiaries may differ from such estimate and (3) the parties may agree to use certain simplifying assumptions about the amount of income, gain, loss, deduction or credit, and the applicable Tax rate, in the Projected Transaction Tax Model.

Section 5.24.        Divestiture Tax Prepayment. If there are Post-Closing Consent Decree Divestitures, the Company shall have the option to prepay all or a portion of the Final Company Divestiture Tax by delivery of a notice to Parent on or before the Tax Model Cutoff Date that sets forth a specified amount not to exceed the excess, if any, of (i) $1,750,000,000 over (ii) the Closing Date Company Divestiture Tax (the amount specified in such notice, the “Final Company Divestiture Tax Prepayment”).

Section 5.25.        Additional Tax Matters. (a) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact (taking into account the terms contained in the Commercial Term Sheets and the terms of any other agreements or arrangements as described in the Separation Principles) that could reasonably be expected to prevent the Distribution or the Initial Merger and the Subsequent Merger from qualifying for the applicable Intended Tax Treatment. Parent is making the foregoing representation and warranty after consultation with its Tax counsel and with full knowledge of the terms of this Agreement, the Commercial Term Sheets and the Separation Principles.

(b)        Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact (taking into account the terms of the Commercial Term Sheets and the terms of any other agreements or arrangements as described in the Separation Principles) that could reasonably be expected to prevent the Distribution or the Initial Merger and the Subsequent Merger from qualifying for the applicable Intended Tax Treatment. The Company is making the foregoing representation and warranty after consultation with its Tax counsel and with full knowledge of the terms of this Agreement, the Commercial Term Sheets and the Separation Principles.

(c)        Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain the opinion set forth in Section 6.03(c), including by providing the certificates described in Section 6.03(c).

(d)        Each of Parent, the Company and SpinCo shall (and shall cause its respective Subsidiaries to) use its reasonable best efforts to cause the Distribution, the Initial Merger and the Subsequent Merger to qualify for the applicable Intended Tax Treatment, including by not taking any action that could reasonably be expected to prevent such qualification. If either party discovers, after the date of this Agreement, any fact that could reasonably be expected to prevent the Distribution or the Initial Merger and the Subsequent Merger from qualifying for the applicable Intended Tax Treatment, then (i) such party shall, as soon as possible, notify the other party and (ii) the parties shall cooperate in good faith and exercise their reasonable best efforts to effect the Transactions using an alternative structure that would be tax-free to the same extent as would have been the case had the Distribution, the Initial Merger and the Subsequent Merger qualified for the applicable Intended Tax Treatment.

(e)        Beginning on the date that is 90 days following the date on which the S-4 Registration Statement becomes effective, and every 90 days thereafter until the date the Initial Merger is consummated, the Company shall deliver to Parent, and Parent shall deliver to the Company, a certificate, in form and substance reasonably satisfactory to the recipient, stating (i) in the case of the certificate of Parent, that the representation set forth in Section 5.25(a) is true and correct as if made on the date of such certificate and (ii) in the case of the certificate of the Company, that (1) the representation set forth in Section 5.25(b) is true and correct as if made on the date of such certificate and (2) that it has consulted with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Skadden has indicated that it expects to be able to deliver the opinion set forth in Section 6.03(c).

(f)        The Company shall reasonably consult with Parent regarding any material Tax planning strategies or transactions.

Section 5.26.        Sky Acquisition. (a) None of Parent or any of its Subsidiaries shall at any time prior to the First Effective Time: (i) acquire any interest in shares (as such term is defined in the Takeover Code) in Sky plc; (ii) make an offer for the shares in Sky plc; or (iii) other than in respect of the transactions contemplated by this Agreement, take any action that would, or would reasonably be expected to, require Parent or any of its Subsidiaries to make an offer for Sky plc pursuant to the requirements of the Takeover Code, in each case without the prior written consent of the Company.

(b)        In the event that the U.K. Panel on Takeovers and Mergers regards Parent to be acting in concert with the Company in relation to Sky plc, Parent shall not take any action or make any statement which would reasonably be expected to affect the terms, structure or timetable of the Sky Acquisition, or which otherwise would reasonably be expected to result in obligations being imposed on the Company in relation to the Sky Acquisition under the Takeover Code.

ARTICLE VI

Conditions

Section 6.01.        Conditions to Each Party’s Obligation to Effect the Initial Merger and the Company’s Obligation to Effect the Separation and the Distribution. The respective obligation of each party to effect the Mergers and, except with respect to Section 6.01(a), the Company’s obligation to effect the Charter Amendments, the Stock Split, the Separation and the Distribution, is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)        Charter Amendments, Stock Split, Separation and Distribution. The Charter Amendments shall have become effective, the Stock Split shall have occurred and the Separation and the Distribution shall have been consummated.

(b)        Stockholder Consent. This Agreement and the Distribution Merger Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote, the Charter Amendments shall have been approved by a majority of the outstanding Class B Shares entitled to vote, and the Stock Issuance shall have been approved by holders of shares of Parent Common Stock constituting the Parent Requisite Vote.

(c)        Stock Exchange Listings. (i) The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Initial Merger shall have been authorized for listing on the NYSE upon official notice of issuance and (ii) the shares of SpinCo Common Stock issuable to the holders of the Shares pursuant to the Distribution shall have been authorized for listing on the Nasdaq upon official notice of issuance.

(d)        Governmental Consents. (i) The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated, (ii) if required in connection with the consummation of the Mergers and the issuance of shares of Parent Common Stock pursuant to the Initial Merger, all Governmental Consents of the FCC to transfer control of, or assign, licenses and authorizations pursuant to the Communications Act shall have been obtained and (iii) the Governmental Consents applicable to the consummation of the Initial Merger set forth on Section 6.01(d) of the Company Disclosure Letter shall have been obtained (or the applicable waiting period shall have expired or been earlier terminated) (clauses (i)-(iii) collectively, the “Required Governmental Consents”).

(e)        Law; Order. No Governmental Entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions.

(f)        Registration Statements. The Registration Statements shall have become effective under the Securities Act and the Exchange Act, as applicable. No stop order suspending the effectiveness of either Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(g)        Surplus/Solvency Opinion. The Company shall have obtained an opinion in customary form from a nationally recognized valuation or accounting firm or investment bank, as to the adequacy of surplus under Delaware law to effect the Dividend, and as to the solvency of SpinCo and the Company after giving effect to the Dividend, the Stock Split and the Distribution.

(h)        Transaction Documents. The Transaction Documents (other than those executed on or prior to the date hereof) shall have been entered into in accordance with Section 5.21.

Section 6.02.        Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and the Merger Subs to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.02(a), the first sentence of Section 3.02(b) and the fourth sentence of Section 3.02(b) (Capital

Structure) (in the case of the fourth sentence, only as it relates to the Company) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date), (ii) the representations and warranties of the Company set forth in (x) the first sentence of Section 3.06 (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 3.03 (Corporate Authority and Approval; Financial Advisor Opinions) and Section 3.12 (Takeover Statutes) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that, notwithstanding anything herein to the contrary, the condition set forth in this Section 6.02(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 6.02(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 6.02(a) has been satisfied.

(b)        Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)        Government Approvals. No Governmental Consents shall have imposed any Restriction, other than Permitted Restrictions.

(d)        Hook Stock Legal Comfort.

(i)        Parent shall have received the Hook Stock Legal Comfort. Notwithstanding the foregoing:

(A)        if the Company undertakes a Hook Stock Elimination in accordance with Section 5.22(e) following Parent’s written request thereto pursuant to Section 5.22(e), then the condition in Section 6.02(d)(i) shall be deemed satisfied for all purposes of this Agreement;

(B)        if (1) Parent has received the ruling described in Section 6.02(d)(ii)(B) and the opinion described in Section 6.02(d)(ii)(C) but not the opinion described in Section 6.02(d)(ii)(A) and (2) the Anticipated Hook Stock Tax is less than or equal to $750,000,000, then the condition in Section 6.02(d)(i) shall be deemed satisfied for all purposes of this Agreement (subject to the indemnity obligations in the Tax Matters Agreement); and

(C)        if (1) Parent has received the ruling described in Section 6.02(d)(ii)(B) and the opinion described in Section 6.02(d)(ii)(C) but not the opinion described in Section 6.02(d)(ii)(A) and (2) the Anticipated Hook Stock Tax is more than $750,000,000, then either (x) Parent may waive the condition in Section 6.02(d)(i) (subject to the indemnity obligations in the Tax Matters Agreement) or (y) the Company may provide written notice to Parent (in reference to this Section 6.02(d)(i)(C)) that the condition in Section 6.02(d)(i) shall be deemed to be inoperative, in which case the condition in Section 6.02(d)(i) shall be deemed satisfied for all purposes of this Agreement (subject to the indemnity obligations in the Tax Matters Agreement).

(ii)        For purposes of this Agreement, “Hook Stock Legal Comfort” means all of the following:

(A)        a written opinion of Greenwoods, or an Australian senior barrister of Parent’s choice, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Charter Amendments, the Stock Split and the Distribution (or any alternative transactions implemented instead of those transactions (the “Alternative Transactions”)) should not result in any Hook Stock Tax under Australian Tax Law;

(B)        a class ruling issued by the Australian Taxation Office (the “ATO”) in draft form and in effect on the Closing Date, to the effect that holders of all Shares (including, for the avoidance of doubt, the holders of Hook Stock) will be eligible to choose Scrip-For-Scrip Rollover Relief in respect of the Initial Merger; and

(C)        a written opinion of Cravath, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Stock Split, the Distribution and the Mergers will result in no recognition of gain or loss in respect of the Hook Stock for U.S. federal income tax purposes.

(iii)        In rendering the opinions described in clauses (ii)(A) and (ii)(C) above, the Person doing so may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in the certificates of officers of Parent, the Merger Subs, the Company and SpinCo.

(iv)        For purposes of this Agreement, “Australian Tax Law” means a Law of an Australian Governmental Entity relating to Tax, including the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) and includes, for the avoidance of doubt, any anti-avoidance rule and the diverted profits tax imposed under the Diverted Profits Tax Act 2017 (Cth).

(v)        For purposes of this Agreement, “Scrip-For-Scrip Rollover Relief” means the roll-over relief provided pursuant to Subdivision 124-M of the Income Tax Assessment Act 1997 (Cth).

(vi)        For purposes of this Agreement, “Anticipated Hook Stock Tax” means an estimate, as reasonably agreed by Parent and the Company, of the anticipated amount of Hook Stock Tax; provided, that if Parent and the Company are unable to agree on the Anticipated Hook Stock Tax, such amount shall be determined by an accounting firm, law firm or senior barrister, in each case that is nationally recognized in Australia, to be agreed upon by the parties within 60 days hereof.

Section 6.03.        Conditions to Obligation of the Company. The obligation of the Company to effect the Separation and Distribution and the Initial Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties of Parent set forth in the first three sentences of Section 4.02(a) (Capital Structure) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); (ii) the representations and warranties of Parent set forth in (x) the first sentence of Section 4.06 (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 4.03 (Corporate Authority; Approval) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iii) the other representations and warranties of Parent and the Merger Subs set forth in Article IV shall be true and correct in all respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.03(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Parent and the Merger Subs are not so true and correct unless the failure of such representations and warranties of Parent and the Merger Subs to be so true and correct (read for purposes of this Section 6.03(a)(iii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent and the Merger Subs by executive officers of Parent and the Merger Subs to the effect that the condition set forth in this Section 6.03(a) has been satisfied.

(b)        Performance of Obligations of Parent and Merger Subs. Each of Parent and the Merger Subs shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and the Merger Subs by executive officers of Parent and the Merger Subs to such effect.

(c)        Tax Opinion. The Company shall have received a written opinion of Skadden, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Distribution will qualify as a transaction under Section 355(a) of the Code, and (ii) the Initial Merger and the Subsequent Merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in the Stockholder Representation Certificates and in certificates of officers of Parent, the Merger Subs, the Company and SpinCo; provided, that if Skadden cannot deliver such opinion as a result of a failure of any stockholder of the Company who provided a representation to Skadden at the time of the execution of this Agreement or that is a party to the Voting Agreement to deliver the Stockholder Representation Certificate or such other representations as Skadden may reasonably require for purposes of its opinion (or the failure of an officer of the Company or SpinCo to deliver representations regarding knowledge or awareness of the matters addressed in the Stockholder Representation Certificates or such other representations), then the condition in this Section 6.03(c), shall be deemed satisfied for all purposes of this Agreement.

ARTICLE VII

Termination

Section 7.01.        Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company or the approval of the Stock Issuance by the stockholders of Parent referred to in Section 6.01(b), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

Section 7.02.        Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time by action of the Board of Directors of either Parent or the Company if:

(a)        the Initial Merger shall not have been consummated by 11:59 p.m. (New York City time) on December 13, 2018 (the “Initial Termination Date”, and as it may be extended below, the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company or the approval of the Stock Issuance by the stockholders of Parent referred to in Section 6.01(b); provided that if on such date any of the Required Governmental Consents shall not have been obtained and all of the other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place), the Initial Termination Date may be extended by either Parent or the Company to 11:59 p.m. (New York City time) on June 13, 2019 (the “First Extended Termination Date”); provided, further, that if on such extended date any of the Required Governmental Consents shall not have been obtained and all of the other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing provided that such conditions were then capable of being satisfied if the Closing had taken place), the First Extended Termination Date may be extended by either Parent or the Company to 11:59 p.m. (New York City time) on December 13, 2019 (the “Second Extended Termination Date”); provided, further, that if the condition set forth in Section 6.01(e) is not satisfied as of the applicable Termination Date because a Governmental Entity of a competent jurisdiction (other than those Governmental Entities set forth on Section 6.01(d) of the Company Disclosure Letter) shall have enacted, issued, promulgated, enforced or entered any Order that is not final and non-appealable (and all of the other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place), then the Initial Termination Date, the First Extended Termination Date or the Second Extended Termination Date, as applicable, shall be extended until the earliest of (i) six months after the applicable Termination Date , (ii) two business days following such earlier date on which the Subsequent Merger is required to occur and (iii) the date such Order becomes final and non-appealable.

(b)        the adoption of this Agreement by the stockholders of the Company referred to in Section 6.01(b) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken;

(c)        the approval of the Stock Issuance by the stockholders of Parent referred to in Section 6.01(b) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the approval of the Stock Issuance was taken; or

(d)        any Law or Order enacted, issued, promulgated, enforced or entered by a Governmental Entity of a competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company or the approval of the Stock Issuance by the stockholders of Parent referred to in Section 6.01(b);

provided that the right to terminate this Agreement pursuant to Section 7.02(a) or Section 7.02(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Mergers to be consummated.

Section 7.03.        Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time by action of the Board of Directors of the Company if:

(a)        the Board of Directors of Parent shall have made a Parent Change in Recommendation; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 7.03(a) if the Parent Requisite Vote has been obtained; or

(b)        there has been a breach of any representation, warranty, covenant or agreement made by Parent or the Merger Subs in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 6.03(a) or 6.03(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured following written notice to Parent from the Company of such breach or failure by the earlier of (x) the 30th day following such written notice and (y) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03 if the Company is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in a manner such that the conditions set forth in Sections 6.02(a) or 6.02(b) would not be satisfied (unless capable of being cured within 30 days).

(c)        at any time prior to the Company Requisite Vote being obtained, (i) if the Board of Directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.02, to enter into an Alternative Company Acquisition Agreement with respect to a Company Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.02, enters into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.05(b).

Section 7.04.        Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time by action of the Board of Directors of Parent if:

(a)        the Board of Directors of the Company shall have made a Company Change in Recommendation; provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 7.04(a) if the Company Requisite Vote has been obtained; or

(b)        there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured following notice to the Company from Parent of such breach or failure by the earlier of (x) the 30th day following such notice and (y) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if Parent is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in a manner such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied (unless capable of being cured within 30 days).

(c)        at any time prior to the Parent Requisite Vote being obtained, (i) if the Board of Directors of Parent authorizes Parent, to the extent permitted by and subject to complying with the terms of Section 5.03, to enter into an Alternative Parent Acquisition Agreement with respect to a Parent Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, Parent, subject to complying with the terms of Section 5.03, enters into an Alternative Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 7.05(c).

Section 7.05.        Effect of Termination and Abandonment. (a) In the event this Agreement is terminated pursuant to this Article VII, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 7.05 and as set forth in Section 8.01, shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided that no such termination shall relieve (i) the Company from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.05(b) or (ii) Parent from any obligation to pay, if applicable, the Parent Termination Fee or the Parent Regulatory Termination Fee pursuant to Section 7.05(c); provided, further, that if (x) such termination resulted, directly or indirectly, from an Intentional Breach or (y) an Intentional Breach shall cause the Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all damages (including Derivative Damages), costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of such breach.

(b)        If this Agreement is terminated (x) by Parent pursuant to Section 7.04(a) (Company Change in Recommendation), (y) by the Company or Parent pursuant to Section 7.02(b) (Company Stockholder Vote) at a time when Parent had the right to terminate pursuant to Section 7.04(a) (Company Change in Recommendation) or (z) by the Company pursuant to Section 7.03(c) (Termination for Superior Company Proposal), then the Company shall, within two business days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by Parent, or concurrently with such termination in the case of clause (z) or in the case of clause (y) with respect to a termination by the Company, pay Parent a fee equal to $1,525,000,000 (the “Company Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.02(a) (Termination Date) or 7.02(b) (Company Stockholder Vote) or (B) by Parent pursuant to Section 7.04(b) (Company Breach) in respect of any covenant of the Company, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Company Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Acquisition Proposal or, in the case of termination by Parent pursuant to Section 7.04(b) (Company Breach), a Company Acquisition Proposal shall have been made publicly or privately to the Board of Directors of the Company, (iii) in the case of a termination pursuant to Section 7.02(a) (Termination Date), the conditions set forth in Sections 6.01(d) (Governmental Consents), 6.01(e) (Law; Order) and 6.02(c) (Government Approvals) shall have been satisfied, and (iv) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 7.05(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall pay the Company Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 7.05(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(d), except that the references to “20% or more” shall be deemed to be references to “more than 50%” and references to “(using the consolidated total assets of the Retained Business as the denominator for purposes of calculating such percentage)” shall be deemed to be deleted. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)        If this Agreement is terminated (x) by the Company pursuant to Section 7.03(a) (Parent Change in Recommendation), (y) by Parent or the Company pursuant to Section 7.02(c) (Parent Stockholder Vote) at a time when the Company had the right to terminate pursuant to Section 7.03(a) (Parent Change in Recommendation) or (z) by Parent pursuant to Section 7.04(c) (Termination for Superior Parent Proposal), then Parent shall, within two business days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by the Company, or concurrently with such termination in the case of clause (z) or clause (y) with respect to a termination by Parent, pay the Company a fee equal to $1,525,000,000 (the “Parent Termination Fee”). In addition, if (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.02(a) (Termination Date) or 7.02(c) (Parent Stockholder Vote) or (B) by the Company pursuant to Section 7.03(b) (Parent Breach) in respect of any covenant of Parent or a Merger Sub, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Parent Acquisition Proposal shall have been publicly made to Parent or any of its Subsidiaries or shall have been made directly to Parent’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Parent Acquisition Proposal or, in the case of termination by the Company pursuant to Section 7.03(b) (Parent Breach), a Parent Acquisition Proposal shall have been made publicly or privately to the Board of Directors of Parent, (iii) in the case of a termination pursuant to Section 7.02(a) (Termination Date), the conditions set forth in Sections 6.01(d) (Governmental Consents), 6.01(e) (Law; Order) and 6.02(c) (Government Approvals) shall have been satisfied, and (iv) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 7.05(c), Parent consummates a Parent Acquisition Proposal or enters into an agreement contemplating a Parent Acquisition Proposal, then Parent shall pay the Parent Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 7.05(c), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.03(d), except that (1) the references to “20% or more” shall be deemed to be references to “more than 50%” and (2) “Parent Acquisition Proposal” shall be read without giving effect to clause (i)(2) or (ii)(2) thereof. If this Agreement is terminated by the Company or Parent (i) pursuant to Section 7.02(d) (Law; Final and Non-Appealable Order) as the result of any applicable Antitrust Law, Communications Law or Foreign Regulatory Law or an Order imposed by a Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws, Communications Laws or Foreign Regulatory Laws (each, a “Governmental Regulatory Entity”) with respect to an Antitrust Law, Communications Law or Foreign Regulatory Law or (ii) pursuant to Section 7.02(a) (Termination Date) and, at the time of such termination, one or more of the conditions set forth in Section 6.01(d) or Section 6.01(e) (as the result of any applicable Antitrust Law, Communications Law or Foreign Regulatory Law or an Order imposed by a Governmental Regulatory Entity with respect to an Antitrust Law, Communications Law or Foreign Regulatory Law) or Section 6.02(c) was not satisfied and, in the case of each of (i) or (ii), at the time of such termination (A) all of the other conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place) and (B) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have proximately contributed to the imposition of the Order referred to in clause (i) or the failure of the conditions referred to in clause (ii) above, as applicable, then Parent shall, within two business days after such termination, pay the Company a fee equal to $2,500,000,000 (the “Parent Regulatory Termination Fee”). In no event shall Parent be required to pay (I) the Parent Termination Fee on more than one occasion or (II) both the Parent Termination Fee and the Parent Regulatory Termination Fee. Notwithstanding anything to the contrary in this Section 7.05(c), if the Parent Termination Fee becomes payable at a time when Parent is in breach of its obligations pursuant to Section 5.06 such that the Company would have the right to terminate this Agreement pursuant to Section 7.03(b), Parent shall instead pay the Company the Parent Regulatory Termination Fee (or, if Parent has already paid the Parent Termination Fee, an amount equal to the Parent Regulatory Termination Fee minus the Parent Termination Fee).

(d)        Each party acknowledges that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the Company Termination Fee, if any, or if Parent fails to pay promptly the Parent Termination Fee or the Parent Regulatory Termination Fee, if any (any such amount, a “Payment”), and, in order to obtain such Payment, the party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank N.A. in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(e)        Sole and Exclusive Monetary Remedy.

(i)        Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.14, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.05(b), under circumstances in which such fee is payable in accordance with this Agreement, shall constitute the sole and exclusive monetary remedy of Parent and the Merger Subs against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 5.07, 5.11, 5.16, 5.22(a) or 5.24 except that, to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by the Company or such Intentional Breach by the Company shall cause the Closing not to occur as provided under Section 7.05(a), Parent shall be entitled to the payment of the Company Termination Fee (to the extent owed pursuant to Section 7.05(b)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Company Termination Fee previously paid by the Company).

(ii)        Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.14, the Company’s right to receive payment from Parent of the Parent Termination Fee or Parent Regulatory Termination Fee pursuant to Section 7.05(c), under circumstances in which such fee is payable in accordance with this Agreement, shall constitute the sole and exclusive monetary remedy of the Company and its stockholders against Parent and its Subsidiaries (including the Merger Subs) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Parent Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 5.07, 5.11, 5.16, 5.22(a) or 5.22(f), except that to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by Parent or any Merger Sub or such Intentional Breach by Parent or any Merger Sub shall cause the First Effective Time not to occur as provided under Section 7.05(a), the Company shall be entitled to the payment of the Parent Termination Fee or Parent Regulatory Termination

Fee (to the extent owed pursuant to Section 7.05(c)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Parent Termination Fee or Parent Regulatory Termination Fee paid by Parent).

ARTICLE VIII

Miscellaneous and General

Section 8.01.        Survival. This Article VIII and the agreements of Parent and the Merger Subs contained in Article II and Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers. This Article VIII (other than Section 8.02 (Modification or Amendment), Section 8.03 (Waiver) and Section 8.13 (Assignment)) and the agreements of the Company, Parent and the Merger Subs contained in Section 5.07(b) (Access, Consultation), Section 5.11 (Expenses), Section 5.16(h) (Company Financing Indemnification), Section 5.16(j) (Parent Financing Indemnification), Section 7.05 (Effect of Termination and Abandonment), the indemnification obligation set forth in Section 5.22(f) (Hook Stock) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Mergers or the termination of this Agreement. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the First Effective Time.

Section 8.02.        Modification or Amendment. Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the First Effective Time, this Agreement (including any Schedule hereto) may only be amended, modified or supplemented in a writing signed on behalf of each of Parent and the Company.

Section 8.03.        Waiver. (a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any waiver pursuant to this Section 8.03 shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of another term or condition of this Agreement.

Section 8.04.        Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.05.        Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Except as contemplated in Section 5.21 and Section 5.23, in any action or proceeding between the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in

Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 8.06 shall be effective service of process for any such action.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

Section 8.06.        Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

(a)	if to Parent or the Merger Subs

The Walt Disney Company

500 South Buena Vista Street

Burbank, CA 91521

Attention:         Senior Executive Vice President and Chief Strategy Officer

                          Associate General Counsel

Email:               kevin.mayer@disney.com

                           james.kapenstein@disney.com

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:         Faiza J. Saeed, Esq.

                          Eric L. Schiele, Esq.

Email:              fsaeed@cravath.com

                          eschiele@cravath.com

(b)	if to the Company

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY

Attention:         General Counsel

Email:               gzweifach@21cf.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates

4 Times Square

New York, NY 10036

Attention:            Howard L. Ellin, Esq.

                    Brandon Van Dyke, Esq.

Email:                  howard.ellin@skadden.com

                     brandon.vandyke@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.07.        Entire Agreement. This Agreement, including the Annexes and Exhibits attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 8.08.        No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) (which shall be enforceable by the Indemnified Parties), (b) from and after the First Effective Time, the right of the Company’s stockholders to receive the Merger Consideration after the First Effective Time, (c) from and after the First Effective Time, the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 2.05 after the First Effective Time, (d) the right of the Company, on behalf of the holders of the Shares and the holders of awards under the Company Stock Plans, as applicable, to pursue damages (including damages for their loss of economic benefits from the transactions contemplated by this Agreement) (“Derivative Damages”) in the event of Parent’s, Corporate Sub’s or Merger LLC’s breach of this Agreement, which right is hereby acknowledged and agreed by Parent and each Merger Sub (provided that this clause is not intended, and under no circumstances shall be deemed, to create any right of the holders of the Shares or the holders of awards under the Company Stock Plans to bring an action against Parent, Corporate Sub or Merger LLC pursuant to this Agreement or otherwise), (e) as provided in Section 5.16 (Financing) (which shall be enforceable by the Section 5.16 Indemnitees) and (f) as provided in Section 5.22(f) (Hook Stock) (which shall be enforceable by the Hook Stock Indemnitees).

Section 8.09.        Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the First Effective Time or the Second Effective Time, on the part of the Initial Surviving Company or the Final Surviving Entity, as applicable, to cause such Subsidiary to take such action.

Section 8.10.        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.11.        Definitions. For purposes of this Agreement:

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Affiliation Agreements” means affiliation, distribution Contracts (including multiplatform video distribution Contracts) for the distribution of multichannel video programming services with a video programming distributor, including cable systems, SMATV, open video systems and MMDS, MDS and DBS systems, wireless and broadband, or a streaming or “over the top” multichannel video programming service provider, in each case, for the distribution of such programming services, and any correspondence or writings amending the foregoing.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Australian Private Rulings” means (i) a private ruling issued by the ATO, in effect on the Closing Date, confirming that the Hook Stock Charter Amendment, the Stock Split and the Distribution or any Alternative Transactions will not result in any Hook Stock Tax under Australian Tax Law and (ii) a private ruling issued by the ATO, in effect on the Closing Date, confirming that (A) the Australian holders of Hook Stock will be eligible to choose Scrip-For-Scrip Rollover Relief in respect of the Initial Merger and (B) no Hook Stock Tax otherwise arises under Australian Tax Law in respect of the Initial Merger.

“Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the 15 consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the First Effective Time.

“Bridge Facility” means that certain Bridge Credit Agreement, dated as of December 15, 2016, among 21st Century Fox America, Inc., as borrower, the Company, as parent guarantor, the lenders party thereto, Goldman Sachs Bank USA, Deutsche Bank AG Cayman Islands Branch and J.P. Morgan Europe Limited, as co-administrative agents, and J.P. Morgan Europe Limited, as designated agent.

“business day” means any day of the year other than (a) a Saturday or a Sunday or (b) a day on which banks are required or authorized by Law to be closed in New York City.

“Commercial Agreements” means definitive agreements prepared pursuant to Section 5.21 memorializing the terms contained in the Commercial Term Sheets.

“Commercial Term Sheets” means the term sheets attached hereto as Exhibit III setting forth the principal terms in accordance with which the Commercial Agreements shall be prepared pursuant to Section 5.21.

“Company Deferred Stock Units” means an award of Company deferred stock units held by the Company’s non-employee directors.

“Company Equity Award” means each Company Deferred Stock Unit, each Company Restricted Stock Unit and each Company Performance Stock Unit.

“Company Indentures” means the Indenture, dated as of January 28, 1993, by and among 21st Century Fox America, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as trustee, as supplemented from time to time; the Amended and Restated Indenture, dated as of March 24, 1993, by and among 21st Century Fox America, Inc., as issuer, the guarantors named therein and The Bank of New York, as trustee, as supplemented from time to time; and the Indenture, dated as of August 25, 2009, as amended and restated on February 16, 2011, by and among 21st Century Fox America, Inc., as issuer, the guarantor named therein and The Bank of New York Mellon, as trustee, as supplemented from time to time; and any other indenture or similar agreement entered into by the Company or 21st Century Fox America, Inc. following the execution of this Agreement and on or prior to the Closing Date governing notes, debentures or other debt securities issued in a capital markets debt financing.

“Company Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the Transactions, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Retained Business, taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Retained Business operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Retained Business operates, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Retained Business to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on Nasdaq, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents, including the Permitted Restrictions, (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Company Material Adverse Effect” in Section 3.04), (11) any failure of a Sky Acquisition to be consummated or any other failure of the Company to acquire any shares of Sky plc or any actions taken by the Company to comply with a remedy imposed by, or reasonably expected to be imposed by, a Governmental Entity, by order, consent decree, hold separate order, trust or otherwise with respect to a Sky Acquisition (any such event, a “Sky Event”); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a materially disproportionate adverse effect on the Retained Business, taken as a whole, relative to other participants in the industries in which the Retained Business operates, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Market Capitalization” means the sum of (i) the product of (A) the VWAP of a share of Class A Common Stock (based on regular-way trading) over the Stock Split Valuation Period and (B) the average number of shares of Class A Common Stock determined on a fully diluted basis over the Stock Split Valuation Period, and (ii) the product of (x) the VWAP of a share of Class B Common stock (based on regular-way trading) over the Stock Split Valuation Period and (y) the average number of shares of Class B Common Stock determined on a fully diluted basis over the Stock Split Valuation Period. All Hook Stock will be ignored for purposes of this definition.

“Company Overview Presentation” means the Company Overview of the Company, dated October 2017, which has been provided to Parent prior to the date of this Agreement.

“Company Performance Stock Units” means an award of performance stock units in respect of shares of Class A Common Stock, the vesting of which is conditioned in whole or part on the satisfaction of performance criteria.

“Company Restricted Stock Units” means an award of restricted stock units in respect of shares of Class A Common Stock (other than any such units held by the Company’s non-employee directors), the vesting of which is conditioned solely on the passage of time.

“Company Stock Plans” means the Company’s 2013 Long-Term Incentive Plan (the “2013 Company Stock Plan’) and the News Corporation 2005 Long-Term Incentive Plan, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 1, 2017, between the Company and Parent.

“Cooperation Agreement” means the Cooperation Agreement dated December 15, 2016 by and between the Company and Sky plc (as it may be amended from time to time in accordance with this Agreement).

“Distribution Merger Sub” means a wholly owned Subsidiary of the Company, to be formed as a Delaware corporation prior to the Distribution.

“Environmental Law” means any Law or Order relating to the protection, investigation or restoration of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety.

“Exploitation” (including, with correlative meaning, the term “Exploit”) means the release, exhibition, performance, projection, broadcast, telecast, transmission, promotion, publicizing, advertisement, rental, lease, licensing, sublicensing, sale, transfer, disposition, distribution, sub-distribution, commercializing, merchandising, creation, development, production, marketing, use, exercise, trading in, turning to account, dealing with and in and otherwise exploiting in any form and any and all media now known or hereafter devised of any asset or portions thereof, or any rights therein or relating thereto, including the right to develop, produce and distribute subsequent and/or derivative productions based thereon.

“Export and Sanctions Regulations” means the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of Treasury.

“GAAP” means U.S. generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Consents” shall mean all consents, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the First Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of any Transaction Document and the consummation of the Transactions.

“Hazardous Substance” means any substance regulated under Environmental Law as being harmful or hazardous to human health or the environment including those listed, classified or regulated as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, polychlorinated biphenyls or radioactive materials.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing or financial position of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; provided that “Indebtedness” shall not include any profit participation rights, film or television financing partnerships, contractual arrangements for film or television financing or Programming Liabilities.

“Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including rights in (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (“Trademarks”); (B) inventions and discoveries and improvements thereto, whether patentable or not, and all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (C) trade secrets and related confidential and proprietary know-how (including all confidential and proprietary ideas, concepts, research and development, plans, proposals and processes), schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists, supplier lists and all other confidential information and proprietary information (“Trade Secrets”); (D) published and unpublished copyrightable works of authorship in any media (including software, source code, object code, algorithms, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); and (E) all derivative, compilation and ancillary rights of every kind, related to Copyrights; and (F) moral rights, rights of publicity and rights of privacy. For the avoidance of doubt, the term “Intellectual Property”, when used with respect to the Company or any of its Subsidiaries, includes all such rights of the Company and its Subsidiaries in and to the Programs and Library Tangible Assets.

“Key Affiliation Agreements” means the Affiliation Agreements of the Company and its Subsidiaries with the greatest total domestic annual revenue attributable to Retained Business channels which, in the aggregate, account for more than 80% of the total domestic annual revenue attributable to Retained Business channels, in each case measured by fiscal year 2018 revenue.

“Knowledge of the Company” means the actual knowledge of the individuals identified on Section 8.11(i) of the Company Disclosure Letter.

“Knowledge of Parent” means the actual knowledge of the individuals identified on Section 8.11 of the Parent Disclosure Letter.

“Library Pictures” means any and all completed audio, visual and/or audiovisual works which the Company or any of its Subsidiaries Exploits or has the right to Exploit, including any motion pictures, films, movies-of-the-week, television programs, shows, series, mini-series, episodes, pilots, specials, documentaries, cartoons, compilations, promotional films, clips, trailers and shorts and any other programs or audio-visual works, whether animated, live action or both, in any form or any medium, whether now known or hereafter developed (including theatrical, videocassette, videodisc and other home video, network, free, cable, pay, satellite, syndication, and/or any other television medium, pay-per-view, video-on-demand, advertising-supported-video-on-demand, subscription on-demand, subscription video-on-demand, electronic sell through, Internet, mobile device and other new media), in each case whether recorded digitally, on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed.

“Library Tangible Assets” means all physical properties of, or relating to, any Program, including prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promotions and other advertising, marketing and publicity materials, stock footage, trims, tabs, outtakes, cells, drawings, storyboards, models, sculptures, puppets, sketches, and continuities, including any of the foregoing in the possession, custody or control of the Company or any of its Subsidiaries, or in the possession of their respective assigns or any film laboratories, storage facilities or other Persons.

“Nasdaq” means The Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Parent Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of Parent or the Merger Subs to consummate the Transactions, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent and its Subsidiaries (excluding, after the First Effective Time, the Initial Surviving Company), taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which Parent or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the shares of Parent Common Stock, or a change in the trading volume of such shares, on the NYSE, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Parent Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents, including the Permitted Restrictions or (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Parent Material Adverse Effect” in Section 4.04); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any data or information in any media that can be used on its own or with other information to identify, contact or locate an individual, including any such other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ published privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that can be used on its own or with other information to identify, contact or locate an individual).

“Programming Liabilities” means all obligations incurred in the ordinary course of business consistent with past practice to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise Exploit print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for Exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created, other than any such obligations for borrowed money or guarantees of borrowed money.

“Programs” means any and all Library Pictures, Works in Progress and Unproduced Properties of the Company or any of its Subsidiaries.

“Retained Business” means the Company and its Subsidiaries and the respective businesses thereof, other than the SpinCo Business.

“Retained Subsidiaries” means the Subsidiaries of the Company, other than SpinCo and the SpinCo Subsidiaries.

“Revolving Facility” means that certain Amended and Restated Credit Agreement, dated as of May 21, 2015, among 21st Century Fox America, Inc., as borrower, the Company, as parent guarantor, the lenders party thereto, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, and JPMorgan Chase Bank, N.A., as designated agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of December 22, 2016, among 21st Century Fox America, Inc., as borrower, the Company, as parent guarantor, and the lenders party thereto.

“Secretary of State Undertakings” means the Undertakings in Lieu given by 21st Century Fox, Inc. pursuant to para. 3 of Schedule 2 of Enterprise Act (Protection of Legitimate Interests) Order 2003 provided to the Secretary of State, as published on June 29, 2017.

“Separation” has the meaning set forth in the Separation Principles.

“Significant Subsidiary” means any Subsidiary of a Person that constitutes a “significant subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X.

“Sky Acquisition” means any proposed or actual acquisition of additional shares in Sky plc by the Company or any of its Subsidiaries, and any agreement or offer related to the foregoing, including the Company’s proposed acquisition of the fully diluted share capital of Sky plc which the Company does not already own, whether through a scheme of arrangement, offer or otherwise.

“SpinCo” means a wholly owned Subsidiary of the Company, to be formed as a Delaware corporation prior to the Separation.

“SpinCo Business” has the meaning set forth in the Separation Principles.

“SpinCo Class A Common Stock” means the Class A shares of common stock of SpinCo.

“SpinCo Class B Common Stock” means the Class B shares of common stock of SpinCo.

“SpinCo Common Stock” means the SpinCo Class A Common Stock and the SpinCo Class B Common Stock.

“SpinCo Enterprise Value” means the sum of (i) the SpinCo Equity Value and (ii) the gross liabilities of SpinCo determined pursuant to the Closing Tax Model, as agreed by Parent and the Company in accordance with the Tax Calculation Principles.

“SpinCo Equity Value” means the sum of (i) the product of (A) the VWAP of a share of SpinCo Class A Common Stock on the day of the Distribution and (B) the total number of shares of SpinCo Class A Common Stock issued in the Distribution, as adjusted so that such number is determined on a fully diluted basis and (ii) the product of (A) the VWAP of a share of SpinCo Class B Common Stock on the day of the Distribution and (B) the total number of shares of SpinCo Class B Common Stock issued in the Distribution, as adjusted so that such number is determined on a fully diluted basis.

“SpinCo Subsidiaries” means has the meaning set forth in the Separation Principles.

“Stockholder Representation Certificate” means a certificate of representations, executed by a stockholder of the Company that is a party to the Voting Agreement, described in Section 12 of the Voting Agreement.

“Stock Split Multiple” means the quotient of (i) the Company Market Capitalization, divided by (ii) the excess of the Company Market Capitalization over the When-Issued SpinCo Market Capitalization.

“Stock Split Valuation Period” means the five-day trading period ending on and including the trading day immediately prior to the date of the Distribution (or, if the SpinCo Common Stock trades (on a when-issued basis) for fewer than five days before the date of the Distribution, the entire period during which the SpinCo Common Stock trades prior to the date of the Distribution).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (notwithstanding anything to the contrary contained herein, none of Sky plc nor any of its Subsidiaries shall be considered a Subsidiary of the Company for purposes of this Agreement).

“Takeover Code” means the UK City Code on Takeovers and Mergers.

“Tax” means all forms of taxation or duties imposed by any Governmental Entity, or required by any Governmental Entity to be collected or withheld, together with any related interest, penalties or additions.

“Tax Matters Agreement” means the tax matters agreement, to be entered into between the Company and SpinCo in connection with the Distribution, prepared in accordance with the Tax Matters Agreement Principles.

“Tax Matters Agreement Principles” means the principles set forth on Exhibit II hereto.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) with respect to Taxes required or permitted to be supplied to any Governmental Entity.

“Trading Day” means (a) with respect to Parent Common Stock, a day on which shares of Parent Common Stock are traded on the NYSE and (b) with respect to SpinCo Common Stock, a day on which shares of SpinCo Common Stock are traded on Nasdaq.

“Transaction Documents” means this Agreement, the Separation Agreement, the Tax Matters Agreement, the Commercial Agreements and the Confidentiality Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Separation, the Distribution and the Mergers.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Unproduced Properties” means those visual, literary, dramatic, musical or other materials in which the Company or any of its Subsidiaries Exploits or has the right to Exploit and for which development has not been abandoned as of the date hereof (A) upon which principal photography has not yet commenced on or prior to the date hereof and (B) which if produced and completed would otherwise constitute Library Pictures.

“VWAP” means the volume weighted average trading price of a publicly-traded share of equity interests in a Person as reported by Bloomberg, L.P. (which VWAP, if calculated for a multi-day period, shall be based on all trades during the primary trading session from 9:30 a.m., New York City time, to 4:00 p.m. New York City time for such period, and not an average of daily averages) or, if not reported therein, in another authoritative source mutually selected by Parent and the Company.

“When-Issued SpinCo Market Capitalization” means the sum of (i) the product of (A) the VWAP of a share of SpinCo Class A Common Stock (based on when-issued trading) over the Stock Split Valuation Period and (B) the total number of shares of SpinCo Class A Common Stock to be issued in the Distribution, as adjusted so that such number is determined on a fully diluted basis and (ii) the product of (x) the VWAP of a share of SpinCo Class B Common Stock (based on when-issued trading) over the Stock Split Valuation Period and (y) the total number of shares of SpinCo Class B Common Stock to be issued in the Distribution, as adjusted so that such number is determined on a fully diluted basis.

“Works in Progress” means all literary, dramatic, audio, visual and/or audiovisual works of any kind or character which the Company or any of its Subsidiaries Exploits or has the right to Exploit, and (A) which have been greenlighted or which are in current production or post-production and have not been abandoned, and (B) which are not complete and which, if completed, would otherwise constitute Library Pictures.

“YES Facility” means that certain Credit Agreement, dated as of November 18, 2014, among Yankees Entertainment and Sports Network, LLC, as the borrower, the guarantors party thereto, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent and collateral agent.

Section 8.12.        Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to the determination of any period of time, the word “from” means “from and including”. The terms “Dollars” and “$” mean United States Dollars. References to “written” or “in writing” include in electronic form. References herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to any Law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(b)        The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.13.        Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided that Parent may designate (a) prior to the First Effective Time, by written notice to the Company, another Subsidiary all of the common equity of and voting interest in which are owned directly or indirectly by Parent to be a party to the Initial Merger in lieu of Corporate Sub or (b) prior to the Second Effective Time, by written notice to the Company, another Subsidiary all of the limited liability company interests in which are owned directly or indirectly by Parent to be a party to the Subsequent Merger in lieu of Merger LLC, in which case of clause (a) or (b), all references herein to Corporate Sub or Merger LLC, as applicable, shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Corporate Sub or Merger LLC as of the date of this Agreement) and all representations and warranties made herein with respect to Corporate Sub or Merger LLC (other than the representations and warranties set forth in Section 4.02(b)) as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

Section 8.14.        Specific Performance. (a) The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties accordingly agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.05 of this

Agreement, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)        To the extent any party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 business days, or (ii) such other time period established by the court presiding over such Proceeding.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Twenty-First Century Fox, Inc.,

by	/s/ Janet Nova
	Name:	Janet Nova
	Title:	Executive Vice President and Deputy Group General Counsel

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

The Walt Disney Company,

by	/s/ Kevin A. Mayer
	Name:	Kevin A. Mayer
	Title:	Senior Executive Vice President and Chief Strategy Officer

TWC Merger Enterprises 1, LLC,

by	/s/ Kevin A. Mayer
	Name:	Kevin A. Mayer
	Title:	President

TWC Merger Enterprises 2 Corp.,

by	/s/ James M. Kapenstein
	Name:	James M. Kapenstein
	Title:	Senior Vice President

ANNEX A

INDEX OF DEFINED TERMS

Term	Section

Additional Contract	3.11(b)
Affiliate	8.11
Affiliation Agreements	8.11
Aggregate Operational Tax	5.23(f)(ii)
Agreement	Preamble
Alternative Company Acquisition Agreement	5.02(e)
Alternative Parent Acquisition Agreement	5.03(e)
Alternative Transactions	6.02(d)(ii)(A)
Amended Step Plan	5.21(c)(i)
Amended Tax Model	5.23(b)
Anticipated Hook Stock Tax	6.02(d)(vi)
Antitrust Laws	8.11
Applicable Date	3.05(a)
Applicable Federal Rate	5.23(f)(iv)
Assumed State Rate	5.23(f)(iv)
ATO	6.02(d)(ii)(B)
Australian Private Rulings	8.11
Australian Tax Law	6.02(d)(iv)
Average Parent Stock Price	8.11
Bankruptcy and Equity Exception	3.03
Base Exchange Ratio	2.02(a)(i)
Bridge Facility	8.11
business day	8.11
Bylaws	1.05(a)
Cash Payment	2.01(e)
Certificate	2.02(a)(i)
Certificate of Incorporation	1.04(a)
Charter Amendment Stockholder Approvals	Recitals
Charter Amendments	Recitals
Class A Common Stock	2.02(a)(i)
Class A Share	2.02(a)(i)
Class B Common Stock	2.02(a)(i)
Class B Share	2.02(a)(i)
Closing	1.02
Closing Date	1.02
Closing Date Company Divestiture Tax	5.23(f)(iv)
Closing Tax Model	5.23(b)
Code	Recitals
Commercial Agreements	8.11
Commercial Term Sheets	8.11
Common Stock	2.02(a)(i)
Communications Act	3.04(a)
Communications Laws	3.04(a)
Company	Preamble
Company Acquisition Proposal	7.05(b), 5.02(d)

Annex A-1

Term	Section
Company Balance Sheet	3.07
Company Bylaws	3.04(b)
Company Change in Recommendation	5.02(f)
Company Charter	3.04(b)
Company Deferred Stock Units	8.11
Company Disclosure Letter	III
Company EBITDA	5.06(b)
Company Employees	3.08(a)
Company Equity Award	8.11
Company ERISA Affiliate	3.08(d)
Company ERISA Plan	3.08(c)
Company Indentures	8.11
Company Market Capitalization	8.11
Company Material Adverse Effect	8.11
Company Multiemployer Plan	3.08(e)
Company Overview Presentation	8.11
Company Pension Plan	3.08(c)
Company Performance Stock Units	8.11
Company Plan	3.08(a)
Company Recommendation	3.03
Company Related Parties	7.05(e)(i)
Company Reports	3.05(a)
Company Requisite Vote	3.03
Company Restricted Stock Units	8.11
Company Retained IP	3.15(b)
Company Stockholders Meeting	5.05(a)
Company Superior Proposal	5.02(d)
Company Superior Proposal Termination	5.02(f)
Company Termination Fee	7.05(b)
Confidentiality Agreement	8.11
Continuation Period	5.10(a)
Continuing Employee	5.10(a)
Contracts	3.04(b)
Cooperation Agreement	8.11
Copyrights	8.11
Corporate Sub	Preamble
Cravath	5.23(a)
D&O Insurance	5.12(b)
Damages	7.05
Debt Financing	5.16(g)
Debt Offers	5.16(b)
Debt Payoff	5.16(f)
Derivative Damages	8.08
DGCL	Recitals
Distribution	2.01(c)(i)
Distribution Merger Agreement	2.01(c)(i)
Distribution Merger Sub	8.11
Dividend	2.01
EBITDA	5.06(b)
Employment Agreement	3.08(a)

Annex A-2

Term	Section
Environmental Law	8.11
Equity Adjustment Amount	2.02(a)(i)
ERISA	3.08(a)
Exchange Act	3.04(a)
Exchange Agent	2.03(a)
Exchange Fund	2.03(a)
Exchange Ratio	2.02(a)(i)
Excluded Share	2.02(a)(i)
Excluded Shares	2.02(a)(i)
Exploit	8.11
Exploitation	8.11
Export and Sanctions Regulations	8.11
FCC	3.04(a)
FCPA	3.10(c)(i)
Final Company Divestiture Tax	5.23(f)(iv)
Final Company Divestiture Tax Prepayment	5.24
Final NW Stock Tax Basis	5.23(a)
Final Step Plan	5.21(c)(i)
Final Surviving Entity	Recitals
First Certificate of Merger	1.03
First Effective Time	1.03
First Extended Termination Date	7.02(a)
Foreign Competition Laws	3.04(a)
Foreign Regulators	3.04(a)
Foreign Regulatory Laws	3.04(a)
GAAP	8.11
Government Official	8.11
Governmental Consents	8.11
Governmental Entity	3.04(a)
Governmental Regulatory Entity	7.05(c)
Greenwoods	5.22(g)
Hazardous Substance	8.11
Hook Stock	5.22(a)
Hook Stock Charter Amendment	Recitals
Hook Stock Elimination	5.22(b)
Hook Stock Indemnitees	5.22(f)
Hook Stock Legal Comfort	6.02(d)(ii)
Hook Stock Restructuring Tax	5.22(f)
Hook Stock Tax	5.22(a)
HSR Act	3.02(c)
Indebtedness	8.11
Indemnified Parties	5.12(a)
Information Technology	8.11
Initial Merger	Recitals
Initial Surviving Company	Recitals
Initial Tax Model	5.23(b)
Initial Termination Date	7.02(a)
Intellectual Property	8.11
Intended Tax Treatment	Recitals
Intentional Breach	8.11

Annex A-3

Term	Section
Joint Proxy Statement	5.04(a)
Key Affiliation Agreements	8.11
Knowledge of Parent	8.11
Knowledge of the Company	8.11
Laws	3.10(a)
Letter of Transmittal	2.03(b)
Library Pictures	8.11
Library Tangible Assets	8.11
Licenses	3.10(a)
Lien	3.02(b)
LLC Act	Recitals
LLC Operating Agreement	1.05(b)
Material Contract	3.11(a)
Measurement Date	3.02(a)
Merger Consideration	2.02(a)(i)
Merger LLC	Preamble
Merger Subs	Preamble
Mergers	Recitals
Multiemployer Plan	3.08(a)
Nasdaq	8.11
NW Stock Tax Basis	5.23(a)
NW Stock Tax Basis Schedule	5.23(a)
NYSE	8.11
Offer Documents	5.16(b)
Order	3.10(a)
Parent	Preamble
Parent Acquisition Proposal	7.05(c), 5.03(d)
Parent Balance Sheet	4.07
Parent Change in Recommendation	5.03(f)
Parent Common Stock	Recitals
Parent Common Stock Units	4.02(a)
Parent Disclosure Letter	IV
Parent DSUs	4.02(a)
Parent Material Adverse Effect	8.11
Parent Measurement Date	4.02(a)
Parent Options	4.02(a)
Parent Pension Plan	4.08
Parent Preferred Stock	4.02(a)
Parent PSUs	4.02(a)
Parent Recommendation	4.03
Parent Regulatory Termination Fee	7.05(c)
Parent Related Parties	7.05(e)(ii)
Parent Reports	4.05(a)
Parent Requisite Vote	4.03
Parent RSUs	4.02(a)
Parent Stock Plans	4.02(a)
Parent Stockholders Meeting	5.05(c)
Parent Superior Proposal	5.03(d)
Parent Superior Proposal Termination	5.03(f)
Parent Termination Fee	7.05(c)

Annex A-4

Term	Section
Payment	7.05(d)
Payor	7.05(d)
PBGC	3.08(g)
Permitted Restriction	5.06(b)
Person	8.11
Personal Data	8.11
Post-Closing Consent Decree Divestiture Tax	5.23(f)(iv)
Post-Closing Consent Decree Divestitures	5.23(f)(iv)
Post-Closing Tax Rate	5.23(f)(iv)
Preferred Stock	3.02(a)
Preliminary Step Plan	5.21(c)(i)
Proceedings	3.07
Programming Liabilities	8.11
Programs	8.11
Projected Transaction Tax Model	5.23(f)(v)
Recipient	7.05(d)
Registered IP	3.15(a)
Registration Statements	5.04(a)
RemainCo Communications Licenses	3.10(b)
RemainCo FCC License	3.10(b)
RemainCo Foreign License	3.10(b)
Representatives	5.02(a)
Required Divestitures	5.06(b)
Required Governmental Consents	6.01(d)
Required Post-Closing Divestiture Tax	5.23(f)(iv)
Required Pre-Closing Divestiture Tax	5.23(f)(iv)
Restriction	5.06(b)
Retained Business	8.11
Retained Business Operational Tax	5.23(f)(ii)
Retained Subsidiaries	8.11
Revolving Facility	8.11
S-4 Registration Statement	5.04(a)
Sarbanes-Oxley Act	3.05(a)
Scrip-For-Scrip Rollover Relief	6.02(d)(v)
Second Certificate of Merger	1.03
Second Effective Time	1.03
Second Extended Termination Date	7.02(a)
Secretary of State Undertakings	8.11
Securities Act	2.05(e)
Separation	8.11
Separation Agreement	Recitals
Separation Principles	Recitals
Series Common Stock	3.02(a)
Shares	2.02(a)(i)
Significant Subsidiary	8.11
Skadden	5.25(e)
Sky Acquisition	8.11
Sky Event	8.11
Specified Assets	5.06(b)
Spin Tax	5.23(f)(iii)

Annex A-5

Term	Section
SpinCo	8.11
SpinCo Business	8.11
SpinCo Class A Common Stock	8.11
SpinCo Class B Common Stock	8.11
SpinCo Common Stock	8.11
SpinCo Enterprise Value	8.11
SpinCo Equity Value	8.11
SpinCo Operational Tax	5.23(f)(ii)
SpinCo Registration Statement	5.04(a)
SpinCo Subsidiaries	8.11
Step Plan Dispute	5.21(c)(iii)
Stock Issuance	4.03
Stock Split	Recitals
Stock Split Charter Amendment	Recitals
Stock Split Valuation Period	8.11
Stockholder Representation Certificate	8.11
Subsequent Merger	Recitals
Subsidiary	8.11
Takeover Code	8.11
Takeover Statute	3.12
Tax	8.11
Tax Calculation Principles	5.23(f)(v)
Tax Dispute	5.23(d)
Tax Matters Agreement	8.11
Tax Matters Agreement Principles	8.11
Tax Model Cutoff Date	5.23(b)
Tax Referee	5.23(d)
Tax Return	8.11
Termination Date	7.02(a)
Trade Secrets	8.11
Trademarks	8.11
Trading Day	8.11
Transaction Documents	8.11
Transaction Tax	5.23(f)(i)
Transactions	8.11
Treasury Regulations	8.11
Uncertificated Shares	2.02(a)(i)
Unfunded SpinCo Operational Tax	5.23(f)(ii)
Unproduced Properties	8.11
Voting Agreement	Recitals
VWAP	8.11
When-Issued SpinCo Market Capitalization	8.11
Works in Progress	8.11
YES Facility	8.11

Annex A-6

Annex B

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of May 7, 2018 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of December 13, 2017, among Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”), The Walt Disney Company, a Delaware corporation (“Parent”), TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Corporate Sub”) and TWC Merger Enterprises, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”, and together with Parent, the Company and Corporate Sub, the “Parties”).

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 8.02 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into, and as set forth in, this Amendment.

NOW, THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

Section 2. Amendments to Agreement.

2.1 The seventh Recital of the Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby (which includes the Initial Merger and the Subsequent Merger (collectively, the “Mergers”)), the issuance of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) and, subject to the Merger Consideration Election set forth in Section 2.02(a)(i)(B) of this Agreement, the issuance of shares of series B convertible preferred stock, par value $0.01 per share, of Parent, which have the rights and preferences set forth in the Certificate of Designation attached hereto as Exhibit IV (the “Series B Preferred Stock”, and together with the Parent Common Stock, the “Parent Stock”), pursuant to the Initial Merger upon the terms and subject to the conditions set forth in this Agreement and (ii) resolved to recommend to its stockholders the approval of the issuance of Parent Stock in the Initial Merger pursuant to this Agreement;”

2.2 Section 2.01(c)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“The Distribution Merger Agreement shall provide, among other things, that (A) with respect to each Class A Share (or fraction thereof, in the case of a fractional share) issued and outstanding immediately prior to the effective time of the Distribution (other than the Hook Stock) (I) a portion thereof equal to one (or such fraction, in the case of a fractional share) multiplied by the quantity of one minus the inverse of the Stock Split Multiple shall be exchanged for (and as a result, such portion shall be cancelled), in accordance with Section 251(b)(5) of the DGCL, a fraction of one validly issued, fully paid and non-assessable share of SpinCo Class A Common Stock equal to the product of (i) the quotient of (x) one (or such fraction of a Class A Share, in the case of a fractional share) divided by (y) the Stock Split Multiple and (ii) 1/3, and (II) the remaining portion thereof not so exchanged shall be unaffected by the Distribution and shall remain issued and outstanding and (B) with respect to each Class B Share (or fraction thereof, in the case of a fractional share) issued and outstanding immediately prior to the effective time of the Distribution (other than the Hook Stock) (I) a portion thereof equal to one (or such fraction, in the case of a fractional share) multiplied by the quantity of one minus the inverse of the Stock Split Multiple shall be exchanged for (and as a result, such portion shall be cancelled), in accordance with Section 251(b)(5) of the DGCL, a fraction of one validly issued, fully paid and non-assessable share of SpinCo Class B Common Stock equal to the product of (i) the quotient of (x) one (or such fraction of a Class B Share, in the case of a fractional share) divided by (y) the Stock Split Multiple and (ii) 1/3, and (II) the remaining portion thereof not so exchanged shall be unaffected by the Distribution and shall remain issued and outstanding.”

2.3 Section 2.01 of the Agreement is hereby amended by adding a new Section 2.01(g) to be read as follows:

“(g) Cancellation of Treasury Shares. Immediately prior to the Distribution, the Company shall cancel all Shares held in treasury by the Company that are not held on behalf of third parties (excluding, for the avoidance of doubt, any Shares that constitute Hook Stock) without payment of any consideration therefor and such Shares shall cease to exist.”

2.4 The first paragraph of Section 2.02(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(A) Common Stock Consideration. Each share of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”, and each a “Class A Share”) and each share of Class B Common Stock, par value $0.01 per share of the Company (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”, and each a “Class B Share”, and together with the Class A Shares, the “Shares”) issued and outstanding immediately prior to the First Effective Time (other than Shares (I) owned by Parent that are not held on behalf of third parties (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”) and (II) that constitute Hook Stock) shall be exchanged, in accordance with Section 251(b)(5) of the DGCL, for a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Common Stock Consideration”), which shares of Parent Common Stock Parent shall cause to be delivered in accordance with its obligations set forth in Section 2.03.

(B) Hook Stock Consideration. Each Share issued and outstanding immediately prior to the First Effective Time that constitutes Hook Stock shall be exchanged, in accordance with Section 251(b)(5) of the DGCL, for a number of validly issued, fully paid and non-assessable shares of Series B Preferred Stock equal to the Exchange Ratio multiplied by the Conversion Rate (the “Hook Stock Consideration”, and together with the Common Stock Consideration, the “Merger Consideration”), which shares of Series B Preferred Stock Parent shall cause to be delivered in accordance with its obligations set forth in Section 2.03. Notwithstanding anything herein to the contrary, at any time prior to the Closing, as determined by Parent’s Board of Directors in its sole discretion, Parent may elect for each Share issued and outstanding immediately prior to the First Effective Time that constitutes Hook Stock to be exchanged, in accordance with Section 251(b)(5) of the DGCL, for a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio in lieu of the Hook Stock Consideration (such election, the “Merger Consideration Election”), which shares of Parent Common Stock Parent shall cause to be delivered in accordance with its obligations set forth in Section 2.03. In such event, all references in this Agreement to “Parent Stock” shall be replaced by references to “Parent Common Stock” and all references in this Agreement to “Hook Stock Consideration” shall be deemed to refer to the shares of Parent Common Stock for which the Hook Stock is to be exchanged.

(C) At the First Effective Time, all the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and (1) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (2) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent its respective Merger Consideration and, in each case, the right, if any, to receive pursuant to Section 2.03(e) cash in lieu of fractional shares into which such Shares have been exchanged pursuant to this Section 2.02 and any distribution or dividend pursuant to Section 2.03(c).”

2.5 Section 2.02(a)(i) of the Agreement is hereby amended by adding the following words to the end thereof:

“As used in this Agreement, the term “Conversion Rate” means 1/10,000.”

2.6 Section 2.02 of the Agreement is hereby amended to remove subparagraph (c) thereto.

2.7 Section 2.03(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Exchange Agent. At the First Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent with the Company’s prior written approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares (other than Excluded Shares), an aggregate number of shares of Parent Stock to be credited in the stock ledger and other appropriate books and records of Parent in uncertificated form or book-entry form comprising the amount required to be delivered pursuant to Section 2.02 in respect of Shares (other than Excluded Shares). In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the First Effective Time, (i) any dividends or other distributions payable pursuant to Section 2.03(c) with respect to the Parent Common Stock issued pursuant to the Initial Merger with respect to Shares with a record and payment date after the First Effective Time and prior to the surrender of such Shares and (ii) cash in lieu of any fractional shares payable pursuant to Section 2.03(e). All shares of Parent Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.03(a), shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 2.03(c) and any cash in lieu of any fractional shares payable pursuant to Section 2.03(e), Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 2.03(a) shall be promptly returned to Parent.”

2.8 Sections 2.03(f), 2.04, 4.10 and 6.01(d) of the Agreement are hereby amended by replacing each reference to “Parent Common Stock” with a reference to “Parent Stock”.

2.9 Section 2.03(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Exchange Procedures. Promptly after the First Effective Time (and in any event within four business days thereafter or at such other time as may be agreed by the Company, Parent and the Exchange Agent), Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (other than Excluded Shares) a letter of transmittal (together with any other materials delivered therewith, the “Letter of Transmittal”) in customary form advising such holder of the effectiveness of the Initial Merger and the conversion of its Shares into the Merger Consideration, and specifying that risk of loss and title to the Certificates shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.03(g)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.03(g)). Prior to causing the Exchange Agent to mail the Letter of Transmittal, Parent shall give the Company a reasonable opportunity to review and comment on such Letter of Transmittal and shall consider in good faith all reasonable additions, deletions or changes suggested by the Company. Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)) to the Exchange Agent in accordance with the terms of such Letter of Transmittal, the holder of such Certificate shall be (i) credited in the stock ledger and other appropriate books and records of Parent that number of shares of Parent Stock for which its Shares were exchanged pursuant to this Article II in uncertificated form (or evidence of shares in book-entry form), and (ii) sent an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 2.03(h)) equal to (A) any cash in lieu of fractional shares pursuant to Section 2.03(e) plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.03(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Stock in uncertificated form, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be credited and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. If any shares (or evidence of shares in book-entry form) of Parent Stock are to be credited to a name other than that in which the applicable Certificate is registered, it shall be a condition of such credit that the Person requesting such credit shall pay any stock transfer or other Taxes required by reason of the crediting of shares (or evidence of shares in book-entry form) of Parent Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Taxes have been paid or are not applicable.”

2.10 Section 2.03(c)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Distribution with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Stock to be issued pursuant to the Initial Merger shall be issued and outstanding as of the First Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issued in the Initial Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Initial Merger shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)) is surrendered in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)), there shall be credited and/or paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the First Effective Time, but with a payment date subsequent to surrender.”

2.11 Section 2.03(c)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“Registered holders of unsurrendered Certificates, other than in respect of the Hook Stock, shall be entitled to vote after the First Effective Time at any meeting of Parent stockholders with a record date at or after the First Effective Time the number of shares of Parent Common Stock that are entitled to vote and represented by such Certificates, regardless of whether such holders have exchanged their Certificates.”

2.12 Section 2.03(e) of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding any other provision of this Agreement, other than in respect of the Hook Stock, if applicable, no fractional shares of Parent Common Stock will be issued, and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 2.03(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Average Stock Price. For the avoidance of doubt, fractional shares of Parent Common Stock or Series B Preferred Stock (as applicable) may be issued in the Initial Merger in respect of the Hook Stock.”

2.13 Section 2.03(f) of the Agreement is hereby amended by replacing the words “to be issued or paid pursuant to the provisions of this Article II” with “to be credited or paid pursuant to the provisions of this Article II.”

2.14 Section 2.03(g) of the Agreement is hereby amended and restated in its entirety as follows:

“Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Final Surviving Entity with respect to such Certificate, the Exchange Agent will credit in exchange for such lost, stolen, mutilated or destroyed Certificate the shares of Parent Stock and pay the cash and any dividends and other distributions in respect of the Parent Stock that would have been credited or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.03(h)) had such lost, stolen or destroyed Certificate been surrendered.”

2.15 Section 2.03(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Uncertificated Shares. Promptly after the First Effective Time, Parent shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Initial Merger and the conversion of its Shares into the Merger Consideration, (ii) credit in the stock ledger and other appropriate books and records of Parent to each holder of Uncertificated Shares that number of shares of Parent Stock for which its Shares were exchanged pursuant to this Article II in uncertificated form (or evidence of shares in book-entry form), and (iii) mail a check for cash pursuant to Section 2.03(e) in lieu of fractional shares in respect of each such Uncertificated Share and any dividends and other distributions in respect of the Parent Stock to be credited or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.03(h)), without interest thereon.”

2.16 Section 4.02(a) of the Agreement is hereby amended by replacing the words “All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.” with “All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of May 7, 2018, 40,000 shares of Series B Preferred Stock were authorized and no shares of Series B Preferred Stock were issued and outstanding.”.

2.17 Section 4.02(a) of the Agreement is hereby amended by inserting the following sentence prior to the final sentence thereof: “As of the date of the Amendment, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of Series B Preferred Stock or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any shares of Series B Preferred Stock, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding.”.

2.18 Section 4.03 of the Agreement is hereby amended by replacing the words “the approval of the issuance of Parent Common Stock comprising the Merger Consideration (the “Stock Issuance”)” with “the approval of the issuance of Parent Stock comprising the Merger Consideration (the “Stock Issuance”)”.

2.19 Section 4.03 of the Agreement is hereby amended by replacing the words “The shares of Parent Common Stock comprising the Merger Consideration have been duly authorized, and when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable” with “The shares of Parent Stock comprising the Merger Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable”.

2.20 Section 5.05(d) of the Agreement is hereby amended by replacing the words “Without the prior written consent of the Company, the approval of the Stock Issuance shall be the only matter” with “Without the prior written consent of the Company, the approval of the Stock Issuance and the approval of an amendment to Parent’s restated certificate of incorporation to provide, among other things, that shares of Parent Common Stock held by subsidiaries of Parent will not be entitled to receive dividends that are declared on the Parent Common Stock shall be the only matters”.

2.21 The Agreement is hereby amended to include as Exhibit IV thereto the contents of Annex A hereof.

Section 3. Acknowledgement. The Company hereby acknowledges that Parent intends to seek approval at the Parent Stockholders Meeting of an amendment to Parent’s restated certificate of incorporation to provide, among other things, that shares of Parent Common Stock held by subsidiaries of Parent will not be entitled to receive dividends that are declared on the Parent Common Stock. The Company hereby consents to the submission of such matter to the stockholders of Parent at the Parent Stockholders Meeting and confirms that such amendment is not prohibited by Section 5.01(d) of the Agreement.

Section 4. General Provisions.

4.1 All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.

4.2 After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment. All references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to December 13, 2017.

4.3 This Amendment and the Agreement, including the Annexes and Exhibits attached thereto, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, contain all of the terms, conditions, representations and warranties agreed upon or made by the parties relating to the subject matter of this Amendment and the Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

4.4 The provisions of Article VIII (Miscellaneous and General) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

TWENTY-FIRST CENTURY FOX, INC.,

By:	/s/ Janet Nova
	Name:	Janet Nova
	Title:	Executive Vice President and Deputy Group General Counsel

THE WALT DISNEY COMPANY,

By:	/s/ Christine M. McCarthy
	Name:	Christine M. McCarthy
	Title:	Senior Executive Vice President and Chief Financial Officer

TWC MERGER ENTERPRISES 2 CORP.,

By:	/s/ James M. Kapenstein
	Name:	James M. Kapenstein
	Title:	Senior Vice President

TWC MERGER ENTERPRISES 1, LLC,

By:	/s/ James M. Kapenstein
	Name:	James M. Kapenstein
	Title:	Senior Vice President

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

THE WALT DISNEY COMPANY

(Pursuant to Section 151 of the Delaware General Corporation Law)

Section 1. Designation and Amount. The designation of the series of the preferred stock shall be “Series B Convertible Preferred Stock” and the number of shares constituting the Series B Convertible Preferred Stock shall be 40,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Convertible Preferred Stock.

Section 2. Dividends.

No dividend shall be payable on any share of Series B Convertible Preferred Stock of the Corporation, except in the case of dividends payable in shares of Series B Convertible Preferred Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Series B Convertible Preferred Stock of the Corporation or shares or other equity interests of any corporation or other entity which immediately prior to the time of the dividend or distribution is a subsidiary of the Corporation (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests).

Section 3. Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the Conversion Rate (as defined below) multiplied by the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the affairs of the Corporation (treating all outstanding shares of Series B Convertible Preferred Stock as having been converted into Common Stock for purposes of calculating such per share amount), before any payment shall be made or any assets distributed to the holders of any stock ranking junior to the Series B Convertible Preferred Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B Convertible Preferred Stock and any other class or series of preferred stock having liquidation rights on parity with the shares of Series B Convertible Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Convertible Preferred Stock and all the holders of outstanding shares of such other series of preferred stock are entitled were paid in full.

(ii) For the purpose of this section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

Section 4. Redemption. The Series B Convertible Preferred Stock shall not be subject to redemption.

Section 5. Voting Rights. No shares of Series B Convertible Preferred Stock shall be entitled to vote or be counted for quorum purposes. No shares of Series B Convertible Preferred Stock shall be treated as or deemed outstanding for purposes of determining voting requirements.

Section 6. Automatic Conversion.

(i) Each share of Series B Convertible Preferred Stock shall automatically be converted into a number of fully paid and nonassessable shares of Common Stock equal to the Conversion Rate upon a Transfer, other than a Permitted Transfer, of such share of Series B Convertible Preferred Stock (a “Conversion Event”). Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates, if any, representing such shares are surrendered to the Corporation or the Transfer Agent. Upon the occurrence of such automatic conversion of the Series B Convertible Preferred Stock, the holders of Series B Convertible Preferred Stock so converted shall surrender the certificates, if any, representing such shares at the office of the Corporation or the Transfer Agent. Thereupon, the Transfer Agent will record the conversion.

(ii) The “Conversion Rate” initially shall be equal to 10,000 shares of Common Stock per share of Series B Convertible Preferred Stock.

(iii) In the event the Corporation changes the number of shares of Common Stock as a result of a recapitalization, reclassification, stock split (including a reverse stock split), stock dividend, distribution, subdivision or other similar transaction, then in each such case the Conversion Rate shall be adjusted by multiplying such Conversion Rate by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger Etc.

In the event the Corporation enters into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock, securities, cash and/or any other property (payable in kind), then in any such case each share of Series B Convertible Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Conversion Rate multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed; provided that, if such consideration shall consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), then the Corporation may provide in the applicable merger or other agreement for the holders of shares of Series B Convertible Preferred Stock to receive, on a per share basis, non-voting securities (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, non-voting securities). Any determination as to the matters described above shall be made in good faith by the Board of Directors in its sole discretion.

Section 8. Ranking. The Series B Convertible Preferred Stock shall rank junior to all other series of preferred stock of the Corporation as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up.

Section 9. Fractional Shares. Series B Convertible Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to have the benefit of all rights of holders of Series B Convertible Preferred Stock.

Section 10. No Preemptive Rights. The holders of shares of Series B Convertible Preferred Stock shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 11. Other Rights. The shares of Series B Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Restated Certificate of Incorporation or as provided by applicable law.

Section 12. Definitions.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Permitted Transfer” means any Transfer of a share of Series B Convertible Preferred Stock to the Corporation or a Subsidiary of the Corporation.

“Subsidiary” means any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation.

“Transfer” of a share of Series B Convertible Preferred Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.

“Transfer Agent” means Broadridge Financial Solutions, Inc., unless and until a successor is selected by the Corporation, and then such successor.

Annex C

DISTRIBUTION AGREEMENT AND PLAN OF MERGER

THIS DISTRIBUTION AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2018 is made by and between Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”) and 21CF Distribution Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (the “Distribution Merger Sub”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Disney Merger Agreement”), dated as of December 13, 2017, by and among the Company, The Walt Disney Company, a Delaware corporation (“Parent”), TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Corporate Sub”), and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), the Company has agreed to enter into this Agreement and to cause the merger of the Distribution Merger Sub with and into the Company, with the Company as the surviving corporation;

WHEREAS, unless otherwise defined herein, all capitalized terms used herein have the meaning ascribed to them in the Disney Merger Agreement;

WHEREAS, the Board of Directors of the Company and the Board of Directors of Distribution Merger Sub, by resolutions duly adopted, have each (i) approved the merger of Distribution Merger Sub with and into the Company with the Company as the surviving corporation in the merger (the “Surviving Company”, and such merger, the “Distribution Merger”) upon the terms and subject to the conditions set forth in this Agreement, including that this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote, and in accordance with the Delaware General Corporation Law (the “DGCL”), (ii) approved and declared advisable this Agreement and determined that this Agreement and the Distribution Merger are fair to, and in the best interests of, the Company or Distribution Merger Sub, as applicable, and its respective stockholders, and (iii) resolved to recommend to its respective stockholders the adoption of this Agreement;

WHEREAS, in connection with and pursuant to the Disney Merger Agreement, the Board of Directors of the Company, by resolutions duly adopted, approved and declared the advisability of amendments to the Company Charter providing (i) that the holders of Hook Stock are not required to receive any shares of SpinCo Common Stock or other consideration in connection with the transactions contemplated by this Agreement (such amendment or any substantially consistent amendment as mutually agreed by the parties hereto, the “Hook Stock Charter Amendment”) and (ii) for a subdivision of the issued and outstanding Shares (including, for the avoidance of doubt, the Hook Stock), such that the total number of Shares issued and outstanding (including, for the avoidance of doubt, the Hook Stock) immediately after such subdivision is equal to the Stock Split Multiple multiplied by the total number of Shares issued and outstanding immediately prior to such subdivision (including, for the avoidance of doubt, the Hook Stock) (such subdivision, the “Stock Split”, and such amendment or any substantially consistent amendment effecting the Stock Split as mutually agreed by the parties hereto, the “Stock Split Charter Amendment”, and together with the Hook Stock Charter Amendment, the “Charter Amendments”), subject, in each case, to the approval of holders of a majority of the outstanding Class B Shares entitled to vote on such matter at a meeting duly called and held for such purpose (such stockholder approvals, the “Charter Amendment Stockholder Approvals”);

WHEREAS, prior to the Distribution Effective Time, the Company will consummate the Separation in accordance with the Separation Principles and as set forth in the Separation Agreement to be entered into by the Company and SpinCo;

WHEREAS, subject to receipt of the approval of the Charter Amendment Stockholder Approvals, the Charter Amendments, including the Stock Split, will become effective immediately prior to the Distribution Effective Time; and

WHEREAS, the parties hereto intend that the Distribution Merger will qualify as a distribution described in Section 355(a) of the Code.

NOW, THEREFORE, in consideration of the premises, covenants, agreements and provisions herein contained, and intending to be legally bound hereby, Distribution Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE DISTRIBUTION MERGER

Section 1.1 The Distribution Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Distribution Effective Time, Distribution Merger Sub shall be merged with and into the Company and the separate corporate existence of Distribution Merger Sub shall thereupon cease. The Company shall be the surviving company in the Distribution Merger, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Distribution Merger, except as set forth in Article 2. The Distribution Merger shall have the effects specified in the DGCL.

Section 1.2 Closing. The closing of the Distribution Merger (the “Distribution Closing”) shall occur at the time and on the terms set forth in the Disney Merger Agreement.

Section 1.3 Effective Time. Concurrently with the Distribution Closing, the Company and Distribution Merger Sub will cause a certificate of merger with respect to the Distribution Merger (the “Distribution Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Distribution Merger shall become effective at 8:00 a.m. (New York City time) on the Closing Date or at such other time as may be agreed upon by the parties hereto in writing and set forth in the Distribution Certificate of Merger in accordance with the DGCL (the “Distribution Effective Time”).

Section 1.4 Certificate of Incorporation and Bylaws. At the Distribution Effective Time, the Company Charter and the Company Bylaws, each as in effect immediately prior to the Distribution Effective Time, shall continue to be the certificate of incorporation and the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.

Section 1.5 Directors and Officers of the Surviving Company. The directors and officers of the Company immediately prior to the Distribution Effective Time shall, from and after the Distribution Effective Time, be the directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company Charter and the Company Bylaws.

ARTICLE 2

EFFECT OF THE DISTRIBUTION MERGER; DISTRIBUTION

Section 2.1 Merger Consideration. At the Distribution Effective Time, by virtue of the Distribution Merger and without any action on the part of the holder of any capital stock of the Company or Distribution Merger Sub:

(a) Class A Common Stock. With respect to each Class A Share (or fraction thereof, in the case of a fractional share) issued and outstanding immediately prior to the Distribution Effective Time (other than the Hook Stock),

(i) a portion thereof equal to one (or such fraction, in the case of a fractional share) multiplied by the quantity of one minus the inverse of the Stock Split Multiple shall be exchanged for (and as a result, such portion shall be canceled), in accordance with Section 251(b)(5) of the DGCL, a fraction of one validly issued, fully paid and non-assessable share of SpinCo Class A Common Stock equal to the product of (i) the quotient of (A) one (or such fraction of a Class A Share, in the case of a fractional share) divided by (B) the Stock Split Multiple and (ii) 1/3, subject to Section 2.3; and

(ii) the remaining portion thereof not so exchanged shall be unaffected by the Distribution and shall remain issued and outstanding.

(b) Class B Common Stock. With respect to each Class B Share (or fraction thereof, in the case of a fractional share) issued and outstanding immediately prior to the Distribution Effective Time (other than the Hook Stock),

(i) a portion thereof equal to one (or such fraction, in the case of a fractional share) multiplied by the quantity of one minus the inverse of the Stock Split Multiple shall be exchanged for (and as a result, such portion shall be canceled), in accordance with Section 251(b)(5) of the DGCL, a fraction of one validly issued, fully paid and non-assessable share of SpinCo Class B Common Stock equal to the product of (i) the quotient of (A) one (or such fraction of a Class B Share, in the case of a fractional share) divided by (B) the Stock Split Multiple and (ii) 1/3, subject to Section 2.3; and

(ii) the remaining portion thereof not so exchanged shall be unaffected by the Distribution and shall remain issued and outstanding.

(c) Hook Stock. Each Class A Share of Hook Stock (or fraction thereof, in the case of a fractional share) and each Class B Share of Hook Stock (or fraction thereof, in the case of a fractional share) that is issued prior to the Distribution Effective Time shall be unaffected by the Distribution and shall remain one Class A Share (or fraction thereof, in the case of a fractional share) or one Class B Share (or fraction thereof, in the case of a fractional share), as applicable.

(d) Distribution Merger Sub. Each share of common stock, par value $0.001 per share, of Distribution Merger Sub issued and outstanding immediately prior to the Distribution Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or payable in respect thereof.

Section 2.2 Company Equity Awards. At the Distribution Effective Time, by virtue of the Distribution Merger and without any action on the part of the holder of any capital stock of the Company or Distribution Merger Sub, the Company Equity Awards shall be adjusted in a manner consistent with Section 4 of the Separation Principles (after giving effect to any equitable adjustment to account for the Stock Split) unless otherwise agreed by the parties hereto, including as evidenced in an Employee Matters Agreement to be entered into in connection with the Transactions.

Section 2.3 Fractional Shares.

(a) Any stockholder of the Company holding a number of Class A Shares that would entitle such stockholder to receive in exchange therefor a fractional share (in addition to any whole shares) of SpinCo Class A Common Stock pursuant to the Distribution will receive cash, without interest, rounded to the nearest cent, in lieu of such fractional share. As promptly as practicable after the Distribution Effective Time, an exchange agent designated by the Company prior to the Distribution Effective Time (the “Exchange Agent”) shall (i) determine the aggregate number of shares of SpinCo Class A Common Stock equal to the sum of all such fractional shares (rounded up to the nearest whole number) (the “Excess SpinCo Class A Shares”), (ii), as agent for the applicable holders of Class A Shares, sell the Excess SpinCo Class A Shares at then-prevailing trading prices for SpinCo Class A Common Stock and (iii) distribute to each such holder such holder’s ratable share of the net proceeds of such sale or sales, subject to Section 2.3(c).

(b) Any stockholder of the Company holding a number of Class B Shares that would entitle such stockholder to receive in exchange therefor a fractional share (in addition to any whole shares) of SpinCo Class B

Common Stock pursuant to the Distribution will receive cash, without interest, rounded to the nearest cent, in lieu of such fractional share. As promptly as practicable after the Distribution Effective Time, the Exchange Agent shall (i) determine the aggregate number of shares of SpinCo Class B Common Stock equal to the sum of all such fractional shares (rounded up to the nearest whole number) (the “Excess SpinCo Class B Shares” and, together with the Excess SpinCo Class A Shares, the “Excess SpinCo Shares”), (ii), as agent for the applicable holders of Class B Shares, sell the Excess SpinCo Class A Shares at then-prevailing trading prices for SpinCo Class B Common Stock and (iii) distribute to each such holder such holder’s ratable share of the net proceeds of such sale or sales, subject to Section 2.3(c).

(c) The net proceeds of any such sale or sales of Excess SpinCo Shares to be distributed to such holders of Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. No Person, including the Company, Distribution Merger Sub and the Exchange Agent, will guarantee any minimum sale price for Excess SpinCo Shares. Until the net proceeds of any sale or sales pursuant to this Section 2.3 have been distributed to the applicable holders of Shares, the Exchange Agent shall hold such proceeds in escrow for the benefit of such holders.

ARTICLE 3

CONDITIONS

Section 3.1 Conditions. The respective obligations of the Company and Distribution Merger Sub to consummate the Distribution Merger shall be subject to the prior or substantially concurrent satisfaction or waiver of each of the following conditions:

(a)	The Charter Amendments shall have become effective, the Stock Split shall have occurred and the Separation shall have been consummated.

(b)	The conditions set forth in Article VI of the Disney Merger Agreement (other than the conditions set forth in Section 6.01(a) of the Disney Merger Agreement and the other conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions), including that this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote, shall have been satisfied or waived.

ARTICLE 4

TERMINATION

Section 4.1 Termination by Mutual Consent. This Agreement may be terminated and the Distribution Merger may be abandoned at any time prior to the Distribution Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company, by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

Section 4.2 Automatic Termination. This Agreement shall be terminated and the Distribution Merger shall be abandoned at any time prior to the Distribution Effective Time automatically and without any further action by any Person in the event that the Disney Merger Agreement is terminated pursuant to Article VII thereof.

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.1 Modification or Amendment. Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Distribution Effective Time, this Agreement may only be amended, modified or supplemented in a writing signed on behalf of each of the Company, the Distribution Merger Sub and Parent.

Section 5.2 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective and Parent.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any waiver pursuant to this Section 5.2 shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of another term or condition of this Agreement.

Section 5.3 Entire Agreement. This Agreement contains all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 5.4 No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that Parent is an express third party beneficiary of, and is permitted to enforce, this Agreement, including Sections 4.1, 5.1, 5.2, 5.4 and 5.5 of this Agreement.

Section 5.5 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement and Parent, which such party or Parent may withhold in its absolute discretion; provided that the Company may designate prior to the Distribution Effective Time, by written notice to Parent, another Subsidiary, all of the common equity of and voting interest in which are owned directly or indirectly by the Company and which Subsidiary was formed as a Delaware corporation solely for purposes of effecting the Distribution Merger, to be a party to the Distribution Merger in lieu of Distribution Merger Sub, in which case all references herein to Distribution Merger Sub shall be deemed references to such other Subsidiary; provided that such assignment shall not relieve the Company of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

Section 5.6 Incorporation by Reference. The provisions of Section 8.04, 8.05, 8.10 and 8.12 shall apply mutatis mutandis to this Agreement as if the same were set forth herein in full.

The balance of this page intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have duly executed this Distribution Agreement and Plan of Merger as of the date first written above.

21CF DISTRIBUTION MERGER SUB, INC.

By:	/s/ Janet Nova
	Name: Title:	Janet Nova Executive Vice President

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ Janet Nova
	Name: Title:	Janet Nova Executive Vice President and Deputy Group General Counsel

[Signature Page to Distribution Agreement and Plan of Merger]

Annex D

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT (hereinafter referred to as this “Agreement”), dated as of December 13, 2017, among The Walt Disney Company, a Delaware corporation (“Parent”), and the undersigned stockholders (each, a “Covered Stockholder”, and collectively, the “Covered Stockholders”) of Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company, Parent, TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Corporate Sub”), and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent, have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Corporate Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Initial Merger”), and pursuant to which all Shares issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, each Covered Stockholder holds and is entitled to vote (or direct the voting of) the number of Shares set forth opposite such Covered Stockholder’s name on Schedule 1(b) attached hereto; and

WHEREAS, as a condition and inducement to the willingness of Parent and Corporate Sub to enter into the Merger Agreement, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company) has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof, (ii) such date and time as the Initial Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement and (iii) such date and time as the Merger Agreement shall have been amended or supplemented, or any provision thereof waived, in a manner (A) that reduces the amount of the Merger Consideration payable to a Covered Stockholder (other than, for avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement) or (B) that is in any way material and adverse to any of the Covered Stockholders without the prior written consent of the Covered Stockholders; provided that, for purposes of this clause (iii), amendments to the Merger Agreement to add a limitation on the amount of the Equity Adjustment Amount or to effect the Transactions using an alternative structure as described in Section 5.22(g) or Section 5.25(d) of the Merger Agreement shall be deemed not to be an amendment that reduces the amount of the Merger Consideration or that is material and adverse to any of the Covered Stockholders.

(b) “Covered Shares” means, with respect to any Covered Stockholder, (i) all Shares set forth opposite such Covered Stockholder’s name on Schedule 1(b) attached hereto, and (ii) all Shares that such Covered Stockholder comes to hold and to be entitled to vote (or direct the voting of) during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of the Company, or other equity interests exercisable for or convertible into Shares, that such Covered Stockholder comes to hold and be entitled to vote (or direct the voting of) during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of the Company).

(c) “Transfer” means, with respect to any Covered Stockholder, that such Covered Stockholder directly or indirectly (i) sells, pledges, encumbers, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Share of such Covered Stockholder or any direct or indirect interest in such Covered Share (including by gift, merger or operation of law), or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Covered Share or any direct or indirect interest therein (including by gift, merger or operation of law); provided that a foreclosure on the Shares pledged pursuant to the document described in Schedule 1(c) attached hereto in the event of a default thereunder shall be deemed not to be a Transfer.

2. Transfer of Shares.

(a) Transfer Restrictions. From the date hereof until the earlier of the Expiration Date and the receipt of the Company Requisite Vote, each Covered Stockholder hereby agrees not to Transfer (or intentionally cause or permit the Transfer of) any Covered Shares of such Covered Stockholder, or enter into any Contract (including any option, put, call or similar arrangement) relating thereto, except that any Covered Stockholder may Transfer any or all of such Covered Shares (1) with Parent’s prior written consent and in Parent’s sole discretion and (2) to or with a Permitted Transferee if (x) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto, (y) such written instrument expressly provides Parent with the ability to enforce the obligations of the Permitted Transferee pursuant to the written agreement referred to in clause (x); and (z) prompt notice of such Transfer to such Permitted Transferee is delivered to Parent. For the purposes of this Agreement, a “Permitted Transferee” means, with respect to each Covered Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of such Covered Stockholder or any other lineal descendant of either of K. Rupert Murdoch’s parents (including K. Rupert Murdoch), (ii) any Person by will or the laws of intestacy, (iii) the Murdoch Family Trust or any trust, the beneficiaries of which include only the Covered Stockholder and his or her family members (including the individuals described in clause (ii)), (iv) any partnership or limited liability company, all partners or members of which include only the Covered Stockholder and his or her family members (including the individuals described in clause (ii)) and any trust described in clause (iv), (v) if such Covered Stockholder is an entity, any of its partners (including limited or general partners), members and stockholders (as defined in clause (i)) in connection with a pro rata distribution of any or all of such Covered Stockholder’s Covered Shares, and (vi) if such Covered Stockholder is a trust, any beneficiary of such trust. For the avoidance of doubt, a Permitted Transferee may Transfer any and all Covered Shares that were Transferred to such Transferee to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 2(a), as if such Permitted Transferee were a “Covered Stockholder”.

(b) Transfer of Voting Rights. From the date hereof until the earlier of the Expiration Date and the receipt of the Company Requisite Vote, each Covered Stockholder hereby agrees not to deposit (or cause or permit the deposit of) any Covered Shares of such Covered Stockholder in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of such Covered Stockholder under this Agreement with respect to any Covered Shares of such Covered Stockholder.

(c) Consequences. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect.

3. Agreement to Vote Shares.

(a) From the date hereof until the earlier of the Expiration Date and the occurrence of a Company Change in Recommendation, at every meeting of holders of Shares of the Company concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote all Covered Shares that such Covered Stockholder then holds and is entitled to vote (or direct the voting of):

(i) in favor of the adoption of the Merger Agreement and the Transactions contemplated thereby, including the Initial Merger;

(ii) in favor of any proposal to adjourn or postpone such meeting of the holders of Shares to a later date if there are not sufficient votes to adopt the Merger Agreement;

(iii) against approval of any proposal made in opposition to adoption of the Merger Agreement or the Initial Merger or the other Transactions contemplated by the Merger Agreement or in competition or inconsistent with the Initial Merger, including any Company Acquisition Proposal and any Alternative Company Acquisition Agreement; and

(iv) against any action, proposal or agreement that (x) would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or (y) would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions contemplated by the Merger Agreement, including the Initial Merger.

(b) From the date hereof until the Expiration Date, at every meeting of holders of Shares of the Company concerning any proposal related to the Transactions, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Stockholders of the Company concerning any proposal related to the Transactions, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote all Covered Shares that such Covered Stockholder then holds and is entitled to vote (or direct the voting of) in favor of the Charter Amendments or any other approval of the holders of the Class B Shares, voting separately, that is required in connection with the Transactions.

(c) From the date hereof until the Expiration Date, in the event that a meeting of the stockholders of the Company is held, each Covered Stockholder shall, or shall cause the holder of record of any of the Covered Shares of such Covered Stockholder on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares of such Covered Stockholder to be counted as present thereat for purposes of establishing a quorum.

(d) From the date hereof until the Expiration Date, each Covered Stockholder hereby agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Commencement or Participation in Proceedings. Each Covered Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Proceeding against the Company and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Proceedings is not prohibited) with respect to, any litigation relating to the Merger Agreement and the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Covered Stockholder (or a designee of such Covered Stockholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by acting or voting in his capacity as a director or officer of the Company, in such Covered Stockholder’s (or such Covered Stockholder’s designee’s) sole discretion on any matter, including causing the Company to exercise rights under the Merger Agreement (in accordance with the terms thereof), and no such actions or omissions shall be deemed a breach of this Agreement (it being understood that this Agreement shall apply to such Covered Stockholder solely in such Covered Stockholder’s capacity as a stockholder of the Company), including with respect to Section 5.02 of the Merger Agreement. In this regard, such Covered Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Covered Stockholder’s capacity as a director or officer of the Company, including with respect to Section 5.02 of the Merger Agreement.

6. No Solicitation. Each Covered Stockholder agrees that it shall not, and shall cause each of such Covered Stockholder’s controlled Affiliates not to, and shall instruct and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal, or (b) engage or otherwise participate in any discussions or negotiations relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, (c) provide any information or data to any Person in connection with any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal or (d) otherwise knowingly facilitate any effort or attempt to make a Company Acquisition Proposal. Each Covered Stockholder shall, and each Covered Stockholder shall cause such Covered Stockholder’s controlled Affiliates and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal. Notwithstanding clauses (b), (c) and (d) above, each Covered Stockholder may (and may permit such Covered Stockholder’s controlled Affiliates and such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives to) participate in discussions and negotiations with, provide information and data to and otherwise facilitate any Person making a Company Acquisition Proposal (or its Representatives) with respect to such Company Acquisition Proposal if (i) the Company is engaging in discussions or negotiations with such Person in accordance with Section 5.02 of the Merger Agreement and (ii) such Covered Stockholder’s negotiations, discussions, provision of information or data or other facilitation are in conjunction with and ancillary to the Company’s discussions and negotiations.

7. Irrevocable Proxy and Notices.

(a) Each Covered Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Covered Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Covered Stockholder, to vote such Covered Stockholder’s Covered Shares, or grant a consent or approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until (i) with respect to those matters set forth in clauses (i), (ii), (iii) and (iv) of Section 3(a), the earlier of the Expiration Date and the occurrence of a Company Change in Recommendation or (ii) with respect to those matters set forth in Section 3(b), the Expiration Date, provided, however, for the avoidance of doubt, that such proxy and voting and related rights are expressly limited to those matters set forth in clauses (i), (ii), (iii) and (iv) of Section 3(a) and Section 3(b) that are, during the applicable period, presented for consideration to the Company’s stockholders generally, and each Covered Stockholder shall retain at all times the right to vote such Covered Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Covered Stockholder’s sole discretion and without any other limitation on any other matters. Each Covered Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Covered Stockholder’s execution and delivery of this Agreement. Each Covered Stockholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Covered Stockholder under this Agreement. Each Covered Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 7. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and Section 8 of Article I of the Company’s Amended and Restated Bylaws until (I) with respect to those matters set forth in clauses (i), (ii), (iii) and (iv) of Section 3(a), the earlier of the Expiration Date and the occurrence of a Company Change in Recommendation or (II) with respect to those matters set forth in Section 3(b), the Expiration Date. Each Covered Stockholder shall, upon written request by Parent, as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 7. Notwithstanding the foregoing, the proxy and appointment granted by each Covered Stockholder shall be automatically revoked, without any action by such Covered Stockholder, on (1) with respect to those matters set forth in clauses (i), (ii), (iii) and (iv) of Section 3(a), the earlier of the Expiration Date and the occurrence of a Company Change in Recommendation or (2) with respect to those matters set forth in Section 3(b), the Expiration Date.

(b) Additional Shares. Each Covered Stockholder hereby agrees that in the event such Covered Stockholder acquires or receives, directly or indirectly, any Shares entitled to vote or equity securities or equity interests exercisable for or convertible into Shares entitled to vote after the execution of this Agreement, such Covered Stockholder shall promptly deliver to Parent a written notice in accordance with Section 15(d) indicating the number of such Shares.

8. Representations and Warranties of Parent. Parent hereby represents to each Covered Stockholder as follows:

(a) Organization and Qualification. Parent is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. Parent has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of Parent (or its board of directors or stockholders) are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Covered Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Parent’s certificate of incorporation or bylaws, (ii) any other Contract to which Parent is a party or by which Parent may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Parent to perform its obligations under this Agreement, or (iii) any Order or Law applicable to Parent.

(d) No Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent, or any Order to which Parent is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Parent to fully perform its obligations under this Agreement.

9. Representations and Warranties of the Covered Stockholders. Each Covered Stockholder hereby represents and warrants to Parent as follows:

(a) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Covered Stockholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and consummate the transactions contemplated hereby. If such Covered Stockholder is not an individual, such Covered Stockholder has full power and authority to execute and deliver this Agreement, to perform such Covered Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of such Covered Stockholder (or its governing body, board of directors, members, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Covered Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. None of the execution and delivery by such Covered Stockholder of this Agreement, the performance by such Covered Stockholder of such Covered Stockholder’s obligations hereunder or the consummation by such Covered Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) if such Covered Stockholder is not an individual, such Covered Stockholder’s certificate of formation, operating agreement or comparable organizational documents, as applicable, (ii) any other Contract to which such Covered Stockholder is a party or by which such Covered Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Covered Stockholder to perform such Covered Stockholder’s obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Transactions, or (iii) any Order or Law applicable to such Covered Stockholder. The execution, delivery and performance by such Covered Stockholder of this Agreement, and the consummation by such Covered Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

(d) Ownership of Shares. Such Covered Stockholder (i) is the lawful owner of the Shares set forth opposite such Covered Stockholder’s name on Schedule 1(b) attached hereto and has the sole power to vote (or cause to be voted) or Transfer such Shares, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (other than those (u) that would not impair the Covered Stockholder’s ability to perform its obligations under this Agreement, (v) created by this Agreement, (w) applicable to such Covered Stockholder’s Covered Shares that may exist pursuant to securities Laws, (x) under the Company’s organizational documents, (y) customary pursuant to the terms of any custody or similar agreement applicable to Shares held in brokerage accounts, or (z) described on Schedule 1(c) attached hereto), and (ii) as of the date hereof, does not hold or have the right to vote (or cause the voting of) any shares of any class of stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Shares set forth opposite such Covered Stockholder’s name on Schedule 1(b) attached hereto.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Covered Stockholder in his or its capacity as a stockholder of the Company.

(f) No Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Covered Stockholder, threatened against such Covered Stockholder, or any Order to which such Covered Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (x) the ability of such Covered Stockholder to fully perform such Covered Stockholder’s obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Transactions.

(g) No Plan to Sell. As of the date hereof, such Covered Stockholder represents on behalf of itself that, to the best of its knowledge and belief, after due inquiry and investigation, there is no current plan or intention by such Covered Stockholder or a Covered Stockholder Related Person with respect to such Covered Stockholder to sell, exchange, transfer by gift or otherwise dispose of (including, without limitation, through any transaction or series of transactions that could be treated as a constructive sale or any other taxable transaction for U.S. federal income tax purposes), directly or indirectly, any stock or securities in SpinCo, the Company or Parent, in each case following the Distribution other than a distribution which is not treated as a taxable sale or exchange for U.S. federal income tax purposes of SpinCo or Parent stock from a trust to its beneficiaries; provided, however, that the Covered Stockholder or Covered Stockholder Related Person may in the future sell, exchange, transfer by gift, or otherwise dispose of any stock or securities of Parent or SpinCo in the normal course of its business based upon market conditions and investment needs in existence at that time. For purposes of this representation, a “Covered Stockholder Related Person” means (i) the Covered Stockholder making this representation, (ii) any person or persons related to such Covered Stockholder within the meaning of section 267(b) or 707(b)(1) of the Internal Revenue Code of 1986, as amended, (iii) any partnership, estate, or trust in which such Covered Stockholder or any person or persons described in clause (ii) own or have owned any interest and (iv) any corporation in which such Covered Stockholder or any person or persons described in clause (ii) own or have owned, in the aggregate, 10% or more of the outstanding stock by value.

Notwithstanding anything to the contrary contained in this Agreement, (i) a foreclosure or similar action on the Shares pledged pursuant to the document described in Schedule 1(c) attached hereto in the event of a default thereunder and/or (ii) a suspension of or limitation on the voting rights of any of the Shares pursuant to that certain letter agreement dated April 18, 2012 filed as an Exhibit to the April 18, 2012 Form 8-K of News Corporation following a suspension of voting rights imposed by the Company pursuant to Section 5(c)(ii) of the Company’s Restated Certificate of Incorporation, shall, in each case, be deemed (i) not to be a Transfer and (ii) to be an exception to the representations and warranties contained in Section 9 hereof.

10. Disclosure. Each Covered Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Joint Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of such Covered Stockholder’s identity and ownership, this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that Parent shall (with respect to any of its disclosures) give each Covered Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, such Covered Stockholder hereby consents to the filing of this Agreement by the Company and Parent in the Joint Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). Parent hereby consents to and authorizes the publication and disclosure by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Parent’s identity, this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided, that, the applicable Covered Stockholder shall (with respect to any of its disclosures) give Parent and its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, Parent hereby consents to the filing of this Agreement by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). Each Covered Stockholder shall consult with Parent before issuing, and give Parent the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or for press releases or public statements that contain disclosures with respect to such transactions that are consistent with prior disclosures by Parent or the Company.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Covered Stockholder, and, except as otherwise provided herein, Parent shall not have any authority to direct any Covered Stockholder in the voting or disposition of any Covered Shares. For the avoidance of doubt, each Covered Stockholder shall be entitled to any dividends or other distributions declared by the Board of Directors of the Company with respect to such Covered Stockholder’s Covered Shares having a record date prior to the First Effective Time.

12. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Covered Stockholder’s obligations under this Agreement. Without limiting the generality of the foregoing, on the Closing Date each Covered Stockholder shall execute and deliver to Skadden, for purposes of the opinion described in Section 6.03(c) of the Merger Agreement, a certificate that contains the representation set forth in Section 9(g) as of the Closing Date if such Covered Stockholder may truthfully make such representation.

13. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Covered Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares of such Covered Stockholder (and that this Agreement places limits on the voting and transfer of such Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Date.

14. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, (x) nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Covered Stockholder, for any breach of this Agreement prior to such termination; provided that in no event shall a Covered Stockholder’s damages exceed the aggregate Merger Consideration to which such Covered Stockholder would be entitled pursuant to the Merger Agreement; provided, further, that the foregoing proviso shall in no event impair or otherwise impact Parent’s right to specific performance or injunctive relief pursuant to Section 15(j) below, and (y) this Section 14 and Sections 1, 4 and 15 (as applicable) shall survive any termination of this Agreement.

15. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(b) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c) Governing Law and Venue; Waiver of Jury Trial.

(i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. In any action or proceeding between the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 15(d) shall be effective service of process for any such action.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(c).

(d) Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:

The Walt Disney Company

500 South Buena Vista Street

Burbank, CA 91521

Attention: Senior Executive Vice President and Chief Strategy Officer

                 Associate General Counsel

Email:      kevin.mayer@disney.com

                 james.kapenstein@disney.com

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Faiza J. Saeed, Esq.

                 Eric L. Schiele, Esq.

Email:      fsaeed@cravath.com

                 eschiele@cravath.com

if to a Covered Stockholder, to such Covered Stockholder at the address corresponding to such Covered Stockholder’s name on Schedule 1(b), with copies to (which shall not constitute notice):

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY

Attention: General Counsel

Email:      gzweifach@21cf.com

and

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attention: Ira Sheinfeld

                 Keith A. Flaum

                 Alexander B. Johnson

Email:      ira.sheinfeld@hoganlovells.com

                 keith.flaum@hoganlovells.com

                 alex.johnson@hoganlovells.com

and

Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates

4 Times Square

New York, NY 10036

Attention: Howard L. Ellin, Esq.

                 Brandon Van Dyke, Esq.

Email:      howard.ellin@skadden.com

                 brandon.vandyke@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including any Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) Interpretation.

(i) The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties. Any assignment in contravention of the preceding sentence shall be null and void.

(j) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 15(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

THE WALT DISNEY COMPANY,

By:	/s/ Kevin Mayer
	Name:	Kevin Mayer
	Title:	Senior Executive Vice President and Chief Strategy Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Cruden Financial Services LLC, as Trustee for the Murdoch Family Trust

By:	/s/ Arthur Siskind
	Name:	Arthur Siskind
	Title:	Vice President

Cruden Financial Services LLC

By:	/s/ Arthur Siskind
	Name:	Arthur Siskind
	Title:	Vice President

[Signature Page to Voting Agreement]

Annex E

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

TWENTY-FIRST CENTURY FOX, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Twenty-First Century Fox, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: Section 4(f)(i)(C) of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

(C) no Subsidiary-Owned Share shall be treated as or deemed outstanding (x) for purposes of determining voting requirements, (y) for purposes of any applicable securities or regulatory laws, rules or regulations or (z) for any other purpose (including, without limitation, the provisions of Section 4(e) of this Article IV); provided, however, that each Subsidiary-Owned Share shall be entitled to (i) participate in any distribution of assets to holders of Class A Common Stock or Class B Common Stock, as the case may be, upon the dissolution, liquidation or winding up of the Corporation, and (ii) the receipt of such consideration as may be payable to holders of Class A Common Stock or Class B Common Stock, as the case may be, in the event of any merger, consolidation, recapitalization or reclassification of the Corporation other than any merger, consolidation, recapitalization or reclassification that has the same economic effect as a redemption by the Corporation of any shares of Class A Common Stock or Class B Common Stock for substantially equivalent value; and provided further that in the event that the shares of Class A Common Stock and Class B Common Stock shall be split, divided, or combined, the Subsidiary-Owned Shares shall be split, divided or combined in a like manner;

SECOND: Immediately after the filing (the “Stock Split Effective Time”) of this Certificate of Amendment pursuant to the General Corporation Law of the State of Delaware, (i) each one share of the Corporation’s Class A Common Stock, par value $0.01 per share (the “Old Class A Common Stock”) issued and outstanding (including, for the avoidance of doubt, the Subsidiary-Owned Shares) immediately prior to the Stock Split Effective Time shall be automatically split and subdivided into a number of validly issued, fully paid and non-assessable shares of Class A Common Stock authorized by Article IV of the Certificate of Incorporation equal to one times the Stock Split Multiple (as defined in the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Corporation, The Walt Disney Company, a Delaware corporation, TWC Merger Enterprises 2 Corp., a Delaware corporation and TWC Merger Enterprises 1, LLC, a Delaware limited liability company) (the “Subdivided Class A Common Stock”) and (ii) each one share of the Corporation’s Class B Common Stock, par value $0.01 per share (the “Old Class B Common Stock” and together with the Old Class A Common Stock, the “Old Common Stock”), issued and outstanding (including, for the avoidance of doubt, the Subsidiary-Owned Shares) immediately prior to the Stock Split Effective Time shall be automatically split and subdivided into a number of validly issued, fully paid and non-assessable shares of Class B Common Stock authorized by Article IV of the Certificate of Incorporation equal to one times the Stock Split Multiple (as defined in the Merger Agreement) (the “Subdivided Class B Common Stock” and together with the Subdivided Class A Common Stock, the “Subdivided Common Stock”), in each case, without any action by the holder

E-1

thereof (the “Stock Split”). Each certificate that immediately prior to the Stock Split Effective Time represented shares of Old Common Stock shall thereafter represent that number of shares of Subdivided Common Stock into which the shares of Old Common Stock represented by such certificate shall have been subdivided pursuant to this Certificate of Amendment; provided that each person of record holding a stock certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, book-entry shares evidencing and representing the number of shares of Subdivided Common Stock to which such person is entitled as a result of the Stock Split.

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

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Annex F

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

THE WALT DISNEY COMPANY

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

The Walt Disney Company, a Delaware corporation (the “Corporation”), does hereby certify as follows:

Section 2 of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended by adding a new Section 2.4 to the end thereof as set forth below:

2.4. Subsidiary-Owned Shares

Notwithstanding any other provisions of this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock or Common Stock), except as otherwise required by law:

(A) no dividend shall be payable on any share of Common Stock that is owned of record by a Subsidiary of the Corporation, except in the case of dividends payable in (i) shares of Common Stock, or securities convertible into, or exercisable or exchangeable for, Common Stock or (ii) shares or other equity interests of any corporation or other entity which immediately prior to the time of the dividend or distribution is a subsidiary of the Corporation (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests); for the purposes of this section, any such share owned of record by a Subsidiary of the Corporation is referred to as a “Subsidiary-Owned Share” and any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation is referred to as a “Subsidiary”;

(B) no Subsidiary-Owned Share shall be entitled to vote or be counted for quorum purposes; and

(C) no Subsidiary-Owned Share shall be treated as or deemed outstanding (x) for purposes of determining voting requirements, (y) for purposes of any applicable securities or regulatory laws, rules or regulations or (z) for any other purpose; provided, however, that each Subsidiary-Owned Share shall be entitled to (i) participate in any distribution of assets to holders of Common Stock upon the dissolution, liquidation or winding up of the Corporation, and (ii) the receipt of such consideration as may be payable to holders of Common Stock in the event of any merger, consolidation, recapitalization or reclassification of the Corporation other than any merger, consolidation, recapitalization or reclassification that has the same economic effect as a redemption by the Corporation of any shares of Common Stock for substantially equivalent value; and provided further that in the event that the shares of Common Stock shall be split, divided or combined, the Subsidiary-Owned Shares shall be split, divided or combined in a like manner.

Should a Subsidiary-Owned Share cease to be owned by a Subsidiary of the Corporation, the foregoing restrictions with respect to such share of Common Stock shall immediately terminate and be of no further force or effect, except as otherwise required by law.

A Subsidiary-Owned Share shall not include any share of Common Stock that (x) is held on behalf of an employee stock ownership or other plan for the benefit of employees or (y) is held in a fiduciary capacity on behalf of a person or entity which is not a Subsidiary of the Corporation.

F-1

Annex G

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

December 13, 2017

Board of Directors

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than The Walt Disney Company (“Disney”) and its affiliates) of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Class A Shares”), of Twenty-First Century Fox, Inc. (the “Company”) and Class B Common Stock, par value $0.01 per share (the “Class B Shares,” together with the Class A Shares, the “Shares”), of the Company, taken in the aggregate, of the Exchange Ratio (defined below) pursuant to the Agreement and Plan of Merger, dated as of December 13, 2017 (the “Agreement”), by and among Disney, TWC Merger Enterprises 2 Corp., a wholly owned subsidiary of Disney (“Corporate Sub”), TWC Merger Enterprises 1, LLC, a wholly owned subsidiary of Disney, and the Company. Pursuant to the Agreement, Corporate Sub will be merged with and into the Company (the “Merger”), and each outstanding Share (other than Shares held by Disney) will be converted into the right to receive 0.2745 of a share of common stock, par value $0.01 per share (the “Disney Common Stock”), of Disney (the “Exchange Ratio”). The Exchange Ratio is subject to adjustment pursuant to Section 2.02 of the Agreement, as to which adjustment we express no opinion. We understand that, prior to the consummation of the Merger, in accordance with the Agreement and the terms and conditions of a Separation and Distribution Agreement (the “Separation Agreement”) to be entered into by and between the Company and a newly formed wholly owned subsidiary of the Company (“SpinCo”) in accordance with the Separation Principles (as defined in the Agreement), and an agreement and plan of merger (the “Distribution Merger Agreement”) to be entered into between the Company and a newly formed wholly owned subsidiary of the Company (“Distribution Sub”) as contemplated by the Agreement, the Company will (i) effect a subdivision of the Shares such that the total number of Share outstanding immediately following such subdivision is equal to the number of Shares outstanding immediately prior to such distribution multiplied by the Stock Split Multiple (as defined in the Agreement), (ii) the Company will transfer to SpinCo all of the assets and liabilities of the Company and its subsidiaries primarily relating to the Company’s “Television” segment, the Fox News Channel, Fox Business Network, Big Ten Network and the Company’s domestic national sports networks and HTS and Fox College Properties, and certain other assets and liabilities, all as set forth in the Separation Principles (the “Separation”), (iii) SpinCo will pay to the Company a cash dividend equal to $8,500,000,000 (the “Dividend Amount”), (iv) Disney will pay to SpinCo an amount (the “Cash Payment”) equal to (x) the Dividend Amount less (y) the Transaction Tax (as defined in the Agreement), provided the Cash Payment will not exceed $2,000,000,000 or be less than $0, and (v) Distribution Sub will be merged with and into the Company and, in such merger, each outstanding Class A Share and Class B Share will be converted into a fraction of a Class A Share or Class B

Share, as applicable, equal to the inverse of the Stock Split Multiple and all of the issued and outstanding shares of common stock of SpinCo will be distributed, on a pro rata basis, to the holders of the outstanding Shares (the “Distribution”), all as more fully set forth in the Agreement.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Disney, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (collectively, the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments to provide SpinCo with a Senior Unsecured 364 Day Bridge Facility (aggregate principal amount of $9 billion) in connection with the consummation of the Transaction, subject to the terms of such commitments, and pursuant to which one or more affiliates of Goldman Sachs & Co. LLC expects to receive compensation. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with the private placement of the Company’s 3.375% Senior Notes due 2026 (aggregate principal amount of $450 million) and 4.750% Senior Notes due 2046 (aggregate principal amount of $400 million) in November 2016; as financial advisor to the Company in its pending acquisition of the remaining 61% interest in Sky Plc (the “Pending Sky Acquisition”) announced in December 2016 and as joint bookrunner in connection with bridge financing for the Pending Sky Acquisition (aggregate principle amount of £12.2 billion). We also have provided certain financial advisory and/or underwriting services to Disney and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as dealer in connection with Disney’s commercial paper program since 2011; as joint bookrunner in connection with the public offering of Disney’s 0.875% Notes due 2019 (aggregate principal amount of $1.0 billion), 1.850% Notes due 2026 (aggregate principal amount of $1.0 billion) and 3.000% Notes due 2046 (aggregate principal amount of $500 million) in July 2016; and as joint bookrunner in connection with the public offering of Disney’s Floating Rate Notes due 2020 (aggregate principal amount of $500 million), 1.800% Notes due 2020 (aggregate principal amount of $750 million) and 2.950% Notes due 2027 (aggregate principal amount of $750 million) in June 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Disney and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2017 and of Disney for the five fiscal years ended September 30, 2017; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Disney; certain other communications from the Company and Disney to their respective stockholders; certain publicly available research analyst reports for the Company and Disney; and certain internal financial analyses and forecasts for the Company pro forma for the Distribution (including forecasts for Sky plc and Hulu, LLC, entities in which the Company holds equity investments) prepared by the management of the Company, and certain financial analyses and forecasts for Disney pro forma for the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Disney regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Disney; reviewed the reported price and trading activity for the Class A Shares, the Class B Shares and the Disney Common Stock; compared certain financial and stock market information for the Company and Disney with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the media and entertainment industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, SpinCo or Disney or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Disney or on the expected benefits of the Transaction in any way meaningful to our analysis. We have also assumed that the Separation Agreement and Distribution Merger Agreement will reflect the terms and conditions thereof set forth in the Separation Principles and the Agreement, without any amendments or modifications or any other terms or condition the effect of which would be in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including a potential transaction proposed by a third party that may have resulted in greater value per Share than that implied by the Exchange Ratio, which proposed transaction, you have advised us, you have determined not to pursue as a result of, among other things, certain issues relating to the certainty of the consummation of such transaction and of the value to be received by the holders of Shares in connection with such proposed transaction; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Disney and its affiliates) of Shares, taken in the aggregate, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the Separation Agreement, Distribution Merger Agreement and the Commercial Agreements (as defined in the Agreement) and the transactions contemplated thereby, the allocation of the shares of Disney Common Stock to be issued pursuant to the Agreement among the holders of Class A Shares and Class B Shares, or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Disney Common Stock or the shares of any class of common stock of SpinCo will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, SpinCo or Disney or the ability of the Company, SpinCo or Disney to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Disney and its affiliates) of Shares, taken in the aggregate.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex H

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

December 13, 2017

The Board of Directors

The Walt Disney Company

500 South Buena Vista Street

Burbank, CA 91521

Members of the Board:

We understand that The Walt Disney Company (“Disney”), Twenty-First Century Fox, Inc. (“Fox”), TWC Merger Enterprises 2 Corp., a wholly owned subsidiary of Disney (“Corporate Sub”), and TWC Merger Enterprises 1, LLC, a wholly owned subsidiary of Disney (“Merger LLC” and, together with Corporate Sub, the “Merger Subs”) intend to enter into an Agreement and Plan of Merger to be dated as of December 13, 2017 (the “Merger Agreement”), pursuant to which the foregoing parties will effect a series of related transactions (collectively, the “Transactions”) as outlined below. The terms and conditions of the Transactions are more fully set forth in the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

Pursuant to the Merger Agreement, the key aspects of the Transactions are as follows:

•	In accordance with Separation Principles attached as Exhibit I to the Merger Agreement (the “Separation Principles”), Fox and a newly formed subsidiary of Fox (“SpinCo”) will enter into a Separation and Distribution Agreement (the “Distribution Agreement”) pursuant to which (i) Fox will effect a separation (the “Separation”) of certain of Fox’s businesses, assets and liabilities not to be directly or indirectly acquired or assumed by Disney (collectively, the “SpinCo Businesses”) which will be held by SpinCo; (ii) immediately prior to the Distribution (as defined below), SpinCo will pay to Fox a cash dividend in the amount of $8.5 billion (the “Dividend”); and (iii) prior to the effective time of the Initial Merger (as defined below), Fox will distribute to its stockholders all issued and outstanding shares of SpinCo Common Stock (the “Distribution”).

•	Following the payment of the Dividend and the consummation of the Distribution, Corporate Sub will be merged with and into Fox, with Fox as the surviving corporation (the “Initial Merger”). Immediately following the Initial Merger, Fox will be merged with and into Merger LLC, with Merger LLC as the surviving company (together with the Initial Merger, the “Mergers”). At the effective time of the Initial Merger, each share of Class A Common Stock of Fox and each share of Class B Common Stock of Fox (together, the “Fox Common Stock”) issued and outstanding or owned by subsidiaries of Fox, other than Fox Common Stock held in treasury by Fox or owned by Disney, will be exchanged for 0.2745 of a share (the “Exchange Ratio”) of common stock of Disney (“Disney Common Stock”); provided, however, that the Exchange Ratio will be subject to adjustment as provided by the Merger Agreement to take into account estimated transaction taxes to be incurred by Fox in connection with the Distribution (the “Exchange Ratio Adjustment”).

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Disney.

The Board of Directors

The Walt Disney Company

December 13, 2017

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed the Merger Agreement;

•	Reviewed certain publicly available business and financial information regarding each of Disney, Fox, the businesses and assets that will comprise Fox after giving effect to the Separation (“RemainCo”) and Sky plc (“Sky”);

•	Reviewed the Rule 2.7 announcement dated December 15, 2016 (issued pursuant to The Takeover Code as promulgated by The Panel on Takeovers and Mergers of the United Kingdom) and certain related publicly available documents regarding Fox’s recommended all-cash offer for the approximate 61% interest in Sky not currently held by Fox (the “Fox/Sky Transaction”);

•	Reviewed certain business and financial information regarding Disney’s, RemainCo’s and Sky’s respective businesses and prospects, all as furnished to us by Disney’s senior management and including (i) selected Wall Street equity research financial forecasts regarding Disney and certain adjustments thereto and illustrative extrapolations thereof for the fiscal years ending September 30, 2018 through September 30, 2022 (collectively, the “Street Financial Projections for Disney”) based on guidance from, and as reviewed and approved for our use by, Disney’s senior management and (ii) certain financial projections for each of RemainCo and Sky for the fiscal years ending June 30, 2018 through June 30, 2028 (collectively, the “Disney Management Financial Projections for RemainCo/Sky”) as prepared and provided to us by Disney’s senior management;

•	Reviewed certain estimated revenue enhancements, cost savings and other combination benefits and estimated costs to achieve the same (collectively, “Synergy Estimates” or “Synergies”) expected to result from the Mergers, all as prepared and provided to us by Disney’s senior management;

•	Reviewed certain business and financial information regarding Fox’s, RemainCo’s and Sky’s respective businesses and prospects, all as prepared and provided by Fox’s senior management and including certain financial projections for RemainCo and Sky for the fiscal years ending June 30, 2018 through June 30, 2020 (collectively, the “Fox Management Financial Projections for RemainCo/Sky” and, together with the Street Financial Projections for Disney and the Disney Management Financial Projections for RemainCo/Sky, the “Financial Projections”);

•	Discussed with Disney’s senior management their strategic and financial rationale for the Transactions as well as their views of Disney’s, RemainCo’s and Sky’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the global media content and global media distribution sectors;

•	Participated in certain discussions between Disney’s senior management and Fox’s senior management regarding Fox’s, RemainCo’s and Sky’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the global media content and global media distribution sectors;

•	Reviewed the historical prices, trading multiples and trading activity of the Disney Common Stock, the Fox Common Stock and the Sky ordinary shares;

•	Compared the financial performance of Disney, Fox, RemainCo and Sky and the trading multiples and trading activity of the Disney Common Stock, the Fox Common Stock and the Sky ordinary shares with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Disney, Fox, RemainCo and Sky;

The Board of Directors

The Walt Disney Company

December 13, 2017

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Mergers;

•	Performed discounted cash flow analyses based on the Street Financial Projections for Disney, the Disney Management Financial Projections for RemainCo/Sky and the Synergy Estimates;

•	Reviewed the pro forma financial results, financial condition and capitalization of Disney giving effect to the Transactions, all as prepared and provided to us by Disney’s senior management; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Financial Projections, the Synergy Estimates, any other estimates and any other forward-looking information) furnished by or discussed with Disney or Fox or obtained from public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Financial Projections, the Synergy Estimates, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Financial Projections, the Synergy Estimates, such other estimates and such other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Disney’s senior management and Fox’s senior management (as the case may be) that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Financial Projections, the Synergy Estimates, such other estimates and such other forward-looking information) incomplete, inaccurate or misleading.

•	At the direction of Disney’s Board of Directors and senior management, we have based our forward-looking analyses regarding Disney on the Street Financial Projections for Disney. We express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the selection of the specific Wall Street equity research analyst reports from which the Street Financial Projections for Disney were derived. We have been advised by Disney’s senior management, and we have assumed, that the Street Financial Projections for Disney represent a reasonable basis upon which to evaluate the business and financial prospects of Disney.

•

With respect to (i) the Disney Management Financial Projections for RemainCo/Sky, the Synergy Estimates, any other estimates and any other forward-looking information furnished by or discussed with Disney, we have been advised by Disney’s senior management, and we have assumed, that the Disney Management Financial Projections for RemainCo/Sky, the Synergy Estimates, such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Disney’s senior management as to the expected future performance of RemainCo and Sky and the expected amounts and realization of the Synergies (and we have assumed that such Synergies will be realized in the amounts and at the times projected), (ii) the Fox Management Financial Projections for RemainCo/Sky, any other estimates and any other forward-looking information furnished by or discussed with Fox, we have been advised by Fox’s senior management, and we have assumed, that the Fox Management Financial Projections for RemainCo/Sky, such other estimates and such other forward-looking

The Board of Directors

The Walt Disney Company

December 13, 2017

information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Fox’s senior management as to the expected future performance of RemainCo and Sky and (iii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

•	Finally, we have assumed that the Street Financial Projections for Disney, the Disney Management Financial Projections for RemainCo/Sky, the Synergy Estimates, such other estimates and such other forward-looking information have been reviewed by Disney’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Disney, Fox, RemainCo, SpinCo, Sky or any other entity or the solvency or fair value of Disney, Fox, RemainCo, SpinCo, Sky or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Disney’s senior management and Disney’s other professional advisors with respect to such matters. Disney’s senior management and Fox’s senior management have advised us that the Financial Projections, the Synergy Estimates, any other estimates and any other forward-looking information reflect the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended (the “Code”); at the direction of Disney’s Board of Directors and senior management, we have not considered the effect of any potential or proposed changes thereto in connection with our opinion. We have assumed that, for US federal income tax purposes, (i) the Distribution will qualify as a transaction under Section 355(a) of the Code and (ii) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder. We are not expressing any view or rendering any opinion regarding the tax consequences to Disney, Fox, Corporate Sub, Merger LLC, RemainCo, SpinCo or their respective securityholders of the Dividend, the Separation, the Distribution, the Mergers or any other transaction related to or effected in connection with the Transactions.

In rendering our opinion, we have assumed that:

•	In all respects meaningful to our analyses, (i) the Distribution Agreement will be consistent with the Separation Principles, (ii) Disney, Fox, Corporate Sub and Merger LLC will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of Disney, Fox, Corporate Sub and Merger LLC contained in the Merger Agreement are true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Transactions will be satisfied without any waiver, amendment or modification thereof.

•	The Exchange Ratio Adjustment and the provisions of the Merger Agreement providing for a cash payment in respect of transaction tax cost, which together we understand will cause the economic burden of the transaction tax cost to Fox of the Distribution to be borne by SpinCo, will not in any meaningful way affect our analysis of the Exchange Ratio.

•

The Transactions will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Disney, Fox,

The Board of Directors

The Walt Disney Company

December 13, 2017

RemainCo, SpinCo, Sky or the Transactions (including their contemplated benefits to Disney) in any way meaningful to our analyses or opinion.

•	The aggregate amount of indebtedness and the aggregate amount of cash and cash equivalents of RemainCo upon consummation of the Transactions will not differ in any way meaningful to our analyses or opinion from those amounts reflected on the Fox’s balance sheet as of September 30, 2017, other than as a result of (i) transaction-related adjustments pursuant to the Merger Agreement, in accordance with the Separation Principles and/or in connection with the Fox/Sky Transaction and (ii) changes based on ordinary-course operating results.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the Disney Common Stock, the Fox Common Stock or the Sky ordinary shares or any other securities of, or any financial instruments of or relating to, Disney, Fox, SpinCo or Sky may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Transactions.

We have acted as a financial advisor to Disney in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transactions. A portion of our compensation is payable upon announcement of the Merger and will be credited against the fee payable upon consummation of the Merger. In addition, Disney has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

In addition to our current engagement by Disney in connection with the Merger, Guggenheim Securities, LLC (“Guggenheim Securities”) has served during the past two years as a financial advisor to Disney in connection with various strategic and financial initiatives, none of which resulted in any fees to Guggenheim Securities. Guggenheim Securities has not been engaged during the past two years by Fox, Sky or News Corporation (“News Corp,” which is controlled by the same family which controls Fox) to provide financial advisory or investment banking services for which we received fees. Guggenheim Securities may seek to provide Disney, Fox, SpinCo, Sky, News Corp and their respective affiliates with certain financial advisory and investment banking services unrelated to the Transactions in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Disney, Fox, SpinCo, Sky, News Corp, other participants in the Transactions and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Disney, Fox, SpinCo, Sky, News Corp, other participants in the Transactions and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Disney, Fox, SpinCo, Sky, News Corp, other participants in the Transactions and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result,

The Board of Directors

The Walt Disney Company

December 13, 2017

Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Disney, Fox, SpinCo, Sky, News Corp, other participants in the Transactions and their respective affiliates and the Transactions that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Disney’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Disney Common Stock in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Disney’s Board of Directors with respect to the Transactions, nor does our opinion constitute advice or a recommendation to (i) any holder of Disney Common Stock or Fox Common Stock as to how to vote or act in connection with the Transactions or otherwise or (ii) any holder of Sky ordinary shares as to whether to tender such shares in connection with the Fox/Sky Transaction. Our opinion does not address (i) Disney’s underlying business or financial decision to pursue the Transactions, (ii) the relative merits of the Transactions as compared to any alternative business or financial strategies that might exist for Disney, (iii) any potential share repurchase that Disney may consider effecting in connection with the Transactions, (iv) the effects of any other transaction in which Disney might engage, (v) the Separation, the Distribution, SpinCo or the SpinCo Businesses or (vi) the Fox/Sky Transaction. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to Disney to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Transactions (including, without limitation, the form or structure of the Transactions) or the Merger Agreement or (b) any voting agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement (including, without limitation, the Distribution Agreement) to be entered into or amended in connection with the Transactions or (ii) the fairness, financial or otherwise, of the Transactions to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Disney, Fox, SpinCo or Sky. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Disney’s, Fox’s, SpinCo’s or Sky’s directors, officers or employees, or any class of such persons, in connection with the Transactions or the Fox/Sky Transaction relative to the Exchange Ratio or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Disney.

Very truly yours,

/s/ GUGGENHEIM SECURITIES, LLC

GUGGENHEIM SECURITIES, LLC

Annex I

December 13, 2017

The Board of Directors

The Walt Disney Company

500 South Buena Vista Street

Burbank, CA 91521

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to The Walt Disney Company (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of a wholly owned subsidiary of the Company with Twenty-First Century Fox, Inc. (“Fox”). The Merger is part of a series of related transactions (collectively, the “Transactions”) to be effected pursuant to an Agreement and Plan of Merger, dated as of December 13, 2017 (the “Agreement”), among the Company, Fox, TWC Merger Enterprises 2 Corp., a wholly owned subsidiary of the Company (“Corporate Sub”), and TWC Merger Enterprises 1, LLC, a wholly owned subsidiary of the Company (“Merger LLC” and, together with Corporate Sub, the “Merger Subs”). Pursuant to the Agreement, the key aspects of the Transactions are as follows:

•	In accordance with Separation Principles attached as Exhibit I to the Agreement, Fox and a newly formed subsidiary of Fox (“SpinCo”) will enter into a Separation and Distribution Agreement (the “Distribution Agreement”) pursuant to which Fox will effect a separation (the “Separation”) of certain of Fox’s businesses, assets and liabilities not to be directly or indirectly acquired or assumed by the Company which will be held by SpinCo. Pursuant to the terms of the Distribution Agreement and the Merger Agreement (i) immediately prior to the Distribution (as defined below), SpinCo will pay to Fox a cash dividend in the amount of $8.5 billion (the “Dividend”); and (ii) prior to the effective time of the Merger, Fox will distribute to its stockholders all issued and outstanding shares of SpinCo Common Stock (the “Distribution”).

•	Following the payment of the Dividend and the consummation of the Distribution, the Merger will take place, pursuant to which Corporate Sub will be merged with and into Fox, with Fox as the surviving corporation. Immediately following the Merger, Fox will be merged with and into Merger LLC, with Merger LLC as the surviving company (the “Subsequent Merger and, together with the Merger, the “Mergers”). At the effective time of the Merger, each share of Class A Common Stock, par value $0.01 per share, of Fox (“Class A Common Stock”) and each share of Class B Common Stock, par value $0.01 per share, of Fox (“Class B Common Stock” and, together with the Class A Common Stock, the “Fox Common Stock”) issued and outstanding, other than Fox Common Stock held in treasury by Fox or owned by the Company, will be exchanged for 0.2745 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share, of the Company (“Company Common Stock”). We understand that the Exchange Ratio will subject to adjustment as provided by the Agreement to take into account estimated taxes to be incurred by Fox in connection with the Distribution (the “Exchange Ratio Adjustment”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information regarding each of the Company, Fox, the businesses and assets that will comprise Fox after giving effect to the Separation (“RemainCo”), and Sky plc (“Sky”); (iii) reviewed the Rule 2.7 announcement dated December 15, 2016 (issued pursuant to The Takeover Code as promulgated by The Panel on Takeovers and Mergers of the United Kingdom) and certain related publicly available documents regarding Fox’s recommended all-cash offer for the approximate 61% interest in Sky not currently held by Fox; (iv) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of Fox, the Company and Sky with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Fox Common Stock, the Company Common Stock and the Sky ordinary shares and certain publicly traded securities of such other companies; (vi) at the Company’s direction, reviewed and relied upon for our opinion and analysis certain financial analyses and forecasts furnished to us by management of the Company relating to the business and financial prospects of the Company which were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by management of the Company, and with their guidance, extrapolated such forecasts for certain fiscal years (such forecasts, and extrapolations thereof, being reviewed and approved by management of the Company as reasonable for our use in our opinion and analysis) (the “Street Company Forecast”), and certain internal financial analyses and forecasts prepared and provided to us by management of the Company relating to the business and financial prospects of RemainCo and Sky, as well as the estimated amount and timing of the revenue enhancements, cost savings and related expenses and other synergies expected to result from the Transactions (the “Synergies”); (vii) reviewed certain internal financial analyses and forecasts prepared by the management of Fox and provided to us by management of the Company relating to the business and financial prospects of RemainCo; and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Fox and the Company with respect to certain aspects of the Transactions, and the past and current business operations of Fox, RemainCo, Sky and the Company, the financial condition and future prospects and operations of Fox, RemainCo, Sky and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Fox and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of Fox, RemainCo, SpinCo, Sky or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Fox, RemainCo, Sky and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. Without limiting the foregoing, at your direction, our analysis relating to the future results of operations and financial condition of the Company for purposes of this opinion has been made on the basis of the Street Company Forecast. We have been advised by the Company, and have assumed with the Company’s consent, that such forecast is a reasonable basis upon which to evaluate the expected future results of operations and financial condition of the Company. We have also assumed that that the Mergers, taken together, will qualify as a tax free reorganization for United States federal income tax purposes, and that the Transactions will be consummated as described in the Agreement. We have also assumed that the Exchange Ratio Adjustment and the provisions of the Merger Agreement providing for a cash payment in respect of transaction tax cost, which together we understand will cause the economic burden of the transaction tax cost to Fox of the Distribution to be borne entirely by SpinCo, will not in any material respect affect our analysis of the Exchange Ratio. We have also assumed that the representations and warranties made by the Company, Merger Subs and Fox in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Fox, RemainCo, Sky or the Company or on the contemplated benefits of the Transactions.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Merger and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transactions. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transactions, or any class of such persons relative to the Exchange Ratio in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Fox Common Stock, the Company Common Stock or the Sky ordinary shares will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transactions and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Fox for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on the Company’s credit facilities in May 2017, joint lead arranger on the Company’s credit facility in March 2017 and active bookrunner on the Company’s offering of debt securities in March 2017, acting as active bookrunner on the offering of debt securities of a subsidiary of Fox in November 2016, joint lead arranger and joint bookrunner on Fox’s bridge credit facilities in December 2016, M&A financial advisor to Fox on the Sky Acquisition (as defined below) announced in December 2016. In addition, we are party, in a principal capacity, to Fox’s foreign currency option contract entered into in connection with the Sky Acquisition, on which we have earned revenues. During the two years preceding the date of this letter, we and our affiliates have also had commercial or investment banking relationships with Sky, which in December 2016 reached an agreement with Fox on the terms of a recommended pre-conditional cash offer by Fox for the fully diluted share capital of Sky which Fox and its affiliates do not already own (the “Sky Acquisition”), for which we and such affiliates have received customary compensation. Such services during such period have included acting as mandated lead arranger and bookrunner on Sky’s credit facilities in April 2016. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and Fox, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, Fox and Sky. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Fox or Sky for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose Whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

If you plan to attend the Special Meeting on July 10, 2018, you must request an admission ticket in advance following the instructions set forth in the Proxy Statement. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than July 6, 2018. On the day of the Special Meeting, each stockholder will be required to present a government-issued picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m. (Eastern Time) and the Special Meeting will begin at 10:00 a.m. (Eastern Time). Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. E48422-S72198 FORM OF PROXY IMPORTANT NOTICE TO STOCKHOLDERS of Twenty-First Century Fox, Inc. The Special Meeting of Stockholders will be held at the New York Hilton Midtown 1335 Avenue of the Americas New York, NY 10019 on July 10, 2018 10:00 a.m. (Eastern Time) PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TWENTY-FIRST CENTURY FOX, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JULY 10, 2018 The undersigned, a stockholder of Twenty-First Century Fox, Inc., a Delaware corporation (“21CF”), acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders, the accompanying Proxy Statement, and revoking any proxy previously given, hereby constitutes and appoints Messrs. Lachlan K. Murdoch, James R. Murdoch and John P. Nallen and each of them his true and lawful agents and proxies with full power of substitution in each to vote the shares of Class B common stock of 21CF standing in the name of the undersigned at the Special Meeting of Stockholders of 21CF to be held on July 10, 2018 at 10:00 a.m. (Eastern Time) at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS ON ALL MATTERS LISTED ON THIS PROXY, AND IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side) TWENTY-FIRST CENTURY FOX, INC. 1211 AVENUE OF THE AMERICAS 13TH FLOOR NEW YORK, NY 10036 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOLDER MEETING REGISTRATION To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E48419-S72198 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TWENTY-FIRST CENTURY FOX, INC. CLASS A COMMON STOCK THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS. 1. A proposal to adopt the Agreement and Plan of Merger, dated as of December 13, 2017, as amended as of May 7, 2018 and as may be amended from time to time, by and among Twenty-First Century Fox, Inc. (“21CF”), a Delaware corporation, The Walt Disney Company (“Disney”), a Delaware corporation, TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Disney, and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Disney, a copy of which is attached as Annex A, and an amendment to which is attached as Annex B, to the accompanying joint proxy statement/ prospectus (referred to as the “combination merger proposal”); and 2. A proposal to adopt the Distribution Agreement and Plan of Merger, dated as of May 7, 2018, as it may be amended from time to time, by and between 21CF, a Delaware corporation, and 21CF Distribution Merger Sub, Inc., a Delaware corporation, a copy of which is attached as Annex C to the accompanying joint proxy statement/prospectus (referred to as the “distribution merger proposal”). NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date For Against Abstain

If you plan to attend the Special Meeting on July 10, 2018, you must request an admission ticket in advance following the instructions set forth in the Proxy Statement. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than July 6, 2018. On the day of the Special Meeting, each stockholder will be required to present a government-issued picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m. (Eastern Time) and the Special Meeting will begin at 10:00 a.m. (Eastern Time). Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. E48420-S72198 FORM OF PROXY IMPORTANT NOTICE TO STOCKHOLDERS of Twenty-First Century Fox, Inc. The Special Meeting of Stockholders will be held at the New York Hilton Midtown 1335 Avenue of the Americas New York, NY 10019 on July 10, 2018 10:00 a.m. (Eastern Time) PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TWENTY-FIRST CENTURY FOX, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JULY 10, 2018 The undersigned, a stockholder of Twenty-First Century Fox, Inc., a Delaware corporation (“21CF”), acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders, the accompanying Proxy Statement, and revoking any proxy previously given, hereby constitutes and appoints Messrs. Lachlan K. Murdoch, James R. Murdoch and John P. Nallen and each of them his true and lawful agents and proxies with full power of substitution in each to vote the shares of Class A common stock of 21CF standing in the name of the undersigned at the Special Meeting of Stockholders of 21CF to be held on July 10, 2018 at 10:00 a.m. (Eastern Time) at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS ON ALL MATTERS LISTED ON THIS PROXY, AND IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)

TWENTY-FIRST CENTURY FOX, INC. 1211 AVENUE OF THE AMERICAS 13TH FLOOR NEW YORK, NY 10036 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOLDER MEETING REGISTRATION To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E48421-S72198 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TWENTY-FIRST CENTURY FOX, INC. CLASS B COMMON STOCK THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS. 1. A proposal to adopt the Agreement and Plan of Merger, dated as of December 13, 2017, as amended as of May 7, 2018 and as may be amended from time to time, by and among Twenty-First Century Fox, Inc. (“21CF”), a Delaware corporation, The Walt Disney Company (“Disney”), a Delaware corporation, TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Disney, and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Disney, a copy of which is attached as Annex A, and an amendment to which is attached as Annex B, to the accompanying joint proxy statement/prospectus (referred to as the “combination merger proposal”); 2. A proposal to adopt the Distribution Agreement and Plan of Merger, dated as of May 7, 2018, as it may be amended from time to time, by and between 21CF, a Delaware corporation, and 21CF Distribution Merger Sub, Inc., a Delaware corporation, a copy of which is attached as Annex C to the accompanying joint proxy statement/prospectus (referred to as the “distribution merger proposal”); 3. A proposal to approve an amendment to the Restated Certificate of Incorporation of 21CF (referred to as the “21CF charter”) with respect to the hook stock shares as described in the accompanying joint proxy statement/prospectus and the certificate of amendment to the 21CF charter, a copy of which is attached as Annex E to the accompanying joint proxy statement/prospectus (referred to as the “hook stock charter amendment proposal”); For Against Abstain 4. A proposal to approve an amendment to the 21CF charter with respect to the subdivision of the issued and outstanding shares of 21CF as described in the accompanying joint proxy statement/prospectus and the certificate of amendment to the 21CF charter, a copy of which is attached as Annex E to the accompanying joint proxy statement/prospectus (referred to as the “stock split charter amendment proposal” and, together with the hook stock charter amendment proposal, the “21CF charter amendment proposals”); 5. A proposal to approve adjournments of the 21CF special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the 21CF special meeting to approve the combination merger proposal, the distribution merger proposal or the 21CF charter amendment proposals (referred to as the “21CF adjournment proposal”); and 6. A proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to 21CF’s named executive officers in connection with the transactions and the agreements and understandings pursuant to which such compensation may be paid or become payable (referred to as the “compensation proposal”). NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

If you plan to attend the Special Meeting on July 10, 2018, you must request an admission ticket in advance following the instructions set forth in the Proxy Statement. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than July 6, 2018. On the day of the Special Meeting, each stockholder will be required to present a government-issued picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m. (Eastern Time) and the Special Meeting will begin at 10:00 a.m. (Eastern Time). Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. E48422-S72198 FORM OF PROXY IMPORTANT NOTICE TO STOCKHOLDERS of Twenty-First Century Fox, Inc. The Special Meeting of Stockholders will be held at the New York Hilton Midtown 1335 Avenue of the Americas New York, NY 10019 on July 10, 2018 10:00 a.m. (Eastern Time) PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TWENTY-FIRST CENTURY FOX, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JULY 10, 2018 The undersigned, a stockholder of Twenty-First Century Fox, Inc., a Delaware corporation (“21CF”), acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders, the accompanying Proxy Statement, and revoking any proxy previously given, hereby constitutes and appoints Messrs. Lachlan K. Murdoch, James R. Murdoch and John P. Nallen and each of them his true and lawful agents and proxies with full power of substitution in each to vote the shares of Class B common stock of 21CF standing in the name of the undersigned at the Special Meeting of Stockholders of 21CF to be held on July 10, 2018 at 10:00 a.m. (Eastern Time) at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS ON ALL MATTERS LISTED ON THIS PROXY, AND IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)